Form 10KSB40, Exhibit 13
period 1998-12-31
ABIGAIL ADAMS NATIONAL BANCORP INC
filed 1999-04-14
CIK 356809

FINANCIAL CONTENTS

--------------------------------------------------------------------------------

                                                                                                                                Page

Financial Highlights.........................................................................................................     2
Five Year Condensed Consolidated Balance Sheet, Asset Quality and Capital Ratio Data.........................................     3
Five Year Condensed Consolidated Income Statement Data and Selected Performance Ratios.......................................     4
Management's Discussion and Analysis of Financial Condition and Results of Operations........................................     5
Summary of Operations by Quarter and Summary of Market Data..................................................................    21
Consolidated Balance Sheets..................................................................................................    22
Consolidated Statements of Operations and Comprehensive Income...............................................................    23
Consolidated Statements of Changes in Stockholders' Equity...................................................................    25
Consolidated Statements of Cash Flows........................................................................................    26
Notes to Consolidated Financial Statements...................................................................................    28
Independent Auditors' Report.................................................................................................    52

                             FINANCIAL HIGHLIGHTS
                     (In thousands, except per share data)

                                                             1998       1997
                                                           --------   --------
Averages
    Assets..................................               $130,965   $117,567
    Loans, net..............................                 84,000     79,360
    Deposits................................                111,627     99,368
    Stockholders' equity....................                 13,190     13,385

At Year-End
    Assets..................................               $128,881   $131,239
    Loans, net..............................                 93,086     84,172
    Deposits................................                108,665    112,261
    Stockholders' equity....................                 13,599     13,030
    Book value per share....................                   6.60       6.39

For the Year
    Net income..............................               $    816   $    342
    Cash dividends..........................                    536        489

Per Common Share
    Basic earnings..........................               $    .40   $    .17
    Diluted earnings........................                    .39        .16
    Cash dividends..........................                    .24        .24

           ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
Five Year Condensed Consolidated Balance Sheet, Asset Quality and Capital Ratio
                                      Data
                             December 31, 1998-1994
                             (Dollars in thousands)

                                                         1998        1997        1996       1995       1994
                                                      ----------  ----------  ----------  ---------  ---------
Balance Sheet Data:
-------------------
  Assets
  Cash and due from banks                              $  5,836    $  7,654    $  9,785    $ 4,953    $ 4,349
  Short-term investments                                  5,607       8,231       5,579      9,962      1,791
  Securities available for sale                          13,813      20,453      11,205      5,508      6,009
  Investment securities                                   7,976       7,509      11,641      8,193      9,081
  Loans, net                                             93,086      84,172      71,965     62,318     59,440
  Bank premises and equipment                             1,160       1,252         840        278        369
  Other assets                                            1,403       1,968       1,147      1,153      1,221
                                                       --------    --------    --------    -------    -------
       Total assets                                    $128,881    $131,239    $112,162    $92,365    $82,260
                                                       ========    ========    ========    =======    =======

  Liabilities and Stockholders' Equity
  Liabilities:
   Deposits:
     Noninterest-bearing                               $ 31,058    $ 27,184    $ 23,678    $23,444    $19,677
     Interest-bearing                                    77,607      85,077      71,477     59,619     55,616
                                                       --------    --------    --------    -------    -------
       Total deposits                                   108,665     112,261      95,155     83,063     75,293
    Short-term borrowings                                 4,648       3,489       1,916      1,786        361
    Long-term borrowings/debt                             1,023       1,086       1,139        186        261
    Other liabilities                                       946       1,373         812        711        583
                                                       --------    --------    --------    -------    -------
       Total liabilities                                115,282     118,209      99,022     85,746     76,498
  Stockholders' equity                                   13,599      13,030      13,140      6,619      5,762
                                                       --------    --------    --------    -------    -------
        Total liabilities and stockholders' equity     $128,881    $131,239    $112,162    $92,365    $82,260
                                                       ========    ========    ========    =======    =======


Asset Quality:
--------------
  Nonaccrual loans                                     $    295    $    411    $    963    $ 1,561    $ 1,244
  Loans past due 90 days or more                            136         103         153          6          3
  Restructured loans                                         --          --         573      1,245      1,301
                                                       --------    --------    --------    -------    -------
      Total nonperforming loans                        $    431    $    514    $  1,689    $ 2,812    $ 2,548
                                                       ========    ========    ========    =======    =======
Asset Quality Ratios:
---------------------
  Net charge-offs (recoveries) to average loans           (.01)%      (.12)%      (.08)%       .03%       .55%
  Nonperforming loans to period-end loans                   .46         .60        2.31       4.42       4.20
  Allowance for loan losses to period-end loans            1.20        1.34        1.44       2.00       2.12
  Allowance for loan losses to
    period-end nonperforming loans                       261.56      222.12       62.05      45.30      50.61

Consolidated Capital Ratios:
----------------------------
  Tier 1 risk-based                                       12.66%      13.76%      16.22%      9.77%      9.40%
  Total risk-based                                        13.72       14.97       17.47      11.06      10.76
  Leverage                                                10.38       11.09       13.81       8.09       7.13

           ABIGAIL  ADAMS  NATIONAL  BANCORP,  INC.  AND  SUBSIDIARY
Five Year Condensed Consolidated Income Statement Data and Selected Performance
                                     Ratios
                       Years Ended December 31, 1998-1994
                 (Dollars in thousands, except per share data)

                                                      1998       1997      1996      1995      1994
                                                    ---------  --------  --------  --------  --------
Income Statement Data:
----------------------
Total interest income                                $10,753   $ 9,603    $7,573    $6,914    $6,082
Total interest expense                                 3,930     3,822     2,933     2,747     1,934
                                                     -------   -------    ------    ------    ------
    Net interest income                                6,823     5,781     4,640     4,167     4,148
Provision (benefit) for loan losses                      (15)       --      (275)       --       221
                                                     -------   -------    ------    ------    ------
    Net interest income after
      provision for loan losses                        6,838     5,781     4,915     4,167     3,927
                                                     -------   -------    ------    ------    ------

Total other income                                     1,335     1,204       953       841       790
Total other expense                                    6,838     6,419     4,093     3,781     4,901
                                                     -------   -------    ------    ------    ------

    Income (loss) before taxes                         1,335       566     1,775     1,227      (184)
Applicable income tax expense                            519       224       648       268        --
                                                     -------   -------    ------    ------    ------
    Net income (loss)                                $   816   $   342    $1,127    $  959    $ (184)
                                                     =======   =======    ======    ======    ======

Per Common Share Data:
----------------------

    Basic net income (loss)                          $  0.40   $  0.17    $ 0.75    $ 0.90    $(0.18)
                                                     =======   =======    ======    ======    ======
    Diluted net income (loss)                        $  0.39   $  0.16    $ 0.74    $ 0.90    $(0.18)
                                                     =======   =======    ======    ======    ======

Selected Performance Ratios:
----------------------------
  Return on average assets                               .63%     0.29%     1.18%     1.17%    (.22)%
  Return on average stockholders' equity                6.19      2.55     11.75     15.53     (3.15)
  Average stockholders' equity to average assets       10.38     11.38     10.06      7.50      7.13
  Dividend payout ratio                                65.62    143.10     41.46     14.85        --
  Noninterest expense to average assets                 5.22      5.46      4.29      4.60      5.98
  Net interest margin                                   5.57      5.25      5.23      5.39      5.42


Management's Discussion and Analysis of Financial Condition and Results of Operations Overview

     Abigail Adams National Bancorp, Inc. (the "Company") is the parent of The Adams National Bank (the "Bank"), a bank with five full-service branches located in Washington, D.C. The Company's newest branch in Chinatown in the District of Columbia was opened in November 1997. The Company reports its financial results on a consolidated basis with the Bank.

     When used in this Annual Report the words or phrases "will likely result," "are expected to," "will continue", "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, uncertainties related to year 2000 that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Company does not undertake, and specifically declines any obligation, to publicly release the results of any revisions which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

     The Company reported a 138.8% increase in net income and a 10.4% increase in total loans for 1998 as compared to 1997. Total assets at December 31, 1998, were $128,881,000, down from $131,239,000 one year ago, while total loans of $94,220,000 at year-end were up from $85,314,000 at the end of 1997. The Company reported net income of $816,000, or $.40 per share, for 1998, an increase of $474,000 from the $342,000, or $.17 per share, reported for the year ended December 31, 1997. The increase in net income was attributable principally to the increase in average earning assets, which resulted in an increase in net interest income of 18% to $6,823,000 at December 31, 1998 as compared to $5,781,000 at year end 1997. Net income for 1997 included the write-off of approximately $1,200,000 in costs incurred in conjunction with the Company's aborted purchase of Ballston Bancorp, Inc. (Ballston Bancorp). The acquisition of Ballston Bancorp was not approved by shareholders at the Company's Special Meeting of Shareholders held on December 31, 1997.

     The Company continues to maintain a "well-capitalized" status with a total risk-based capital ratio (total capital divided by assets weighted for risk elements) of 13.72% at December 31, 1998, of which 12.66% was Tier 1 capital. The leverage ratio (based on annual average assets) was 10.38% at December 31, 1998. The following analysis of financial condition and results of operations should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto.


Analysis of Net Interest Income

     Net interest income, the most significant component of the Company's earnings, increased by $1,043,000, or 18%, to $6,824,000 in 1998 as compared to $5,781,000 in 1997. This improvement in net interest income was a result of a 11% increase in average earning assets and an increase in average non interest-bearing sources of funds. The average loan to deposit ratio decreased moderately to 76% from 81% in 1997. These factors combined to produce a net interest spread (the difference between the average interest rate earned on interest-earning assets and paid on interest-bearing liabilities) of 4.18% and a fully taxable equivalent ("FTE") net interest margin (FTE net interest income as a percentage of average interest-earning assets) of 5.57% for 1998, reflecting increases of 32 basis points and 32 basis points, respectively, from 1997. Loans, the highest yielding component of earning assets, represented approximately 69% of total average earning assets for 1998 as compared to approximately 73% for 1997. The decrease in loans as a percentage of earning assets is due to the greater increase in earning assets as compared to the increase in loans. Average loans increased to $85.1 million for the year ended 1998 from $80.5 million, while average earning assets increased to $122.5 million from $110.2 million.

     Net interest income increased by $1,144,000, or 25%, to $5,781,000 in 1997 as compared to $4,640,000 in 1996. This improvement in net interest income was a result of a 24% increase in average earning assets, an increase in the average loan to deposit ratio from 81% from 76% and increases in average net non-interest bearing sources of funds. These factors combined to produce a net interest spread of 3.87% and a net interest margin of 5.25% for 1997, reflecting increases of 1 basis point and 2 basis points, respectively, from 1996. Loans represented approximately 73% of total average earning assets for 1997 as compared to approximately 70% for 1996.

          Distribution of Assets, Liabilities and Stockholders' Equity
                                Yields and Rates
              For the Years Ended December 31, 1998, 1997 and 1996
                            (Dollars in thousands)

                                                     1998                           1997                           1996
                                         -----------------------------  -----------------------------  ----------------------------
                                          Average    Income   Average    Average    Income   Average    Average   Income   Average
                                          Balance    Expense    Rate     Balance    Expense    Rate     Balance   Expense    Rate
                                         ----------  -------  --------  ----------  -------  --------  ---------  -------  --------
Assets
Interest-earning assets:
  Loans /1/                               $ 85,124   $ 8,594    10.10%   $ 80,460    $7,880     9.79%   $62,350    $6,072     9.74%
  Securities                                25,734     1,523     5.92      21,837     1,285     5.88     12,795       755     5.90
  Federal funds sold and
    resale agreements                        8,643       486     5.62       6,378       352     5.52     12,752       693     5.43
  Interest-bearing deposits
    in other banks                           3,039       152     5.01       1,509        89     5.90        860        53     6.16
                                          --------   -------             --------    ------             -------    ------
      Total interest-earning assets        122,540    10,755     8.78     110,184     9,606     8.72     88,757     7,573     8.53
Allowance for loan losses                   (1,124)                        (1,100)                       (1,272)
Cash and due from banks                      6,373                          6,042                         6,091
Bank premises and equipment                  1,201                            941                           487
Other assets                                 1,975                          1,500                         1,319
                                          --------                       --------                       -------
       Total assets                       $130,965                       $117,567                       $95,382
                                          ========                       ========                       =======

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
  Time deposits                           $ 38,953     1,386     3.56    $ 34,051     1,355     3.98    $32,195     1,257     3.90
  Certificates of deposit                   41,658     2,286     5.49      40,849     2,255     5.52     28,102     1,554     5.53
  Federal funds purchased and
    repurchase agreements                    3,920       184     4.70       2,724       135     4.96      2,148       105     4.89
  Other short-term borrowings                   --        --       --          --        --       --         --        --       --
  Long-term borrowings/debt                  1,052        74     6.99       1,111        77     6.93        357        17     4.76
                                          --------   -------             --------    ------             -------    ------
       Total interest-bearing liabilities   85,583     3,930     4.59      78,735     3,822     4.85     62,802     2,933     4.67
                                                                                     ------                        ------
Noninterest-bearing liabilities:
  Demand deposits                           31,016                         24,468                        22,099
  Other liabilities                          1,176                            979                           888
 Stockholders' equity                       13,190                         13,385                         9,593
                                          --------                       --------                       -------
       Total liabilities and
         stockholders' equity             $130,965                       $117,567                       $95,382
                                          ========                       ========                       =======

FTE net interest income /2/                          $ 6,825                         $5,784                        $4,640
                                                     =======                         ======                        ======
Net interest spread                                              4.18%                          3.87%                         3.86%
                                                                =====                           ====                          ====
Net interest margin                                              5.57%                          5.25%                         5.23%
                                                                =====                           ====                          ====

____________________________

1 Nonaccrual loans are included in the average loan balances. Interest on loans includes fees of approximately $224,000, $244,000 and $141,000 in 1998, 1997 and 1996, respectively.

2 Taxable equivalent adjustments for tax-exempt securities were $2,000, $3,000 and $0 for 1998, 1997 and 1996.

                   Interest Rates and Interest Differential
      Analysis of Changes in Fully Taxable Equivalent Net Interest Income
                                (In thousands)

                                     For the years ended December 31,     For the years ended December 31,
                                             1998 versus 1997                     1997 versus 1996
                                    -----------------------------------  -----------------------------------
                                          Net                                  Net
                                        Increase         Change per:         Increase         Change per:
                                                      -----------------                    -----------------
                                     (Decrease)/1/     Rate     Volume    (Decrease)/1/     Rate    Volume
                                    ----------------  -------  --------  ----------------  ------  ---------
Interest income from:
  Loans /2/                                  $  714    $ 257      $457            $1,808   $  44     $1,764
  Securities                                    238        9       229               530      (3)       533
  Federal funds sold and
    resale agreements                           134        9       125              (341)      6       (347)
  Interest-bearing deposits
    in banks                                     63      (27)       90                36      (4)        40
                                             ------    -----      ----            ------   -----     ------

    Total interest income /3, 4/              1,149      248       901             2,033      43      1,990

Interest expense on:
  Time deposits /5/                              32     (115)      147                98      25         73
  Certificates of deposit                        30      (15)       45               701      (4)       705
  Short-term borrowings                          49      (10)       59                30       1         29
  Long-term borrowings/debt                      (3)       1        (4)               60      24         36
                                             ------    -----      ----            ------   -----     ------

    Total interest expense /3/                  108     (139)      247               889      46        843
                                             ------    -----      ----            ------   -----     ------
    Net interest income /4/                  $1,041    $ 387      $654            $1,144    ($ 3)    $1,147
                                             ======    =====      ====            ======   =====     ======

_________________________________

1    Changes due to both rate and volume are allocated to rate.

2 Interest on loans includes loan fees of approximately $224,000, $244,000 and $141,000 in 1998, 1997 and 1996, respectively.

3 Changes are computed on a line-by-line basis and do not sum to the rate and volume changes of total interest income or total interest expense because of changes in the mix of interest-earning assets and interest-bearing liabilities from year to year.

4 Taxable equivalent adjustments for tax-exempt securities were $2,000, $3,000 and $0 for 1998, 1997 and 1996.

5    Includes transaction accounts.


Other Income

     Total other income, which consists primarily of service charges on deposits and other fee income, increased by approximately $131,000, or 11%, to $1,335,000 in 1998 as compared to $1,204,000 in 1997. Service charges on deposit accounts increased by approximately $35,000, or 3%, to $1,160,000 in 1998 as compared to $1,126,000 in 1997 principally due to the increase in income recognized on ATM transactions. Other fee income increased by approximately $96,000, or 123%, to $175,000 in 1998 as compared to $78,000 in 1997, primarily due to income recognized in 1998 related to the recovery of expenses on nonaccrual loans paid in the prior year.

     In 1997, total other income increased by approximately $251,000, or 26%, to $1,204,000 as compared to $953,000 in 1996. Service charges on deposit accounts increased by approximately $338,000, or 43%, to $1,126,000 in 1997 as compared to $788,000 in 1996 principally due to a $369,000 increase in income recognized on ATM transactions, primarily from the implementation in late 1996 of the $1.00 surcharge on noncustomer ATM transactions. This was partially offset by a
$31,000 decrease in service charges on overdrafts.   Other income decreased by
approximately $87,000, or 53%, to $78,000 in 1997 as compared to $165,000 in 1996, primarily due to rental income recognized in 1996 from other real estate coupled with gains recognized on the sale of other real estate.

Other Expense

     Total other expense increased by $419,000, or 6.5%, to $6,838,000 in 1998 from $6,419,000 in 1997. Salaries and benefits for 1998 increased by $902,000, or 40%, to $3,158,000 from $2,255,000 in 1997. The increase in salaries and benefits was primarily the result of a one time severance payment of $766,400 to the Company's former chief executive officer and six executive officers, a full year's impact of employees hired for the new branch opened in late 1997, and normal merit increases and associated increases in employee benefits. Occupancy and equipment expense increased by $222,000, or 22%, to $1,231,000 in 1998 from $1,009,000 in 1997 primarily due to the full year's effect of the new branch opened in late 1997. Professional fees decreased by $494,000, or 38%, to $796,000 in 1998 from $1,290,000 in 1997, due primarily to approximately $991,000 in professional fees incurred in connection with the Company's proposed purchase of Ballston Bancorp, Inc. in the last quarter of 1997 and additional professional costs associated with the re-engineering of management systems in 1997. Data processing expense increased by $65,000, or 13%, to $560,000 in 1998 from $495,000 in 1997, due to the costs associated with the conversion to new data processing service providers and a normal increase in customer accounts. Other operating expense decreased by $276,000, or 20%, to $1,093,000 in 1998 from $1,369,000 in 1997 due primarily to decreases in printing costs associated with public disclosures. Other expense may be adversely affected as a result of litigation commenced in 1998 against certain directors of the Company. See Note 11 to the Notes to Consolidated Financial Statements.

     In 1997, total other expense increased by $2,326,000, or 57%, to $6,419,000 from $4,093,000 in 1996. Salaries and benefits for 1997 increased by $350,000, or 18%, to $2,255,000 from $1,905,000 in 1996, due to the full year's impact of employees hired for the new branch opened in late 1996, an increase in the number of employees resulting from the new branch opened in late 1997, normal merit increases, and associated increases in employee benefits. Occupancy and equipment expense increased by $231,000, or 30%, to $1,009,000 in 1997 from $778,000 in 1996 primarily due to the rental expense from new branches. Professional fees increased by $1,147,000 to $1,290,000 in 1997 from $143,000 in 1996 due primarily to approximately $991,000 in professional fees incurred in connection with the Company's proposed purchase of Ballston Bancorp, Inc. which was not approved by the shareholders on December 31, 1997. Additionally, professional costs associated with the re-engineering of management systems were also incurred in 1997, further contributing to the increase in professional fees. Data processing expense increased by $136,000, or 38%, to $495,000 in 1997 from $359,000 in 1996 due to an increase in accounts from the new branches opened in late 1996 and 1997, as well as increased numbers of accounts and activity thereon. Other operating expense increased by $460,000, or 51%, to $1,369,000 in 1997 from $909,000 in 1996 due primarily to increases in administrative and overhead expenses associated with the opening of the new branches and the write-off of other costs relating to the proposed purchase of Ballston Bancorp, such as printing, public relations, and regulatory filing fees.

Year 2000 Issues

     Like many financial institutions, the Bank relies upon computers for the daily conduct of its business and for data processing in general. There is concern that on January 1, 2000 computers will be unable to handle the century date change, and as a consequence, there may be wide spread system malfunctions. To address this situation the Bank developed a formal Year 2000 committee comprised of the Bank's senior management and members of the Board of Directors. The Bank developed a year 2000 project plan in June 1997, and diligent efforts have been made to complete the project plan on schedule. The Bank's project plan follows the guidelines set forth by the Federal Financial Institutions Examination Council (FFIEC) and includes five phases; assessment, evaluation, renovation, validation, and implementation. During the first quarter of 1999, the project will be substantially complete, including the process of client specific testing with key vendors. Management of the Bank believes all "mission critical" applications have been identified and appropriate renovations have been made. The Bank has identified potential information and non information technology applications including, for example, electrical utilities, telephone services, alarm systems and building access systems, which may have problems associated with the year 2000. To the extent applications suppliers assert their applications are year 2000 ready, whether they are information technology or non information technology related, the Bank is currently testing and validating their claims, while working toward solutions with others. However, legal recourse against the Bank's third party vendors may be limited to having the third party vendor correct any service deficiency that fails in the event the service is not year 2000 compliant. Management does not believe that it would be able to obtain any material compensatory or punitive damages in the event a vendor is not year 2000 compliant. All systems for which the Bank has control have been tested and/or certified by vendors for year 2000 compliance. Extraneous systems, such as electrical utilities and telephone services, should they fail will have an impact on our ability to perform daily functions. The progress of these vendors is being closely monitored. In the event that these systems are not ready, the Bank has prepared a contingency plan that will enable business to be conducted without them.

     The Bank contracts with Fiserv Atlanta to provide all direct processing of the Banks' loan and deposit transactions, together with calculations of interest income and expense thereon. Fiserv Atlanta has completed all testing and renovations of their systems. Proxy tests were conducted in December 1998 by several banks and the results were provided to the Bank for review. The Bank is scheduled to perform client specific testing with Fiserv during the first quarter of 1999. These tests are expected to confirm the ability of Fiserv Atlanta systems and software to handle the century date change.

     Since the Bank's business relies on the ability of computers to track and credit deposits and loan repayments, the failure of the Bank's computer systems would materially and adversely affect the Bank's ability to conduct its business. The Bank's loan portfolio primarily consists of commercial loans and loans secured by residential and commercial real estate. The Bank does not believe that its residential real estate lending operations are dependent on borrowers' compliance with the year 2000 issue. With respect to outstanding loans made to commercial borrowers, the Bank has reviewed all commercial loan files and assigned risk factors to each loan relating to credit problems which might arise with respect to year 2000 issues. In addition, the Bank's loan officers have asked their commercial borrowers to advise the Bank of the exposure of the borrower's business to the year 2000 issue and how the borrower is addressing the year 2000 issue. In this regard, the Bank has sent its commercial loan customers a letter asking them if they are aware of the year 2000 issue and the potential exposure of the customer's business to the year 2000 issue, and what steps they have taken to remediate any problems that they might have in becoming year 2000 compliant. Bank personnel follow-up the letter with a telephone call to its customers to discuss each customer's exposure to the year 2000 and the customer's contingency plans to become year 2000 compliant. With respect to new commercial loans, all borrowers must describe how dependent their business is on computer technology, the actions taken by the borrower to ensure that their business or property will not be adversely affected by the year 2000 issue, and the contingency planning the borrower is undertaking to ensure their business is year 2000 compliant. As part of the loan underwriting process, commercial borrowers must indicate in writing to the Bank that they are aware of the year 2000 issue and are either year 2000 compliant, or are taking steps to become year 2000 compliant. As a result of its actions, the Bank believes that its commercial borrowers are aware of the year 2000 issue and are taking actions to become year 2000 compliant.

Management has estimated the future remediation costs to be $30,000. Incremental expenses for the Bank to address the Year 2000 issue are not expected to materially impact operating results in any one period.


Income Tax Expense

     Income tax expense of $519,000 for 1998 reflected an increase of $295,000 over the $225,000 tax expense recorded one year earlier due to a $770,000 increase in income before taxes. The Company's effective tax rate for 1998 was 39%
     Income tax expense of $225,000 for 1997 reflected a decrease of $423,000 over the $648,000 tax expense recorded one year earlier due to a $1,219,000 decrease in income before taxes, partially offset by an increase in the Company's effective tax rate to 40% from 36% one year earlier.

Analysis of Loans

     The loan portfolio at December 31, 1998 increased by $8,906,000, or 10.4%, to $94,220,000 from $85,314,000 at December 31, 1997. The majority of this growth was in the commercial real estate mortgages as the Company focused its marketing efforts on commercial real estate loans. The Company believes such loans are cost effective because larger balances can be underwritten in the same amount of time as lesser amounts of other types of loans. The Company also believes that loans secured by real estate are less likely to result in losses to the Bank than loans that are dependent upon the operation of a business or which are secured by a rapidly depreciating asset. On average, the Company's loans increased by $4,664,000, or 5.8%, to $85,124,000 for 1998 from $80,460,000 for 1997. The loan portfolio maintained the December 1997 levels for the greater part of the year and grew by $8.7 million in the fourth quarter of 1998. The average loan to deposit ratio decreased to 76% in 1998 from 81% in 1997, as a result of the average deposit growth which exceeded the average loan portfolio growth by a greater percentage. The loan to deposit ratio at December 31, 1998 was 87% while the ratio at December 31, 1997 was 76%. The Company has a target loan to deposit ratio of 80% based on quarterly averages. See "Liquidity and Capital Resources" for a further discussion of this ratio. For a summary of loans by category and by industry concentration at December 31, 1998 and 1997, see Note 4 of the Notes to Consolidated Financial Statements.

The table entitled "Analysis of Loan Maturity and Interest Sensitivity" below, summarizes the maturity distribution and interest sensitivity of the Company's loan portfolio at December 31, 1998.

               Analysis of Loan Maturity and Interest Sensitivity
                              At December 31, 1998
                                 (In thousands)

                                         Within  1    1 - 5     After
                                         Year/(1)/    Years    5 Years    Total
                                           -------   -------   -------   -------
Maturity of Loans: /(2)(3)/
  Commercial                               $20,356   $ 2,720   $    --   $23,076
  Real estate - commercial mortgage         12,898    22,453     8,582    43,933
  Real estate - residential mortgage         8,719     8,477     3,487    20,683
  Real estate - construction                 4,442        --        --     4,442
  Installment                                1 656       430        --     2,086
                                           -------   -------   -------   -------
    Total loans                            $48,071   $34,080   $12,069   $94,220
                                           =======   =======   =======   =======

Interest Rate Sensitivity of Loans:
  With predetermined interest rates        $12,580   $13,275   $    81   $25,936
  With floating or
    adjustable interest rates               35,491    20,805    11,988    68,284
                                           -------   -------   -------   -------
    Total loans                            $48,071   $34,080   $12,069   $94,220
                                           =======   =======   =======   =======
---------------

(1) Includes demand loans, loans having no stated schedule of repayment and no stated maturity, and overdrafts.

(2) Loan maturity is based upon individual loan contract terms. The Company has not established a rollover policy. Each loan is reviewed on a case by case basis with respect to renewal.

(3)  The Company has no foreign loans.



Analysis of Investments

     The Company classifies its debt and marketable equity securities at acquisition into one of three categories: trading, available for sale, or held to maturity. See Note 1(c) of the Notes to Consolidated Financial Statements. The available for sale portfolio exists to maintain adequate liquidity and to provide a base for executing asset/liability management strategy. These securities may be sold in response to changes in interest rates, restructuring of maturity distributions, need for additional funds for loans, tax planning and regulatory needs, as well as for other purposes. The value of securities recorded as available for sale fluctuates based on changes in interest rates. Generally, an increase in interest rates will result in a decline in the value of securities available for sale, while a decline in interest rates will result in an increase in the value of such securities. Therefore, the value of securities available for sale and the Company's stockholders' equity is subject to fluctuation based on changes in interest rates.

     Securities available for sale totaling $25,000,000 matured or were repaid during 1998 as compared to purchases of $18,360,000 during the same period. These securities transactions coupled with scheduled amortization and accretion for the year accounted for the decrease in the available for sale portfolio of $6,640,000, or 32%, to $13,813,000 at December 31, 1998 as compared to
$20,453,000 at December 31, 1997. Investment maturities of $6,498,000 and normal paydowns on mortgage-backed securities, partially offset by purchases totaling $7,004,000, accounted for the increase in investment securities of $467,000, or 6%, to $7,976,000 at December 31, 1998 from $7,509,000 at December 31, 1997.
The net decrease in the combined investment and available for sale securities portfolio is due to the Company's increase in the loan portfolio combined with the decrease in the Jumbo certificates of deposit. See "Liquidity and Capital Resources" for a further analysis of liquidity. On average for 1998, the combined investment and available for sale securities portfolio increased by $3,897,000, or 18%, to $25,734,000 for 1998 from $21,837,000 for 1997.

     The table entitled "Analysis of Securities Portfolio" below, sets forth by major categories, the adjusted cost bases, approximate market values and the weighted-average yields of investment securities and securities available for sale at December 31, 1998.

                        Analysis of Securities Portfolio
                              At December 31, 1998
                             (Dollars in thousands)

                                                Investment Securities              Securities Available for Sale
                                       ------------------------------------     ------------------------------------
                                         Adjusted       Market     Average        Adjusted      Market     Average
                                       Cost Basis/1/     Value      Yield       Cost Basis/1/    Value      Yield
                                       -------------  ----------  ---------     -------------  ----------  ---------
U.S. Treasury:
   Within one year                         $3,002        $3,017      5.56%         $ 1,003      $ 1,007      5.67%
   After one, but within five years            --            --        --               --           --        --
                                           ------        ------                    -------      -------
      Total                                 3,002         3,017      5.56            1,003        1,007      5.67
                                           ------        ------                    -------      -------
Obligations of other U.S.
 Government agencies
 and corporations: /2/
   After one, but within five years         3,999         4,025      6.17          $ 6,805      $ 6,826      5.86
   After five, but within ten years            --            --        --            5,999        5,980      5.91
                                           ------        ------                    -------      -------
      Total                                 3,999         4,025      6.17           12,804       12,806      5.88
                                           ------        ------                    -------      -------

Mortgage-backed securities: /3/
 Federal Home Loan Mortgage Corporation:
   After one, but within five years            93            97      8.74               --           --        --
                                           ------        ------                    -------      -------

Obligations of states and municipalities:
   After ten years                            310           316      5.15               --           --        --
                                           ------        ------                    -------      -------

Federal Reserve Bank stock                    173           173      6.00               --           --        --
                                           ------        ------                    -------      -------

Federal Home Loan Bank stock                  386           386      7.50               --           --        --
                                           ------        ------                    -------      -------

Corporate securities                           13            13        --               --           --        --
                                           ------        ------                    -------      -------

      Total investment securities          $7,976        $8,027      5.98%         $13,807      $13,813      5.87%
                                           ======        ======      =====         =======      =======      =====

----------------------
  1 The adjusted cost basis of securities which were transferred from available for sale to investment securities is shown net of unrealized loss on the date of transfer.

  2 Includes obligations of quasi-government agencies and corporations. Obligations of other U.S. Government agencies and corporations are shown based on final maturity, although securities may be called prior to such date.

  3 This reflects final maturity, although contractual maturity is not a reliable indicator of expected life because borrowers have the right to repay their obligations at any time. Monthly amortization prior to the final maturity is not shown as it cannot be reasonably estimated.

     For additional information about investment securities and securities available for sale at December 31, 1998 and 1997, see Note 3 of the Notes to Consolidated Financial Statements.

Financial Condition

     Assets

     Total assets decreased to $128,881,000 at December 31, 1998 from $131,239,000 at December 31, 1997. The decrease in total assets is attributable to decreases of $1,818,000 in the balance of cash due from banks, $93,000, or 7% in the carrying value of bank premises and equipment, and $6,640,000, or 32.5% in securities available for sale. The decreases noted above were partially offset by a $8,914,000, or 10.6% increase in loans, net. The changes in the composition of assets reflects management's decision to maximize the income received from interest earning assets.

     Liabilities

     The Bank's liabilities consist of deposits and short-term and long-term borrowings. At December 31, 1998, liabilities totaled $115,282,000, a decrease of $2,927,000. The decrease in liabilities resulted from a decrease in deposits of $3,596,000, or 3.2%, partially offset by a slight increase in short-term borrowings. Short-term borrowings, consisting of repurchase agreements, totaled $4,648,000 at December 31, 1998, as compared to $3,489,000 at December 31, 1997.
Long-term borrowings consisted of a term loan from the FHLB which had a principal balance of $1,022,000 at December 31, 1998.

     Stockholders' Equity

     Stockholders' equity at December 31, 1998 of $13,599,000 reflected an increase of $569,000 from the balance at December 31, 1997 of $13,030,000. Average stockholders' equity as a percentage of average total assets for 1998 was 10.07% as compared to 11.38% for the comparable prior year period. On December 31, 1998, the Company issued a five-for-four stock split in the form of a stock dividend of five shares for every four shares, with fractional shares paid in cash.

     The following table presents the Company's and the Bank's capital position relative to their various minimum statutory and regulatory capital requirements at December 31, 1998. The Company and the Bank are considered "well-capitalized" under regulatory guidelines.


                                             Company                  Bank                  Minimum
                                       ------------------      ------------------           Capital
                                       Amount      Ratio       Amount       Ratio         Requirements
                                       ------      -----       ------       -----         ------------
                                                  (Dollars in thousands)

Leverage ratio /1/                    $13,595      10.38%      $12,016       9.27%           4.00%
Tier 1 risk-based ratio /2/            13,595      12.66        12,016      11.20            4.00
Total risk-based ratio /2/             14,730      13.72        13,150      12.26            8.00

--------------------
1   Based on annual average assets
2   Based on risk-adjusted assets

Asset Quality

     Loan Portfolio and Adequacy of the Allowance for Loan Losses

     The Company manages the risk characteristics of its loan portfolio through various control processes, such as credit evaluation of individual borrowers, establishment of lending limits to individuals and application of lending procedures, such as the holding of adequate collateral and the maintenance of compensating balances. Although credit policies are designed to minimize risk, management recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio as well as general and regional economic conditions.

      As a result of improvement in the quality of the loan portfolio over the last few years, as well as relatively low levels of net recoveries, the Company recorded a net benefit for loan losses of $15,000 for 1998. Net recoveries during 1998 added $7,409 to the level of loan loss reserves. However, strong loan growth during 1998, coupled with a more conservative allocation of the loan loss reserves to nonclassified commercial and real estate loans resulted in a decrease in the unallocated portion of the allowance for loan losses at December 31, 1998 to $8,000 from $61,000 one year earlier. Throughout this process, the Company continues to recognize the risk characteristics of the loan portfolio, including specific reserves for problem credits and general reserves for the overall loan portfolio, and deems the allowance for loan losses of $1,134,000 at December 31, 1998 to be adequate.

     At December 31, 1998, the allowance for loan losses as a percentage of outstanding loans was 1.20% as compared to 1.34% at December 31, 1997. This decrease is predominantly due to improvement in the quality of the loan portfolio. See analysis of "Nonperforming Assets" for a further discussion of asset quality. In assessing the adequacy of the allowance for loan losses, management primarily relies on its ongoing review of the loan portfolio, which is undertaken both to determine whether there are probable losses which must be written off and to assess the risk characteristics of the loan portfolio as a whole. In addition to actual loss experience, management considers factors such as industry-specific composition of the loan portfolio and the general and regional economic conditions. This review takes into account the judgment of the individual loan officer, senior management and the Board of Directors. The Board of Directors reviews the Company's Classified and Criticized Loans Quarterly Report and quarterly loan loss analyses. In addition, the Company's review takes into account the judgment of the regulatory agencies that review the loan portfolio as a part of the regular examination process. Such regulatory agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. The Company also has an independent loan review performed by a consultant on an annual basis. While management uses available information to recognize losses on loans, future additions may be necessary based on changes in economic conditions and other factors.

     The table entitled "Allocation of Allowance for Loan Losses" sets forth an analysis of the allocation of the allowance for loan losses by categories as of December 31, 1998, 1997 and 1996.

                    Allocation of Allowance for Loan Losses
                      At December 31, 1998, 1997 and 1996
                             (Dollars in thousands)

                                                1998                      1997                      1996
                                      ------------------------  ------------------------  ------------------------
                                      Reserve    % of Loans     Reserve    % of Loans     Reserve    % of Loans
                                      Amount   to Total Loans   Amount   to Total Loans   Amount   to Total Loans
                                      -------  ---------------  -------  ---------------  -------  ---------------
Commercial                             $  573            45.4%   $  486            45.6%   $  438            53.8%
Real estate - commercial mortgage         493            48.3       464            45.1       360            33.9
Real estate - residential mortgage         12             1.4        23             2.3        19             3.6
Real estate - construction                 --              --        49             4.9        31             5.7
Installment                                48             4.9        59             2.1        83             3.0
Unallocated                                 8              --        61              --       117              --
                                       ------           -----    ------           -----    ------           -----
      Total                            $1,134           100.0%   $1,142           100.0%   $1,048           100.0%
                                       ======           =====    ======           =====    ======           =====

     Nonperforming Assets

     Nonperforming assets include nonaccrual loans, restructured loans, past due loans and other real estate. See Note 4 of the Notes to Consolidated Financial Statements.

     Nonaccrual loans at December 31, 1998 of $295,000 decreased by $116,000 from $411,000 at December 31, 1997. Past due loans increased by $33,000 to $136,000 at December 31, 1998 from $103,000 at December 31, 1997. At
December 31, 1998 and 1997, nonaccrual loans included $0 and $104,000, respectively, in loans guaranteed by the SBA for a total of $0 and $94,000, respectively. Banking regulations require that the full balance of these loans be placed on nonaccrual status, despite the SBA guarantee on a portion of the loan.

     The table entitled "Analysis of Nonperforming Assets" presents nonperforming assets, by category, at December 31, 1998 and 1997.

                       Analysis of Nonperforming Assets
                         At December 31, 1998 and 1997
                            (Dollars in thousands)


                                                             1998       1997
                                                            -----      -----
Nonaccrual loans:
 Commercial                                                 $ 208      $ 411
 Real estate - commercial mortgage                             87         --
                                                            -----      -----
  Total nonaccrual loans /1/                                  295        411

Past due loans:
 Real estate - commercial mortgage                             --         96
 Installment - individuals                                    136          7
                                                            -----      -----
  Total past due loans                                        136        103

Restructured loans:
 Commercial                                                    --         --
                                                            -----      -----
  Total restructured loans                                     --         --
                                                            -----      -----

  Total nonperforming assets                                $ 431      $ 514
                                                            =====      =====
  Total nonperforming assets exclusive
   of SBA guaranteed balances                               $ 383      $ 420
                                                            =====      =====
Ratio of nonperforming asset
 to gross loans /2/                                           .46%       .60%
Ratio of nonperforming assets
 to total assets /2/                                          .33%       .32%
Percentage of allowance for loan losses to
 nonperforming assets /2/                                     262%       222%
Ratio of net charge-offs (recoveries) to
 average loans                                               (.01)%     (.12)%

-----------------------------
1 Nonaccrual loans include $0 and $104,000 in loans guaranteed by the SBA at December 31, 1998 and 1997, respectively. The outstanding balance of these loans at December 31, 1997 was insured for 90.0% or $94,000.

2    Ratios include SBA guaranteed loan balances.

     For additional information concerning nonaccrual, restructured and past due loans, see Note 4 to the Notes to Consolidated Financial Statements included herein.

     Potential Problem Loans

     At December 31, 1998 and 1997, respectively, loans totaling $1,339,000 and $1,154,000 were classified as potential problem loans which are not reported in the table entitled "Analysis of Nonperforming Assets". These loans were made to borrowers who subsequently experienced financial difficulties. The loans are subject to management attention and their classification is reviewed on a quarterly basis. Of the $1,339,000 in problem loans at December 31, 1998, 38% of the balance is guaranteed by the SBA for a total of $504,000. The remaining 62% of the balance, or $835,000 is fully secured.


Market Risk

     The Company like most financial institutions has as its greatest market risk exposure fluctuations in interest rates. The Company has established the Asset/Liability Committee to monitor and manage those risks. The company manages its interest rate risk sensitivity through the use of a simulation model that project the impact of rate shocks, rate cycles and rate forecast risk estimates on the net interest income and economic value of equity. The rate shock risk simulation projects the dollar change in the net interest margin and the economic value of equity should the yield curve instantaneously shift up or down parallel to its beginning position. This simulation provides a test for embedded interest rate risk estimates and other factors such as prepayments, repricing limits, and decay factors. At December 31, 1998, a rate shift of up 200 basis points indicates a positive change of $698,000 or 11.27% increase in net interest income and the impact on the economic value of equity an increase of $344,000 or a 2.82% change from the base case. Likewise, an immediate rate shift of down 200 basis points indicates a negative $412,000 or 6.65% change in the net interest income and the impact on the economic value of equity a negative change of $822,000 or a 13.27% change from the base case.

The rate forecast risk analysis projects a "most likely" interest rate risk stress test is based on current market conditions. At December 31, 1998, the forecasted impact of the "most likely" scenario over a one year time frame was a change in net interest margin of a positive $10,000 or .16%, and the impact on the economic value of equity projected one year forward was a negative $196,000 or -1.43%. The results of the simulation modeling at December 31, 1998 indicated that the company maintained an asset sensitive position and that the current interest rate sensitivity level is manageable and moderate.



Liquidity and Capital Resources

     Liquidity

     Principal sources of liquidity are cash and unpledged assets that can be readily converted into cash, including investment securities maturing within one year, the available for sale security portfolio and short-term loans. In addition to $11,443,000 in cash and short-term investments at December 31, 1998, the Company has a securities portfolio which can be pledged to raise additional deposits and borrowings, if necessary. At December 31, 1998, the Company had $8,845,000 in unpledged securities which were available for such use. This compares with cash and short-term investments of $15,885,000 and unpledged securities of $8,003,000 at December 31, 1997. As a percentage of total assets, the amount of these cash equivalent assets at December

31, 1998 and 1997 was 16% and 18%, respectively. Normal fluctuations in the deposit levels of some of the Company's large corporate customers may result in corresponding fluctuations in the Company's liquidity position (short-term investments). On average, the Company's short-term investments, which consist of Federal funds sold and interest-bearing deposits in other banks, decreased during 1998 by $3,795,000, or 48%, to $11,682,000 for 1998 as compared to
$7,887,000 for 1997. The Bank's liquidity needs are mitigated by the sizeable base of relatively stable funds which includes demand deposits, NOW and money market accounts, savings deposits and nonbrokered certificates of deposit under $100,000 (excluding financial institutions and custodial funds raised under deposit acquisition programs) representing 81% and 71% of the average total deposit base in 1998 and 1997, respectively. In addition, the Bank has unsecured lines of credit from correspondent financial institutions which can provide up to an additional $2,000,000 in liquidity, as well as access to other collateralized borrowing programs. The Bank maintained an average loan to deposit ratio of 76% and 81% during 1998 and 1997, respectively, and accesses collateralized deposit programs through U.S. government agencies to raise additional deposits, when liquidity needs dictate.

     Through its membership in the Federal Home Loan Bank of Atlanta (the "FHLB"), which serves as a reserve or central bank for member institutions within its region, at December 31, 1998 the Bank was eligible to borrow up to approximately $1,820,000 in funds from the FHLB collateralized by loans secured by first liens on one to four family, multifamily and commercial mortgages, as well as investment securities. At December 31, 1998, $1,023,000 in borrowings from the FHLB were outstanding. The Bank is eligible to increase the maximum amount to be borrowed by $7,200,000 with the purchase of $226,000 of additional stock in the FHLB. The Company has adequate resources to meet its liquidity needs.

     The net increase in the loan portfolio and the purchase of investment securities was funded by the repayment of loans, the decrease in cash and short-term investments, as well as matured investment securities, which contributed to an overall decrease in investing activities. Financing activities decreased due to the net decrease in deposits and the payment of dividends, partially offset by the net increase in short-term borrowings and common stock issued from the exercise of stock options by employees.

          Summary of Operations by Quarter and Summary of Market Data

                        Summary of Operations by Quarter
                 (Dollars in thousands, except per share data)
                                  (Unaudited)

                                                             1998 quarters ended
                                       ------------------------------------------------------------
                                             3/31        6/30         9/30       12/31        Total
                                       ----------  ----------   ----------  ----------   ----------
Interest income                        $    2,638  $    2,645   $    2,788  $    2,682   $   10,753
Net interest income                         1,604       1,702        1,771       1,747        6,824
Benefit (Provision) for loan losses            25          --           --         (10)          15
Net Income                                    265        (642)         700         493          816

Per common share /2/:
 Basic earnings                               .13        (.31)         .34         .24          .40
 Diluted earnings                             .13        (.30)         .33         .23          .39
 Dividends declared /1,2/                     .08          --          .08         .08          .24

Average shares outstanding for:
 Basic earnings per share               2,039,585   2,056,352    2,061,850   2,061,850    2,055,014
 Diluted earnings per share             2,097,955   2,121,303    2,116,649   2,126,836    2,115,791


                                                            1997 quarters ended
                                       ------------------------------------------------------------
                                             3/31        6/30         9/30       12/31        Total
                                       ----------  ----------   ----------  ----------   ----------
Interest income                        $    2,102  $    2,292   $    2,559  $    2,650   $    9,603
Net interest income                         1,296       1,363        1,551       1,571        5,781

Net income                                    249         237          333        (477)         342

Per common share: /2/
 Basic earnings                               .12         .12          .16        (.23)         .17
 Diluted earnings                             .11         .11          .16        (.22)         .16
 Dividends declared /1,2/                     .08         .08          .08         ---          .24

Average shares outstanding for:/2/
 Basic earnings per share               2,037,706   2,038,681    2,038,681   2,038,681    2,038,331
 Diluted earnings per share             2,088,875   2,092,115    2,092,139   2,096,441    2,092,371

--------------------------------
1 For information on dividend restrictions, see Note 12 of the Notes to Consolidated Financial Statements.

2 The Per common share data and Average shares outstanding give effect to a five-for-four stock split in the form of a stock dividend which took place on December 31, 1998.


                             Summary of Market Data


                                                                            Quarters ended
                                     ----------------------------------------------------------------------------------------
                                           3/31               6/30            9/30             12/31               Total
                                     --------------     --------------     ----------     --------------     ----------------
Common stock market data /1, 2/
            1998                     $11 1/5-11 1/2     $11 3/5-11 4/5     $12-12 1/5     $13 3/5-14 1/5     $12 11/32-12 1/3
            1997                       9 - 9 4/5         9 1/5-10 3/5       8 3/5-11       9 4/5-11 3/5        8 3/5-11 3/5

--------------------------------
1 The above data presents the range of high and low bid price quotations for the shares as reported by the Nasdaq National Market. The prices reported by the National Quotation Bureau reflect inter-dealer prices without retail mark-up, mark-down or commissions and do not necessarily represent actual transactions.

2 Common stock market data gives effect to a five-for-four stock split in the form of a stock dividend which took place on December 31, 1998.

              ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
                          Consolidated Balance Sheets
                           December 31, 1998 and 1997

                                                                                            1998            1997
                                                                                       --------------  --------------
Assets
Cash and due from banks                                                                 $  5,836,099    $  7,654,347
Short-term investments:
  Federal funds sold                                                                       3,793,204       6,450,000
  Interest-bearing deposits in other banks                                                 1,814,084       1,781,000
                                                                                        ------------    ------------
    Total short-term investments                                                           5,607,288       8,231,000

Securities available for sale                                                             13,813,009      20,452,799
Investment securities (market value of $8,027,302 and $7,532,256
  for 1998 and 1997, respectively)                                                         7,976,376       7,508,850
Loans (net of deferred fees and unearned discounts)                                       94,219,747      85,313,591
  Less:  Allowance for loan losses                                                        (1,134,128)     (1,141,719)
                                                                                        ------------    ------------

      Loans, net                                                                          93,085,619      84,171,872
                                                                                        ------------    ------------

Bank premises and equipment, net                                                           1,159,827       1,252,413
Other assets                                                                               1,403,106       1,967,733
                                                                                        ------------    ------------
      Total assets                                                                      $128,881,324    $131,239,014
                                                                                        ============    ============
Liabilities and Stockholders' Equity
Liabilities:
  Deposits:
    Demand deposits                                                                     $ 31,058,149    $ 27,184,087
    NOW accounts                                                                           9,499,197       9,880,968
    Money market accounts                                                                 26,207,011      26,969,638
    Savings accounts                                                                       2,797,881       1,898,721
    Certificates of deposit of $100,000 or greater                                        18,158,496      25,255,095
    Certificates of deposit less than $100,000                                            20,944,354      21,072,887
                                                                                        ------------    ------------
      Total deposits                                                                     108,665,088     112,261,396
                                                                                        ------------    ------------

  Short-term borrowings                                                                    4,647,740       3,489,263
  Long-term borrowings/debt                                                                1,022,711       1,085,936
  Other liabilities                                                                          946,502       1,372,681
                                                                                        ------------    ------------
      Total liabilities                                                                  115,282,041     118,209,276
                                                                                        ------------    ------------
Commitments and contingent liabilities

Stockholders' equity:
  Common stock, par value $0.01 per share, authorized 6,250,000 shares;
    issued 2,091,760 shares in 1998 and 2,069,882 shares in 1997;
    outstanding 2,085,910 shares in 1998 and 2,064,032 shares in 1997                         20,918          20,699
  Surplus                                                                                 12,482,926      12,227,447
  Retained earnings                                                                        1,325,052       1,044,369
                                                                                        ------------    ------------
                                                                                          13,828,896      13,292,515
  Less:  Employee Stock Ownership Plan shares, 23,396 shares in 1998 and
    25,107 shares in 1997, at cost                                                          (204,716)       (219,687)
  Less:  Treasury stock, 5,850 shares at cost                                                (28,710)        (28,710)
  Less: Accumulated other comprehensive income (loss), net of tax                              3,813         (14,380)
                                                                                        ------------    ------------

      Total stockholders' equity                                                          13,599,283      13,029,738
                                                                                        ------------    ------------
      Total liabilities and stockholders' equity                                        $128,881,324    $131,239,014
                                                                                        ============    ============

See accompanying notes to consolidated financial statements.

              ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
                   Consolidated Statements of Operations and
                              Comprehensive Income
                  Years Ended December 31, 1998, 1997 and 1996

                                                                           1998            1997            1996
                                                                       -----------      ----------      ----------
Interest income
  Interest and fees on loans                                           $ 8,593,850      $7,879,610      $6,072,500
  Interest on securities available for sale:
    U.S. Treasury                                                           57,066          31,582          48,098
    Obligations of U.S. government agencies and corporations             1,024,618         652,203         207,408
                                                                       -----------      ----------      ----------
      Total interest on securities available for sale                    1,081,684         683,785         255,506

  Interest and dividends on investment securities:
    U.S. Treasury                                                          138,561          59,787          49,700
    Obligations of U.S. government agencies and corporations               233,886         481,328         394,780
    Mortgage-backed securities                                              12,870           8,390          27,705
    Obligations of states and municipalities                                15,965          15,965           1,907
    Other securities                                                        38,517          32,797          25,468
                                                                       -----------      ----------      ----------
        Total interest and dividends on investment securities              439,799         598,267         499,560

  Interest on short-term investments:
    Federal funds sold                                                     485,676         352,235         692,614
    Deposits with other banks                                              152,268          88,633          53,044
                                                                       -----------      ----------      ----------
        Total interest on short-term investments                           637,944         440,868         745,658
                                                                       -----------      ----------      ----------
        Total interest income                                           10,753,277       9,602,530       7,573,224
                                                                       -----------      ----------      ----------
Interest expense
  Interest on deposits:
    NOW accounts                                                           209,995         182,782         194,092
    Money market accounts                                                1,115,404       1,128,860       1,028,668
    Savings accounts                                                        60,251          42,979          34,182
    Certificates of deposit:
      $100,000 or greater                                                1,177,991       1,206,372         583,180
      Less than $100,000                                                 1,108,436       1,048,540         970,818
                                                                       -----------      ----------      ----------
        Total interest on deposits                                       3,672,077       3,609,533       2,810,940
  Interest on short-term borrowings:
    Federal funds purchased and
      repurchase agreements                                                184,134         134,909         104,532
                                                                       -----------      ----------      ----------
        Total interest on short-term borrowings                            184,134         134,909         104,532
  Interest on long-term borrowings/debt                                     73,535          77,162          17,435
                                                                       -----------      ----------      ----------
        Total interest expense                                           3,929,746       3,821,604       2,932,907
                                                                       -----------      ----------      ----------
        Net interest income                                              6,823,531       5,780,926       4,640,317
Benefit for loan losses                                                     15,000              --         275,000
                                                                       -----------      ----------      ----------
       Net interest income after benefit for
         loan losses                                                     6,838,531       5,780,926       4,915,317
                                                                       -----------      ----------      ----------
                                                                                                       (Continued)

See accompanying notes to consolidated financial statements.

              ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
                   Consolidated Statements of Operations and
                        Comprehensive Income (Continued)
                  Years Ended December 31, 1998, 1997 and 1996


                                           1998          1997          1996
                                       ------------  ------------  ------------
Other income
 Service charges on deposit accounts    $1,160,262    $1,125,694    $  788,207
 Other income                              174,852        78,403       164,996
                                        ----------    ----------    ----------
    Total other income                   1,335,114     1,204,097       953,203
                                        ----------    ----------    ----------

Other expense
 Salaries and employee benefits          3,157,693     2,255,446     1,904,873
 Occupancy and equipment expense         1,230,854     1,008,792       777,513
 Professional fees                         795,854     1,289,650       143,357
 Data processing fees                      560,053       495,455       358,555
 Other operating expense                 1,093,373     1,369,346       909,098
                                        ----------    ----------    ----------

    Total other expense                  6,837,827     6,418,689     4,093,396
                                        ----------    ----------    ----------

   Income before taxes                   1,335,818       566,334     1,775,124
Applicable income tax expense              519,449       224,507       647,819
                                        ----------    ----------    ----------

    Net income                          $  816,369    $  341,827    $1,127,305
                                        ----------    ----------    ----------

Other comprehensive income:
 Unrealized gains on securities,
  before tax                            $   30,350    $   33,183    $   10,752
 Income tax expense related to items
   of other comprehensive income           (12,157)      (13,573)       (4,475)
                                        ----------    ----------    ----------

Other comprehensive income, net of
 tax                                        18,193        19,610         6,277
                                        ----------    ----------    ----------

Comprehensive income                    $  834,562    $  361,437    $1,133,582
                                        ==========    ==========    ==========


Earnings per common share:

    Basic earnings per common share          $0.40         $0.17         $0.75
                                        ==========    ==========    ==========
    Diluted earnings per common share        $0.39         $0.16         $0.74
                                        ==========    ==========    ==========

Average shares outstanding for
 computation of:

    Basic earnings                       2,055,014     2,038,331     1,501,004
    Diluted earnings                     2,115,791     2,092,371     1,524,381


See accompanying notes to consolidated financial statements.

           ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended December 31, 1998, 1997 and 1996

                                                                                         Employee   Accumulated
                                                  Additional    Retained                   Stock       Other
                                         Common     Paid-in     Earnings    Treasury    Ownership  Comprehensive
                                          Stock     Capital     (Deficit)     Stock        Plan     Income (loss)      Total
                                         ------   ----------    ---------   --------    ---------  -------------     ----------
Balance at December 31,1995             $10,740  $ 6,145,273  $  531,830    $(28,710)  $     ---       $(40,267)    $ 6,618,866
  Net income                                ---          ---   1,127,305         ---         ---            ---       1,127,305
  Dividends declared                        ---          ---    (467,429)        ---         ---            ---        (467,429)
  Issuance of 994,375 shares
    of common stock, net                  9,944    6,008,984         ---         ---         ---            ---       6,018,928
  Employee Stock Ownership
    Plan, 31,250 shares                     ---       54,688         ---         ---    (273,438)           ---        (218,750)
  Release of shares under
    Employee Stock Ownership
    Plan, 5,851 shares                      ---        3,804         ---         ---      51,196            ---          55,000
  Unrealized gain on securities,
     net of taxes                           ---          ---         ---         ---         ---          6,277           6,277
                                       --------  -----------  ----------   ---------   ---------   ------------     -----------

Balance at December 31, 1996             20,684   12,212,749   1,191,706     (28,710)   (222,242)       (33,990)     13,140,197
                                       --------  -----------  ----------   ---------   ---------   ------------     -----------
  Net income                                ---          ---     341,827         ---         ---            ---         341,827
  Dividends declared                        ---          ---    (489,164)        ---         ---            ---        (489,164)
  Issuance of shares under Employee
    Incentive Stock Option Plan              15        9,752         ---         ---         ---            ---           9,767
  Release of shares under
    Employee Stock Ownership
    Plan, 292 shares                        ---        4,946         ---         ---       2,555            ---           7,501
  Unrealized gain on securities,
     net of taxes                           ---          ---         ---         ---         ---         19,610          19,610
                                       --------  -----------  ----------   ---------   ---------   ------------     -----------

Balance at December 31, 1997             20,699   12,227,447   1,044,369     (28,710)   (219,687)       (14,380)     13,029,738
                                       --------  -----------  ----------   ---------   ---------   ------------     -----------

  Net income                                ---          ---     816,369         ---         ---            ---         816,369
  Dividends declared                        ---          ---    (535,686)        ---         ---            ---        (535,686)
  Issuance of shares under Employee
    Incentive Stock Option Plan             219      253,028         ---         ---         ---            ---         253,247
  Release of shares under
    Employee Stock Ownership
    Plan, 1,711 shares                      ---        2,451         ---         ---      14,971            ---          17,422
  Unrealized gain on securities,
     net of taxes                           ---          ---         ---         ---         ---         18,193          18,193
                                       --------  -----------  ----------   ---------   ---------   ------------     -----------

Balance at December 31, 1998            $20,918  $12,482,926  $1,325,052    $(28,710)  $(204,716)      $  3,813     $13,599,283
                                       ========  ===========  ==========   =========   =========   ============     ===========


See accompanying notes to consolidated financial statements.

            ABIGAIL ADAMS NATIONAL  BANCORP,  INC.  AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                  Years Ended December 31, 1998, 1997 and 1996

                                                                             1998           1997          1996
                                                                          ----------     ----------   ------------
Operating Activities
Net income                                                                 $816,369      $ 341,827    $ 1,127,305
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Benefit for loan losses                                                 (15,000)            --       (275,000)
    ESOP compensation expense paid in stock                                      --          6,203             --
    Depreciation and amortization                                           434,304        308,584        164,475
    Profit sharing contribution of ESOP shares                               11,925             --         55,000
    Gain on sale of other real estate                                            --             --        (27,181)
    Accretion of loan discounts and fees                                   (166,543)      (194,242)      (122,194)
    Accretion of discounts on securities                                    (35,142)      (164,508)       (10,200)
    (Benefit) provision for deferred income taxes                           (69,335)        54,351         31,174
    Increase (decrease) in other assets                                     631,282       (766,282)       (25,514)
    (Decrease) increase in other liabilities                               (426,179)       709,748          5,175
                                                                       ------------   ------------   ------------
      Net cash provided by operating activities                           1,181,681        186,979        923,040
                                                                       ------------   ------------   ------------
Investing Activities
Proceeds from repayment and maturity of investment securities             6,498,192      6,150,000      5,300,000
Proceeds from maturity of securities available for sale                  25,000,000     18,810,000      9,000,000
Proceeds from repayment of mortgage-backed securities                        93,715         64,762        117,452
Purchase of investment securities                                        (7,003,891)    (2,058,500)    (8,830,713)
Purchase of securities available for sale                               (18,359,738)   (27,884,125)   (14,710,872)
Net increase in interest-bearing deposits in other banks                    (33,084)      (302,000)      (992,285)
Principal collected on loans                                             16,102,095     17,890,513     12,858,837
Loans originated                                                        (22,633,450)   (30,528,260)   (19,815,190)
Net decrease (increase) in short-term loans                                 653,391        (64,981)      (200,684)
Net (increase) decrease in lines of credit                               (2,854,238)       690,025     (2,331,395)
Purchase of bank premises and equipment                                    (341,718)      (720,946)      (727,009)
Investment in other real estate                                                  --             --        (78,250)
Proceeds from disposition of other real estate                                   --             --        344,562
                                                                       ------------   ------------   ------------
      Net cash used in investing activities                              (2,878,726)   (17,953,512)   (20,065,547)
                                                                       ------------   ------------   ------------

Financing Activities
Net increase in transaction and savings deposits                          3,628,824      3,302,282      9,134,873
Proceeds from issuance of time deposits                                  38,309,679     54,949,563     23,785,579
Payments for maturing time deposits                                     (45,534,811)   (41,145,189)   (20,828,907)
Net increase in short-term borrowings                                     1,158,477      1,572,574        131,287
Payments on long-term debt                                                       --             --       (186,250)
Proceeds from other long-term borrowings                                         --             --      1,143,000
Payments on other long-term borrowings                                      (63,225)       (52,879)        (4,185)
Proceeds from issuance of common stock, net of expenses                     258,743          9,767      6,018,928
Loan to Employee Stock Ownership Plan                                            --             --       (218,750)
Cash dividends paid to common stockholders                                 (535,686)      (650,370)      (376,136)
                                                                       ------------   ------------   ------------
      Net cash (used in) provided by financing activities                (2,777,999)    17,985,748     18,599,439
                                                                       ------------   ------------   ------------
      (Decrease) increase in cash and cash equivalents                   (4,475,044)       219,215       (543,068)
      Cash and cash equivalents at beginning of year                     14,104,347     13,885,132     14,428,200
                                                                       ------------   ------------   ------------
      Cash and cash equivalents at end of year                         $  9,629,303   $ 14,104,347   $ 13,885,132
                                                                       ============   ============   ============

See accompanying notes to consolidated financial statements.

           ABIGAIL  ADAMS  NATIONAL  BANCORP,  INC.  AND  SUBSIDIARY
                     Consolidated Statements of Cash Flows
                  Years Ended December 31, 1998, 1997 and 1996


                                              1998          1997          1996
                                           ---------     ---------     ---------

Supplementary disclosures:

  Interest paid on deposits and
   borrowings                             $4,022,522    $3,659,897    $2,928,906
                                          ==========    ==========    ==========

  Income taxes paid                       $        0    $  798,600    $  651,600
                                          ==========    ==========    ==========




See accompanying notes to consolidated financial statements.

           ABIGAIL  ADAMS  NATIONAL  BANCORP,  INC.  AND  SUBSIDIARY
                   Notes to Consolidated Financial Statements


1. Summary of Significant Accounting Policies

   Abigail Adams National Bancorp, Inc. (the "Company") and its wholly-owned subsidiary, The Adams National Bank (the "Bank"), prepare their financial statements on the accrual basis and in conformity with generally accepted accounting principles. The more significant accounting policies are explained below. As used herein, the term the Company includes the Bank unless the context otherwise requires.

   (a)  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

   (b)  Cash and Cash Equivalents

        The Company has defined cash and cash equivalents as those amounts included in cash and due from banks and Federal funds sold.

   (c)  Securities

        Management determines the appropriate classification of securities at the time of purchase. Securities which the Company has the ability and the intent to hold until maturity are classified as investment securities and reported at amortized cost. Securities bought and held principally for the purpose of selling them in the near term are classified as trading and reported at fair market value with unrealized gains and losses included in earnings. Securities which are not classified as trading or held to maturity are classified as available for sale and are reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. Unrealized gains and losses reflect the difference between fair market value and amortized cost of the individual securities as of the reporting date. The unrealized gain on securities recognized had the effect of increasing the Company's stockholders' equity by approximately $4,000, net of tax, at December 31, 1998, and the unrealized loss on securities recognized had the effect of decreasing the Company's stockholders' equity by approximately $14,000, net of tax, at December 31, 1997. The Company does not maintain a trading account.

        Premiums and discounts are amortized using a method which approximates the effective interest method over the term of the security.

   (d)  Loans

        Loans are stated at their unpaid principal amount, net of unearned discount and deferred loan fees and costs.

        The Company discontinues the accrual of interest when the timely collection of principal or interest is doubtful, generally when a loan which is well secured becomes 90 days past due or management becomes aware of other circumstances which indicate that accrual of interest is no longer appropriate. Accrued interest at that date on such loans is either charged against current income or the allowance for loan losses. Interest accruals are resumed on such loans when they are brought fully current with respect to interest and principal or when, in the judgment of management, the loans have demonstrated a new period of performance and are estimated to be fully collectible as to both principal and interest. Loans, and the related accrued interest, which are past due 90 days or more which are not well-secured are charged to the allowance for loan losses.

        The Company follows SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which defines impaired loans as specifically reviewed loans for which it is probable that the Company will be unable to collect all amounts due according to the terms of the loan agreement. The Company's impaired loans generally are defined as nonaccrual, restructured and potential problem loans as detailed in Note 4. Per SFAS No. 114, impaired loans do not include large groups of smaller balance loans with similar collateral characteristics such as residential mortgage and consumer installment loans, which are evaluated collectively for impairment. Impaired loans are therefore primarily commercial and industrial loans, real estate commercial mortgage and construction and development loans.

   (e)  Allowance for Loan Losses

        The allowance for loan losses is a current estimate of the anticipated losses in the present loan portfolio. The allowance is increased by recoveries and provisions charged to operating expense and is decreased by loans charged-off. The allowance for loan losses is based on management's evaluation of several factors, including loan loss experience, composition and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic trends and specific conditions that may effect the borrower's ability to pay. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Management believes that the current allowance for loan losses is adequate to absorb losses that are inherent in the current loan portfolio.

        The specific reserves for impaired loans, under SFAS No. 114 at December 31, 1998, are included in the allowance for loan losses discussed above. Impaired loans are valued based on the fair value of the related collateral if the loans are collateral dependent, and for all other impaired loans, the specific reserves approximate the present values of expected future cash flows discounted at each loan's initial effective interest rate.

   (f)  Loan Origination Fees and Costs

        All fee income received from loan origination and purchases as well as costs directly attributable to the loan origination are deferred. The net deferred fees are amortized into interest income on loans as a yield adjustment over the estimated life of the loan. Deferred fees and costs are not amortized during periods in which interest income is not being recognized because of concerns about the realization of loan principal or interest. Discounts obtained on loans purchased from the FDIC as receiver for other banks are considered credit discounts and are not amortized into income until such time as a periodic credit evaluation deems that the discount, or a portion thereof, is no longer necessary or until such time as the loans have been paid off. If the credit evaluation deems all or some of the discount is no longer necessary, it is then amortized into interest on loans as a yield adjustment over the remaining estimated life of the loan.

   (g)  Depreciation

        Depreciation of Bank premises and equipment is computed over the estimated useful lives of the respective assets, ranging from three to five years, on the straight-line basis. Leasehold improvements are amortized on a straight-line basis over the estimated useful lives of the respective assets or the terms of the respective leases, whichever is shorter. Expenditures for major renewals and betterments of Bank premises and equipment are capitalized at cost and those for maintenance and repairs are charged to expense as incurred.

   (h)  Stockholders' Equity

        All financial information presented gives retroactive effect to the issuance on December 31, 1998 of a five- for-four stock split in the form of a stock dividend of five shares of Common Stock for each four shares of Common Stock outstanding.

   (i)  Earnings Per Share

        In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128). SFAS No. 128, which supersedes Accounting Principles Board Opinion No. 15 ("APB No. 15"), conforms earnings per share to the international standards, as well as simplifies the computation under APB No. 15. Basic earnings per share is calculated by dividing net income after deduction for preferred stock dividends, if any, by the weighted average number of shares of common stock. Diluted earnings per share is calculated by dividing net income, after deduction for preferred stock dividends, if any, by the weighted average number of shares of common stock and common stock equivalents, unless determined to be anti-dilutive. The weighted average shares outstanding were 2,055,014, 2,038,331 and 1,501,004 for 1998, 1997 and 1996, respectively. The dilutive effect of stock option plans on weighted average shares outstanding was 60,777, 54,040 and 23,377 for the same periods.

   (j)  Reporting Comprehensive Income

        In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130). SFAS No. 130 requires that certain financial activity typically disclosed in stockholders' equity be reported in the financial statements as an adjustment to net income in determining comprehensive income. Items applicable to the Company include unrealized gains and losses on securities available for sale. Items identified as comprehensive income are reported in the financial statements, under separate captions. SFAS No. 130 became effective for the Company on January 1, 1998 including the restatement of prior periods reported consistent with this pronouncement. The implementation of SFAS 130 has not had a material impact on the Company.

   (k)  Disclosures about Segments of an Enterprise and Related Information

        In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 requires the reporting of selected segment information in quarterly and annual reports. Information from operating segments is derived from methods used by the Company's management to allocate resources and measure performance. The Company is required to disclose profit and loss, revenues and assets for each segment identified including reconciliations of these items to consolidated totals. The Company is also required to disclose the basis for identifying the segments and the types of products and services within each segment. SFAS No. 131 would have been effective for the Company on January 1, 1998, including the restatement of prior periods reported consistent with this pronouncement, if practical. The Company did not have more than one reportable segment, thus the implementation of SFAS 131 did not have an impact.

   (l)  Accounting for Derivative Instruments and Hedging Activities

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". The statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualified hedges allows a derivative's gain and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company may also implement the SFAS No. 133 as of the beginning of any fiscal quarter beginning on June 16, 1998 and thereafter. SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997. The implementation of SFAS No. 133 is not expected to have a material impact on the Company.

   (m)  Risks and Uncertainties

        The Company is subject to competition from other financial institutions, and is also subject to the regulations of certain federal agencies and undergoes periodic examination by those regulatory authorities.

        The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

        Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and other real estate, management periodically obtains independent appraisals for significant properties owned or serving as collateral for loans.

   (n)  Reclassifications

        Certain reclassifications have been made to amounts previously reported in 1997 and 1996 to conform with the 1998 presentation.

   (o)  Income Taxes

        The Corporation records a provision for income taxes based upon the amounts of current taxes payable (or refundable) and the change in net deferred tax assets or liabilities during the year. Deferred tax assets and liabilities are recognized for the tax effects of differing carrying values of assets and liabilities for tax and financial statement reporting purposes that will reverse in future periods. Using management's judgement and estimates concerning the likelihood of realization in future periods, deferred tax assets are reduced by a valuation allowance as necessary.

2. Restrictions on Cash Balances

   Included in cash and due from banks are balances maintained within the Company to satisfy legally required reserves and to compensate for services provided from correspondent banks. Restricted balances maintained totaled $1,785,000 and $1,749,000 at December 31, 1998 and 1997, respectively. There were no other withdrawal, usage restrictions or legally required compensating balances at December 31, 1998 or 1997.


3. Securities
   Investment securities (including held to maturity and other securities) at December 31, 1998 and 1997 are summarized as follows:

                                                                                 1998
                                                    ---------------------------------------------------------------
                                                                         Gross           Gross
                                                        Adjusted      Unrealized      Unrealized      Market
                                                      Cost Basis         Gains          Losses         Value
                                                      ----------       ---------       --------       -------
  U.S. Treasury:
    Within one year                                 $  3,002,261         $14,302       $     --     $3,016,563
    After one, but within five years                          --              --             --             --
                                                       ---------          ------       --------      ---------
       Total                                           3,002,261          14,302             --      3,016,563
                                                       ---------          ------       --------      ---------

  Obligations of U.S. government
   agencies and corporations:
    Within one year                                           --              --             --             --
    After one, but within five years                   3,999,109          26,141             --      4,025,250
                                                       ---------          ------       --------      ---------
       Total                                           3,999,109          26,141             --      4,025,250
                                                       ---------          ------       --------      ---------
  Obligations of states and
   municipalities:
    After ten years                                      310,000           6,423             --        316,423
                                                       ---------          ------       --------      ---------

  Mortgage-backed securities:
   Federal Home Loan Mortgage Corp.:
    After one, but within five years                      93,106           4,060             --         97,166
                                                       ---------          ------       --------      ---------
  Corporate securities (1)                                12,500              --             --         12,500
                                                       ---------          ------       --------      ---------
  Federal Reserve Bank Stock (1)                         173,200              --             --        173,200
                                                       ---------          ------       --------      ---------
  Federal Home Loan Bank Stock (1)                       386,200              --             --        386,200
                                                       ---------          ------       --------      ---------
       Total investment securities                    $7,976,376         $50,926       $     --     $8,027,302
                                                      ==========         =======       ========     ==========

                                                                                 1997
                                                    ----------------------------------------------------------
                                                                         Gross           Gross
                                                        Adjusted      Unrealized      Unrealized      Market
                                                      Cost Basis         Gains          Losses         Value
                                                      ----------       ---------       --------       -------
  U.S. Treasury:
    Within one year                                   $  499,943         $ 1,307       $     --     $  501,250
    After one, but within five years                   1,000,000              --             --      1,000,000
                                                      ----------         -------       --------     ----------
       Total                                           1,499,943           1,307             --      1,501,250
                                                      ----------         -------       --------     ----------

  Obligations of U.S. government
   agencies and corporations:
    Within one year                                    3,489,283          10,105             --      3,499,388
    After one, but within five years                   1,497,724              --            224      1,497,500
                                                      ----------         -------       --------     ----------
       Total                                           4,987,007          10,105            224      4,996,888
                                                      ----------         -------       --------     ----------
  Obligations of states and municipalities:
    After ten years                                      310,000           3,602             --        313,602
                                                      ----------         -------       --------     ----------

  Mortgage-backed securities:
    Federal Home Loan Mortgage Corp.:
      After one, but within five years                   196,300           8,616             --        204,916
                                                      ----------         -------       --------     ----------
Corporate securities (1)                                  12,500              --             --         12,500
                                                      ----------         -------       --------     ----------
  Federal Reserve Bank Stock (1)                         173,200              --             --        173,200
                                                      ----------         -------       --------     ----------
  Federal Home Loan Bank Stock (1)                       329,900              --             --        329,900
                                                      ----------         -------       --------     ----------
       Total investment securities                    $7,508,850         $23,630       $    224     $7,532,256
                                                      ==========         =======       ========     ==========

1 Corporate securities, Federal Reserve Bank and Federal Home Loan Bank Stocks have no stated maturities.

Securities available for sale at December 31, 1998 and 1997 are summarized below:

                                                                                 1997
                                                    ----------------------------------------------------------
                                                                         Gross           Gross
                                                        Adjusted      Unrealized      Unrealized      Market
                                                      Cost Basis         Gains          Losses         Value
                                                      ----------       ---------       --------      ---------
  U.S. Treasury:
     Within one year                                $  1,002,454         $ 4,109       $    --     $ 1,006,563
                                                    ------------         -------       --------    -----------

  Obligations of U.S. government:
     After one, but within five years                  6,804,722          30,970          9,929      6,825,763
     After five, but within ten years                  5,999,395             152         18,864      5,980,683
                                                    ------------         -------       --------    -----------
                                                      12,804,117          31,122         28,793     12,806,446
                                                    ------------         -------       --------    -----------
  Total securities available for sale               $ 13,806,571         $35,231       $ 28,793    $13,813,009
                                                    ============         =======       ========    ===========

                                                                                 1997
                                                    ----------------------------------------------------------
                                                                          Gross           Gross
                                                        Adjusted        Unrealized      Unrealized     Market
                                                      Cost Basis           Gains          Losses       Value
                                                     -----------        ----------      ---------- -----------
  U.S. Treasury:
     After one, but within five years                $ 1,009,138          $  237        $   --     $ 1,009,375
                                                     -----------          ------        -------    -----------

  Obligations of U.S. government:
     Within one year                                   5,933,057           2,347            887      5,934,517
     After one, but within five years                 13,523,289           2,876         17,258     13,508,907
                                                     -----------          ------        -------    -----------
                                                      19,456,346           5,223         18,145     19,443,424
                                                     -----------          ------        -------    -----------
     Total securities available for sale             $20,465,484          $5,460        $18,145    $20,452,799
                                                     ===========          ======        =======    ===========

Securities in the amount of approximately $13,033,000 and $19,443,000 were pledged to collateralize public deposits and repurchase agreements at December 31, 1998 and 1997, respectively.

During 1998 and 1997, the Company held one security totaling $310,000 which was exempt from federal taxation.

4. Loans

   Loans at December 31, 1998 and 1997 are summarized as follows:

                                                                 1998                  1997
                                                              ---------             ---------
       Commercial and industrial                             $23,094,000           $20,254,000
       Real estate:
         Commercial mortgage                                  43,924,000            41,730,000
         Residential mortgage                                 20,190,000            17,531,000
         Construction and development                          5,154,000             3,498,000
       Installment to individuals                              2,069,000             2,569,000
                                                             -----------           -----------
                                                              94,431,000            85,582,000
       Less:  Deferred income and unearned discounts            (211,000)             (268,000)
                                                             -----------           -----------
         Total                                               $94,220,000           $85,314,000
                                                             ===========           ===========

Loan concentrations at December 31, 1998 and 1997 are summarized as follows:

                                      1998           1997
                                      ----           ----

  Service industry                     38%            34%
  Real estate development/finance      32             31
  Wholesale/retail                     22             23
  Other                                 8             12
                                      ----           ----
  Total                               100%           100%
                                      ====           ====

  A substantial portion, $69,268,000, or approximately 74%, at December 31, 1998, and $61,948,000, or approximately 73%, at December 31, 1997, of the Company's loans are secured by real estate in the Washington, D.C. metropolitan area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in market conditions in the Washington metropolitan area.

  Transactions in the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996 are summarized as follows:

                                          1998          1997          1996
                                      ------------  ------------  ------------

  Balance at January 1                 $1,141,719    $1,048,487    $1,273,965
    Net benefit for loan losses           (15,000)           --      (275,000)

    Recoveries:
      Commercial                           21,836       103,533        52,082
      Real estate: /1/
        Commercial mortgage                13,278        56,277           680
        Installment to individuals         98,019        34,878       111,981
                                       ----------    ----------    ----------
          Total recoveries                133,133       194,688       164,743
                                       ----------    ----------    ----------

    Loans charged off:
      Commercial                          (67,861)       (3,000)      (71,937)
      Installment to individuals          (57,863)      (98,456)      (43,284)
                                       ----------    ----------    ----------
          Total loans charged off        (125,724)     (101,456)     (115,221)
                                       ----------    ----------    ----------
      Net recoveries                        7,409        93,232        49,522
                                       ----------    ----------    ----------

  Balance at December 31               $1,134,128    $1,141,719    $1,048,487
                                       ==========    ==========    ==========


  1  The Company has had no charge-offs for construction and development loans.

  Included in the accompanying consolidated balance sheets are certain loans that are accounted for on a nonaccrual basis. These nonaccrual loans totaled approximately $295,000, $411,000 and $963,000 at December 31, 1998, 1997 and
  1996, respectively. Had the loans been current in accordance with their original terms, gross interest income for these loans would have been $32,000, $54,000 and $124,000 in 1998, 1997 and 1996, respectively. Nonaccrual loans include $0, $104,000 and $607,000 in loans guaranteed by the U.S. Small Business Administration at December 31, 1998, 1997 and 1996, respectively. These loans are guaranteed for an average of 90% of the outstanding balance at December 31, 1997, or $94,000, and 97.9% of the outstanding balance, or $594,000 at December 31, 1996. Also included in the accompanying consolidated balance sheets are $0, $0 and $573,000 in loans at December 31, 1998, 1997 and 1996, respectively, restructured due to a deterioration in the financial condition of the borrowers. Actual interest income recorded subsequent to the date of restructuring on loans reported as restructured at each year-end was $0, $0 and $63,000 in 1998, 1997, and 1996, respectively, which is not materially different from that which would have been recorded if the loans had been current in accordance with their original terms. As of year-end 1998, 1997 and 1996, these loans were performing substantially in accordance with the restructured terms. The Company had no commitments to lend additional funds to any of the borrowers whose loans are recorded as nonaccrual or restructured at December 31, 1998, 1997 and 1996. At December 31, 1998, 1997 and 1996, the Company had $136,000, $103,000 and $153,000, respectively, in loans greater than 90 days delinquent which were still accruing interest. These loans consisted primarily of loans which were both adequately secured and in the process of collection.

  A loan is considered impaired when, based on current information and events, the Company deems it probable it will be unable to collect all amounts contractually due under the loan. The recorded investment in impaired loans was $295,000, $698,000 and $1,955,000 at December 31, 1998, 1997 and 1996,
  respectively. Of the balance at December 31, 1998, 1997 and 1996, $295,000, $411,000 and $1,509,000, respectively, are on nonaccrual status or as restructured loans. Included in these amounts for December 31, 1998, 1997 and 1996, respectively, are

  $295,000, $544,000 and $1,855,000 of impaired loans for which the related impairment allowance is $70,000, $116,000 and $264,000. Loans that do not have an impairment allowance were $156,000, $154,000 and $100,000 at December 31, 1998, 1997 and 1996, respectively. The average recorded investment in impaired loans was $426,000, $1,587,000 and $2,619,000 during 1998, 1997 and 1996, respectively. Interest income recognized on impaired loans during the years ended December 31, 1998, 1997 and 1996 which has not been disclosed above in the discussion of nonaccrual and restructured loans was $0, $23,000 and $19,000, respectively. The allowance for credit losses contains additional amounts for impaired loans as deemed necessary to maintain allowances at levels considered adequate by management.

  The Company has engaged in banking transactions in the ordinary course of business with some of its directors, officers, principal shareholders and their associates. Management believes that all loans or commitments to extend loans and the payment of overdrafts included in such transactions are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons and do not involve more than the normal risk of collectibility. At December 31, 1998 and 1997, none of these loans are either reported as nonaccrual, restructured or classified. The aggregate amount of loans to related parties for the years ended December 31, 1998 and 1997 was as follows:


                                                         1998         1997
                                                      ----------  ------------

  Balance at January 1                                 $ 133,748   $ 1,236,852
    Additions                                                  0       319,593
    Repayments                                          (128,748)   (1,399,466)
    Retirements                                                0      (23,231)
                                                       ---------   -----------
  Balance at December 31                              $    5,000   $   133,748
                                                       =========   ===========

5. Bank Premises and Equipment

   Bank premises and equipment at December 31, 1998 and 1997 is summarized as follows:


                                                         1998          1997
                                                     ------------  ------------

  Furniture, fixtures and equipment                  $ 1,386,047   $ 1,281,275
  Leasehold improvements                               2,441,120     2,208,979
                                                     -----------   -----------

    Total, at cost                                     3,827,167     3,490,254
  Less: Accumulated depreciation and amortization     (2,667,340)   (2,237,841)
                                                     -----------   -----------

    Total, net                                       $ 1,159,827   $ 1,252,413
                                                     ===========   ===========

   Amounts charged to operating expenses for depreciation and amortization expense aggregated $434,304, $308,584 and $164,475 in 1998, 1997 and 1996,
   respectively.

6. Interest-Bearing Deposits

   Related party deposits totaled approximately $188,000 and $5,704,000 at December 31, 1998 and 1997, respectively. The decline in the related party deposits was due to the change in control in the Board of Directors and management of the Company. In management's opinion, rates paid on these deposits, where applicable, are available to others at the same terms.

   At December 31, 1998 and 1997, brokered deposits totaled approximately $495,000 and $8,790,000, respectively. The decrease in the balance of brokered deposits was due to maturities during 1998. No new broker deposits were made during 1998.

   At December 31, 1998, time deposits totaling $1,866,000 have scheduled maturities greater than one through five years.

                 2000           $1,296,000
                 2001              247,000
                 2002              209,000
                 2003              114,000
                                ----------
                      Total     $1,866,000
                                ==========

7. Leasing Arrangements

   The Company leases its main office space under two leases which expire in 2002. The Company also leases space for four branch offices and two automated teller machines. The leases on the Union Station branch and the two automated teller machines expire in 1999. The lease on the Dupont Circle East branch expires in 2016, the lease on the Chinatown branch expires in 2007, and the lease on the Georgetown branch expires in 2008. All leases are classified as operating leases.

   The following is a schedule of future minimum payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1998:


            1999                            $  562,468
            2000                               564,842
            2001                               569,013
            2002                               514,240
            2003                               239,229
            2004 and thereafter              1,570,323
                                            ----------
                 Total                      $4,020,115
                                            ==========

   Rental expense in 1998, 1997 and 1996 was approximately $582,000, $505,000 and $464,000, respectively.

8. Income Taxes

   Income tax expense for 1998, 1997 and 1996 consists of:

                                               1998        1997        1996
                                            ----------  ----------  ----------

Current:
 Federal                                     $520,648    $235,260    $484,762
 District of Columbia                          68,136      43,598     131,883
                                               ------      ------     -------

                                              588,784     278,858     616,645
                                              -------     -------     -------
Deferred:
 Federal                                      (52,279)    (37,060)      6,290
 District of Columbia                         (17,056)    (17,291)     24,884
                                              -------     -------     -------

                                              (69,335)    (54,351)     31,174
                                              -------     -------     -------
Total:
 Federal                                      468,369     198,200     491,052
 District of Columbia                          51,080      26,307     156,767
                                              -------     -------     -------

                                             $519,449    $224,507    $647,819
                                             ========    ========    ========

Income tax expense differed from the amounts computed by applying the U.S.
 Federal income tax rate of 34 percent to pretax income as a result of the following:

                                                                               1998                1997                1996
                                                                       -----------------    -----------------     ----------------
                                                                       Amount          %    Amount          %     Amount         %
                                                                       ------          -    ------          -     ------         -
Tax expense at statutory rate                                         $454,178     34.0%   $192,554     34.0%    $603,542    34.0%
  Increase in taxes
     resulting from District of
     Columbia franchise tax, net
     of Federal tax effect                                              46,185      3.5      14,186      2.5      103,466     5.8
  Other                                                                 19,086      1.4      17,767      3.1      (59,189)   (3.3)
                                                                      --------    -----    --------    -----    ---------    ----

                                                                      $519,449     38.9%   $224,507     39.6%    $647,819    36.5%
                                                                      ========    =====    ========    =====    =========    ====

  The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997:

                                                        1998        1997
                                                      -------     -------
Deferred tax assets:
  Allowance for loan losses                          $148,780    $151,457
  Interest income on nonaccrual loans                   5,253       5,253
  Deferred loan fees                                   93,397     111,482
  Furniture and equipment                             181,194      54,522
  Unrealized losses on securities                       2,624       9,748
  Compensated absences                                 (4,277)     36,880
                                                     --------    --------
   Total gross deferred tax assets                    426,971     369,342

Deferred tax liabilities:
  Prepaid expenses                                     (8,821)    (13,860)
  Other                                                (2,927)     (2,470)
                                                     --------    --------
  Total gross deferred tax liabilities                (11,748)    (16,330)
                                                     --------    --------
      Net deferred tax assets                        $415,223    $353,012
                                                     ========    ========

   The net deferred income tax asset at December 31, 1998 and 1997 was $415,223 and $353,012, respectively, and are included in other assets in the accompanying financial statements. Also included in other assets at December 31, 1998 and 1997, were current tax receivables of $0 and $589,000, respectively.


9. Long-term Borrowings/Debt

   On October 1, 1996, the Bank entered into an agreement to borrow funds from the Federal Home Loan Bank of Atlanta ("FHLB"). The principal balance of this note shall be repaid in 146 monthly installments commencing on November 1, 1996 through the note's maturity on December 1, 2008. The rate of interest payable on the principal balance of this note is fixed at 6.95%. The outstanding balance of loans pledged at December 31, 1998 to collateralize this debt is disclosed in Note 10 below. Annual principal maturities as of December 31, 1998 are as follows:


                 1999                   $   64,402
                 2000                       70,794
                 2001                       77,821
                 2002                       85,544
                 2003                       94,034
                 2004 and thereafter       630,116
                                        ----------
                                        $1,022,711
                                        ==========

10. Short-term Borrowings

    Short-term borrowings consist primarily of Federal funds purchased and securities sold under repurchase agreements. Federal funds purchased represent overnight funds, while securities sold under repurchase agreements generally involve the receipt of immediately available funds which mature in one business day or roll over under a continuing contract.

    The balance of securities sold under repurchase agreements at December 31, 1998 and 1997 of $4,647,740 and $3,489,263, respectively, represents funds received by the Company for securities sold to customers of the Company, at the customer's request, which mature in one business day but roll over under a continuing contract. In accordance with these contracts, the underlying securities sold are U.S. Treasuries or government agencies which are segregated from the Company's other investment securities in the Bank's Federal Reserve Bank account. The book value of the underlying securities sold under these repurchase agreements at December 31, 1998 and 1997 was approximately $4,700,000 and $4,787,000, respectively.

    Other short-term borrowings may consist of borrowings from the FHLB for liquidity purposes. Borrowings are collateralized by loans secured by first liens on one to four family, multifamily and commercial mortgages as well as investment securities. Although no short-term FHLB borrowings are outstanding at December 31, 1998 and 1997, the outstanding balances of loans pledged at December 31, 1998 and 1997 to collateralize long-term borrowings as well as future long term borrowings from the FHLB was $3,755,000 and $4,011,000, respectively. The excess collateral value of the loans pledged at both December 31, 1998 and 1997 was approximately $1,820,000 and $1,860,000, respectively.

    Short-term borrowings for 1998 and 1997 are summarized below:


                                                                     1998              1997
                                                                     ----              ----
Federal funds purchased
Balance at end of year                                                    --     $       --
Daily average balance outstanding during year                             --         14,383
Maximum balance outstanding as of any month-end during year               --             --
Daily average interest rate during year                                   --          5.41%

Securities sold under repurchase agreements
Balance at end of year                                            $4,647,740     $3,489,263
Daily average balance outstanding during year                      3,919,783      2,710,121
Maximum balance outstanding as of any
month-end during year                                              4,898,836      5,047,960
Daily average interest rate during year                                4.70%          4.95%
Average interest rate on balance at end of year                        4.24%          5.21%

11. Commitments and Contingent Liabilities

    In the normal course of business, there are various outstanding commitments and contingent liabilities such as commitments to extend credit that are not reflected in the accompanying consolidated financial statements. No material losses are anticipated as a result of these transactions. At December 31, 1998 and 1997, the Company had outstanding letters of credit aggregating approximately $697,000 and $692,000, commitments to originate variable rate loans aggregating approximately $17,364,000 and $18,608,000, and commitments to originate fixed rate loans aggregating approximately $1,875,000 and $2,832,000, respectively.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and residential and income-producing commercial properties.

    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support lease and security deposits and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds cash, marketable securities and other collateral supporting those commitments for which collateral is deemed necessary. The portion of letters of credit which are collateralized was 86% and 77% at December 31, 1998 and 1997, respectively.

    On February 25, 1998, the Board of Directors of the Company approved the establishment of a grantor trust in the amount of $1,132,000 for the purpose of funding the severance agreements with eight key management officials in connection with the termination of their employment following a change in control. On May 18, 1998, the President and CEO and six employees exercised their rights to receive payments under these severance agreements for a total of $766,400, which is reflected in the statement of operations and comprehensive income. Under the terms of an employment agreement with the former President and Chief Executive Officer of the Company and the Bank, the Company is obligated to make payments totaling up to $28,000 for the continuation of her former benefits for up to two years. Certain unvested stock options granted to the President and Chief Executive Officer and the employees became immediately vested upon the change in control. Under the terms of an employment agreement with the current President and CEO of the Bank, the Bank is obligated to make payments totaling approximately $140,000, in the event she chooses to exercise her rights under her severance agreement on or before May 18, 1999, and these funds are held in the grantor trust.

    The Company maintains directors' and officers' liability insurance in the amount of $5,000,000, subject to certain exclusions. In addition, according to the by-laws, the Company is obligated to indemnify any director or officer for losses incurred to the full extent authorized or permitted by Delaware general corporation law. Three directors put the present Board of Directors and current management on notice that to the best of their belief and knowledge, they were entitled to indemnification for their legal expenses in defending themselves in the lawsuits discussed below. During 1998, $240,000 was accrued in other liabilities for the indemnification of these expenses.

    Although the Company, from time to time, is involved in various legal proceedings in the normal course of business, there are no material legal proceedings to which the Company or the Bank is a party or to which any of their property is subject, except for the matters discussed below.

    On December 12, 1997, the Company commenced an action against three directors, Marshall Reynolds, Jeanne Hubbard and Robert Shell, Jr., and certain other shareholders, in United States District Court for the District of Columbia seeking relief in various counts to enjoin the defendants from voting their shares at the shareholders meeting scheduled to vote on the acquisition of Ballston Bancorp, Inc. (Ballston), and for other relief. That complaint, in various counts, alleged that the defendants had violated federal securities laws by inter alia, failing to file a complete and accurate Schedule 13D, and soliciting of shareholder proxies unlawfully by failing to file proxy solicitation material with the Securities and Exchange Commission. The complaint also alleged that the director defendants breached their fiduciary duties by opposing the acquisition after they had voted for it, agreeing to use their best efforts to bring it to fruition and caused the Company to enter into a binding definitive agreement with Ballston. On December 16, 1997, the District Court denied the Company's motion for a preliminary injunction and, at a special shareholders' meeting on December 31, 1997, a majority of the shareholders voted against the acquisition. Subsequently, on January 23, 1998, the Company filed an amended complaint against the same defendants, and joined Ferris, Baker, Watts, Inc., an investment banking firm, alleging that it also participated in an unlawful solicitation of proxies. On May 4, 1998, the Company discontinued this action by the filing of a Notice of Dismissal without prejudice.

    On March 11, 1998, Marshall T. Reynolds, his wife, Shirley A.Reynolds and two other director/stockholders, Jeanne D. Hubbard and Robert L. Shell, Jr., filed a preliminary consent solicitation statement with the Securities and Exchange Commission, relating to their proposed solicitation of consents for the removal of four directors and the election of four new directors to fill the vacancies created by the removal of the four directors. Another amendment to Schedule 13D was filed on March 11, 1998 relating to the efforts to effect the change in the membership of the Board of Directors of the Company. On May 18, 1998, consents representing a majority of the Company's shareholders voted to remove four directors, Barbara Blum, Shireen
    L. Dodson, Susan Hager, and Clarence L. James and replace them with A. George Cook, Marianne Steiner, Joseph L. Williams and Bonita Wilson. On May 19, 1998, the four new directors were sworn in, Jeanne D. Hubbard was elected Chairwoman and CEO, and Kathleen W. Carr was elected President and Chief Operating Officer of the Bank.

    On May 29, 1998 a suit was filed in The Court of Chancery of the State of Delaware by Rose Z. Thorman and Martha Burke as custodian for Holly McMackin, Jake McMackin, Ashtyn Talley and Casey Talley against Marshall T. Reynolds, Jeanne D. Hubbard, Robert H. Shell, Jr. and Ferris Baker Watts, defendants, and Abigail Adams National Bancorp, Inc., Nominal Defendant asserting claims for individual, derivative and class action for: (1) breach of fiduciary duties of loyalty and disclosure; (2) aiding and abetting breach of fiduciary duties; and (3) tortious interference with economic and contractual relations. The Company has hired Delaware counsel and is vigorously defending this suit. A motion to dismiss this suit was filed on or before July 31, 1998 by the Company and the stockholders/directors. The Court of Chancery has granted the plaintiffs leave to file an amended complaint. The plaintiffs have agreed to dismiss Ferris Baker Watts, Inc. from the state action. The Company is awaiting the judge's ruling on the Motion to Dismiss.

    On June 8, 1998 a second suit was filed in United States District Court, District of Delaware by Rose Z. Thorman, and Martha Burke, individually and as custodian for Holly McMackin, Jake McMackin, Ashtyn Talley and Casey Talley, Plaintiffs against the Company, Nominal Defendant, and Marshall T. Reynolds, Jeanne D. Hubbard, Robert L. Shell, Jr. and Ferris Baker Watts, Inc. The federal action is based on the same facts underlying the State action, and asserts both derivative claims on behalf of the Bank and individual claims on behalf of stockholders of the Bank. The complaint in the Federal action alleges that certain stockholders/directors of the Bank, and Marshall T. Reynolds, Jeanne D. Hubbard and Robert H. Shell, Jr., as well as the investment banking firm, Ferris Baker Watts, Inc., violated the Securities Exchange Act of 1934 ( the "Exchange Act") in soliciting proxies against the proposed merger between the Bank and Ballston, which was not approved by the shareholders at a special meeting held December 31, 1997, and also alleges that the individual stockholder/directors violated the Exchange Act in soliciting proxies to remove four directors of the Bank. The Company has hired Delaware counsel and is vigorously defending this suit. The District Court has stayed the Federal action pending a decision in the State action.

    Management and the Board of Directors of the Company have reviewed the above described litigation and believe that it will prevail on the merits. Consequently, the Company has not accrued for a potential adverse result.

12. Restrictions on Dividend Payments and Loans by Affiliated Bank

    Any dividends payable by the Company are dependent on dividends payable from the Bank to the Company. Federal banking laws restrict the total dividend payments that a national banking association may make during any calendar year to the total net income of the bank for the current year plus retained net income for the preceding two years, except with the prior written approval of the Office of the Comptroller of the Currency. At December 31, 1998, approximately $2,662,000 of retained earnings of the Bank was available for dividend declarations without prior regulatory approval. The Federal Reserve Board has issued a statement effective November 14, 1985 which indicates that dividends should only be paid out of net income available to common shareholders over the past year. As of December 31, 1998, dividends paid did not exceed the net income available to common shareholders for 1998 by approximately $281,000. Restrictions are also imposed upon the ability of the Bank to make loans to the Company, purchase stock in the Company or use the Company's securities as collateral for indebtedness of the Bank. At December 31, 1998, the Company and the Bank were in compliance with regulatory requirements.


13. Parent Company Information

    On April 1, 1982, the Company acquired, through merger, all of the outstanding shares of the Bank, becoming the parent and sole stockholder. The earnings (losses) of the Bank are recorded by the Company using the equity method of accounting. Earnings (losses) are recorded as an increase (decrease) in the Company's investment, and dividends declared by the Bank are recorded as reductions in the Company's investment in the Bank.

                            Condensed Balance Sheets

                                                                                                           December 31,
                                                                                              ----------------------------------
                                                                                                      1998             1997
                                                                                                    ------           ------
Assets
Due from banks and interest-bearing balances with subsidiary bank                              $ 1,009,157      $ 2,356,267
Investment in subsidiary bank                                                                   12,019,925        8,595,752
Loans                                                                                                   --        2,034,278
    Less: Allowance for loan losses                                                                     --          (25,000)
                                                                                               -----------      -----------
    Loans, net                                                                                          --        2,009,278
Other assets                                                                                       879,245          559,919
                                                                                               -----------      -----------

    Total assets                                                                               $13,908,327      $13,521,216
                                                                                               ===========      ===========

Liabilities and Stockholders' Equity
Liabilities:
  Other liabilities                                                                            $   309,044      $   491,478
Stockholders' equity:
  Common stock, par value $0.01 per share, authorized 6,250,000 shares; issued 2,091,760 shares in 1998 and 2,069,882 in 1997;
    outstanding 2,085,910 shares in 1998 and 2,064,032 shares in 1997                               20,918           20,699
  Additional paid-in capital                                                                    12,482,926       12,227,447
  Retained earnings                                                                              1,328,865        1,029,989
                                                                                               -----------      -----------
                                                                                                13,832,709       13,278,135
    Less:  Employee Stock Ownership Plan shares, 23,396 shares in 1998 and
   25,107 shares in 1997,  at cost                                                                (204,716)        (219,687)
  Less:  Treasury Stock, 5,850 shares at cost                                                      (28,710)         (28,710)
                                                                                               -----------      -----------
    Total stockholders' equity                                                                  13,599,283       13,029,738
                                                                                               -----------      -----------

    Total liabilities and stockholders' equity                                                 $13,908,327      $13,521,216
                                                                                               ===========      ===========

                       Condensed Statements of Operations

                                                                              Years Ended December 31,
                                                                   -------------------------------------------
                                                                     1998            1997              1996
                                                                   ---------       ---------        ----------
Income
 Dividends from subsidiary bank                                    $      --       $       --       $  307,425
 Interest earned on balances with subsidiary bank                     41,460          110,920          115,427
 Interest on loans                                                    48,464          233,800           27,218
                                                                   ---------       ---------        ----------
   Total income                                                       89,924          344,720          450,070
                                                                   ---------       ---------        ----------

Expenses
 Salaries and benefits                                               111,173            6,203            6,500
 Professional fees                                                   563,085        1,043,450           44,009
 (Benefit) provision for loan losses                                (25,000)              --           25,000
 Other                                                               246,338          431,327          176,863
                                                                   ---------       ---------        ----------
   Total expenses                                                    895,596        1,480,980          252,372
                                                                   ---------       ---------        ----------
   Income (loss) before taxes and equity
     in undistributed net income of subsidiary                      (805,672)      (1,136,260)         197,698
Applicable income tax benefit                                        325,721          447,693          104,730
                                                                   ---------       ---------        ----------
   Income (loss) before  equity
     in undistributed net income of subsidiary                      (479,951)        (688,567)         302,428
Equity in undistributed net income of subsidiary                   1,296,320        1,030,394          824,877
                                                                   ---------       ---------        ----------
   Net income                                                      $ 816,369       $  341,827       $1,127,305
                                                                   =========       ==========       ==========

                       Condensed Statements of Cash Flows

                                                                              Years Ended December 31,
                                                                 ---------------------------------------------
                                                                     1998            1997              1996
                                                                 -----------      -----------      -----------
Operating Activities
Net income                                                       $   816,369      $   341,827      $ 1,127,305
Adjustments to reconcile net income to net cash
 (used in) provided by operating
 activities:
 Equity in undistributed net income of subsidiary                 (1,296,320)      (1,030,394)        (824,877)
 Provision (benefit) for loan losses                                 (25,000)              --           25,000
 ESOP compensation expense paid in stock                               5,496            6,203               --
 Other, net                                                         (515,247)          73,888          (10,643)
                                                                 -----------      -----------      -----------
   Net cash (used in) provided by operating activities            (1,014,702)        (608,476)         316,785

Investing Activities
Net decrease (increase) in lines of credit                           474,007          848,339       (1,010,546)
Loans originated                                                    (470,000)      (2,394,500)      (1,242,500)
Principal collected on loans                                       2,030,271        1,706,913           58,016
                                                                 -----------      -----------      -----------
   Net cash provided (used in) by investing activities             2,034,278          160,752       (2,195,030)

Financing Activities
Proceeds from issuance of common stock, net                          253,247            9,767        6,018,928
Loan to Employee Stock Ownership Plan                                 11,926               --         (218,750)
Rabbi Trust contribution, net                                        (96,173)              --               --
Contribution of capital to subsidiary                             (2,000,000)        (350,000)              --
Cash dividends paid to stockholders                                 (535,686)        (650,370)        (376,136)
                                                                 -----------      -----------      -----------
   Net cash (used in) provided by financing activities            (2,366,686)        (990,603)       5,424,042
                                                                 -----------      -----------      -----------

   (Decrease) increase in cash and cash equivalents               (1,347,110)      (1,438,327)       3,545,797
   Cash and cash equivalents at beginning of year                  2,356,267        3,794,594          248,797
                                                                 -----------      -----------      -----------
   Cash and cash equivalents at end of year                      $ 1,009,157      $ 2,356,267      $ 3,794,594
                                                                 ===========      ===========      ===========

14. Federal Deposit Insurance Corporation Improvement Act

Regulations implementing the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) became effective on December 19, 1992. FDICIA requires the regulators to stratify institutions into five quality tiers based upon their respective capital strengths and to increase progressively the degree of regulation over the weaker institutions, limits the pass-through deposit insurance treatment of certain types of accounts, adopts a "Truth in Savings" program, calls for the adoption of risk-based premiums on deposit insurance and requires banks to observe insider credit underwriting procedures no less strict than those applied to comparable noninsider transactions.

The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well-capitalized," "adequately capitalized," "undercapitalized," "significantly under-capitalized" and "critically undercapitalized." Institutions categorized as "undercapitalized" or below are subject to certain restrictions, including the requirement to file a capital plan with its primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by its primary federal regulator or by the FDIC, including requirements to raise additional capital, sell assets or sell the entire institution. Once an institution becomes "critically undercapitalized" it is generally placed in receivership or conservatorship within 90 days.

To be considered "well-capitalized," an institution must generally have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 1998 and 1997, both the Company and the Bank were considered "well-capitalized." The table below presents the capital position of the Company and the Bank relative to their various minimum statutory and regulatory capital requirements at December 31, 1998. The Company and the Bank are considered "well-capitalized" under regulatory guidelines.


                                  Company             Bank           Minimum
                              ----------------  ----------------     Capital
                               Amount   Ratio    Amount   Ratio   Requirements
                              --------  ------  --------  ------  -------------
                                           (Dollars in thousands)

  Leverage ratio /1/           $13,595  10.38%   $12,016   9.27%          4.00%
  Tier 1 risk-based ratio /2/   13,595  12.66     12,016  11.20           4.00
  Total risk-based ratio /2/    14,730  13.72     13,150  12.26           8.00
---------------------

  1   Based on annual average assets
  2   Based on risk-adjusted assets



15. Employee Benefits

15. Employee Benefits

The Company has adopted a Nonqualified Stock Option Plan for certain officers and key employees and has reserved 112,500 shares of common stock for options to be granted under the plan. No options have been granted to date.

On January 23, 1996, the Company adopted a nonqualified Directors Stock Option Plan (the "Directors Plan") and a qualified Employee Incentive Stock Option Plan covering key employees (the "Employee Plan"), which were approved by the shareholders on October 15, 1996. Shares subject to options under these plans may be authorized but unissued shares or treasury shares. Options under the Directors Plan are granted at a price not less than 85% of the fair market value of the Company's common stock on the date of grant. The options vest beginning in 1996 at an annual rate of 20% at the end of each year and become fully vested in the event of a Change in Control, as defined in the Directors Plan, or in the event that the Director leaves the Board. All the options are now fully vested as a result of a change in control which occurred in 1998. Options under the Employee Plan are granted at a price of 100% of the fair market value of the Company's common stock on the date of grant and are immediately exercisable. Options under both plans expire not later than ten years after the date of grant. Options for a total of 20,520 shares of common stock available for grant under the above Plans were granted in 1996 at a price of $5.39 for directors and $6.34 for employees. As of December 31, 1998, 17,128 options have been exercised under these plans.

On November 19, 1996, the Company adopted a nonqualified Directors Stock Option Plan (the "1996 Directors Plan") and a qualified Employee Incentive Stock Option Plan covering key employees (the "1996 Employee Plan"). Shares subject to options under these plans may be authorized but unissued shares or treasury shares. Options under the 1996 Directors Plan are granted at a price not less than 85% of the fair market value of the Company's common stock on the date of grant. Options under the 1996 Employee Plan are granted at a price of 100% of the fair market value of the Company's common stock on the date of grant. The options granted under both the 1996 Directors Plan and the 1996 Employee Plan vest beginning in 1997 at an annual rate of 33.3% at the end of each year and become fully vested in the event of a Change in Control, and are now fully vested. Options for a total of 27,641 shares of common stock are available for grant under the above Plans. Options totaling 25,760 were granted in 1996 at a price of $7.30 for directors and $8.59 for employees. Options totaling 1,881 were granted in 1997 at prices ranging from $9.37 to $9.46 for employees. As of December 31, 1998, 6,243 options have been exercised under these plans.

On March 29, 1996, the Company granted the former President and Chief Executive Officer a nonqualified stock option to purchase 93,750 shares at a price equal to 85% of the fair market value of the Company's common stock on the date of grant ($5.39). The option began vesting in 1996 at an annual rate of 20% at the end of each year and became fully vested upon her departure from the employment of the Company and the Bank in 1998.

The Company accounts for its stock option plans under APB Opinion No. 25. In accordance with APB Opinion No. 25, no compensation expense has been recorded for the January 23, 1996 Employee Plan and the November 19, 1996 Employee Plan. Compensation expense of approximately $67,000, $24,000 and $19,000 in 1998, 1997 and 1996, respectively, has been recorded for the Directors Plan, the 1996 Directors Plan and the options granted to the President and Chief Executive Officer, which is an amount equal to the difference between the quoted market price of the stock at the date of grant and the amount the employee/director is required to pay. The compensation expense was accelerated in 1998, due to the change in control, at which time all the options vested.

Had compensation cost for these plans been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123) the Company's net income and basic earnings per share for 1998, 1997 and 1996 would have been $849,000 and $.41 per share, $344,000 and $.17 per share, and $1,105,000, and $.74 per share, respectively. Diluted earnings per share for 1998, 1997 and 1996 would have been $.40 per share, $.16 per share and $.72 per share, respectively.

A summary of the status of the Company's four stock option plans and the one out-of-plan stock option grant at December 31, 1998 and 1997 and changes during the years then ended is presented in the table and narrative below:


                                                                    1998
                                                   ---------------------------------------
                                                   Directors Plans and
                                                        CEO Grants         Employee Plans
                                                   -------------------   -----------------
                                                               Wtd Avg             Wtd Avg
                                                     Shares   Ex Price   Shares   Ex Price
                                                   --------   --------   ------   --------

Outstanding at beginning of year                    111,686      $5.56   28,733      $7.78
Granted                                                  --         --       --         --
Exercised                                            (8,889)      5.89  (12,989)      7.02
Forfeited/Expired                                        --         --  (11,087)      8.45
Outstanding at end of year                          102,797       5.53    4,657       8.32
Exercisable at end of year                          102,797       5.53    4,657       8.32
Weighted average fair value of options granted           --         --       --         --

                                                                    1997
                                                   ---------------------------------------
                                                   Directors Plans and
                                                        CEO Grants         Employee Plans
                                                   -------------------   -----------------
                                                               Wtd Avg             Wtd Avg
                                                     Shares   Ex Price   Shares   Ex Price
                                                   --------   --------   ------   --------
Outstanding at beginning of year                    111,686      $5.56   28,344      $7.60
Granted                                                  --         --    1,881       9.40
Exercised                                                --         --   (1,493)      6.34
Forfeited/Expired                                        --         --       --         --
Outstanding at end of year                          111,686       5.56   28,733       7.78
Exercisable at end of year                           44,015       5.54   17,739       7.26
Weighted average fair value of options
 granted                                                 --        n/a       --      $1.70


At December 31, 1998, options granted under the Directors Plan and the 1996 Directors Plan and under the Non-Qualified Stock Option Agreement between the Company and the President and Chief Executive Officer have exercise prices between $5.39 and $7.30, with a weighted average exercise price of $5.53 and a weighted average remaining contractual life of 7.1 years. Of these options, 102,797 are exercisable. At December 31, 1998, options granted under the Employee Plan and the 1996 Employee Plan have exercise prices between $6.34 and $8.59, with a weighted average exercise price of $8.32 and a weighted average remaining contractual life of 7.7 years. Of these options, 4,657 are exercisable.

The fair value of each option grant is estimated on the date of grant using a Black-Scholes based option pricing model with the following weighted average assumptions used for grants in 1996: risk-free interest rate of 5.81%; expected dividend yields of 5.04%; expected lives of 10 years; and expected volatility of 50%. The following weighted average assumptions are used for grants in 1997: risk-free interest rate of 5.94%; expected dividend yields of 3.48%; expected lives of 1.3 years; and expected volatility of 30%. There were no grants in 1998.

On April 16, 1996, the Company and the Bank adopted an employee stock ownership plan ("ESOP") with 401(k) provisions, replacing the Bank's former 401(k) Plan, which covered all full-time employees 21 years of age or older who had completed one year of service. Participants may elect to contribute to the ESOP a portion of their salary, which may not be less than 1% or more than 15%, of their annual salary (up to $10,000 for 1998 and $9,500 for 1997). In addition, the Bank may make a discretionary matching contribution equal to one-half of the percentage amount of the salary reduction elected by each participant (up to a maximum of 3%), which percentage will be determined each year by the Bank, and an additional discretionary contribution determined each year by the Bank. Employee contributions and the employer's matching contributions immediately vest. The initial employer's discretionary contribution was immediately vested. All future employer's discretionary contributions are vested as follows: 33 and 1/3% for one year of service; 66 and 2/3% for two years of service; and 100% for three years of service; however, an employee's vested percentage will not be less than their vested percentage under the former 401(k) Plan.

The Company made matching contributions to the Plan of $18,000, $41,000 and $23,000 in 1998, 1997 and 1996, respectively. These amounts are included in salaries and employee benefits in the accompanying consolidated statements of operations and comprehensive income. In 1996, the Company made an additional discretionary contribution of 4,681 shares of Company stock, at a fair market value of $55,000 on December 31, 1996, from the 31,250 shares purchased by the ESOP to all eligible employees. This amount is included in salaries and benefits for 1996 in the accompanying consolidated statements of operations and comprehensive income. In accordance with the terms of the ESOP, dividends paid on all shares allocated to the participants' accounts and are reflected as dividends declared in the accompanying consolidated statement of changes in stockholders' equity. Dividends paid on all remaining unallocated shares owned by the ESOP are also allocated to the participants' accounts and are included in salaries and benefits for 1998 in the accompanying consolidated statement of operations and comprehensive income. As of December 31, 1998, 6,143 shares were allocated to participants' accounts, 1,711 shares were committed to be released and the remaining 23,396 shares are unearned ESOP shares held in suspense. In 1998, the Company paid $8,125 on the ESOP shares and made a capital contribution of $9,297. The capital contribution was directly applied toward the ESOP loan. Dividends paid on allocated shares may be paid to participants or used to repay the ESOP loan, with an equivalent number of shares allocated to participants' accounts. Dividends on unallocated shares are expected to be used to repay the ESOP loan with the equivalent number of shares allocated to participants' accounts. The participating employee has certain put rights in the event that the common stock distributed cannot be readily sold. Only shares which are allocated or committed to be released are considered for purposes of computing earnings per share. The fair value of the unearned ESOP shares at December 31, 1998 and 1997 is $403,700 and $351,300, respectively.


16. Other Operating Expense

Other operating expense for 1998, 1997 and 1996 is summarized as follows:

                                           1998         1997        1996
                                           ----         ----        ----

  Courier service and bank security    $  132,504   $  157,116    $169,207
  Stationery and office supplies          146,836      159,638      97,602
  Printing                                 39,332      152,189      39,632
  Advertising                              97,790       97,534      85,572
  FDIC insurance premiums                  14,538       10,271       2,363
  Other                                   662,373      792,598     514,722
                                       ----------   ----------    --------
    Total other operating expense      $1,093,373   $1,369,346    $909,098
                                       ==========   ==========    ========

Other operating expenses for 1997 includes approximately $222,000 in costs written-off in connection with the proposed acquisition of Ballston Bancorp, Inc., which was not approved by the shareholders at a Special Meeting of the Shareholders on December 31, 1997. Total cost incurred in connection with this acquisition were $1,213,000, inclusive of the $222,000 reported above, with the remaining costs included in professional fees.


17. Shareholder Rights Plan

On April 12, 1994, the Board of Directors of the Company adopted a Rights Agreement ("Rights Agreement"), which was amended April 20, 1995. Pursuant to the Rights Agreement, the Board of Directors of the Company declared a dividend of one share purchase right for each share of the Company's common stock outstanding on April 25, 1994 ("Right"). Among other things, each Right entitles the holder to purchase one share of the Company's common stock at an exercise price of $16.09.

Subject to certain exceptions, the Rights will be exercisable if a person or group of persons acquires 25% or more of the Company's common stock ("Acquiring Person"), or announces a tender offer, the consummation of which would result in ownership by a person or group of persons of 25% or more of the common stock, or if the Board determines that a person or group of persons holding 15% or more of the Company's common stock is an Adverse Person, as defined in the Rights Agreement.

Upon the occurrence of one of the triggering events, all holders of Rights, except the Acquiring Person or Adverse Person, would be entitled to purchase the Company's common stock at 50% of the market price. If the Company is acquired in a merger or business combination, each holder of a Right would be entitled to purchase common stock of the Acquiring Person at a similar discount.

The Board of Directors may redeem the Rights for $0.01 per share or amend the Plan at any time before a person becomes an Acquiring Person. The Rights expire on December 31, 2003.


18. Fair Value of Financial Instruments

The Company follows SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", which requires the disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate their fair value. Quoted market prices, when available, are used as the measure of fair value. In cases where quoted market prices are not available, fair values are based on present value estimates or other valuation techniques. These derived fair values are estimates at a specific point in time and are significantly affected by assumptions used, principally the timing of future cash flows and the discount rate. Because assumptions are inherently subjective in nature, the estimated fair values cannot be substantiated by comparison to independent market quotes and, in many cases, the estimated fair values would not necessarily be realized in an immediate sale or settlement of the instrument. The disclosure requirements of SFAS No. 107 exclude certain financial instruments and all nonfinancial instruments. The estimated fair values presented do not give effect to the values associated with the Company's banking business, existing customer relationships, branch network, property or equipment. Also, under SFAS No. 107, the fair value of noninterest bearing demand deposits, savings and NOW accounts and money market deposit accounts is equal to the carrying amount because these deposits have no stated maturity. This approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. Accordingly, the aggregate fair value amounts presented do not represent management's estimation of the underlying value of the Company.

The following are the estimated fair values of the Company's financial instruments at December 31, 1998 and 1997 followed by a general description of the methods and assumptions used to estimate such fair values.


                                                  1998                      1997
                                       ------------------------   ------------------------
                                         Carrying     Estimated     Carrying     Estimated
                                          Amount        Value        Amount        Value
                                       ------------  ----------   ------------  ----------
  Financial assets
    Cash and due from banks            $ 5,836,099   $ 5,836,099   $ 7,654,347  $ 7,654,347
    Short-term investments               5,607,288     5,607,288     8,231,000    8,231,000
    Securities available for sale       13,806,571    13,813,009    20,465,484   20,452,799
    Investment securities                7,976,376     8,027,302     7,508,850    7,532,256
    Loans                               94,219,747                  85,313,591
    Less: Allowance for loan losses     (1,134,128)                 (1,141,719)
                                       -----------   -----------   -----------  -----------
               Net loans                93,085,619    94,750,000    84,171,872   83,233,356

  Financial liabilities
    Noninterest-bearing deposits        31,058,149    31,058,149    27,184,087   27,184,087
    Interest-bearing deposits
      with no stated maturity           38,504,089    38,504,089    38,749,327   38,749,327
    Time deposits                       39,102,850    39,202,000    46,327,982   46,383,831
    Short-term borrowings                4,647,740     4,647,740     3,489,263    3,489,263
    Long-term borrowings/debt            1,022,711     1,105,000     1,085,936    1,138,688

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

    Cash and due from banks. The carrying amounts reported in the balance sheet approximate fair value due to the short-term nature of these assets.

    Short-term investments. The carrying amounts of short-term investments on the balance sheet with maturities of 90 days or less approximate fair value. For short-term investments with maturities of greater than 90 days, fair value estimates are based on market quotes for similar instruments adjusted for such differences between the quoted instruments and the instruments being valued as to maturity and credit quality.

    Securities available for sale and investment securities. The estimated fair values of securities by type are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    Loans. Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are classified by variable rate, fixed rate and loans which reprice on a predetermined schedule. Non-variable rate loans are further classified by general purpose within the commercial, real estate and consumer portfolios. Loans are further classified by performing or nonperforming loans.

    For performing variable-rate loans which reprice immediately as market rates change, the carrying amounts approximate fair value. Additionally, most variable rate lines of credit, which comprise more than half of the variable loan portfolio, are reviewed and extended on at least an annual basis. At the time of that review, these loans are repriced to reflect the current credit risk inherent in these loans. For performing fixed-rate loans and loans which reprice on a pre-determined schedule, fair values are estimated by discounting the expected cash flows up to and including the date of repricing, if applicable, by a discount rate that reflects the interest rate and credit risk inherent in the loan. The estimated maturity of these loans reflects both contractual maturity and management's assessment of prepayments, economic condition, and other factors that may affect the maturity of the portfolio. The discount rate is based on the rate that would be currently offered for loans with similar terms to borrowers of similar credit quality.

Nonperforming loans are included in each of the loan portfolios previously described. The fair value of nonperforming loans is estimated in a manner which approximates discounting the expected return of principal over the period of time the Company anticipates receiving principal payments on the loan at a discount rate which is reflective of the higher risk surrounding these assets compared to a performing loan.

Deposits. The fair value of deposits with no stated maturity, such as noninterest-bearing deposits, NOW accounts, savings and money market deposit accounts, is the amount payable on demand as of year-end. For time deposits, fair value is estimated by discounting the contractual cash flows using a discount rate equal to the incremental deposit rate for similar remaining maturities.

Short-term borrowings. The carrying values of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings approximate fair values.

Long-term borrowings/debt. The fair values of long-term borrowings/debt are estimated by discounting the contractual cash flows for each instrument. The discount rate applied is based on the current incremental borrowing rates for similar arrangements with similar maturities.

Commitments to extend credit and letters of credit. At December 31, 1998 and 1997, the Company had commitments to extend credit of $19,239,000 and $21,440,000 and letters of credit of $697,000 and $692,000, respectively. Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding, compensating balance and other covenant requirements. Non-credit card commitments generally have fixed expiration dates, are variable rate and contain termination and other clauses which provide for relief from funding in the event that there is a significant deterioration in the credit quality of the customer. Many loan commitments are expected to, and typically do, expire without being drawn upon. At December 31, 1998 and 1997, approximately 95% and 78%, respectively, of the Company's commitments to lend expire within one year or are otherwise cancelable. The rates and terms of the Company's commitments to lend and letters of credit are competitive with others in the markets in which the Company operates. Carrying amounts which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial.

Report of Independent Public Accountants

The Board of Directors and Stockholders
Abigail Adams National Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Abigail Adams National Bancorp, Inc. and subsidiary (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity and cash flows for the three years ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abigail Adams National Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the three years ended December 31, 1998, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Washington, D.C.
February 2, 1999

                    ABIGAIL  ADAMS  NATIONAL  BANCORP,  INC.


OFFICERS:

Jeanne D. Hubbard  ..................................Chairwoman, President & CEO
Karen E. Schafke  ...............Senior Vice President & Chief Financial Officer


                            THE ADAMS NATIONAL  BANK

OFFICERS:

Kathleen Walsh Carr  ............................................President & CEO
Karen E. Schafke  ...............Senior Vice President & Chief Financial Officer
Loren C.Geisler  ...........................Senior Vice President & Chief Lender
Betty J. Serrano  ....................................Vice President, Operations
David M. Glaser............................Vice President, Retail Administration
Hanh D. Nguyen  .....................................Vice President & Controller
Arthur C. Smith  III  ...................................Vice President, Lending
Marc A. Herbst  .........................................Vice President, Lending
Catherine Upshur Purnell.............Vice President, Branch Manager, Main Office
Scott M. Shaver..........Assistant Vice President, Branch Manager, DuPont Circle
Kathryn R. Speakman............................Assistant Vice President, Lending
Patrice G. Goss................................Assistant Vice President, Lending
Holly Pham.........................Assistant Vice President, Loan Administration
Martha Holmes-Lockamy.......................Assistant Vice President, Operations
Everette Hitchner..................Assistant Vice President, Assistant Treasurer
Mary E. Mills...................Assistant Vice President, Information Technology

  DIRECTORS OF ABIGAIL ADAMS NATIONAL BANCORP, INC. AND THE ADAMS NATIONAL BANK

                                Jeanne D. Hubbard
                Chairwoman, President and Chief Executive Officer
                      Abigail Adams National Bancorp., Inc.

                               Kathleen Walsh Carr
                       President & Chief Executive Officer
                             The Adams National Bank

                               Michelle D. Bernard
                                     Partner
                              Patton Boggs, L.L.P.

                                 A. George Cook
                                    Principal
                              George Cook & Company

                                  Carl E. Hecht
                                    Chairman
                                     US Tag

                                 Lynne M. Miller
                             Chief Executive Officer
                      Environmental Strategies Corporation

                              Marshall T. Reynolds
                       Chairman & Chief Executive Officer
                            Champion Industries, Inc.

                               Patricia G. Shannon
                       President & Chief Executive Officer
                    Boys & Girls Clubs of Greater Washington

                              Robert L. Shell, Jr.
                             Chief Executive Officer
                               Guyan International

                                Marianne Steiner
                                    Principal
                               Larkspur Marketing

                               Joseph L. Williams
                       Chairman & Chief Executive Officer
                           Basic Supply Company, Inc.

                                Bonita A. Wilson
                                    Principal
                             Bonnie Wilson & Company

                                                                     Form 10-KSB
---------------------------------------------------------------------
Copies of the Annual Report as filed with the Securities and Exchange Commission on Form 10-KSB are available without charge, upon written request to Ms. Karen
E. Schafke, Senior Vice President and Chief Financial Officer, Abigail Adams National Bancorp, Inc. 1627 K Street, N.W. Washington, D.C. 20006.




                               EXECUTIVE OFFICES:
                               1627 K Street, N.W.
                             Washington, D.C. 20006
                                 (202) 466-4090


                                 TRANSFER AGENT:
                     American Stock Transfer & Trust Company
                                 40 Wall Street
                              New York, N.Y. 10005


                                SPECIAL COUNSEL:
                   Luse Lehman Gorman Pomerenk & Schick, P.C.
                           5335 Wisconsin Avenue. N.W.
                                    Suite 400
                             Washington, D.C. 20015


                                     ONLINE:
                            http://www.adamsbank.com


                                 STOCK LISTING:
              Abigail Adams National Bancorp, Inc. Common Stock is
           listed on the Nasdaq National Market under the symbol AANB.