Form 10KSB40, Exhibit 13
period 2000-12-31
ABIGAIL ADAMS NATIONAL BANCORP INC
filed 2001-03-29
CIK 356809

                                   EXHIBIT 13

FINANCIAL CONTENTS

                                                                            Page

Financial Highlights ......................................................    2

Letter to Shareholders and Friends ........................................    3

Five Year Condensed Consolidated Balance Sheet, Asset Quality
  and Capital Ratio Data ..................................................    4

Five Year Condensed Consolidated Income Statement Data and
  Selected Performance Ratios .............................................    5

Management's Discussion and Analysis of Financial Condition
  and Results of Operations ...............................................    6

Summary of Operations by Quarter and Summary of Market Data ...............   16

Consolidated Balance Sheets ...............................................   17

Consolidated Statements of Income .........................................   18

Consolidated Statements of Changes in Stockholders' Equity ................   19

Consolidated Statements of Cash Flows .....................................   20

Notes to Consolidated Financial Statements ................................   21

Independent Auditors' Report ..............................................   38

The Adams National Bank . . . committed to achieving excellence as a community financial institution focused on meeting the needs of women, minorities, not-for-profit organizations and the business and professional community. . .

                              FINANCIAL HIGHLIGHTS
                      (In thousands, except per share data)

                                              2000          1999
                                            --------      --------
          Averages
              Assets                        $150,922      $129,478
              Loans                          110,095        98,570
              Allowance for loan losses       (1,401)       (1,145)
              Deposits                       129,591       109,145
              Stockholders' equity            15,680        14,089

          At Year-End
              Assets                        $160,651      $141,770
              Loans                          118,440       108,823
              Allowance for loan losses       (1,654)       (1,137)
              Deposits                       137,657       122,570
              Stockholders' equity            16,973        14,459
              Book value per share          $   7.82      $   6.98

          For the Year
              Net income                    $  2,460      $  2,029
              Cash dividends                     901           826

          Per Common Share
              Basic earnings                $   1.15      $   0.98
              Diluted earnings              $   1.15      $   0.96
              Cash dividends                $   0.42      $   0.40

                              [BAR CHART OMITTED]

               [Letterhead of Abigail Adams National Bank, Inc.]

Dear Shareholders, Customers and Friends,

2000 was a year of record breaking performance for Abigail Adams National Bancorp, Inc. and its subsidiary, The Adams National Bank! We, your management team, are proud and pleased to share these results with you.

Earnings increased quarter by quarter throughout the year culminating with net income for the year of $2,460,000, 21% increase over the excellent year we had in 1999. Loans, our largest asset, grew by almost 9% while credit quality remained strong with only $72,000 of our loans (net of SBA guaranties) classified as non-performing out of a portfolio of $118,440,000. In a time when many commercial banks are experiencing a decline in core deposits, Adams achieved double digit deposit growth during the year building upon our already strong core deposit base. In other words, your company accomplished solid, profitable growth in every facet of its business during 2000, as you can see in the numbers and charts found in the following pages.

Adams achieved these results by providing, on a consistently profitable basis, the products and services desired by our current and prospective customers. Relationship building is the key to your company's success and all employees are focused on creating, preserving and enhancing these relationships. Our continued company-wide commitment to the D.C. community and our customers will assure that our goal of creating, sustaining and increasing shareholder value is achieved.

Your company and its management team are positioned for continued strong financial performance in 2001 and forward. Our reserve for loan losses was strengthened in 2000 reflecting our increased lending efforts and heeding concerns of a possible economic slowdown. The growth in our loan portfolio was accomplished without a decline in our strong 6% net interest margin, and this philosophy will continue. Adams' efficiency ratio, which was 55% for the year, reflects your management's ongoing commitment to control costs and expenses.

Our capital position is strong and allows for continued growth. Your management team is committed to its disciplined approach to achieving this growth by maintaining our focus on profitability, risk management, asset quality and improving shareholder value. We are prepared to ensure success through any and all business cycles.

Recently, a major regional brokerage house described your company as "delivering
 . . . impressive net interest margins and profitability while maintaining a high level of asset quality." We are proud of this recognition of our success and pledge to continue it in the future.


Jeanne Delaney Hubbard                            Kathleen Walsh Carr
Chairwoman, President & CEO                       President & CEO
Abigail Adams National Bancorp, Inc.              The Adams National Bank

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
          Five Year Condensed Consolidated Balance Sheet, Asset Quality
                             and Capital Ratio Data
                             December 31, 2000-1996
                             (Dollars in Thousands)

                                                           2000           1999           1998            1997           1996
                                                         --------       --------       --------        --------       --------
Balance Sheet Data
   Total assets                                          $160,651       $141,770       $128,881        $131,239       $112,162
   Short-term investments                                   9,894          9,907          5,607           8,231          5,579
   Investment securities available for sale                22,135         13,406         13,813          20,453         11,205
   Investment securities held to maturity                   3,016          3,355          7,976           7,509         11,641
   Loans                                                  118,440        108,823         94,220          85,314         73,013
   Allowance for loan losses                              (1,654)        (1,137)        (1,134)         (1,142)        (1,048)
   Total deposits                                         137,657        122,570        108,665         112,261         95,155
   Short-term borrowings                                    3,617          3,193          4,648           3,489          1,916
   Long-term debt                                             888            958          1,023           1,086          1,139
   Stockholders' equity                                    16,973         14,459         13,599          13,030         13,140

Asset Quality Ratios
   Net charge-offs (recoveries) to average  loans            0.02%          0.09%         (0.01)%         (0.12)%        (0.08)%
   Nonperforming loans to period-end loans                   0.26%          0.07%          0.46%           0.60%          2.31%
   Allowance for loan losses to period-end loans             1.40%          1.04%          1.20%           1.34%          1.44%
   Allowance for loan losses to period-end                    536%         1,455%           262%            222%            62%
     nonperforming loans

Consolidated Capital Ratios
   Tier 1 risk-based                                        12.95%         12.81%         12.66%          13.76%         16.22%
   Total risk-based                                         14.19%         13.79%         13.72%          14.97%         17.47%
   Leverage                                                 10.61%         11.20%         10.38%          11.09%         13.81%

                              [BAR CHART OMITTED]

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
             Five Year Condensed Consolidated Income Statement Data
                        and Selected Performance Ratios
                       Years Ended December 31, 2000-1996
                             (Dollars in Thousands)

                                                 2000         1999         1998         1997        1996
                                               -------      -------      -------       ------      ------
Income Statement Data
   Total interest income                       $12,809      $10,645      $10,753       $9,603      $7,573
   Total interest expense                        4,067        3,338        3,930        3,822       2,933
                                               -------      -------      -------       ------      ------
     Net interest income                         8,742        7,307        6,823        5,781       4,640
   Provision for (recovery of) loan losses         536           90          (15)          --        (275)
     Net interest income after provision
          for (recovery of) loan losses          8,206        7,217        6,838        5,781       4,915
   Total noninterest income                      1,545        1,542        1,335        1,204         953
   Total noninterest expense                     5,665        5,407        6,838        6,419       4,093
                                               -------      -------      -------       ------      ------
     Income before taxes                         4,086        3,352        1,335          566       1,775
   Provision for income taxes                    1,626        1,323          519          224         648
                                               -------      -------      -------       ------      ------
     Net income                                $ 2,460      $ 2,029      $   816       $  342      $1,127
                                               =======      =======      =======       ======      ======

Per Common Share Data
   Basic net income per share                  $  1.15      $  0.98      $  0.40       $ 0.17      $ 0.75
   Diluted net income per share                $  1.15      $  0.96      $  0.39       $ 0.16      $ 0.74
   Cash dividends                              $  0.42      $  0.40      $  0.24       $ 0.24      $ 0.30

Selected Performance Ratios
   Return on average assets                       1.63%        1.57%        0.63%        0.29%       1.18%
   Return on average stockholders' equity        15.69%       14.46%        6.19%        2.55%      11.75%
   Average stockholders' equity to               10.39%       10.86%       10.38%       11.38%      10.06%
       average assets

                              [BAR CHART OMITTED]

Management's Discussion and Analysis of Financial Condition and Results of Operations

Abigail Adams National Bancorp, Inc. (the "Company") is the parent of The Adams National Bank (the "Bank"), a national bank with five full-service branches located in Washington, D.C. The Company reports its financial results on a consolidated basis with the Bank.

When used in this Annual Report the words or phrases "will likely result," "are expected to," "will continue", "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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

Results of Operations

Overview

The Company reported a 21.3% increase in net income, as compared to 1999. Net income was $2,460,000 or $1.15 per share (diluted) for 2000, an increase of $431,000 from the $2,029,000 or $.96 per share (diluted) reported for the year ended December 31, 1999. The increase in net income was attributable to the increase in higher yielding assets combined with growth in noninterest-bearing demand deposits and cost control measures limiting the increase in noninterest expense. Book value per share was $7.82 at December 31, 2000, an increase of $0.84 from the book value per share of $6.98 at December 31, 1999. Dividends per common share increased to $0.42 for 2000, as compared to $0.40 paid in 1999.

Analysis of Net Interest Income

Net interest income, the most significant component of the Company's earnings, increased by $1,435,000 or 19.6%, to $8,742,000 for the year ended December 31, 2000, as compared to $7,307,000 in 1999. This improvement in net interest income was a result of the growth in earning assets combined with the increase in the average interest rates on earning assets. Loans, the highest yielding component of earning assets, represented approximately 76.6% of total average earning assets for 2000, as compared to approximately 80.5% for 1999. Average loans increased to $110.1 million for 2000 from $98.6 million for 1999. The average loan to deposit ratio decreased to 84.9% from 90.3% in 1999. An additional factor affecting the net interest margin is the percentage of earning assets funded by interest-bearing liabilities. Funding for earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders' equity. The percentage of earning assets funded by interest-bearing liabilities was 66.4% in 2000 and 67.0% in 1999. The increase in market interest rates during 2000 had a positive impact on earning assets to a greater extent than the impact to interest-bearing liabilities. The yield on the interest-bearing liabilities was 4.26% in 2000, 4.07% in 1999, and 4.59% in 1998, an increase of 19 basis points in 2000 and a decrease of 52 basis points in 1999. These factors combined to produce a net interest margin (net interest income as a percentage of average interest-earning assets) of 6.08% for 2000, and a net interest spread (the difference between the average interest rate earned on interest-earning assets and interest paid on interest-bearing liabilities) of 4.64% for 2000, reflecting increases of 11 basis points and 1 basis point, respectively from 1999.

In 1999, net interest income increased by $481,000 or 7.1%, to $7,307,000, as compared to $6,826,000 in 1998. The improvement in net interest income was a result the change in the mix of earning assets combined with a decrease in the cost of funds on interest-bearing liabilities. The average loan to deposit ratio increased to 90.3% from 76.3% in 1998. These factors combined to produce a net interest spread of 4.63% and a net interest margin of 5.97% for 1999, an increase of 45 basis point and 40 basis points, respectively, from 1998. Loans represented approximately 80.5% of total average earning assets for 1999, as compared to approximately 69.5% for 1998.

              Distribution of Assets, Liabilities and Stockholders'
                            Equity Yields and Rates
              For the Years Ended December 31, 2000, 1999, and 1998
                             (Dollars in Thousands)

                                                              2000                                       1999
                                               ----------------------------------      ------------------------------------
                                                            Interest                                   Interest
                                               Average       Income/     Average        Average         Income/     Average
                                               Balances      Expense      Rates        Balances         Expense      Rates
                                               ----------------------------------      ------------------------------------
Assets
   Loans (a)                                   $110,095       $10,642       9.67%       $98,570          $9,246       9.38%
   Investment securities (b)                     21,520         1,404       6.53%        18,258           1,117       6.12%
   Federal funds sold                             6,259           390       6.23%         3,133             149       4.76%
   Interest-bearing bank balances                 5,946           373       6.28%         2,502             134       5.36%
                                               ----------------------                  ------------------------
     Total earnings assets                      143,820        12,809       8.91%       122,463          10,646       8.69%
                                               ----------------------                  ------------------------
   Allowance for loan losses                     (1,401)                                 (1,146)
   Cash and due from banks                        5,723                                   5,351
   Other assets                                   2,780                                   2,810
                                               --------                                --------
     Total assets                              $150,922                                $129,478
                                               ========                                ========

Liabilities and Stockholders' Equity
   Savings, NOW and Money market accounts       $43,853         1,354       3.09%       $37,320           1,142       3.06%
   Certificates of deposit                       46,495         2,482       5.34%        39,654           1,966       4.96%
   Customer repurchase agreements                 4,154           167       4.02%         3,867             150       3.88%
   Federal funds purchased and other
     borrowings                                      --            --         --            260              11       4.23%
   Long- term debt                                  926            64       6.96%           993              69       6.95%
                                               ----------------------                  ------------------------
     Total interest-bearing liabilities          95,428         4,067       4.26%        82,094           3,338       4.07%
                                               ----------------------                  ------------------------

   Noninterest bearing deposits                  39,243                                  32,171
   Other liabilities                                571                                   1,124
   Stockholders' equity                          15,680                                  14,089
                                               --------                                --------
     Total liability and stockholders'
           equity                              $150,922                                $129,478
                                               ========                                ========

FTE net interest income                                        $8,742         --                         $7,308
                                                               ======                                    ======
Net interest spread                                                         4.64%                                     4.63%
Net interest margin                                                         6.08%                                     5.97%

a) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued. Net loan fees included in interest income were $334,000 and $404,000 for 2000 and 1999, respectively. b) Yields related to investment securities exempt from D.C. income taxes (9.975%) are stated on a fully tax-equivalent basis, and were $323 and $1,636, respectively.

                    Interest Rates and Interest Differential
       Analysis of Changes in Fully Taxable Equivalent Net Interest Income
                                 (In thousands)

                                     For the years ended December 31,       For the years ended December 31,
                                             2000 verses 1999                       1999 versus 1998
                                    ----------------------------------    -----------------------------------
                                                       Change per:                            Change per:
                                    Net Increase   -------------------    Net Increase   --------------------
                                     (Decrease)      Rate      Volume      (Decrease)     Rate         Volume
                                    ------------   --------    -------    ------------   -------      -------
Interest income from:
   Loans                              $ 1,396      $   315     $ 1,081      $   652        ($688)     $ 1,340
   Investment securities                  287           87         200         (407)          36         (443)
   Federal funds sold                     241           92         149         (337)         (27)        (310)
   Interest-bearing bank balances         239           54         185          (18)           9          (27)
                                      -------      -------     -------      -------      -------      -------
     Total interest income              2,163          548       1,615         (110)        (670)         560

Interest expense on:
   Savings, NOW and money market          212           12         200         (243)        (173)         (70)
   Certificates of deposit                516          178         338         (321)        (208)        (113)
   Short-term borrowings                    5            5          --          (23)         (21)          (2)
   Long-term debt                          (4)          --          (4)          (4)          --           (4)
                                      -------      -------     -------      -------      -------      -------
     Total interest expense               729          195         534         (591)        (402)        (189)

   Net interest income                $ 1,434      $   353     $ 1,081      $   481      $   268      $   749
                                      =======      =======     =======      =======      =======      =======

Note: The change in interest due to both rate and volume has been allocated to change due to rate.

Noninterest Income

Total noninterest income for 2000, which consists primarily of service charges on deposits and other fee income, increased slightly from the prior year to $1,545,000 in 2000, as compared to $1,542,000 in 1999. Excluding the gain on sale of loans of $58,000 in 2000, noninterest income decreased $55,000 or 3.5%, as compared to the prior year.

In 1999, total noninterest income increased by approximately $207,000, or 15.5%, to $1,542,000, as compared to $1,335,000 in 1998. Service charges on deposit accounts increased by approximately $179,000, or 15.41%, to $1,339,000 in 1999, as compared to $1,160,000 in 1998, principally due to the increase in income recognized on ATM transactions and cash services.

Noninterest Expense

Total noninterest expense for the year ended December 31, 2000, increased by $259,000 or 4.8% to $5,666,000 from $5,407,000 for 1999.The efficiency ratio for
2000 was 55.1%, which was an improvement from the ratio of 61.1% for 1999. The increase in noninterest expense was partly attributible to the increase in salaries and benefits of $142,000 or 5.8%, as a result of the additions to staff. Professional fees increased by $62,000 or 24.1% to $318,000 for 2000, due primarily to additional internal audit, loan review and legal fees incurred in 2000. Other operating expense increased by $46,000 or 4.3% to $1,110,000 for 2000 from $1,064,000 for 1999, due in part to an increase in postage expense, D.C. sales tax paid, and miscellaneous expenses.

Total noninterest expense for the year ended December 31, 1999, decreased by $1,431,000 or 20.9% to $5,407,000 for 1999 from $6,838,000 for 1998. Salaries and benefits for 1999 decreased by $703,000, or 22.3% from 1998, due to a one time severance payment in 1998 to the Company's former chief executive officer and six executive officers. Professional fees decreased by $539,000 or 67.8% to $256,000 for 1999, due primarily to legal fees incurred in 1998. Data processing expense decreased by $162,000 or 29.0% to $398,000 for 1999, due to the cost savings associated with the conversion to a new data processing service provider in the fourth quarter of 1998.

Income Tax Expense

Income tax expense of $1,626,000 for 2000 increased $303,000 or 22.9% from the income tax expense of $1,323,000 recorded one year earlier. The increase in income taxes was a result of the increase in the Company's pretax income of $734,000, compared to the prior year. The effective tax rate for 2000 was 39.8%.

Income tax expense of $1,323,000 for 1999 increased $804,000 from the $519,000 tax expense recorded for 1998, due to the Company's increase of $2,016,000 in income before taxes. The effective tax rate for 1999 was 39.4%.

Financial Condition

Overview

Total assets increased to $160,651,000 at December 31, 2000 from $141,770,000 at December 31, 1999, an increase of $18,881,000 or 13.3%. The net increase in total assets is attributable to an increase of $9,617,000 in the loan portfolio, an increase of $8,389,000 in investment securities, an increase of $475,000 in cash and due from banks, and an increase in other assets of $1,113,000. Federal funds sold decreased $1,264,000, as a result of the shift of funds into interest- bearing bank balances. The change in the composition of assets, with an emphasis on loan growth, reflects management's decision to maximize the income received from higher yielding assets. The return on average assets for 2000 was 1.63%, as compared to 1.57% for 1999.

Analysis of Loans

The loan portfolio at December 31, 2000 increased by $9,617,000 or 8.8% to $118,440,000, as compared to $108,823,000 at December 31, 1999. The majority of the growth was in commercial business and commercial real estate mortgages. Average total loans were $110,095,000, an increase of $11,525,000 or 11.7% from 1999. Average deposit growth exceeded average loan portfolio growth in 2000 resulting in an average loan to deposit ratio of 85.0%, a decrease from the 1999 average of 90.3%. The period end loan to deposit ratio at December 31, 2000 was 86.0%, as compared to the ratio at December 31, 1999 of 88.8%. For a summary of the loan portfolio composition by category and for industry concentration at December 31, 2000 and 1999, see Note 4 to the consolidated financial statements.

The table entitled "Analysis of Loan Maturity and Interest Sensitivity" summarizes the maturity distribution and interest sensitivity of the Company's loan portfolio at December 31, 2000. Loans having no stated maturity, no stated schedule of repayment, overdrafts, and demand loans are included in the "Within 1 Year" category.

               Analysis of Loan Maturity and Interest Sensitivity
                              At December 31, 2000
                                 (In Thousands)

                                              Within      1 to 5
                                              1 Year       Years    After 5 Years     Total
                                             --------     --------  -------------   --------
      Maturity of Loan
         Commercial                          $ 27,106     $  6,271     $  1,004     $ 34,381
         Real estate - commercial              16,057       29,530        9,472       55,059
         Real estate - residential              8,381        9,306        2,649       20,336
         Real estate - construction             6,689          234          214        7,137
         Installment                            1,309          218           --        1,527
                                             --------     --------     --------     --------
            Total loans                      $ 59,542     $ 45,559     $ 13,339     $118,440
                                             ========     ========     ========     ========
      Interest Rate Sensitivity of Loans
         Predetermined rates                 $ 26,405     $ 28,590     $  2,568     $ 57,563
         Variable rates                        33,137       16,969       10,771       60,877
                                             --------     --------     --------     --------
           Total loans                       $ 59,542     $ 45,559     $ 13,339     $118,440
                                             ========     ========     ========     ========

Analysis of Investments

The investment securities classified as available for sale are used to maintain adequate liquidity and to provide a base for executing asset/liability management strategy. These investment securities may be sold in response to changes in interest rates, restructuring of maturity distributions, our need for additional funds for loans, tax planning and regulatory needs, as well as, other purposes. Investment securities classified as available for sale were $22,135,000 at December 31, 2000, an increase of $8,729,000 or 65.1% from
$13,406,000 at December 31, 1999. The investment securities available for sale portfolio consists of U.S. government agencies and equity securities. The average maturity of the portfolio at December 31, 2000, is 3.5 years.

The investment securities held to maturity were $3,016,000 at December 31, 2000, a decrease of $339,000 or 10.1% from $3,355,000 at December 31, 1999, due primarily to a matured investment. The investment securities held to maturity portfolio consists of U.S. government agencies and mortgage-backed securities. The average maturity of the portfolio at December 31, 2000, is 2.1 years using expected maturities.

On average for 2000, the combined investment security portfolio increased $3,262,000 or 17.9% to $21,520,000 from $18,258,000 for 1999. The net increase in the combined investment securities portfolio is due to the purchase of available for sale investment securities in the third quarter of 2000.

The table entitled "Analysis of Securities Portfolio," sets forth by major categories, the amortized cost basis, approximate market values and the weighted-average yields of investment securities held to maturity and available for sale at December 31, 2000.

                   Analysis of Investment Securities Portfolio
                              At December 31, 2000
                             (Dollars in Thousands)

                                                    Held to Maturity                        Available for Sale
                                          ------------------------------------     -----------------------------------
                                          Amortized        Market      Average     Amortized       Market      Average
                                          Cost Basis       Value        Yield      Cost Basis       Value       Yield
                                          ----------       ------      ------      ----------      ------      ------
U.S. government agencies:
    One year or less                            500           499        6.11%           996           998        6.64%
    After one, but within five years          2,500         2,493        6.13%        15,838        15,917        6.60%
    After five, but within ten years             --            --          --          4,634         4,576        6.42%
                                              -----         -----                     ------        ------
      Total federal agency securities         3,000         2,992        6.13%        21,468        21,491        6.56%
Mortgage-backed securities:
    One year or less                             16            17        6.56%            --            --          --
Federal Reserve Bank stock                       --            --          --            244           244        6.00%
Federal Home Loan Bank stock                     --            --          --            387           387        7.75%
Equity securities                                --            --          --             13            13          --
                                              -----         -----                     ------        ------
      Total investment securities             3,016         3,009        6.13%        22,112        22,135        6.57%
                                              =====         =====                     ======        ======

For additional information about investment securities at December 31, 2000 and 1999, see Note 1 (c) and Note 3 of the Notes to Consolidated Financial Statements.

Deposits

Total deposits were $137,657,000 at December 31, 2000, an increase of $15,087,000 or 12.3% from the balance of $122,570,000 at December 31, 1999.
Demand deposits grew 17.2% to $43,141,000 at December 31, 2000 from the balance of $36,817,000 at the prior year end. Now accounts were $17,117,000 at year end, an increase of $5,129,000 or 42.8% from the prior year. Money market accounts decreased $3,129,000 or 11.2% to a balance of $24,822,000 and savings accounts increased $626,000 or 21.3% to a balance of $3,573,000. Certificates of deposit with balances greater than $100,000 grew 43.4% to $25,911,000 and certificates of deposit with balances under $100,000 decreased $1,707,000 or 6.9% to $23,093,000. Average interest bearing deposits were $90,348,000, which was a 17.4% increase from the average of $76,974,000 for 1999. The following table sets forth the dollar amounts in the various types of deposit programs.

                                                    December 31,
                                      ------------------------------------------
                                            2000                    1999
                                      ------------------      ------------------
                                      Amount     Percent      Amount     Percent
                                      ------     -------      ------     -------
                                                (Dollars in Thousands)

      Demand deposits                $ 43,141      31.4%     $ 36,817      30.0%
      Savings accounts                  3,573       2.6%        2,947       2.4%
      NOW accounts                     17,117      12.4%       11,988       9.8%
      Money market accounts            24,822      18.0%       27,951      22.8%
                                     --------     -----      --------     -----
          Total non-certificates       88,653      64.4%       79,703      65.0%
                                     --------     -----      --------     -----
      Total certificates               49,004      35.6%       42,867      35.0%
                                     --------     -----      --------     -----
          Total deposits             $137,657     100.0%     $122,570     100.0%
                                     ========     =====      ========     =====

The following table shows the weighted average rate and maturity information on the certificates of deposit as of December 31, 2000.

                                                                                Weighted      Percent of
    Certificate accounts maturing in quarter ending:        Total Balance     Average Rate      Total
    ------------------------------------------------        -------------     ------------    ----------
                                                                        (Dollars in Thousands)
      Less than 3 months                                        $11,563           5.36%         23.6%
      More than 3 months, up to 6 months                         15,539           5.78%         31.7%
      More than 6 months, up to 1 year                           17,367           5.66%         35.5%
      More than 1 year, up to 3 years                             4,082           6.08%          8.3%
      More than 3 years                                             453           6.05%          0.9%
                                                                -------           ----         -----
      Total                                                     $49,004           5.66%        100.0%
                                                                =======           ====         =====

The following table indicates the certificates of deposit by time remaining until maturity as of December 31, 2000 .

                                                                            Maturity
                                                    ---------------------------------------------------------
                                                                    Over       Over
                                                    3 Months or    3 to 6    6 to 12       Over
                                                        Less       Months     Months     12 Months     Total
                                                    -----------   -------    --------    --------     -------
                                                                          (In Thousands)
      Certificates of deposit less than $100,000      $ 5,106     $ 6,961     $ 8,694     $ 2,332     $23,093
      Certificates of deposit of $100,000 or more       6,457       8,578       8,673       2,203      25,911
                                                      -------     -------     -------     -------     -------
      Total certificates of deposit                   $11,563     $15,539     $17,367     $ 4,535     $49,004
                                                      =======     =======     =======     =======     =======

Borrowed Funds

Short-term borrowings consisted of repurchase agreements totaling $3,617,000 at December 31, 2000, as compared to $3,193,000 at December 31, 1999, for an increase of $424,000 or 13.3%. Average repurchase agreements for 2000 were $4,154,000, which was an increase of $287,000 or 7.4% for 2000, as compared to the 1999 averages. For additional information on short-term borrowings, see Note 10 to the consolidated financial statements.

Long-term debt consisted of a term loan from the Federal Home Loan Bank, with a principal balance of $888,000 at December 31, 2000, as compared to $958,000 at December 31, 1999, a decrease of 7.3% or $70,000. The average long- term debt for 2000 was $926,000, a decrease of $67,000 or 6.7% from the average for 1999. For additional information on long-term debt, see Note 9 to the consolidated financial statements.

The following table sets forth the maximum month-end balances and average balances of long-term debt and short-term borrowings at December 31, 2000 and 1999.

                                                  At December 31,
                                              ----------------------
                                               2000            1999
                                              ------          ------
                                               (Dollars in Thousands)

            Maximum Balance
               Long-term debt                 $  958          $1,023
               Short-term borrowings           5,093           5,413
            Average Balance
               Long-term debt                    926             993
               Short-term borrowings           4,154           4,127

The following table sets forth information on short-term borrowings and long-term debt as of December 31, 2000 and 1999.

                                                                                    At December 31,
                                                                                ----------------------
                                                                                 2000            1999
                                                                                ------          ------
                                                                                 (Dollars in Thousands)
      FHLB advances                                                             $  888          $  958
      Securities sold under agreements to repurchase                             3,617           3,193
                                                                                ------          ------
         Total borrowings                                                       $4,505          $4,151
                                                                                ======          ======

      Weighted average interest rate of FHLB advances                             6.95%           6.95%
      Weighted average interest rate of securities sold under agreements to
         repurchase                                                               4.00%           4.25%

Stockholders' Equity

Stockholders' equity at December 31, 2000 was $16,973,000, an increase of $2,514,000 or 17.4% from $14,459,000 at December 31, 1999. The Company paid
$901,000 in dividends to common stockholders in 2000, as compared to $826,000 in 1999. At December 31, 2000, stockholders' equity included a $14,000 net unrealized after-tax gain on available for sale investment securities, as compared to a net loss in 1999 of $388,000. Average stockholders' equity as a percentage of average total assets for 2000 was 10.4%, as compared to 10.9% for 1999. The return on average equity was 15.7% for 2000 and 14.4% for 1999.

Asset Quality

Loan Portfolio and Adequacy of the Allowance for Loan Losses

The Company manages the risk characteristics of its loan portfolio through an analysis of risk factors that includes the primary sources of repayment on individual loans, liquidity and financial condition of borrowers and guarantors, adequacy of collateral, historical charge-offs within loan categories, general and regional economic conditions, and other factors existing at the determination date. This review takes into account the judgment of the individual loan officer, senior management and the Board of Directors. The Company also has an independent loan review performed by a consultant on an annual basis. Although credit policies are designed to minimize risk, management recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio.

The allowance for loan losses is established through provisions for loan losses as a charge to earning based upon management's on-going evaluation of the risks inherent in the loan portfolio. The balance of the allowance for loan losses was $1,654,000 at December 31, 2000 and $1,137,000 at December 31, 1999. The
provision for loan losses was $536,000 for 2000 and $90,000 for 1999. The allowance as a percentage of loans increased to 1.40% at December 31, 2000 from 1.04% at December 31, 1999. The increase in the loan loss provision was a precautionary move due to management's concerns for a possible economic slowdown in the future. Net loan losses were $19,000 in 2000 and $87,000 in 1999.

The following table sets forth an analysis of the allocation of the allowance for loan losses by categories as of December 31, 2000 and 1999.

                                      2000                     1999
                               --------------------     --------------------
                                         % of Loans               % of Loans
                               Reserve    to Total      Reserve     to Total
                                Amount     Loans         Amount      Loans
                               -------   ----------     -------   ----------
                                         (Dollars in Thousands)
      Commercial                $  602      42.6%        $  455      38.1%
      Real estate - secured        942      55.8%           634      55.5%
      Installment                   66       1.6%            21       2.8%
      Unallocated                   44        --             27       3.6%
                                ------     -----         ------     -----
         Total loans            $1,654     100.0%        $1,137     100.0%
                                ======     =====         ======     =====

Nonperforming Assets

Nonperforming assets include nonaccrual loans, restructured loans, past due loans and other real estate owned. Nonaccrual loans at December 31, 2000 were $309,000, representing 0.2% of total assets, versus $70,000 ( 0.1% of total assets) at December 31, 1999. The increase in nonperforming assets does not reflect a trend. There were a total of three loans classified as nonaccrual at December 31, 2000, compared to a total of four loans at December 31, 1999. Of the nonaccrual loans at December 31, 2000, the balances guaranteed by the SBA totaled $237,000. There were no past due loans, defined as loans that are 90 days or more delinquent and still accruing interest, at December 31, 2000, as compared to $6,000 at December 31, 1999. See Note 4 to the consolidated financial statements.

The following table presents nonperforming assets, by category, at December 31, 2000 and 1999.

                                                             2000        1999
                                                            ------      ------
                                                          (Dollars in Thousands)
      Nonaccrual loans:
         Commercial                                         $  309      $    7
         Installment - individuals                              --          63
                                                            ------      ------
             Total nonaccrual loans                            309          70
      Past due loans:
         Installment - individuals                              --           8
                                                            ------      ------
             Total past due loans                               --           8
                                                            ------      ------
             Total nonperforming assets                     $  309      $   78
                                                            ======      ======

      Nonperforming assets exclusive of SBA guarantee       $   72      $   78
      Ratio of nonperforming assets to gross loans            0.26%       0.07%
      Ratio of nonperforming assets to total assets           0.19%       0.06%
      Allowance for loan losses to nonperforming assets        536%      1,455%
      Ratio of net charge-offs to average loans               0.02%       0.09%

Potential Problem Loans

Loans totaling $1,152,000 and $2,125,000 at December 31, 2000 and 1999
respectively, were classified as potential problem loans and are not reported in the preceding table. These loans were classified as monitored credits subject to management's attention. Their classification is reviewed on a quarterly basis. Of the problem loans at December 31, 2000, the balances guaranteed by the SBA totaled $486,000.

Liquidity and Capital Resources

Liquidity

Liquidity is a product of the Company's operating, investing, and financing activities and is represented by cash and cash equivalents. Principal sources of funds are from deposits, borrowings, principal and interest payments on outstanding loans, maturity of investment securities, and funds provided from operations. Liquid assets were $15,076,000 or 9.4% of total assets at December 31, 2000, as compared to $14,614,000 or 10.3% of total assets on December 31, 1999. The Company has additional sources of liquidity, consisting of unsecured and secured lines of credit and unpledged securities available for sale. There were approximately $10,300,000 in unpledged investment securities available for such use at December 31, 2000. The Bank has an unsecured line of credit from a correspondent bank, which can provide up to an additional $3,000,000 in liquidity. Through the Bank's membership in the Federal Home Loan Bank of Atlanta (the "FHLB"), the Bank is eligible to borrow up to approximately $18,314,000 collateralized by loans secured by first liens on one-to-four family or multifamily dwellings, commercial mortgages, or investment securities.

Capital Resources

Capital levels are monitored by management on a quarterly basis in relation to financial forecasts for the year and regulatory requirements. The Corporation and the Bank continue to maintain a strong capital position. The following table presents the Company's and the Bank's capital position relative to their various minimum statutory and regulatory capital requirements at December 31, 2000. The Company and the Bank are considered "well-capitalized" under regulatory guidelines. For additional information, see Note 14 to the consolidated financial statements.

                                      Company               Bank             Minimum
                                -----------------      -----------------      Capital
                                 Amount     Ratio      Amount      Ratio    Requirements
                                -------     -----      -------     -----    ------------
                                           (Dollars in Thousands)
    Leverage ratio              $16,960     10.61%     $16,339     10.21%      4.00%
    Tier 1 risk-based ratio      16,960     12.95%      16,339     12.54%      4.00%
    Total risk-based ratio       18,588     14.19%      17,968     13.79%      8.00%

Market Risk

The Company is exposed to various market risks, and like most financial institutions, its greatest market risk is the exposure to fluctuations in interest rates. The Company has established the Asset/Liability Committee to monitor and manage those risks. The company manages its interest rate risk sensitivity through the use of a simulation model that projects the impact of rate shocks, rate cycles, and rate forecast estimates on the net interest income and economic value of equity (the net present value of expected cash flows from assets, liabilities, and off-balance sheet contracts). The results are compared to risk tolerance limits set by corporate policy. The rate shock risk simulation projects the dollar change in the net interest margin and the economic value of equity should the U.S. Treasury yield curve instantaneously shift up or down parallel to its beginning position. The base case rate scenario is defined by projecting forward the current rate environment. This simulation provides a test for embedded interest rate risk and takes into consideration factors such as maturities, reinvestment rates, prepayment speeds, repricing limits, decay rates and other factors. At December 31, 2000, an instantaneous rate increase of 100 basis points indicates a positive change of $387,000 or a 4.18% increase in net interest income and indicates a negative change of $350,000 or 2.19% decrease in the economic value of equity, from the base case. Likewise, an instantaneous decrease in rates of 100 basis points indicates a negative change of $632,000 or a 6.81% decrease in the net interest income and indicates a negative change of $934,000 or 5.84% decrease in the economic value of equity, from the base case.

The rate forecast risk analysis projects changes in the net interest margin and the economic value of equity should rates follow the forecasted future paths defined by each scenario. A "most likely" scenario is a true economic forecast, based on current market conditions and expectations. At December 31, 2000, the forecasted impact of the "most likely" scenario over a one year time frame was a change in net interest margin of a negative $243,000 or a 2.6% decrease, and the impact on the economic value of equity projected one year forward was a negative $294,000 or a 1.5% decrease. In management's opinion, the results of the simulation modeling at December 31, 2000 indicates that the Company maintains an asset sensitive position and that the current interest rate sensitivity level is manageable and moderate.

The table below sets forth, as of December 31, 2000, the estimated changes in the Company's net interest income and economic value of equity which would result from the designated instantaneous changes in the yield curve.

                                 Net Interest Income                Economic Value of Equity
       Changes in         --------------------------------      -----------------------------------
     Interest Rates       Estimated    Amount of   Percent      Estimated     Amount of     Percent
     (basis points)         Value       Change     Change         Value        Change        Change
     --------------       ---------    ---------   -------      ---------     ----------    -------
                                                 (Dollars in Thousands)
          +200             $10,050        $776       8.36%       $15,311        ($692)       (4.33)%
          +100               9,661         387       4.18%        15,654         (350)       (2.19)%
          base               9,274          --         --         16,004           --           --
          -100               8,643        (632)     (6.81)%       15,070         (934)       (5.84)%
          -200               8,045      (1,229)    (13.25)%       14,607       (1,396)       (8.72)%

           Summary of Operations by Quarter and Summary of Market Data
                                   (Unaudited)

Summary of Operations by Quarter:

                                                                   Three Months Ended
                                            ---------------------------------------------------------------
                                               3/31              6/30             9/30              12/31
                                            ---------         ---------        ---------          ---------
                                                    (Dollars in Thousands, except per share data)
2000
Interest income  (a)                           $2,884            $3,006           $3,430             $3,489
Net interest income (a)                         1,950             2,072            2,334              2,386
Provision for loan losses                        (173)             (140)            (140)               (83)
Net income                                        506               582              670                702

Per common share:
    Basic earning                               $0.24             $0.27            $0.31              $0.33
    Diluted earnings                            $0.24             $0.27            $0.31              $0.33
    Dividends declared                          $0.10             $0.10            $0.11              $0.11

Average shares outstanding for:
    Basic earnings per share                2,069,810         2,187,600        2,163,034          2,162,324
    Diluted Earnings per share              2,109,415         2,198,060        2,202,295          2,163,574

1999
Interest income                                $2,501            $2,646           $2,689             $2,809
Net interest income                             1,650             1,826            1,875              1,956
Provision for loan losses                         (15)              (15)             (40)               (20)
Net income                                        446               479              524                580

Per common share
    Basic earnings                              $0.22             $0.23            $0.25              $0.28
    Diluted earnings                            $0.21             $0.23            $0.25              $0.27
    Dividends declared                          $0.10             $0.10            $0.10              $0.10

Average shares outstanding for
    Basic earnings per share                2,062,966         2,064,296        2,065,222          2,062,314
    Diluted Earnings per share              2,120,384         2,117,054        2,126,654          2,116,206

Summary of Market Data:

                                                               Three Months Ended
                                      ------------------------------------------------------------------------
                                             3/31              6/30              9/30              12/31
                                      ------------------ -----------------  ---------------  -----------------
Common stock price: (b)
2000                                      10 1/4 - 8      9 1/4 - 7 5/16       9 5/8 - 8       9 1/2 - 8 1/8
1999                                  11 1/8 - 10 13/16   13 5/8 - 12 7/8   13 1/8 - 12 3/4   10 3/4 - 10 1/8

(a) Loan fees totaling $33,884 and $50,091 were reclassified from "other income" to "interest and fees on loans" on the Form 10-QSB for March 31 and June 30, 2000, respectively.
(b) The above market data presents the range of high and low bid quotations for the shares as reported by the Nasdaq National Market.

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 2000 and 1999

                                                                                            2000              1999
                                                                                       -------------      -------------
Assets
   Cash and due from banks                                                             $   5,182,596      $   4,707,226
   Federal funds sold                                                                      4,741,553          6,005,707
   Interest-bearing deposits in other banks                                                5,152,317          3,900,891
   Investment securities available for sale at fair value                                 22,135,045         13,405,857
   Investment securities held to maturity (market value of
        $3,009,132 and $3,227,934 for 2000 and 1999, respectively                          3,015,683          3,335,421
   Loans                                                                                 118,439,961        108,823,012
          Less: allowance for loan losses                                                 (1,654,033)        (1,137,009)
                                                                                       -------------      -------------
          Loans, net                                                                     116,785,928        107,686,003
                                                                                       -------------      -------------
   Bank premises and equipment, net                                                          794,923            978,858

   Other assets                                                                            2,842,943          1,730,256
                                                                                       -------------      -------------
                 Total assets                                                          $ 160,650,988      $ 141,770,219
                                                                                       =============      =============

Liabilities and Stockholders' equity
Liabilities:
   Deposits
          Noninterest-bearing deposits                                                 $  43,141,088      $  36,816,624
          Interest-bearing deposits                                                       94,516,086         85,753,275
                                                                                       -------------      -------------
                 Total deposits                                                          137,657,174        122,569,899
                                                                                       -------------      -------------
   Short-term borrowings                                                                   3,616,718          3,193,166
   Long-term debt                                                                            887,515            958,309

   Other liabilities                                                                       1,516,171            590,185
                                                                                       -------------      -------------
                 Total liabilities                                                       143,677,578        127,311,559
                                                                                       -------------      -------------
Commitments and contingencies (Note 7 and 11) Stockholders' equity:
   Common stock, $0.01 par value, authorized 5,000,000 shares; issued 2,188,218 in 2000 and 2,094,468 shares in 1999; outstanding 2,177,619 shares in 2000
     and 2,085,464 in 1999                                                                    21,883             20,945
   Capital surplus                                                                        12,992,334         12,478,090
   Retained earnings                                                                       4,087,583          2,528,366
     Less: Employee Stock Ownership Plan shares, 7,875 shares in 2000 and
       15,654 shares in 1999, at cost                                                        (55,122)          (109,586)
     Less: Treasury stock, 10,599 shares in 2000 and 9,004 shares in 1999, at cost           (87,144)           (70,989)

   Accumulated other comprehensive income (loss)                                              13,876           (388,166)
                                                                                       -------------      -------------
       Total stockholders' equity                                                         16,973,410         14,458,660
                                                                                       -------------      -------------
       Total liabilities and stockholders' equity                                      $ 160,650,988      $ 141,770,219
                                                                                       =============      =============

See notes to consolidated financial statements.

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
                        Consolidated Statements of Income
                     Years ended December 31, 2000 and 1999

                                                        2000             1999
                                                     -----------     -----------
Interest income
    Interest and fees on loans                       $10,641,912     $ 9,246,267
    Interest and dividends on investment
    securities:
       Taxable                                         1,401,010       1,098,988
       Nontaxable                                          3,282          15,965
    Other interest income                                763,064         283,736
                                                     -----------     -----------
       Total interest income                          12,809,267      10,644,956
                                                     -----------     -----------
Interest expense
    Interest on deposits                               3,835,822       3,107,804
    Interest on short-term borrowings                    166,946         161,038
    Interest on long-term debt                            64,410          69,065
                                                     -----------     -----------
        Total interest expense                         4,067,178       3,337,907
                                                     -----------     -----------
Net interest income                                    8,742,089       7,307,049
    Provision for (recovery of) loan losses              536,000          90,000
                                                     -----------     -----------
Net interest income after provision for loan losses    8,206,089       7,217,049
                                                     -----------     -----------
Noninterest income
    Service charges on deposit accounts                1,327,466       1,338,995
    Other income                                         217,933         203,118
                                                     -----------     -----------
        Total noninterest income                       1,545,399       1,542,113
                                                     -----------     -----------
Noninterest expense
    Salaries and employee benefits                     2,596,519       2,454,207
    Occupancy and equipment expense                    1,229,108       1,234,990
    Professional fees                                    318,373         256,484
    Data processing fees                                 411,898         397,690
    Other operating expense                            1,109,730       1,063,704
                                                     -----------     -----------
        Total noninterest expense                      5,665,628       5,407,075
                                                     -----------     -----------
Income before provision for income taxes               4,085,860       3,352,087
Provision for income taxes                             1,625,680       1,323,152
                                                     -----------     -----------
        Net income                                   $ 2,460,180     $ 2,028,935
                                                     ===========     ===========

Earnings per share:
       Basic                                               $1.15           $0.98
       Diluted                                             $1.15           $0.96

Average common shares outstanding:
       Basic                                           2,133,145       2,063,679
       Diluted                                         2,146,616       2,119,154

See notes to consolidated financial statements.

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
           Consolidated Statements of Changes in Stockholders' Equity
                     Years ended December 31, 2000 and 1999

                                                                                        Capital        Retained        Treasury
                                                                      Common Stock      Surplus        Earnings          Stock
                                                                      ---------------------------------------------------------
Balance at December 31, 1998                                             $20,918     $12,482,926      $1,325,052       ($28,710)
Comprehensive income:
    Net income                                                                --              --       2,028,935             --
    Change in net unrealized gain on investment securities available
        for sale, net of taxes of $269,757                                    --              --              --             --

            Total comprehensive income                                        --              --              --             --

    Dividends declared ($.40 per share)                                       --              --        (825,621)            --
    Issuance of shares under Employee Incentive Stock Option Plan             27          20,969              --             --
    Release of shares under ESOP, 7742 shares                                 --          15,131              --             --
    Redemption of shares under ESOP                                           --              --              --        (42,279)
    Other ESOP transactions                                                   --         (40,936)             --             --
                                                                      ---------------------------------------------------------
Balance at December 31, 1999                                              20,945      12,478,090       2,528,366        (70,989)
                                                                      ---------------------------------------------------------
Comprehensive income:
    Net income                                                                --              --       2,460,180             --
    Change in net unrealized loss on investment securities available
        for sale, net of  taxes of $276,640                                   --              --              --             --

            Total comprehensive income                                        --              --              --             --

    Dividends declared ($.42 per share)                                       --              --        (900,963)            --
    Issuance of shares under Employee Incentive Stock Option Plan            938         504,312              --             --
    Release of shares under ESOP, 7781 shares                                 --           9,932              --             --
    Redemption of shares under ESOP                                           --              --              --        (16,155)
                                                                      ---------------------------------------------------------
Balance at December 31, 2000                                             $21,883     $12,992,334      $4,087,583       ($87,144)
                                                                      =========================================================

                                                                                               Accumulated
                                                                                 Employee         Other
                                                                                   Stock      Comprehensive
                                                                                 Ownership        Income
                                                                                Plan (ESOP)       (Loss)           Total
                                                                               --------------------------------------------
Balance at December 31, 1998                                                     ($204,716)      $   3,813      $13,599,283
Comprehensive income:
    Net income                                                                           --             --        2,028,935
    Change in net unrealized gain on investment securities available
        for sale, net of taxes of $269,757                                               --       (391,979)        (391,979)
                                                                                                                -----------
            Total comprehensive income                                                   --             --        1,636,956
                                                                                                                -----------
    Dividends declared ($.40 per share)                                                  --             --         (825,621)
    Issuance of shares under Employee Incentive Stock Option Plan                        --             --           20,996
    Release of shares under ESOP, 7742 shares                                        54,194             --           69,325
    Redemption of shares under ESOP                                                      --             --          (42,279)
    Other ESOP transactions                                                          40,936             --               --
                                                                               --------------------------------------------
Balance at December 31, 1999                                                       (109,586)      (388,166)      14,458,660
                                                                               --------------------------------------------
Comprehensive income:
    Net income                                                                           --             --        2,460,180
    Change in net unrealized loss on investment securities available
        for sale, net of  taxes of $276,640                                              --        402,042          402,042
                                                                                                                -----------
            Total comprehensive income                                                   --             --        2,862,222
                                                                                                                -----------
    Dividends declared ($.42 per share)                                                  --             --         (900,963)
    Issuance of shares under Employee Incentive Stock Option Plan                        --             --          505,250
    Release of shares under ESOP, 7781 shares                                        54,464             --           64,396
    Redemption of shares under ESOP                                                      --             --          (16,155)
                                                                               --------------------------------------------
Balance at December 31, 2000                                                       ($55,122)     $  13,876      $16,973,410
                                                                               ============================================

See notes to consolidated financial statements

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                     Years ended December 31, 2000 and 1999

                                                                               2000             1999
                                                                          ------------      ------------
Cash flows from Operating Activities:
Net Income                                                                $  2,460,180      $  2,028,935
Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan losses                                                   536,000            90,000
   Depreciation and amortization                                               347,421           427,786
   Profit sharing contribution of ESOP shares                                   64,395            59,966
   Accretion of loan discounts and fees                                       (140,538)         (253,728)
   Net discount (accretion)/premium amortization on investment
    securities                                                                 (41,390)            4,157
   Deferred income taxes (benefits)                                           (389,865)           61,487
   Increase in other assets                                                   (999,505)         (124,128)
   Increase (decrease) in other liabilities                                    925,986          (346,316)
                                                                          ------------      ------------
     Net cash provided by operating activities                               2,762,684         1,948,159
                                                                          ------------      ------------

Cash flows from Investing Activities:
Proceeds from maturities of investment securities held to maturity             310,000         4,000,000
Proceeds from maturities of investment securities available for sale         4,500,000         4,300,000
Proceeds from repayment of mortgage-backed securities                           29,843            51,328
Purchase of investment securities available for sale                       (12,509,178)       (3,984,508)
Net increase in interest-bearing deposits in other banks                    (1,251,425)       (2,086,897)
Net increase in loans                                                       (9,495,387)      (14,436,656)
Purchase of bank premises and equipment                                       (163,486)         (246,817)
                                                                          ------------      ------------
     Net cash used in investing activities                                 (18,579,633)      (12,403,460)
                                                                          ------------      ------------

Cash flows from Financing Activities:
Net increase in transaction and savings deposits                             8,950,154        10,140,763
Net increase in time deposits                                                6,137,121         3,764,048

Net increase (decrease) in short-term borrowings                               423,552        (1,454,574)
Payments on long-term debt                                                     (70,794)          (64,402)
Proceeds from issuance of common stock, net of expenses                        505,250            20,996
Payment of distributions from ESOP                                             (16,155)          (42,279)

Cash dividends paid to common stockholders                                    (900,963)         (825,621)
                                                                          ------------      ------------
     Net cash provided by financing activities                              15,028,165        11,538,931
                                                                          ------------      ------------
     Net (decrease) increase in cash and cash equivalents                     (788,784)        1,083,630
Cash and cash equivalents at beginning of year                              10,712,933         9,629,303
                                                                          ------------      ------------
Cash and cash equivalents at end of period                                $  9,924,149      $ 10,712,933
                                                                          ============      ============

Supplementary disclosures:
     Interest paid on deposits and borrowings                             $  4,050,422      $  3,448,412
                                                                          ============      ============
     Income taxes paid                                                    $  2,014,263      $  1,185,000
                                                                          ============      ============

See notes to consolidated financial statements.

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

1.    Summary of Significant Accounting Policies

      Abigail Adams National Bancorp, Inc. (the "Company") is a one bank holding company that provides its customers with banking and non-banking financial services through its principal wholly-owned subsidiary, The Adams National Bank (the "Bank"). The Bank offers various loan, deposit, and other financial service products to their customers. The Bank's customers include individuals, not-for-profit, and commercial enterprises. Its principal market areas encompass Washington, D.C. and the surrounding metropolitan area.

      The Company and the Bank prepare their financial statements on the accrual basis and in conformity with generally accepted accounting principles. The more significant accounting policies are explained below. As used herein, the term the Company includes the Bank, unless the context otherwise requires.

      (a)   Principles of Consolidation

            The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

      (b)   Cash and Cash Equivalents

            The Company has defined cash and cash equivalents as those amounts included in "Cash and due from banks" and "Federal funds sold".

      (c)   Securities

            Management determines the appropriate classification of securities at the time of purchase. Securities which the Company has the ability and the intent to hold until maturity are classified as investment securities to be held to maturity and are reported at amortized cost. Investment securities which are not classified as held to maturity or trading account assets are classified as available for sale and are reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. Unrealized gains and losses reflect the difference between fair market value and amortized cost of the individual securities as of the reporting date. The market value of securities is generally based on quoted market prices or dealer quotes. The Company does not maintain a trading account. Premiums and discounts are amortized using a method which approximates the effective interest method over the term of the security.

      (d)   Loans

            Loans are stated at their unpaid principal amount, adjusted for deferred loan fees and origination costs. Interest on loans is generally accrued based upon the principal amount outstanding. The Company discontinues the accrual of interest, when the timely collection of principal or interest is doubtful, when a loan becomes 90 days past due, unless the credit is well secured and in the process of collection, or when management becomes aware of other circumstances which indicate that accrual of interest is no longer appropriate. Accrued interest at that date on such loans is either charged against current income or the allowance for loan losses. Interest accruals are resumed on such loans, when they are brought fully current with respect to interest and principal, or when in the judgment of management, the loans have demonstrated a new period of performance and are estimated to be fully collectible as to both principal and interest. Loans and the related accrued interest, which are past due 90 days or more and which are not well-secured, are charged to the allowance for loan losses.

            The Company follows Financial Accounting Standards Board ("FASB") Statement No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by FASB Statement No. 118, "Accounting by Creditors For Impairment of a Loan - Income Recognition and Disclosures," which defines impaired loans as those loans for which it is probable that the Company will be unable to collect all amounts due according to the terms of the loan agreement. The Company's impaired loans generally consist of nonaccrual, restructured, and potential problem loans, as detailed in Note 4. According to FASB Statement No. 114, impaired loans do not include large groups of smaller balance loans with similar collateral characteristics, such as residential mortgage and consumer installment loans, which are evaluated collectively for impairment. Impaired loans are primarily commercial and industrial loans, real estate commercial mortgage, and construction and development loans.

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

            The specific reserves for impaired loans at December 31, 2000, under FASB Statement No. 114, as amended, are included in the allowance for loan losses discussed above. Impaired loans are valued based on the fair value of the related collateral, if the loans are collateral dependent. For all other impaired loans, the specific reserves approximate the present values of expected future cash flows discounted at each loan's initial effective interest rate.

      (f)   Loan Origination Fees and Costs

            All fee income received from loan originations and purchases, as well as, costs directly attributable to loan originations are deferred. The net deferred fees and costs are amortized using the interest method as yield adjustments over the estimated lives of the loans. Deferred fees and costs are not amortized during periods in which interest income is not being recognized because of concerns about the realization of loan principal or interest.

      (g)   Depreciation

            Depreciation of Bank equipment is computed using the estimated useful lives of the respective assets, ranging from three to five years, on the straight-line basis. Depreciation of Bank premises, consisting of leasehold improvements, are amortized on a straight-line basis over the estimated useful lives of the respective assets or the terms of the respective leases, whichever is shorter. Expenditures for major renewals and betterments of Bank premises and equipment are capitalized at cost.

      (h)   Earnings Per Share

            Basic earnings per share computations are based upon the weighted average number of shares outstanding during the periods. Diluted earnings per share computations are based upon the weighted average number of shares outstanding during the period plus the dilutive effect of outstanding stock options and stock performance awards. Per share amounts are based on the weighted average number of shares outstanding during each period as follows:

                                                            2000          1999
                                                         ---------     ---------
            Weighted average shares                      2,133,145     2,063,679
            Effect of dilutive stock options                13,471        55,475
                                                         ---------     ---------
            Dilutive potential average common shares     2,146,616     2,119,154
                                                         =========     =========

      (i)   Comprehensive Income

            Comprehensive Income is the change in equity of a business enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. In addition to the Company's net income, change in equity components under comprehensive income reporting include net changes in unrealized gains and losses on investment securities available for sale.

      (j)   Risks and Uncertainties

            The Company is subject to competition from other financial institutions, and is also subject to the regulations of certain federal agencies and undergoes periodic examination by those regulatory authorities.

            The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from these estimates.

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

      (k)   Reclassifications

            Certain reclassifications have been made to amounts previously reported in 1999 to conform with the 2000 presentation.

      (l)   Income Taxes

            The Company records a provision for income taxes based upon the amounts of current taxes payable (or refundable) and the change in net deferred tax assets or liabilities during the year. Deferred tax assets and liabilities are recognized for the tax effects of differing carrying values of assets and liabilities for tax and financial statement reporting purposes that will reverse in future periods. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

2.    Restrictions on Cash Balances

      Included in cash and due from banks are balances maintained within the Company to satisfy legally required reserves and to compensate for services provided from correspondent banks. Restricted balances maintained totaled $3,569,000 and $1,933,000 at December 31, 2000 and 1999,
      respectively. There were no other withdrawal, usage restrictions or legally required compensating balances at December 31, 2000 or 1999.

3.    Securities

      The amortized cost and estimated fair value of investment securities to be held to maturity and investment securities available for sale at December 31, 2000, and 1999 are as follows:

                                                                            2000
                                                -----------------------------------------------------------
                                                                   Gross          Gross          Estimated
                                                 Amortized      Unrealized      Unrealized         Fair
                                                Cost Basis         Gains          Losses           Value
                                                -----------     -----------     -----------     -----------
Investment Securities - held to maturity:
U.S. government agencies and corporations       $ 2,999,340     $        --     $     6,995     $ 2,992,345
Mortgage-backed securities                           16,343             444              --          16,787
                                                -----------     -----------     -----------     -----------
        Total                                   $ 3,015,683     $       444     $     6,995     $ 3,009,132
                                                ===========     ===========     ===========     ===========

Investment Securities - available for sale:
U.S. government agencies and corporations       $21,468,219     $   181,003     $   157,577     $21,491,645
Equity securities                                   643,400              --              --         643,400
                                                -----------     -----------     -----------     ===========
        Total                                   $22,111,619     $   181,003     $   157,577     $22,135,045
                                                ===========     ===========     ===========     ===========

                                                                            1999
                                                -----------------------------------------------------------
                                                                   Gross          Gross          Estimated
                                                 Amortized      Unrealized      Unrealized         Fair
                                                Cost Basis         Gains          Losses           Value
                                                -----------     -----------     -----------     -----------
Investment Securities - held to maturity:
U.S. government agencies and corporations       $ 2,999,236     $        --     $    79,391     $ 2,919,845
Obligations of states and political
subdivisions                                        310,000             701              --         310,701
Mortgage-backed securities                           46,185     $     1,203              --          47,388
                                                -----------     -----------     -----------     -----------
        Total                                   $ 3,355,421     $     1,904     $    79,391     $ 3,277,934
                                                ===========     ===========     ===========     ===========

Investment Securities - available for sale:
U.S. government agencies and corporations       $13,488,555     $        --     $   655,298     $12,833,257
Equity securities                                   572,600              --              --         572,600
                                                -----------     -----------     -----------     -----------
        Total                                   $14,061,155     $        --     $   655,298     $13,405,857
                                                ===========     ===========     ===========     ===========

Securities with carrying values of $11,783,000 and $4,105,000 at December 31, 2000 and 1999, respectively, were pledged to collateralize public deposits and repurchase agreements. During 1999 and until its maturity in the first quarter of 2000, the Company held one security totaling $310,000, which was exempt from federal taxation.

The cost and estimated fair value of investment securities to be held to maturity and investment securities available for sale at December 31, 2000, by contractual maturity are shown on the following table. Expected maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                    December 31, 2000
                                                               ---------------------------
                                                                                Estimated
                                                                  Cost         Fair Value
                                                               -----------     -----------
            Investment Securities - held to maturity :
                    Due in one year or less                    $   500,000     $   498,750
                    Due after one year through five years        2,499,340       2,493,595
                    Mortgage backed securities                      16,343          16,787
                                                               -----------     -----------
                           Total                               $ 3,015,683     $ 3,009,132
                                                               ===========     ===========

            Investment Securities - available for sale:
                    Due in one year or less                    $   996,465     $   997,965
                    Due after one year through five years       15,837,696      15,917,242
                    Due after five years through ten years       4,634,058       4,576,438
                    Equity securities                              643,400         643,400
                                                               -----------     -----------
                           Total                               $22,111,619     $22,135,045
                                                               ===========     ===========

4.    Loans

      The loans portfolio at December 31, 2000 and 1999, consisted of the following:

                                               2000                1999
                                          -------------      -------------
         Commercial and industrial        $  34,427,101      $  28,645,577
         Real estate:
                 Commercial mortgage         55,213,255         50,752,222
                 Residential mortgage        20,320,183         20,990,822
         Construction and development         7,135,036          6,540,169
         Installment to individuals           1,527,090          2,134,730
                                          -------------      -------------
                                            118,622,665        109,063,520
         Less: unearned income                 (182,704)          (240,508)
                                          -------------      -------------
                 Total                    $ 118,439,961      $ 108,823,012
                                          =============      =============

      Loan concentrations at December 31, 2000 and 1999, are summarized as follows:

                                               2000         1999
                                             -------      -------
                     Service industry             21%          17%
                     Real estate
                     development/finance          52           57
                     Wholesale/retail             15           14
                     Other                        12           12
                                             -------      -------
                             Total               100%         100%
                                             =======      =======

      A substantial portion totaling $82,668,000 or 70% at December 31, 2000 and $78,283,000 or 72% at December 31, 1999 of the Company's loans are secured by real estate in the Washington, D.C. metropolitan area. Accordingly, the Company's loan portfolio is susceptible to changes in market conditions in the Washington metropolitan area.

      An analysis of the allowance for loan losses for the years ended December 31, 2000 and 1999, follows:

                                                                  2000                1999
                                                             -------------       -------------
         Balance at January 1                                $   1,137,009       $   1,134,128
                                                             -------------       -------------
         Provision for (recovery of) loan losses                   536,000              90,000
                                                             -------------       -------------
         Recoveries:
                 Commercial                                          9,545              28,845
                 Installment to individuals                         47,655              25,426
                                                             -------------       -------------
                 Total recoveries                                   57,200              54,271
                                                             -------------       -------------
         Charge-offs:
                 Commercial                                         (5,603)            (18,500)
                 Installment to individuals                        (70,573)           (122,890)
                                                             -------------       -------------
                        Total charge-offs                          (76,176)           (141,390)
                                                             -------------       -------------
         Net charge-offs                                           (18,976)            (87,119)
                                                             -------------       -------------
         Balance at December 31                              $   1,654,033       $   1,137,009
                                                             =============       =============

         Ratio of net charge-offs to average total loans             (0.02)%             (0.09)%
         Average total loans outstanding during the year     $ 110,095,000       $  98,570,000

      Included in the accompanying consolidated balance sheets are certain loans that are accounted for on a non-accrual basis. At December 31, 2000 and 1999, non-accrual loans totaled approximately $309,000 and $70,000, respectively. Had the loans been current in accordance with their original terms, gross interest income for these loans would have been $31,000 and $18,000 in 2000 and 1999, respectively. At December 31, 2000, the Company had no loans greater than 90 days delinquent which were still accruing interest, as compared to $6,000 in 1999. These loans consisted primarily of loans which were both adequately secured and in the process of collection.

      A loan is considered impaired, when based upon current information and events, the Company deems it probable that it will be unable to collect all amounts contractually due under the loan agreement. Impaired loans which include non-accrual loans amounted to $334,000and $70,000,at December 31, 2000 and1999, respectively. The average recorded investment in impaired loans was $143,000 and $226,000, during 2000 and 1999, respectively. Included in the allowance for loan losses is $25,000 and $3,000 related to impaired loans at December 31, 2000 and 1999, respectively. Interest income recognized on impaired loans during the years ended December 31, 2000, and 1999, which has not been disclosed above in the discussion of non-accrual and restructured loans was $3,000 and $23,000, respectively. The allowance for loan losses contains additional amounts for impaired loans, as deemed necessary to maintain allowances at levels considered adequate by management.

      The Company has engaged in banking transactions in the ordinary course of business with some of its directors, officers, principal shareholders and their associates. Management believes that all loans or commitments to extend loans and the payment of overdrafts included in such transactions are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons and do not involve more than the normal risk of collectibility. At December 31, 2000 and 1999, none of these loans are reported as non-accrual, restructured or classified. The aggregate amount of loans to related parties for the years ended December 31, 2000 and 1999 was $102,000 and $5,000, respectively.

5.    Bank Premises and Equipment

      Bank premises and equipment at December 31, 2000 and 1999 is summarized as follows:

                                              2000             1999
                                          -----------      -----------
         Furniture and equipment          $ 2,251,939      $ 2,100,938
         Leasehold improvements             1,349,058        1,336,574
                                          -----------      -----------
            Subtotal, at cost               3,600,997        3,437,512

         Accumulated depreciation and
           amortization                    (2,806,074)      (2,458,654)
                                          -----------      -----------
            Total, net                    $   794,923      $   978,858
                                          ===========      ===========

      Amounts charged to operating expenses for depreciation and amortization expense aggregated $347,421 and $427,786 in 2000 and 1999, respectively.

6.    Interest-Bearing Deposits

      Related party deposits totaled approximately $1,227,000 and $250,000 at December 31, 2000 and 1999, respectively. In management's opinion, interest rates paid on these deposits, where applicable, are available to others at the same terms.

      At December 31, 2000, time deposits totaling $4,535,175 have scheduled maturities greater than one through five years. The aggregate amount of maturities on all time deposits in each of the next five years is as follows:

                                    (less than)      (more than)
                      Year            $100,000         $100,000        Total
                      ----          -----------      -----------     -----------
                      2001          $20,761,163      $23,707,681     $44,468,844
                      2002            1,829,541        2,102,837       3,932,378
                      2003              150,080               --         150,080
                      2004              269,652          100,555         370,207
                      2005               82,510               --          82,510
                                    -----------      -----------     -----------
                                    $23,092,946      $25,911,073     $49,004,019
                                    ===========      ===========     ===========

7.    Leasing Arrangements

      The Company leases its main office space under two leases, which expire in 2002, with an optional five year extension available. The Company also leases space for four branch offices and two automated teller machines. The lease on the Dupont Circle East branch expires in 2016, the lease on the Chinatown branch expires in 2007, and the lease on the Georgetown branch expires in 2003. The leases on the Union Station branch and the two automated teller machines located in Union Station expire in 2009. All leases are classified as operating leases.

      The following is a schedule of future minimum payments under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2000:

                          2001                       $  666,218
                          2002                          605,338
                          2003                          283,768
                          2004                          243,002
                          2005                          251,696
                          2006 and thereafter         1,024,917
                                                     ----------
                                  Total              $3,074,939
                                                     ==========

      Rental expense in 2000 and 1999 was approximately $694,000 and $622,000, respectively.

8.    Income Taxes

      Income tax expense for 2000 and 1999 consists of:

                                                      2000            1999
                                                  -----------      -----------
              Current:
                 Federal                          $ 1,592,281      $   996,085
                 District of Columbia                 423,264          265,580
                                                  -----------      -----------
                                                    2,015,545        1,261,665
                                                  -----------      -----------
              Deferred tax expense (benefit):
                 Federal                             (307,993)          48,544
                 District of Columbia                 (81,872)          12,943
                                                  -----------      -----------
                                                     (389,865)          61,487
                                                  -----------      -----------
              Total:
                 Federal                            1,284,288        1,044,629
                 District of Columbia                 341,392          278,523
                                                  -----------      -----------
                                                  $ 1,625,680      $ 1,323,152
                                                  ===========      ===========

      Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income as a result of the following:

                                                                    2000                    1999
                                                          --------------------      ---------------------
                                                             Amount        %           Amount         %
                                                          -----------     ----      -----------      ----
            Tax expense at statutory rate                 $ 1,389,192       34.0%   $ 1,142,892        34.0%
            Increase in taxes resulting from District
               of Columbia franchise tax, net of
               Federal tax effect                             221,905        5.4%       182,958         5.5%
            Other                                              14,583        0.4%        (2,698)       (0.1)%
                                                          -----------       ----    -----------        ----
                    Total                                 $ 1,625,680       39.8%   $ 1,323,152        39.4%
                                                          ===========       ====    ===========        ====

      The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999:

                                                                     2000           1999
                                                                   ---------      ---------
            Deferred tax assets:
                    Allowance for loan losses                      $ 411,952      $ 132,963
                    Interest income on non-accrual loans                  --          5,205
                    Deferred loan fees                                56,971         50,711
                    Furniture and equipment                          263,273        154,018
                    Unrealized losses on investment securities            --        267,133
                    Compensated absences                               9,435          8,927
                                                                   ---------      ---------
                           Total gross deferred tax assets           741,631        618,957
                                                                   ---------      ---------

            Deferred tax liabilities:
                    Unrealized gain on investment securities          (9,507)            --
                    Other                                               (654)          (712)
                                                                   ---------      ---------
                    Total gross deferred tax  liabilities            (10,161)          (712)
                                                                   ---------      ---------
                           Net deferred tax assets                 $ 731,470      $ 618,245
                                                                   ---------      ---------

      The net deferred income tax asset at December 31, 2000 and 1999 was $731,470 and $618,245, respectively, and are included in other assets in the accompanying financial statements. Also included in other liabilities at December 31, 2000 and 1999, were current tax payables of $77,500 and $75,900, respectively.

9.    Long-term Debt

      The Bank entered into an agreement to borrow funds from the Federal Home
      Loan Bank of Atlanta on October 1, 1996, maturing on December 1, 2008, at a fixed rate of 6.95%. The outstanding balance of loans pledged at December 31, 2000 and 1999, to collateralize this debt is $1,447,000 and $1,552,000, respectively, and consists of loans secured by first liens on one- to-four family, multifamily and commercial mortgages. The maximum amount that could be borrowed from the Federal Home Loan Bank under the current borrowing agreement is approximately $18,314,000 collateralized by qualifying loans or investment securities. Annual principal maturities as of December 31, 2000 are as follows:

                          2001                        $ 77,820
                          2002                          85,544
                          2003                          94,034
                          2004                         103,366
                          2005                         113,625
                          2006 and thereafter          413,126
                                                      --------
                                  Total               $887,515
                                                      ========


10.   Short-term Borrowings

      Short-term borrowings consist primarily of Federal funds purchased and securities sold under repurchase agreements. Federal funds purchased represent funds borrowed overnight, while securities sold under repurchase agreements generally involve the receipt of immediately available funds which mature in one business day or roll over under a continuing contract. In accordance with these contracts, the underlying securities sold are U.S. government agencies, which are segregated from the Company's other investment securities in the Bank's Federal Reserve Bank account. The book value of the underlying securities sold under these repurchase agreements at December 31, 2000 and 1999 was approximately $5,000,000 and $3,792,000, respectively.

      Other short-term borrowings may consist of borrowings from the FHLB for liquidity purposes. Borrowings are collateralized by investment securities. No short-term FHLB borrowings are outstanding at December 31, 2000 and 1999.

      Short-term borrowings for 2000 and 1999 are summarized below:

                                                                         2000            1999
                                                                      ----------      ----------
      Balance at end of year                                          $3,616,718      $3,193,166
      Daily average balance outstanding during year                    4,153,993       4,126,957
      Maximum balance outstanding as of any month-end during year      5,092,773       5,413,074
      Daily average interest rate during year                               4.02%           3.90%
      Average interest rate on balance at the end of year                   4.00%           4.25%

11.   Commitments and Contingent Liabilities

      In the normal course of business, there are various outstanding commitments and contingent liabilities, such as commitments to extend credit, that are not reflected in the accompanying consolidated financial statements. These commitments include revolving credit agreements, term loan commitments, and short-term borrowing agreements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. Both loan commitments and standby letters of credit have credit risk essentially the same as that involved in extending loans to customers and are subject to the normal credit approval procedures and policies. Collateral is obtained based on management's assessment of the customer's credit. The Company had outstanding letters of credit aggregating approximately $1,334,000 and $1,286,000 and commitments to originate loans aggregating approximately $18,985,000 and $20,373,000, at December 31, 2000 and 1999, respectively.
      The portion of letters of credit which are collateralized was 79% and 44% at December 31, 2000 and 1999, respectively.

      Under the terms of an employment agreement with the current President and CEO of the Bank, the Bank is obligated to make payments totaling approximately $150,000, in the event she chooses to exercise her rights under a severance agreement. These funds are held in the grantor trust established on February 25, 1998.

      The Company maintains directors' and officers' liability insurance in the amount of $5,000,000, subject to certain exclusions.

      The Company and the Bank are defendants in litigation and claims arising from the normal course of business. Based upon consultation with legal counsel, management is of the opinion that the outcome of any claims and pending or threatened litigation will not have a material adverse impact on the Company's financial position, results of operations or liquidity.

12.   Restrictions on Dividend Payments and Loans by Affiliated Bank

      Any dividends payable by the Company are dependent on dividends payable from the Bank to the Company. Federal banking laws restrict the total dividend payments that a national banking association may make during any calendar year to the total net income of the bank for the current year plus retained net income for the preceding two years, except with the prior written approval of the Office of the Comptroller of the Currency. At December 31, 2000, approximately $6,219,000 of retained earnings of the Bank was available for dividend declarations without prior regulatory approval. The Federal Reserve Board has issued a statement effective November 14, 1985 which indicates that dividends should only be paid out of net income available to common shareholders over the past year. As of December 31, 2000, dividends paid did not exceed the net income available to common shareholders for 2000 by approximately $1,559,000. Restrictions are also imposed upon the ability of the Bank to make loans to the Company, purchase stock in the Company or use the Company's securities as collateral for indebtedness of the Bank. At December 31, 2000, the Company and the Bank were in compliance with regulatory requirements.

13.   Parent Company Information

      On April 1, 1982, the Company acquired, through merger, all of the outstanding shares of the Bank. The earnings of the Bank are recorded by the Company using the equity method of accounting. Earnings are recorded as an increase in the Company's investment, and dividends declared by the Bank are recorded as reductions in the Company's investment in the Bank. Presented below are the condensed financial statements of Abigail Adams National Bancorp:

                            Condensed Balance Sheets

                                                                           December 31
                                                                   ---------------------------
                                                                       2000           1999
                                                                   -----------     -----------
            Assets:
            Interest-bearing balances with bank subsidiary         $   551,420     $    35,149
            Investment in subsidiary bank                           16,352,560      13,458,843
            Loans                                                           --          75,858
            Other assets                                               180,528       1,056,663
                                                                   -----------     -----------
                    Total assets                                   $17,084,508     $14,626,513
                                                                   ===========     ===========

            Liabilities and Stockholders'
            Equity:
            Other liabilities                                      $   361,098     $   167,855
            Stockholders' equity                                    16,723,410      14,458,660
                                                                   -----------     -----------
                    Total liabilities and stockholders' equity     $17,084,508     $14,626,515
                                                                   ===========     ===========

                         Condensed Statements of Income

                                                                                      Years Ended December 31
                                                                                    ----------------------------
                                                                                        2000             1999
                                                                                    -----------      -----------
Income
   Interest earned on balances with subsidiary bank                                 $       472      $     5,404
   Interest on loans                                                                        667           13,158
   Dividends from subsidiary bank                                                       200,000          400,000
   Other                                                                                     --           15,000
                                                                                    -----------      -----------
      Total income                                                                      201,139          433,562
                                                                                    -----------      -----------

Expenses
   Salaries and benefits                                                                  5,582            9,359
   Professional fees                                                                     53,891           69,045
   Other                                                                                321,106          292,417
                                                                                    -----------      -----------
      Total expenses                                                                    380,579          370,821
                                                                                    -----------      -----------
Income (loss) before taxes and equity in undistributed net income of subsidiary        (179,440)          62,741
Income tax benefit                                                                      147,945          135,296
                                                                                    -----------      -----------
Income (loss) before equity in undistributed earnings of subsidiary                     (31,495)         198,037
Equity in undistributed net income of subsidiary                                      2,491,675        1,830,898
                                                                                    -----------      -----------
      Net Income                                                                    $ 2,460,180      $ 2,028,935
                                                                                    ===========      ===========

                        Condensed Statement of Cash Flows

                                                                                      Years Ended December 31
                                                                                    ----------------------------
                                                                                        2000            1999
                                                                                    -----------      -----------
Operating Activities:
Net Income                                                                          $ 2,460,180      $ 2,028,935
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
   Equity in undistributed net income of subsidiary                                  (2,491,675)      (1,830,898)
   ESOP compensation expense                                                             64,396           69,325
   Other, net                                                                           819,380         (318,956)
                                                                                    -----------      -----------
      Net cash provided by  (used in) operating activities                              852,281          (51,594)

Investing Activities:
Net decrease (increase) in lines of credit                                               75,858          (75,858)
                                                                                    -----------      -----------
      Net cash provided by (used in) investing activities                                75,858          (75,858)

Financing Activities:
Proceeds from issuance of common stock, net                                             505,250           20,996
Rabbi Trust contribution, net                                                                --              348
Redemptions of shares from ESOP                                                         (16,155)         (42,279)
Cash dividends paid to stockholders                                                    (900,963)        (825,621)
                                                                                    -----------      -----------
      Net cash used in financing activities                                            (411,868)        (846,556)
                                                                                    -----------      -----------
      Net increase (decrease) in cash and cash equivalents                              516,271         (974,008)
Cash and cash equivalents at beginning of year                                           35,149        1,009,157
                                                                                    -----------      -----------
Cash and cash equivalents at end of year                                            $   551,420      $    35,149
                                                                                    ===========      ===========

14.   Regulatory Capital Requirements

      The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies. These regulatory capital requirements involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items, and also qualitative judgements by the regulators. Failure to meet minimum capital requirements can subject the Company to a series of increasingly restrictive actions. To be considered "well-capitalized," an institution must generally have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 2000 and 1999, the Company and the Bank exceed all capital adequacy requirements to which they are subject, and the Bank qualifies as "well-capitalized". The table below presents the capital position of the Company and the Bank relative to their various minimum statutory and regulatory capital requirements at December 31, 2000 and 1999.

                                                  Actual            Minimum Capital       Minimum To Be
                                                                      Requirements       Well Capitalized
                                             ----------------      ------------------    ----------------
                                             Amount     Ratio      Amount       Ratio    Amount     Ratio
                                             ------     -----      ------       -----    ------     -----
                                                                (Dollars in Thousands)
December 31, 2000:
Total Capital to Risk Weighted Assets:
        Consolidated                        $18,588     14.19%     $10,478      8.00%        N/A       N/A
        Bank                                 17,968     13.79%      10,425      8.00%     13,031     10.00%

Tier 1 Capital to Risk Weighted Assets:
        Consolidated                         16,960     12.95%       5,239      4.00%        N/A       N/A
        Bank                                 16,339     12.54%       5,212      4.00%      7,819      6.00%

Leverage Ratio:
        Consolidated                         16,960     10.61%       6,393      4.00%        N/A       N/A
        Bank                                 16,339     10.21%       6,403      4.00%      8,004      5.00%

December 31, 1999:
Total Capital to Risk Weighted Assets:

        Consolidated                        $15,984     13.79%     $ 9,271      8.00%        N/A       N/A
        Bank                                 14,984     12.92%       9,276      8.00%     11,595     10.00%

Tier 1 Capital to Risk Weighted Assets:
        Consolidated                         14,847     12.81%       4,636      4.00%        N/A       N/A
        Bank                                 13,847     11.94%       4,638      4.00%      6,957      6.00%

Leverage Ratio:
        Consolidated                         14,847     11.20%       5,302      4.00%        N/A       N/A
        Bank                                 13,847     10.45%       5,298      4.00%      6,622      5.00%

N/A = not applicable

15.   Benefit Plans

      The Company has adopted a Nonqualified Stock Option Plan for certain officers and key employees and has reserved 112,500 shares of common stock for options to be granted under the plan. No options have been granted to date.

      On January 23, 1996, the Company adopted a nonqualified Directors Stock Option Plan (the "Directors Plan") and a qualified Employee Incentive Stock Option Plan covering key employees (the "Employee Plan"), which were approved by the shareholders on October 15, 1996. Options under the Directors Plan were granted at a price equal to 85% of the fair market value of the Company's common stock on the date of the grant. Options under the Employee Plan were granted at a price equal to 100% of the fair market value of the Company's common stock and are immediately exercisable. Options under both plans expire ten years after the date of grant and became fully vested in 1998. Options totaling of 20,520 shares were granted in 1996 at a price of $5.39 for directors and $6.34 for employees. As of December 31, 2000, options totaling 18,379 have been exercised under these plans.

      On November 19, 1996, the Company adopted a nonqualified Directors Stock Option Plan (the "1996 Directors Plan") and a qualified Employee Incentive Stock Option Plan covering key employees (the "1996 Employee Plan"). Options under the 1996 Directors Plan were granted at a price equal to 85% of the fair market value of the Company's common stock on the date of the grant. Options under the 1996 Employee Plan were granted at a price equal to 100% of the fair market value of the Company's common stock on the date of the grant. A total of 27,641 options were available for grant under the above Plans. Options totaling 25,760 were granted in 1996 at a price of $7.30 for directors and $8.59 for employees. Options totaling 1,881 were granted in 1997 at prices ranging from $9.37 to $9.46 for employees. The options under both plans became fully vested in 1998. As of December 31, 2000, options totaling 7,700 have been exercised under both plans.

      On March 29, 1996, the Company granted the former President and Chief Executive Officer a nonqualified stock option to purchase 93,750 shares at a price equal to $5.39 per share, representing 85% of the fair market value of the Company's common stock on the date of grant. As of December 31, 2000, all options under this plan have been exercised.

      On February 15, 2000, the Company adopted a non-statutory stock option plan (the "Stock Option Plan") to non-employee directors and key employees. A total of 20,000 shares of the Company's common shares are authorized for issuance under the Stock Option Plan. All options were granted at an exercise price of $7.88 per share, representing 90% of the fair value of the Company's common stock. The options vest equally over three years. Options expire after ten years from the date of grant or immediately upon leaving the Board of Directors. No options have been exercised as of December 31, 2000.

      The Company accounts for its stock option plans under APB Opinion No. 25. The amount equal to the difference between the quoted market price of the stock at the date of grant and the amount the employee or director is required to pay was recorded as compensation expense. In 2000 and 1999, compensation expense of approximately $6,000 and $0 respectively, has been recorded for the Director's Plans and the 2000 Stock Option Plan. Had compensation cost for these plans been determined consistent with the Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", the Company's net income and basic earnings per share would have been $2,451,110 and $1.15 per share in 2000, respectively. Diluted earnings per share for 2000 would have been $1.14 per share. There was no effect on 1999 net income or earnings per share.

      The fair value of each option grant is estimated on the date of the grant using a Black-Scholes based option pricing model. For the grants in 2000, the weighted average assumptions used were as follows: 1) a risk-free interest rate of 5.27%; 2) an expected dividend yield of 1.5%; 3) an expected life of 10 years; and 4) an expected volatility of 27%. There were no grants in 1999.

      At December 31, 2000, options granted under the Director's Plans and the CEO grant have a weighted average exercise price of $7.46 and a weighted average remaining contractual life of 7.7 years. Of these options available to the directors, 5,406 are exercisable. Options granted under the Employee's Plans have a weighted average exercise price of $7.99 and a weighted average remaining contractual life of 8.9 years. Of these options available to employees, 6,250 are exercisable. A summary of the Company's stock option plans for 2000 and 1999 is presented in the following table.

                                                                              2000
                                                          -------------------------------------------
                                                          Directors plans and      Employee plans
                                                               CEO grants
                                                          --------------------     ------------------
                                                                     Wtg. Ave.              Wtg. Ave.
                                                           Shares    Ex. Price     Shares   Ex. Price
                                                           ------    ---------     ------   ---------
      Outstanding at beginning of year                    102,797      $5.53        1,250     $9.37
      Granted                                               5,000      $7.88       15,000     $7.88
      Exercised                                           (93,750)     $5.39           --        --
      Forfeited/Expired                                    (5,308)     $7.05           --        --
      Outstanding at end of year                            8,739      $7.46       16,250     $7.99
      Exercisable at end of year                            5,406      $7.21        6,250     $8.17
      Weighted average fair value of options granted           --      $0.87           --     $0.87

                                                                             1999
                                                          -------------------------------------------
                                                          Directors plans and      Employee plans
                                                               CEO grants
                                                          --------------------     ------------------
                                                                     Wtg. Ave.              Wtg. Ave.
                                                           Shares    Ex. Price     Shares   Ex. Price
                                                           ------    ---------     ------   ---------
      Outstanding at beginning of year                    102,797      $5.53        4,657     $8.32
      Granted                                                  --         --           --        --
      Exercised                                                --         --       (2,709)    $7.76
      Forfeited/Expired                                        --         --         (698)    $8.59
      Outstanding at end of year                          102,797      $5.53        1,250     $9.37
      Exercisable at end of year                          102,797      $5.53        1,250     $9.37
      Weighted average fair value of options granted           --         --           --        --

      The Company offers an employee stock ownership plan ("ESOP") with Internal
      Revenue Code (IRC) 401(k) provisions. Participants may elect to contribute to the 401(k) up to 15% of their eligible annual earnings. The Bank may make a discretionary matching contribution of 50% of the participant's deferral contribution on the first 6% of the deferral amount subject to the maximum allowable under federal regulations. The Board of Directors may elect to pay an additional discretionary contribution on an annual basis. The employer's discretionary contributions vest over three years.
      The Company's 401(k) expense was $47,000 and $37,000 in 2000 and 1999, respectively, which is included in salaries and benefits in the accompanying consolidated statements of income.

      The Bank established an Employee Stock Ownership Plan ("ESOP") in 1996 and acquired 31,250 common shares of the Company purchased at $7.00 per share that was funded by a loan from the Company of $218,750 and secured by the unallocated ESOP shares. The loan is to be repaid in ten annual installments; however, the loan may be prepaid. The interest rate on the loan is at the "Wall Street" prime rate adjusted annually each August. The
      ESOP expense was approximately $58,000 and $57,000 for the years ended
      December 31, 2000 and 1999, respectively. As of December 31, 2000, there were 15,594 shares allocated to participants' accounts, 7,781 shares were committed to be released and the remaining 7,875 shares are unearned ESOP shares held in suspense. The fair value of the unearned ESOP shares at December 31, 2000 and 1999 was $65,000 and $159,000, respectively. Only shares that are allocated or committed to be released are considered for purposes in computing earnings per share.

16.   Other Noninterest Expense

      Other noninterest expense for the years ended December 31, 2000 and 1999, is summarized as follows:

                                                        2000          1999
                                                    ----------     ----------

              Courier service and bank security     $  136,974     $  162,204
              Stationery and office supplies            98,315         98,901
              Printing                                  14,784         29,542
              Advertising                               69,169         46,919
              FDIC insurance                            23,557         12,654
              Other                                    766,931        713,484
                                                    ----------     ----------
                      Total noninterest expense     $1,109,730     $1,063,704
                                                    ==========     ==========

17.   Shareholder Rights Plan

      On April 12, 1994, the Board of Directors of the Company adopted a Rights Agreement ("Rights Agreement"), which was amended April 20, 1995. Pursuant to theRights Agreement, the Board of Directors of the Company declared a dividend of one share purchase right for each share of the Company's common stock outstanding on April 25, 1994 ("Right"). Each Right entitles the holder to purchase one share of the Company's common stock at an exercise price of $16.09. Subject to certain exceptions, the Rights will be exercisable if a person or group of persons acquires 25% or more of the Company's common stock ("Acquiring Person"), or announces a tender offer, the consummation of which would result in ownership by a person or group of persons of 25% or more of the common stock, or if the Board determines that a person or group of persons holding 15% or more of the Company's common stock is an Adverse Person, as defined in the Rights Agreement. Upon the occurrence of one of the triggering events, all holders of Rights, except the Acquiring Person or Adverse Person, would be entitled to purchase the Company's common stock at 50% of the market price. If the Company is acquired in a merger or business combination, each holder of a Right would be entitled to purchase common stock of the Acquiring Person at a similar discount. The Board of Directors may redeem the Rights for $0.01 per share or amend the Plan at any time before a person becomes an Acquiring Person. The Rights expire on December 31, 2003.

18.   Fair Value of Financial Instruments

      The following table presents the estimated fair values of the Company's financial instruments at December 31, 2000 and 1999 and is followed by a general description of the methods and assumptions used to estimate such fair values.

                                                                      December 31, 2000                   December 31, 1999
                                                            --------------------------------      -------------------------------
                                                                                 Estimated                           Estimated
                                                              Carrying             Fair              Carrying            Fair
                                                                Amount             Value              Amount            Value
                                                            -------------      -------------      -------------     -------------
            Financial Assets:
               Cash and due from banks                      $   5,182,596      $   5,182,596      $   4,707,226     $   4,707,226
               Federal funds sold and interest-bearing
                 deposits in other banks                        9,893,870          9,893,870          9,906,598         9,906,598
               Investment securities available for sale        22,135,045         22,135,045         13,405,857        13,405,857
               Investment securities held to maturity           3,015,683          3,009,132          3,355,421         3,277,934
               Loans                                          118,439,961                           108,823,012
               Less: Allowance for loan losses                 (1,654,033)                           (1,137,009)
                                                            -------------      -------------      -------------     -------------
                 Net Loans                                    116,785,928        117,291,000        107,686,003       108,709,000
            Financial Liabilities:
               Deposits                                       137,657,174        137,682,155        122,569,899       122,540,001
               Short-term borrowings                            3,616,718          3,616,718          3,193,166         3,193,166
               Long-term debt                                     887,515            922,000            958,309           942,000

      The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments.

      Cash and due from banks. The carrying amounts reported in the balance sheet approximate fair value due to the short-term nature of these assets.

      Federal funds sold and interest-bearing deposits in other banks. The carrying amounts of short-term investments on the balance sheet, with maturities of 90 days or less, approximate fair value.

      Investments securities available for sale and investment securities to be held to maturity. The estimated fair values of securities by type are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

      Loans. Estimated fair values for variable rate loans, which reprice frequently and have no significant credit risk, are based on carrying value. Estimated fair value for all other loans are estimated using discounted cash flow analyses, based on interest rates currently offered on loans with similar terms to borrowers of similar credit quality. The fair value of nonperforming loans is calculated by estimating the timing and amount of cash flows. These cash flows are discounted using estimated market yields commensurate with the risk associated with such cash flows. Estimated cash flows are made using data specific to the borrower and available market data.

      Deposits. The fair value of deposits with no stated maturity, such as noninterest-bearing deposits, NOW accounts, savings and money market deposit accounts, is the amount payable on demand as of year-end. Fair values for time deposits are estimated using discounted cash flow analyses, based on the current interest rates offered for deposits of similar maturities.

      Short-term borrowings. The carrying values of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings approximate fair values.

      Long-term debt. The fair value of the long-term debt is estimated by using discounted cash flow analyses, based on the current rates offered for similar borrowing arrangements.

      Loan commitments, standby and commercial letters of credit. The estimated fair value of these off-balance- sheet instruments are based on cost. Carrying amounts which are comprised of the unamortized fee income and where necessary, reserves for any expected credit losses from these financial instruments, are immaterial.

Independent Auditor's Report

The Board of Directors and Stockholders
Abigail Adams National Bancorp, Inc.
Washington, DC

We have audited the accompanying consolidated balance sheet of Abigail Adams National Bancorp, Inc. and subsidiary (the Company) as of December 31, 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Abigail Adams National Bancorp, Inc. and subsidiary for the year ended December 31, 1999 were audited by Keller Bruner & Company, LLP, independent auditors, whose partners merged with McGladrey & Pullen, LLP on December 1, 2000. Keller Bruner & Company's report, dated January 24, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abigail Adams National Bancorp, Inc. and subsidiary as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


McGladrey & Pullen, LLP
Alexandria, Virginia
January 26, 2001

                      ABIGAIL ADAMS NATIONAL BANCORP, INC.

OFFICERS:

Jeanne D. Hubbard .................................. Chairwoman, President & CEO

Karen E. Schafke ............... Senior Vice President & Chief Financial Officer

Joanne I. Farrin ........................................... Corporate Secretary

                            THE ADAMS NATIONAL BANK

OFFICERS:

Jeanne D. Hubbard ................................................... Chairwoman

Kathleen Walsh Carr ............................................ President & CEO

Karen E. Schafke ............... Senior Vice President & Chief Financial Officer

Gary L. Hobert ............................ Senior Vice President & Chief Lender

Betty J. Serrano ............................. Senior Vice President, Operations

David M. Glaser ................... Senior Vice President, Retail Administration

Joanne I. Farrin ........................................... Corporate Secretary

Hanh D. Nguyen ..................................... Vice President & Controller

Katherine A. Katcher ..................... Vice President, Credit Administration

Larry Johnson .................................. Vice President, Loan Operations

Jackie Bruno ........................................... Vice President, Lending

Patrice G. Goss ........................................ Vice President, Lending

Mark T. Palmer ......................................... Vice President, Lending

Frederick Schultz ...................................... Vice President, Lending

Arthur C. Smith III .................................... Vice President, Lending

Kathryn R. Speakman .................................... Vice President, Lending

Mary E. Mills ........................... Vice President, Information Technology

Mary L. Queen ....................................... Vice President, Operations

Habib Aboujaoudi ...................... Assistant Vice President, Branch Manager

Debra I. Finch ............ Assistant Vice President, Director Retail Operations

Everett E. Hitchner .............. Assistant Vice President, Assistant Treasurer

Stephanie G. Lipscomb ................. Assistant Vice President, Branch Manager

Kayleen Ramirez ...................... Assistant Vice President, Loan Operations

Phillip Wyse .......................... Assistant Vice President, Branch Manager

James Zillian ......................... Assistant Vice President, Credit Analyst

                DIRECTORS OF ABIGAIL ADAMS NATIONAL BANCORP, INC.
                                       AND
                             THE ADAMS NATIONAL BANK

         Jeanne D. Hubbard                        Marshall T. Reynolds
     Chairwoman, President and             Chairman & Chief Executive Officer
      Chief Executive Officer                   Champion Industries, Inc.
Abigail Adams National Bancorp, Inc.

        Kathleen Walsh Carr                        Patricia G. Shannon
President & Chief Executive Officer        President & Chief Executive Officer
      The Adams National Bank           Boys & Girls Clubs of Greater Washington

        Michelle D. Bernard                       Robert L. Shell, Jr.
             President                           Chief Executive Officer
       Odyssey International                       Guyan International

        A. George Cook, III                         Marianne Steiner
             Principal                                  Principal
       George Cook & Company                       Larkspur Marketing

           Carl E. Hecht                           Joseph L. Williams
              Chairman                     Chairman & Chief Executive Officer
               US Tag                          Basic Supply Company, Inc.

           Lynne M. Miller                             Bonita A. Wilson
       Chief Executive Officer                             Principal
 Environmental Strategies Corporation               Bonnie Wilson & Company

                                EXECUTIVE OFFICES
                                1627 K Street, NW
                             Washington, D.C. 20006
                                 (202) 466-4090

                                BRANCH LOCATIONS

        Dupont Circle East                                  Main Office
       1604 17th Street, NW                              1627 K Street, NW
   Washington, D.C. 20009-2441                      Washington, D.C. 20006-1782
          (202) 466-4090                                  (202) 466-4090
        (202) 387-4110 fax                              (202) 833-8875 fax

            Georgetown                                     Union Station
    1729 Wisconsin Avenue, NW                       50 Massachusetts Avenue, NW
   Washington, D.C. 20007-2379                      Washington, D.C. 20002-4214
          (202) 466-4090                                  (202) 466-4090
        (202) 338-1889 fax                                (202) 371-6590

                              MCI Center/Chinatown
                               802 7th Street, NW
                           Washington, D.C. 20001-3718
                                 (202) 466-4090
                                 (202) 842-0076

Form 10-KSB

Copies of the Annual Report as filed with the Securities and Exchange Commission on Form 10-KSB are available without charge, upon written request to Ms. Karen
E. Schafke, Senior Vice President and Chief Financial Officer, Abigail Adams National Bancorp, Inc. 1627 K Street, NW Washington, D.C. 20006.

TRANSFER AGENT:

American Stock Transfer & Trust Company
40 Wall Street
New York, N.Y. 10005

SPECIAL COUNSEL:

Luse Lehman Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue. NW
Suite 400
Washington, D.C. 20015

ONLINE:

http://www.adamsbank.com

STOCK LISTING:

Abigail Adams National Bancorp, Inc. Common Stock is listed on the National Market under the symbol AANB.