Form 10KSB40, Exhibit 13
period 2001-12-31
ABIGAIL ADAMS NATIONAL BANCORP INC
filed 2002-03-28
CIK 356809

                                   EXHIBIT 13

FINANCIAL CONTENTS
------------------

                                                                            Page

Financial Highlights ......................................................    2

Selected Financial Data for Five Year Period ..............................    3

Management's Discussion and Analysis of Financial Condition and Results
of Operations .............................................................    4

Summary of Operations by Quarter and Summary of Market Data ...............   14

Consolidated Balance Sheets ...............................................   15

Consolidated Statements of Income .........................................   16

Consolidated Statements of Changes in Stockholders' Equity ................   17

Consolidated Statements of Cash Flows .....................................   18

Notes to Consolidated Financial Statements ................................   19

Independent Auditors' Report ..............................................   34

The Adams National Bank . . . committed to achieving excellence as a community financial institution focused on meeting the needs of women, minorities, not-for-profit organizations and the business and professional community...

                              FINANCIAL HIGHLIGHTS
                      (In thousands, except per share data)

                                                       2001              2000
                                                    ---------         ---------
Averages

   Assets                                           $ 162,888         $ 150,922

   Loans                                              122,802           110,095

   Allowance for loan losses                           (1,768)           (1,401)

   Deposits                                           138,365           129,591

   Stockholders' equity                                18,054            15,680

At Year-End

   Assets                                           $ 178,170         $ 160,651

   Loans                                              138,061           118,440

   Allowance for loan losses                           (1,911)           (1,654)

   Deposits                                           153,091           137,657

   Stockholders' equity                                18,888            16,973

   Book value per share                             $    6.92         $    6.26

For the Year

   Net income                                       $   2,893         $   2,460

   Cash dividends                                       1,091               901

Per Common Share

   Basic earnings                                   $    1.06         $    0.92

   Diluted earnings                                 $    1.06         $    0.92

   Cash dividends                                   $    0.40         $    0.34

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
                             SELECTED FINANCIAL DATA
                  (Dollars in thousands, except per share data)

                                                                December 31,
                                            2001        2000        1999         1998         1997
                                          --------    --------    --------    ---------     ---------
Income Statement Data:

Total interest income                     $ 12,734    $ 12,809    $ 10,645    $  10,753     $   9,603

Total interest expense                       3,734       4,067       3,338        3,930         3,822

Net interest income                          9,000       8,742       7,307        6,823         5,781

Provision for (recovery of) loan losses        260         536          90          (15)           --

Total noninterest income                     1,980       1,545       1,542        1,335         1,204

Total noninterest expense                    6,025       5,665       5,407        6,838         6,419

Provision for income taxes                   1,802       1,626       1,323          519           224

Net income                                   2,893       2,460       2,029          816           342

Per Common Share Data:

Basic net income per share                $   1.06    $   0.92    $   0.78    $    0.32     $    0.14

Diluted net income per share              $   1.06    $   0.92    $   0.77    $    0.31     $    0.13

Cash dividends                            $   0.40    $   0.34    $   0.32    $    0.19     $    0.19

Selected Balance Sheet Data:

Total assets                              $178,170    $160,651    $141,770    $ 128,881     $ 131,239

Investment securities                       25,056      25,151      16,761       21,789        27,962

Loans                                      138,061     118,440     108,823       94,220        85,314

Allowance for loan losses                    1,911       1,654       1,137        1,134         1,142

Total deposits                             153,091     137,657     122,570      108,665       112,261

Stockholders' equity                        18,888      16,973      14,459       13,599        13,030

Selected Ratios:

Return on average assets                      1.78%       1.63%       1.57%        0.63%         0.29%

Return on average stockholders' equity       16.02%      15.69%      14.46%        6.19%         2.55%

Average equity to average assets             11.08%      10.39%      10.86%       10.38%        11.38%

Dividend payout ratio                        37.74%      36.96%      41.56%       61.29%       146.15%

Net charge-offs (recoveries) to average
  loans                                      0.003%       0.02%       0.09%       (0.01)%       (0.12)%

Nonperforming loans to total loans            0.28%       0.26%       0.07%        0.46%         0.60%

Allowance for loan losses to loans            1.38%       1.40%       1.04%        1.20%         1.34%

On December 31, 2001, a five-for-four stock split in the form of a stock dividend was issued. All historical data used in this report has been restated to reflect the stock dividends.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Abigail Adams National Bancorp, Inc. (the "Company") is the parent of The Adams National Bank (the "Bank"), a national bank with five full-service branches located in Washington, D.C. The Company reports its financial results on a consolidated basis with the Bank.

When used in this Annual Report the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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

Results of Operations

Overview

The Company reported a 17.6% increase in net income in 2001, as compared to 2000. Net income was $2,893,000 or $1.06 per share (diluted) for 2001, an increase of $433,000 from the $2,460,000 or $.92 per share (diluted) reported for the year ended December 31, 2000. The increase in net income was attributable to efforts to minimize the impact of the decline in interest rates on the net interest margin and management's efforts to increase noninterest income. In addition, the Company initiated cost control measures that limited the increase in noninterest expense. Book value per share was $6.92 at December 31, 2001, an increase of $0.66 from the book value per share of $6.26 at December 31, 2000. Dividends per common share increased 17.6% to $0.40 for 2001, as compared to $0.34 paid in 2000.

Analysis of Net Interest Income

Net interest income, which is the sum of interest and certain fees generated by earning assets minus interest paid on deposits and other funding sources, is the principal source of the Company's earnings. Net interest income increased by $258,000 or 2.95%, to $9,000,000 for the year ended December 31, 2001, as compared to $8,742,000 in 2000. The improvement in net interest income resulted from growth in earning assets, combined with the management of interest rates paid on deposits. Average earning assets totaling $155,458,000 increased by $11,638,000 or 8.1%, as compared to the average of $143,820,000 in 2000. The yield on the interest-earning assets was 8.19% in 2001 and 8.91% in 2000, a decrease of 72 basis points. The decrease in yields was due to the significant decrease in market interest rates during 2001. Loans, the highest yielding component of earning assets, represented 78.9% of total average earning assets for 2001, as compared to 76.6% for 2000. Average loans increased to $122,802,000 for 2001 from $110,095,000 for 2000, an increase of $12,707,000 or 11.5%. The average yield on loans was 8.96% in 2001, compared to 9.67% in 2000, a decrease of 71 basis points, due primarily to adjustable and variable rate loans that use Prime Rate as an index.

Funding for earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders' equity. The percentage of average earning assets funded by average interest-bearing liabilities was 66.5% in 2001 and 66.4% in 2000. The average loan to deposit ratio increased to 88.8% from 84.9% in 2000. Average interest bearing liabilities were $103,304,000, an increase of $7,876000 or 8.25%, compared to the prior year. The cost of interest-bearing funds was 3.61% in 2001, a decrease of 65 basis points from the yield of 4.26% in 2000.

The net interest margin, which is net interest income as a percentage of average interest-earning assets, was 5.79% for 2001, a decrease of 29 basis points from the 6.08% net interest margin for 2000, due to the aforementioned changes in earning assets and interest-bearing liabilities. The net interest spread, which is the difference between the average interest rate earned on interest-earning assets and interest paid on interest-bearing liabilities, was 4.58% for 2001, reflecting a decrease of 6 basis points from 2000.

In 2000, net interest income increased by $1,435,000 or 19.6%, to $8,742,000, as compared to $7,307,000 in 1999. The improvement in net interest income was a result of the growth in earning assets combined with an increase in the average interest rates on earning assets. The net interest spread was 4.64% and the net interest margin was 6.08% for 2000, an increase of 1 basis point and 11 basis points, respectively, from 1999.

The following tables present the average balances, net interest income and interest yields/rates for 2001 and 2000 and an analysis of the dollar changes in interest income and interest expense.

  Distribution of Assets, Liabilities and Stockholders' Equity Yields and Rates
                 For the Years Ended December 31, 2001, and 2000
                             (Dollars in Thousands)

                                                               2001                                   2000
                                              -----------------------------------     ----------------------------------
                                                             Interest                                Interest
                                               Average        Income/     Average      Average        Income/    Average
                                               Balances       Expense      Rates       Balances       Expense     Rates
                                              -----------------------------------     ----------------------------------
Assets
  Loans (a)                                   $ 122,802       $11,009      8.96%      $ 110,095       $10,642      9.67%
  Investment securities (b)                      21,222         1,268      5.98%         21,520         1,404      6.53%
  Federal funds sold                              6,672           270      4.06%          6,259           390      6.23%
  Interest-bearing bank balances                  4,762           187      3.93%          5,946           373      6.28%
                                              -----------------------                 -----------------------
     Total earnings assets                      155,458        12,734      8.19%        143,820        12,809      8.91%
                                              -----------------------                 -----------------------
  Allowance for loan losses                      (1,768)                                 (1,401)
  Cash and due from banks                         6,441                                   5,723
  Other assets                                    2,757                                   2,780
                                              ---------                               ---------
     Total assets                               162,888                               $ 150,922
                                              =========                               =========

Liabilities and Stockholders' Equity
  Savings, NOW and Money market accounts      $  48,098         1,119      2.33%      $  43,853         1,354      3.09%
  Certificates of deposit                        49,652         2,416      4.87%         46,495         2,482      5.34%
  Customer repurchase agreements                  4,703           140      2.97%          4,154           167      4.02%
  Long-term debt                                    851            59      6.96%            926            64      6.96%
                                              -----------------------                 -----------------------
     Total interest-bearing liabilities         103,304         3,734      3.61%         95,428         4,067      4.26%
                                              -----------------------                 -----------------------
  Noninterest bearing deposits                   40,615                                  39,243
  Other liabilities                                 915                                     571
  Stockholders' equity                           18,054                                  15,680
                                              ---------                               ---------
     Total liabilities and stockholders'
         equity                               $ 162,888                               $ 150,922
                                              =========                               =========

FTE net interest income                                       $ 9,000                                 $ 8,742
                                                              =======                                 =======
Net interest spread                                                        4.58%                                   4.64%
Net interest margin                                                        5.79%                                   6.08%

a) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued. Net loan fees included in interest income were $377,000 and $334,000 for 2001 and 2000, respectively.
b) Yields related to investment securities exempt from D.C. income taxes (9.975%) are stated on a fully tax-equivalent basis.

                    Interest Rates and Interest Differential
       Analysis of Changes in Fully Taxable Equivalent Net Interest Income
                                 (In thousands)

                                            For the years ended December 31,                For the years ended December 31,
                                                    2001 versus 2000                                 2000 versus 1999
                                       -----------------------------------------        ---------------------------------------
                                          Net                  Change per:                 Net                Change per:
                                        Increase        ------------------------         Increase          --------------------
                                       (Decrease)         Rate            Volume        (Decrease)         Rate          Volume
                                       ----------       -------          -------        ----------         ----         -------
Interest income from:
  Loans                                  $ 367          $  (782)         $ 1,149          $ 1,396          $315         $ 1,081
  Investment securities                   (136)            (117)             (19)             287            87             200
  Federal funds sold                      (119)            (145)              26              241            92             149
  Interest-bearing bank balances          (187)            (112)             (75)             239            54             185
                                         -----          -------          -------          -------          ----         -------
         Total interest income             (75)          (1,156)           1,081            2,163           548           1,615
                                         -----          -------          -------          -------          ----         -------

Interest expense on:
  Savings, NOW and money market           (235)            (380)             145              212            12             200
  Certificates of deposit                  (66)            (229)             163              516           178             338
  Short-term borrowings                    (27)             (49)              22                5             5              --
  Long-term debt                            (5)              --               (5)              (4)           --              (4)
                                         -----          -------          -------          -------          ----         -------
         Total interest expense           (333)            (658)             325              729           195             534
                                         -----          -------          -------          -------          ----         -------

  Net interest income                    $ 258          $  (498)         $   756          $ 1,434          $353         $ 1,081
                                         =====          =======          =======          =======          ====         =======

Note: The change in interest due to both rate and volume has been allocated to change due to rate.

Noninterest Income

Total noninterest income for 2001, which consists primarily of service charges on deposits and other fee income, increased $436,000 or 28.2% from the prior year to $1,981,000 in 2001, as compared to $1,545,000 in 2000. Service charges on deposit accounts totaled $1,537,000, an increase of $210,000 or 15.8% from the prior year. The increase was due to higher levels of transaction activity. The gain on sale of loans was $94,000 in 2001, as compared to $58,000 in 2000. Income realized from the unamortized discounts on investment securities that were called during 2001 was $183,000.

In 2000, total noninterest income increased by $3,000 to $1,545,000, as compared to1999. Excluding the gain on sale of loans of $58,000, noninterest income declined 3.5%, as compared to 1999.

Noninterest Expense

Total noninterest expense for the year ended December 31, 2001, increased by $359,000 or 6.3% to $6,025,000 from $5,666,000 for 2000.The efficiency ratio for
2001 was 54.9%, which was a slight improvement from the ratio of 55.1% for 2000. The increase in noninterest expense was attributable to the increase in salaries and benefits of $410,000 or 15.8%, as a result of the additions to staff. Net occupancy expense of $1,153,000 decreased $77,000 from last year, due in part to the decline in depreciation expense as a result of fully depreciated assets in 2001. Professional fees decreased by $95,000 or 29.8% to $224,000 for 2001, due to the lower level of legal fees. Other operating expense increased by $121,000 or10.9% to $1,231,000 for 2001 from $1,110,000 for 2000, due to an increase in directors' fees and miscellaneous expenses.

Total noninterest expense for the year ended December 31, 2000, increased by $259,000 or 4.8% to $5,666,000 from $5,407,000 for 1999.The efficiency ratio for
2000 was 55.1%, which was an improvement from the ratio of 61.1% for

1999. The largest increase in noninterest expense in 2000 was attributible to the increase in salaries and benefits of $142,000 or 5.8%, as a result of the additions to staff.

Income Tax Expense

Income tax expense of $1,802,000 for 2001 increased $176,000 or 10.8% from the income tax expense of $1,626,000 recorded one year earlier. The increase in income taxes was a result of the $609,000 increase the Company's pretax income, as compared to the prior year. The effective tax rate for 2001 was 38.4%.

Income tax expense of $1,626,000 for 2000 increased $303,000 or 22.9% from the $1,323,000 tax expense recorded for 1999, due to the Company's increase of $734,000 in income before taxes. The effective tax rate for 2000 was 39.8%.

Financial Condition

Overview

Total assets increased to $178,170,000 at December 31, 2001 from $160,651,000 at December 31, 2000, an increase of $17,519,000 or 10.9%. The net increase in total assets is attributable to an increase of $19,621,000 in the loan portfolio. Investment securities decreased $95,000 and short-term investments decreased $1,402,000. The change in the composition of assets, with an emphasis on loan growth, reflects management's decision to maximize the income received from higher yielding assets. The return on average assets for 2001 was 1.78%, as compared to 1.63% for 2000.

Analysis of Loans

The loan portfolio at December 31, 2001 increased to $138,061,000, or 16.6%, as compared to $118,440,000 at December 31, 2000. The majority of the growth was in commercial real estate mortgages. The period end loan to deposit ratio at December 31, 2001 was 90.2%, as compared to the ratio at December 31, 2000 of 86.0%. For a summary of the loan portfolio composition by category and for industry concentration at December 31, 2001 and 2000, see Note 4 to the consolidated financial statements.

The table entitled "Analysis of Loan Maturity and Interest Sensitivity" summarizes the maturity distribution and interest sensitivity of the Company's loan portfolio at December 31, 2001. Loans having no stated maturity, no stated schedule of repayment, overdrafts, and demand loans are included in the "Within 1 Year" category.

               Analysis of Loan Maturity and Interest Sensitivity
                              At December 31, 2001
                                 (In thousands)

                                         Within      1 to 5      After 5
                                         1 Year       Years        Years        Total
                                        -------      -------     -------      --------
Maturity of Loan
  Commercial                            $28,187      $ 2,661      $1,890      $ 32,738
  Real estate - commercial               19,119       53,876       4,112        77,107
  Real estate - residential              10,691       11,560       1,383        23,634
  Real estate - construction              2,500          694          --         3,194
  Installment                               921          467          --         1,388
                                        -------      -------      ------      --------
     Total loans                        $61,418      $69,258      $7,385      $138,061
                                        =======      =======      ======      ========

Interest Rate Sensitivity of Loans
  Predetermined rates                   $11,408      $51,708      $7,385      $ 70,501
  Variable rates                         50,010       17,550          --        67,560
                                        -------      -------      ------      --------
         Total loans                    $61,418      $69,258      $7,385      $138,061
                                        =======      =======      ======      ========

Analysis of Investments

The investment securities classified as available for sale are used to maintain adequate liquidity and to provide a base for executing management's asset/liability strategy. Investment securities classified as available for sale may be sold in response to changes in interest rates, restructuring of maturity distributions, the need for additional funds for loans, tax planning and regulatory needs, as well as, other purposes. Investment securities classified as available for sale were $20,543,000 at December 31, 2001, a decrease of $1,592,000 or 7.2% from $22,135,000 at December 31, 2000. The investment securities available for sale portfolio consists of U.S. government agencies and equity securities. The average maturity of the portfolio at December 31, 2001 is
4.4 years.

Investment securities classified as held to maturity were $4,513,000 at December 31, 2001, an increase of $1,497,000 or 49.6% from $3,016,000 at December 31,
2000. The investment securities classified as held to maturity portfolio consists of U.S. government agencies securities. The average maturity of the portfolio at December 31, 2001 is 4.5 years, using expected maturities.

The table entitled "Analysis of Securities Portfolio," sets forth by major categories, the amortized cost basis, approximate market values and the weighted-average yields of investment securities held to maturity and available for sale at December 31, 2001.

                   Analysis of Investment Securities Portfolio
                              At December 31, 2001
                             (Dollars in thousands)

                                                      Held to Maturity                     Available for Sale
                                           ------------------------------------     --------------------------------
                                           Amortized       Market       Average     Amortized      Market    Average
                                           Cost Basis       Value        Yield      Cost Basis      Value     Yield
                                           ----------      ------       -------     ----------     ------    -------
U.S. government agencies:
   One year or less                           2,513         2,483        4.33%           500           513     6.02%
   After one, but within five years           2,000         1,942        4.50%         5,001         5,127     5.71%
   After five, but within ten years              --            --          --          9,000         8,835     5.23%
                                              -----         -----                     ------        ------
      Total federal agency securities         4,513         4,425        4.41%        14,501        14,475     5.42%
Mortgage-backed securities:
   After five, but within ten                    --            --          --          2,072         2,081     4.89%
Marketable equity securities                     --            --          --          3,281         3,344     7.92%
Other equity securities                          --            --          --            643           643     6.03%
                                              -----         -----                     ------        ------
      Total investment securities             4,513         4,425        4.41%        20,497        20,543     5.79%
                                              =====         =====                     ======        ======

For additional information about investment securities, see Note 1 (c) and Note 3 of the Notes to Consolidated Financial Statements.

Deposits

Deposits are the Company's primary source of funds, providing 89.0% of average earning assets in 2001 and 90.1% in 2000. Average interest bearing deposits were $97,750,000, which was a 8.2% increase from the average of $90,348,000 for 2000. Total deposits grew 11.2% to $153,091,000 at December 31, 2001, an increase of $15,432,000 from the balance of $137,657,000 at December 31, 2000. Money market accounts increased $7,069,000 or 28.5% to a balance of $31,891,000 from $24,822,000 at the prior year end, and savings accounts increased $838,000 or 23.5% to a balance of $4,411,000 from $3,573,000 at December 31, 2000. Demand deposits declined 6.3% to $40,407,000 at December 31, 2001 from the balance of $43,141,000 at the prior year end, as a result of some depositors shifting balances into interest-bearing accounts. NOW accounts were $17,332,000 at year end, a slight increase of 1.26% from the prior year. Certificates of deposit with balances greater than $100,000 grew 44.5% to $37,430,000, due to the growth in not-for-profit and the District of Columbia government deposits. Certificates of deposit with balances under $100,000 decreased $1,474,000 or 6.4% to $21,619,000.

The following table sets forth the dollar amounts in the various types of deposit programs.

                                                   December 31,
                                -----------------------------------------------
                                         2001                         2000
                                -----------------------------------------------
                                 Amount       Percent      Amount       Percent
                                --------      -------     --------      -------
                                             (Dollars in thousands)
Demand deposits                 $ 40,407       26.4%      $ 43,141       31.4%
Savings accounts                   4,411        2.9%         3,573        2.6%
NOW accounts                      17,333       11.3%        17,117       12.4%
Money market accounts             31,891       20.8%        24,822       18.0%
                                --------      -----       --------      -----
    Total non-certificates        94,042       61.4%        88,653       64.4%
                                --------      -----       --------      -----
Total certificates                59,049       38.6%        49,004       35.6%
                                --------      -----       --------      -----
    Total deposits              $153,091      100.0%      $137,657      100.0%
                                ========      =====       ========      =====

The following table shows the weighted average rate and maturity information on the certificates of deposit as of December 31, 2001.

                                                                            Weighted      Percent of
Certificate accounts maturing in quarter ending:         Total Balance    Average Rate       Total
------------------------------------------------         -------------    ------------       -----
                                                                     (Dollars in thousands)
      Less than 3 months                                     $15,118          4.48%          25.6%
      More than 3 months, up to 6 months                      22,489          3.80%          38.1%
      More than 6 months, up to 1 year                        18,760          3.17%          31.7%
      More than 1 year, up to 3 years                          2,469          3.74%           4.2%
      More than 3 years                                          213          5.17%           0.4%
                                                             -------          ----          -----
      Total                                                  $59,049          3.78%         100.0%
                                                             =======          ====          =====

The following table indicates the certificates of deposit by time remaining until maturity as of December 31, 2001

                                                                                   Maturity
                                                  ------------------------------------------------------------------------
                                                                     Over            Over
                                                  3 Months or       3 to 6          6 to 12         Over
                                                      Less          Months           Months       12 Months         Total
                                                  -----------       -------         -------       ---------        -------
                                                                                (In thousands)
Certificates of deposit less than $100,000          $ 6,396         $ 6,213         $ 7,335         $1,675         $21,619
Certificates of deposit of $100,000 or more           8,721          16,276          11,426          1,007          37,430
                                                    -------         -------         -------         ------         -------
Total certificates of deposit                       $15,117         $22,489         $18,761         $2,682         $59,049
                                                    =======         =======         =======         ======         =======

Borrowed Funds

Short-term borrowings consisted of repurchase agreements totaling $4,437,000 at December 31, 2001, as compared to $3,617,000 at December 31, 2000, for an increase of $820,000 or 22.7%. Average repurchase agreements for 2001 were $4,703,000, which was an increase of $549,000 or 13.2% for 2001, as compared to the 2000 averages. For additional information on short-term borrowings, see Note 10 to the consolidated financial statements.

Long-term debt consisted of a term loan from the Federal Home Loan Bank, with a principal balance of $810,000 at December 31, 2001, as compared to $888,000 at December 31, 2000, a decrease of 8.8% or $78,000. The average long-term debt for 2001 was $851,000, a decrease of $75,000 or 8.1% from the average for 2000. For additional information on long-term debt, see Note 9 to the consolidated financial statements.

The following table sets forth the maximum month-end balances and average balances of long-term debt and short-term borrowings at December 31, 2001 and 2000.

                                                             At December 31,
                                                        ------------------------
                                                         2001              2000
                                                        ------            ------
                                                         (Dollars in thousands)
Maximum Balance
---------------
  Long-term debt                                        $  888            $  958
  Short-term borrowings                                  5,630             5,093
Average Balance
---------------
  Long-term debt                                           851               926
  Short-term borrowings                                  4,703             4,154

The following table shows short-term borrowings and long-term debt as of December 31, 2001 and 2000.

                                                              At December 31,
                                                           --------------------
                                                            2001          2000
                                                           ------        ------
                                                          (Dollars in thousands)
FHLB advances                                              $  810        $  888
Securities sold under agreements to repurchase              4,437         3,617
                                                           ------        ------
  Total borrowings                                         $5,247        $4,505
                                                           ======        ======
Weighted average interest rate:
FHLB advances                                                6.95%         6.95%
Securities sold under agreements to repurchase               1.62%         4.00%

Stockholders' Equity

Stockholders' equity at December 31, 2001 was $18,888,000, an increase of $1,915,000 or 11.3% from $16,973,000 at December 31, 2000. The increase was attributable to earnings for 2001 of $2,893,000, shares issued as a result of the exercise of stock options totaling $5,000, an increase in the unrealized gain on investment securities available for sale of $13,000, and the release of shares under the employee stock ownership program of $105,000. Offsetting the increases were dividends paid on the Company's common stock totaling $1,091,000 and an increase in treasury stock of $11,000. The dividend payout ratio for 2001 was 37.7% and 36.6% for 2000. The ratio of average stockholders' equity to average assets for 2001 was 11.1%, as compared to 10.4% for 2000. The return on average equity was 16.0% for 2001 and 15.7% for 2000.

Asset Quality

Loan Portfolio and Adequacy of the Allowance for Loan Losses

The Company manages the risk characteristics of its loan portfolio through an analysis of risk factors that includes the primary sources of repayment on individual loans, liquidity and financial condition of borrowers and guarantors, adequacy of collateral, historical charge-offs within loan categories, general and regional economic conditions, and other factors existing at the determination date. This review takes into account the judgment of the individual loan officer, senior management and the Board of Directors. The Company also has an independent loan review performed by a consultant periodically throughout the year. Although credit policies are designed to minimize risk, management recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio.

The allowance for loan losses is established through provisions for loan losses as a charge to earnings based upon management's on-going evaluation of the risks inherent in the loan portfolio. The balance of the allowance for loan losses was $1,911,000 at December 31, 2001 and $1,654,000 at December 31, 2000. The
provision for loan losses was $260,000 for 2001 and $536,000 for 2000. The allowance as a percentage of loans decreased slightly to 1.38% at December 31, 2001 from 1.40% at December 31, 2000. Net loan losses were $3,000 in 2001 and $19,000 in 2000.

The following table presents the allocation of the allowance for loan losses by categories as of December 31, 2001 and 2000.

                                        2001                       2000
                               ----------------------      ----------------------
                                            % of Loans                  % of Loans
                               Reserve       to Total      Reserve       to Total
                                Amount        Loans         Amount        Loans
                               -------      ---------      -------      ---------
                                             (Dollars in thousands)
Commercial                      $  673         23.7%        $  602         42.6%
Real estate - mortgages          1,155         75.3%           942         55.8%
Installment                         34          1.0%            66          1.6%
Unallocated                         49           --             44           --
                                ------        -----         ------        -----
   Total loans                  $1,911        100.0%        $1,654        100.0%
                                ======        =====         ======        =====

Nonperforming Assets

Nonperforming assets include nonaccrual loans, restructured loans, past due loans and other real estate owned. Nonperforming assets at December 31, 2001 and 2000 represented 0.22% and 0.19% of total assets, respectively, and totaled $386,000 and $309,000, respectively. The increase in nonperforming assets is due to the increased level of commercial loans being placed on nonaccrual status and is not indicative of an overall trend. Of the nonaccrual loans at December 31, 2001 and 2000, the balances guaranteed by the SBA totaled $229,000 and $237,000, respectively. There were no past due loans, defined as loans that are 90 days or more delinquent and still accruing interest, at December 31, 2001 or 2000. See
Note 4 to the consolidated financial statements.

The following table presents nonperforming assets, by category, at December 31, 2001 and 2000.

                                                             2001        2000
                                                            ------      -----
                                                          (Dollars in thousands)
Nonaccrual loans:
   Commercial                                               $  385      $ 309
   Installment - individuals                                     1         --
                                                            ------      -----
      Total nonaccrual loans                                   386        309
Past due loans:                                                 --         --
                                                            ------      -----
      Total nonperforming assets                            $  386      $ 309
                                                            ======      =====
Nonperforming assets exclusive of  SBA guarantee            $  157      $  72
Ratio of nonperforming assets to gross loans                  0.28%      0.26%
Ratio of nonperforming assets to total assets                 0.22%      0.19%
Allowance for loan losses to nonperforming assets              495%       536%
Ratio of net charge-offs to average loans                    0.003%      0.02%

Potential Problem Loans

Loans totaling $1,343,000 and $1,152,000 at December 31, 2001 and 2000
respectively, were classified as potential problem loans and are not reported in the preceding table. These loans were classified as monitored credits subject to management's attention. Their classification is reviewed on a quarterly basis. Of the problem loans at December 31, 2001, the balances guaranteed by the SBA totaled $215,000.

Liquidity and Capital Resources

Liquidity

Liquidity is a product of the Company's operating, investing, and financing activities and is represented by cash and cash equivalents. Principal sources of funds are from deposits, borrowings, principal and interest payments on outstanding loans, maturity of investment securities, and funds provided from operations. As shown in the consolidated Statement of Cash Flows, operating activities provided significant levels of funds in 2001 and 2000, due to net income. Investing activities were a net user of funds in both 2001 and 2000, primarily in loan and investment security growth. Financing activities provided funds primarily from deposit growth in 2001 and 2000. Cash dividends required $190,000 more in funds in 2001 than 2000. Overall, net cash and cash equivalents decreased in 2001 by $152,000, as compared to a decrease of $789,000 in 2000.

Liquid assets were $14,100,000 or 7.9% of total assets at December 31, 2001, as compared to $15,076,000 or 9.4% of total assets on December 31, 2000. The Company has additional sources of liquidity, consisting of unsecured and secured lines of credit and unpledged securities available for sale. The Bank has unsecured lines of credit from correspondent banking relationships, which can provide up to an additional $7,000,000 in liquidity. Through the Bank's membership in the Federal Home Loan Bank of Atlanta (the "FHLB"), the Bank is eligible to borrow up to approximately $20,557,000 collateralized by loans secured by first liens on one-to-four family or multifamily dwellings, commercial mortgages, or investment securities.

Capital Resources

Capital levels are monitored by management on a quarterly basis in relation to financial forecasts for the year and regulatory requirements. The Corporation and the Bank continue to maintain a strong capital position. The following table presents the Company's and the Bank's capital position relative to their various minimum statutory and regulatory capital requirements at December 31, 2001. The Company and the Bank are considered "well-capitalized" under regulatory guidelines. For additional information, see Note 14 to the consolidated financial statements.

                                     Company                     Bank               Minimum
                              --------------------       -------------------        Capital
                               Amount        Ratio        Amount       Ratio      Requirements
                              -------       ------       -------       -----      ------------
                                                  (Dollars in Thousands)
Leverage ratio                $18,861       10.86%       $18,373       10.55%        4.00%
Tier 1 risk-based ratio        18,861       12.49%        18,373       12.19%        4.00%
Total risk-based ratio         20,746       13.74%        20,508       13.60%        8.00%

Market Risk

The Company is exposed to various market risks, and like most financial institutions, its greatest market risk is the exposure to fluctuations in interest rates. The Company has established the Asset/Liability Committee to monitor and manage those risks. The company manages its interest rate risk sensitivity through the use of a simulation model that projects the impact of rate shocks, rate cycles, and rate forecast estimates on the net interest income and economic value of equity (the net present value of expected cash flows from assets, liabilities, and off-balance sheet contracts). The results are compared to risk tolerance limits set by corporate policy. The rate shock risk simulation projects the dollar change in the net interest margin and the economic value of equity should the yield curve instantaneously shift up or down parallel to its beginning position. The base case rate scenario is defined by projecting forward the current rate environment. This simulation provides a test for embedded interest rate risk and takes into consideration factors such as maturities, reinvestment rates, prepayment speeds, repricing limits, decay rates and other factors. At December 31, 2001, an instantaneous rate increase of 100 basis points indicates a positive change of $402,000 or a 4.5% increase in net interest income and indicates a negative change of $625,000 or 3.1% decrease in the economic value of equity, from the base case. Likewise, an instantaneous decrease in rates of 100 basis points indicates a negative change of $732,000 or a 8.25% decrease in the net interest income and indicates a positive change of $62,000 or 0.3% increase in the economic value of equity, from the base case.

The rate forecast risk analysis projects changes in the net interest margin and the economic value of equity should rates follow the forecasted future paths defined by each scenario. A "most likely" scenario is a true economic forecast, based on current market conditions and expectations. At December 31, 2001, the forecasted impact of the "most likely" scenario over a one year time frame was a change in net interest margin of a positive $199,000 or a 2.2% increase, and the impact on the economic value of equity projected one year forward was a negative $883,000 or a 3.8% decrease. In management's opinion, the results of the simulation modeling at December 31, 2001 indicates that the Company maintains an asset sensitive position and that the current interest rate sensitivity level is manageable and moderate.

The table below sets forth, as of December 31, 2001, the estimated changes in the Company's net interest income and economic value of equity, which would result from the designated instantaneous changes in the yield curve.

                                  Net Interest Income                Economic Value of Equity
  Changes in           -----------------------------------     -----------------------------------
Interest Rates         Estimated     Amount of     Percent     Estimated    Amount of      Percent
(basis points)           Value        Change        Change       Value        Change        Change
--------------         ---------     ---------     -------     ---------    ---------      -------
                                              (Dollars in Thousands)
     +200               $9,670       $   796         8.97%      $19,190      $(1,246)      (6.10)%
     +100                9,276           402         4.53%       19,810         (625)      (3.06)%
     base                8,873           --            --        20,435           --          --
     -100                8,141          (732)       (8.25)%      20,497           62        0.30%
     -200                7,635        (1,239)      (13.96)%      21,370          935        4.57%

           Summary of Operations by Quarter and Summary of Market Data
                                   (Unaudited)

Summary of Operations by Quarter:

                                                             Three Months Ended
                                        --------------------------------------------------------------
                                            3/31             6/30             9/30            12/31
                                        -----------      -----------      -----------      -----------
                                                 (Dollars in thousands, except per share data)
2001:
Interest income                         $     3,241      $     3,137      $     3,173      $     3,183
Net interest income                           2,211            2,181            2,253            2,355
Provision for loan losses                        60               60               70               70
Net income                                      705              708              724              756

Per common share: (a)
   Basic earning                        $      0.26      $      0.26      $      0.26      $      0.28
   Diluted earnings                     $      0.26      $      0.26      $      0.26      $      0.28
   Dividends declared                   $      0.09      $      0.09      $      0.10      $      0.12

Average shares outstanding for: (a)
   Basic earnings per share               2,712,180        2,712,180        2,712,180        2,721,875
   Diluted Earnings per share             2,716,018        2,718,631        2,722,339        2,731,927

2000:
Interest income                         $     2,884      $     3,006      $     3,430      $     3,489
Net interest income                           1,950            2,072            2,334            2,386
Provision for loan losses                      (173)            (140)            (140)             (83)
Net income                                      506              582              670              702

Per common share: (a)
   Basic earnings                       $      0.19      $      0.22      $      0.25      $      0.26
   Diluted earnings                     $      0.19      $      0.22      $      0.25      $      0.26
   Dividends declared                   $      0.08      $      0.08      $      0.09      $      0.09

Average shares outstanding for: (a)
   Basic earnings per share               2,587,263        2,734,500        2,703,793        2,702,905
   Diluted Earnings per share             2,636,769        2,747,575        2,752,869        2,704,468

Summary of Market Data:

                                                     Three Months Ended
                                --------------------------------------------------------------
                                   3/31             6/30             9/30             12/31
                                ----------      ------------     ------------     ------------
Common stock price: (a)(b)
2001                            $8.35-8.00      $10.92-10.84     $11.20-10.88     $13.56-13.20
2000                            $8.20-6.40       $7.40-5.85       $7.70-6.40       $7.60-6.50

(a) On December 31, 2001, a five-for-four stock split in the form of a stock dividend was paid. All historical data used in this report has been restated to reflect the stock dividend.

(b) The above market data presents the range of high and low bid quotations for the shares as reported by the Nasdaq National Market.

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 2001 and 2000

                                                                                               2001               2000
                                                                                          -------------      -------------
Assets
    Cash and due from banks                                                               $   5,607,875      $   5,182,596
    Federal funds sold                                                                        4,163,836          4,741,553
    Interest-bearing deposits in other banks                                                  4,328,091          5,152,317
    Investment securities available for sale at fair value                                   20,542,946         22,135,045
    Investment securities held to maturity (market value of $4,425,356 and
        $3,009,132 for 2001 and 2000, respectively)                                           4,512,960          3,015,683
    Loans                                                                                   138,060,683        118,439,961
       Less: allowance for loan losses                                                       (1,910,963)        (1,654,033)
                                                                                          -------------      -------------
       Loans, net                                                                           136,149,720        116,785,928
                                                                                          -------------      -------------
    Bank premises and equipment, net                                                            670,200            794,923
    Other assets                                                                              2,194,487          2,842,943
                                                                                          -------------      -------------
          Total assets                                                                    $ 178,170,115      $ 160,650,988
                                                                                          =============      =============

Liabilities and Stockholders' equity
Liabilities:
    Deposits
       Noninterest-bearing deposits                                                       $  40,407,437      $  43,141,088
       Interest-bearing deposits                                                            112,683,200         94,516,086
                                                                                          -------------      -------------
          Total deposits                                                                    153,090,637        137,657,174
    Short-term borrowings                                                                     4,436,618          3,616,718
    Long-term debt                                                                              809,695            887,515
    Other liabilities                                                                           944,903          1,516,171
                                                                                          -------------      -------------
          Total liabilities                                                                 159,281,853        143,677,578
                                                                                          -------------      -------------
Commitments and contingencies (Note 7 and 11)
Stockholders' equity (Note 1):
    Common stock, $0.01 par value, authorized 5,000,000 shares; issued 2,742,582 in 2001 and 2,735,272 shares in 2000; outstanding 2,727,636 shares in 2001
       and 2,722,023 in 2000                                                                     27,426             27,354
    Capital surplus                                                                          13,047,784         12,992,334
    Retained earnings                                                                         5,884,201          4,082,112
       Less: Employee Stock Ownership Plan shares, 9844 shares in 2000, at cost                      --            (55,122)
       Less: Treasury stock, 14,946 shares in 2001 and 13,249 shares in 2000, at cost           (98,349)           (87,144)
    Accumulated other comprehensive income                                                       27,200             13,876
                                                                                          -------------      -------------
          Total stockholders' equity                                                         18,888,262         16,973,410
                                                                                          -------------      -------------
          Total liabilities and stockholders' equity                                      $ 178,170,115      $ 160,650,988
                                                                                          =============      =============

See notes to consolidated financial statements.

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
                        Consolidated Statements of Income
                     Years ended December 31, 2001 and 2000

                                                             2001            2000
                                                         -----------     -----------
Interest income
    Interest and fees on loans                           $11,008,526     $10,641,912
    Interest and dividends on investment securities:
       Taxable                                             1,268,092       1,401,010
       Nontaxable                                                 --           3,282
    Other interest income                                    457,487         763,064
                                                         -----------     -----------
       Total interest income                              12,734,105      12,809,267
                                                         -----------     -----------
Interest expense
    Interest on deposits                                   3,535,398       3,835,822
    Interest on short-term borrowings                        139,664         166,946
    Interest on long-term debt                                59,238          64,410
                                                         -----------     -----------
        Total interest expense                             3,734,300       4,067,178
                                                         -----------     -----------
Net interest income                                        8,999,805       8,742,089
    Provision for loan losses                                260,000         536,000
                                                         -----------     -----------
Net interest income after provision for loan losses        8,739,805       8,206,089
                                                         -----------     -----------
Noninterest income
    Service charges on deposit accounts                    1,537,046       1,327,466
    Other income                                             443,653         217,933
                                                         -----------     -----------
        Total noninterest income                           1,980,699       1,545,399
                                                         -----------     -----------
Noninterest expense
    Salaries and employee benefits                         3,006,789       2,596,519
    Occupancy and equipment expense                        1,152,507       1,229,108
    Professional fees                                        223,606         318,373
    Data processing fees                                     411,025         411,898
    Other operating expense                                1,231,450       1,109,730
                                                         -----------     -----------
        Total noninterest expense                          6,025,377       5,665,628
                                                         -----------     -----------
Income before provision for income taxes                   4,695,127       4,085,860
Provision for income taxes                                 1,802,440       1,625,680
                                                         -----------     -----------
        Net income                                       $ 2,892,687     $ 2,460,180
                                                         ===========     ===========

Earnings per share:
       Basic                                             $      1.06     $      0.92
       Diluted                                           $      1.06     $      0.92

Average common shares outstanding:
       Basic                                               2,718,521       2,666,431
       Diluted                                             2,726,146       2,683,270

See notes to consolidated financial statements.

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
       Consolidated Statements of Changes in Stockholders' Equity (Note 1)
                     Years ended December 31, 2001 and 2000

                                                                      Common           Capital            Retained          Treasury
                                                                       Stock           Surplus            Earnings            Stock
                                                                      --------------------------------------------------------------
Balance at December 31, 1999                                          $26,181       $ 12,478,090        $ 2,523,130        $(70,989)
Comprehensive income:
  Net income                                                               --                 --          2,460,180              --
  Change in net unrealized gain (loss)on investment securities
    available for sale, net of taxes of $276,640                           --                 --                 --              --

      Total comprehensive income                                           --                 --                 --              --

Dividends declared ($.34 per share)                                        --                 --           (900,963)             --
Issuance of shares under Employee Incentive Stock Option Plan           1,173            504,312               (235)             --
Release of shares under ESOP, 9726 shares                                  --              9,932                 --              --
Redemption of shares under ESOP                                            --                 --                 --         (16,155)

                                                                      --------------------------------------------------------------
Balance at December 31, 2000                                           27,354         12,992,334          4,082,112         (87,144)
                                                                      --------------------------------------------------------------
Comprehensive income:
  Net income                                                               --                 --          2,892,687              --
  Change in net unrealized gain (loss) on investment securities
    available for sale, net of  taxes of $(9,072)                          --                 --                 --              --

      Total comprehensive income                                           --                 --                 --              --

Dividends declared ($.40 per share)                                        --                 --         (1,090,588)             --
Issuance of shares under Employee Incentive Stock Option Plan               7              5,246                 --              --
Release of shares under ESOP, 9844 shares                                  --             50,259                 --              --
Redemption of shares under ESOP                                            --                 --                 --         (11,205)
Other stock adjustments                                                    65                (55)               (10)             --
                                                                      --------------------------------------------------------------
Balance at December 31, 2001                                          $27,426       $ 13,047,784        $ 5,884,201        $(98,349)
                                                                      ==============================================================

                                                                                       Accumulated
                                                                       Employee           Other
                                                                        Stock         Comprehensive
                                                                       Ownership         Income
                                                                      Plan (ESOP)         (Loss)             Total
                                                                      -----------------------------------------------
Balance at December 31, 1999                                           $(109,586)       $(388,166)       $ 14,458,660
Comprehensive income:
  Net income                                                                  --               --           2,460,180
  Change in net unrealized gain (loss)on investment securities
    available for sale, net of taxes of $276,640                              --          402,042             402,042
                                                                                                         ------------
      Total comprehensive income                                              --               --           2,862,222
                                                                                                         ------------
Dividends declared ($.34 per share)                                           --               --            (900,963)
Issuance of shares under Employee Incentive Stock Option Plan                 --               --             505,250
Release of shares under ESOP, 9726 shares                                 54,464               --              64,396
Redemption of shares under ESOP                                               --               --             (16,155)

                                                                      -----------------------------------------------
Balance at December 31, 2000                                             (55,122)          13,876          16,973,410
                                                                      -----------------------------------------------
Comprehensive income:
  Net income                                                                  --               --           2,892,687
  Change in net unrealized gain (loss) on investment securities
    available for sale, net of  taxes of $(9,072)                             --           13,324              13,324
                                                                                                         ------------
      Total comprehensive income                                              --               --           2,906,011
                                                                                                         ------------
Dividends declared ($.40 per share)                                           --               --          (1,090,588)
Issuance of shares under Employee Incentive Stock Option Plan                 --               --               5,253
Release of shares under ESOP, 9844 shares                                 55,122               --             105,381
Redemption of shares under ESOP                                               --               --             (11,205)
Other stock adjustments                                                       --               --                  --
                                                                      -----------------------------------------------
Balance at December 31, 2001                                                  --        $  27,200        $ 18,888,262
                                                                      ===============================================

See notes to consolidated financial statements

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                     Years ended December 31, 2001 and 2000

                                                                                          2001              2000
                                                                                      ------------      ------------
Cash flows from Operating Activities:
Net Income                                                                            $  2,892,687      $  2,460,180
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses                                                                260,000           536,000
  Depreciation and amortization                                                            284,608           347,421
  Profit sharing contribution of ESOP shares                                               105,381            64,395
  Accretion of loan discounts and fees                                                    (151,546)         (140,538)
  Net discount (accretion)/premium amortization on investment securities                  (205,046)          (41,390)
  Deferred income taxes (benefits)                                                         (79,709)         (389,865)
  Decrease (increase) in other assets                                                      719,135          (999,505)
  (Decrease) increase in other liabilities                                                (571,267)          925,986
                                                                                      ------------      ------------
        Net cash provided by operating activities                                        3,254,243         2,762,684
                                                                                      ------------      ------------

Cash flows from Investing Activities:
Proceeds from maturities of investment securities held to maturity                       2,500,000           310,000
Proceeds from maturities of investment securities available for sale                    29,975,000         4,500,000
Proceeds from repayment of mortgage-backed securities                                      121,680            29,843
Purchase of investment securities held to maturity                                      (4,015,000)               --
Purchase of investment securities available for sale                                   (28,259,460)      (12,509,178)
Net decrease (increase) in interest-bearing deposits in other banks                        824,226        (1,251,425)
Net increase in loans                                                                  (19,472,246)       (9,495,387)
Purchase of bank premises and equipment                                                   (159,885)         (163,486)
                                                                                      ------------      ------------
        Net cash used in investing activities                                          (18,485,685)      (18,579,633)
                                                                                      ------------      ------------

Cash flows from Financing Activities:
Net increase in transaction and savings deposits                                         5,388,003         8,950,154
Net increase in time deposits                                                           10,045,461         6,137,121
Net increase in short-term borrowings                                                      819,900           423,552
Payments on long-term debt                                                                 (77,820)          (70,794)
Proceeds from issuance of common stock, net of expenses                                      5,253           505,250
Payment of distributions from ESOP                                                         (11,205)          (16,155)
Cash dividends paid to common stockholders                                              (1,090,588)         (900,963)
                                                                                      ------------      ------------
        Net cash provided by financing activities                                       15,079,004        15,028,165
                                                                                      ------------      ------------
        Net decrease in cash and cash equivalents                                         (152,438)         (788,784)
Cash and cash equivalents at beginning of year                                           9,924,149        10,712,933
                                                                                      ------------      ------------
Cash and cash equivalents at end of year                                              $  9,771,711      $  9,924,149
                                                                                      ============      ============

Supplementary disclosures:
  Interest paid on deposits and borrowings                                            $  3,724,640      $  4,050,422
                                                                                      ============      ============
  Income taxes paid                                                                   $  2,061,602      $  2,014,263
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

      The Company and the Bank prepare their financial statements on the accrual basis and in conformity with accounting principles generally accepted in the United States of America. The more significant accounting policies are explained below. As used herein, the term the Company includes the Bank, unless the context otherwise requires.

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

      (c)   Securities

            Management determines the appropriate classification of securities at the time of purchase. Securities which the Company has the ability and the intent to hold until maturity are classified as investment securities to be held to maturity and are reported at amortized cost. Investment securities which are not classified as held to maturity or trading account assets are classified as available for sale and are reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. Unrealized gains and losses reflect the difference between fair market value and amortized cost of the individual securities as of the reporting date. The market value of securities is generally based on quoted market prices or dealer quotes. The Company does not maintain a trading account. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. Premiums and discounts are amortized using a method which approximates the effective interest method over the term of the security.

      (d)   Loans

            Loans are stated at their unpaid principal amount, adjusted for deferred loan fees and origination costs. Interest on loans is generally accrued based upon the principal amount outstanding. The accrual of interest is discontinued, when a loan becomes 90 days past due as to principal or interest. Accrued interest on such loans is either charged against current income or the allowance for loan losses. Interest accruals are resumed on such loans, when they are brought fully current with respect to interest and principal, or when in the judgment of management, the loans have demonstrated a new period of performance and are estimated to be fully collectible as to both principal and interest. Loans and the related accrued interest, which are past due 90 days or more and which are not well-secured, are charged to the allowance for loan losses.

            The Bank follows Financial Accounting Standards Board ("FASB") Statement No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by FASB Statement No. 118, "Accounting by Creditors For Impairment of a Loan - Income Recognition and Disclosures," which defines impaired loans as those loans for which it is probable that the Bank will be unable to collect all amounts due according to the terms of the loan agreement. The Bank's impaired loans generally consist of nonaccrual, restructured, and potential problem loans, as detailed in Note 4. According to FASB Statement No. 114, impaired loans do not include large groups of smaller balance loans with similar collateral characteristics, such as residential mortgage and consumer installment loans, which are evaluated collectively for impairment. Impaired loans are primarily commercial and industrial loans, real estate commercial mortgages, and construction and development loans.

      (e)   Allowance for Loan Losses

            The allowance for loan losses is a current estimate of the anticipated losses in the present loan portfolio. The allowance is increased by recoveries and provisions charged to operating expense and is decreased by loans charged-off. The allowance for loan losses is based on management's evaluation of several factors, including loan loss experience, composition and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic trends and specific conditions that may effect the borrower's ability to pay. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Management believes that the current allowance for loan losses is adequate to absorb losses that are inherent in the current loan portfolio.

            The specific reserves for impaired loans at December 31, 2001, under FASB Statement No. 114, as amended, are included in the allowance for loan losses discussed above. Impaired loans are valued based on the fair value of the related collateral, if the loans are collateral dependent. For all other impaired loans, the specific reserves approximate the present values of expected future cash flows discounted at each loan's initial effective interest rate.

      (f)   Loan Origination Fees and Costs

            Loan origination fees net of costs directly attributable to loan originations are deferred using the interest method and recognized over the estimated lives of the loans, as an adjustment to the related loan's yield. Deferred fees and costs are not amortized during periods in which interest income is not being recognized because of concerns about the realization of loan principal or interest.

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

      (h)   Stockholders' Equity

            All financial information and per share data presented has been retroactively adjusted for the five-for-four stock split effected in the form of a 25 percent stock dividend declared on November 29, 2001 and issued on December 31, 2001.

      (i)   Earnings Per Share

            Basic earnings per share computations are based upon the weighted average number of shares outstanding during the periods. Diluted earnings per share computations are based upon the weighted average number of shares outstanding during the period plus the dilutive effect of outstanding stock options and stock performance awards. Per share amounts are based on the weighted average number of shares outstanding during each period, as adjusted for the stock split in 2001, as follows:

                                                          2001            2000
                                                       ---------       ---------
Weighted average shares                                2,718,521       2,666,431
Effect of dilutive stock options                           7,625          16,839
                                                       ---------       ---------
Dilutive potential average common shares               2,726,146       2,683,270
                                                       =========       =========

      (j)   Comprehensive Income

            Comprehensive Income is the change in equity of a business enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. In addition to the Company's net income, change in equity components under comprehensive income reporting include net changes in unrealized gains and losses on investment securities available for sale.

      (k)   Risks and Uncertainties

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

      (m)   Reclassifications

            Certain reclassifications have been made to amounts previously reported in 2000 to conform with the 2001 presentation.

2.    Restrictions on Cash Balances

      Included in cash and due from banks are balances maintained within the Company to satisfy legally required reserves and to compensate for services provided from correspondent banks. Restricted balances maintained totaled $2,985,000 and $3,569,000 at December 31, 2001 and 2000,
      respectively. There were no other withdrawal, usage restrictions or legally required compensating balances at December 31, 2001 or 2000.

3.    Securities

      The amortized cost and estimated fair value of investment securities to be held to maturity and investment securities available for sale at December 31, 2001, and 2000 are as follows:

                                                                                    2001
                                                     --------------------------------------------------------------------
                                                                           Gross             Gross             Estimated
                                                      Amortized          Unrealized        Unrealized             Fair
                                                     Cost Basis            Gains             Losses              Value
                                                     --------------------------------------------------------------------
Investment Securities - held to maturity:
U.S. government agencies and corporations            $ 4,512,960          $  5,315          $ 92,919          $ 4,425,356
                                                     --------------------------------------------------------------------
          Total                                      $ 4,512,960          $  5,315          $ 92,919          $ 4,425,356
                                                     ===========          ========          ========          ===========

Investment Securities - available for sale:
U.S. government agencies and corporations            $14,501,300          $138,314          $165,145          $14,474,469
Mortgage-backed securities                             2,072,251             8,765                --            2,081,016
Marketable equity securities                           3,280,216            86,811            22,966            3,344,061
Other                                                    643,400                --                --              643,400
                                                     -----------          --------          --------          -----------
          Total                                      $20,497,167          $233,890          $188,111          $20,542,946
                                                     ===========          ========          ========          ===========

                                                                                    2000
                                                     --------------------------------------------------------------------
                                                                           Gross             Gross             Estimated
                                                      Amortized          Unrealized        Unrealized             Fair
                                                     Cost Basis            Gains             Losses              Value
                                                     --------------------------------------------------------------------
Investment Securities - held to maturity:
U.S. government agencies and corporations            $ 2,999,340          $     --          $  6,995          $ 2,992,345
Mortgage-backed securities                                16,343          $    444                --               16,787
                                                     -----------          --------          --------          -----------
          Total                                      $ 3,015,683          $    444          $  6,995          $ 3,009,132
                                                     ===========          ========          ========          ===========

Investment Securities - available for sale:
U.S. government agencies and corporations            $21,468,219          $181,003          $157,577          $21,491,645
Other                                                    643,400                --                --              643,400
                                                     -----------          --------          --------          -----------
          Total                                      $22,111,619          $181,003          $157,577          $22,135,045
                                                     ===========          ========          ========          ===========

      Securities with carrying values of $19,923,000 and $11,783,000 at December 31, 2001 and 2000, respectively, were pledged to collateralize public deposits and repurchase agreements.

      The cost and estimated fair value of investment securities to be held to maturity and investment securities available for sale at December 31, 2001, by contractual maturity are shown on the following table. Expected maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           December 31, 2001
                                                   ----------------------------------
                                                                          Estimated
                                                        Cost              Fair Value
                                                   -------------        -------------
Investment Securities - held to maturity:
      Due in one year or less                      $   2,512,960        $   2,483,435
      Due after one year through five years            2,000,000            1,941,921
                                                   -------------        -------------
                  Total                            $   4,512,960        $   4,425,356
                                                   =============        =============

Investment Securities - available for sale:
      Due in one year or less                      $     499,933        $     512,500
      Due after one year through five years            5,001,367            5,127,115
      Due after five years through ten years           9,000,000            8,834,854
   Mortgage-backed securities                          2,072,251            2,081,016
      Equity securities and other                      3,923,616            3,987,461
                                                   -------------        -------------
                  Total                            $  20,497,167        $  20,542,946
                                                   =============        =============

4.    Loans

      The loan portfolio at December 31, 2001 and 2000, consisted of the following:

                                                 2001                 2000
                                            -------------        -------------
Commercial and industrial                   $  32,707,108        $  34,427,101
Real estate:
      Commercial mortgage                      77,278,918           55,213,255
      Residential mortgage                     23,764,561           20,320,183
Construction and development                    3,193,939            7,135,036
Installment to individuals                      1,394,221            1,527,090
                                            -------------        -------------
                                              138,338,747          118,622,665
Less: unearned income                            (278,064)            (182,704)
                                            -------------        -------------
      Total                                 $ 138,060,683        $ 118,439,961
                                            =============        =============

      Loan concentrations at December 31, 2001 and 2000, are summarized as follows:

                                                            2001           2000
                                                            ----           ----
Service industry                                              26%            21%
Real estate development/finance                               50             52
Wholesale/retail                                              14             15
Other                                                         10             12
                                                             ---            ---
          Total                                              100%           100%
                                                             ===            ===

      A substantial portion, totaling $104,237,000 or 76% at December 31, 2001 and $82,668,000 or 70% at December 31, 2000, of the Company's loans are secured by real estate in the Washington, D.C. metropolitan area. Accordingly, the Company's loan portfolio is susceptible to changes in market conditions in the Washington metropolitan area.

      An analysis of the allowance for loan losses for the years ended December 31, 2001 and 2000, follows:

                                                         2001                2000
                                                    -------------       -------------
Balance at January 1                                $   1,654,033       $   1,137,009
                                                    -------------       -------------
Provision for loan losses                                 260,000             536,000
                                                    -------------       -------------
Recoveries:
  Commercial                                                6,593               9,545
  Installment to individuals                               14,435              47,655
                                                    -------------       -------------
    Total recoveries                                       21,028              57,200
                                                    -------------       -------------
Charge-offs:
  Commercial                                               (8,746)             (5,603)
  Installment to individuals                              (15,352)            (70,573)
                                                    -------------       -------------
    Total charge-offs                                     (24,098)            (76,176)
                                                    -------------       -------------
Net charge-offs                                            (3,070)            (18,976)
                                                    -------------       -------------
Balance at December 31                              $   1,910,963       $   1,654,033
                                                    =============       =============

Ratio of net charge-offs to average total loans            (0.003)%             (0.02)%
Average total loans outstanding during the year     $ 122,802,000       $ 110,095,000

      Included in the accompanying consolidated balance sheets are certain loans that are accounted for on a non-accrual basis. At December 31, 2001 and 2000, non-accrual loans totaled approximately $386,000 and $309,000, respectively. Had the loans been current in accordance with their original terms, gross interest income for these loans would have been $52,000 and $31,000 in 2001 and 2000, respectively. At December 31, 2001 and 2000, the Company had no loans greater than 90 days delinquent, which were still accruing interest.

      A loan is considered impaired, when based upon current information and events, the Company deems it probable that it will be unable to collect all amounts due under the loan agreement based on contractual repayment terms. Impaired loans, which include non-accrual loans, amounted to $386,000and $334,000, at December 31, 2001 and 2000, respectively. The average recorded investment in impaired loans was $301,000 and $143,000, during 2001 and 2000, respectively. There were no impaired loans that were not in non-accrual status at December 31, 2001, and $25,000 related to impaired loans at December 31, 2000. Interest income recognized on impaired loans during the year ended December 31, 2001 and 2000, which has not been disclosed above in the discussion of non-accrual and restructured loans was $47,000 and $3,000, respectively. The allowance for loan losses contains an additional $125,000 for impaired loans at December 31, 2001 and an additional $25,000 at December 31, 2000, as deemed necessary to maintain allowances at levels considered adequate by management.

      The Company has engaged in banking transactions in the ordinary course of business with some of its directors, officers, principal shareholders and their associates. All loans or commitments to extend loans and the payment of overdrafts included in such transactions are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons and do not involve more than the normal risk of collectibility. At December 31, 2001 and 2000, none of these loans are reported as non-accrual, restructured or classified. The aggregate amount of loans to related parties for the years ended December 31, 2001 and 2000 was $105,000 and $102,000, respectively.

5.    Bank Premises and Equipment

      Bank premises and equipment at December 31, 2001 and 2000 is summarized as follows:

                                                   2001                 2000
                                               -----------          -----------
Furniture and equipment                        $ 2,408,496          $ 2,251,939
Leasehold improvements                           1,352,386            1,349,058
                                               -----------          -----------
  Subtotal, at cost                              3,760,882            3,600,997
Accumulated depreciation and
  amortization                                  (3,090,682)          (2,806,074)
                                               -----------          -----------
      Total, net                               $   670,200          $   794,923
                                               ===========          ===========

      Amounts charged to operating expenses for depreciation and amortization expense aggregated $284,609 and $347,421 in 2001 and 2000, respectively.

6.    Deposits

      At December 31, 2001, the scheduled maturities on all time deposits are as follows:

                Less Than           Greater Than
Year             $100,000             $100,000                Total
----           -----------           -----------           -----------

2002           $19,943,799           $36,422,735           $56,366,534
2003             1,184,867               332,886             1,517,753
2004               277,307               674,555               951,862
2005                83,524                    --                83,524
2006               129,807                    --               129,807
               -----------           -----------           -----------
               $21,619,304           $37,430,176           $59,049,480
               ===========           ===========           ===========

      Related party deposits totaled approximately $279,000 and $1,227,000 at December 31, 2001 and 2000, respectively. In management's opinion, interest rates paid on these deposits, where applicable, are available to others at the same terms.

7.    Leasing Arrangements

      The Company and banking subsidiary have entered into various noncancelable operating leases. These noncancelable operating leases are subject to renewal options under various terms. Some leases provide for periodic rate adjustments based on cost-of-living index changes. Rental expense in 2001 and 2000 was approximately $677,000 and $694,000, respectively. The following is a schedule of future minimum payments under noncancelable operating leases that have initial or remaining lease terms in excess of one year as of December 31, 2001:

2002                                                                  $  622,141
2003                                                                     299,340
2004                                                                     258,575
2005                                                                     267,269
2006                                                                     267,498
2007 and thereafter                                                      806,892
                                                                      ----------
Total                                                                 $2,521,715
                                                                      ==========

8.    Income Taxes

      Income tax expense for 2001 and 2000 consists of:

                                                    2001                2000
                                                -----------         -----------
Current:
      Federal                                   $ 1,486,898         $ 1,592,281
      District of Columbia                          395,251             423,264
                                                -----------         -----------
                                                  1,882,149           2,015,545
                                                -----------         -----------
Deferred tax expense (benefit):
      Federal                                       (62,970)           (307,993)
      District of Columbia                          (16,739)            (81,872)
                                                -----------         -----------
                                                    (79,709)           (389,865)
                                                -----------         -----------
Total:
      Federal                                     1,423,928           1,284,288
      District of Columbia                          378,512             341,392
                                                -----------         -----------
                                                $ 1,802,440         $ 1,625,680
                                                ===========         ===========

      Income tax expense differed from the amounts computed by applying the statutory federal income tax rate of 34 % to pretax income, as a result of the following:

                                                       2001                      2000
                                              ---------------------      -------------------
                                                 Amount          %         Amount        %
                                              -----------      ----      ----------     ----
Tax expense at statutory rate                 $ 1,596,343      34.0%     $1,389,192     34.0%
Increase in taxes resulting from District
    of Columbia franchise tax, net of
    Federal tax effect                            249,818       5.3%        221,905      5.4%
Other                                             (43,721)     -0.9%         14,583      0.4%
                                              -----------      ----      ----------     ----
    Total                                     $ 1,802,440      38.4%     $1,625,680     39.8%
                                              ===========      ====      ==========     ====

      The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000:

                                                         2001            2000
                                                      ---------       ---------
Deferred tax assets:
    Allowance for loan losses                         $ 508,523       $ 411,952
    Deferred loan fees                                   42,728          56,971
    Furniture and equipment                             258,184         263,273
    Compensated absences                                 10,327           9,435
    Other                                                 1,782              --
                                                      ---------       ---------
          Total gross deferred tax assets               821,544         741,631
                                                      ---------       ---------

Deferred tax liabilities:
    Unrealized gain on investment securities            (18,579)         (9,507)
    Other                                                  (858)           (654)
                                                      ---------       ---------
    Total gross deferred tax liabilities                (19,437)        (10,161)
                                                      ---------       ---------
          Net deferred tax assets                     $ 802,107       $ 731,470
                                                      =========       =========

9.    Long-term Debt

      The Bank entered into an agreement to borrow funds from the Federal Home Loan Bank of Atlanta (FHLB) on October 1, 1996, maturing on December 1, 2008, at a fixed rate of 6.95%. The outstanding balance of loans pledged at December 31, 2001 and 2000, to collateralize this debt is $1,139,000 and $1,447,000, respectively, and consists of loans secured by first liens on one- to-four family, multifamily and commercial mortgages. The maximum amount that could be borrowed from the FHLB under the current borrowing agreement is approximately $20,557,000 collateralized by qualifying loans or investment securities. Annual principal maturities as of December 31, 2001 are as follows:

2002                                                                    $ 85,544
2003                                                                      94,034
2004                                                                     103,366
2005                                                                     113,625
2006                                                                     124,902
2007 and thereafter                                                      288,224
                                                                        --------
Total                                                                   $809,695
                                                                        ========

10.   Short-term Borrowings

      Short-term borrowings consist primarily of Federal funds purchased, short-term borrowings from the FHLB, and securities sold under repurchase agreements. Federal funds purchased represent funds borrowed overnight. The Bank has unsecured Federal fund lines of credit from correspondent banking relationships, which can provide up to $7,000,000 in liquidity. Short-term borrowing from the FHLB are collateralized by investment securities. No short-term FHLB borrowings or Federal fund lines of credit were outstanding at December 31, 2001 and 2000.

      Securities sold under repurchase agreements generally involve the receipt of immediately available funds which mature in one business day or roll over under a continuing contract. In accordance with these contracts, the underlying securities sold are U.S. government agencies, which are segregated from the Company's other investment securities in the Bank's Federal Reserve Bank account. The book value of the underlying securities sold under these repurchase agreements at December 31, 2001 and 2000 was approximately $6,057,000 and $5,000,000, respectively.

      Short-term borrowings for 2001 and 2000 are summarized below:

                                                                  2001           2000
                                                               ----------     ----------
Balance at end of year                                         $4,436,618     $3,616,718
Daily average balance outstanding during year                   4,702,954      4,153,993
Maximum balance outstanding as of any month-end during year     5,629,749      5,092,773
Daily average interest rate during year                              2.97%          4.02%
Average interest rate on balance at the end of year                  1.62%          4.00%

11.   Commitments and Contingent Liabilities

      In the normal course of business, there are various outstanding commitments and contingent liabilities, such as commitments to extend credit, that are not reflected in the accompanying consolidated financial statements. These commitments include revolving credit agreements, term loan commitments, and short-term borrowing agreements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. Both loan commitments and standby letters of credit have credit risk essentially the same as that involved in extending loans to customers and are subject to the normal credit approval procedures and policies. Collateral is obtained based on management's assessment of the customer's credit. At

      December 31, 2001 and 2000, the following financial instruments were outstanding whose contracts represent credit risk:

                                                      2001             2000
                                                   -----------      -----------
Commitment to originate loans                      $ 4,048,500               --

Unfunded commitments under lines of credit         $24,492,483      $18,985,000

Commercial and standby letters of credit           $   937,000      $ 1,334,000

    Portion of letters collateralized                       72%              79%

      Under the terms of an employment agreement with the current President and CEO of the Bank, the Bank is obligated to make payments totaling approximately $180,000, in the event she chooses to exercise her rights under the agreement. These funds are held in the grantor trust established on February 25, 1998.

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

12.   Restrictions on Dividend Payments and Loans by Affiliated Bank

      The primary source of dividends paid by the Company to its shareholders is dividends received from the Bank. Federal regulations restrict the total dividend payments that a national banking association may make during any calendar year to the total net income of the bank for the current year plus retained net income for the preceding two years, without the prior regulatory approval. At December 31, 2001, approximately $6,357,000 of retained earnings of the Bank was available for dividend declarations. Restrictions are also imposed upon the ability of the Bank to make loans to the Company, purchase stock in the Company or use the Company's securities as collateral for indebtedness of the Bank. At December 31, 2001, the Company and the Bank were in compliance with regulatory requirements.

13.   Parent Company Only Financial Statements

      Presented below are the condensed financial statements of Abigail Adams National Bancorp:

                            Condensed Balance Sheets

                                                             December 31
                                                      --------------------------
                                                         2001           2000
                                                      -----------    -----------
Assets:
Interest-bearing balances with bank subsidiary        $   211,789    $   551,420
Investment in subsidiary bank                          18,400,232     16,352,560
Loans                                                      85,000             --
Other assets                                              212,221        180,528
                                                      -----------    -----------
  Total assets                                        $18,909,242    $17,084,508
                                                      ===========    ===========

Liabilities and Stockholders' Equity:
Other liabilities                                     $    20,980    $   361,098
Stockholders' equity                                   18,888,262     16,723,410
                                                      -----------    -----------
  Total liabilities and stockholders' equity          $18,909,242    $17,084,508
                                                      ===========    ===========

                         Condensed Statements of Income

                                                                           Years Ended December 31
                                                                         ---------------------------
                                                                            2001            2000
                                                                         -----------     -----------
Income
  Interest earned on balances with subsidiary bank                       $       571     $       472
  Interest on loans                                                              759             667
  Dividends from subsidiary bank                                           1,100,000         200,000
                                                                         -----------     -----------
    Total income                                                           1,101,330         201,139
                                                                         -----------     -----------

Expenses
  Salaries and benefits                                                        3,758           5,582
  Professional fees                                                           62,953          53,891
  Other                                                                      326,860         321,106
                                                                         -----------     -----------
    Total expenses                                                           393,571         380,579
                                                                         -----------     -----------
Income (loss) before taxes and equity in undistributed net income of         707,759        (179,440)
      subsidiary
Income tax expense (benefit)                                                (150,580)       (147,945)
                                                                         -----------     -----------
Income (loss) before equity in undistributed earnings of subsidiary          858,339         (31,495)
Equity in undistributed net income of subsidiary                           2,034,348       2,491,675
                                                                         -----------     -----------
    Net Income                                                           $ 2,892,687     $ 2,460,180
                                                                         ===========     ===========

                        Condensed Statement of Cash Flows

                                                                           Years Ended December 31
                                                                         ---------------------------
                                                                            2001            2000
                                                                         -----------     -----------
Operating Activities:
Net Income                                                               $ 2,892,687     $ 2,460,180
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
  Equity in undistributed net income of subsidiary                        (2,034,348)     (2,491,675)
  ESOP compensation                                                          105,381          64,396
  Other, net                                                                (121,811)        819,380
                                                                         -----------     -----------
    Net cash provided by operating activities                                841,909         852,281
                                                                         -----------     -----------

Investing Activities:
Net decrease (increase) in lines of credit                                   (85,000)         75,858
                                                                         -----------     -----------
    Net cash provided by (used in) investing activities                      (85,000)         75,858
                                                                         -----------     -----------

Financing Activities:
Proceeds from issuance of common stock, net                                    5,253         505,250
Redemptions of shares from ESOP                                              (11,205)        (16,155)
Cash dividends paid to stockholders                                       (1,090,588)       (900,963)
                                                                         -----------     -----------
    Net cash used in financing activities                                 (1,096,540)       (411,868)
                                                                         -----------     -----------
    Net increase (decrease) in cash and cash equivalents                    (339,631)        516,271
Cash and cash equivalents at beginning of year                               551,420          35,149
                                                                         -----------     -----------
Cash and cash equivalents at end of year                                 $   211,789     $   551,420
                                                                         ===========     ===========

14.   Regulatory Capital Requirements

      The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies. These regulatory capital requirements involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items, and also qualitative judgements by the regulators. Failure to meet minimum capital requirements can subject the Company to a series of increasingly restrictive actions. To be considered "well-capitalized," an institution must generally have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 2001 and 2000, the Company and the Bank exceed all capital adequacy requirements to which they are subject, and the Bank qualifies as "well-capitalized". The table below presents the capital position of the Company and the Bank relative to their various minimum statutory and regulatory capital requirements at December 31, 2001 and 2000.

                                                       Actual                  Minimum Capital           Minimum To Be Well
                                                                                 Requirements                Capitalized
                                               --------------------         ---------------------        -------------------
                                                Amount        Ratio         Amount          Ratio        Amount        Ratio
                                               -------        -----         -------         -----        ------        -----
                                                                           (Dollars in Thousands)
December 31, 2001:
Total Capital to Risk Weighted Assets:
    Consolidated                               $20,746        13.74%        $12,082         8.00%           N/A          N/A
    Bank                                        20,508        13.60%         12,061         8.00%        15,077        10.00%

Tier 1 Capital to Risk Weighted Assets:
    Consolidated                                18,861        12.49%          6,041         4.00%           N/A          N/A
    Bank                                        18,373        12.19%          6,031         4.00%         9,046         6.00%

Leverage Ratio:
    Consolidated                                18,861        10.86%          6,944         4.00%           N/A          N/A
    Bank                                        18,373        10.55%          6,965         4.00%         8,706         5.00%

December 31, 2000:
Total Capital to Risk Weighted Assets:
    Consolidated                               $18,588        14.19%        $10,478         8.00%           N/A          N/A
    Bank                                        17,968        13.79%         10,425         8.00%        13,031        10.00%

Tier 1 Capital to Risk Weighted Assets:
    Consolidated                                16,960        12.95%          5,239         4.00%           N/A          N/A
    Bank                                        16,339        12.54%          5,212         4.00%         7,819         6.00%

Leverage Ratio:
    Consolidated                                16,960        10.61%          6,393         4.00%           N/A          N/A
    Bank                                        16,339        10.21%          6,403         4.00%         8,004         5.00%

N/A = not applicable

15.   Benefit Plans

      The Company has various stock option plans for directors and certain key employees. At December 31, 2001, there were 169,361 shares of common stock reserved for future issuance under the stock option plans of which there were 28,736 shares under option outstanding. The terms of the options are determined by the Board of Directors. Options generally vest over three years, and no options may be exercised beyond ten years from the grant date. The option price per share of the qualified employees' incentive stock option plans equals the fair market value at the date of the grant. The option price for the non-qualified options range from 85% to 90% of the fair market value at the date of the grant.

      The Company accounts for its stock option plans under APB Opinion No. 25. The amount equal to the difference between the quoted market price of the stock on the date of grant and the amount the grantee is required to pay is recorded as compensation expense. In 2001 and 2000, compensation expense of approximately $6,000 and $6,000 respectively, has been recorded for the non-qualified stock option plans. Pro forma net income and earnings per share data, as if the fair-value method had been applied in measuring compensation costs consistent with the Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", is presented below:

                                                               2001        2000
                                                              ------      ------
Pro forma net income ($000's)                                 $2,884      $2,451

Pro forma earnings per share                                  $ 1.06      $ 0.92

Pro forma earnings per share, diluted                         $ 1.06      $ 0.91

      At December 31, 2001, the options outstanding have a weighted average contractual life of 7.4 years. The fair value of each option grant is estimated on the date of the grant using a Black-Scholes based option pricing model. There were no grants in 2001. For the grants in 2000, the weighted average assumptions used were as follows: 1) a risk-free interest rate of 5.27%; 2) an expected dividend yield of 1.5%; 3) an expected life of 10 years; and 4) an expected volatility of 27%.

      The following is a summary of activity of the Company's stock option plans for 2001 and 2000:

                                                   2001                          2000
                                            ---------------------       -----------------------
                                                         Weighted                      Weighted
                                            Shares        Average        Shares         Average
                                             Under       Exercise         Under        Exercise
                                            Option         Price         Option          Price
                                            ------       --------       --------       --------
Outstanding at beginning of year            31,236         $6.24         130,059         $4.46
Granted                                         --            --          25,000         $6.30
Exercised                                     (834)        $6.30        (117,188)        $4.31
Forfeited/Expired                           (1,666)        $6.30          (6,635)        $5.64
Outstanding at end of year                  28,736         $6.24          31,236         $6.24
Exercisable at end of year                  21,236         $6.22          14,570         $6.18
Weighted avg. FV of options granted             --            --              --         $0.70

      The Company offers an employee stock ownership plan ("ESOP") with 401(k) provisions. Participants may elect to contribute to the 401(k) up to 15% of their eligible annual earnings. The Bank may make a discretionary matching contribution of 50% of a participant's deferral contribution on the first 6% of the deferral amount subject to the maximum allowable under federal regulations. The Board of Directors may elect to pay an additional discretionary contribution on an annual basis. The employer's discretionary contributions vest over three years. The Company's 401(k) expense was $58,000 and $47,000 in 2001 and 2000, respectively, which is included in salaries and benefits in the accompanying consolidated statements of income.

      The Employee Stock Ownership Plan ("ESOP") was established in 1996 and acquired 39,063 common shares of the Company purchased at $5.60 per share that was funded by a loan from the Company of $218,750 and secured by the unallocated ESOP shares. The remaining balance of loan was repaid in 2001. As of December 31, 2001, there were 29,219 shares allocated to participants' accounts and 9,844 shares were committed to be released, with no remaining unearned ESOP shares held in suspense. The fair value of the unearned ESOP shares at December 31, 2000 was $65,000. The ESOP expense was approximately

      $91,000 and $58,000 for the years ended December 31, 2001 and 2000, respectively. Only shares that are allocated or committed to be released are considered for purposes in computing earnings per share.

16.   Other Noninterest Expense

      The following is a summary of the significant components of other operating expense for the years ended December 31, 2001 and 2000:

                                                        2001             2000
                                                     ----------       ----------

Courier service and bank security                    $  137,887       $  136,974
Stationery and office supplies                          105,032           98,315
Directors' and committee fees                           134,400           34,850
Insurance                                               104,472          108,351
Taxes, other                                             94,079           96,512
Telephone                                                89,829          104,023
Other                                                   565,751          530,705
                                                     ----------       ----------
        Total other operating expense                $1,231,450       $1,109,730
                                                     ==========       ==========

17.   Shareholder Rights Plan

      In accordance with a Rights Agreement ("Rights Agreement"), dated April 20, 1995, as amended, the Company declared a dividend of one share purchase right for each share of the Company's common stock outstanding on April 25, 1994 ("Right"). Each Right entitles the holder to purchase one share of the Company's common stock at an exercise price of $12.87. Subject to certain exceptions, the Rights will be exercisable if a person or group of persons acquires 25% or more of the Company's common stock ("Acquiring Person"), or announces a tender offer resulting in the ownership of 25% or more of the common stock, or if the Board determines that a person or group of persons holding 15% or more of the Company's common stock is an Adverse Person, as defined in the Rights Agreement. Upon the occurrence of one of the triggering events, all holders of Rights, except the Acquiring Person or Adverse Person, would be entitled to purchase the Company's common stock at 50% of the market price. The Board of Directors may redeem the Rights for $0.01 per share or amend the Plan at any time before a person becomes an Acquiring Person. The Rights expire on December 31, 2003.

18.   Fair Value of Financial Instruments

      The following table presents the estimated fair values of the Company's financial instruments at December 31, 2001 and 2000 and is followed by a general description of the methods and assumptions used to estimate such fair values.

                                                          December 31, 2001                       December 31, 2000
                                                  --------------------------------        --------------------------------
                                                                       Estimated                               Estimated
                                                     Carrying             Fair               Carrying             Fair
                                                      Amount              Value               Amount              Value
                                                  ------------        ------------        ------------        ------------
Financial Assets:
  Cash and due from banks                         $  5,607,875        $  5,607,875        $  5,182,596        $  5,182,596
  Federal funds sold and interest-bearing
     deposits in other banks                         8,491,927           8,491,927           9,893,870           9,893,870
  Investment securities available for sale          20,542,946          20,542,946          22,135,045          22,135,045
  Investment securities held to maturity             4,512,960           4,425,356           3,015,683           3,009,132
  Loans, net                                       136,149,720         137,145,037         116,785,928         115,636,967
Financial Liabilities:
     Deposits                                      153,090,637         153,270,157         137,657,174         137,682,155
     Short-term borrowings                           4,436,618           4,436,618           3,616,718           3,616,718
     Long-term debt                                    809,695             856,000             887,515             922,000

      The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments.

      Cash and due from banks. The carrying amounts reported in the balance sheet approximate fair value due to the short-term nature of these assets.

      Federal funds sold and interest-bearing deposits in other banks. The carrying amounts of short-term investments on the balance sheet approximate fair value.

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

      Loan commitments, standby and commercial letters of credit. The estimated fair value of these off- balance- sheet instruments are based on cost. Carrying amounts which are comprised of the unamortized fee income and where necessary, reserves for any expected credit losses from these financial instruments, are immaterial.

--------------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Stockholders
Abigail Adams National Bancorp, Inc.
Washington, DC

We have audited the accompanying consolidated balance sheets of Abigail Adams National Bancorp, Inc. and subsidiary (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abigail Adams National Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

McGladrey & Pullen, LLP
Alexandria, Virginia
January 23, 2002

--------------------------------------------------------------------------------

FORM 10-KSB

Copies of the Annual Report as filed with the Securities and Exchange Commission on Form 10-KSB are available without charge, upon written request to Ms. Karen
E. Schafke, Senior Vice President and Chief Financial Officer, Abigail Adams National Bancorp, Inc., 1627 K Street, N.W., Washington, D.C. 20006.

TRANSFER AGENT:

American Stock Transfer & Trust Company
40 Wall Street
New York, N.Y. 10005

SPECIAL COUNSEL:

Luse Lehman Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue. NW, Suite 400
Washington, D.C. 20015

ONLINE:

http://www.adamsbank.com

STOCK LISTING:

Abigail Adams National Bancorp, Inc. Common Stock is listed on the Nasdaq National Market under the symbol AANB.

                      ABIGAIL ADAMS NATIONAL BANCORP, INC.

OFFICERS:

Jeanne D. Hubbard ...................................Chairwoman, President & CEO

Karen E. Schafke ................Senior Vice President & Chief Financial Officer

                             THE ADAMS NATIONAL BANK

OFFICERS:

Jeanne D. Hubbard ....................................................Chairwoman

Kathleen Walsh Carr .............................................President & CEO

Karen E. Schafke ................Senior Vice President & Chief Financial Officer

Betty J. Serrano ..............................Senior Vice President, Operations

David M. Glaser ................................Senior Vice President, Marketing

Hanh D. Nguyen ......................................Vice President & Controller

Katherine A. Katcher ............................Vice President, Risk Management

Lawrence R.  Johnson ............................Vice President, Loan Operations

Jacqueline Y.  Bruno ....................................Vice President, Lending

Patrice G. Goss .........................................Vice President, Lending

Mark T. Palmer ..........................................Vice President, Lending

Frederick Schultz .......................................Vice President, Lending

Arthur C. Smith III .....................................Vice President, Lending

Kathryn R. Speakman .....................................Vice President, Lending

Mary E. Mills ............................Vice President, Information Technology

Mary L. Queen ........................................Vice President, Operations

Habib Aboujaoudi .......................Assistant Vice President, Branch Manager

Debra I. Finch .............Assistant Vice President, Director Retail Operations

Everett E. Hitchner ...................Assistant Vice President, Human Resources

Stephanie G. Lipscomb ..................Assistant Vice President, Branch Manager

Phillip Wyse ...........................Assistant Vice President, Branch Manager

James Zillian ..........................Assistant Vice President, Credit Analyst

Terrell Braden ...................................................Branch Manager

Wilfredo C. Hernandez ............................................Branch Manager

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
         (202) 387-4110 fax                        (202) 833-8875 fax

             Georgetown                              Union Station
      1729 Wisconsin Avenue, NW               50 Massachusetts Avenue, NE
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