Form 10KSB, Exhibit 13
period 2002-12-31
ABIGAIL ADAMS NATIONAL BANCORP INC
filed 2003-03-31
CIK 356809

                                   EXHIBIT 13

The Abigail Adams National Bancorp ... committed to achieving excellence as a community financial institution focused on meeting the needs of women, minorities, not-for-profit organizations and the business and professional community...

                                    CONTENTS

                                                                                                                Page
Financial Highlights ....................................................................................         2

Letter to Shareholders and Friends ......................................................................         3

Selected Financial Data for Five Year Period ............................................................         4

Management's Discussion and Analysis of Financial Condition and Results of Operations ...................         5

Summary of Operations by Quarter and Summary of Market Data .............................................        14

Consolidated Balance Sheets .............................................................................        15

Consolidated Statements of Income .......................................................................        16

Consolidated Statements of Changes in Stockholders' Equity ..............................................        17

Consolidated Statements of Cash Flows ...................................................................        18

Notes to Consolidated Financial Statements ..............................................................        19

Independent Auditors' Report ............................................................................        34

                              FINANCIAL HIGHLIGHTS
                      (In thousands, except per share data)

                                          2002             2001
                                       ----------       ----------
Averages
   Assets                              $  190,131       $  162,888
   Loans                                  143,454          122,802
   Allowance for loan losses               (2,071)          (1,768)
   Deposits                               162,422          138,365
   Stockholders' equity                    20,097           18,054

At Year-End
   Assets                              $  204,950       $  178,170
   Loans                                  156,536          138,061
   Allowance for loan losses               (2,297)          (1,911)
   Deposits                               174,768          153,091
   Stockholders' equity                    21,192           18,888
   Book value per share                $     7.05       $     6.30

For the Year
   Net income                          $    3,415       $    2,893
   Cash dividends                           1,297            1,091

Per Common Share
   Basic earnings                      $     1.14       $     0.96
   Diluted earnings                    $     1.13       $     0.96
   Cash dividends                      $     0.44       $     0.36


                                   Net Income

                                     [GRAPH]

          ABIGAIL
         ADAMS                                         1130 Connecticut Ave, NW
          NATIONAL BANCORP, INC.                       Washington, D.C. 20036

Dear Shareholders, Customers and Friends,

     Abigail Adams National Bancorp, Inc. and its subsidiary, the Adams National Bank, will celebrate their 25/th/ anniversary in 2003. We have been a community bank in the heart of Washington, D.C. for a quarter of a century and look forward to many more years.

Abigail Adams National Bancorp, Inc. and its subsidiary, The Adams National Bank, achieved another milestone in 2002. We increased deposits, and, most importantly, increased returns to our shareholders for the fourth consecutive year. Sixteen quarters of record breaking performance is a remarkable achievement for our bank, and we are proud of it.

How did we do this? The answer is really very simple: we continued doing business as usual.

         We maintained our focus of providing the best banking services possible to our market base of small to mid-size businesses and not-for-profit organizations in Washington, D.C. and the surrounding counties of Maryland and Virginia.

         We maintained our high quality of customer service providing community banking in a metropolitan environment.

         We continued to develop products and services that our customer base, current and potential, needed or wanted.

         We continued to participate in the lives of our communities, both individually and corporately.

The numbers and charts on the following pages speak for themselves. We have remained true to our mission for the 25 years we have been in operation and the rewards of doing so were passed on to you in cash and stock dividends.

Our pledge to you is also simple: we will continue to do business as usual!


Jeanne Delaney Hubbard                                  Kathleen Walsh Carr
Chairwoman, President & CEO                             President & CEO
Abigail Adams National Bancorp, Inc.                    The Adams National Bank

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
                             SELECTED FINANCIAL DATA
                  (Dollars in thousands, except per share data)

                                                                            December 31,
                                               ---------------------------------------------------------------------
                                                  2002           2001          2000           1999           1998
                                               ----------     ----------    ----------     ----------     ----------
Income Statement Data:
Total interest income                          $   12,831     $   12,734    $   12,809     $   10,645     $   10,753
Total interest expense                              2,580          3,734         4,067          3,338          3,930
Net interest income                                10,251          9,000         8,742          7,307          6,823
Provision for (recovery of) loan losses               443            260           536             90            (15)
Total noninterest income                            1,954          1,980         1,545          1,542          1,335
Total noninterest expense                           6,064          6,025         5,665          5,407          6,838
Provision for income taxes                          2,282          1,802         1,626          1,323            519
Net income                                          3,415          2,893         2,460          2,029            816

Per Common Share Data:
Basic net income per share                     $     1.14     $     0.96    $     0.84     $     0.71     $     0.29
Diluted net income per share                   $     1.13     $     0.96    $     0.84     $     0.70     $     0.28
Cash dividends                                 $     0.44     $     0.36    $     0.31     $     0.29     $     0.17

Selected Balance Sheet Data:
Total assets                                   $  204,950     $  178,170    $  160,651     $  141,770     $  128,881
Investment securities                              26,545         24,413        25,151         16,761         21,789
Loans                                             156,536        138,061       118,440        108,823         94,220
Allowance for loan losses                           2,297          1,911         1,654          1,137          1,134
Total deposits                                    174,768        153,091       137,657        122,570        108,665
Stockholders' equity                               21,192         18,888        16,973         14,459         13,599

Selected Ratios:
Return on average assets                             1.80%          1.78%         1.63%          1.57%          0.63%
Return on average stockholders' equity              16.99%         16.02%        15.69%         14.46%          6.19%
Average equity to average assets                    10.57%         11.08%        10.39%         10.86%         10.38%
Dividend payout ratio                               38.94%         37.74%        36.96%         41.56%         61.29%
Net charge-offs (recoveries) to
average loans                                        0.04%         0.003%         0.02%          0.09%         (0.01)%
Nonperforming loans to total loans                   0.29%          0.28%         0.26%          0.07%          0.46%
Allowance for loan losses to loans                   1.47%          1.38%         1.40%          1.04%          1.20%

On December 31, 2002, a 10% stock dividend was issued. All per common share data used in this report has been restated to reflect the stock dividend.

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

Results of Operations

Overview

The Company reported a 18.0% increase in net income in 2002, as compared to 2001. Net income was $3,415,000 or $1.13 per share (diluted) for 2002, an increase of $522,000 from the $2,893,000 or $.96 per share (diluted) reported for the year ended December 31, 2001. The increase in net income was attributable to efforts to closely monitor the cost of funds and cost control measures over noninterest expense. Book value per share was $7.05 at December 31, 2002, an increase of $0.75 from the book value per share of $6.30 at December 31, 2001. Dividends per common share increased 22.2% to $0.44 for 2002, as compared to $0.36 paid in 2001.

Analysis of Net Interest Income

Net interest income, which is the sum of interest and certain fees generated by earning assets minus interest paid on deposits and other funding sources, is the principal source of the Company's earnings. Net interest income increased by $1,251,000 or 13.9%, to $10,251,000 for the year ended December 31, 2002, as compared to $9,000,000 in 2001. The improvement in net interest income resulted from growth in earning assets, combined with the management of interest rates paid on deposits. Average earning assets totaling $181,470,000 increased by $26,012,000 or 16.7%, as compared to the average of $155,458,000 in 2001. The yield on the interest-earning assets was 7.07% in 2002 and 8.19% in 2001, a decrease of 112 basis points. The decrease in yields was due to the significant decrease in market interest rates during 2001 and 2002. Loans, the highest yielding component of earning assets, represented 79.1% of total average earning assets for 2002, as compared to 79.0% for 2001. Average loans increased to $143,454,000 for 2002 from $122,802,000 for 2001, an increase of $20,652,000 or
16.8%. The average yield on loans was 7.84% in 2002, compared to 8.96% in 2001, a decrease of 112 basis points, due in part to adjustable and variable rate loans that use the Prime Rate as an index.

Funding for earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders' equity. The percentage of average earning assets funded by average interest-bearing liabilities was 67.8% in 2002 and 66.5% in 2001. Average interest bearing liabilities were $122,990,000, an increase of $19,686,000 or 19.1%, compared to $103,304,000 reported last year. The cost of interest-bearing funds was 2.10% in 2002, a decrease of 151 basis points from a yield of 3.61% in 2001.

The net interest margin, which is net interest income as a percentage of average interest-earning assets, was 5.65% for 2002, a decrease of 14 basis points from the 5.79% net interest margin for 2001, due to the previously mentioned changes in earning assets and interest-bearing liabilities. The net interest spread, which is the difference between the average interest rate earned on interest-earning assets and interest paid on interest-bearing liabilities, was 4.97% for 2002, reflecting an increase of 39 basis points from the 4.58% reported in 2001.

The following tables present the average balances, net interest income and interest yields/rates for 2002 and 2001 and an analysis of the dollar changes in interest income and interest expense.

  Distribution of Assets, Liabilities and Stockholders' Equity Yields and Rates
                 For the Years Ended December 31, 2002, and 2001
                             (Dollars in thousands)

                                                         2002                               2001
                                             -----------------------------      ----------------------------
                                                        Interest                          Interest
                                             Average    Income/    Average      Average   Income/    Average
                                             Balances   Expense     Rates       Balances  Expense     Rates
                                             -----------------------------      ----------------------------
Assets
  Loans (a)                                  $143,454  $  11,243      7.84%     $122,802  $   11,009    8.96%
  Investment securities                        25,663      1,393      5.43%       21,222       1,268    5.98%
  Federal funds sold                            7,633        115      1.51%        6,672         270    4.06%
  Interest-bearing bank balances                4,720         80      1.69%        4,762         187    3.93%
                                             -------------------                --------------------
     Total earnings assets                    181,470     12,831      7.07%      155,458      12,734    8.19%
                                             -------------------                --------------------
  Allowance for loan losses                    (2,071)                            (1,768)
  Cash and due from banks                       7,144                              6,441
  Other assets                                  3,588                              2,757
                                             --------                           --------
     Total assets                             190,131                            162,888
                                             ========                           ========

Liabilities and Stockholders' Equity
  Savings, NOW and Money market
   accounts                                  $ 63,126        890      1.41%     $ 48,098       1,119    2.33%
  Certificates of deposit                      53,237      1,544      2.90%       49,652       2,416    4.87%
  Customer repurchase agreements                5,856         92      1.57%        4,703         140    2.97%
  Long- term debt                                 771         54      7.00%          851          59    6.96%
                                             -------------------                --------------------
     Total interest-bearing liabilities       122,990      2,580      2.10%      103,304       3,734    3.61%
                                             -------------------                --------------------
  Noninterest bearing deposits                 46,059                             40,615
  Other liabilities                               985                                915
  Stockholders' equity                         20,097                             18,054
                                             --------                           --------
     Total liabilities and stockholders'
              equity                         $190,131                           $162,888
                                             ========                           ========

FTE net interest income                                $  10,251                          $    9,000
                                                       =========                          ==========
Net interest spread                                                   4.97%                             4.58%
Net interest margin                                                   5.65%                             5.79%

a) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued. Net loan fees included in interest income were $552,000 and $377,000 for 2002 and 2001, respectively.

                    Interest Rates and Interest Differential
       Analysis of Changes in Fully Taxable Equivalent Net Interest Income
                                 (In thousands)

                                      For the years ended December 31,           For the years ended December 31,
                                              2002 versus 2001                           2001 versus 2000
                                  ---------------------------------------   ------------------------------------------
                                  Net Increase         Change per:          Net Increase         Change per:
                                                 ------------------------                 ----------------------------
                                   (Decrease)       Rate         Volume      (Decrease)       Rate          Volume
                                  ------------   ----------   -----------   ------------  ------------  --------------
Interest income from:
  Loans                           $        234      ($1,570)  $     1,804   $        367         ($782) $        1,149
  Investment securities                    125         (140)          265           (136)         (117)            (19)
  Federal funds sold                      (155)        (194)           39           (119)         (145)             26
  Interest-bearing bank balances          (107)        (105)           (2)          (187)         (112)            (75)
                                  ------------   ----------   -----------   ------------  ------------  --------------
         Total interest income              97       (2,009)        2,106            (75)       (1,156)          1,081
                                  ------------   ----------   -----------   ------------  ------------  --------------

Interest expense on:
  Savings, NOW and money market           (229)        (596)          367           (235)         (380)            145
  Certificates of deposit                 (872)      (1,046)          174            (66)         (229)            163
  Short-term borrowings                    (48)         (82)           34            (27)          (49)             22
  Long-term debt                            (5)          --            (5)            (5)           --              (5)
                                  ------------   ----------   -----------   ------------  ------------  --------------
         Total interest expense         (1,154)      (1,724)          570           (333)         (658)            325
                                  ------------   ----------   -----------   ------------  ------------  --------------

  Net interest income             $      1,251        ($285)  $     1,536   $        258         ($498) $          756
                                  ============   ==========   ===========   ============  ============  ==============

Note: The change in interest due to both rate and volume has been allocated to change due to rate.

Noninterest Income

Total noninterest income for 2002, which consists primarily of service charges on deposits and other fee income, decreased $27,000 or 1.4% from the prior year to $1,954,000 in 2002, as compared to $1,981,000 in 2001. Service charges on deposit accounts totaled $1,636,000, an increase of $99,000 or 6.4% from the prior year. The increase was due to higher levels of transaction activity and the increase in service charge fees. The gain on sale of loans was $127,000 in 2002, as compared to $94,000 for the prior year. During 2001, income realized from the unamortized discounts on investment securities that were called totaled $183,000.

Noninterest Expense

Total noninterest expense for the year ended December 31, 2002, increased by $39,000 or .65% to $6,064,000 from $6,025,000 for 2001.The efficiency ratio for
2002 was 49.7%, which was an improvement from the ratio of 54.9% for 2001. Occupancy expense increased 2.3% or $27,000 to $1,180,000 from $1,153,000 in 2001, primarily due to the relocation of the Main office location. Data processing expense increased 4.1% or $17,000 to $428,000, as a result of the upgrade of equipment. Other operating expense increased 3.4% or $42,000 to $1,273,000 from the $1,231,000 reported last year, primarily due to increases in office supplies, courier expense, directors' fees, and loan expenses. Salaries and benefits expense decreased $25,000 or .8% from the prior year to $2,982,000. Professional fees decreased $22,000 or 9.8% from the prior year to $202,000, as a result of the lower level of legal fees.

Income Tax Expense

Income tax expense of $2,282,000 for 2002 increased $480,000 or 26.6% from the income tax expense of $1,802,000 recorded one year earlier. The increase in income taxes was a result of the 21.4% increase the Company's pretax income, as compared to the prior year. The effective tax rate for 2002 was 40.1%, compared to 38.4% for 2001.

Financial Condition

Overview

Total assets increased to $204,950,000 at December 31, 2002 from $178,170,000 at December 31, 2001, an increase of $26,780,000 or 15.0%. The net increase in total assets was primarily attributable to an increase of $18,476,000 in the loan portfolio. Total liabilities increased 15.4% or $24,476,000 to $183,758,000. The return on average assets for 2002 was 1.80%, as compared to 1.78% for 2001.

Analysis of Loans

Total loans outstanding at December 31, 2002 increased 13.4% over previous year-end levels to a total of $156,536,000. Commercial loans increased 11.0%, real estate commercial mortgages increased 4.4%, residential mortgages increased 46.2% and construction loans increased 31.0%. Installment loans decreased 29.8%, due to the discontinuation of the Visa loan portfolio during 2002. The following table summarizes the loan concentrations at December 31, 2002 and 2001.

                                                            2002        2001
                                                          --------    --------
                 Service Industry                               23%         26%
                 Real estate development/finance                51          50
                 Wholesale/retail                               16          14
                 Other                                          10          10
                                                          --------    --------
                       Total                                   100%        100%
                                                          ========    ========

The table entitled "Analysis of Loan Maturity and Interest Sensitivity" summarizes the maturity distribution and interest sensitivity of the Company's loan portfolio at December 31, 2002. The balances exclude any adjustment for net deferred fees and unearned income. Loans having no stated maturity, no stated schedule of repayment, overdrafts, and demand loans are included in the "Within 1 Year" category.

               Analysis of Loan Maturity and Interest Sensitivity
                              At December 31, 2002
                                 (In thousands)

                                               Within          1 to 5         After 5
                                               1 Year          Years           Years           Total
                                           --------------  -----------------------------  ---------------
Maturity of Loan

  Commercial                               $       30,282  $        4,690   $      1,328  $        36,300
  Real estate - commercial                         15,830          54,212         10,632           80,674
  Real estate - residential                        13,306          19,652          1,778           34,736
  Real estate - construction                        3,184           1,001             --            4,185
  Installment                                         613             352             14              979
                                           --------------  --------------   ------------  ---------------
     Total loans                           $       63,215  $       79,907   $     13,752  $       156,874
                                           ==============  ==============   ============  ===============

Interest Rate Sensitivity of Loans

  Predetermined rates                      $       11,078  $       65,297   $     13,752  $        90,127
  Variable rates                                   52,137          14,610             --           66,747
                                           --------------  --------------   ------------  ---------------
         Total loans                       $       63,215  $       79,907   $     13,752  $       156,874
                                           ==============  ==============   ============  ===============

For additional information about loans, see Note 4 to the Notes to Consolidated Financial Statements.

Analysis of Investments

The investment securities classified as available for sale are used to maintain adequate liquidity and to provide a base for executing management's asset/liability strategy. Investment securities classified as available for sale may be sold in response to changes in interest rates, restructuring of maturity distributions, the need for additional funds for loans, tax planning and regulatory needs, as well as, other purposes. Investment securities classified as available for sale were $16,315,000 at December 31, 2002, a decrease of $3,585,000 or 18.0% from $19,900,000 at December 31, 2001. The investment securities available for sale portfolio consists of U.S. government agencies, mortgage-back securities and equity securities. The weighted average life of the portfolio at December 31, 2002 was 1.6 years, using call dates as expected maturities.

Investment securities classified as held to maturity were $10,230,000 at December 31, 2002, an increase of $5,717,000 or 126.7% from $4,513,000 at
December 31, 2001. Investment securities classified as held to maturity consist of U.S. government agencies and mortgage-back securities. The weighted average maturity of the portfolio at December 31, 2002 is 2.7 years, using call dates expected maturities.

The table entitled "Analysis of Investment Securities Portfolio," sets forth by major categories, the amortized cost basis, approximate market values and the weighted-average yields of investment securities held to maturity and available for sale at December 31, 2002.

                   Analysis of Investment Securities Portfolio
                              At December 31, 2002
                             (Dollars in thousands)

                                                     Held to Maturity                       Available for Sale
                                            -----------------------------------    -----------------------------------
                                            Amortized      Market       Average    Amortized      Market      Average
                                            Cost Basis     Value         Yield     Cost Basis     Value        Yield
                                            ----------    --------     --------    ----------   ----------   ---------
U.S. government agencies:
   One year or less                                 --          --           --    $    1,001   $    1,023        5.78%
   After one, but within five years              1,000       1,005         4.00%        3,500        3,540        5.31%
   After five, but within ten years              5,000       5,020         4.17%        5,000        5,042        4.76%
                                            ----------    --------                 ----------   ----------
      Total federal agency securities            6,000       6,025         4.14%        9,501        9,605        5.07%
Mortgage-backed securities:
   After one, but within five years              1,033       1,041         4.17%           --           --          --
   After five, but within ten                    3,197       3,206         4.14%        2,727        2,761        3.68%
                                            ----------    --------                 ----------   ----------
      Total mortgage-backed                      4,230       4,247         4.15%        2,727        2,761        3.68%
Marketable equity securities                        --          --           --         3,770        3,949        7.93%
                                            ----------    --------                 ----------   ----------
      Total investment securities           $   10,230    $ 10,272         4.14%   $   15,998   $   16,315        5.53%
                                            ==========    ========                 ==========   ==========

For additional information about investment securities, see Note 1 (c) and Note 3 of the Notes to Consolidated Financial Statements.

Deposits

Deposits are the Company's primary source of funds, providing funding for 89.5% of average earning assets in 2002 and 89.0% in 2001. Average interest bearing deposits were $116,362,000 in 2002, which was a 19.0% increase over prior year levels. Total deposits grew 14.2% to $174,768,000 at December 31, 2002, an increase of $21,677,000 from the balance of $153,091,000 at December 31, 2001. Overall, higher yielding certificates of deposit were replaced by lower cost deposits, as compared to the prior year. The following table sets forth the dollar amounts in the various types of deposit programs.

                                                                      December 31,
                                                 -------------------------------------------------------
                                                             2002                        2001
                                                 ---------------------------   -------------------------
                                                    Amount         Percent        Amount       Percent
                                                 -------------  ------------   ------------  -----------
                                                                 (Dollars in thousands)
       Demand deposits                           $      46,890          26.8%  $     40,407         26.4%
       Savings accounts                                  5,064           2.9%         4,411          2.9%
       NOW accounts                                     23,190          13.3%        17,333         11.3%
       Money market accounts                            46,976          26.9%        31,891         20.8%
                                                 -------------  ------------   ------------  -----------
         Total non-certificates                        122,120          69.9%        94,042         61.4%
                                                 -------------  ------------   ------------  -----------
       Total certificates                               52,648          30.1%        59,049         38.6%
                                                 -------------  ------------   ------------  -----------
         Total deposits                          $     174,768         100.0%  $    153,091        100.0%
                                                 =============  ============   ============  ===========

The following table indicates the certificates of deposit by time remaining until maturity as of December 31, 2002.

                                                                               Maturity
                                                    --------------------------------------------------------------
                                                                  Over          Over
                                                     3 Months    3 to 6        6 to 12        Over
                                                     or Less     Months         Months      12 Months     Total
                                                    ----------  ----------  ------------  -----------  -----------
                                                                       (Dollars in thousands)
                                                    ----------  ----------  ------------  -----------  -----------
    Certificates of deposit less than $100,000      $    6,324  $    5,644  $      6,486  $     2,194  $    20,648
    Certificates of deposit of $100,000 or more          5,985      11,535         8,111        6,369       32,000
                                                    ----------  ----------  ------------  -----------  -----------
    Total certificates of deposit                   $   12,309  $   17,179  $     14,597  $     8,563  $    52,648
                                                    ==========  ==========  ============  ===========  ===========

Borrowed Funds

Short-term borrowings increased 64.8%, as compared to the prior year and consisted of repurchase agreements totaling $7,313,000 at December 31, 2002. Average repurchase agreements for 2002 were $5,856,000, which was an increase of $1,153,000 or 24.5%, as compared to the 2001 averages. For additional information on short-term borrowings, see Note 10 to the Notes to Consolidated Financial Statements.

Long-term debt consisted of a term loan from the Federal Home Loan Bank, with a principal balance of $724,000 at December 31, 2002, as compared to $810,000 at December 31, 2001, a decrease of 10.6% . The decrease was due to scheduled repayments. The average long-term debt for 2002 was $771,000, a decrease of $80,000 or 9.4% from the average for 2001. For additional information on long-term debt, see Note 9 to the Notes to Consolidated Financial Statements.

                                                                 Year ended December 31,
                                      -----------------------------------------------------------------------------
                                          Maximum                                                      Average
                                      Outstanding at    Average        Average         Ending      Interest Rate at
                                       Any Month End    Balance     Interest Rate      Balance         Year End
                                      --------------   ---------    -------------     --------     ----------------
           2002:                                                (Dollars in thousands)
           Long term debt             $          803   $     771             7.00%    $    724                 6.95%
           Short term borrowings               8,327       5,856             1.57%       7,313                 0.92%

           2001:

           Long term debt                        888         851             6.96%         810                 6.95%
           Short term borrowings               5,630       4,703             2.97%       4,437                 1.62%

Stockholders' Equity

Stockholders' equity at December 31, 2002 was $21,192,000, an increase of $2,304,000 or 12.2% from $18,888,000 at December 31, 2001. Dividends of
$1,297,000 were declared on the common stock in 2002, representing a 18.9% increase over 2001. The annual dividend payout rate in 2002 was $.44 per Common share, a 22.2% increase over 2001. The dividend payout ratio was 38.9% and 37.7% for 2002 and 2001, respectively. The ratio of average stockholders' equity to average assets for 2002 was 10.6%, as compared to 11.1% for 2001. The return on average equity was 17.0% for 2002 and 16.0% for 2001.

Asset Quality

Loan Portfolio and Adequacy of the Allowance for Loan Losses

Management believes the allowance for loan losses accounting policy is critical to the portrayal and understanding of our financial condition and results of operations. As such, selection and application of this "critical accounting policy" involves judgements, estimates, and uncertainties that are susceptible to change. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood.

The Company manages the risk characteristics of its entire loan portfolio in an effort to identify problem loans so that the risks in the portfolio can be identified on a timely basis and to maintain an adequate allowance for loans losses. Management performs a periodic analysis of risk factors that includes the primary sources of repayment on individual loans, liquidity and financial condition of borrowers and guarantors, and the adequacy of collateral. Loans subject to individual reviews are analyzed and segregated by risk according to the Company's internal risk rating scale. Management also considers changes in the size and character of the loan portfolio, changes in nonperforming and past due loans, historical loss experience, concentrations of loans to specific borrowers and industries, and general and regional economic conditions, as well as, other factors existing at the determination date. This review takes into account the judgment of the individual loan officers, the credit risk manager, senior management and the Board of Directors. The Company also has an independent loan review performed by an outside consultant periodically throughout the year. Although credit policies are designed to minimize risk, management recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio.

The allowance for loan losses is established through provisions for loan losses as a charge to earnings based upon management's on-going evaluation. The balance of the allowance for loan losses was $2,297,000 or 1.47% of loans at December 31, 2002 and $1,911,000 or 1.38% of loans at December 31, 2001. The provision for loan losses was $443,000 for 2002 and $260,000 for 2001. Net loan losses were $57,000 or .04% of average loans in 2002 and $3,000 or .003% of average loans in 2001. The increase in the allowance reflects the Bank's loan growth in 2002, the composition of the loan portfolio and current economic conditions. While historical losses have been modest, the current economic conditions of the market area and the concentration of loans in the higher risk classifications (e.g. commercial and industrial, and commercial real estate mortgages) warrant maintenance of the allowance for loan losses at its current level. The Bank's loan portfolio has grown 13.4%, and most of the change in the allowance was attributable to higher reserves for commercial loans and commercial real estate loans. Repayment of loans can be significantly impacted by the economic weaknesses that persisted in 2002. Retail sales and service industries reported slow growth and tourism was down, due to the continuing impact of the events of September 11/th/ and the sniper attacks in the metropolitan area in the fourth quarter of 2002. All of these factors raise concerns about the impact on the Bank's customer base. Management believes that the allowance for loan losses at December 31, 2002 is adequate given past experience and the underlying concerns surrounding the Company's loan portfolio. For additional information on the analysis of loan losses, see Note 4 to the Notes to Consolidated Financial Statements.

The following table presents the allocation of the allowance for loan losses by categories.

                                                         December 31,
                                      --------------------------------------------------
                                               2002                       2001
                                      ----------------------    ------------------------
                                                  % of Loans                  % of Loans
                                        Reserve    to Total       Reserve      to Total
                                        Amount      Loans         Amount        Loans
                                      ----------  ----------      --------    ----------
                                                    (Dollars in thousands)

       Commercial                     $      817        23.1%   $      673          23.7%
       Real estate - mortgages             1,361        76.2%        1,155          75.3%
       Installment                            13         0.7%           34           1.0%
       Unallocated                           106          --            49            --
                                      ----------  ----------    ----------    ----------
          Total loans                 $    2,297       100.0%   $    1,911         100.0%
                                      ==========  ==========    ==========    ==========

Nonperforming Assets

Nonperforming assets include nonaccrual loans, restructured loans, past due loans and other real estate owned. Nonperforming assets at December 31, 2002 and 2001 represented 0.22% of total assets in both years and totaled $460,000 and $386,000, respectively. Of the nonaccrual loans at December 31, 2002 and 2001, the balances guaranteed by the SBA totaled $294,000 and $229,000, respectively. There were no past due loans, defined as loans that are 90 days or more delinquent and still accruing interest, at December 31, 2002 or 2001. See Note 4 to the Notes to Consolidated Financial Statements.

The following table presents nonperforming assets, by category, at December 31, 2002 and 2001.

                                                                   2002          2001
                                                                 --------      --------
                                                                 (Dollars in thousands)
           Nonaccrual loans:
              Commercial                                         $    460       $   385
              Installment - individuals                                --             1
                                                                 --------       -------
                 Total nonaccrual loans                               460           386
           Past due loans:                                             --            --
                                                                 --------       -------
                 Total nonperforming assets                      $    460       $   386
                                                                 ========       =======

           Nonperforming assets exclusive of  SBA guarantee      $    165       $   157
           Ratio of nonperforming assets to gross loans              0.29%         0.28%
           Ratio of nonperforming assets to total assets             0.22%         0.22%
           Allowance for loan losses to nonperforming assets          500%          495%
           Ratio of net charge-offs to average loans                0.040%        0.003%

Loans totaling $3,468,000 and $1,343,000 at December 31, 2002 and 2001
respectively, were classified as monitored credits subject to management's attention and are not reported in the preceding table. Their classification is reviewed on a quarterly basis. The balances of the monitored credits guaranteed by the SBA totaled $1,989,000 and $215,000 as of December 31, 2002 and 2001, respectively.

Liquidity and Capital Resources

Liquidity

Liquidity is a product of the Company's operating, investing, and financing activities and is represented by cash and cash equivalents. Principal sources of funds are from deposits, short and long term debt, principal and interest payments on outstanding loans, maturity of investment securities, and funds provided from operations. As shown in the consolidated Statement of Cash Flows, operating activities provided significant levels of funds in 2002 and 2001, primarily from net income. Investing activities were a net user of funds in both 2002 and 2001 to fund loan and investment security growth. Financing activities provided funds primarily from deposit growth in 2002 and 2001. Cash dividends required $206,000 more in funds in 2002 than 2001. Overall, net cash and cash equivalents increased in 2002 by $6,204,000, as compared to a decrease of $152,000 in 2001. Liquid assets improved to 9.5% of total assets at December 31, 2002, as compared to 7.9% of total assets at the end of the previous year.

The Company uses projections and ratios to monitor liquidity. A commonly used measure of liquidity is the loan to deposit ratio. The 2002 average loan to deposit ratio was 88.3%, which was slightly below the 2001 level of 88.8%. The Company has additional sources of liquidity, consisting of unsecured and secured lines of credit and unpledged securities available for sale. See Note 9 and Note 10 to the Notes to Consolidated Financial Statements.

Capital Resources

Capital levels are monitored by management on a quarterly basis in relation to financial forecasts for the year and regulatory requirements. The Corporation and the Bank continue to maintain a strong capital position. The following table presents the Company's and the Bank's capital position relative to their various minimum statutory and regulatory capital requirements at December 31, 2002. The Company and the Bank are considered "well-capitalized" under regulatory guidelines. For additional information, see Note 14 to the Notes to the Consolidated Financial Statements.

                                         Company                       Bank              Minimum
                                 ----------------------     ------------------------     Capital
                                  Amount        Ratio          Amount         Ratio    Requirements
                                 --------      --------     ------------   --------- ---------------
                                                 (Dollars in thousands)
       Leverage ratio             $21,003       10.42%       $20,592        10.22%       4.00%
       Tier 1 risk-based ratio     21,003       12.12%        20,592        11.87%       4.00%
       Total risk-based ratio      23,171       13.37%        23,009        13.26%       8.00%

Market Risk

The Company is exposed to various market risks in the normal course of conducting business. Market risk is the potential loss arising from adverse changes in interest rates, prices, and liquidity. The Company has established the Asset/Liability Committee (ALCO) to monitor and manage those risks. ALCO meets periodically and is responsible for approving asset/liability policies, formulating and implementing strategies to improve balance sheet and income statement positioning, and monitoring the interest rate sensitivity. The company manages its interest rate risk sensitivity through the use of a simulation model that projects the impact of rate shocks, rate cycles, and rate forecast estimates on the net interest income and economic value of equity (the net present value of expected cash flows from assets and liabilities). These simulations provide a test for embedded interest rate risk and takes into consideration factors such as maturities, reinvestment rates, prepayment speeds, repricing limits, decay rates and other factors. The results are compared to risk tolerance limits set by ALCO policy. The rate shock risk simulation projects the impact of instantaneous parallel shifts in the yield curve. At December 31, 2002, an instantaneous rate increase of 100 basis points indicates a positive change of $263,000 or a 2.7% increase in net interest income and indicates a negative change of $634,000 or 2.1% decrease in the economic value of equity, from the base case. Likewise, an instantaneous decrease in rates of 100 basis points indicates a negative change of $33,000 or a .34% decrease in the net interest income and indicates a positive change of $859,000 or 2.9% increase in the economic value of equity.

The table below sets forth, as of December 31, 2002, the estimated changes in the Company's net interest income and economic value of equity, which would result from the designated instantaneous changes in the yield curve.

                                Net Interest Income                   Economic Value of Equity
     Changes in      ---------------------------------------    -------------------------------------
   Interest Rates       Estimated    Amount of      Percent       Estimated      Amount      Percent
   (basis points)         Value        Change       Change          Value       of Change    Change
 ------------------  -------------- ------------  ----------   --------------  -----------  ---------
                                                 (Dollars in thousands)
        +200             $9,948         $212         2.18%         $27,543       ($2,049)     (6.92)%
        +100              9,999          263         2.71%          28,958          (634)     (2.14)%
        base              9,735           --           --           29,592            --         --
        -100              9,702          (33)        (.34)%         30,451           859       2.90%
        -200              9,011         (724)       (7.44)%         30,160           568       1.92%

           Summary of Operations by Quarter and Summary of Market Data
                                   (Unaudited)

Summary of Operations by Quarter:

                                                           Three Months Ended
                                        --------------------------------------------------------
                                            12/31          9/30          6/30           3/31
                                        -----------    ------------   -----------    -----------
                                              (Dollars in thousands, except per share data)
2002:
Interest income                         $    3,311     $     3,251    $    3,195     $    3,074
Net interest income                          2,717           2,608         2,548          2,378
Provision for loan losses                      150             105            88            100
Net income                                     900             874           848            793

Per common share:(a)
   Basic earning                        $     0.31     $      0.29    $     0.28     $     0.26
   Diluted earnings                     $     0.30     $      0.29    $     0.28     $     0.26
   Dividends declared                   $     0.11     $      0.11    $     0.11     $     0.11

Average shares outstanding for:(a)
   Basic earnings per share              3,002,971       3,001,957     3,001,957      3,000,924
   Diluted Earnings per share            3,019,786       3,017,984     3,018,124      3,016,893

2001:
Interest income                         $    3,183     $     3,173    $    3,137     $    3,241
Net interest income                          2,355           2,253         2,181          2,211
Provision for loan losses                       70              70            60             60
Net income                                     756             724           708            705

Per common share:(a)
   Basic earnings                       $     0.24     $      0.24    $     0.24     $     0.24
   Diluted earnings                     $     0.24     $      0.24    $     0.24     $     0.24
   Dividends declared                   $     0.11     $      0.09    $     0.08     $     0.08

Average shares outstanding for:(a)
   Basic earnings per share              2,994,063       2,983,398     2,983,398      2,983,398
   Diluted Earnings per share            3,005,120       2,994,573     2,990,494      2,987,620

Summary of Market Data:

                                        ---------------------------------------------------------
                                            12/31           9/30           6/30          3/31
                                        -------------  -------------  -------------  ------------
Common stock price: (a)(b)
2002                                    $15.80-11.54   $13.27-11.38   $15.91-12.51   $16.37-11.86
2001                                    $12.33-12.00   $ 10.18-9.89   $  9.93-9.85   $  7.59-7.27

(a) On December 31, 2002, a 10% stock dividend was paid. All common share data used in this report has been restated to reflect the stock dividend.

(b) The above market data presents the range of high and low bid quotations for the shares as reported by the Nasdaq Stock Market.

At December 31, 2002, the Company had 552 shareholders of record.

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 2002 and 2001

                                                                                          2002              2001
                                                                                    --------------      ------------
Assets
   Cash and due from banks                                                          $   7,507,145       $  5,607,875
   Federal funds sold                                                                   8,469,016          4,163,836
   Interest-bearing deposits in other banks                                             3,486,332          4,328,091
   Investment securities available for sale at fair value                              16,314,939         19,899,546
   Investment securities held to maturity (market value of
      $10,272,046 and $4,425,356 for 2002 and 2001, respectively)                      10,229,905          4,512,960
   Loans                                                                              156,536,280        138,060,683
      Less: allowance for loan losses                                                  (2,296,608)        (1,910,963)
                                                                                    -------------       ------------
      Loans, net                                                                      154,239,672        136,149,720
                                                                                    -------------       ------------
   Bank premises and equipment, net                                                     1,211,943            670,200
   Other assets                                                                         3,490,692          2,837,887
                                                                                    -------------       ------------
        Total assets                                                                $ 204,949,644       $178,170,115
                                                                                    =============       ============
Liabilities and Stockholders' equity
Liabilities:
   Deposits
      Noninterest-bearing deposits                                                  $  46,890,447       $ 40,407,437
      Interest-bearing deposits                                                       127,877,743        112,683,200
                                                                                    -------------       ------------
        Total deposits                                                                174,768,190        153,090,637
   Short-term borrowings                                                                7,312,776          4,436,618
   Long-term debt                                                                         724,151            809,695
   Other liabilities                                                                      952,686            944,903
                                                                                    -------------       ------------
        Total liabilities                                                             183,757,803        159,281,853
                                                                                    -------------       ------------
Commitments and contingencies (Note 7 and 11)
Stockholders' equity (Note 1):
   Common stock,  $0.01 par value, authorized 5,000,000 shares;
     issued 3,021,119 in 2002 and 2,742,582 shares in 2001;
     outstanding 3,004,679 shares in 2002 and 2,727,636 in 2001                            30,211             27,426
   Additional paid-in capital                                                          17,185,310         13,047,784
   Retained earnings                                                                    3,886,313          5,884,201
      Less: Treasury stock, 16,440 shares in 2002 and 14,946 in
        2001, at cost                                                                     (98,349)           (98,349)
   Accumulated other comprehensive income                                                 188,356             27,200
                                                                                    -------------       ------------
        Total stockholders' equity                                                     21,191,841         18,888,262
                                                                                    -------------       ------------
        Total liabilities and stockholders' equity                                  $ 204,949,644       $178,170,115
                                                                                    =============       ============

See notes to consolidated financial statements.

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
                        Consolidated Statements of Income
                     Years ended December 31, 2002 and 2001

                                                                        2002           2001
                                                                   ------------    -----------
Interest income
  Interest and fees on loans                                       $ 11,243,243    $11,008,526
  Interest and dividends on investment securities:
    Taxable                                                           1,392,919      1,268,092
  Other interest income                                                 194,631        457,487
                                                                   ------------    -----------
    Total interest income                                            12,830,793     12,734,105
                                                                   ------------    -----------
Interest expense
  Interest on deposits                                                2,434,000      3,535,398
  Interest on short-term borrowings                                      92,586        139,664
  Interest on long-term debt                                             53,600         59,238
                                                                   ------------    -----------
    Total interest expense                                            2,580,186      3,734,300
                                                                   ------------    -----------
Net interest income                                                  10,250,607      8,999,805
  Provision for loan losses                                             442,500        260,000
                                                                   ------------    -----------
Net interest income after provision for loan losses                   9,808,107      8,739,805
                                                                   ------------    -----------
Noninterest income
  Service charges on deposit accounts                                 1,635,861      1,537,046
  Other income                                                          317,797        443,653
                                                                   ------------    -----------
    Total noninterest income                                          1,953,658      1,980,699
                                                                   ------------    -----------
Noninterest expense
  Salaries and employee benefits                                      2,981,605      3,006,789
  Occupancy and equipment expense                                     1,179,968      1,152,507
  Professional fees                                                     201,635        223,606
  Data processing fees                                                  427,993        411,025
  Other operating expense                                             1,273,001      1,231,450
                                                                   ------------    -----------
    Total noninterest expense                                         6,064,202      6,025,377
                                                                   ------------    -----------
Income before provision for income taxes                              5,697,563      4,695,127
Provision for income taxes                                            2,282,216      1,802,440
                                                                   ------------    -----------
    Net income                                                     $  3,415,347    $ 2,892,687
                                                                   ============    ===========
Earnings per share:
    Basic                                                          $       1.14    $      0.96
    Diluted                                                        $       1.13    $      0.96

Average common shares outstanding:
    Basic                                                             3,002,058      2,990,373
    Diluted                                                           3,025,194      2,998,761

See notes to consolidated financial statements.

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
           Consolidated Statements of Changes in Stockholders' Equity
                     Years ended December 31, 2002 and 2001

                                                                                              Employee    Accumulated
                                                          Additional                           Stock         Other
                                                 Common    Paid-in     Retained    Treasury  Ownership   Comprehensive
                                                 Stock     Capital     Earnings      Stock   Plan (ESOP)     Income        Total
                                                -----------------------------------------------------------------------------------
Balance at December 31, 2000                    $ 27,354 $ 12,992,334 $ 4,082,112  ($87,144)  ($55,122)     $ 13,876   $ 16,973,410

Comprehensive income:
  Net income                                          --           --   2,892,687        --         --            --      2,892,687
  Change in net unrealized gain on investment
    securities available for sale net of taxes
    $9,072                                            --           --          --        --         --        13,324         13,324
                                                                                                                       ------------
        Total comprehensive income                    --           --          --        --         --            --      2,906,011
                                                                                                                       ------------
Dividends declared ($.36 per share)                   --           --  (1,090,588)       --         --            --     (1,090,588)
Issuance of shares under Stock Option programs         7        5,246          --        --         --            --          5,253
Release of shares under ESOP                          --       50,259          --        --     55,122            --        105,381
Redemption of shares under ESOP                       --           --          --   (11,205)        --            --        (11,205)
Other stock adjustments                               65          (55)        (10)       --         --            --             --

                                                -----------------------------------------------------------------------------------

Balance at December 31, 2001                      27,426   13,047,784   5,884,201   (98,349)        --        27,200     18,888,262
                                                -----------------------------------------------------------------------------------
Comprehensive income:
  Net income                                          --           --   3,415,347        --         --            --      3,415,347
  Change in net unrealized gain on investment
    securities available for sale, net of
    taxes of $110,075                                 --           --          --        --         --       161,156        161,156
                                                                                                                       ------------
        Total comprehensive income                    --           --          --        --         --            --      3,576,503
                                                                                                                       ------------
Dividends declared ($.44 per share)                   --           --  (1,296,935)       --         --            --     (1,296,935)
Issuance of shares under Stock Option programs        41       23,970          --        --         --            --         24,011
10% Stock dividend                                 2,744    4,113,556  (4,116,300)       --         --            --             --

                                                -----------------------------------------------------------------------------------

Balance at December 31, 2002                    $ 30,211 $ 17,185,310 $ 3,886,313  ($98,349)        --      $188,356   $ 21,191,841
                                                ===================================================================================

See notes to consolidated financial statements

               ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                     Years ended December 31, 2002 and 2001

                                                                                     2002                2001
                                                                                 ------------        ------------
Cash flows from Operating Activities:
Net Income                                                                       $  3,415,347        $  2,892,687
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses                                                           442,500             260,000
  Depreciation and amortization                                                       271,409             284,608
  Profit sharing contribution of ESOP shares                                               --             105,381
  Accretion of loan discounts and fees                                               (253,255)           (151,546)
  Net discount (accretion)/premium amortization on investment securities               21,200            (205,046)
  Deferred income taxes (benefits)                                                    (28,873)            (79,709)
  (Increase) decrease in other assets                                                (734,006)            719,135
   Increase (decrease) in other liabilities                                             7,781            (571,267)
                                                                                 ------------        ------------
      Net cash provided by operating activities                                     3,142,103           3,254,243
                                                                                 ------------        ------------

Cash flows from Investing Activities:
Proceeds from maturities of investment securities held to maturity                  7,500,000           2,500,000
Proceeds from maturities of investment securities available for sale               14,500,000          29,975,000
Proceeds from repayment of mortgage-backed securities                               1,353,086             121,680
Purchase of investment securities held to maturity                                (12,746,779)         (4,015,000)
Purchase of investment securities available for sale                              (12,488,612)        (28,259,460)
Net decrease in interest-bearing deposits in other banks                              841,759             824,226
Net increase in loans                                                             (18,279,197)        (19,472,246)
Purchase of bank premises and equipment                                              (813,153)           (159,885)
                                                                                 ------------        ------------
      Net cash used in investing activities                                       (20,132,896)        (18,485,685)
                                                                                 ------------        ------------

Cash flows from Financing Activities:
Net increase in transaction and savings deposits                                   28,078,945           5,388,003
Net (decrease) increase in time deposits                                           (6,401,392)         10,045,461
Net increase in short-term borrowings                                               2,876,158             819,900
Payments on long-term debt                                                            (85,544)            (77,820)
Proceeds from issuance of common stock, net of expenses                                24,011               5,253
Payment of distributions from ESOP                                                         --             (11,205)
Cash dividends paid to common stockholders                                         (1,296,935)         (1,090,588)
                                                                                 ------------        ------------
      Net cash provided by financing activities                                    23,195,243          15,079,004
                                                                                 ------------        ------------
      Net increase (decrease) in cash and cash equivalents                          6,204,450            (152,438)
Cash and cash equivalents at beginning of year                                      9,771,711           9,924,149
                                                                                 ------------        ------------
Cash and cash equivalents at end of year                                         $ 15,976,161        $  9,771,711
                                                                                 ============        ============

Supplementary disclosures:
  Interest paid on deposits and borrowings                                       $  2,582,360        $  3,724,640
                                                                                 ============        ============
  Income taxes paid                                                              $  2,410,000        $  2,061,602
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

        (d)     Loans
                The Company originates commercial, commercial real estate and consumer loans in the Washington D.C. metropolitan area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at the amount of unpaid principal, adjusted for deferred loan fees and origination costs, and reduced by an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

                The accrual of interest is discontinued at the time a loan becomes 90 days delinquent, unless the credit is well-secured and in the process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date, if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for the return to accrual. Loans are returned to accrual status, when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        (e)     Allowance for Loan Losses
                The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses, when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

                The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and may require the Bank to make additions to the allowance based on their judgments about information available to them at the time of their examinations.

                The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimates of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

                A loan is impaired when it is probable, based upon current information and events, the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are valued based on the fair value of the related collateral, if the loans are collateral dependent. For all other impaired loans, the specific reserves approximate the present values of expected future cash flows discounted at the loan's effective interest rate. The amount of the impairment, if any, and any subsequent changes are included in the allowance for loan losses.

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

        (h)     Federal Home Loan Bank stock
                The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value.

        (i)     Stockholders' Equity
                All per share data presented has been retroactively adjusted for the 10% stock dividend declared on December 17, 2002 and issued on December 31, 2002.

        (j)     Earnings Per Share
                Basic earnings per share computations are based upon the weighted average number of shares outstanding during the periods. Diluted earnings per share computations are based upon the weighted average number of shares outstanding during the period plus the dilutive effect of outstanding stock options and stock performance awards. Per share amounts are based on the weighted average number of shares outstanding during each period, as adjusted for the 10 % stock dividend in 2002, as follows:

                                                                    2002           2001
                                                                ------------  -------------
                    Weighted average shares                       3,002,058     $2,990,373
                    Effect of dilutive stock options                 23,136          8,388
                                                                ------------  -------------
                    Dilutive potential average common shares      3,025,194      2,998,761
                                                                ------------  -------------

        (k)     Stock-based Compensation Plans
                During 2002, the Company adopted FASB Statement No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure, Amendment of FASB Statement No. 123." At December 31, 2002, the Company has five stock-based compensation plans, which are described more fully in Note 15. The Company accounts for those plans under the recognition and measurement principals of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation expense was recorded equal to the difference between the quoted market price of the underlying common stock on the date of grant and the exercise price. The following table illustrates the effect on net income and earnings per share had compensation cost for all of the stock-based compensation plans been determined based on the grant date fair values of awards. (The method described in FASB Statement No. 123, Accounting for Stock Based Compensation.)

                                                                       Years Ended December 31,
                                                                     ----------------------------
                      Dollars in thousands, except per share data        2002           2001
                                                                     ------------  --------------
                    Net income as reported                             $3,415         $2,893

                    Deduct total stock based compensation
                    expense determined under fair value
                    based method, net of related tax effects               (9)            (9)
                                                                     ------------  --------------

                    Pro forma net income                                3,404          2,884
                                                                     ============  ==============
                    Basic earnings per share, as reported               $1.14          $0.96

                    Basic earnings per share, pro forma                 $1.14          $0.96

                    Diluted earnings per share, as reported             $1.13          $0.96

                    Diluted earnings per share, pro forma               $1.13          $0.96

        (l)     Comprehensive Income
                Comprehensive Income is the change in equity of a business enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. In addition to the Company's net income, change in equity components under comprehensive income reporting include net changes in unrealized gains and losses on investment securities available for sale.

        (m)     Risks and Uncertainties
                The Company is subject to competition from other financial institutions, and is also subject to the regulations of certain federal agencies and undergoes periodic examination by those regulatory authorities.

                In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from these estimates.

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

        (n)     Income Taxes
                The Company records a provision for income taxes based upon the amounts of current taxes payable (or refundable) and the change in net deferred tax assets or liabilities during the year. Deferred tax assets and liabilities are recognized for the tax effects of differing carrying values of assets and liabilities for tax and financial statement reporting purposes that will reverse in future periods. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

        (o)     Reclassifications
                Certain reclassifications have been made to amounts previously reported in 2001 to conform with the 2002 presentation.

2.      Restrictions on Cash Balances
        Included in cash and due from banks are balances maintained within the Company to satisfy legally required reserves and to compensate for services provided from correspondent banks. Restricted balances maintained totaled $4,206,000 and $2,985,000 at December 31, 2002 and 2001, respectively. There were no other withdrawal, usage restrictions or legally required compensating balances at December 31, 2002 or 2001.

3.      Securities
        The amortized cost and estimated fair value of investment securities to be held to maturity and investment securities available for sale at December 31, 2002, and 2001 are as follows:

                                                                                   2002
                                                       -------------------------------------------------------------
                                                                          Gross           Gross        Estimated
                                                         Amortized      Unrealized      Unrealized        Fair
                                                         Cost Basis       Gains           Losses         Value
                                                       -------------------------------------------------------------
         Investment Securities - available for sale:
         U.S. government agencies and corporations       $ 9,500,563      $ 104,749      $       --    $ 9,605,312
         Mortgage-backed securities                        2,727,511         33,016              --      2,760,527
         Marketable equity securities                      3,769,855        179,245              --      3,949,100
                                                       ---------------  -------------  --------------  -------------
                 Total                                   $15,997,929      $ 317,010      $       --    $16,314,939
                                                       ===============  =============  ==============  =============
         Investment Securities - held to
         maturity:
         U.S. government agencies and                    $ 6,000,000      $  24,616      $       --    $ 6,024,616
         corporations
         Mortgage-backed securities                      $ 4,229,905      $  17,525              --      4,247,430
                                                       ---------------  -------------  --------------  -------------
                 Total                                   $10,229,905      $  42,141      $       --    $10,272,046
                                                       ===============  =============  ==============  =============

                                                                                   2001
                                                       -------------------------------------------------------------
                                                                          Gross           Gross        Estimated
                                                         Amortized      Unrealized      Unrealized        Fair
                                                         Cost Basis       Gains           Losses         Value
                                                       -------------------------------------------------------------
         Investment Securities - available for sale:
         U.S. government agencies and corporations       $14,501,300      $ 138,314      $  165,145    $14,474,469
         Mortgage-backed securities                        2,072,251          8,765              --      2,081,016
         Marketable equity securities                      3,280,216         86,811          22,966      3,344,061
                                                       ---------------  -------------  --------------  -------------
                 Total                                   $19,853,767      $ 233,890      $  188,111    $19,899,546
                                                       ===============  =============  ==============  =============

         Investment Securities - held to maturity:
         U.S. government agencies and corporations       $ 4,512,960      $   5,315      $   92,919    $ 4,425,356
                                                       ---------------  -------------  --------------  -------------
                 Total                                   $ 4,512,960      $   5,315      $   92,919    $ 4,425,356
                                                       ===============  =============  ==============  =============

        Securities with carrying values of $20,691,000 and $19,923,000 at December 31, 2002 and 2001, respectively, were pledged to collateralize public deposits and repurchase agreements.

        The cost and estimated fair value of investment securities to be held to maturity and investment securities available for sale at December 31, 2002, by contractual maturity are shown on the following table. Expected maturities may differ from contractual maturities in mortgage-backed securities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties; therefore, these securities are not included in maturity categories in the following table.

                                                                      December 31, 2002
                                                                ---------------------------
                                                                                Estimated
                                                                    Cost        Fair Value
                                                                ------------   ------------
               Investment Securities - available for sale:
                       Due in one year or less                  $  1,000,563   $  1,023,440
                       Due after one year through five years       3,500,000      3,539,700
                       Due after five years through ten years      5,000,000      5,042,172
                       Mortgage-backed securities                  2,727,511      2,760,527
                       Equity securities and other                 3,769,855      3,949,100
                                                                ------------   ------------
                               Total                            $ 15,997,929   $ 16,314,939
                                                                ============   ============

               Investment Securities - held to maturity:
                       Due in one year or less                  $         --   $         --
                       Due after one year through five years       6,000,000      6,024,616
                       Mortgage-backed securities                  4,229,905      4,247,430
                                                                ------------   ------------
                               Total                            $ 10,229,905   $ 10,272,046
                                                                ============   ============

4.   Loans

     The loan portfolio at December 31, 2002 and 2001, consisted of the following:

                                                                    2002           2001
                                                                ------------   ------------
                 Commercial and industrial                      $ 36,299,774   $ 32,707,108
                 Real estate:
                         Commercial mortgage                      80,673,789     77,278,918
                         Residential mortgage                     34,736,414     23,764,561
                 Construction and development                      4,184,658      3,193,939
                 Installment to individuals                          979,170      1,394,221
                                                                ------------   ------------
                                                                 156,873,805    138,338,747
                 Less: net deferred loan fees                       (337,525)      (278,064)
                                                                ------------   ------------
                         Total                                  $156,536,280   $138,060,683
                                                                ============   ============

     A substantial portion of the Company's loans are secured by real estate in the Washington, D.C. metropolitan area. Accordingly, the Company's loan portfolio is susceptible to changes in market conditions in the Washington metropolitan area.

     Included in the accompanying consolidated balance sheets are certain loans that are accounted for on a non-accrual basis. At December 31, 2002 and 2001, non-accrual loans totaled approximately $460,000 and $386,000, respectively. Had the loans been current in accordance with their original terms, gross interest income for these loans would have been $24,000 and $52,000 in 2002 and 2001, respectively. At December 31, 2002 and 2001, the Company had no loans greater than 90 days delinquent, which were still accruing interest.

     A loan is considered impaired, when based upon current information and events, the Company deems it probable that it will be unable to collect all amounts due under the loan agreement based on contractual repayment terms. Impaired loans, which include non-accrual loans, amounted to $460,000and $386,000, at December 31, 2002 and 2001, respectively. The average recorded investment in impaired loans was $528,000 and $301,000, during 2002 and 2001, respectively. There were no impaired loans that were not in non-accrual status at December 31, 2002 and at December 31, 2001. There were no commitments to extend additional funds to borrowers whose loans were classified as impaired. Interest income recognized on impaired loans during the year ended December 31, 2002 and 2001, which has not been disclosed above in the discussion of non-accrual and restructured loans was $19,000 and $47,000, respectively. The allowance for loan losses did not contain a specific reserve for impaired loans at December 31, 2002 but did contain a specific reserve of $125,000 at December 31, 2001. Management deemed the level of the loan loss allowance to be adequate at December 31, 2002.

     An analysis of the allowance for loan losses for the years ended December 31, 2002 and 2001, follows:

                                                                            2002              2001
                                                                       -------------     -------------

                 Balance at January 1                                  $   1,910,963     $   1,654,033
                                                                       -------------     -------------
                 Provision for loan losses                                   442,500           260,000
                                                                       -------------     -------------
                 Recoveries:
                         Commercial                                            8,523             6,593
                         Installment to individuals                            5,353            14,435
                                                                       -------------     -------------
                             Total recoveries                                 13,876            21,028
                                                                       -------------     -------------
                 Charge-offs:
                         Commercial                                          (55,112)           (8,746)
                         Installment to individuals                          (15,619)          (15,352)
                                                                       -------------     -------------
                             Total charge-offs                               (70,731)          (24,098)
                                                                       -------------     -------------
                 Net charge-offs                                             (56,855)           (3,070)
                                                                       -------------     -------------
                 Balance at December 31                                $   2,296,608     $   1,910,963
                                                                       =============     =============

                 Ratio of net charge-offs to average total loans              (0.040)%          (0.003)%

                 Average total loans outstanding during the year       $ 143,453,829     $ 122,802,000

     The Company has engaged in banking transactions in the ordinary course of business with some of its directors, officers, principal shareholders and their associates. All loans or commitments to extend loans and the payment of overdrafts included in such transactions are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons and do not involve more than the normal risk of collectability. At December 31, 2002 and 2001, none of these loans are reported as non-accrual, restructured or classified. The aggregate amount of loans to related parties for the years ended December 31, 2002 and 2001 was $105,000.

5.   Bank Premises and Equipment
     Bank premises and equipment at December 31, 2002 and 2001 is summarized as follows:

                                                          2002           2001
                                                      ------------   ------------
                    Furniture and equipment           $  2,501,638   $  2,408,496

                    Leasehold improvements               1,178,459      1,352,386
                                                      ------------   ------------
                         Subtotal, at cost               3,230,097      3,760,882

                    Accumulated depreciation and
                    amortization                        (2,018,154)    (3,090,682)
                                                      ------------   ------------
                         Total, net                   $  1,211,943   $    670,200
                                                      ============   ============

     Amounts charged to operating expenses for depreciation and amortization expense aggregated $271,409 and $284,608 in 2002 and 2001, respectively.

6.   Deposits

     At December 31, 2002, the scheduled maturities on all time deposits are as follows:

                                Year     *$100,000   **$100,000      Total
                              --------  -----------  -----------  -----------

                                2003    $18,454,398  $25,630,835  $44,085,233
                                2004      1,665,811    5,967,453    7,633,264
                                2005        330,964           --      330,964
                                2006        100,520           --      100,520
                                2007         96,468      401,639      498,107
                                        -----------  -----------  -----------
                                        $20,648,161  $31,999,927  $52,648,088
                                        ===========  ===========  ===========

     Related party deposits totaled approximately $236,000 and $279,000 at December 31, 2002 and 2001, respectively. In management's opinion, interest rates paid on these deposits, where applicable, are available to others at the same terms.

7.   Leasing Arrangements

     The Company and banking subsidiary have entered into various noncancelable operating leases. These noncancelable operating leases are subject to renewal options under various terms. Some leases provide for periodic rate adjustments based on cost-of-living index changes. Rental expense in 2002 and 2001 was approximately $668,000 and $677,000, respectively. The following is a schedule of future minimum payments under noncancelable operating leases that have initial or remaining lease terms in excess of one year as of December 31, 2002:


                      2003                               $   656,837
                      2004                                   643,305
                      2005                                   660,684
                      2006                                   669,809
                      2007                                   683,010
                      2008 and thereafter                  3,835,628
                                                         -----------
                        Total                            $ 7,149,273
                                                         ===========

8.   Income Taxes

     Income tax expense for 2002 and 2001 consists of:

                                                        2002           2001
                                                    -----------    -----------
              Current:
                  Federal                           $ 1,825,760    $ 1,486,898
                  District of Columbia                  485,329        395,251
                                                    -----------    -----------
                                                      2,311,089      1,882,149
                                                    -----------    -----------
              Deferred tax expense (benefit):
                  Federal                               (22,810)       (62,970)
                  District of Columbia                   (6,063)       (16,739)
                                                    -----------    -----------
                                                        (28,873)       (79,709)
                                                    -----------    -----------
              Total:
                  Federal                             1,802,950      1,423,928
                  District of Columbia                  479,266        378,512
                                                    -----------    -----------
                                                    $ 2,282,216    $ 1,802,440
                                                    ===========    ===========

* Denotes Less Than
** Denotes Greater Than

     Income tax expense differed from the amounts computed by applying the statutory federal income tax rate of 34 % to pretax income, as a result of the following:

                                                               2002                    2001
                                                        ---------------------   ----------------------
                                                          Amount         %        Amount          %
                                                        -----------   -------   -----------     ------
              Tax expense at statutory rate             $1,937,171     34.0%    $ 1,596,343      34.0%

              Increase in taxes resulting from
              District of Columbia franchise
              tax, net of Federal tax effect               316,316      5.6%        249,818       5.3%
              Other                                         28,729      0.5%        (43,721)     -0.9%
                                                        ----------   -------    -----------     ------
                 Total                                  $2,282,216     40.1%    $ 1,802,440      39.4%
                                                        ==========   =======    ===========     ======

          The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001:

                                                                           2002            2001
                                                                       ------------     ------------
                     Deferred tax assets:
                        Allowance for loan losses                      $    689,353     $    508,523
                        Deferred loan fees                                   28,486           42,728
                        Furniture and equipment                             117,884          258,184
                        Compensated absences                                 12,351           10,327
                        Other                                                 2,139            1,782
                                                                       ------------     ------------
                             Total gross deferred tax assets                850,213          821,544
                                                                       ------------     ------------
                     Deferred tax liabilities:
                        Unrealized gain on investment securities           (128,655)         (18,579)
                        Other                                                  (654)            (858)
                                                                       ------------     ------------
                             Total gross deferred tax liabilities          (129,309)         (19,437)
                                                                       ------------     ------------
                             Net deferred tax assets                   $    720,904     $    802,107
                                                                       ============     ============

9.   Long-term Debt

     In November 2002, the Bank entered into an agreement with the Federal Home Loan Bank (FHLB) for advances collateralized with a blanket floating lien of first mortgages and commercial real estate. The maximum amount that could be borrowed under this agreement is approximately $11,600,000. No funds were borrowed in 2002 under this agreement. In 1996, the Bank borrowed funds from the FHLB that mature on December 1, 2008, at a fixed rate of 6.95%. The outstanding balance of loans pledged at December 31, 2002 and 2001, to collateralize this debt is $825,000 and $1,139,000, respectively, and consists of loans secured by first liens on one- to-four family, multifamily and commercial mortgages. Annual principal maturities as of December 31, 2002 are as follows:

                         2003                                $  94,034
                         2004                                  103,366
                         2005                                  113,625
                         2006                                  124,902
                         2007                                  137,299
                         2008                                  150,925
                                                             ---------
                            Total                            $ 724,151
                                                             =========

10.  Short-term Borrowings

     Short-term borrowings consist primarily of Federal funds purchased, short-term borrowings from the FHLB, and securities sold under repurchase agreements. Federal funds purchased represent funds borrowed overnight. The Bank has unsecured Federal fund lines of credit from correspondent banking relationships, which can provide up to $7,000,000 in liquidity. Short-term borrowing from the FHLB are collateralized by investment securities. No short-term FHLB borrowings or Federal fund lines of credit borrowings were outstanding at December 31, 2002 and 2001.

     Securities sold under repurchase agreements generally involve the receipt of immediately available funds which mature in one business day or roll over under a continuing contract. In accordance with these contracts, the underlying securities sold are U.S. government agencies, which are segregated from the Company's other investment securities in the Bank's Federal Reserve Bank account. The book value of the underlying securities sold under these repurchase agreements at December 31, 2002 and 2001 was approximately $9,896,000 and $6,057,000, respectively.

     Short-term borrowings for 2002 and 2001 are summarized below:

                                                                        2002          2001
                                                                    ------------  ------------
     Balance at end of year                                         $  7,312,776  $  4,436,618
     Daily average balance outstanding during year                     5,856,182     4,702,954
     Maximum balance outstanding as of any month-end during year       8,327,851     5,629,749
     Daily average interest rate during year                                1.58%         2.97%
     Average interest rate on balance at the end of year                    0.92%         1.62%

11.  Commitments and Contingent Liabilities

     In the normal course of business, there are various outstanding commitments and contingent liabilities, such as commitments to extend credit, that are not reflected in the accompanying consolidated financial statements. These commitments include revolving credit agreements, term loan commitments, and short-term borrowing agreements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. Both loan commitments and standby letters of credit have credit risk essentially the same as that involved in extending loans to customers and are subject to the normal credit approval procedures and policies. Collateral is obtained based on management's assessment of the customer's credit. At December 31, 2002 and 2001, the following financial instruments were outstanding whose contracts represent credit risk:

                                                                 2002             2001
                                                             ------------     ------------
          Commitment to originate loans                      $  2,628,000     $  4,049,000
          Unfunded commitments under lines of credit         $ 31,439,000     $ 24,492,000
          Commercial and standby letters of credit           $  1,968,000     $    937,000
          Portion of letters collateralized                            82%              72%

     Under the terms of an employment agreement with the current President and CEO of the Bank, the Bank is obligated to make payments totaling approximately $185,000, in the event she chooses to exercise her rights under the agreement. These funds are held in the grantor trust established on February 25, 1998.

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

12.  Restrictions on Dividend Payments and Loans by Affiliated Bank

     The primary source of dividends paid by the Company to its shareholders is dividends received from the Bank. Federal regulations restrict the total dividend payments that a national banking association may make during any calendar year to the total net income of the bank for the current year plus retained net income for the preceding two years, without prior regulatory approval. At December 31, 2002, approximately $6,745,000 of retained earnings of the Bank was available for dividend declarations. Restrictions are also imposed upon the ability of the Bank to make loans to the Company, purchase stock in the Company or use the Company's securities as collateral for indebtedness of the Bank. At December 31, 2002, the Company and the Bank were in compliance with regulatory requirements.

13.  Parent Company Only Financial Statements

     Presented below are the condensed financial statements of Abigail Adams National Bancorp:



                                  Condensed Balance Sheets

                                                                     December 31
                                                            ----------------------------
                                                                2002            2001
                                                            ------------     -----------
       Assets:
       Interest-bearing balances with bank subsidiary       $    124,645     $   211,789
       Investment in subsidiary bank                          20,780,460      18,400,232
       Loans                                                          --          85,000
       Other assets                                              306,955         212,221
                                                            ------------     -----------
               Total assets                                 $ 21,212,060     $18,909,242
                                                            ============     ===========

       Liabilities and Stockholders' Equity:
       Other liabilities                                    $     20,219     $    20,980
       Stockholders' equity                                   21,191,841      18,888,262
                                                            ------------     -----------
               Total liabilities and stockholders' equity   $ 21,212,060     $18,909,242
                                                            ============     ===========

                              Condensed Statements of Income

                                                              Years Ended December 31
                                                            ----------------------------
                                                                2002             2001
                                                            ------------     -----------
       Income
          Interest earned on balances with subsidiary
             bank                                                    578     $       571
          Interest on loans                                        1,578             759
          Dividends from subsidiary bank                       1,400,000       1,100,000
                                                            ------------     -----------
               Total income                                    1,402,156       1,101,330
                                                            ------------     -----------
       Expenses

           Salaries and benefits                                      --           3,758
           Professional fees                                      42,560          62,953
           Other                                                 302,472         326,860
                                                            ------------     -----------
               Total expenses                                    345,032         393,571
                                                            ------------     -----------
       Income before taxes and equity in undistributed
         net income of subsidiary                              1,057,124         707,759
       Income tax expense (benefit)                             (139,151)       (150,580)
                                                            ------------     -----------
       Income before equity in undistributed earnings of
         subsidiary                                            1,196,275         858,339
       Equity in undistributed net income of subsidiary        2,219,072       2,034,348
                                                            ------------     -----------
               Net Income                                   $  3,415,347     $ 2,892,687
                                                            ============     ===========

                        Condensed Statement of Cash Flows

                                                                        Years Ended December 31
                                                                     -------------------------------
                                                                          2002              2001
                                                                     -------------     -------------
     Operating Activities:
     Net Income                                                      $   3,415,347     $   2,892,687
     Adjustments to reconcile net income to net cash
      (used in) provided by operating activities:
          Equity in undistributed net income of subsidiary              (2,219,072)       (2,034,348)
          ESOP compensation                                                     --           105,381
          Other, net                                                       (95,495)         (121,811)
                                                                     -------------     -------------
            Net cash provided by operating activities                    1,100,780           841,909
                                                                     -------------     -------------
     Investing Activities:
     Net decrease (increase) in lines of credit                             85,000           (85,000)
                                                                     -------------     -------------
            Net cash provided by (used in) investing activities             85,000           (85,000)
                                                                     -------------     -------------

     Financing Activities:
     Proceeds from issuance of common stock, net                            24,011             5,253
     Redemptions of shares from ESOP                                            --           (11,205)
     Cash dividends paid to stockholders                                (1,296,935)       (1,090,588)
                                                                     -------------     -------------
            Net cash used in financing activities                       (1,272,924)       (1,096,540)
                                                                     -------------     -------------
            Net decrease in cash and cash equivalents                      (87,144)         (339,631)
     Cash and cash equivalents at beginning of year                        211,789           551,420
                                                                     -------------     -------------
     Cash and cash equivalents at end of year                        $     124,645     $     211,789
                                                                     =============     =============

14.  Regulatory Capital Requirements

     The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. These regulatory capital requirements involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items, and also qualitative judgements by the regulators. Failure to meet minimum capital requirements can subject the Company to a series of increasingly restrictive actions. To be considered "well-capitalized," an institution must generally have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 2002 and 2001, the Company and the Bank exceed all capital adequacy requirements to which they are subject, and the Bank qualifies as "well-capitalized".

     The following table presents the capital position of the Company and the Bank relative to their various minimum statutory and regulatory capital requirements at December 31, 2002 and 2001.

                                                                                          Minimum To Be Well
                                                                                           Capitalized Under
                                                                     Minimum Capital       Prompt Corrective
                                                  Actual              Requirements         Action Provisions
                                            -------------------    -------------------    -------------------
                                             Amount      Ratio      Amount      Ratio      Amount      Ratio
                                            --------    -------    --------    -------    --------     ------
                                                                   (Dollars in Thousands)
December 31, 2002:
Total Capital to Risk Weighted Assets:
      Consolidated                          $23,171      13.37%     $13,882      8.00%         N/A        N/A
      Bank                                   23,009      13.26%      13,961      8.00%      17,326      10.00%
Tier 1 Capital to Risk Weighted Assets:
      Consolidated                           21,003      12.12%       6,941      4.00%         N/A        N/A
      Bank                                   20,592      11.87%       6,930      4.00%      10,396       6.00%
Leverage Ratio:
      Consolidated                           21,003      10.42%       8,063      4.00%         N/A        N/A
      Bank                                   20,592      10.22%       8,061      4.00%      10,076       5.00%
December 31, 2001:
Total Capital to Risk Weighted Assets:
      Consolidated                          $20,746      13.74%     $12,082      8.00%         N/A        N/A
      Bank                                   20,508      13.60%      12,061      8.00%      15,077      10.00%
Tier 1 Capital to Risk Weighted Assets:
      Consolidated                           18,861      12.49%       6,041      4.00%         N/A        N/A
      Bank                                   18,373      12.19%       6,031      4.00%       9,046       6.00%
Leverage Ratio:
      Consolidated                           18,861      10.86%       6,944      4.00%         N/A        N/A
      Bank                                   18,373      10.55%       6,965      4.00%       8,706       5.00%

N/A = not applicable

15.  Benefit Plans

     The Company has various stock option plans for directors and certain key employees. At December 31, 2002, there were 181,924 shares of common stock reserved for future issuance under the stock option plans of which there were 27,236 shares under option outstanding. The terms of the options are determined by the Board of Directors. Options generally vest over three years, and no options may be exercised beyond ten years from the grant date. The option price per share of the qualified employees' incentive stock option plans equals the fair market value at the date of the grant. The option price for the non-qualified options range from 85% to 90% of the fair market value at the date of the grant.

     The Company accounts for its stock option plans under APB Opinion No. 25. The amount equal to the difference between the quoted market price of the stock on the date of grant and the amount the grantee is required to pay is recorded as compensation expense. In 2002 and 2001, compensation expense of approximately $6,000, has been recorded for each year for the non-qualified stock option plans.

     At December 31, 2002, the options outstanding have a weighted average contractual life of 6.5 years. The fair value of each option grant is estimated on the date of the grant using a Black-Scholes based option pricing model. The last option plan was granted in 2000, and the assumptions used were a 5.27% risk-free interest rate, an expected dividend yield of 1.5%, an expected life of 10 years, and an expected volatility of 27%. There were no grants in 2002 or 2001.

     The following is a summary of activity of the Company's stock option plans for 2002 and 2001:

                                                           2002                    2001
                                                 -----------------------  -----------------------
                                                               Weighted                 Weighted
                                                    Shares     Average     Shares       Average
                                                    Under      Exercise    Under        Exercise
                                                    Option      Price      Option        Price
                                                  ----------  ----------  ---------   ------------
           Outstanding at beginning of year         31,611      $ 5.67     34,361        $ 5.67
           Granted                                      --          --         --            --
           Exercised                                (4,375)     $ 5.49       (917)       $ 5.73
           Forfeited/Expired                            --          --     (1,833)       $ 5.73
           Outstanding at end of year               27,236      $ 5.70     31,611        $ 5.67
           Exercisable at end of year               27,236      $ 5.70     23,360        $ 5.65
           Weighted avg. FV of options granted          --          --         --            --

     The Company offers an employee stock ownership plan ("ESOP") with 401(k) provisions. Participants may elect to contribute to the 401(k) up to the lesser of $40,000 or 100% of their eligible annual earnings. The Bank may make a discretionary matching contribution of 50% of a participant's deferral contribution on the first 6% of the deferral amount subject to the maximum allowable under federal regulations. The Board of Directors may elect to pay an additional discretionary contribution on an annual basis. The employer's discretionary contributions vest over three years. The Company's 401(k) expense was $54,000 and $58,000 in 2002 and 2001, respectively, which is included in salaries and benefits in the accompanying consolidated statements of income.

     The Employee Stock Ownership Plan ("ESOP") was established in 1996 and acquired 42,969 Common shares of the Company purchased at $5.09 per share. All the shares were allocated to participants' accounts as of December 31, 2001. In 2002, the Bank accrued a contribution of $75,000 toward the purchase of Common shares of the Company for the ESOP. The ESOP expense was approximately $75,000 and $91,000 for the years ended December 31, 2002 and 2001, respectively.

16.  Other Noninterest Expense

     The following is a summary of the significant components of other operating expense for the years ended December 31, 2002 and 2001:

                                                                      2002           2001
                                                                  ------------   ------------
                         Courier service and bank security        $    144,716   $    137,887
                         Stationery and office supplies                110,929        105,032
                         Directors' and committee fees                 147,700        134,400
                         Insurance                                      89,265        104,472
                         Taxes, other                                   98,086         94,079
                         Telephone                                      89,194         89,829
                         Other                                         593,111        565,751
                                                                  ------------   ------------
                          Total other operating expense           $  1,273,001   $  1,231,450
                                                                  ============   ============

17.  Shareholder Rights Plan

     In accordance with a Rights Agreement ("Rights Agreement"), dated April 20, 1995, as amended, the Company declared a dividend of one share purchase right for each share of the Company's common stock outstanding on April 25, 1994 ("Right"). Each Right entitles the holder to purchase one share of the Company's common stock at an exercise price of $11.70. Subject to certain exceptions, the Rights will be exercisable if a person or group of persons acquires 25% or more of the Company's common stock ("Acquiring Person"), or announces a tender offer resulting in the ownership of 25% or more of the common stock, or if the Board determines that a person or group of persons holding 15% or more of the

      Company's common stock is an Adverse Person, as defined in the Rights Agreement. Upon the occurrence of one of the triggering events, all holders of Rights, except the Acquiring Person or Adverse Person, would be entitled to purchase the Company's common stock at 50% of the market price. The Board of Directors may redeem the Rights for $0.01 per share or amend the Plan at any time before a person becomes an Acquiring Person. The Rights expire on December 31, 2003.

18.   Fair Value of Financial Instruments

      The following table presents the estimated fair values of the Company's financial instruments at December 31, 2002 and 2001 and is followed by a general description of the methods and assumptions used to estimate such fair values.

                                                              December 31, 2002               December 31, 2001
                                                        -----------------------------   -----------------------------
                                                                          Estimated                       Estimated
                                                           Carrying         Fair           Carrying          Fair
                                                            Amount          Value           Amount          Value
                                                        -------------   -------------   -------------   -------------
         Financial Assets:
            Cash and due from banks                     $   7,507,145   $   7,507,145   $   5,607,875   $   5,607,875
            Federal funds sold and interest-bearing
              deposits in other banks                      11,955,348      11,955,348       8,491,927       8,491,927
            Investment securities available for sale       16,314,939      16,314,939      19,899,546      19,899,546
            Investment securities held to maturity         10,229,905      10,272,046       4,512,960       4,425,356
            Loans, net                                    154,239,672     155,090,000     136,149,720     137,145,037
         Financial Liabilities:
            Deposits                                      174,768,190     175,099,000     153,090,637     153,270,157
            Short-term borrowings                           7,312,776       7,312,776       4,436,618       4,436,618
            Long-term debt                                    724,151         804,000         809,695         856,000

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

INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Stockholders
Abigail Adams National Bancorp, Inc.
Washington, D.C.

We have audited the accompanying consolidated balance sheets of Abigail Adams National Bancorp, Inc. and subsidiary (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abigail Adams National Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

McGladrey & Pullen, LLP
Alexandria, Virginia
January 28, 2003

                 DIRECTORS OF THE ABIGAIL ADAMS NATIONAL BANCORP
                           and THE ADAMS NATIONAL BANK

              Jeanne D. Hubbard                       Carl E. Hecht                  Robert L. Shell, Jr.
          Chairwoman, President and                     Chairman                              CEO
                     CEO                                 US Tag                       Guyan International
       Abigail Adams National Bancorp
                                                     Lynne M. Miller                   Marianne Steiner
             Kathleen Walsh Carr                           CEO                             Principal
               President & CEO                  Environmental Strategies              Larkspur Marketing
           The Adams National Bank                     Corporation

                                                                                      Joseph L. Williams
             Michelle D. Bernard                    Douglas Reynolds                    Chairman & CEO
                  President                             Attorney                  Basic Supply Company, Inc.
            Odyssey International            Cabell County Public Defenders
                                                         Office

                                                                                       Bonita A. Wilson
              David A. Bradley                                                             Principal
     Moss, McGee, Bradley, Kelly & Foley          Marshall T. Reynolds              Bonnie Wilson & Company
                                                     Chairman & CEO
                                               III Champion Industries, Inc.

           A. George Cook, III
                Principal                          Patricia G. Shannon
          George Cook & Company                    President & CEO
                                              Boys & Girls Clubs of Greater
                                                       Washington

                                                    EXECUTIVE OFFICERS

             Jeanne D. Hubbard                   Kathleen Walsh Carr                 Karen E. Troutman
         Chairwoman, President and           President & Chief Executive        Chief Financial Officer and
         Chief Executive Officer of         Officer of The Adams National         Senior Vice President of
      Abigail Adams National Bancorp,                   Bank                       Abigail Adams National
                    Inc.                                                            Bancorp and The Adams
                                                                                        National Bank

STOCKHOLDER INFORMATION

FORM 10-KSB
Copies of the Annual Report as filed with the Securities and Exchange Commission on Form 10-KSB are available without charge, upon written request to Karen E. Troutman, Senior Vice President and Chief Financial Officer, Abigail Adams National Bancorp, Inc., 1130 Connecticut Avenue, NW, Suite 200 Washington, D.C. 20036.

TRANSFER AGENT:
American Stock Transfer & Trust Company
40 Wall Street
New York, N.Y. 10005

SPECIAL COUNSEL:
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue. NW, Suite 400
Washington, D.C. 20015

ONLINE:
http://www.adamsbank.com

STOCK LISTING:
Abigail Adams National Bancorp, Inc. Common Stock is listed on the Nasdaq National Market under the symbol AANB.

                                                   OFFICE LOCATIONS

             Dupont Circle East                  Administrative Office              MCI Center/Chinatown
          1604 17/th/ Street, NW               1130 Connecticut Ave., NW           802 7/th/ Street, NW
         Washington, D.C. 20009-2441            Washington, D.C. 20036           Washington, D.C. 20001-3718
               (202) 772-3600                       (202) 772-3600                     (202) 772-3600
             (202) 387-4110 fax                   (202) 628-8380 fax                 (202) 842-0076 fax

                 Georgetown                         K Street Office                     Union Station
          1729 Wisconsin Avenue, NW                1501 K Street, NW             50 Massachusetts Avenue, NE
         Washington, D.C. 20007-2379          Washington, D.C. 20006-1782        Washington, D.C. 20002-4214
               (202) 772-3600                       (202) 772-3600                     (202) 772-3600
             (202) 338-1889 fax                   (202) 628-8380 fax                   (202) 371-6590

                                                  Deposit Operations
                                                   1627 K Street, NW
                                                Washington, D.C. 20006