Form 10-K, Exhibit 13
period 2003-12-31
ABIGAIL ADAMS NATIONAL BANCORP INC
filed 2004-03-26
CIK 356809

EXHIBIT 13

2003 ANNUAL REPORT TO STOCKHOLDERS

The Abigail Adams National Bancorp . . . committed to achieving excellence as a community financial institution focused on meeting the needs of women, minorities, not-for-profit organizations and the business and professional community.

CONTENTS

Financial Highlights	2

Letter to Shareholders and Friends	3

Selected Financial Data for Five-Year Period	4

Management’s Discussion and Analysis of Financial Condition and Results of Operations	5

Summary of Operations by Quarter and Summary of Market Data	15

Independent Auditors’ Report	16

Consolidated Balance Sheets	17

Consolidated Statements of Income	18

Consolidated Statements of Changes in Stockholders’ Equity	19

Consolidated Statements of Cash Flows	20

Notes to Consolidated Financial Statements	21

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)

	2003	2002
Averages

Assets	$211,608	$190,131
Loans	151,008	143,454
Allowance for loan losses	(2,366)	(2,071)
Deposits	173,319	162,422
Stockholders’ Equity	22,076	20,097

At Year-End
Assets	$231,906	$204,950
Loans	156,034	156,536
Allowance for loan losses	(2,119)	(2,297)
Deposits	192,756	174,768
Stockholders’ Equity	22,875	21,192
Book value per share	$7.59	$7.05

For the year
Net income	$3,161	$3,415
Cash dividends	1,469	1,297

Per Common Share
Basic earnings	$1.05	$1.14
Diluted earnings	$1.05	$1.13
Cash dividends	$0.50	$0.44

ABIGAIL
ADAMS	1130 Connecticut Ave., NW
NATIONAL BANCORP, INC.	Washington, DC 20036

Dear Shareholders, Customers and Friends,

2003 was a year of continuity, progress and change for Abigail Adams National Bancorp, Inc. and The Adams National Bank. We celebrated our 25th anniversary and remain committed to our mission now and in the future. We are a community bank in the heart of the Washington, D.C. metropolitan area focused on serving our market base of small to mid-size businesses and not-for-profit organizations, and look forward to expanding that role in the future.

2003 saw Adams opening its first branch outside of the District of Columbia in Silver Spring, Maryland. Also a first for the bank, an advisory board of local citizens and business people was organized to formulate a marketing plan specific to this market, its people and its businesses. Our plans for 2004 include taking this concept to other branch locations to enhance the Adams image and presence in those market areas. This, of course, is just another way to continue our mission of participating in our community.

Dividends paid to our shareholders increased to $.50 per share in 2003 from the $.44 per share paid in 2002. As you can see on the stock performance graph in the proxy statement sent to you along with this Annual Report, Abigail Adams National Bancorp, Inc. outperformed both the NASDAQ—Total US Index and the SNL NASDAQ Bank Index in total return performance. Your management team is committed to continuing to provide our shareholders an above market return on their investment in our stock.

Our total assets increased 13.2% in 2003, ending the year at $231, 906,000. Our deposits increased 10.3% in 2003, reaching $192,756,000. While new loan originations generated in 2003 remained steady, loan payoffs due to refinancing opportunities for borrowers in the competitive local banking economy contributed to the modest .05% ($502,000.00) decrease in loans outstanding at year end 2003. In November 2003, we welcomed a new Senior Lender to our Adams family, who is committed to generating high quality loans and affiliated deposit relationships. The goals and objectives now in place for new loan and deposit generation, will assure that the positive trends enjoyed by our company in the past continue in 2004 and beyond.

We thank you for your support in the past, and pledge to continue providing an excellent investment for you in the future.

Jeanne Delaney Hubbard	Kathleen Walsh Carr
Chairwoman, President & CEO	President & CEO
Abigail Adams National Bancorp, Inc.	The Adams National Bank

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	December 31,
	2003	2002	2001	2000	1999
Income Statement Data
Total interest income	$12,556	$12,831	$12,734	$12,809	$10,645
Total interest expense	2,095	2,580	3,734	4,067	3,338
Net interest income	10,461	10,251	9,000	8,742	7,307
Provision for loan losses	591	443	260	536	90
Total noninterest income	2,035	1,954	1,980	1,545	1,542
Total noninterest expense	6,646	6,064	6,025	5,665	5,407
Provision for income taxes	2,098	2,282	1,802	1,626	1,323
Net income	3,161	3,415	2,893	2,460	2,029

Per Common Share Data
Basic net income per share	$1.05	$1.14	$0.96	$0.84	$0.71
Diluted net income per share	$1.05	$1.13	$0.96	$0.84	$0.70
Cash dividends	$0.50	$0.44	$0.36	$0.31	$0.29

Selected Balance Sheet Data
Total assets	$231,906	$204,950	$178,170	$160,651	$141,770
Investment securities	44,418	26,545	24,413	25,151	16,761
Loans	156,034	156,536	138,061	118,440	108,823
Allowance for loan losses	2,119	2,297	1,911	1,654	1,137
Deposits	192,756	174,768	153,091	137,657	122,570
Long-term debt	10,030	724	810	888	958
Stockholders’ equity	22,875	21,192	18,888	16,973	14,459

Selected Ratios
Return on average assets	1.49%	1.80%	1.78%	1.63%	1.57%
Return on average stockholders’ equity	14.32%	16.99%	16.02%	15.69%	14.46%
Average equity to average assets	10.43%	10.57%	11.08%	10.39%	10.86%
Dividend payout ratio	47.14%	38.94%	37.74%	36.96%	41.56%
Net charge-offs to average loans	0.51%	0.04%	0.003%	0.02%	0.09%
Nonperforming loans to total loans	1.84%	0.29%	0.28%	0.26%	0.07%
Allowance for loan losses to loans	1.36%	1.47%	1.38%	1.40%	1.04%

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Abigail Adams National Bancorp, Inc. (the “Company”) is the parent of The Adams National Bank (the “Bank”), a national bank with six full-service branches located in the greater metropolitan Washington, D.C. area. The Company reports its financial results on a consolidated basis with the Bank.

When used in this Annual Report the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including among other things, changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following analysis of financial condition and results of operations should be read in conjunction with the Company’s Consolidated Financial Statements and Notes thereto.

Results of Operations

Overview

The Company recorded net income of $3,161,000 in 2003, as compared to $3,415,000 in 2002 and $2,893,000 in 2001. Diluted earnings per share were $1.05 for 2003, compared to $1.13 for 2002 and $0.96 for 2001. The 7.4% decrease in net income compared to 2002 was attributable to an increase in noninterest expense and the provision for loan losses, partially offset by the 2.0% increase in net interest income and a 4.0% increase in noninterest income. The 18.0% increase in net income for 2002, as compared to 2001, was attributable to a 13.9% increase in net interest income, offset by a 1.4% decrease in noninterest income and a 0.6% increase in noninterest expense. Book value per share was $7.59 at December 31, 2003, an increase of $0.54 from the book value per share of $7.05 at December 31, 2002. Dividends per common share increased 13.6% to $0.50 for 2003, as compared to $0.44 paid in 2002 and $0.36 paid in 2001.

Analysis of Net Interest Income

Net interest income, which is the sum of interest and certain fees generated by earning assets minus interest paid on deposits and other funding sources, is the principal source of the Company’s earnings. Net interest income for 2003 increased 2.1% over 2002, after increasing 13.9% in 2002 over 2001. The net interest margin experienced compression, due to the decline in market interest rates during the last three years. As a result, the growth in the net interest margin has slowed down. In addition, the Company is asset sensitive, with assets repricing more quickly than liabilities in response to changes in interest rates. The improvement in net interest income in 2003 resulted from an 11.2% growth in average earning assets, combined with the management of interest rates paid on deposits. Average earning assets totaled $201,867,000, as compared to the average of $181,470,000 in 2002, and $155,458,000 in 2001. The yield on the interest-earning assets decreased 85 basis points to 6.22% in 2003, compared to 7.07% in 2002 and 8.19% in 2001. Loans, the highest yielding component of earning assets, represented 74.8% of total average earning assets for 2003, as compared to 79.1% for 2002 and 79.0% for 2001. Average loans increased 5.3% during 2003, as compared to a 16.8% increase during 2002. The average yield on loans decreased 70 basis points to 7.14% in 2003 from 7.84% in 2002. The average yield on loans was 8.96% in 2001. The decrease in the yield on average loans reflects the origination and repricing of loans at lower rates. Average investment securities increased 38.2% over 2002, after increasing 20.9% from 2001. The average yield on investment securities decreased 88 basis points in 2003 to 4.55% from 5.43% in 2002. The average yield on investment securities was 5.98% in 2001. During the past three years, market interest rates have declined to the lowest levels in forty years.

Funding for earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders’ equity. The percentage of average earning assets funded by average interest-bearing liabilities increased slightly to 68.9% in 2003, compared to 67.8% in 2002 and 66.5% in 2001. Average interest bearing liabilities increased 13.1%, over 2002, which increased 19.2% over 2001. The growth in interest bearing liabilities in 2003 was due to the $7,852,000 increase in average deposits and the $8,214,000 increase in average borrowings. The cost of interest-bearing funds in 2003, decreased 59 basis points to 1.51% in 2003, and decreased 151 basis points to 2.10% in 2002 from a yield of 3.61% in 2001. The decrease in the cost of interest-bearing funds was due to the repricing of existing deposits at lower interest rates, as well as the introduction of lower cost deposit products.

The net interest margin, which is net interest income as a percentage of average interest-earning assets, declined for the second straight year to 5.18% for 2003, a decrease of 47 basis points from 5.65% for 2002. The net interest margin was 5.79% for 2001. The net interest spread, which is the difference between the average interest rate earned on interest-earning assets and interest paid on interest-bearing liabilities, was 4.71% for 2003, reflecting a decrease of 26 basis points from the 4.97% reported in 2002. The net interest spread was 4.58% in 2001.

The following tables present the average balances, net interest income and interest yields/rates for 2003, 2002 and 2001 and an analysis of the dollar changes in interest income and interest expense.

Distribution of Assets, Liabilities and Stockholders’ Equity Yields and Rates

For the Years Ended December 31, 2003, 2002 and 2001

(Dollars in thousands)

	2003			2002			2001
	Average Balances	Interest Income/ Expense	Average Rates	Average Balances	Interest Income Expense	Average Rates	Average Balances	Interest Income Expense	Average Rates
Assets
Loans (1)	$151,008	$10,789	7.14%	$143,454	$11,243	7.84%	$122,802	$11,009	8.96%
Investment securities	35,466	1,613	4.55%	25,663	1,393	5.43%	21,222	1,268	5.98%
Federal funds sold	7,538	74.98%		7,633	115	1.51%	6,672	270	4.06%
Interest-bearing bank balances	7,855	79	1.01%	4,720	80	1.69%	4,762	187	3.93%

Total earnings assets	201,867	12,555	6.22%	181,470	12,831	7.07%	155.458	12,734	8.19%

Allowance for loan losses	(2,366)			(2,071)			(1,768)
Cash and due from banks	7,477			7,144			6,441
Other assets	4,630			3,588			2.757

Total assets	$211,608			$190,131			$162,888

Liabilities and Stockholders’ Equity
Savings, NOW and money market accounts	$76,386	787	1.03%	$63,126	890	1.41%	$48,098	1,119	2.33%
Certificates of deposit	47,828	1,006	2.10%	53,237	1,544	2.90%	49,652	2,416	4.87%
Customer repurchase agreements	6,509	48.74%		5,856	92	1.57%	4,703	140	2.97%
Long-term debt	8,332	253	3.04%	771	54	7.00%	851	59	6.96%

Total interest-bearing liabilities	139,055	2,094	1.51%	122,990	2,580	2.10%	103,304	3,734	3.61%

Noninterest-bearing deposits	49,105			46,059			40,615
Other liabilities	1,372			985			915
Stockholders’ equity	22,076			20,097			18,054

Total liabilities and stockholders’ equity	$211,608			$190,131			$162,888

Net interest income		$10,461			$10,251			$9,000

Net interest spread			4.71%			4.97%			4.58%
Net interest margin			5.18%			5.65%			5.79%

1)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued. Net loan fees included in interest income were $626,000, $552,000, $377,000 for 2003, 2002 and 2001, respectively.

Interest Rates and Interest Differential

Analysis of Changes in fully Taxable Equivalent Net Interest Income

(In thousands)

	For the years ended December 31, 2003 versus 2002			For the years ended December 31, 2002 versus 2001
		Change per:			Change per:
	Net Increase (Decrease)	Rate	Volume	Net Increase (Decrease)	Rate	Volume
Interest income from:
Loans	($454)	($1,046)	$592	$234	($1,570)	$1,804
Investment securities	220	(312)	532	125	(140)	265
Federal funds sold	(41)	(40)	(1)	(155)	(194)	39
Interest-bearing bank balances	(1)	(53)	52	(107)	(105)	(2)

Total interest income	(276)	(1,451)	1,175	97	(2,009)	2,106

Interest expense on:
Savings, NOW and money market	(103)	(290)	187	(229)	(596)	367
Certificates of deposit	(538)	(382)	(156)	(872)	(1,046)	174
Short-term borrowings	(44)	(54)	10	(48)	(82)	34
Long-term debt	199	(330)	529	(5)	—	(5)

Total interest expense	(486)	(1,056)	570	(1,154)	(1,724)	570

Net interest income	$210	($395)	$605	$1,251	($285)	$1,536

Note: The change in interest due to both rate and volume has been allocated to change due to rate.

Noninterest Income

Total noninterest income consists primarily of service charges on deposits and other fee-based services, as well as gains on the sales of investment securities and loans. Noninterest income totaled $2,035,000, an increase of 4.1% or $81,000 from the prior year, as compared to $1,954,000 in 2002, which decreased 1.4% from 2001. Service charges on deposit accounts totaled $1,687,000, an increase of 3.1% from the prior year total of $1,636,000, which increased 6.4% from 2001. The increase was due to higher levels of transaction activity and the increase in service charge fees. Other income, consisting of other fee-based services and the gain on the sale of loans, decreased 12.8% in 2003 and decreased 28.4% in 2002, compared to 2001. The gain on sale of loans was $122,000 in 2003, $127,000 in 2002, and $94,000 in 2001. During 2003, the gain on the sale of investment securities was $70,000. There was no gain on sale of investment securities in 2002 or 2001.

Noninterest Expense

Total noninterest expense for the year ended December 31, 2003 totaled $6,646,000, an increase of 9.6% from the prior year, and totaled $6,064,000 for 2002, a slight increase compared to 2001. Occupancy and equipment expense increased 11.0% in 2003 to $1,310,000 and increased 2.3% in 2002 over 2001. The increase in occupancy and equipment expense was primarily due to the opening of a branch office in Maryland in September 2003. Salaries and benefits expense increased 9.6% in 2003 to $3,268,000, after declining slightly in 2002 compared to 2001. The increase in salaries and benefits expense was primarily due to increases in staff and the related medical and employment taxes. Professional fees increased 31.9% in 2003 to a total of $266,000, after declining by 9.8% in 2002 compared to 2001. The increase in professional fees in 2003 was a result of an increase in legal fees related to loan collection efforts.

As a result, the efficiency ratio declined in 2003 to 53.2%, compared to 49.7% in 2002, but improved slightly compared to 54.9% for 2001.

Income Tax Expense

Income tax expense totaled $2,098,000 for 2003, a decrease of 8.1% from the income-tax expense reported for 2002 that totaled $2,282,000. Income tax expense for 2002 was a 26.6% increase from 2001. The decrease in income tax expense was a result of the 7.7% decrease in the Company’s pretax income, as compared to the increase in pretax income of 21.4% in 2002. The effective tax rate for 2003 was 39.9%, compared to 40.1% for 2002 and 38.4% for 2001.

Financial Condition

Overview

Total assets increased to $231,906,000 at December 31, 2003 from $204,950,000 at December 31, 2002, an increase of $26,956,000 or 13.2%. The net increase in total assets was primarily attributable to an increase of $17,873,000 or 67.3% in the investment security portfolio that totaled $44,418,000 at December 31, 2003. Total loans decreased slightly to a total of $156,034,000, as compared to the prior year end total of $156,536,000. Total liabilities increased 13.8% or $25,273,000 to $209,031,000, primarily due to an increase in deposits and long-term debt. The return on average assets for 2003 was 1.5%, compared to 1.8% for 2002.

Analysis of Loans

Loan growth for 2003 was negatively effected by the continued weakness in the general economic conditions. During 2003, loan originations equaled loan repayments and prepayments. Total loans outstanding at December 31, 2003 decreased 0.3% or $502,000 from previous year-end levels to a total of $156,034,000. Commercial loan balances declined by 12%, real estate commercial and residential mortgage originations were unchanged, construction loan growth increased 104%, and installment loan balances decreased 33%, as compared to the prior year end. Average loans increased 5.3% in 2003, compared to 2002. The following table summarizes the loan concentrations at December 31, 2003 and 2002.

	2003	2002
Service industry	26.0%	23.0%
Retail estate development/finance	50.3%	50.8%
Wholesale/retail	16.3%	15.9%
Other	7.4%	10.3%

Total	100.0%	100.0%

The following table summarizes the maturity distribution and interest sensitivity of the Company’s loan portfolio at December 31, 2003. The balances exclude any adjustment for net deferred fees and unearned income. Loans having no stated maturity, no stated schedule of repayment, overdrafts, and demand loans are included in the “Within 1 Year” category.

Analysis of Loan Maturity and Interest Sensitivity

At December 31, 2003

(In thousands)

	Within 1 Year	1 to 5 Years	After 5 Years	Total
Maturity of Loan
Commercial	$27,168	$3,641	$1,170	$31,979
Real estate – commercial	20,533	47,059	13,409	81,001
Real estate – residential	12,427	19,705	2,052	34,184
Real estate – construction	7,692	837	0	8,529
Installment	499	155	5	659

Total loans	$68,319	$71,397	$16,636	$156,352

Interest-Rate Sensitivity of Loans
Predetermined rates	$13,471	$64,607	$16,636	$94,714
Variable rates	54,848	6,790	—	61,638

Total loans	$68,319	$71,397	$16,636	$156,352

For additional information about loans, see Note 4 of the Notes to Consolidated Financial Statements.

Analysis of Investments

The investment securities classified as available-for-sale are used to maintain adequate liquidity and to provide a base for executing management’s asset/liability strategy. Investment securities available-for-sale are carried at estimated fair value and totaled $30,456,000 at December 31, 2003, an increase of $14,141,000 or 86.7% from the balance at December 31, 2002. Investment securities classified as available-for-sale consisted of U.S. government agencies, mortgage-back securities and equity securities. The weighted average life of the portfolio at December 31, 2003 was 5.1 years, using call dates as expected maturities.

Investment securities classified as held-to-maturity were $13,961,000 at December 31, 2003, an increase of $3,731,000 or 36.5% from $10,230,000 at December 31, 2002. Investment securities classified as held-to-maturity consist of U.S. government agencies and mortgage-back securities. The weighted average maturity of the portfolio at December 31, 2003 is 2.5 years, using call dates as expected maturities.

The table entitled “Analysis of Investment Securities Portfolio,” sets forth by major categories, the amortized cost basis, approximate market values and the weighted-average yields of investment securities held-to-maturity and available-for-sale at December 31, 2003.

Analysis of Investment Securities Portfolio

At December 31, 2003

(Dollars in thousands)

	Held-to-Maturity			Available-for-Sale
	Amortized Cost Basis	Market Value	Average Yield	Amortized Cost Basis	Market Value	Average Yield
U.S. government agencies:
After one, but within five years	$9,499	$9,491	3.46%	$2,000	$1,973	3.35%
After five, but within ten years	2,000	1,953	3.13%	10,000	9,917	3.85%

Total federal agency securities	11,499	11,444	3.40%	12,000	11,890	3.77%
Mortgage-backed securities:
After one, but within five years	430	431	2.47%	—	—	—
After five, but within ten years	2,032	2,027	3.54%	2,612	2,603	3.58%
After ten years	—	—	—	5,285	5,217	4.41%

Total mortgage-backed	2,462	2,458	3.36%	7,897	7,820	4.13%
Marketable equity securities	—	—	—	10,351	10,746	6.66%

Total investment securities	$13,961	$13,902	3.39%	$30,248	$30,456	4.88%

For additional information about investment securities, see Note 1 (c) and Note 3 of the Notes to Consolidated Financial Statements.

Deposits

Deposits are the Company’s primary source of funds, providing funding for 85.9% of average earning assets in 2003 and 89.5% in 2002. Average interest-bearing deposits were $124,214,000 in 2003, which was a 6.7% increase over prior year levels. Total deposits grew 10.3% to $192,756,000 at December 31, 2003, an increase of $17,988,000 from the balance of $174,768,000 at December 31, 2002. Overall, higher-yielding certificates of deposit were replaced by lower cost deposits, as compared to the prior year. The following table sets forth the dollar amounts in the various types of deposit programs.

	December 31,
	2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Demand deposits	$56,829	29.5%	$46,890	26.8%	$40,407	26.4%
Savings accounts	7,423	3.9%	5,064	2.9%	4,411	2.9%
NOW accounts	18,192	9.4%	23,190	13.3%	17,333	11.3%
Money market accounts	61,890	32.1%	46,976	26.9%	31,891	20.8%

Total non-certificates	144,334	74.9%	122,120	69.9%	94,042	61.4%

Total certificates	48,423	25.1%	52,648	30.1%	59,049	38.6%

Total deposits	$192,757	100.0%	$174,768	100.0%	$153,091	100.0%

The following table indicates the certificates of deposit by time remaining until maturity as of December 31, 2003.

	Maturity
	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total
	(In thousands)
Certificates of deposit less than $100,000	$5,706	$5,043	$5,708	$1,527	$17,984
Certificates of deposit of $100,000 or more	3,588	11,548	10,344	4,959	30,439

Total Certificates of deposits	$9,294	$16,591	$16,052	$6,486	$48,423

Borrowed Funds

Short-term borrowings decreased 26.3%, as compared to the prior year and consisted of repurchase agreements totaling $5,390,000 at December 31, 2003. Average repurchase agreements for 2003 were $6,509,000, which was an increase of 11.2%, compared to the 2002 averages. For additional information on short-term borrowings, see Note 10 of the Notes to Consolidated Financial Statements.

Long-term debt consisted of a term loans from the Federal Home Loan Bank of Atlanta (“FHLB”), with a balance of $10,030,000 at December 31, 2003, an increase of $9,306,000 from 2002. FHLB advances increased in the first quarter of 2003, to fund new loans and for other liquidity needs. The average long-term debt for 2003 was $8,332,000, an increase of $7,561,000 from the average for 2002. For additional information on long-term debt, see Note 9 of the Notes to Consolidated Financial Statements.

	Years Ended December 31,
	Maximum Outstanding at Any Month End	Average Balance	Average Interest Rate	Ending Balance	Average Interest Rate at Year End
	(Dollars in thousands)
2003:

Long-term debt	$10,701	$8,332	3.04%	$10,030	2.96%
Short-term borrowings	7,381	6,509	0.74%	5,390	0.50%

2002:

Long-term debt	803	771	7.00%	724	6.95%
Short-term borrowings	8,327	5,856	1.57%	7,313	0.92%

2001:

Long-term debt	888	851	6.96%	810	6.95%
Short-term borrowings	5,630	4,703	2.97%	4,437	1.62%

Contractual Commitments

In the normal course of business, the Company enters into certain contractual obligations. Such obligations include obligations to make future payments on debt and lease arrangements. See Notes 6, 7, and 9 of the Notes to Consolidated Financial Statements. The following table summarizes the Company’s significant contractual obligations at December 31, 2003.

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Dollars in thousands)
Time deposit maturities	$48,423	$41,937	$1,890	$4,596	$—
Short-term borrowings	5,390	5,390	—	—	—
Long-term debt	10,030	2,903	5,839	1,288	—
Operating Lease Obligation	5,910	751	1,551	1,467	2,141

Total	$69,753	$50,981	$9,280	$7,351	$2,141

Stockholders’ Equity

Stockholders’ equity at December 31, 2003 was $22,875,000, an increase of 7.9% from December 31, 2002. Dividends of $1,469,000 were declared on the common stock in 2003, representing an 13.3% increase over 2002. The annual dividend payout rate in 2003 was $.50 per Common share, a 13.6% increase over 2002. The dividend payout ratio was 47.1% and 38.9% for 2003 and 2002, respectively. The ratio of average stockholders’ equity to average assets for 2003 was 10.4%, as compared to 10.6% for 2002. The return on average equity was 14.3% for 2003 and 17.0% for 2002.

Asset Quality

Loan Portfolio and Adequacy of the Allowance for Loan Losses

Management believes the allowance for loan losses accounting policy is critical to the portrayal and understanding of our financial condition and results of operations. As such, selection and application of this “critical accounting policy” involves judgments, estimates, and uncertainties that are susceptible to change. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood.

The Company manages the risk characteristics of its entire loan portfolio in an effort to maintain an adequate allowance for loans losses and identify problem loans so that the risks in the portfolio can be identified on a timely basis. Management performs a periodic analysis of risk factors that includes the primary sources of repayment on individual loans, liquidity and financial condition of borrowers and guarantors, and the adequacy of collateral. Loans subject to individual reviews are analyzed and segregated by risk according to the Company’s internal risk rating scale. Management also considers the character of the loan portfolio, changes in nonperforming and past-due loans, historical loss experience, concentrations of loans to specific borrowers and industries, and general and regional economic conditions, as well as other factors existing at the determination date. This review takes into account the judgment of the individual loan officers, the credit risk manager, senior management and the Board of Directors. The Company also has an independent loan review performed by an outside consultant periodically throughout the year. Although credit policies are designed to minimize risk, management recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio.

The allowance for loan losses is established through provisions for loan losses as a charge to earnings based upon management’s ongoing evaluation. The provision for loan losses increased in 2003 to a total of $591,000, compared to $443,000 for 2002 and $260,000 for 2001. The balance of the allowance for loan losses was $2,119,000 or 1.36% of loans at December 31, 2003, $2,297,000 or 1.47% of loans at December 31, 2002, and $1,911,000 or 1.38% of loans at December 31, 2001. The allowance as a percentage of loans declined at December 31, 2003, as compared to December 31, 2002, due to loans charged off. Net loan charge-offs were $768,000 or 0.51% of average loans for 2003, compared to $57,000 or .04% of average loans in 2002, and $3,000 in 2001. The increase in charge-off loans was predominately due to two commercial loans that totaled $647,000. The weak economic environment has adversely impacted the cash flows of some of our small commercial and commercial real estate borrowers, and as a result the Company has experienced an increase in nonperforming loans since last year. The increase in the provision is intended to address known and inherent losses that are both probable and estimable at December 31, 2003. While historical losses have been modest in prior years, the current economic conditions of the market area and the concentration of loans in the higher risk classifications (e.g. commercial and industrial, and commercial real estate mortgages) warrant maintenance of the allowance for loan losses at its current level. Management believes that the allowance for loan losses at December 31, 2003 is adequate given past experience and the underlying assessment of the Company’s loan portfolio. For additional information on the analysis of loan losses, see Note 4 of the Notes to Consolidated Financial Statements.

The following table presents the allocation of the allowance for loan losses by categories.

	December 31,
	2003	2002	2001	2000	1999
	(In thousands)
Allowance amount allocated to:
Commercial	$740	$817	$673	$602	$455
Real Estate	1,372	1,361	1,155	942	634
Installment	7	13	34	66	21
Unallocated	—	106	49	44	27

Total	$2,119	$2,297	$1,911	$1,654	$1,137

The following table presents the percentage composition of the loan portfolio.

	December 31,
	2003	2002	2001	2000	1999
Composition of loan portfolio:
Commercial	20.5%	23.1%	23.7%	42.6%	38.1%
Real Estate	79.1%	76.2%	75.3%	55.8%	55.5%
Installment	0.4%	0.7%	1.0%	1.6%	6.4%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Nonperforming Assets

Nonperforming assets include nonaccrual loans, restructured loans, past-due loans and other real estate owned. Past due loans are loans that are 90 days or more delinquent and still accruing interest. There were no past-due loans at December 31, 2003 or 2002 that were still accruing interest. Nonperforming loans at December 31, 2003 represented 1.24% of total assets and totaled $2,873,000, with balances of $1,666,000 guaranteed by the SBA. In comparison, nonperforming loans at December 31, 2002 were 0.22% of total assets and totaled $460,000, with balances of $295,000 guaranteed by the SBA. The increase in nonperforming loans was primarily due to commercial loans secured by commercial business collateral that became nonperforming during the year. The largest of these commercial loans had a principal balance of $737,000 at December 31, 2003. The significant increase in nonperforming loans since last year reflects the weak regional economy that has contributed to the decline in credit quality of some of the Company’s borrowers. See Note 4 of the Notes to Consolidated Financial Statements.

The following table presents nonperforming assets by category for the last five years.

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Nonaccrual loans:
Commercial	$2,133	$460	$385	$309	$7
Real Estate	740	—	—	—	—
Installment – individuals	—	—	1	—	63

Total nonaccrual loans	2,873	460	386	309	70
Past-due loans:	—	—	—	—	8

Total nonperforming assets	$2,873	$460	$386	$309	$78

Nonperforming assets exclusive of SBA guarantee	$1,208	$166	$157	$72	$78
Ratio of nonperforming assets to gross loans	1.84%	0.29%	0.28%	0.26%	0.07%
Ratio of nonperforming assets to total assets	1.24%	0.22%	0.22%	0.19%	0.06%
Allowance for loan losses to nonperforming assets	74%	500%	495%	536%	1,455%

Loans totaling $7,290,000 and $3,468,000 at December 31, 2003 and 2002, respectively, were classified as monitored credits subject to management’s attention and are not reported in the preceding table. The increase in 2003 is due in part to SBA loans for start-up companies and commercial businesses that may be more susceptible to the weak regional economy. The classification of monitored credits is reviewed on a quarterly basis. The balances of the monitored credits guaranteed by the SBA totaled $1,552,000 and $1,989,000 as of December 31, 2003 and 2002, respectively.

The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	2003	2002	2001	2000	1999
	(Dollars in thousands)
Balance at beginning of period	$2,297	$1,911	$1,654	$1,137	$1,134
Loans charged off:
Commercial	829	55	9	6	18
Real estate – commercial	—	—	—	—	—
Real estate – residential	—	—	—	—	—
Construction and development	—	—	—	—	—
Installment – individuals	4	16	15	70	123

Total charge-offs	833	71	24	76	141

Recoveries:
Commercial	23	9	7	10	29
Real estate – commercial	—	—	—	—	—
Real estate – residential	—	—	—	—	—
Construction and development	—	—	—	—	—
Installment – individuals	41	5	14	47	25

Total recoveries	64	14	21	57	54

Net charge-offs	769	57	3	19	87

Provision for loan losses	591	443	260	536	90

Balance at end of period	$2,119	$2,297	$1,911	$1,654	$1,137

Ratio of net charge-offs to average loans	0.51%	0.04%	0.003%	0.02%	0.09%

Liquidity and Capital Resources

Liquidity

Liquidity is a product of the Company’s operating, investing, and financing activities and is represented by cash and cash equivalents. Principal sources of funds are from deposits, short and long term debt, principal and interest payments on outstanding loans, maturity of investment securities, and funds provided from operations. As shown in the Consolidated Statement of Cash Flows, operating activities provided significant levels of funds in 2003 and 2002, primarily from net income. Cash from our investing activities was used to fund loan growth and investment security purchases. Cash from our financing activities resulted from deposit growth and FHLB advances in 2003 and deposit growth 2002. Cash dividends increased by $172,000 in 2003, compared to 2002, reflecting our increased dividend. Overall, net cash and cash equivalents increased in 2003 by $2,461,000, as compared to $6,204,000 in 2002. Liquid assets improved to 12.3% of total assets at December 31, 2003, as compared to 9.5% of total assets at the end of the previous year.

The Company has additional sources of liquidity available through unpledged investment securities available-for-sale totaling $17,101,000, and unsecured lines of credit available from correspondent banks, which can provide up to $11,000,000, as well as a credit facility through its membership in the FHLB.

The Company uses projections and ratios to monitor liquidity. A commonly-used measure of liquidity is the loan-to-deposit ratio. The 2003 average loan-to-deposit ratio was 87.1%, which was slightly below the 2002 level of 88.3%. See Note 9 and Note 10 of the Notes to the Consolidated Financial Statements.

Capital Resources

Capital levels are monitored by management on a quarterly basis in relation to financial forecasts for the year and regulatory requirements. The Company and the Bank continue to maintain a strong capital position. The following table presents the Company’s and the Bank’s capital position relative to their various minimum statutory and regulatory capital requirements at December 31, 2003. The Company and the Bank are considered “well-capitalized” under regulatory guidelines. For additional information, see Note 13 of the Notes to the Consolidated Financial Statements.

	Company		Bank		Minimal Capital Requirements
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Leverage ratio	$22,752	10.33%	$22,374	10.16%	4.00%
Tier 1 risk-based ratio	22,752	12.54%	22,374	12.35%	4.00%
Total risk-based ratio	24,871	13.71%	24,744	13.66%	8.00%

Market Risk

The Company is exposed to various market risks in the normal course of conducting business. Market risk is the potential loss arising from adverse changes in interest rates, prices, and liquidity. The Company has established the Asset/Liability Committee (ALCO) to monitor and manage those risks. ALCO meets periodically and is responsible for approving asset/liability policies, formulating and implementing strategies to improve balance sheet and income statement positioning, and monitoring interest rate sensitivity. The Company manages its interest-rate risk sensitivity through the use of a simulation model that projects the impact of rate shocks, rate cycles, and rate forecast estimates on the net interest income and economic value of equity (the net present value of expected cash flows from assets and liabilities). These simulations provide a test for embedded interest-rate risk and takes into consideration factors such as maturities, reinvestment rates, prepayment speeds, repricing limits, decay rates and other factors. The results are compared to risk tolerance limits set by ALCO policy. The rate-shock risk simulation projects the impact of instantaneous parallel shifts in the yield curve. At December 31, 2003, an instantaneous rate increase of 100 basis points indicates a positive change of $285,000 or a 2.9% increase in net interest income and indicates a negative change of $1,502,000 or 4.3% decrease in the economic value of equity from the base case. Likewise, an instantaneous decrease in rates of 100 basis points indicates a negative change of $239,000 or a 2.4% decrease in the net interest income and indicates a positive change of $96,000 or 0.3% increase in the economic value of equity.

The table below sets forth, as of December 31, 2003, the estimated changes in the Company’s net interest income and economic value of equity, which would result from the designated instantaneous changes in the yield curve.

Change in Interest Rates (basis points)	Net Interest Income			Economic Value of Equity
	Estimated Value	Amount of Change	Percent Change	Estimated Value	Amount of Change	Percent Change
	(Dollars in thousands)
+200	$10,121	$299	3.04%	$32,309	$(2,863)	(8.14)%
+100	10,107	285	2.90%	33,670	(1,502)	(4.27)%
Base	9,822	—	—	35,172	—	—
-100	9,583	(239)	(2.43)%	35,268	96	0.27%
-200	8,759	(1,063)	(10.83)%	34,460	(712)	(2.02)%

Summary of Quarterly Financial Information

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	12/31	9/30	6/30	3/31
Summary of Operations by Quarter:
2003:
Interest income	$3,228	$3,120	$3,073	$3,135
Net interest income	2,734	2,590	2,521	2,616
Provision for loan losses	120	90	311	70
Net income	819	809	631	902
Per common share:
Basic earning	$0.27	$0.27	$0.21	$0.30
Diluted earnings	$0.27	$0.27	$0.21	$0.30
Dividends declared	$0.125	$0.125	$0.125	$.12
Average shares outstanding for:
Basic earnings per share	3,014,343	3,010,793	3,007,811	3,005,315
Diluted earnings per share	3,026,403	3,024,720	3,023,380	3,021,673
2002:
Interest income	$3,311	$3,251	$3,195	$3,074
Net interest income	2,717	2,608	2,548	2,378
Provision for loan losses	150	105	88	100
Net income	900	874	848	793
Per common share:
Basic earning	$0.31	$0.29	$0.28	$0.26
Diluted earnings	$0.30	$0.29	$0.28	$0.26
Dividends declared	$0.11	$0.11	$0.11	$0.11
Average shares outstanding for:
Basic earnings per share	3,002,971	3,001,957	3,001,957	3,000,924
Diluted earnings per share	3,019,786	3,017,984	3,018,124	3,016,893

Closing price per common share (a):
2003 High	$19.50	$18.10	$17.54	$15.43
2003 Low	$17.20	$14.90	$14.60	$14.24
2002 High	$15.80	$13.27	$15.91	$16.37
2002 Low	$11.54	$11.38	$12.51	$11.86

(a)	The above market data presents the range of high and low bid quotations for the shares as reported by the Nasdaq Stock Market.

At December 31, 2003, the Company had 554 shareholders of record.

INDEPENDENT AUDITOR’S REPORT

The Board of Directors and Stockholders

Abigail Adams National Bancorp, Inc.

Washington, D.C.

We have audited the accompanying consolidated balance sheets of Abigail Adams National Bancorp, Inc. and subsidiary (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abigail Adams National Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP

Alexandria, Virginia

February 20, 2004

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Cash and due from banks	$9,746,854	$7,507,145
Federal funds sold	8,690,315	8,469,016
Interest-bearing deposits in other banks	10,130,699	3,486,332
Investment securities available for sale at fair value	30,456,229	16,314,939
Investment securities held to maturity (market values of $13,901,669 and $10,272,046 for 2003 and 2002, respectively)	13,961,384	10,229,905
Loans	156,034,227	156,536,280
Less: allowance for loan losses	(2,119,448)	(2,296,608)

Loans, net	153,914,779	154,239,672

Premises and equipment, net	1,475,535	1,211,943
Other assets	3,530,000	3,490,692

Total assets	$231,905,795	$204,949,644

Liabilities and Stockholders’ Equity
Liabilities:
Deposits
Noninterest-bearing deposits	$56,828,660	$46,890,447
Interest-bearing deposits	135,927,747	127,877,743

Total deposits	192,756,407	174,768,190
Short-term borrowings	5,390,326	7,312,776
Long-term debt	10,030,117	724,151
Other liabilities	853,863	952,686

Total liabilities	209,030,713	183,757,803

Commitments and contingencies (Notes 7 and 11)
Stockholders’ equity:
Common stock, $0.01 par value, authorized 5,000,000 shares; issued 3,030,783 shares in 2003 and 3,021,119 shares in 2002; outstanding 3,014,343 shares in 2003 and 3,004,679 shares in 2002	30,308	30,211
Additional paid-in capital	17,241,143	17,185,310
Retained earnings	5,578,431	3,886,313
Less: Treasury stock, 16,440 shares in 2003 and 2002, at cost	(98,349)	(98,349)
Accumulated other comprehensive income	123,549	188,356

Total stockholders’ equity	22,875,082	21,191,841

Total liabilities and stockholders’ equity	$231,905,795	$204,949,644

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Income

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Interest Income
Interest and fees on loans	$10,789,007	$11,243,243	$11,008,526
Interest and dividends on investment securities	1,613,144	1,392,919	1,268,092
Other interest income	153,664	194,631	457,487

Total interest income	12,555,815	12,830,793	12,734,105

Interest Expense
Interest on deposits	1,792,825	2,434,000	3,535,398
Interest on short-term borrowings	48,247	92,586	139,664
Interest on long-term debt	253,348	53,600	59,238

Total interest expense	2,094,420	2,580,186	3,734,300

Net interest income	10,461,395	10,250,607	8,999,805
Provision for loan losses	591,065	442,500	260,000

Net interest income after provision for loan losses	9,870,330	9,808,107	8,739,805

Noninterest income
Service charges on deposit accounts	1,687,318	1,635,861	1,537,046
Gain on sale of investment securities	70,052	—	—
Other income	277,210	317,797	443,653

Total noninterest income	2,034,580	1,953,658	1,980,699

Noninterest expense
Salaries and employee benefits	3,267,657	2,981,605	3,006,789
Occupancy and equipment expense	1,309,977	1,179,968	1,152,507
Professional fees	266,035	201,635	223,606
Data processing fees	449,384	427,993	411,025
Other operating expense	1,352,657	1,273,001	1,231,450

Total noninterest expense	6,645,710	6,064,202	6,025,377

Income before provision for income taxes	5,259,200	5,697,563	4,695,127
Provision for income taxes	2,098,111	2,282,216	1,802,440

Net Income	$3,161,089	$3,415,347	$2,892,687

Earnings per share:
Basic	$1.05	$1.14	$0.96
Diluted	$1.05	$1.13	$0.96
Average common shares outstanding:
Basic	3,009,594	3,002,058	2,990,373
Diluted	3,024,072	3,025,194	2,998,761

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2003, 2002 and 2001

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Employee Stock Ownership Plan (ESOP)	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2000	$27,354	$12,992,334	$4,082,112	($87,144)	($55,122)	$13,876	$16,973,410
Comprehensive income:
Net income	—	—	2,892,687	—	—	—	2,892,687
Change in net unrealized gain on investment securities available for sale, net of taxes of $9,972	—	—	—	—	—	13,324	13,324

Total comprehensive income	—	—	—	—	—	—	2,906,011

Dividends declared ($0.36 per share)	—	—	(1,090,588)	—	—	—	(1,090,588)
Issuance of shares under Stock Option Programs	7	5,246	—	—	—	—	5,253
Release of shares under ESOP	—	50,259	—	—	55,122	—	105,381
Redemption of shares under ESOP	—	—	—	(11,205)	—	—	(11,205)
Other stock adjustments	65	(55)	(10)	—	—	—	—

Balance at December 31, 2001	$27,426	$13,047,784	$5,884,201	($98,349)	—	$27,200	$18,888,262

Comprehensive income:
Net income	—	—	3,415,347	—	—	—	3,415,347
Change in net unrealized gain on investment securities available for sale, net of taxes of $110,075	—	—	—	—	—	161,156	161,156

Total comprehensive income	—	—	—	—	—	—	3,576,503

Dividends declared ($0.44 per share)	—	—	(1,296,935)	—	—	—	(1,296,935)
Issuance of shares under Stock Option Programs	41	23,970	—	—	—	—	24,011
10% stock dividend	2,744	4,113,556	(4,116,300)	—	—	—	—

Balance at December 31, 2002	$30,211	$17,185,310	$3,886,313	($98,349)	—	$188,356	$21,191,841

Comprehensive income:
Net income	—	—	3,161,089	—	—	—	3,161,089
Unrealized losses during the period of ($39,031) on investment securities available for sale, net of tax benefit of ($15,835) and reclassification adjustment for gains on sales of available for sale securities of $70,052, net of taxes of $28,441	—	—	—	—	—	(64,807)	(64,807)

Total comprehensive income	—	—	—	—	—	—	3,096,282

Dividends declared ($0.50 per share)	—	—	(1,468,971)	—	—	—	(1,468,971)
Issuance of shares under Stock Option Programs	97	55,833	—	—	—	—	55,930

Balance at December 31, 2003	$30,308	$17,241,143	$5,578,431	($98,349)	—	$123,549	$22,875,082

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Cash flows from operating activities:
Net income	$3,161,089	$3,415,347	$2,892,687
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	591,065	442,500	260,000
Depreciation and amortization	298,187	271,409	284,608
Profit sharing contribution of ESOP shares	—	—	105,381
Accretion of loan discounts and fees	(241,794)	(253,255)	(151,546)
Gain on sale of investment securities	(70,052)	—	—
Net discount (accretion)/premium amortization on investment securities	97,722	21,200	(205,046)
Deferred income tax benefits	(78,378)	(28,873)	(79,709)
Decrease (increase) in other assets	83,336	(734,006)	719,135
Increase (decrease) in other liabilities	(98,823)	7,781	(571,267)

Net cash provided by operating activities	3,742,352	3,142,103	3,254,243

Cash flows from investing activities:
Proceeds from maturities of investment securities held to maturity	11,000,000	7,500,000	2,500,000
Proceeds from maturities of investment securities available for sale	19,500,000	14,500,000	29,975,000
Proceeds from repayment of mortgage-backed securities held to maturity	1,711,001	1,353,086	—
Proceeds from repayment of mortgage-backed securities available for sale	2,308,680		121,680
Proceeds from the sale of investment securities available for sale	1,000,000	—	—
Purchase of investment securities held to maturity	(37,099,870)	(12,746,779)	(4,015,000)
Purchase of investment securities available for sale	(16,429,323)	(12,488,612)	(28,259,460)
Net (increase) decrease in interest-bearing deposits in other banks	(6,644,367)	841,759	824,226
Net increase in loans	(24,377)	(18,279,197)	(19,472,246)
Purchase of premises and equipment	(561,779)	(813,153)	(159,885)

Net cash used in investing activities	(25,240,035)	(20,132,896)	(18,485,685)

Cash flows from financing activities:
Net increase in transaction and savings deposits	22,213,223	28,078,945	5,388,003
Net (decrease) increase in time deposits	(4,225,007)	(6,401,392)	10,045,461
Net (decrease) increase in short-term borrowings	(1,922,450)	2,876,158	819,900
Repayment of Federal Home Loan Bank borrowings	(694,034)	(85,544)	(77,820)
Proceeds from Federal Home Loan Bank borrowings	10,000,000	—	—
Proceeds from issuance of common stock, net of expenses	55,930	24,011	5,253
Payment of distributions from ESOP	—	—	(11,205)
Cash dividends paid to common stockholders	(1,468,971)	(1,296,935)	(1,090,588)

Net cash provided by financing activities	23,958,691	23,195,243	15,079,004

Net increase (decrease) in cash and cash equivalents	2,461,008	6,204,450	(152,438)
Cash and cash equivalents at beginning of year	15,976,161	9,771,711	9,924,149

Cash and cash equivalents at end of year	$18,437,169	$15,976,161	$9,771,711

Supplementary disclosures:
Interest paid on deposits and borrowings	$1,993,544	$2,582,360	$3,724,640

Income taxes paid	$2,240,000	$2,410,000	$2,061,602

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1 Summary of Significant Accounting Policies

Abigail Adams National Bancorp, Inc. (the “Company”) is a one-bank holding company that provides its customers with banking and non-banking financial services through its principal wholly-owned subsidiary, The Adams National Bank (the “Bank”). The Bank offers various loan, deposit, and other financial service products to its customers. The Bank’s customers include individuals, not-for-profit, and commercial enterprises. Its principal market areas encompass Washington, D.C. and the surrounding metropolitan area.

The Company prepares its financial statements on the accrual basis and in conformity with accounting principles generally accepted in the United States of America. The more significant accounting policies are explained below. As used herein, the term the Company includes the Bank, unless the context otherwise requires.

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Cash and Cash Equivalents

The Company has defined cash and cash equivalents as those amounts included in “Cash and due from banks” and “Federal funds sold.” Federal funds sold generally mature in one day. For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash flows from loans and deposits are reported net. The Company maintains amounts due from banks and Federal Funds sold which, at times, may exceed Federally insured limits. The Company has not experienced any losses from such concentrations.

(c)	Securities

Management determines the appropriate classification of securities at the time of purchase. Securities which the Company has the ability and the intent to hold until maturity are classified as investment securities to be held to maturity and are reported at amortized cost. Investment securities which are not classified as held to maturity or trading account assets are classified as available for sale and are reported at fair value with unrealized gains and losses reported as a separate component of stockholders’ equity. Unrealized gains and losses reflect the difference between fair market value and amortized cost of the individual securities as of the reporting date. The market value of securities is generally based on quoted market prices or dealer quotes. The Company does not maintain a trading account. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. Premiums and discounts are amortized using a method which approximates the effective interest method over the term of the security.

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

The accrual of interest is discontinued at the time a loan becomes 90 days delinquent, unless the credit is well-secured and in the process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date, if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for the return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(e)	Allowance for Loan Losses

The allowance for loan losses, a material estimate susceptible to significant change in the near-term, is maintained at a level that management determines is adequate to absorb inherent losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require the Bank to make additions to the allowance based on their judgments about information available to them at the time of their examinations.

The allowance for loan losses is established through a provision for loan losses charged to operating expense. Loans are charged against the allowance for loan losses, when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

A loan is impaired when it is probable, based upon current information and events, the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are valued based on the fair value of the related collateral, if the loans are collateral dependent. For all other impaired loans, the specific reserves approximate the present values of expected future cash flows discounted at the loan’s effective interest rate. The amount of the impairment, if any, and any subsequent changes are included in the allowance for loan losses.

(f)	Loan Origination Fees and Costs

Loan origination fees net of costs directly attributable to loan originations are deferred and recognized over the estimated lives of the loans using the interest method, as an adjustment to the related loan’s yield. Deferred fees and costs are not amortized during periods in which interest income is not being recognized because of concerns about the realization of loan principal or interest.

(g)	Premises and equipment

Premises and equipment are carried at cost less accumulated depreciation and include additions that materially extend the useful lives of existing premises and equipment. All other maintenance and repair expenditures are expensed as incurred. Depreciation of equipment is computed using the estimated useful lives of the respective assets on the straight-line basis. Depreciation of leasehold improvements is amortized on a straight-line basis over the estimated useful lives of the respective assets or the terms of the respective leases, whichever is shorter.

(h)	Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value.

(i)	Earnings Per Share

Basic earnings per share computations are based upon the weighted average number of shares outstanding during the periods. Diluted earnings per share computations are based upon the weighted average number of shares outstanding during the period plus the dilutive effect of outstanding stock options and stock performance awards. Per share amounts are based on the weighted average number of shares outstanding during each period, as follows:

	2003	2002	2001
Weighted average shares	3,009,594	3,002,058	2,990,373
Effect of dilutive stock options	14,478	23,136	8,388

Dilutive potential average common shares	3,024,072	3,025,194	2,998,761

(j)	Stock-Based Compensation Plans

During 2002, the Company adopted FASB Statement No. 148 “Accounting for Stock-Based Compensation.” At December 31, 2003, the Company has five stock-based compensation plans, which are described more fully in Note 14. The Company continues to account for grants under its stock option plans based on the recognition and measurement principals of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation expense was recorded equal to the difference between the quoted market price of the underlying common stock on the date of grant and the exercise price. The following table illustrates the effect on net income and earnings per share had compensation cost for all of the stock-based compensation plans been determined based on the grant date fair values of awards. (The method described in FASB Statement No. 123, Accounting for Stock-Based Compensation.)

	Years Ended December 31,
	2003	2002	2001
	(Dollars in thousands, except per share data)
Net income as reported	$3,161	$3,415	$2,893

Deduct total stock-based compensation expense determined under fair value-based method, net of related tax effects	—	(9)	(9)

Pro forma net income	$3,161	$3,404	$2,884

Basic earnings per share, as reported	$1.05	$1.14	$0.96
Basic earnings per share, pro forma	$1.05	$1.14	$0.96
Diluted earnings per share, as reported	$1.05	$1.13	$0.96
Diluted earnings per share, pro forma	$1.05	$1.13	$0.96

(k)	Comprehensive Income

Comprehensive Income is the change in equity of a business enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. In addition to the Company’s net income, change in equity components under comprehensive income reporting include net changes in unrealized gains and losses on investment securities available for sale.

(l)	Risks and Uncertainties

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

(m)	Income Taxes

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

(n)	Recent Accounting Pronouncements

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” (“FIN 45”), which covers guarantees such as standby letters of credit, performance guarantees, and direct or indirect guarantees of the indebtedness of others, but not guarantees of funding. FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability in an amount equal to the fair value of the obligation undertaken in issuing the guarantee, and requires disclosure about the maximum potential payments that might be required, as well as the collateral or other recourse obtainable. The recognition and measurement provisions of FIN 45 were effective on a prospective basis after December 31, 2002, and its adoption by the Company on January 1, 2003 has not had a significant effect on the Company’s consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” (“FIN 46”), which establishes guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. FIN 46 requires a variable interest entity to be consolidated by a company if that company will absorb a majority of the expected losses, will receive a majority of the expected residual returns, or both. Transfers to qualified special-purpose entities (“QSPEs”) and certain other interests in a QSPE are not subject to the requirements of FIN 46. On December 17, 2003, the FASB revised FIN 46 (FIN 46R) and deferred the effective date of FIN 46 to no later than the end of the first reporting period that ends after March 15, 2004, however, for special-purpose entities, FIN 46 would be required to be applied as of December 31, 2003. This statement is not expected to have any material impact on the Company.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Postretirement Benefits.” This Statement requires additional disclosures about the assets, obligations and cash flows of defined benefit pension and postretirement plans, as well as the expense recorded for such plans. This Statement had no effect on the Company’s consolidated financial.

In April 2003, the FASB issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. This Statement did not have a material effect on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement provides new rules on the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. Such financial instruments include mandatorily redeemable shares, instruments that require the issuer to buy back some of its shares in exchange for cash or other assets, or obligations that can be settled with shares, the monetary value of which is fixed. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 30, 2003. This Statement had no effect on the Company’s consolidated financial statements.

(o)	Reclassifications

Certain reclassifications have been made to amounts previously reported in 2002 to conform with the 2003 presentation.

Note 2 Restrictions on Cash Balances

Included in cash and due from banks are balances maintained within the Company to satisfy legally required reserves and to compensate for services provided from correspondent banks. Restricted balances maintained totaled $4,246,000 and $4,206,000 at December 31, 2003 and 2002, respectively. There were no other withdrawal, usage restrictions or legally required compensating balances at December 31, 2003 or 2002.

Note 3 Securities

The amortized cost and estimated fair value of investment securities to be held to maturity and investment securities available for sale at December 31, 2003, and 2002 are as follows:

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2003:
Investment Securities – available for sale:
U.S. government agencies and corporations	$12,000,000	$13,900	$123,760	$11,890,140
Mortgage-backed securities	7,897,502	17,049	94,937	7,819,614
Marketable equity securities	10,350,790	460,929	65,244	10,746,475

Total	$30,248,292	$491,878	$283,941	$30,456,229

Investment Securities – held to maturity:
U.S. government agencies and corporations	$11,499,462	$21,343	$76,860	$11,443,945
Mortgage-backed securities	2,461,922	331	4,529	2,457,724

Total	$13,961,384	$21,674	$81,389	$13,901,669

December 31, 2002:
Investment Securities – available for sale:
U.S. government agencies and corporations	$9,500,563	$104,749	$—	$9,605,312
Mortgage-backed securities	2,727,511	33,016	—	2,760,527
Marketable equity securities	3,769,855	179,245	—	3,949,100

Total	$15,997,929	$317,010	$—	$16,314,939

Investment Securities – held to maturity:
U.S. government agencies and corporations	$6,000,000	$24,616	$—	$6,024,616
Mortgaged-backed securities	4,229,905	$17,525	$—	$4,247,430

Total	$10,229,905	$42,141	—	$10,272,046

During the year ended December 31, 2003, the Bank had gross gains on sale of securities of $70,052 and no gross losses. The Bank had no gross gains or losses for the periods ended December 31, 2002 and 2001.

The fair value of securities with unrealized losses by length of time that the individual securities have been in a continuous loss position at December 31, 2003, are as follows:

	Continuous unrealized losses exiting for less than 12 months		Continuous unrealized losses existing greater than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government agencies	$11,799,380	$200,620	$—	$—	$11,799,380	$200,620
Mortgage-backed securities	6,007,644	99,466	—	—	6,007,644	99,466
Equity securities	2,983,200	65,244	—	—	2,983,200	65,244

Total	$20,790,224	$365,330	$—	$—	$20,790,224	$365,330

The unrealized losses that existed as of December 31, 2003, are a result of market changes in interest rates since the securities’ purchase. This factor coupled with the fact the Bank has both the intent and the ability to hold these securities for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in the available-for-sale portfolio are temporary.

Securities with carrying values of $27,271,000 and $20,691,000 at December 31, 2003 and 2002, respectively, were pledged to collateralize public deposits and repurchase agreements.

The cost and estimated fair value of investment securities to be held to maturity and investment securities available for sale at December 31, 2003, by contractual maturity are shown on the following table. Expected maturities may differ from contractual maturities in mortgage-backed securities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties; therefore, these securities are not included in maturity categories in the following table.

	December 31, 2003
	Amortized Cost	Estimated Fair Value
Investment Securities – available for sale:
Due after one year through five years	$2,000,000	$1,973,120
Due after five years through ten years	10,000,000	9,917,020
Mortgage-backed securities	7,897,503	7,819,614
Equity securities and other	10,350,790	10,746,475

Total	$30,248,293	$30,456,229

Investment Securities – held to maturity:
Due after one year through five years	$9,499,462	$9,491,445
Due after five years through ten years	2,000,000	1,952,500
Mortgage-backed securities	2,461,922	2,457,724

Total	$13,961,384	$13,901,669

Note 4 Loans

Loans at December 31, 2003 and 2002 were as follows:

	2003	2002
Commercial and industrial	$31,979,144	$36,299,774
Real estate:
Commercial mortgage	81,000,737	80,673,789
Residential mortgage	34,184,009	34,736,414
Construction and development	8,528,523	4,184,658
Installment to individuals	659,502	979,170

Subtotal	156,351,915	156,873,805
Less: net deferred loan fees	(317,688)	(337,525)

Total	156,034,227	$156,536,280

Nonperforming loans consist of loans which management has identified as impaired, nonaccrual, and restructured. At December 31, 2003 and 2002, there were no impaired or restructured loans that were not in nonaccrual status. At December 31, 2003 and 2002, impaired loans totaled approximately $2,873,000 and $460,000, respectively. The average impaired loans were $2,425,000 and $528,000, during 2003 and 2002, respectively. Specific allocations of the allowance for loan losses for impaired loans at 12/31/03 and 12/31/02 were $232,000 and $0, respectively. Had the loans been current in accordance with their original terms, gross interest income for these loans would have been $279,000 and $24,000 in 2003 and 2002, respectively. Interest income recognized on impaired loans during the year ended December 31, 2003 and 2002, was $97,000 and $19,000, respectively. At December 31, 2003 and 2002, the Company had no loans greater than 90 days delinquent, which were still accruing interest and no restructured loans.

The change in the allowance for loan losses follows:

	2003	2002	2001
Balance at beginning of the year	$2,296,608	$1,910,963	$1,654,033
Provision for loan losses	591,065	442,500	260,000
Recoveries	64,417	13,876	21,028
Charge-offs	(832,642)	(70,731)	(24,098)

Balance at end of year	$2,119,448	$2,296,608	$1,910,963

The Company has engaged in banking transactions in the ordinary course of business with some of its directors, officers, principal shareholders and their associates. Such loans are at normal credit terms, including interest rates and collateral, and do not represent more than the normal risk of collection. At December 31, 2003 and 2002, none of these loans were reported as nonaccrual, restructured or classified. The aggregate amount of loans to related parties for the years ended December 31, 2003 and 2002 were $100,000 and $105,000, respectively.

Note 5 Bank Premises and Equipment

Bank premises and equipment at December 31, 2003 and 2002 is summarized as follows:

	2003	2002	Useful Life
Furniture and equipment	2,364,092	$2,051,638	3-10 years
Leasehold improvements	1,427,784	1,178,459	3-20 years

Subtotal, at cost	3,791,876	3,230,097
Accumulated depreciation and amortization	(2,316,341)	(2,018,154)

Total, net	$1,475,535	$1,211,943

Amounts charged to operating expenses for depreciation and amortization expense aggregated $298,187, $271,409, and $284,608 in 2003, 2002 and 2001, respectively.

Note 6 Deposits

At December 31, 2003, the scheduled maturities on all time deposits are as follows:

Year	< $100,000	> $100,000	Total
2004	$16,456,887	$25,480,344	$41,937,231
2005	937,560	847,113	1,784,673
2006	105,010	—	105,010
2007	110,765	—	110,765
2008	373,277	4,112,125	4,485,402

	$17,983,499	$30,439,582	$48,423,081

Related party deposits totaled approximately $365,000 and $236,000 at December 31, 2003 and 2002, respectively. In management’s opinion, interest rates paid on these deposits, where applicable, are available to others at the same terms.

Note 7 Leasing Arrangements

The Company and banking subsidiary have entered into various noncancelable operating leases. These noncancelable operating leases are subject to renewal options under various terms. Some leases provide for periodic rate adjustments based on cost-of-living index changes. Rental expense in 2003 and 2002 was approximately $733,000 and $668,000, respectively. The following is a schedule of future minimum payments under noncancelable operating leases that have initial or remaining lease terms in excess of one year as of December 31, 2003:

2004	$751,183
2005	770,019
2006	780,661
2007	777,004
2008	690,605
2009 and thereafter	2,140,789

Total	$5,910,261

Note 8 Income Taxes

Income tax expense for 2003, 2002 and 2001 consists of:

	2003	2002	2001
Current:
Federal	$1,719,427	$1,825,760	$1,486,898
District of Columbia	457,062	485,329	395,251

	2,176,489	2,311,089	1,882,149

Deferred tax benefit:
Federal	(61,919)	(22,810)	(62,970)
District of Columbia	(16,459)	(6,063)	(16,739)

	(78,378)	(28,873)	(79,709)

Total:
Federal	1,657,508	1,802,950	1,423,928
District of Columbia	440,603	479,266	378,512

	$2,098,111	$2,282,216	$1,802,440

Income tax expense differed from the amounts computed by applying the statutory federal income tax rate of 34 % to pretax income, as a result of the following:

	2003		2002		2001
	Amount	%	Amount	%	Amount	%
Tax expense at statutory rate	$1,788,128	34.0%	$1,937,171	34.0%	$1,596,343	34.0%
Increase in taxes resulting from District of Columbia franchise tax, net of Federal tax effect	290,798	5.5%	316,316	5.6%	249,818	5.3%
Other	19,185	0.4%	28,729	0.5%	(43,721)	(0.9)%

Total	$2,098,111	39.9%	$2,282,216	40.1%	$1,802,440	39.4%

The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002:

	2003	2002
Deferred tax assets:
Allowance for loan losses	$771,561	$689,353
Deferred loan fees	14,244	28,486
Furniture and equipment	66,750	117,884
Compensated absences	10,552	12,351
Other	64,830	2,139

Total gross deferred tax assets	$927,937	$850,213

Deferred tax liabilities:
Unrealized gain on investment securities	$(84,389)	$(128,655)
Other	—	(654)

Total gross deferred tax liabilities	(84,389)	(129,309)

Net deferred tax assets	$843,548	$720,904

Note 9 Long-term Debt

The Bank maintains a line of credit with the Federal Home Loan Bank (FHLB) for advances collateralized with a blanket floating lien on first mortgages and commercial real estate. Additional FHLB advances are available up to 20% of assets and would require the pledging of additional qualifying assets. Unused borrowing capacity is approximately $36,000,000. Long-term debt at December 31, 2003 and 2002 consisted of the following:

	Rate	2003	2002
FHLB borrowings due on September 21, 2004	1.96%	2,000,000	724,151
FHLB borrowings due on March 21, 2006	2.81%	4,000,000	—
FHLB borrowings due on March 21, 2008	2.99%	3,400,000	—
FHLB borrowings due on December 1, 2008	6.95%	630,117	—

Total		$10,030,117	$724,151

Annual principal maturities as of December 31, 2003 are as follows:

2004	$2,903,366
2005	913,625
2006	4,924,902
2007	937,299
2008	350,925
2009 & after	0

Total long-term debt	$10,030,117

Note 10 Short-term Borrowings

Short-term borrowings consist of securities sold under repurchase agreements and Federal funds purchased. Federal funds purchased represent funds borrowed overnight. Unused Federal fund lines of credit at December 31, 2003 were $11,000,000. There were no Federal fund lines of credit borrowings outstanding during 2003 or 2002.

Securities sold under repurchase agreements generally involve the receipt of immediately available funds which mature in one business day or roll over under a continuing contract. In accordance with these contracts, the underlying securities sold are segregated from the Company’s other investment securities.

Short-term borrowings for 2003 and 2002 are summarized below:

	2003	2002
Year-end balance	$5,390,326	$7,312,776
Average balance	6,509,040	5,856,182
Maximum month-end outstanding	7,381,024	8,327,851
Average interest rate for the year	0.74%	1.57%
Average interest rate at year-end	0.50%	0.92%

Note 11 Commitments and Contingent Liabilities

In the normal course of business, there are various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements, such as commitments to extend credit. These commitments include revolving credit agreements, term loan commitments, and short-term borrowing agreements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. Both loan commitments and standby letters of credit have credit risk essentially the same as that involved in extending loans to customers and are subject to the normal credit approval procedures and policies. Collateral is obtained based on management’s assessment of the customer’s credit. At December 31, 2003, no commitments existed to extend additional credit to customers having nonperforming loans. At December 31, 2003 and 2002, the following financial instruments were outstanding whose contracts represent credit risk:

	2003	2002
Commitment to originate loans	$2,970,000	$2,628,000
Unfunded commitments under lines of credit	33,149,000	$31,439,000
Commercial and standby letters of credit	2,669,000	$1,968,000
Portion of letters of credit collateralized	71%	82%

Under the terms of an employment agreement with the current President and CEO of the Bank, the Bank is obligated to make payments totaling approximately $190,000, in the event she chooses to exercise her rights under the agreement. These funds are held in a grantor trust established in 1998.

The Company and the Bank are defendants in litigation and claims arising from the normal course of business. Based upon consultation with legal counsel, management is of the opinion that the outcome of any claims and pending or threatened litigation will not have a material adverse impact on the Company’s financial position, results of operations or liquidity.

Note 12 Restrictions on Dividend Payments and Loans by Affiliated Bank

The primary source of dividends paid by the Company to its shareholders is dividends received from the Bank. Federal regulations restrict the total dividend payments that a national banking association may make during any calendar year to the total net income of the bank for the current year plus retained net income for the preceding two years, without prior regulatory approval. At December 31, 2003, approximately $6,036,000 of retained earnings of the Bank was available for dividend declarations. Restrictions are also imposed upon the ability of the Bank to make loans to the Company, purchase stock in the Company or use the Company’s securities as collateral for indebtedness of the Bank. At December 31, 2003, the Company and the Bank were in compliance with regulatory requirements.

Note 13 Regulatory Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. These regulatory capital requirements involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items, and also qualitative judgments by the regulators. Failure to meet minimum capital requirements can subject the Company to a series of increasingly restrictive actions. To be considered “well-capitalized,” an institution must generally have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 2003 and 2002, the Company and the Bank exceed all capital adequacy requirements to which they are subject, and the Bank qualifies as “well-capitalized.”

The following table presents the capital position of the Company and the Bank relative to their various minimum statutory and regulatory capital requirements at December 31, 2003 and 2002.

	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2003:
Total capital to risk weighted assets:
Consolidated	$24,871	13.71%	$14,510	8.00%	N/A	N/A
Bank	24,744	13.66%	14,489	8.00%	18,112	10.00%
Tier 1 capital to risk weighted assets:
Consolidated	22,752	12.54%	7,255	4.00%	N/A	N/A
Bank	22,374	12.35%	7,245	4.00%	10,867	6.00%
Leverage Ratio:
Consolidated	22,752	10.33%	8,809	4.00%	N/A	N/A
Bank	22,374	10.16%	8,807	4.00%	11,009	5.00%

December 31, 2002
Total capital to risk weighted assets:
Consolidated	$23,171	13.37%	$13,882	8.00%	N/A	N/A
Bank	23,009	13.26%	13,961	8.00%	17,326	10.00%
Tier 1 capital to risk weighted assets
Consolidated	21,003	12.12%	6,941	4.00%	N/A	N/A
Bank	20,592	11.87%	6,930	4.00%	10,396	6.00%
Leverage ratio:
Consolidated	21,003	10.42%	8,063	4.00%	N/A	N/A
Bank	20,592	10.22%	8,061	4.00%	10,076	5.00%

N/A = not applicable

Note 14 Benefit Plans

The Company has various stock option plans for directors and certain key employees. At December 31, 2003, there were 172,259 shares of common stock reserved for future issuance under the stock option plans of which there were 17,571 shares under option outstanding. The terms of the options are determined by the Board of Directors. Options generally vest over three years, and no options may be exercised beyond ten years from the grant date. The option price per share of the qualified employees’ incentive stock option plans equals the fair market value at the date of the grant. The option price for the non-qualified options range from 85% to 90% of the fair market value at the date of the grant.

The Company accounts for its stock option plans under APB Opinion No. 25. The amount equal to the difference between the quoted market price of the stock on the date of grant and the amount the grantee is required to pay is recorded as compensation expense. Compensation expense for the non-qualified stock option plans for 2003, 2002 and 2001 was $0, $6,000, and $6,000, respectively.

At December 31, 2003, the options outstanding have a weighted average contractual life of 5.8 years. The fair value of each option grant is estimated on the date of the grant using a Black-Scholes based option pricing model. There were no options granted in 2003, 2002 or 2001.

The following is a summary of activity of the Company’s stock option plans for 2003 and 2002:

	2003		2002
	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price
Outstanding at beginning of year	27,236	$5.70	31,611	$5.67
Granted	—	—	—	—
Exercised	(9,665)	$5.79	(4,375)	$5.49
Forfeited/expired	—	—	—	—
Outstanding at end of year	17,571	$5.65	27,236	$5.70
Exercisable at end of year	17,571	$5.65	27,236	$5.70
Weighted avg. FV of options granted	—	—	—	—

The Company offers an employee stock ownership plan (“ESOP”) with 401(k) provisions. Participants may make pre-tax and after-tax contributions to the 401(k) up to the maximum allowable under federal regulations. The Bank matches the pre-tax employee participant’s contributions at a rate of 50% of the first 6% of the employee’s qualifying salary. The Company’s 401(k) expense was $55,000, $54,000 and $58,000 for the years ended December 31, 2003, 2002 and 2001, respectively, which is included in “salaries and benefits” in the accompanying consolidated statements of income. The ESOP is a nonleveraged employee stock ownership plan. The Board of Directors may elect to pay a discretionary contribution on an annual basis, which vests at the end of the third year. The ESOP expense was approximately $0, $75,000 and $91,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Dividends on shares held by the ESOP are charged to retained earnings, and shares held by the ESOP are treated as outstanding in computing earnings per share.

Note 15 Other Noninterest Expense

The following is a summary of the significant components of “other operating expense.”

	2003	2002	2001
Courier service and bank security	$169,778	$144,716	$137,887
Directors’ and committee fees	163,050	147,700	134,400
Stationary & office supplies	126,941	110,929	105,032
Taxes, other	111,456	98,086	94,079
Insurance	93,000	89,265	104,472
Telephone	71,209	89,194	89,829
Other	617,223	593,111	565,751

Total other operating expense	$1,352,657	$1,273,001	$1,231,450

Note 16 Fair Value of Financial Instruments

The following table presents the estimated fair values of the Company=s financial instruments at December 31, 2003 and 2002 and is followed by a general description of the methods and assumptions used to estimate such fair values.

	December 31, 2003		December 31, 2002
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$9,747	$9,747	$7,507	$7,507
Federal funds sold and interest-bearing deposits in other banks	18,821	18,821	11,955	11,955
Investment securities available for sale	30,456	30,456	16,315	16,315
Investment securities held at maturity	13,961	13,902	10,230	10,272
Loans, net	153,915	154,085	154,240	155,090
Financial Liabilities:
Deposits	192,756	193,012	174,768	175,099
Short-term borrowings	5,390	5,390	7,313	7,313
Long-term debt	10,030	10,243	724	804

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

Note 17 Parent Company Only Financial Statements

The following are the condensed financial statements of the parent company:

Condensed Balance Sheets

	December 31
	2003	2002
Assets:
Interest-bearing balances with bank subsidiary	$94,309	$124,645
Investment in subsidiary bank	22,497,882	20,780,460
Other assets	298,534	306,955

Total assets	$22,890,725	$21,212,060

Liabilities and Stockholders’ Equity
Other liabilities	$15,643	$20,219
Stockholders’ equity	22,875,082	21,191,841

Total liabilities and stockholders’ equity	$22,890,725	$21,212,060

Condensed Statements of Income

	Year Ended December 31
	2003	2002	2001
Income
Interest earned on balances with subsidiary bank	$534	$578	$571
Interest on loans	—	1,578	759
Other income	20	—	—
Dividends from subsidiary bank	1,605,000	1,400,000	1,100,000

Total income	1,605,554	1,402,156	1,101,330

Expenses
Salaries and benefits	—	—	3,758
Professional fees	36,084	42,560	62,953
Other	348,502	302,472	326,860

Total expenses	384,586	345,032	393,571

Income before taxes and equity in undistributed net income of subsidiary	1,220,968	1,057,124	707,759
Income tax benefit	(157,892)	(139,151)	(150,580)

Income before equity in undistributed earnings of subsidiary	1,378,860	1,196,275	858,339
Equity in undistributed net income of subsidiary	1,782,229	2,219,072	2,034,348

Net Income	$3,161,089	$3,415,347	$2,892,687

Condensed Statement of Cash Flows

	Year Ended December 31
	2003	2002	2001
Operating Activities:
Net income	$3,161,089	$3,415,347	$2,892,687
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed net income of subsidiary	(1,782,229)	(2,219,072)	(2,034,348)
ESOP compensation	—	—	105,381
Other, net	3,845	(95,495)	(121,811)

Net cash provided by operating activities	1,382,705	1,100,780	841,909

Investing Activities:
Net decrease (increase) in lines of credit	—	85,000	(85,000)

Net cash provided by (used in) investing activities	—	85,000	(85,000)

Financing Activities:
Proceeds from issuance of common stock, net	55,930	24,011	5,253
Redemptions of shares from ESOP	—	—	(11,205)
Cash dividends paid to stockholders	(1,468,971)	(1,296,935)	(1,090,588)

Net cash used in financing activities	(1,413,041)	(1,272,924)	(1,096,540)

Net decrease in cash and cash equivalents	(30,336)	(87,144)	(339,631)
Cash and cash equivalents at beginning of year	124,645	211,789	551,420

Cash and cash equivalents at end of year	$94,309	$124,645	$211,789

STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS:

Abigail Adams National Bancorp, Inc.

1130 Connecticut Avenue, NW

Suite 200

Washington, D.C. 20036

(202) 772-3600

FINANCIAL INFORMATION:

Copies of printed financial information including the Annual Report as filed with the Securities and Exchange Commission on Form 10-K are available without charge, upon written request to Karen E. Troutman, Senior Vice President and Chief Financial Officer, at the address listed above.

ANNUAL MEETING:

The annual meeting of shareholders of Abigail Adams National Bancorp will be held at 3:00 p.m. on Tuesday, May 18, 2004 at the Corporate Headquarters at the address listed above.

SHAREHOLDER ASSISTANCE:

Questions concerning your shareholder account, including change of address forms, records or information about lost certificates or dividend checks, should be directed to our transfer agent at the address listed below or access your shareholder information online at www.amstock.com.

American Stock Transfer & Trust Company

59 Maiden Lane

New York, N.Y. 10038

(800-937-5449)

INTERNET:

Information on bank products and services, as well as, our Code of Ethics, Nominating Committee charter, and the Annual Report on Form-10K are available on our Web site at www.adamsbank.com.

STOCK LISTING:

Abigail Adams National Bancorp, Inc. Common Stock is listed on the NASDAQ National Market under the symbol AANB.

INDEPENDENT AUDITORS:

McGladrey & Pullen, LLP

700 N. Fairfax Street, Suite 400

Alexandria, VA 22314

SPECIAL COUNSEL:

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue. NW, Suite 400

Washington, D.C. 20015

DIRECTORS OF THE ABIGAIL ADAMS NATIONAL BANCORP

and THE ADAMS NATIONAL BANK

Jeanne D. Hubbard	A. George Cook, III	Robert L. Shell, Jr.
Chairwoman, President and	Principal	CEO
CEO	George Cook & Company	Guyan International
Abigail Adams National
Bancorp	Lynne M. Miller	Marianne Steiner
	CEO	Principal
Kathleen Walsh Carr	Environmental Strategies	Larkspur Marketing
President & CEO	Corporation
The Adams National Bank		Joseph L. Williams
	Douglas Reynolds	Chairman & CEO
Michelle D. Bernard	Attorney	Basic Supply Company, Inc.
President Odyssey International	Cabell County Public Defenders Office	Bonnie A. Wilson
Principal
David A. Bradley	Marshall T. Reynolds	Bonnie Wilson & Company
Moss, McGee, Bradley, Kelly &	Chairman & CEO
Foley	Champion Industries, Inc.

Patricia G. Shannon
President & CEO
Boys & Girls Clubs of Greater Washington

EXECUTIVE OFFICERS

Jeanne D. Hubbard	Kathleen Walsh Carr	Karen E. Troutman
Chairwoman, President and Chief Executive Officer of Abigail Adams National Bancorp, Inc.	President & Chief Executive Officer of The Adams National Bank	Chief Financial Officer and Senior Vice President of Abigail Adams National Bancorp and The Adams National Bank

OFFICE LOCATIONS

Dupont Circle East	Administrative Office	MCI Center/Chinatown
1604 17th Street, NW	1130 Connecticut Ave., NW	802 7th Street, NW
Washington, D.C. 20009-2441	Washington, D.C. 20036	Washington, D.C. 20001-3718
(202) 772-3600	(202) 772-3600	(202) 772-3600
(202) 387-4110 fax	(202) 628-8380 fax	(202) 842-0076 fax

Georgetown	K Street Office	Union Station
1729 Wisconsin Avenue, NW	1501 K Street, NW	50 Massachusetts Avenue, NE
Washington, D.C. 20007-2379	Washington, D.C. 20006-1782	Washington, D.C. 20002-4214
(202) 772-3600	(202) 772-3600	(202) 772-3600
(202) 338-1889 fax	(202) 628-8380 fax	(202) 371-6590

Silver Spring	Deposit Operations
8121 Georgia Ave.	1627 K Street, NW
Silver Spring, MD 20910	Washington, D.C. 20006
(301) 565-0776	(202) 772-3600
(301) 565-8380 fax	(202) 293-4017