Form 10-K, Exhibit 13
period 2004-12-31
ABIGAIL ADAMS NATIONAL BANCORP INC
filed 2005-03-30
CIK 356809

EXHIBIT 13

2005 ANNUAL REPORT TO STOCKHOLDERS

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)

	2004	2003
Averages
Assets	$232,600	$211,608
Loans	161,919	151,008
Allowance for loan losses	(2,318)	(2,366)
Deposits	194,772	173,319
Stockholders’ Equity	23,683	22,076
At Year-End
Assets	$251,192	$231,906
Loans	180,272	156,034
Allowance for loan losses	(2,558)	(2,119)
Deposits	215,367	192,756
Stockholders’ Equity	24,760	22,875
Book value per share (a)	$7.45	$6.90
For the year
Net income	$3,602	$3,161
Cash dividends	1,509	1,469
Per Common Share (a)
Basic earnings	$1.09	$0.95
Diluted earnings	$1.08	$0.95
Cash dividends	$0.45	$0.45

(a)	All book value per share and all per common share data used in the financial highlights table have been restated to reflect a 10% stock dividend declared on 12/21/04 and paid on 01/14/05.

CONTENTS

Letter to Shareholders and Friends	2

Selected Financial Data for Five-Year Period	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Summary of Operations by Quarter and Summary of Market Data	15

Independent Auditors’ Report	16

Consolidated Balance Sheets	17

Consolidated Statements of Income	18

Consolidated Statements of Changes in Stockholders’ Equity	19

Consolidated Statements of Cash Flows	20

Notes to Consolidated Financial Statements	21

Stockholder Information	38

ABIGAIL
ADAMS	1130 Connecticut Ave., NW
NATIONAL BANCORP, INC.	Washington, DC 20036

Dear Shareholders, Customers and Friends,

We are proud to report to you on the most profitable year for Abigail Adams National Bancorp, Inc. Our net income grew 13.9% to $3,602,000 and our earnings per share increased from $0.95 per share at year-end 2003 to $1.09 at year-end 2004. Total assets increased $19 million, with most of that growth reflected in the over $24 million increase in loans, and deposits increased over $22 million.

The earnings per share information discussed above has been adjusted for the 10% stock dividend declared on December 21, 2004 and paid out on January 14, 2005. This stock dividend was our way of sharing the growth and profitability of our company with our shareholders.

Part of 2003 and 2004 was devoted to the building of a solid infrastructure to support our current and planned growth and to expand our services and products in our market area. The fruits of this plan are seen in the strong performance in 2004. Adams enters 2005 poised to continue our commitment to increasing shareholder value and providing banking services to our market base. We will continue to focus on our market base of women, minorities, small businesses and not-for-profit organizations.

The most exciting news for our company, however, is our planned acquisition of Consolidated Bank & Trust in Richmond, VA. This company shares our commitment and mission and will open up new markets and opportunities for Abigail Adams National Bancorp.

We continue to thank you, our shareholders, for your loyalty and support, and pledge to continue our commitment to enhance your shareholder value.

Jeanne Delaney Hubbard	Kathleen Walsh Carr
Chairwoman, President & CEO	President & CEO
Abigail Adams National Bancorp, Inc.	The Adams National Bank

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

	December 31,
	2004	2003	2002	2001	2000
Income Statement Data
Total interest income	$13,829	$12,556	$12,831	$12,734	$12,809
Total interest expense	1,986	2,094	2,580	3,734	4,067
Net interest income	11,843	10,461	10,251	9,000	8,742
Provision for loan losses	420	591	443	260	536
Total noninterest income	1,975	2,035	1,954	1,980	1,545
Total noninterest expense	7,415	6,646	6,064	6,025	5,665
Provision for income taxes	2,381	2,098	2,282	1,802	1,626
Net income	3,602	3,161	3,415	2,893	2,460

Per Common Share Data (a)
Basic net income per share	$1.09	$0.95	$1.03	$0.88	$0.76
Diluted net income per share	$1.08	$0.95	$1.03	$0.88	$0.76
Cash dividends	$0.45	$0.45	$0.40	$0.33	$0.28

Selected Balance Sheet Data
Total assets	$251,192	$231,906	$204,950	$178,170	$160,651
Investment securities	50,835	44,418	26,545	24,413	25,151
Loans	180,272	156,034	156,536	138,061	118,440
Allowance for loan losses	2,558	2,119	2,297	1,911	1,654
Deposits	215,367	192,756	174,768	153,091	137,657
Long-term debt	7,127	10,030	724	810	888
Stockholders’ equity	24,760	22,875	21,192	18,888	16,973

Selected Ratios
Return on average assets	1.55%	1.49%	1.80%	1.78%	1.63%
Return on average stockholders’ equity	15.21%	14.32%	16.99%	16.02%	15.69%
Average equity to average assets	10.18%	10.43%	10.57%	11.08%	10.39%
Dividend payout ratio (a)	41.67%	47.37%	38.83%	37.50%	36.84%
Net (recoveries) charge-offs to average loans	(0.01%)	0.51%	0.04%	0.003%	0.02%
Nonperforming loans to total loans	1.04%	1.84%	0.29%	0.28%	0.26%
Allowance for loan losses to loans	1.42%	1.36%	1.47%	1.38%	1.40%

(a)	All per common share data and dividend payout ratios used in the selected financial data have been restated for a 10% stock dividend declared on December 21, 2004 and paid on January 14, 2005.

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

The following analysis of financial condition and results of operations should be read in conjunction with the Company’s Consolidated Financial Statements and Notes thereto. For a discussion of risk factors that could affect the Company’s performance, see page 14.

Results of Operations

Overview

The Company recorded net income of $3,602,000 in 2004, as compared to $3,161,000 in 2003 and $3,415,000 in 2002. Diluted earnings per share were $1.08 for 2004, compared to $0.95 for 2003 and $1.03 for 2002. The 14.0% increase in net income compared to 2003 was attributable to a 13.2% increase in net interest income and a favorable 28.9% decrease in the provision for loan losses which offset a 3% decrease in noninterest income and an 11.6% increase in non-interest expense. The 7.4% decrease in 2003 net income compared to 2002 was due to an increase in non-interest expense and the provision for loan losses, partially offset by the 2.0% increase in net interest income and a 4.0% increase in noninterest income. Book value per share was $7.45 at December 31, 2004, an increase of $0.55 from the book value per share of $6.90 at December 31, 2003. Dividends paid per common share in 2004, 2003 and 2002 were $0.45, $0.45 and $0.40 respectively. Both the book value and dividends per common share have been adjusted for a 10% stock dividend declared in 2004.

Analysis of Net Interest Income

Net interest income, which is the sum of interest and certain fees generated by earning assets minus interest paid on deposits and other funding sources, is the principal source of the Company’s earnings. Net interest income for 2004 increased 13.2% over 2003, after increasing only 2.1% in 2003 over 2002. The Company is slightly asset sensitive, with assets repricing more quickly than liabilities in response to changes in interest rates. The improvement in net interest income in 2004 resulted from a 9.9% growth in average earning assets, combined with the management of interest rates paid on deposits. During 2002-2003, the net interest margin experienced compression due to the decline in market interest rates resulting in a reduction in growth in the net interest margin. Average earning assets increased to $221,828,000 in 2004 as compared to the average of $201,867,000 in 2003, and $181,470,000 in 2002. The yield on the interest-earning assets edged ahead slightly to 6.23% in 2004 compared to 6.22% in 2003, but remained below the 7.07% yield of 2002. Loans, the highest yielding component of earning assets, represented 73.0% of total average earning assets for 2004, as compared to 74.8% for 2003 and 79.1% for 2002. Average loans increased 7.2% during 2004, as compared to a 5.3% increase during 2003. The average yield on loans increased 1 basis point to 7.15% in 2004 from 7.14% in 2003, but was 69 basis points below the 2002 average yield of 7.84%. The decrease in the yield on average loans from 2002 to 2003 reflects the origination and repricing of loans at lower rates. Average investment securities increased 32.4% over 2003, after increasing 38.2% from 2002. The average yield on investment securities decreased 13 basis points in 2004 to 4.42% from 4.55% in 2003, and was 101 basis points below the average yield of 5.43% in 2002. The reduction in the investment security yields for the past two years was impacted by the decline in market interest rates to the lowest levels in forty years.

Funding for earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders’ equity. The percentage of average earning assets funded by average interest-bearing liabilities decreased to 66.9% in 2004, compared to 68.9% in 2003 and 67.8% in 2002. Average interest bearing liabilities increased 6.7%, over 2003, which increased 13.1% over 2002. The growth in interest bearing liabilities in 2004 was due to the $11,354,000 increase in average deposits which was offset by a $2,024,000 decrease in average borrowings. The cost of interest-bearing funds in 2004, decreased 17 basis points to 1.34% in 2004, and decreased 59 basis points to 1.51% in 2003 from a cost of 2.10% in 2002. The decrease in the cost of interest-bearing funds was due to the repricing of existing deposits at lower interest rates than the prior years.

The net interest margin, which is net interest income as a percentage of average interest-earning assets, increased to 5.34% for 2004, an increase of 16 basis points from 5.18% for 2003. The net interest margin was 5.65% for 2002. The net interest spread, which is the difference between the average interest rate earned on interest-earning assets and interest paid on interest-bearing liabilities, was 4.89% for 2004, reflecting an increase of 18 basis points from the 4.71% reported in 2003. The net interest spread was 4.97% in 2002.

The following tables present the average balances, net interest income and interest yields/rates for 2004, 2003 and 2002 and an analysis of the dollar changes in interest income and interest expense.

Distribution of Assets, Liabilities and Stockholders’ Equity Yields and Rates

For the Years Ended December 31, 2004, 2003, and 2002

(Dollars in thousands)

	2004			2003			2002
	Average Balances	Interest Income/ Expense	Average Rates	Average Balances	Interest Income Expense	Average Rates	Average Balances	Interest Income Expense	Average Rates
Assets
Loans (1)	$161,919	$11,574	7.15%	$151,008	$10,789	7.14%	$143,454	$11,243	7.84%
Investment securities	46,962	2,075	4.42%	35,466	1,613	4.55%	25,663	1,393	5.43%
Federal funds sold	5,310	74	1.39%	7,538	74.98%		7,633	115	1.51%
Interest-bearing bank balances	7,637	106	1.39%	7,855	79	1.01%	4,720	80	1.69%

Total earnings assets	221,828	13,829	6.23%	201,867	12,555	6.22%	181,470	12,831	7.07%

Allowance for loan losses	(2,318)			(2,366)			(2,071)
Cash and due from banks	8,267			7,477			7,144
Other assets	4,823			4,630			3,588

Total assets	$232,600			$211,608			$190,131

Liabilities and Stockholders’ Equity
Savings, NOW and money market accounts	$86,335	792	0.92%	$76,386	787	1.03%	$63,126	890	1.41%
Certificates of deposit	49,233	901	1.83%	47,828	1,006	2.10%	53,237	1,544	2.90%
Short-term borrowings	3,778	22	0.58%	6,509	48.74%		5,856	92	1.57%
Long-term debt	9,039	271	3.00%	8,332	253	3.04%	771	54	7.00%

Total interest-bearing liabilities	148,385	1,986	1.34%	139,055	2,094	1.51%	122,990	2,580	2.10%

Noninterest-bearing deposits	59,204			49,105			46,059
Other liabilities	1,328			1,372			985
Stockholders’ equity	23,683			22,076			20,097

Total liabilities and stockholders’ equity	$232,600			$211,608			$190,131

Net interest income		$11,843			$10,461			$10,251

Net interest spread			4.89%			4.71%			4.97%

Net interest margin			5.34%			5.18%			5.65%

1)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued. Net loan fees included in interest income were $838,000, $626,000, $552,000 for 2004, 2003 and 2002, respectively.

Interest Rates and Interest Differential

Analysis of Changes in fully Taxable Equivalent Net Interest Income

(In thousands)

	For the years ended December 31, 2004 versus 2003			For the years ended December 31, 2003 versus 2002
		Change per:			Change per:
	Net Increase (Decrease)	Rate	Volume	Net Increase (Decrease)	Rate	Volume
Interest income from:
Loans	$785	$5	$780	($454)	($1,046)	$592
Investment securities	462	(61)	523	220	(312)	532
Federal funds sold	0	22	(22)	(41)	(40)	(1)
Interest-bearing bank balances	27	29	(2)	(1)	(53)	52

Total interest income	$1,274	(5)	1,279	(276)	(1,451)	1,175

Interest expense on:
Savings, NOW and money market	(5)	101	(106)	(103)	(290)	187
Certificates of deposit	105	143	(38)	(538)	(382)	(156)
Short-term borrowings	26	6	20	(44)	(54)	10
Long-term debt	(17)	4	(21)	199	(330)	529

Total interest expense	109	254	(145)	(486)	(1,056)	570

Net interest income	$1,383	$249	$1,134	$210	($395)	$605

Note: The change in interest due to both rate and volume has been allocated to change due to rate.

Noninterest Income

Total noninterest income consists primarily of service charges on deposits and other fee-based services, as well as gains on the sales of investment securities and loans. Noninterest income totaled $1,975,000, a decrease of 2.9% or $60,000 from the prior year, as compared to $2,035,000 in 2003, which increased 4.1% from 2002. Service charges on deposit accounts totaled $1,478,000, a decrease of 12.4% from the prior year total of $1,687,000, which increased 3.1% from 2002. The decrease in 2004 was predominantly due to lower levels of overdraft fees. Other income, consisting of other fee-based services and the gain on the sale of loans, increased 42.9% in 2004 and decreased 12.8% in 2003, compared to 2002. The gain on sale of loans was $287,000 in 2004, $122,000 in 2003, and $127,000 in 2002. The gain on the sale of investment securities was $87,000 in 2004 and $70,000 in 2003. There was no gain on sale of investment securities in 2002.

Noninterest Expense

Total noninterest expense for the year ended December 31, 2004 totaled $7,415,000, an increase of 11.6% from the prior year, and totaled $6,646,000 for 2003, an increase of 9.6% compared to 2002. Occupancy and equipment expense increased 3.5% in 2004 to $1,356,000 and increased 11.0% in 2003 over 2002. The increase in occupancy and equipment expense in 2004 and 2003 was primarily due to the opening of a branch office in Maryland in September 2003. Salaries and benefits expense increased 13.19% in 2004 to $3,699,000 after increasing 9.6% in 2003. The continuing increase in salaries and benefits expense is primarily due to increases in staff and the related medical and employment taxes. Professional fees increased 48.1% in 2004 to a total of $394,000, following a 31.9% increase in 2003. The increase in professional fees in 2004 and 2003 is a result of an increase in legal fees related to loan collection efforts. As a result, the efficiency ratio declined slightly in 2004 to 53.7%, compared to 53.2% in 2003 and 49.7% in 2002.

Income Tax Expense

Income tax expense totaled $2,381,000 for 2004, an increase of 13.5% from the income-tax expense reported for 2003 that totaled $2,098,000. Income tax expense for 2003 was a 8.1% decrease from 2002. The increase in income tax expense was a result of the 13.9% increase in the Company’s pretax income, as compared to the decrease in pretax income of 7.7% in 2003. The effective tax rate for 2004 was 39.8%, compared to 39.9% for 2003 and 40.1% for 2002.

Financial Condition

Overview

Total assets increased to $251,192,000 at December 31, 2004 from $231,906,000 at December 31, 2003, an increase of $19,285,000 or 8.3%. The net increase in total assets was primarily attributable to an increase of $24,237,000 or 15.5% in loans that totaled $180,272,000 at December 31, 2004. The investment security portfolio increased 14.4% or $6,418,000 to a total of $50,835,000 from the prior year end total of $44,418,000. Total liabilities increased 8.32% or $17,400,000 to $226,432,000, primarily due to an increase in deposits. The return on average assets for 2004 was 1.55% compared to 1.49% for 2003.

Analysis of Loans

Loan originations showed a marked improvement in 2004 compared to 2003. Residential real estate loans increased 45.5% or $15,553,000 and commercial real estate loans increased 11.7% or $9,477,000 from the prior year, due to the increased demand in the DC Metropolitan area resulting from the strengthening economy. Construction loans increased 25.2% or $2,148,000 from 2003. Commercial loan balances decreased by 10.1% or $3,223,000 and installment loans decreased by 45.2% or $298,000. Average loans increased 7.2% in 2004, compared to 2003. The following table summarizes the loan concentrations at December 31, 2004 and 2003.

	2004	2003
Service industry	22.3%	26.0%
Real estate development/finance	57.6%	50.3%
Wholesale/retail	12.8%	16.3%
Other	7.3%	7.4%

Total	100.0%	100.0%

The following table summarizes the maturity distribution and interest sensitivity of the Company’s loan portfolio at December 31, 2004. The balances exclude any adjustment for net deferred fees and unearned income. Loans having no stated maturity, no stated schedule of repayment, overdrafts, and demand loans are included in the “Within 1 Year” category.

Analysis of Loan Maturity and Interest Sensitivity

At December 31, 2004

(In thousands)

	Within 1 Year	1 to 5 Years	After 5 Years	Total
Maturity of Loan
Commercial	$26,768	$944	$1,044	$28,756
Real estate – commercial	27,681	41,511	21,285	90,477
Real estate – residential	23,324	23,795	2,618	49,737
Real estate – construction	8,849	1,827	—	10,676
Installment	756	199	3	958

Total loans	$87,378	$68,276	$24,950	$180,604

Interest-Rate Sensitivity of Loans
Predetermined rates	$11,528	$63,153	$24,950	$99,631
Variable rates	75,850	5,123	—	80,973

Total loans	$87,378	$68,276	$24,950	$180,604

For additional information about loans, see Note 4 of the Notes to Consolidated Financial Statements.

Analysis of Investments

The investment securities classified as available-for-sale are used to maintain adequate liquidity and to provide a base for executing management’s asset/liability strategy. Investment securities available-for-sale are carried at estimated fair value and totaled $33,890,000 at December 31, 2004, an increase of $3,434,000 or 11.3% from the balance at December 31, 2003. Investment securities classified as available-for-sale consisted of U.S. government sponsored agencies, mortgage-back securities and marketable equity securities. The weighted average life of the portfolio at December 31, 2004 was 7.54 years, using call dates as expected maturities.

Investment securities classified as held-to-maturity were $16,945,000 at December 31, 2004, an increase of $2,984,000 or 21.4% from $13,961,000 at December 31, 2003. Investment securities classified as held-to-maturity consist of U.S. government sponsored agencies and mortgage-back securities. The weighted average maturity of the portfolio at December 31, 2004 is 3.07 years, using call dates as expected maturities.

The table entitled “Analysis of Investment Securities Portfolio,” sets forth by major categories, the amortized cost basis, approximate market values and the weighted-average yields of investment securities held-to-maturity and available-for-sale at December 31, 2004. Expected maturities may differ from contractual maturities in mortgage-backed securities; therefore, these securities are not included in maturity categories in the following table

Analysis of Investment Securities Portfolio

At December 31, 2004

(Dollars in thousands)

	Held-to-Maturity			Available-for-Sale
	Amortized Cost Basis	Market Value	Average Yield	Amortized Cost Basis	Market Value	Average Yield
U.S. government sponsored agencies:
After one, but within five years	$15,465	$15,344	3.42%	15,996	$15,887	3.90%
After five, but within ten years	—	—	—	2,000	1,975	4.00%

Total federal agency securities	15,465	15,344	3.42%	17,996	17,862	3.91%
Mortgage-backed securities	1,480	1,474	3.59%	6,466	6,381	4.16%
Marketable equity securities	—	—	—	9,566	9,647	6.47%

Total investment securities	$16,945	$16,818	3.44%	$34,028	$33,890	4.69%

For additional information about investment securities, see Note 1 (c) and Note 3 of the Notes to Consolidated Financial Statements.

Interest-earning deposits in other banks

Interest-earning deposits in other banks totaled $2,420,000 at December 31, 2004, a decrease of 76.1% from the balance of $10,131,000 at December 31, 2003. The decrease was due to the funding of higher earning assets.

Deposits

Deposits are the Company’s primary source of funds, providing funding for 87.8% of average earning assets in 2004 and 85.9% in 2003. Average interest-bearing deposits were $135,568,000 in 2004, which was a 9.1% increase over prior year levels. Total deposits increased 11.73% to $215,367,000 at December 31, 2004, an increase of $22,610,000 from the balance of $192,756,000 at December 31, 2003. The increase in deposits in 2004 was due to successful advertising campaigns and our focus on building customer relationships.

The following table sets forth the dollar amounts in the various types of deposit programs.

	December 31,
	2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Demand deposits	$59,676	27.7%	$56,829	29.5%	$46,890	26.8%
Savings accounts	9,194	4.3%	7,423	3.9%	5,064	2.9%
NOW accounts	26,430	12.2%	18,192	9.4%	23,190	13.3%
Money market accounts	65,450	30.4%	61,890	32.1%	46,976	26.9%

Total non-certificates	160,750	74.6%	144,334	74.9%	122,120	69.9%

Total certificates	54,617	25.4%	48,423	25.1%	52,648	30.1%

Total deposits	$215,367	100.0%	$192,757	100.0%	$174,768	100.0%

The following table indicates the certificates of deposit by time remaining until maturity as of December 31, 2004.

	Maturity
	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total
	(In thousands)
Certificates of deposit less than $100,000	$5,864	$5,487	$5,162	$2,134	$18,647
Certificates of deposit of $100,000 or more	6,474	9,093	12,205	8,198	35,970

Total Certificates of deposits	$12,338	$14,580	$17,367	$10,332	$54,617

Borrowed Funds

Short-term borrowings decreased 50.5%, as compared to the prior year and consisted of repurchase agreements totaling $2,667,000 at December 31, 2004. The decrease was primarily due to the out-of-state relocation of one of the Company’s large depositors. Average repurchase agreements for 2004 were $3,663,000, which was a decrease of 43.7%, compared to the 2003 average. For additional information on short-term borrowings, see Note 10 of the Notes to Consolidated Financial Statements.

Long-term debt consisted of a term loans from the Federal Home Loan Bank of Atlanta (“FHLB”), with a balance of $7,127,000 at December 31, 2004, a decrease of $2,903,000 from 2003, primarily due to the repayment of a $2,000,000 advance. The average long-term debt for 2004 was $9,039,000, an increase of $707,000 from the average for 2003. FHLB advances increased in the first quarter of 2003, to fund new loans and for other liquidity needs. For additional information on long-term debt, see Note 9 of the Notes to Consolidated Financial Statements.

	Years Ended December 31,
	Maximum Outstanding at Any Month End	Average Balance	Average Interest Rate	Ending Balance	Average Interest Rate at Year End
	(Dollars in thousands)
2004:
Long-term debt	$9,955	$9,039	3.00%	$7,127	3.18%
Short-term borrowings	$4,324	$3,778	0.58%	$2,667	0.57%

2003:
Long-term debt	$10,701	$8,332	3.04%	$10,030	2.96%
Short-term borrowings	$7,381	$6,509	0.74%	$5,390	0.50%

2002:
Long-term debt	$803	$771	7.00%	$724	6.95%
Short-term borrowings	$8,327	$5,856	1.57%	$7,313	0.92%

Contractual Commitments

In the normal course of business, the Company enters into certain contractual obligations. Such obligations include obligations to make future payments on debt and lease arrangements. See Notes 6, 7, and 9 of the Notes to Consolidated Financial Statements. The following table summarizes the Company’s significant contractual obligations at December 31, 2004.

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Dollars in thousands)
Time deposit maturities	$54,617	$44,285	$4,530	$5,802	—
Short-term borrowings	2,667	2,667	—	—	—
Long-term debt	7,127	914	5,862	351	—
Operating lease obligation	5,215	778	1,574	1,204	1,659
Purchase obligations	1,788	355	656	656	121

Total	$71,414	$48,999	$12,622	$8,013	$1,780

See Note 11 of the Notes to the Consolidated Financial Statements for a summary of off balance sheet commitments

Stockholders’ Equity

Stockholders’ equity at December 31, 2004 was $24,760,000, an increase of 8.2% from December 31, 2003. Cash dividends of $1,509,000 were declared on the common stock in 2004, representing a 2.72% increase over 2003. A 10% stock dividend was declared on December 21, 2004 and distributed on January 14, 2005. The annual dividend payout rate as restated for the 2004 10% stock dividend was $0.45 per common share in both 2004 and 2003 and $0.40 in 2002. The restated dividend payout ratios were 41.7%, 47.4% and 38.8% for 2004, 2003 and 2002, respectively. The ratio of average stockholders’ equity to average assets for 2004 was 10.2%, as compared to 10.4% for 2003. The return on average equity was 15.2% for 2004 and 14.3% for 2003.

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

The allowance for loan losses is established through provisions for loan losses as a charge to earnings based upon management’s ongoing evaluation. The provision for loan losses decreased in 2004 to a total of $420,000, compared to $591,000 for 2003 and $443,000 for 2002. The balance of the allowance for loan losses was $2,558,000 or 1.42% of loans at December 31, 2004, $2,119,000 or 1.36% of loans at December 31, 2003, and $2,297,000 or 1.47% of loans at December 31, 2002. The allowance as a percentage of loans increased at December 31, 2004, as compared to December 31, 2003, due to net recoveries and the provision expense. Net loan recoveries were $18,540 or 0.011%

of average loans for 2004, compared to net loan charge-offs of $768,000 or 0.51% of average loans in 2003, and $57,000 in 2002. The increase in charge-off loans in 2003 was predominately due to two commercial loans that totaled $647,000. Due to the strengthening economic environment in 2004, the Company has experienced a decrease in nonperforming loans since last year. The increase in the provision is intended to address known and inherent losses that are both probable and estimable at December 31, 2004. While historical losses have been modest in prior years, the current economic conditions of the market area and the concentration of loans in the higher risk classifications (e.g. commercial and industrial, and commercial real estate mortgages) warrant maintenance of the allowance for loan losses at its current level. Management believes that the allowance for loan losses at December 31, 2004 is adequate given past experience and the underlying assessment of the Company’s loan portfolio. For additional information on the analysis of loan losses, see Note 4 of the Notes to Consolidated Financial Statements.

The following table presents the allocation of the allowance for loan losses by categories.

	December 31,
	2004	2003	2002	2001	2000
	(In thousands)
Allowance amount allocated to:
Commercial	$720	$740	$817	$673	$602
Real Estate	1,826	1,372	1,361	1,155	942
Installment	12	7	13	34	66
Unallocated	—	—	106	49	44

Total	$2,558	$2,119	$2,297	$1,911	$1,654

The following table presents the percentage composition of the loan portfolio.

	December 31,
	2004	2003	2002	2001	2000
Composition of loan portfolio:
Commercial	15.9%	20.5%	23.1%	23.7%	42.6%
Real Estate	83.6%	79.1%	76.2%	75.3%	55.8%
Installment	0.5%	0.4%	0.7%	1.0%	1.6%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Nonperforming Assets

Nonperforming assets include nonaccrual loans, restructured loans, past-due loans and other real estate owned. Past due loans are loans that are 90 days or more delinquent and still accruing interest. There were no past-due loans at December 31, 2004 or 2003 that were still accruing interest. Nonperforming loans at December 31, 2004 represented 0.75% of total assets and totaled $1,877,000, with balances of $1,006,000 guaranteed by the SBA. In comparison, nonperforming loans at December 31, 2003 were 1.24% of total assets and totaled $2,873,000, with balances of $1,666,000 guaranteed by the SBA. The largest nonperforming commercial loan had a principal balance of $463,000 at December 31, 2004. The significant decrease in nonperforming loans since last year reflects active collection efforts made in 2004. See Note 4 of the Notes to Consolidated Financial Statements.

The following table presents nonperforming assets by category for the last five years.

	December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Nonaccrual loans:
Commercial	$1,353	$2,133	$460	$385	$309
Real Estate	524	740	—	—	—
Installment – individuals	—	—	—	1	—

Total nonaccrual loans	1,877	2,873	460	386	309
Past-due loans:	—	—	—	—	—

Total nonperforming assets	$1,877	$2,873	$460	$386	$309

Nonperforming assets exclusive of SBA guarantee	$871	$1,208	$166	$157	$72
Ratio of nonperforming assets to gross loans	1.04%	1.84%	0.29%	0.28%	0.26%
Ratio of nonperforming assets to total assets	0.75%	1.24%	0.22%	0.22%	0.19%
Allowance for loan losses to nonperforming assets	136%	74%	500%	495%	536%

Loans totaling $5,735,000 and $7,290,000 at December 31, 2004 and 2003, respectively, were classified as monitored credits subject to management’s attention and are not reported in the preceding table. The classification of monitored credits is reviewed on a quarterly basis. The balances of the monitored credits guaranteed by the SBA totaled $1,910,000 and $1,552,000 as of December 31, 2004 and 2003, respectively.

The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	2004	2003	2002	2001	2000
	(Dollars in thousands)
Balance at beginning of period	$2,119	$2,297	$1,911	$1,654	$1,137
Loans charged off:
Commercial	80	829	55	9	6
Real estate – commercial	—	—	—	—	—
Real estate – residential	—	—	—	—	—
Construction and development	—	—	—	—	—
Installment – individuals	22	4	16	15	70

Total charge-offs	102	833	71	24	76

Recoveries:
Commercial	120	23	9	7	10
Real estate – commercial	—	—	—	—	—
Real estate – residential	—	—	—	—	—
Construction and development	—	—	—	—	—
Installment – individuals	1	41	5	14	47

Total recoveries	121	64	14	21	57

Net (recoveries) charge-offs	(19)	769	57	3	19

Provision for loan losses	420	591	443	260	536

Balance at end of period	$2,558	$2,119	$2,297	$1,911	$1,654

Ratio of net (recoveries) charge-offs to average loans	(0.01)%	0.51%	0.04%	0.003%	0.02%

Liquidity and Capital Resources

Liquidity

Liquidity is a product of the Company’s operating, investing, and financing activities and is represented by cash and cash equivalents. Principal sources of funds are from deposits, short and long term debt, principal and interest payments on outstanding loans, maturity of investment securities, and funds provided from operations. As shown in the Consolidated Statement of Cash Flows, operating activities provided significant levels of funds in 2004 and 2003, primarily from net income. Cash from our investing activities was used to fund loan growth and investment security purchases. Cash from our financing activities resulted from deposit growth in 2004 and both deposit growth and FHLB advances in 2003. Cash dividends increased by $40,000 in 2004, compared to 2003, reflecting our increased dividend. Overall, net cash and cash equivalents decreased in 2004 by $2,954,000, as compared to a $2,461,000 increase in 2003. Liquid assets decreased to 7.1% of total assets at December 31, 2004, as compared to 12.3% of total assets at the end of the previous year.

The Company has additional sources of liquidity available through unpledged investment securities with a market value totaling $20,109,000 and unsecured lines of credit available from correspondent banks, which can provide up to $16,000,000, as well as a credit facility through its membership in the FHLB.

The Company uses projections and ratios to monitor liquidity. A commonly-used measure of liquidity is the loan-to-deposit ratio. The 2004 average loan-to-deposit ratio was 83.1%, which was below the 2003 level of 87.1%. See Note 9 and Note 10 of the Notes to the Consolidated Financial Statements.

Capital Resources

Capital levels are monitored by management on a quarterly basis in relation to financial forecasts for the year and regulatory requirements. The Company and the Bank continue to maintain a strong capital position. The following table presents the Company’s and the Bank’s capital position relative to their various minimum statutory and regulatory capital requirements at December 31, 2004. The Company and the Bank are considered “well-capitalized” under regulatory guidelines. For additional information, see Note 13 of the Notes to the Consolidated Financial Statements.

	Company		Bank		Minimal Capital Requirements
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Leverage ratio	$24,842	10.06%	$24,576	9.96%	4.00%
Tier 1 risk-based ratio	$24,842	11.93%	$24,576	11.80%	4.00%
Total risk-based ratio	$27,400	13.15%	$27,384	13.15%	8.00%

Consolidated Bank and Trust Company Merger

On February 10, 2005, the Company entered into a definitive agreement and plan of merger with Consolidated Bank and Trust Company (CB&T), a Virginia Chartered commercial bank. CB&T was founded in 1903 and is the oldest continuously operated African-American owned bank in the U.S. and one of the first U.S. banks originally headed by a woman, Maggie Lena Walker. This legacy combined with the Company’s focus on serving minorities, small businesses and not-for-profit organizations will result in a strategic acquisition for shareholders by expanding the Company’s market area while maintaining the heritage and expanding the focus of CB&T. See Note 18 of the Notes to the Consolidated Financial Statements for additional information related to this pending transaction.

Market Risk

The Company is exposed to various market risks in the normal course of conducting business. Market risk is the potential loss arising from adverse changes in interest rates, prices, and liquidity. The Company has established the Asset/Liability Committee (ALCO) to monitor and manage those risks. ALCO meets periodically and is responsible for approving asset/liability policies, formulating and implementing strategies to improve balance sheet and income statement positioning, and monitoring interest rate sensitivity. The Company manages its interest-rate risk sensitivity through the use of a simulation model that projects the impact of rate shocks, rate cycles, and rate forecast estimates on the net interest income and economic value of equity (the net present value of expected cash flows from assets and liabilities). These simulations provide a test for embedded interest-rate risk and takes into consideration factors such as maturities, reinvestment rates, prepayment speeds, repricing limits, decay rates and other factors. The results are compared to risk tolerance limits set by ALCO policy. The rate-shock risk simulation projects the impact of instantaneous parallel shifts in the yield curve. At December 31, 2004, an instantaneous rate increase of 100 basis points indicates a positive change of $549,000 or a 4.72% increase in net interest income and indicates a negative change of ($451,000) or (1.06%) decrease in the economic value of equity from the base case. Likewise, an instantaneous decrease in rates of 100 basis points indicates a negative change of ($341,000) or a (2.94%) decrease in the net interest income and indicates a positive change of $1,201,000 or 2.83% increase in the economic value of equity.

The table below sets forth, as of December 31, 2004, the estimated changes in the Company’s net interest income and economic value of equity, which would result from the designated instantaneous changes in the yield curve.

Change in Interest Rates (basis points)	Net Interest Income			Economic Value of Equity
	Estimated Value	Amount of Change	Percent Change	Estimated Value	Amount of Change	Percent Change
	(Dollars in thousands)
+200	$12,720	$1,089	9.36%	$41,593	$(833)	(1.96)%
+100	12,180	549	4.72%	41,976	(451)	(1.06)%
Base	11,631			42,427
-100	11,290	(341)	(2.94)%	43,628	1,201	2.83%
-200	10,648	(983)	(8.45)%	44,154	1,727	4.07%

Risk Factors

The Company has established control processes and uses various methods to manage risk throughout its organization. Although various controls, policies, personnel and committees establish limits for and monitor various aspects of the Bank’s risk profile, it remains exposed to risks, many of which are beyond its control and that could adversely impact its performance.

Interest Rate Fluctuation

The Company’s earnings are affected by the fiscal and monetary policies of the federal government and its agencies. The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Their policies significantly impact the Bank’s cost of funds for deposits and borrowings and the return earned on loans and investments. Changes in the Federal Reserve Board policies are difficult to predict or anticipate. See discussion of Market Risk on page 13.

Regulations

Extensive regulation by federal banking authorities and various legislative bodies impose requirements and restrictions which can impact the Company’s operations as well as change its competitive environment. Periodic examinations conducted by regulatory authorities could result in various requirements or sanctions.

Economic Downturn

A significant majority of the Bank’s assets, deposits and fee income is generated in the Washington, D.C. metropolitan area. As a result, deterioration of local economic conditions in this area could expose the Company to losses associated with higher loan default rates and lower asset collateral values, deposit withdrawals and other factors that could adversely impact its financial condition and results of operations.

Business Disruption

Operations could be disrupted by various circumstances including damage or interruption from natural disasters, fire, terrorist attack, power loss, network failure, security breaches, computer viruses or intentional sabotage. The Company has controls and procedures in place to minimize its vulnerability and has developed a business recovery plan, however any disruption in operations could affect its ability to conduct business and adversely impact its results from operations.

Competition

Banking is a highly competitive industry. Although the Bank competes on the basis of interest rates, convenient locations, quality of customer service, customized products and community involvement, it faces strong competition from institutions that are larger and have greater financial resources. In addition, customers could bypass banks and other traditional financial institutions in favor of other financial intermediaries and thus cause a decrease in revenue.

Stock Price Volatility

The Company’s stock price can be volatile due to a variety of factors including: actual or anticipated variations in its quarterly operating results; recommendations by security analysts; acquisitions and mergers involving the Company or its competitors; news reports of trends, concerns, and other issues in the financial services industry; and changes in regulations. General market conditions, industry factors and economic trends, interest rate changes, or credit loss trends, could cause the Company’s stock price to decrease regardless of its operating results.

Dividend Payment Limitations

The Company receives substantially all of its revenue from dividends paid by its bank subsidiary, Adams National Bank. These dividends are the principal source of funds used to pay dividends on the Company’s common stock. Federal regulations limit the dividend amount that a subsidiary bank can pay to its holding company. See Note 12 of the Notes to Consolidated Financial Statements for further details of this limitation.

Credit Risk

The Company is exposed to credit risk on its loan portfolio. Even though the portfolio is closely monitored and evaluation of this risk is performed, unexpected credit losses may subsequently be identified as a result of additional analysis performed by the Company or comments received from regulatory examiners. Loss exposure could develop if collateral values were to deteriorate after the loan has been made. See Asset Quality discussion on pages 10 through 12 of this report.

Liquidity Risk

Changes in the stability of the economic environment or deterioration of the public’s confidence in the banking system could cause significant withdrawals by the Bank depositors and adversely impact the Company’s liquidity position. In addition, liquidating securities available for sale could result in the recognition of a loss. The Company closely monitors its liquidity position including its sources of funding and commitments to fund assets or deposit withdrawals and believes it has sufficient liquidity to fund its commitments. See the discussion on Liquidity on page 12 of this report.

Reputation

The Company could suffer damage to its reputation if employees act unprofessionally or illegally. To mitigate this risk, the Company has instituted an employee code of conduct and implemented various personnel policies and procedures to ensure integrity and adherence to policies and procedures within its operations.

Summary of Quarterly Financial Information

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	12/31	9/30	6/30	3/31
Summary of Operations by Quarter:
2004:
Interest income	$3,718	$3,494	$3,332	$3,285
Net interest income	3,156	2,993	2,868	2,826
Provision for loan losses	105	105	105	105
Net income	1,015	938	831	818
Per common share: (a)
Basic earning	$0.31	$0.28	$0.25	$0.25
Diluted earnings	$0.30	$0.28	$0.25	$0.25
Dividends declared	$0.114	$0.114	$0.114	$0.114
Average shares outstanding for: (a)
Basic earnings per share	3,323,004	3,321,276	3,315,777	3,315,777
Diluted earnings per share	3,330,930	3,330,237	3,328,491	3,329,121
2003:
Interest income	$3,228	$3,120	$3,073	$3,135
Net interest income	2,734	2,590	2,521	2,616
Provision for loan losses	120	90	311	70
Net income	819	809	631	902
Per common share: (a)
Basic earning	$0.25	$0.25	$0.19	$0.27
Diluted earnings	$0.25	$0.25	$0.19	$0.27
Dividends declared	$0.114	$0.114	$0.114	$.109
Average shares outstanding for: (a)
Basic earnings per share	3,315,777	3,311,872	3,308,592	3,305,846
Diluted earnings per share	3,329,043	3,327,192	3,325,718	3,323,840

Closing price per common share: (a) (b)
2004 High	$20.35	$15.63	$16.55	$17.26
2004 Low	$15.15	$13.15	$13.15	$15.72
2003 High	$17.73	$16.45	$15.95	$14.03
2003 Low	$15.64	$13.55	$13.27	$12.95

(a)	All historical per common share data and closing prices have been restated to reflect a 10% stock dividend declared on 12/21/04..
(b)	The above market data presents the high and low closing prices for the respective periods as reported by NASDAQ.

At December 31, 2004 the Company had 536 shareholders of record.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Abigail Adams National Bancorp, Inc.

Washington, D.C.

We have audited the consolidated balance sheets of Abigail Adams National Bancorp, Inc. and subsidiary (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholder’s equity and cash flows for each of the three years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abigail Adams National Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Alexandria, Virginia

March	11, 2005

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Cash and due from banks	$5,108,881	$9,746,854
Federal funds sold	10,374,000	8,690,315

Total cash and cash equivalents	15,482,881	18,437,169

Interest-earning deposits in other banks	2,419,794	10,130,699
Investment securities available for sale at fair value	33,889,746	30,456,229
Investment securities held to maturity (market values of $16,817,816 and $13,901,669 for 2004 and 2003, respectively)	16,944,928	13,961,384
Loans	180,272,019	156,034,227
Less: allowance for loan losses	(2,557,987)	(2,119,448)

Loans, net	177,714,032	153,914,779

Premises and equipment, net	1,136,125	1,475,535
Other assets	3,604,781	3,530,000

Total assets	$251,192,287	$231,905,795

Liabilities and Stockholders’ Equity
Liabilities:
Deposits
Noninterest-bearing deposits	$59,675,550	$56,828,660
Interest-bearing deposits	155,691,528	135,927,747

Total deposits	215,367,078	192,756,407
Short-term borrowings	2,667,414	5,390,326
Long-term debt	7,126,751	10,030,117
Other liabilities	1,271,060	853,863

Total liabilities	226,432,303	209,030,713

Commitments and contingencies (Notes 7, 10 and 11)

Stockholders’ equity:
Common stock, $0.01 par value, authorized 5,000,000 shares; issued 3,340,904 shares in 2004 and 3,030,783 shares in 2003; outstanding 3,322,820 shares in 2004 and 3,014,343 shares in 2003	33,409	30,308
Additional paid-in capital	22,627,824	17,241,143
Retained earnings	2,279,153	5,578,431
Less: Treasury stock, 18,084 shares in 2004 and 16,440 in 2003, at cost	(98,349)	(98,349)
Accumulated other comprehensive (loss) income	(82,053)	123,549

Total stockholders’ equity	24,759,984	22,875,082

Total liabilities and stockholders’ equity	$251,192,287	$231,905,795

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Income

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Interest Income
Interest and fees on loans	$11,574,416	$10,789,007	$11,243,243
Interest and dividends on investment securities	2,074,854	1,613,144	1,392,919
Other interest income	180,276	153,664	194,631

Total interest income	13,829,546	12,555,815	12,830,793

Interest Expense
Interest on deposits	1,693,548	1,792,825	2,434,000
Interest on short-term borrowings	21,610	48,247	92,586
Interest on long-term debt	271,267	253,348	53,600

Total interest expense	1,986,425	2,094,420	2,580,186

Net interest income	11,843,121	10,461,395	10,250,607
Provision for loan losses	420,000	591,065	442,500

Net interest income after provision for loan losses	11,423,121	9,870,330	9,808,107

Noninterest income
Service charges on deposit accounts	1,478,335	1,687,318	1,635,861
Gain on sale of investment securities	87,381	70,052	—
Other income	408,795	277,210	317,797

Total noninterest income	1,974,511	2,034,580	1,953,658

Noninterest expense
Salaries and employee benefits	3,698,888	3,267,657	2,981,605
Occupancy and equipment expense	1,356,211	1,309,977	1,179,968
Professional fees	393,653	266,035	201,635
Data processing fees	433,492	449,384	427,993
Other operating expense	1,532,560	1,352,657	1,273,001

Total noninterest expense	7,414,804	6,645,710	6,064,202

Income before provision for income taxes	5,982,828	5,259,200	5,697,563
Provision for income taxes	2,381,117	2,098,111	2,282,216

Net Income	$3,601,711	$3,161,089	$3,415,347

Earnings per share:
Basic	$1.09	$0.95	$1.03
Diluted	$1.08	$0.95	$1.03
Average common shares outstanding:
Basic	3,318,976	3,310,553	3,302,264
Diluted	3,329,713	3,326,479	3,327,713

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2004, 2003 and 2002

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2001	$27,426	$13,047,784	$5,884,201	$(98,349)	$27,200	$18,888,262
Comprehensive income:
Net income	—	—	3,415,347	—	—	3,415,347
Unrealized gains during the period on investment securities available for sale, net of taxes of $110,075	—	—	—	—	161,156	161,156

Total comprehensive income	—	—	—	—	—	3,576,503

Dividends declared ($0.44 per share)	—	—	(1,296,935)	—	—	(1,296,935)
Issuance of shares under Stock Option Programs	41	23,970	—	—	—	24,011
10% stock dividend	2,744	4,113,556	(4,116,300)	—	—

Balance at December 31, 2002	$30,211	$17,185,310	$3,886,313	$(98,349)	$188,356	$21,191,841

Comprehensive income:
Net income	—	—	3,161,089	—	—	3,161,089
Unrealized losses during the period of ($39,031) on investment securities available for sale, net of tax benefit of ($15,835) and reclassification adjustment for gains on sales of available for sale securities of $70,052, net of taxes of $28,441	—	—	—	—	(64,807)	(64,807)

Total comprehensive income	—	—	—	—	—	3,096,282

Dividends declared ($0.50 per share)	—	—	(1,468,971)	—	—	(1,468,971)
Issuance of shares under Stock Option Programs	97	55,833	—	—	—	55,930

Balance at December 31, 2003	$30,308	$17,241,143	$5,578,431	$(98,349)	$123,549	$22,875,082

Comprehensive income:
Net income	—	—	3,601,711	—	—	3,601,711
Unrealized losses during the period of ($258,653) on investment securities available for sale, net of tax benefit of ($104,971) and reclassification adjustment for gains on sales of available for sale securities of $87,381, net of taxes of $35,462	—	—	—	—	$(205,602)	$(205,602)

Total comprehensive income	—	—	—	—	—	3,396,109

Dividends declared ($0.50 per share)	—	—	(1,508,817)	—	—	(1,508,817)
Issuance of shares under Stock Option Programs	66	36,291	—	—	—	36,357
10% stock dividend	3,035	5,350,390	(5,353,425)	—	—	—
Other	—	—	(38,747)	—	—	(38,747)

Balance at December 31, 2004	$33,409	$22,627,824	$2,279,153	$(98,349)	$(82,053)	$24,759,984

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities:
Net income	$3,601,711	$3,161,089	$3,415,347
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	420,000	591,065	442,500
Depreciation and amortization	294,696	298,187	271,409
Accretion of loan discounts and fees	(243,803)	(241,794)	(253,255)
Gain on sale of investment securities	(87,381)	(70,052)	—
Net premium amortization on investment securities	89,643	97,722	21,200
Deferred income tax benefits	(230,169)	(78,378)	(28,873)
Decrease (increase) in other assets	295,821	83,336	(734,006)
Increase (decrease) in other liabilities	417,197	(98,823)	7,781

Net cash provided by operating activities	4,557,715	3,742,352	3,142,103

Cash flows from investing activities:
Proceeds from maturities of investment securities held to maturity	4,000,000	11,000,000	7,500,000
Proceeds from maturities of investment securities available for sale	—	19,500,000	14,500,000
Proceeds from repayment of mortgage-backed securities held to maturity	956,141	1,711,001	1,353,086
Proceeds from repayment of mortgage-backed securities available for sale	1,395,478	2,308,680	—
Proceeds from the sale of investment securities available for sale	3,707,806	1,000,000	—
Purchase of investment securities held to maturity	(7,962,000)	(37,099,870)	(12,746,779)
Purchase of investment securities available for sale	(8,862,783)	(16,429,323)	(12,488,612)
Net (increase) decrease in interest-earning deposits in other banks	7,710,905	(6,644,367)	841,759
Net increase in loans	(23,975,450)	(24,377)	(18,279,197)
Purchase of premises and equipment, net	44,714	(561,779)	(813,153)

Net cash used in investing activities	(22,985,189)	(25,240,035)	(20,132,896)

Cash flows from financing activities:
Net increase in transaction and savings deposits	16,416,649	22,213,223	28,078,945
Net increase (decrease) in time deposits	6,194,022	(4,225,007)	(6,401,392)
Net (decrease) increase in short-term borrowings	(2,722,912)	(1,922,450)	2,876,158
Repayment of Federal Home Loan Bank borrowings	(2,903,366)	(694,034)	(85,544)
Proceeds from Federal Home Loan Bank borrowings	—	10,000,000	—
Proceeds from issuance of common stock, net of expenses	36,357	55,930	24,011
Payment of distributions from ESOP	(38,747)	—	—
Cash dividends paid to common stockholders	(1,508,817)	(1,468,971)	(1,296,935)

Net cash provided by financing activities	15,473,186	23,958,691	23,195,243

Net (decrease) increase in cash and cash equivalents	(2,954,288)	2,461,008	6,204,450
Cash and cash equivalents at beginning of year	$18,437,169	15,976,161	9,771,711

Cash and cash equivalents at end of year	$15,482,881	$18,437,169	$15,976,161

Supplementary disclosures:
Interest paid on deposits and borrowings	$1,930,265	$1,993,544	$2,582,360

Income taxes paid	$2,335,000	$2,240,000	$2,410,000

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

Management determines the appropriate classification of securities at the time of purchase. Securities which the Company has the ability and the intent to hold until maturity are classified as investment securities held to maturity and are reported at amortized cost. Investment securities which are not classified as held to maturity or trading account assets are classified as available for sale and are reported at fair value with unrealized gains and losses reported as a separate component of stockholders’ equity. Unrealized gains and losses reflect the difference between fair market value and amortized cost of the individual securities as of the reporting date. The market value of securities is generally based on quoted market prices or dealer quotes. The Company does not maintain a trading account. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. Premiums and discounts are amortized using a method which approximates the effective interest method over the term of the security.

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

The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

A loan is classified as a restructured loan when certain concessions have been made to the original contractual terms, such as reductions in interest rates or deferral of interest or principal payments, due to the borrower’s financial condition.

A loan is impaired when it is probable, based upon current information and events, the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are valued based on the fair value of the related collateral, if the loans are collateral dependent. For all other impaired loans, the specific reserves approximate the present values of expected future cash flows discounted at the loan’s effective interest rate. The amount of the impairment, if any and any subsequent changes are included in the allowance for loan losses.

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

(g)	Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets and no condition both constrains the transferee from taking advantage of that right and provides more than a trivial benefit for the transferor, and (3) the transferor does not maintain effective control over the transferred assets through either (a) an agreement that both entitles and obligates the transferor to repurchase or redeem the assets before maturity or (b) the ability to unilaterally cause the holder to return specific assets, other than through a cleanup call.

(h)	Premises and Equipment

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

(i)	Impairment of Assets

Long-lived assets, which are held and used by the Company, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expense.

(j)	Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value.

(k)	Stockholders’ Equity

All per share data presented has been retroactively adjusted for the 10% stock dividend declared on December 21, 2004 and issued on January 14, 2005.

(l)	Earnings Per Share

Basic earnings per share computations are based upon the weighted average number of shares outstanding during the periods. Diluted earnings per share computations are based upon the weighted average number of shares outstanding during the period plus the dilutive effect of outstanding stock options and stock performance awards. Per share amounts are based on the weighted average number of shares outstanding during each period, as adjusted for the 10% stock dividend in 2004, as follows:

	2004	2003	2002
Weighted average shares	3,318,976	3,310,553	3,302,264
Effect of dilutive stock options	10,737	15,926	25,449

Dilutive potential average common shares	3,329,713	3,326,479	3,327,713

(m)	Stock-Based Compensation Plans

At December 31, 2004, the Company has two stock-based compensation plans, which are described more fully in Note 14. Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plan, and stock warrants issued, have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company continues to account for grants under its stock option plans based on the recognition and measurement principals of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation expense was recorded equal to the difference between the quoted market price of the underlying common stock on the date of grant and the exercise price. The following table illustrates the effect on net income and earnings per share had compensation cost for all of the stock-based compensation plans been determined based on the grant date fair values of awards. (The method described in FASB Statement No. 123, Accounting for Stock-Based Compensation.)

	Years Ended December 31,
	2004	2003	2002
	(Dollars in thousands, except per share data)
Net income as reported	$3,602	$3,161	$3,415

Deduct total stock-based compensation expense determined under fair value-based method, net of related tax effects	—	—	(9)

Pro forma net income	$3,602	$3,161	$3,404

Basic earnings per share, as reported	$1.09	$0.95	$1.03
Basic earnings per share, pro forma	$1.09	$0.95	$1.03
Diluted earnings per share, as reported	$1.08	$0.95	$1.03
Diluted earnings per share, pro forma	$1.08	$0.95	$1.02

(n)	Comprehensive Income

Comprehensive Income is the change in equity of a business enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. In addition to the Company’s net income, change in equity components under comprehensive income reporting include net changes in unrealized gains and losses on investment securities available for sale.

(o)	Risks and Uncertainties

The Company is subject to competition from other financial institutions, and is also subject to the regulations of certain federal agencies and undergoes periodic examination by those regulatory authorities.

Most of the Company’s activities are with customers located within Washington DC and the surrounding metropolitan area. Note 3 discusses the types of securities in which the Company invests. Note 4 discusses the types of lending in which the Company engages. The Company does not have any significant concentrations to any one industry or customer.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, as of the date of the balance sheet and revenues and expenses for the reporting period. Actual results could differ significantly from these estimates.

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

(p)	Income Taxes

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

(q)	Recent Accounting Pronouncements

In April 2003, the Financial Accounting Standards Board (FASB) issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. This Statement had no effect on the Company’s consolidated financial statements.

In December 2003, the Accounting Standards Executive Committee of the AICPA issued Statement of Position No. 03-3 (“SOP 03-3”), “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 addresses the accounting for differences between contractual cash flows and the cash flows expected to be collected from purchased loans or debt securities if those differences are attributable, in part, to credit quality. SOP 03-3 requires purchased loans and debt securities to be recorded initially at fair value based on the present value of the cash flows expected to be collected with no carryover of any valuation allowance previously recognized by the seller. Interest income should be recognized based on the effective yield from the cash flows expected to be collected. To the extent that the purchased loans or debt securities experience subsequent deterioration in credit quality, a valuation allowance would be established for any additional cash flows that are not expected to be received. However, if more cash flows subsequently are expected to be received than originally estimated, the effective yield would be adjusted on a prospective basis. SOP 03-3 will be effective for loans and debt securities acquired after December 31, 2004. Management does not expect the adoption of this statement to have a material impact on the Company’s consolidated financial statements.

In March 2004, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 105, “Application of Accounting Principles to Loan Commitments”, which provides guidance regarding loan commitments that are accounted for as derivative instruments. In this SAB, the SEC determined that an interest rate lock commitment should generally be valued at zero at inception. The rate locks will continue to be adjusted for changes in value resulting from changes in market interest rates. This SAB did not have any effect on the Company’s financial position or results of operations.

On September 30, 2004, FASB issued FASB Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) Issue No. 03-1-1 delaying the effective date of paragraphs 10-20 of EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, which provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. The delay of the effective date of EITF 03-1 will be superceded concurrent with the final issuance of proposed FSP Issue 03-1-a. Proposed FSP Issue

03-1-a is intended to provide implementation guidance with respect to all securities analyzed for impairment under paragraphs 10-20 of EITF 03-1. Management continues to closely monitor and evaluate how the provisions of EITF 03-1 and proposed FSP Issue 03-1-a will affect the Company.

In December 2004, the FASB published FASB Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) is a replacement of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related interpretive guidance (APB 25). The effect of SFAS 123(R) will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. SFAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement. The Company will be required to apply SFAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be the quarter ending March 31, 2006. The SFAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the non-vested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123: that is, an entity would not remeasure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date. An entity will have the further option to either apply SFAS 123(R) to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123. The Company has not completed its study of the transition methods or made any decisions about how it will adopt FAS 123(R). However, the Company does not believe that the adoption of SFAS 123(R) related to existing share-based payment transactions will have a significant effect on the Company’s financial statements.

(q)	Reclassifications

Certain reclassifications have been made to amounts previously reported in 2003 to conform with the 2004 presentation.

Note 2 Restrictions on Cash Balances

Included in cash and due from banks are balances maintained within the Company to satisfy legally required reserves and to compensate for services provided from correspondent banks. Restricted balances maintained totaled $3,513,000 and $4,246,000 at December 31, 2004 and 2003, respectively. There were no other withdrawal, usage restrictions or legally required compensating balances at December 31, 2004 or 2003.

Note 3 Securities

The amortized cost and estimated fair value of investment securities held to maturity and investment securities available for sale at December 31, 2004, and 2003 are as follows:

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2004:
Investment Securities – available for sale:
U.S. government sponsored agencies and corporations	$17,996,184	$9,716	$143,800	$17,862,100
Mortgage-backed securities	6,465,532	1,812	86,903	6,380,441
Marketable equity securities	9,566,128	204,287	123,210	9,647,205

Total	$34,027,844	$215,815	$353,913	$33,889,746

Investment Securities – held to maturity:
U.S. government sponsored agencies and corporations	$15,465,282	$4,664	$125,946	$15,344,000
Mortgage-backed securities	1,479,646	193	6,023	1,473,816

Total	$16,944,928	$4,857	$131,969	$16,817,816

December 31, 2003:
Investment Securities – available for sale:
U.S. government sponsored agencies and corporations	$12,000,000	$13,900	$123,760	$11,890,140
Mortgage-backed securities	7,897,502	17,049	94,937	7,819,614
Marketable equity securities	10,350,790	460,929	65,244	10,746,475

Total	$30,248,292	$491,878	$283,941	$30,456,229

Investment Securities – held to maturity:
U.S. government sponsored agencies and corporations	$11,499,462	$21,343	$76,860	$11,443,945
Mortgaged-backed securities	2,461,922	331	4,529	2,457,724

Total	$13,961,384	$21,674	$81,389	$13,901,669

During the year ended December 31, 2004, the Bank had gross gains on sales of securities of $89,890 and gross losses of $2,509. The Bank had $70,052 gross gains and no gross losses on sales of securities for the period ended December 31, 2003. The Bank has no gross gains or losses for the period ending December 31, 2002.

The fair value of securities with unrealized losses by length of time that the individual securities have been in a continuous loss position at December 31, 2004 and 2003, are as follows:

	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing greater than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2004:
U.S. government sponsored agencies	$19,280,400	$206,146	$1,936,400	$63,600	$21,216,800	$269,746
Mortgage-backed securities	4,838,522	13,027	2,745,669	79,899	7,584,191	92,926
Marketable equity securities	3,003,350	83,879	1,998,000	39,331	5,001,350	123,210

Total	$27,122,272	$303,052	$6,680,069	$182,830	$33,802,341	$485,882

December 31, 2003
U.S. government sponsored agencies	$11,799,380	$200,620	$—	$—	$11,799,380	$200,620
Mortgage-backed securities	6,007,644	99,466	—	—	6,007,644	99,466
Marketable equity securities	2,983,200	65,244	—	—	2,983,200	65,244

Total	$20,790,224	$365,330	$—	$—	$20,790,224	$365,330

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2004, 25 investment securities have unrealized losses. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports.

The unrealized losses that existed as of December 31, 2004 and 2003, are a result of market changes in interest rates since the securities’ purchase. This factor coupled with the fact the Bank has both the intent and the ability to hold these securities for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in the held to maturity and available-for-sale portfolios are temporary.

Securities with carrying values of $30,302,365 and $27,271,000 at December 31, 2004 and 2003, respectively, were pledged to collateralize public deposits and repurchase agreements.

The cost and estimated fair value of investment securities held to maturity and investment securities available for sale at December 31, 2004, by contractual maturity are shown on the following table. Expected maturities may differ from contractual maturities in mortgage-backed securities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties; therefore, these securities are not included in maturity categories in the following table.

	December 31, 2004
	Amortized Cost	Estimated Fair Value
Investment Securities – available for sale:
Due after one year through five years	$17,996,184	$17,862,100
Due after five years through ten years	—	—
Mortgage-backed securities	6,465,532	6,380,441
Marketable equity securities	9,566,128	9,647,205

Total	$34,027,844	$33,889,746

Investment Securities – held to maturity:
Due after one year through five years	$15,465,282	$15,344,000
Due after five years through ten years	—	—
Mortgage-backed securities	1,479,646	1,473,816

Total	$16,944,928	$16,817,816

Note 4 Loans

Loans at December 31, 2004 and 2003 were as follows:

	2004	2003
Commercial and industrial	$28,756,415	$31,979,144
Real estate:
Commercial mortgage	90,477,495	81,000,737
Residential mortgage	49,736,593	34,184,009
Construction and development	10,676,043	8,528,523
Installment to individuals	957,873	659,502

Subtotal	180,604,419	156,351,915
Less: net deferred loan fees	(332,400)	(317,688)

Total	$180,272,019	$156,034,227

Nonperforming loans consist of loans which management has identified as impaired, nonaccrual, and restructured. At December 31, 2004 and 2003, there were no impaired or restructured loans that were not in nonaccrual status. At December 31, 2004 and 2003, impaired loans totaled approximately $1,877,000 and $2,873,000, respectively. The average impaired loans were $3,011,000 and $2,425,000, during 2004 and 2003, respectively. Specific allocations of the allowance for loan losses for impaired loans at December 31, 2004 and 2003 were $13,000 and $232,000, respectively. Had the loans been current in accordance with their original terms, gross interest income for these loans would have been $204,000 and $279,000 in 2004 and 2003, respectively. Interest income recognized on impaired loans during the year ended December 31, 2004 and 2003, was $258,000 and $97,000, respectively. At December 31, 2004 and 2003, the Company had no loans greater than 90 days delinquent which were still accruing interest, and no restructured loans.

The change in the allowance for loan losses follows:

	2004	2003	2002
Balance at beginning of the year	$2,119,448	$2,296,608	$1,910,963
Provision for loan losses	420,000	591,065	442,500
Recoveries	121,393	64,417	13,876
Charge-offs	(102,854)	(832,642)	(70,731)

Balance at end of year	$2,557,987	$2,119,448	$2,296,608

The Company has engaged in banking transactions in the ordinary course of business with some of its directors, officers, principal shareholders and their associates. Such loans are at normal credit terms, including interest rates and collateral, and do not represent more than the normal risk of collection. At December 31, 2004 and 2003, none of these loans were reported as nonaccrual, restructured or classified. The aggregate amount of loans to related parties for the years ended December 31, 2004 and 2003 were $0 and $100,000, respectively.

Note 5 Bank Premises and Equipment

Bank premises and equipment at December 31, 2004 and 2003 is summarized as follows:

	2004	2003	Useful Life
Furniture and equipment	$1,768,050	$2,364,092	3-10 years
Leasehold improvements	1,225,304	1,427,784	3-20 years

Subtotal, at cost	2,993,354	3,791,876
Accumulated depreciation and amortization	(1,857,229)	(2,316,341)

Total, net	$1,136,125	$1,475,535

Amounts charged to operating expenses for depreciation and amortization expense aggregated $294,696, $298,187, and $271,409 in 2004, 2003 and 2002, respectively.

Note 6 Deposits

At December 31, 2004, the scheduled maturities on all time deposits are as follows:

Year	< $100,000	> $100,000	Total
2005	$16,512,765	$27,771,778	$44,284,543
2006	1,059,906	2,578,575	3,638,481
2007	238,835	652,422	891,257
2008	368,770	4,112,126	4,480,896
2009	466,925	855,001	1,321,926

	$18,647,201	$35,969,902	$54,617,103

Related party deposits totaled approximately $990,000 and $365,000 at December 31, 2004 and 2003, respectively. In management’s opinion, interest rates paid on these deposits, where applicable, are available to others at the same terms.

Note 7 Leasing Arrangements

The Company and banking subsidiary have entered into various noncancelable operating leases. These noncancelable operating leases are subject to renewal options under various terms. Some leases provide for periodic rate adjustments based on cost-of-living index changes. Rental expense in 2004 and 2003 was approximately $830,000 and $733,000, respectively. The following is a schedule of future minimum payments under noncancelable operating leases that have initial or remaining lease terms in excess of one year as of December 31, 2004:

2005	$778,264
2006	788,906
2007	784,686
2008	695,300
2009	508,086
2010 and thereafter	1,659,264

Total	$5,214,506

Note 8 Income Taxes

Income tax expense for 2004, 2003 and 2002 consists of:

	2004	2003	2002
Current:
Federal	$2,032,343	$1,719,427	$1,825,760
District of Columbia	578,943	457,062	485,329

	2,611,286	2,176,489	2,311,089

Deferred tax benefit:
Federal	(173,596)	(61,919)	(22,810)
District of Columbia	(56,573)	(16,459)	(6,063)

	(230,169)	(78,378)	(28,873)

Total:
Federal	1,858,747	1,657,508	1,802,950
District of Columbia	522,370	440,603	479,266

	$2,381,117	$2,098,111	$2,282,216

Income tax expense differed from the amounts computed by applying the statutory federal income tax rate of 34 % to pretax income, as a result of the following:

	2004		2003		2002
	Amount	%	Amount	%	Amount	%
Tax expense at statutory rate	$2,034,162	34.0%	$1,788,128	34.0%	$1,937,171	34.0%
Increase in taxes resulting from District of Columbia franchise tax, net of Federal tax effect	344,757	5.7%	290,798	5.5%	316,316	5.6%
Other	2,198	0.1%	19,185	0.4%	28,729	0.5%

Total	$2,381,117	39.8%	$2,098,111	39.9%	$2,282,216	40.1%

The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003:

	2004	2003
Deferred tax assets:
Allowance for loan losses	$942,014	$771,561
Deferred loan fees	—	14,244
Furniture and equipment	97,028	66,750
Compensated absences	12,500	10,552
Unrealized losses on securities	56,045	—
Other	106,564	64,830

Total gross deferred tax assets	$1,214,151	$927,937

Deferred tax liabilities:
Unrealized gain on investment securities	$—	$(84,389)

Total gross deferred tax liabilities	$—	(84,389)

Net deferred tax assets	$1,214,151	$843,548

Note 9 Long-term Debt

The Bank maintains a line of credit with the Federal Home Loan Bank (FHLB) for advances collateralized with a blanket floating lien on first mortgages and commercial real estate. Additional FHLB advances are available up to 20% of assets and would require the pledging of additional qualifying assets. Unused borrowing capacity is approximately $43,000,000. Long-term debt at December 31, 2004 and 2003 consisted of the following:

	Rate	2004	2003
FHLB borrowings due on September 21, 2004	1.96%	$—	$2,000,000
FHLB borrowings due on March 21, 2006	2.81%	4,000,000	4,000,000
FHLB borrowings due on March 21, 2008	2.99%	2,600,000	3,400,000
FHLB borrowings due on December 1, 2008	6.95%	526,751	630,117

Total		$7,126,751	$10,030,117

Annual principal payments as of December 31, 2004 are as follows:

2005	$913,625
2006	4,924,902
2007	937,299
2008	350,925

Total long-term debt	$7,126,751

Note 10 Short-term Borrowings

Short-term borrowings consist of securities sold under repurchase agreements and Federal funds purchased. Federal funds purchased represent funds borrowed overnight. Unused Federal fund lines of credit at December 31, 2004 were $16,000,000. There were no Federal fund lines of credit borrowings outstanding at the end of 2004 or 2003.

Securities sold under repurchase agreements generally involve the receipt of immediately available funds which mature in one business day or roll over under a continuing contract. In accordance with these contracts, the underlying securities sold are segregated from the Company’s other investment securities.

Short-term borrowings for 2004 and 2003 are summarized below:

	2004	2003
Year-end balance	$2,667,414	$5,390,326
Average balance	3,777,783	6,509,040
Maximum month-end outstanding	4,324,389	7,381,024
Average interest rate for the year	0.58%	0.74%
Average interest rate at year-end	0.57%	0.50%

Note 11 Commitments and Contingent Liabilities

In the normal course of business, there are various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements, such as commitments to extend credit. These commitments include revolving credit agreements, term loan commitments, and short-term borrowing agreements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. Both loan commitments and standby letters of credit have credit risk essentially the same as that involved in extending loans to customers and are subject to the normal credit approval procedures and policies. Collateral is obtained based on management’s assessment of the customer’s credit. At December 31, 2004, no commitments existed to extend additional credit to customers having nonperforming loans. At December 31, 2004 and 2003, the following financial instruments were outstanding whose contracts represent credit risk:

	2004	2003
Commitment to originate loans	$21,532,050	$2,970,000
Unfunded commitments under lines of credit	55,957,042	33,149,000
Commercial and standby letters of credit	2,409,486	2,669,000
Portion of letters of credit collateralized	68%	71%

As of January 1, 2003, newly issued or modified guarantees, such as standby letters of credit, that are not derivative contracts have been recorded on the Company’s consolidated balance sheet at their fair value at inception. No liability related to guarantees was required to be recorded at December 31, 2004 and 2003.

Under the terms of an employment agreement with the current President and CEO of the Bank, the Bank is obligated to make payments totaling approximately $190,000 in the event she chooses to exercise her rights under the agreement. These funds are held in a grantor trust established in 1998.

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

Note 12 Restrictions on Dividend Payments and Loans by Affiliated Bank

The primary source of dividends paid by the Company to its shareholders is dividends received from the Bank. Federal regulations restrict the total dividend payments that a national banking association may make during any calendar year to the total net income of the bank for the current year plus retained net income for the preceding two years, without prior regulatory approval. At December 31, 2004, approximately $6,203,000 of retained earnings of the Bank was available for dividend declarations. Restrictions are also imposed upon the ability of the Bank to make loans to the Company, purchase stock in the Company or use the Company’s securities as collateral for indebtedness of the Bank. At December 31, 2004, the Company and the Bank were in compliance with regulatory requirements.

Note 13 Regulatory Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which it is subject. The most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier-1 leverage ratios as set for the in the table. There are no conditions or events since then that management believes have changed the Bank’s category.

The following table presents the capital position of the Company and the Bank relative to their various minimum statutory and regulatory capital requirements at December 31, 2004 and 2003.

	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2004:
Total capital to risk weighted assets:
Consolidated	$27,400	13.15%	$16,665	8.00%	N/A	N/A
Bank	27,384	13.15%	16,656	8.00%	20,820	10.00%
Tier 1 capital to risk weighted assets:
Consolidated	24,842	11.93%	8,333	4.00%	N/A	N/A
Bank	24,576	11.80%	8,328	4.00%	12,492	6.00%
Leverage Ratio:
Consolidated	24,842	10.06%	9,874	4.00%	N/A	N/A
Bank	24,576	9.96%	9,874	4.00%	12,342	5.00%

December 31, 2003
Total capital to risk weighted assets:
Consolidated	$24,871	13.71%	$14,510	8.00%	N/A	N/A
Bank	24,744	13.66%	14,489	8.00%	18,112	10.00%
Tier 1 capital to risk weighted assets
Consolidated	22,752	12.54%	7,255	4.00%	N/A	N/A
Bank	22,374	12.35%	7,245	4.00%	10,867	6.00%
Leverage ratio:
Consolidated	22,752	10.33%	8,809	4.00%	N/A	N/A
Bank	22,374	10.16%	8,807	4.00%	11,009	5.00%

N/A = not applicable

Note 14 Benefit Plans

The Company has various stock option plans for directors and certain key employees. At December 31, 2004, there were 182,256 shares of common stock reserved for future issuance under the stock option plans of which there were 12,100 shares under option outstanding. The terms of the options are determined by the Board of Directors. Options generally vest over three years, and no options may be exercised beyond ten years from the grant date. The option price for the non-qualified options range from 85% to 90% of the fair market value at the date of the grant.

The Company accounts for its stock option plans under APB Opinion No. 25. The amount equal to the difference between the quoted market price of the stock on the date of grant and the amount the grantee is required to pay is recorded as compensation expense. Compensation expense for the non-qualified stock option plans for 2004, 2003 and 2002 was $0, $0, and $6,000, respectively.

At December 31, 2004, the options outstanding have a weighted average contractual life of 5.1 years. The fair value of each option grant is estimated on the date of the grant using a Black-Scholes based option pricing model. There were no options granted in 2004, 2003 or 2002. The following is a summary of activity of the Company’s stock option plans for 2004 and 2003:

	2004		2003
	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price
Outstanding at beginning of year	19,328	$5.14	29,960	$5.18
Granted	—	—	—	—
Exercised	(7,228)	$5.03	(10,632)	$5.26
Forfeited/expired	—	—	—	—

Outstanding at end of year	12,100	$5.21	19,328	$5.14

Exercisable at end of year	12,100	$5.21	19,328	$5.14
Weighted average fair value of options granted	—	—	—	—

The Company offers an employee stock ownership plan (“ESOP”) with 401(k) provisions. Participants may make pre-tax and after-tax contributions to the 401(k) up to the maximum allowable under federal regulations. The Bank matches the pre-tax employee participant’s contributions at a rate of 100% of the first 3% of the employee’s qualifying salary and 50% up to the next 2% of salary. The Company’s 401(k) expense was $86,000, $55,000 and $54,000 for the years ended December 31, 2004, 2003 and 2002, respectively, which is included in “salaries and benefits” in the accompanying consolidated statements of income. The ESOP is a nonleveraged employee stock ownership plan. The Board of Directors may elect to pay a discretionary contribution on an annual basis, which vests at the end of the third year. The ESOP expense was approximately $78,000, $0 and $75,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Shares held by the ESOP are treated as outstanding in computing earnings per share.

Note 15 Other Operating Expense

The following is a summary of the significant components of “other operating expense.”

	2004	2003	2002
Courier service and bank security	$179,192	$169,778	$144,716
Directors’ and committee fees	191,100	163,050	147,700
Stationary & office supplies	128,710	126,941	110,929
Taxes, other	116,722	111,456	98,086
Insurance	105,652	93,000	89,265
Other	811,184	688,432	682,305

Total other operating expense	$1,532,560	$1,352,657	$1,273,001

Note 16 Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following table presents the estimated fair values of the Company’s financial instruments at December 31, 2004 and 2003 and is followed by a general description of the methods and assumptions used to estimate such fair values.

	December 31, 2004		December 31, 2003
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$5,109	$5,109	$9,747	$9,747
Federal funds sold and interest-earning deposits in other banks	12,794	12,794	18,821	18,821
Investment securities available for sale	33,890	33,890	30,456	30,456
Investment securities held to maturity	16,945	16,818	13,961	13,902
Loans, net	177,714	177,220	153,915	154,085
Financial Liabilities:
Deposits	215,367	215,515	192,756	193,012
Short-term borrowings	2,667	2,667	5,390	5,390
Long-term debt	7,127	7,088	10,030	10,243

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

Investments securities available for sale and investment securities held to maturity. The estimated fair values of securities by type are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

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

Unrecognized financial instruments. Loan commitments on which the committed interest rate is less than the current market rate were insignificant at December 31, 2004 and 2003. The estimated fair value of fee income on letters of credit at December 31, 2004 and 2003 was insignificant.

Note 17 Parent Company Only Financial Statements

The following are the condensed financial statements of the parent company:

Condensed Balance Sheets

	December 31
	2004	2003
Assets:
Cash in bank	$150,462	$94,309
Investment in subsidiary bank	24,493,955	22,497,882
Other assets	154,921	298,534

Total assets	$24,799,338	$22,890,725

Liabilities and Stockholders’ Equity
Other liabilities	$39,354	$15,643
Stockholders’ equity	24,759,984	22,875,082

Total liabilities and stockholders’ equity	$24,799,338	$22,890,725

Condensed Statements of Income

	Year Ended December 31
	2004	2003	2002
Income
Interest earned on cash in bank	$550	$534	$578
Interest on loans	—	—	1,578
Other income	681	20	—
Dividends from subsidiary bank	1,675,000	1,605,000	1,400,000

Total income	1,676,231	1,605,554	1,402,156

Expenses
Professional fees	69,851	36,084	42,560
Other	394,154	348,502	302,472

Total expenses	464,005	384,586	345,032

Income before taxes and equity in undistributed net income of subsidiary	$1,212,226	1,220,968	1,057,124
Income tax benefit	(187,810)	(157,892)	(139,151)

Income before equity in undistributed earnings of subsidiary	1,400,036	1,378,860	1,196,275
Equity in undistributed net income of subsidiary	2,201,675	1,782,229	2,219,072

Net Income	$3,601,711	$3,161,089	$3,415,347

Condensed Statement of Cash Flows

	Year Ended December 31
	2004	2003	2002
Operating Activities:

Net income	$3,601,711	$3,161,089	$3,415,347
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(2,201,675)	(1,782,229)	(2,219,072)
Other, net	128,577	3,845	(95,495)

Net cash provided by operating activities	$1,528,613	1,382,705	1,100,780

Investing Activities:
Net decrease in lines of credit	—	—	85,000

Net cash provided by investing activities	—	—	85,000

Financing Activities:
Proceeds from issuance of common stock, net	36,357	55,930	24,011
Cash dividends paid to stockholders	(1,508,817)	(1,468,971)	(1,296,935)

Net cash used in financing activities	(1,472,460)	(1,413,041)	(1,272,924)

Net increase (decrease) in cash and cash equivalents	56,153	(30,336)	(87,144)
Cash and cash equivalents at beginning of year	94,309	124,645	211,789

Cash and cash equivalents at end of year	$150,462	$94,309	$124,645

Note 18 Subsequent Event

On February 10, 2005, Abigail Adams National Bancorp, Inc. entered into an Agreement and Plan of Merger to acquire Consolidated Bank and Trust Company (CB&T), a Virginia chartered commercial bank. CB&T is $70 million in assets and provides commercial banking services through two branches in Richmond and one in Hampton, Virginia.

Under the terms of the merger agreement, which has been approved by the Boards of Directors of both companies, a to be formed, wholly owned subsidiary of AANB will merge with CB&T, with CB&T as the resulting corporation. CB&T shareholders will receive 0.534 shares of AANB stock for each CB&T share, subject to adjustment under certain circumstances as described in the agreement. The aggregate merger consideration is approximately 139,100 shares of AANB’s common stock.

The acquisition is subject to regulatory approval and the approval of CB&T’s shareholders. The transaction is expected to be finalized sometime in the second quarter of 2005.

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

ANNUAL MEETING:

The annual meeting of shareholders of Abigail Adams National Bancorp will be held at 3:00 p.m. on Tuesday, May 17, 2005 at the Corporate Headquarters at the address listed above.

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

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue. NW, Suite 400

Washington, D.C. 20015

DIRECTORS OF THE ABIGAIL ADAMS NATIONAL BANCORP

and THE ADAMS NATIONAL BANK

Jeanne D. Hubbard Chairwoman, President and CEO Abigail Adams National Bancorp	Michele V. Hagans Principal Fort Lincoln Realty	Todd Shell Vice President Guyan International and Caspian Holdings

Kathleen Walsh Carr President & CEO The Adams National Bank	Lynne M. Miller CEO Environmental Strategies Corporation	Marianne Steiner Principal Larkspur Marketing

Michelle D. Bernard President Odyssey International	Douglas Reynolds Attorney Cabell County Public Defenders Office	Joseph L. Williams Chairman & CEO Basic Supply Company, Inc.

David A. Bradley Moss, McGee, Bradley, Kelly & Foley .	Marshall T. Reynolds Chairman & CEO Champion Industries, Inc.	Bonnie A. Wilson Principal Bonnie Wilson & Company

A George Cook, III Principal George Cook & Company	Patricia G. Shannon President & CEO Boys & Girls Clubs of Greater Washington

EXECUTIVE OFFICERS

Jeanne D. Hubbard Chairwoman, President and Chief Executive Officer of Abigail Adams National Bancorp, Inc.	Kathleen Walsh Carr President & Chief Executive Officer of The Adams National Bank	Karen E. Troutman Chief Financial Officer and Senior Vice President of Abigail Adams National Bancorp and The Adams National Bank

OFFICE LOCATIONS

Administrative Office 1130 Connecticut Ave., NW Washington, D.C. 20036-3945 (202) 772-3600 (202) 628-8380 fax	Dupont Circle East 1604 17th Street, NW Washington, D.C. 20009-2441 (202) 772-3600 (202) 387-4110 fax	Georgetown 1729 Wisconsin Avenue, NW Washington, D.C. 20007-2379 (202) 772-3600 (202) 338-1889 fax

K Street Office 1501 K Street, NW Washington, D.C. 20006-1782 (202) 772-3600 (202) 628-8380 fax	MCI Center/Chinatown 802 7th Street, NW Washington, D.C. 20001-3718 (202) 772-3600 (202) 842-0076 fax	Silver Spring 8121 Georgia Ave. Silver Spring, MD 20910-4933 (301) 565-0776 (301) 565-8380 fax

Union Station 50 Massachusetts Avenue, NE Washington, D.C. 20002-4214 (202) 772-3600 (202) 371-6590 fax	Deposit Operations 1627 K Street, NW Washington, D.C. 20006-1782 (202) 772-3600 (202) 293-4017 fax