Form 10-K/A, Exhibit 13
period 2004-12-31
ABIGAIL ADAMS NATIONAL BANCORP INC
filed 2005-04-08
CIK 356809

EXHIBIT 13

2004 ANNUAL REPORT TO STOCKHOLDERS

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

Alexandria, Virginia

March 11, 2005

McGladrey & Pullen, LLP is a member firm of RSM International -

an affiliation of separate and independent legal entities.

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