Form 10-K, Exhibit 13
period 2005-12-31
ABIGAIL ADAMS NATIONAL BANCORP INC
filed 2006-03-31
CIK 356809

EXHIBIT 13
2005 ANNUAL REPORT TO STOCKHOLDERS
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

	2005 (1)	2004 (1)
Averages
Assets	$289,666	$232,600
Loans	203,645	161,919
Allowance for loan losses	3,391	2,318
Deposits	249,863	194,772
Stockholders’ Equity	26,575	23,683
At Year-End
Assets	$343,030	$251,192
Loans	248,287	180,272
Allowance for loan losses	4,345	2,558
Deposits	292,032	215,367
Stockholders’ Equity	28,053	24,760
Book value per share	$8.10	$7.45
For the year
Net income	$3,320	$3,602
Cash dividends	1,696	1,509
Per Common Share
Basic earnings	$0.98	$1.09
Diluted earnings	$0.98	$1.08
Cash dividends	$0.50	$0.45

(1)	2005 includes CB&T results from July 30, 2005. Historical periods do not reflect CB&T results.

CONTENTS

Selected Financial Data for Five-Year Period	2

Management’s Discussion and Analysis of Financial Condition and Results of Operations	3

Summary of Operations by Quarter and Summary of Market Data	16

Report of Independent Registered Public Accounting Firm	17

Consolidated Balance Sheets	18

Consolidated Statements of Income	19

Consolidated Statements of Changes in Stockholders’ Equity	20

Consolidated Statements of Cash Flows	21

Notes to Consolidated Financial Statements	23

Stockholder Information	43

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(dollars in thousands, except per share data)

	December 31,
	2005(1)	2004(1)	2003(1)	2002(1)	2001(1)
Income Statement Data
Total interest income	$18,461	$13,829	$12,556	$12,831	$12,734
Total interest expense	4,307	1,986	2,094	2,580	3,734
Net interest income	14,154	11,843	10,461	10,251	9,000
Provision for loan losses	310	420	591	443	260
Total noninterest income	1,911	1,975	2,035	1,954	1,980
Total noninterest expense	10,240	7,415	6,646	6,064	6,025
Provision for income taxes	2,195	2,381	2,098	2,282	1,802
Net income	3,320	3,602	3,161	3,415	2,893

Per Common Share Data (2)
Basic net income per share	$0.98	$1.09	$0.95	$1.03	$0.88
Diluted net income per share	$0.98	$1.08	$0.95	$1.03	$0.88
Cash dividends	$0.50	$0.45	$0.45	$0.40	$0.33

Selected Balance Sheet Data
Total assets	$343,030	$251,192	$231,906	$204,950	$178,170
Investment securities	70,116	50,835	44,418	26,545	24,413
Loans	248,287	180,272	156,034	156,536	138,061
Allowance for loan losses	4,345	2,558	2,119	2,297	1,911
Deposits	292,032	215,367	192,756	174,768	153,091
Long-term debt	11,213	7,127	10,030	724	810
Stockholders’ equity	28,053	24,760	22,875	21,192	18,888

Selected Ratios
Return on average assets	1.15%	1.55%	1.49%	1.80%	1.78%
Return on average stockholders’
equity	12.49%	15.21%	14.32%	16.99%	16.02%
Average equity to average assets	9.17%	10.18%	10.43%	10.57%	11.08%
Dividend payout ratio (2)	51.02%	41.28%	47.37%	38.83%	37.50%
Net (recoveries) charge-offs to average loans	(0.10%)	(0.01%)	0.51%	0.04%	0.003%
Nonperforming loans to total loans	0.23%	1.04%	1.84%	0.29%	0.28%
Allowance for loan losses to loans	1.75%	1.42%	1.36%	1.47%	1.38%

(1)	2005 includes CB&T results from July 30, 2005. Historical periods do not reflect CB&T results.

(2)	Per common share data and dividend payout ratios used in the selected historical financial data have been restated for a 10% stock dividend declared on December 21, 2004 and paid on January 14, 2005 .

Management’s Discussion and Analysis of Financial Condition and Results of Operations
Abigail Adams National Bancorp, Inc. (the “Company”) is the parent of The Adams National Bank (“ANB”), a national bank with six full-service branches located in the greater metropolitan Washington, D.C. area and, Consolidated Bank and Trust (CB&T), a Virginia chartered commercial bank, with two branches in Richmond and Hampton, Virginia. The Company reports its financial results on a consolidated basis with ANB and CB&T.
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
The following analysis of financial condition and results of operations should be read in conjunction with the Company’s Consolidated Financial Statements and Notes thereto. For a discussion of risk factors that could affect the Company’s performance, see pages 14 through 16.
Consolidated Bank and Trust Company Merger
On February 10, 2005, the Company entered into a definitive agreement and plan of merger with Consolidated Bank and Trust Company (CB&T), a Virginia Chartered commercial bank. CB&T was founded in 1903 and is the oldest continuously operated African-American owned bank in the U.S. and one of the first U.S. banks originally headed by a woman, Maggie Lena Walker. This legacy combined with the Company’s focus on serving minorities, small businesses and not-for-profit organizations will result in a strategic acquisition for shareholders by expanding the Company’s market area while maintaining the heritage and expanding the focus of CB&T. The purchase was completed on July 29, 2005. See Note 3 of the Notes to the Consolidated Financial Statements for a complete discussion of the shares issued, purchase price and its allocation to CB&T’s assets and liabilities, and pro forma information.
Results of Operations
Overview
The Company recorded net income of $3.3 million in 2005, as compared to $3.6 million in 2004 and $3.2 million in 2003. Diluted earnings per share were $0.98 for 2005, compared to $1.08 for 2004 and $0.95 for 2003. The $282,000 or 7.8% decrease in net income compared to 2004 was substantially attributable to a $2.8 million or 38.1% increase in noninterest expense. The 14.0% increase in 2004 net income compared to 2003 was attributable to a 13.2% increase in net interest income and a 28.9% decrease in the provision for loan losses, which offset a 3% decrease in noninterest income and a 11.6% increase in non-interest expense. Book value per share was $8.10 at December 31, 2005, an increase of $0.65 from the book value per share of $7.45 at December 31, 2004. Dividends paid per common share in 2005, 2004 and 2003 were $0.50, $0.45 and $0.45 respectively.
Analysis of Net Interest Income
Net interest income, which is the sum of interest and certain fees generated by earning assets minus interest paid on deposits and other funding sources, is the principal source of the Company’s earnings. Net interest income for 2005 increased 19.5% to $14.2 million from $11.8 million in 2004 and 13.2% in 2004 from $10.5 million 2003. The improvement in net interest income in 2005 resulted from a 24.6% increase in average earning assets. Average earning assets increased to $276.4 million in 2005, as compared to the average of $221.8 million in 2004, and

$201.9 million in 2003. Of the $54.6 million increase in 2005, the acquisition of CB&T during 2005 added $28.4 million in average earning assets and $27.4 million in average interest bearing liabilities.
Loans, the highest yielding component of earning assets, represented 73.7% of average earning assets for 2005, as compared to 73.0% for 2004 and 74.8% for 2003. Average loans increased 25.8% to $203.6 million from $161.9 million in 2004. Of the $41.7 million increase in average loans, $16.3 million is attributed to loans acquired in the CB&T merger. The yield on the interest-earning assets increased to 6.68% in 2005 from 6.23% in 2004, and 6.22% in 2003. The average yield on loans increased 52 basis points to 7.67% in 2005 from 7.15% in 2004 and 53 basis points from 7.14% in 2003. The increases in prime rate during 2005 and 2004 contributed to the increase in the average rates earned on loans.
Average investments, consisting of securities, federal funds and other short-term investments, increased 21.4% to $72.8 million from $59.9 million in 2004, after increasing 17.8% from 2003. Of the $12.8 million increase in 2005, $12.1 million resulted from the acquisition of CB&T. The average yield on investments increased 14 basis points in 2005 to 3.90% from 3.76% in 2004, and was 43 basis points above the average yield of 3.47% in 2003.
Funding for earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders’ equity. The percentage of average earning assets funded by average interest-bearing liabilities increased to 69.6% in 2005, compared to 66.9% in 2004 and 68.9% in 2003. Average interest bearing liabilities increased 29.6% to $192.3 million from $148.4 million in 2004, after increasing 6.7% from 2003. Of the $43.9 million increase in 2005 average interest bearing liabilities, $27.4 million is attributable to deposits from the CB&T purchase. The cost of interest-bearing funds increased 90 basis points to 2.24% in 2005 from 1.34% in 2004 and 73 basis points from a cost of 1.51% in 2003. The increase in the cost of interest-bearing funds is due to the repricing of existing deposits at higher interest rates and the $5.0 million loan acquired to fund the capital infusion into CB&T. Average noninterest bearing deposits increased to $68.6 million from $59.2 in 2004 and $49.1 million in 2003. Of the $9.4 million increase in 2005, $7.2 million is attributed to CB&T demand deposit balances.
The net interest margin, which is net interest income as a percentage of average interest-earning assets, decreased to 5.12% for 2005, a decrease of 22 basis points from 5.34% for 2004. The net interest spread, which is the difference between the average interest rate earned on interest-earning assets and interest paid on interest-bearing liabilities, was 4.44% for 2005, reflecting a decrease of 45 basis points from the 4.89% reported in 2004. The decrease in the interest rate spread reflects the increase in shorter term market rates, which affects rates paid on deposits and borrowings, while longer term rates have remained relatively stable over the past year.

The following tables present the average balances, net interest income and interest yields/rates for 2005, 2004 and 2003 and an analysis of the dollar changes in interest income and interest expense.
Distribution of Assets, Liabilities and Stockholders’ Equity Yields and Rates
For the Years Ended December 31, 2005, 2004, and 2003 (1)
(dollars in thousands)

	2005			2004			2003
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balances	Expense	Rates	Balances	Expense	Rates	Balances	Expense	Rates
Assets

Loans (2)	$203,645	$15,625	7.67%	$161,919	$11,574	7.15%	$151,008	$10,789	7.14%

Investment securities	59,203	2,400	4.05%	46,962	2,075	4.42%	35,466	1,613	4.55%

Federal funds sold	5,911	195	3.30%	5,310	74	1.39%	7,538	74	0.98%

Interest-earning bank balances	7,640	241	3.15%	7,637	106	1.39%	7,855	80	1.01%

Total earning assets	276,399	18,461	6.68%	221,828	13,829	6.23%	201,867	12,556	6.22%

Allowance for loan losses	(3,391)			(2,318)			(2,366)

Cash and due from banks	10,672			8,267			7,477

Other assets	5,986			4,823			4,630

Total assets	$289,666			$232,600			$211,608

Liabilities and Stockholders’ Equity
Savings, NOW and money market accounts	$111,963	1,857	1.66%	$86,335	792	0.92%	$76,386	787	1.03%

Certificates of deposit	69,269	2,038	2.94%	49,233	901	1.83%	47,828	1,006	2.10%

Short-term borrowings	2,286	31	1.36%	3,778	22	0.58%	6,509	48	0.74%

Long-term debt	8,816	381	4.32%	9,039	271	3.00%	8,332	253	3.04%

Total interest-bearing liabilities	192,334	4,307	2.24%	148,385	1,986	1.34%	139,055	2,094	1.51%

Noninterest-bearing deposits	68,631			59,204			49,105

Other liabilities	2,126			1,328			1,372

Stockholders’ equity	26,575			23,683			22,076

Total liabilities and stockholders’ equity	$289,666			$232,600			$211,608

Net interest income		$14,154			$11,843			$10,462

Net interest spread			4.44%			4.89%			4.71%

Net interest margin			5.12%			5.34%			5.18%

(1)	2005 includes CB&T results from July 30, 2005. The 2004 and 2003 periods do not include CB&T results.

(2)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued. Net loan fees included in interest income were $1.1 million, $838,000, and $626,000 for 2005, 2004 and 2003, respectively.

Interest Rates and Interest Differential
Analysis of Changes in fully Taxable Equivalent Net Interest Income
(dollars in thousands)

	For the years ended December 31,			For the years ended December 31,
	2005 versus 2004 (1)			2004 versus 2003 (1)
		Change per (2)			Change per (2)
	Net			Net
	Increase			Increase
	(Decrease)	Rate	Volume	(Decrease)	Rate	Volume
Interest income from:
Loans	$4,051	$1,068	$2,983	$785	$5	$780
Investment securities	325	(216)	541	462	(61)	523
Federal funds sold	121	113	8	0	22	(22)
Interest-earning bank balances	135	135	—	26	28	(2)

Total interest income	4,632	1,100	3,532	1,273	(6)	1,279

Interest expense on:
Savings, NOW and money market	(1,065)	(866)	(199)	(5)	101	(106)
Certificates of deposit	(1,137)	(772)	(365)	105	143	(38)
Short-term borrowings	(9)	(18)	9	26	6	20
Long-term debt	(110)	(117)	7	(18)	3	(21)

Total interest expense	(2,321)	(1,773)	(548)	108	253	(145)

Net interest income	$2,311	$(673)	$2,984	$1,381	$247	$1,134

(1)	2005 includes CB&T results from July 30, 2005. The 2004 and 2003 periods do not include CB&T results.

(2)	The change in interest due to both rate and volume has been allocated to change due to rate.
Noninterest Income
Total noninterest income consists primarily of service charges on deposits and other fee-based services, as well as gains on the sales of investment securities and loans. Noninterest income totaled $1.9 million, a decrease of $64,000 or 3.2% from the prior year, as compared to $2.0 million in 2004, which decreased $60,000 or 3.0% from 2003. Service charges on deposit accounts totaled $1.3 million, a decrease of $134,000 or 8.9% from the prior year total of $1.5 million, which decreased $209,000 or 12.3% from 2003. The decrease in 2005 was predominantly due to lower levels of ATM, overdraft and checking account fees. Other income, consisting of other fee-based services and the gain on the sale of loans, increased 14.1% in 2005, following an increase of 47.5% in 2004 compared to 2003. The gain on sale of the guaranteed portion of SBA loans was $296,000 in 2005, $287,000 in 2004, and $122,000 in 2003. There was no gain on sale of investment securities in 2005. The gain on the sale of investment securities was $87,000 in 2004 and $70,000 in 2003.
Noninterest Expense
Total noninterest expense in 2005 increased $2.8 million or 37.8% to $10.2 million, compared to the $769,000 or an 11.5% increase in 2004 from 2003. As a result, the efficiency rate declined to 63.7% from 53.7% in 2004 and 53.2% in 2003. Of the $2.8 million increase in 2005, $1.8 million or 64.3% is attributed to the addition of the subsidiary, CB&T. Salaries and benefits expense increased $1.6 million or 43.2% in 2005 after increasing $431,000 or 13.2% in 2004 compared to 2003. Of the $1.6 million increase, $685,000 reflects the addition of CB&T staff. The Company also paid a one-time payment of $200,000, as required by an employment agreement to the President of ANB, upon her resignation in September of 2005. The net increase of $721,000 in occupancy, professional and data processing expense is predominately due to the acquisition of CB&T. The increase in salary and benefits expense in 2004 compared to 2003, was primarily due to increases in staff to support loan and deposit growth. The increase in occupancy and equipment expense in 2004 was primarily due to the opening of a branch office in Maryland in September 2003. The increase in professional fees in 2004 resulted from an increase in legal fees related to loan collection efforts.
Income Tax Expense
For the years ended December 31, 2005, 2004, and 2003, the Company incurred income tax expense of $2.2 million, $2.4 million, and $2.1 million, respectively. The Company’s effective tax rate was 39.8% in 2005 and 2004 and, 39.9% in 2003. The difference between the effective tax rate and the statutory tax rate relates to variances in items that are nontaxable, non-deductible, or the effects of local taxing authorities. For more information, see Note 10 of the consolidated financial statements.
Financial Condition
Overview
Total assets increased to $343.0 million at December 31, 2005 from $251.2 million at December 31, 2004, an increase of $91.8 million or 36.5%. The acquisition of CB&T accounted for $72.6 million or 79.1% of the asset growth in 2005. Total liabilities increased $88.5 million from $226.4 million at December 31, 2004, with $65.1 million or 73.6% attributable to the CB&T merger. Total stockholders’ equity increased 13.3% to $28.1 million, compared to December 31, 2004. The book value per share of common stock issued and outstanding at December 31, 2005 increased to $8.10 from $7.45 at December 31, 2004.
Analysis of Loans
Total loans at December 31, 2005 increased 37.7% or $68.0 million to a balance of $248.3 million, compared to $180.3 million at December 31, 2004. The CB&T acquisition added $40.4 million in loans and contributed 59.4% of the growth. Construction loans increased $23.2 million or 217%, compared to last year, primarily due to the demand in the DC market for condominium construction loans. Commercial real estate loans increased 37.7% or $34.1 million from the prior year, due to the increased demand in the DC Metropolitan area resulting from the strong economy, and commercial loan balances increased by 38.7% or $11.1 million. Residential real estate loans decreased 2.5% or $1.2 million, due to a decrease in demand in the DC market, and installment loans increased by 114.7% or $1.1 million, primarily due to the strong demand in Richmond market. Average loans increased 25.8% in 2005, compared to 2004. The following table summarizes the loan concentrations at December 31, 2005 and 2004.

	2005	2004
Service industry	23.4%	22.3%
Real estate development/finance	64.0%	61.4%
Wholesale/retail	11.2%	12.8%
Other	1.4%	3.5%

Total	100.0%	100.0%

The following table presents the percentage composition of the loan portfolio.

	December 31,
	2005	2004	2003	2002	2001
Composition of loan portfolio:
Commercial	16.0%	15.9%	20.5%	23.1%	23.7%
Real Estate	83.2%	83.6%	79.1%	76.2%	75.3%
Installment	0.8%	0.5%	0.4%	0.7%	1.0%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the maturity distribution and interest sensitivity of the Company’s loan portfolio at December 31, 2005. The balances exclude any adjustments for net deferred fees and unearned income. Included in the “Within 1 year” category are overdrafts, demand loans, loans having no stated maturity, and loans with no stated schedule of repayment.
Analysis of Loan Maturity and Interest Sensitivity
At December 31, 2005

(in thousands)	Within 1 Year	1 to 5 Years	After 5 Years	Total
Maturity of Loan
Commercial	$24,976	$10,189	$4,711	$39,876
Real estate – commercial	29,780	55,314	39,484	124,578
Real estate – residential	11,337	30,805	6,347	48,489
Real estate – construction	30,474	3,013	357	33,844
Installment	881	1,101	75	2,057

Total loans	$97,448	$100,422	$50,974	$248,844

Interest-Rate Sensitivity of Loans
Predetermined rates	$16,710	$93,885	$50,599	$161,194
Variable rates	80,738	6,537	375	87,650

Total loans	$97,448	$100,422	$50,974	$248,844

For additional information about loans, see Note 5 of the consolidated financial statements.
Analysis of Investment Securities
The investment security portfolio increased 37.9% or $19.3 million to a total of $70.1 million from the prior year end total of $50.8 million. CB&T contributed $20.5 million of the growth in securities, which offset a $1.2 million decrease in investment securities at ANB.
The investment securities classified as available-for-sale are used to maintain adequate liquidity and to provide a base for executing management’s asset/liability strategy. These securities are carried at estimated fair value and totaled $52.6 million at December 31, 2005, an increase of $18.7 million or 55.3% from the balance at December 31, 2004. Investment securities classified as available-for-sale consisted of U.S. government sponsored agencies, U.S. treasury notes, mortgage-back securities, corporate securities, and marketable equity securities. The weighted average life of the portfolio at December 31, 2005 was 5.17 years, using call dates as expected maturities.
Investment securities classified as held-to-maturity were $17.4 million at December 31, 2005, an increase of $543,000 or 3.2% from $16.9 million at December 31, 2004. Investment securities classified as held-to-maturity consist of U.S. government sponsored agencies and mortgage-back securities. The weighted average maturity of the portfolio at December 31, 2005 is 2.38 years, using call dates as expected maturities.
The table entitled “Analysis of Investment Securities Portfolio,” sets forth by major categories, the amortized cost basis, approximate market values and the weighted-average yields of investment securities held-to-maturity and available-for-sale at December 31, 2005. Expected maturities may differ from contractual maturities in mortgage-backed securities; therefore, these securities are not included in maturity categories in the following table.
Analysis of Investment Securities Portfolio
At December 31, 2005
(dollars in thousands)

	Held-to-Maturity			Available-for-Sale
	Amortized	Market	Average		Market	Average
	Cost Basis	Value	Yield	Amortized Cost Basis	Value	Yield
U.S. government sponsored agencies:

One year or less	$995	$987	3.11%	$8,637	$8,678	2.31%

After one, but within five years	14,485	14,081	3.54%	29,905	29,307	3.99%

After five, but within ten years	999	987	5.02%	—	—	—

Total federal agency securities	16,479	16,055	3.61%	38,542	37,985	3.61%

U.S. treasuries:

One year or less	—	—	—	990	998	1.62%

Mortgage-backed securities	1,009	988	4.31%	5,292	5,109	4.21%

Corporate securities:

After five, but within ten years	—	—	—	1,079	757	5.77%

Marketable equity securities	—	—	—	7,718	7,779	6.34%

Total investment securities	$17,488	$17,043	3.65%	$53,621	$52,628	4.07%

For additional information about investment securities, see Note 1 (c) and Note 4 of the Notes to Consolidated Financial Statements.
Short-term investments
Short term investments, consisting of federal funds and interest earning deposits in banks, totaled $6.3 million, a decrease of 50.8% from the total of $12.8 million at December 31, 2004. Interest-earning deposits in other banks totaled $441,000 at December 31, 2005, a decrease of 83.3% from the balance of $2.4 million at December 31, 2004. The decreases were due to the funding of higher earning assets.

Premises and equipment
Net bank premises and equipment totaled $4.7 million, an increase of $3.6 million from $1.1 million at December 31, 2004, due to the acquisition of CB&T in 2005. At December 31, 2005, $3.3 million of the $3.6 million increase included CB&T net fixed assets of $854,000 in land and $2.5 million in building, leasehold improvements, furniture, fixtures and equipment.
Other Assets and Liabilities
Other assets increased $2.1 million or 58.3% from $3.6 million at December 31, 2004. Other liabilities increased $2.2 million or 169.2% from $1.3 million at December 31, 2004. The respective increases reflect the addition of CB&T’s other assets and liabilities.
Deposits
Deposits are the Company’s primary source of funds, providing funding for 90.4% of average earning assets in 2005 and 87.8% in 2004. Average interest-bearing deposits were $181.2 million in 2005, which was a 33.7% increase over the prior year. Total deposits increased 35.6% to $292.0 million at December 31, 2005, an increase of $76.6 million from the balance of $215.4 million at December 31, 2004. The increase in deposits reflects the addition of CB&T which accounted for $63.8 million or 83.3% of the growth.
The following table sets forth the dollar amounts in the various types of deposit programs.

	December 31,
	2005		2004 (a)		2003 (a)
(dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Demand deposits	$78,808	27.0%	$59,676	27.7%	$56,829	29.5%
Savings accounts	19,893	6.8%	9,194	4.3%	7,423	3.9%
NOW accounts	44,547	15.3%	26,430	12.2%	18,192	9.4%
Money market accounts	69,895	23.9%	65,450	30.4%	61,890	32.1%

Total non-certificates	213,143	73.0%	160,750	74.6%	144,334	74.9%

Total certificates	78,889	27.0%	54,617	25.4%	48,423	25.1%

Total deposits	$292,032	100.0%	$215,367	100.0%	$192,757	100.0%

(a)	Periods ending 2004 and 2003 do not include CB&T deposits.
The following table indicates the certificates of deposit by time remaining until maturity as of December 31, 2005.

	Maturity
	3 Months	Over 3 to 6	Over 6 to	Over 12
(in thousands)	or Less	Months	12 Months	Months	Total
Certificates of deposit less than $100,000	$7,889	$9,573	$10,519	$7,445	$35,426
Certificates of deposit of $100,000 or more	4,438	14,933	18,197	5,895	43,463

Total certificates of deposits	$12,327	$24,506	$28,716	$13,340	$78,889

Borrowed Funds
Short-term borrowings consisting of repurchase agreements and federal funds purchased increased to a total of $8.3 million at December 31, 2005, compared to $5.4 million at December 31, 2004. Average short-term borrowings for 2005 were $2.3 million, compared to $3.8 million for 2004. For additional information on short-term borrowings, see Note 11 of the Notes to Consolidated Financial Statements.
Long-term debt was $11.2 million at December 31, 2005, an increase of $4.1 million, compared to $7.1 million at December 31, 2004. The increase in long term debt reflects the $5.0 million in borrowings at prime rate with a maturity of one year that may be extended for an additional seven years at the Company’s option. The borrowings were used to fund the capital infusion to CB&T required by their regulators. For additional information on long-term debt, see Note 12 of the Notes to Consolidated Financial Statements.

Borrowed funds average balances and interest rates are presented in the following schedule:

	Years Ended December 31,
					Average
	Maximum				Interest
	Outstanding at	Average	Average	Ending	Rate at
(dollars in thousands)	Any Month End	Balance	Interest Rate	Balance	Year End
2005:
Long-term debt	$11,595	$8,816	4.32%	$11,213	4.97%
Short-term borrowings	$8,256	$2,286	1.34%	$8,256	3.38%
2004:
Long-term debt	$9,955	$9,039	3.00%	$7,127	3.18%
Short-term borrowings	$4,324	$3,778	0.58%	$2,667	0.57%
2003:
Long-term debt	$10,701	$8,332	3.04%	$10,030	2.96%
Short-term borrowings	$7,381	$6,509	0.74%	$5,390	0.50%
Contractual Commitments
In the normal course of business, the Company enters into certain contractual obligations. Such obligations include obligations to make future payments on debt and lease arrangements. See Notes 8, 9, 11 and 12 of the Notes to Consolidated Financial Statements. The following table summarizes the Company’s significant contractual obligations at December 31, 2005.

	Payments due by period
		Less than			More than
(in thousands)	Total	1 year	1-3 years	3-5 years	5 years
Time deposit maturities	$78,889	$65,549	$7,058	$6,282	—
Short-term borrowings	8,256	8,256	—	—	—
Long-term debt	11,213	9,925	1,288	—	—
Operating lease obligation	5,948	1,108	2,017	1,341	1,482
Purchase obligations	1,962	721	837	404	—

Total	$106,268	$85,559	$11,200	$8,027	$1,482

See Note 13 of the Notes to the Consolidated Financial Statements for a summary of off balance sheet commitments.
Stockholders’ Equity
Stockholders’ equity at December 31, 2005 was $28.1 million, an increase of $3.3 million or 13.3% from December 31, 2004. The increase reflects 138,558 shares issued in the CB&T acquisition that were valued at $2.3 million. Cash dividends of $1.7 million were declared on the common stock in 2005, representing a 12.4% increase over 2004. A 10% stock dividend was declared on December 21, 2004 and distributed on January 14, 2005. The annual dividends for 2005 was $0.50 per common share and $0.45 in both 2004 and 2003. The dividend payout ratios were 51.0%, 41.3% and 47.4% for 2005, 2004 and 2003, respectively. The ratio of average stockholders’ equity to average assets for 2005 was 9.2%, as compared to 10.2% for 2004. The return on average equity was 12.5% for 2005 and 15.2% for 2004.
Asset Quality
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

The Company manages the risk characteristics of its entire loan portfolio in an effort to maintain an adequate allowance for loans losses and identify problem loans so that the risks in the portfolio can be identified on a timely basis. Management performs a periodic analysis of risk factors that includes the primary sources of repayment on individual loans, liquidity and financial condition of borrowers and guarantors, and the adequacy of collateral. Loans subject to individual reviews are analyzed and segregated by risk according to the Company’s internal risk rating system. Management also considers the character of the loan portfolio, changes in nonperforming and past-due loans, historical loss experience, concentrations of loans to specific borrowers and industries, and general and regional economic conditions, as well as other factors existing at the determination date. This review takes into account the judgment of the individual loan officers, the credit risk manager, senior management and the Board of Directors. The Company also has an independent loan review performed by an outside consultant periodically throughout the year. Although credit policies are designed to minimize risk, management recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio.
The allowance for loan losses is established through provisions for loan losses as a charge to earnings based upon management’s ongoing evaluation. Loans deemed uncollectible are charged against the allowance for loan losses and any subsequent recoveries are credited to the allowance. The provision for loan losses decreased in 2005 to a total of $310,000, compared to $420,000 for 2004 and $591,000 for 2003. The balance of the allowance for loan losses was $4.3 million or 1.75% of loans at December 31, 2005, $2.6 million or 1.42% of loans at December 31, 2004, and $2.1 million or 1.36% of loans at December 31, 2003. The allowance for loan losses increased in 2005 primarily due to the acquired allowance of CB&T, which added approximately $1.4 million. The Company evaluated CB&T’s allowance in the scope of Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”), and determined there was no specific allowance allocation. CBT’s allowance was determined by a pool methodology, with an unallocated component of the allowance. The Company determined that the application of SOP 03-3 to CB&T’s allowance was immaterial. Net loan recoveries were $47,000 or 0.02% of average loans, compared to $19,000 or 0.01% of average loans for 2004 and net loan charge-offs of $769,000 or 0.51% of average loans in 2003. Due to the strong economic environment in 2005, the Company has experienced a decrease in nonperforming loans compared to previous years. The increase in the allowance is intended to address known and inherent losses that are both probable and estimable at December 31, 2005. While historical losses have been modest in prior years, the current economic conditions of the market area and the concentration of loans in the higher risk classifications (e.g. commercial and industrial, and commercial real estate mortgages) warrant maintenance of the allowance for loan losses at its current level. Management believes that the allowance for loan losses at December 31, 2005 is adequate given past experience and the underlying assessment of the Company’s loan portfolio. For additional information on the analysis of loan losses, see Note 5 of the Notes to Consolidated Financial Statements.
The following table presents the allocation of the allowance for loan losses by categories.

	December 31,
	2005	2004	2003	2002	2001
	(in thousands)
Allowance amount allocated to:
Commercial	$1,799	$720	$740	$817	$673
Real Estate	2,418	1,826	1,372	1,361	1,155
Installment	60	12	7	13	34
Unallocated	68	—	—	106	49

Total	$4,345	$2,558	$2,119	$2,297	$1,911

Nonperforming Assets
Nonperforming assets include nonaccrual loans, restructured loans, past-due loans and other real estate owned (i.e. real estate acquired in foreclosure or in lieu of foreclosure). Past due loans are loans that are 90 days or more delinquent and still accruing interest. There were no past-due loans at December 31, 2005 or 2004 that were still accruing interest. Nonperforming loans at December 31, 2005 represented 0.17% of total assets and totaled $580,000, with balances of $263,000 guaranteed by the Small Business Association. In comparison, nonperforming loans at December 31, 2004 were 0.75% of total assets and totaled $1.9 million with balances of $1.7 million guaranteed by the SBA. The largest nonperforming commercial loan had a principal balance of $127,000 at

December 31, 2005. The significant decrease in nonperforming loans since last year reflects active collection efforts made in 2005. See Note 5 of the Notes to Consolidated Financial Statements.
The following table presents nonperforming assets by category for the last five years.

	December 31,
	2005	2004	2003	2002	2001
	(dollars in thousands)
Nonaccrual loans:
Commercial	$432	$1,353	$2,133	$460	$385
Real Estate	11	524	740	—	—
Installment — individuals	—	—	—	—	1

Total nonaccrual loans	443	1,877	2,873	460	386
Past-due loans	—	—	—	—	—
Other real estate owned	137	—	—	—	—

Total nonperforming assets	$580	$1,877	$2,873	$460	$386

Nonperforming assets exclusive of SBA guarantee	$263	$871	$1,208	$166	$157
Ratio of nonperforming assets to gross loans	0.23%	1.04%	1.84%	0.29%	0.28%
Ratio of nonperforming assets to total assets	0.17%	0.75%	1.24%	0.22%	0.22%
Allowance for loan losses to nonperforming assets	759%	136%	74%	500%	495%
Loans totaling $4.5 million and $5.7 million at December 31, 2005 and 2004, respectively, were classified as monitored credits subject to management’s attention and are not reported in the preceding table. The classification of monitored credits is reviewed on a quarterly basis. The balances of the monitored credits guaranteed by the SBA totaled $1.4 million and $1.9 million as of December 31, 2005 and 2004, respectively.
The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	2005	2004	2003	2002	2001
	(dollars in thousands)
Balance at beginning of period	$2,558	$2,119	$2,297	$1,911	$1,654
Allowance of acquired bank	1,430	—	—	—	—
Loans charged off:
Commercial	338	80	829	55	9
Real estate — commercial	47	—	—	—	—
Installment — individuals	14	22	4	16	15

Total charge-offs	399	102	833	71	24

Recoveries:
Commercial	415	120	23	9	7
Real estate — commercial	15	—	—	—	—
Real estate — residential	—	—	—	—	—
Construction and development	—	—	—	—	—
Installment — individuals	16	1	41	5	14

Total recoveries	446	121	64	14	21

Net (recoveries) charge-offs	(47)	(19)	769	57	3

Provision for loan losses	310	420	591	443	260

Balance at end of period	$4,345	$2,558	$2,119	$2,297	$1,911

Ratio of net (recoveries) charge-offs to average loans	(0.02%)	(0.01%)	0.51%	0.04%	0.003%
Liquidity and Capital Resources
Liquidity
Liquidity is a product of the Company’s operating, investing, and financing activities and is represented by cash and cash equivalents. Principal sources of funds are from deposits, short and long term debt, principal and interest payments on outstanding loans, maturity of investment securities, and funds provided from operations. As shown in the Consolidated Statement of Cash Flows, operating activities provided significant levels of funds in 2005, 2004 and 2003 primarily from net income. Cash from investing activities was used to fund loan growth and investment security purchases in 2005, 2004 and 2003. Cash from financing activities in 2005 resulted from deposits, short-term borrowings and long term debt. In 2004 cash from financing activities resulted from deposit growth, and in 2003 from both deposit growth and FHLB advances. Cash dividends increased by $187,000 in 2005, compared to 2004, reflecting the increased number of shares issued as a result of a 10% stock dividend declared on December 21, 2004 and the acquisition of CB&T on July 29, 2005. Overall, net cash and cash equivalents increased in 2005 by $646,000 and decreased in 2004 by $10.7 million. Liquid assets decreased to 5.4% of total assets at December 31, 2005 from 7.1% at December 31, 2004.
The Company has additional sources of liquidity available through unpledged investment securities with a market value totaling $18.5 million and unsecured lines of credit available from correspondent banks, which can provide up to $11.0 million, as well as a credit facility through its membership in the FHLB. See Note 11 and Note 12 of the Notes to the Consolidated Financial Statements.
The Company uses projections and ratios to monitor liquidity. A commonly-used measure of liquidity is the loan-to-deposit ratio. The 2005 average loan-to-deposit ratio was 81.5%, which was below the 2004 level of 83.1%.
Capital Resources
Capital levels are monitored by management on a quarterly basis in relation to financial forecasts for the year and regulatory requirements. The Company and its two subsidiaries, ANB and CB&T (Banks) continue to maintain a strong capital position. The Company and the Banks are considered “well-capitalized” under regulatory guidelines. For additional information, see Note 15 of the Notes to the Consolidated Financial Statements.
Risk Factors
The Company has established control processes and uses various methods to manage risk throughout its organization. Although various controls, policies, personnel and committees establish limits for and monitor various aspects of the Bank’s risk profile, it remains exposed to risks, many of which are beyond its control and that could adversely impact its performance.
Market Risk
The Company is exposed to various market risks in the normal course of conducting business. Market risk is the potential loss arising from adverse changes in interest rates, prices, and liquidity. The Company has established the Asset/Liability Committee (ALCO) to monitor and manage those risks. ALCO meets periodically and is responsible for approving asset/liability policies, formulating and implementing strategies to improve balance sheet and income statement positioning, and monitoring interest rate sensitivity. The Company manages its interest-rate risk sensitivity through the use of a simulation model that projects the impact of rate shocks, rate cycles, and rate forecast estimates on the net interest income and economic value of equity (the net present value of expected cash flows from assets and liabilities). These simulations provide a test for embedded interest-rate risk and takes into consideration factors such as maturities, reinvestment rates, prepayment speeds, repricing limits, decay rates and other factors. The results are compared to risk tolerance limits set by ALCO policy. The rate-shock risk simulation projects the impact of instantaneous parallel shifts in the yield curve. At December 31, 2005, an instantaneous rate increase of 100 basis points indicates a 2.35 % increase in net interest income and a decrease of 1.43% in the economic value of equity. Likewise, an instantaneous decrease in rates of 100 basis points indicates a decrease of 1.09% in net interest income and an increase of 2.88% in the economic value of equity.
The table below sets forth, as of December 31, 2005 and 2004, the estimated changes in the Company’s net interest income and economic value of equity, which would result from the designated instantaneous changes in the yield curve over the next twelve months. These results are not necessarily indicative of future actual results, nor do they take into account certain actions that management may undertake in response to future changes in interest rates.

As of December 31,	2005		2004
		Economic		Economic
Change in interest rates	Net interest	value of	Net interest	value of
(basis points)	income	equity	income	equity
+200	4.73%	(2.66)%	9.36%	(1.96)%
+100	2.35%	(1.43)%	4.72%	(1.06)%
-100	(1.09)%	2.88%	(2.94)%	2.83%

Interest Rate Fluctuation
The Company’s earnings are affected by the fiscal and monetary policies of the federal government and its agencies. The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Their policies significantly impact the Bank’s cost of funds for deposits and borrowings and the return earned on loans and investments. Changes in the Federal Reserve Board policies are difficult to predict or anticipate. During 2005, the Federal Reserve board raised interest rates 200 basis points. The historically steep yield curve environment shifted to a flatter yield curve environment by December 31, 2005. Management evaluated rate changes that included the flattening of the yield curve throughout 2005. See discussion of Market Risk on page 14.
Regulations
Extensive regulation by federal banking authorities and various legislative bodies impose requirements and restrictions which can impact the Company’s operations, as well as change its competitive environment. Periodic examinations conducted by regulatory authorities could result in various requirements or sanctions.
Economic Downturn
A significant majority of the Bank’s assets, deposits and fee income is generated in the Washington, D.C. metropolitan area and Richmond Virginia. As a result, deterioration of local economic conditions in these areas could expose the Company to losses associated with higher loan default rates and lower asset collateral values, deposit withdrawals and other factors that could adversely impact its financial condition and results of operations.
Business Disruption
Operations could be disrupted by various circumstances including damage or interruption from natural disasters, fire, terrorist attack, power loss, network failure, security breaches, computer viruses or intentional sabotage. The Company has controls and procedures in place to minimize its vulnerability and has developed a business recovery plan; however, any disruption in operations could affect its ability to conduct business and adversely impact its results from operations.
Competition
Banking is a highly competitive industry. Although the Banks compete on the basis of interest rates, convenient locations, quality of customer service, customized products and community involvement, they face strong competition from institutions that are larger and have greater financial resources. In addition, customers could bypass banks and other traditional financial institutions in favor of other financial intermediaries and thus cause a decrease in revenue.
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
Dividend Payment Limitations
The Company receives substantially all of its revenue from dividends paid by its bank subsidiary, Adams National Bank. These dividends are the principal source of funds used to pay dividends on the Company’s common stock. Federal regulations limit the dividend amounts that subsidiary banks can pay to their holding company. The Company will not receive dividends from CB&T in the foreseeable future due to their loss position. See Note 14 of the Notes to Consolidated Financial Statements for further details of this limitation.
Credit Risk
The Company is exposed to credit risk on its loan portfolio. Even though the portfolio is closely monitored and evaluation of this risk is performed, unexpected credit losses may subsequently be identified as a result of additional analysis performed by the Company or comments received from regulatory examiners. Loss exposure could develop if collateral values were to deteriorate after the loan has been made. See asset quality discussion on pages 12 through 13 of this report.

Liquidity Risk
Changes in the stability of the economic environment or deterioration of the public’s confidence in the banking system could cause significant withdrawals by the Bank depositors and adversely impact the Company’s liquidity position. In addition, liquidating securities available for sale could result in the recognition of a loss. The Company closely monitors its liquidity position including its sources of funding and commitments to fund assets or deposit withdrawals and believes it has sufficient liquidity to fund its commitments. See the discussion on liquidity on page 14 of this report.
Reputation
The Company could suffer damage to its reputation if employees act unprofessionally or illegally. To mitigate this risk, the Company has instituted an employee code of conduct and implemented various personnel policies and procedures to ensure integrity and adherence to policies and procedures within its operations.

Summary of Quarterly Financial Information
(Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended
	12/31	9/30	6/30	3/31
Summary of Operations by Quarter:
2005:
Interest income	$5,588	$5,069	$4,057	$3,747
Net interest income	4,001	3,878	3,147	3,128
Provision for loan losses	90	120	35	65
Net income	739	715	944	922
Per common share:
Basic earnings	$0.21	$0.21	$0.28	$0.28
Diluted earnings	$0.21	$0.21	$0.28	$0.28
Dividends declared	$0.125	$0.125	$0.125	$0.125
Average shares outstanding for:
Basic earnings per share	3,462,129	3,419,961	3,323,368	3,322,820
Diluted earnings per share	3,468,957	3,427,687	3,331,251	3,331,373
2004:
Interest income	$3,718	$3,494	$3,332	$3,285
Net interest income	3,156	2,993	2,868	2,826
Provision for loan losses	105	105	105	105
Net income	1,015	938	831	818
Per common share:
Basic earning	$0.31	$0.28	$0.25	$0.25
Diluted earnings	$0.30	$0.28	$0.25	$0.25
Dividends declared	$0.114	$0.114	$0.114	$0.114
Average shares outstanding for:
Basic earnings per share	3,323,004	3,321,276	3,315,777	3,315,777
Diluted earnings per share	3,330,930	3,330,237	3,328,491	3,329,121
Closing price per common share: (a)
2005 High	$15.99	$17.25	$17.41	$19.31
2005 Low	$14.00	$15.30	$15.40	$15.96
2004 High	$20.35	$15.63	$16.55	$17.26
2004 Low	$15.15	$13.15	$13.15	$15.72

(a)	The above market data presents the high and low closing prices for the respective periods as reported by NASDAQ.

At December 31, 2005 the Company had 807 shareholders of record.

McGladrey & Pullen, LLP
Report of Independent Registered Public Accounting Firm
To the Board of Directors
Abigail Adams National Bancorp, Inc.
Washington, D.C.
We have audited the consolidated balance sheets of Abigail Adams National Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholder’s equity and cash flows for each of the three years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abigail Adams National Bancorp, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
Frederick, Maryland
March 10, 2006

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2005 and 2004
(dollars in thousands )

	2005	2004
Assets
Cash and due from banks	$12,216	$5,109
Federal funds sold	5,892	10,374
Interest-earning deposits in other banks	441	2,420

Total cash and cash equivalents	18,549	17,903

Investment securities available for sale, at fair value	52,628	33,890
Investment securities held to maturity, at amortized cost (market values of $17,043 and $16,818 for 2005 and 2004, respectively)	17,488	16,945
Loans	248,287	180,272
Less: allowance for loan losses	(4,345)	(2,558)

Loans, net	243,942	177,714

Premises and equipment, net	4,744	1,136
Other assets	5,679	3,604

Total assets	$343,030	$251,192

Liabilities and Stockholders’ Equity
Liabilities:
Deposits
Noninterest-bearing deposits	$78,809	$59,676
Interest-bearing deposits	213,223	155,691

Total deposits	292,032	215,367
Short-term borrowings	8,256	2,667
Long-term debt	11,213	7,127
Other liabilities	3,476	1,271

Total liabilities	314,977	226,432

Commitments and contingencies (Notes 9, 11 and 13)
Stockholders’ equity:
Common stock, $0.01 par value, authorized 5,000,000 shares; issued 3,480,213 shares in 2005 and 3,340,904 shares in 2004; outstanding 3,462,129 shares in 2005 and 3,322,820 shares in 2004	35	33
Additional paid-in capital	24,865	22,628
Retained earnings	3,903	2,279
Less: Treasury stock, 18,084 shares in 2005 and 2004, at cost	(98)	(98)
Accumulated other comprehensive loss	(652)	(82)

Total stockholders’ equity	28,053	24,760

Total liabilities and stockholders’ equity	$343,030	$251,192

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Years Ended December 31, 2005, 2004 and 2003
(dollars in thousands except per share data)

	2005	2004	2003
Interest Income
Interest and fees on loans	$15,625	$11,574	$10,789
Interest and dividends on investment securities – taxable	2,400	2,075	1,613
Other interest income	436	180	154

Total interest income	18,461	13,829	12,556

Interest Expense
Interest on deposits	3,895	1,693	1,793
Interest on short-term borrowings	31	22	48
Interest on long-term debt	381	271	253

Total interest expense	4,307	1,986	2,094

Net interest income	14,154	11,843	10,462
Provision for loan losses	310	420	591

Net interest income after provision for loan losses	13,844	11,423	9,871

Noninterest income
Service charges on deposit accounts	1,344	1,478	1,687
Gain on sale of investment securities	—	87	70
Other income	567	410	278

Total noninterest income	1,911	1,975	2,035

Noninterest expense
Salaries and employee benefits	5,319	3,699	3,268
Occupancy and equipment expense	1,631	1,356	1,310
Professional fees	604	394	266
Data processing fees	669	433	449
Other operating expense	2,017	1,533	1,354

Total noninterest expense	10,240	7,415	6,647

Income before provision for income taxes	5,515	5,983	5,259
Provision for income taxes	2,195	2,381	2,098

Net Income	$3,320	$3,602	$3,161

Earnings per share:
Basic	$0.98	$1.09	$0.95
Diluted	$0.98	$1.08	$0.95
Average common shares outstanding:
Basic	3,383	3,319	3,311
Diluted	3,390	3,330	3,326
     See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended December 31, 2005, 2004 and 2003

					Accumulated
		Additional			Other
	Common	Paid-in	Retained	Treasury	Comprehensive
(dollars in thousands except per share data)	Stock	Capital	Earnings	Stock	Income (Loss)	Total

Balance at December 31, 2002	$30	$17,185	$3,886	($98)	$189	$21,192
Comprehensive income:
Net income	—	—	3,161	—	—	3,161
Unrealized losses during the period of ($39) on investment securities available for sale, net of tax benefit of ($16) and reclassification adjustment for gains on sales of available for sale securities of $70, net of taxes of $28	—	—	—	—	(65)	(65)

Total comprehensive income						3,096

Dividends declared ($0.45 per share)	—	—	(1,469)	—	—	(1,469)
Issuance of shares under Stock Option Programs	—	57	—	—	—	57

Balance at December 31, 2003	$30	$17,242	$5,578	($98)	$124	$22,876

Comprehensive income:
Net income	—	—	3,602	—	—	3,602
Unrealized losses during the period of ($259) on investment securities available for sale, net of tax benefit of ($105) and reclassification adjustment for gains on sales of available for sale securities of $87, net of taxes of $35	—	—	—	—	($206)	($206)

Total comprehensive income						3,396

Dividends declared ($0.45 per share)	—	—	(1,509)	—	—	(1,509)
Issuance of shares under Stock Option Programs	—	36	—	—	—	36
10% stock dividend	3	5,350	(5,353)	—	—	—
ESOP distributions	—	—	(39)	—	—	(39)

Balance at December 31, 2004	$33	$22,628	$2,279	($98)	($82)	$24,760

Comprehensive income:
Net income	—	—	3,320	—	—	3,320
Unrealized losses during the period of ($855) on investment securities available for sale, net of tax benefit of ($350)	—	—	—	—	(505)	(505)
Unrealized net actuarial losses during the period of ($99) on pension plan, net of tax benefit of ($34)	—	—	—	—	(65)	(65)

Total comprehensive income						2,750

Fractional shares 10% stock dividend	—	(3)	—	—	—	(3)
Dividends declared ($0.50 per share)	—	—	(1,696)	—	—	(1,696)
Issuance of shares in CB&T acquisition	2	2,237	—	—	—	2,239
Issuance of shares under Stock Option Programs	—	3	—	—	—	3

Balance at December 31, 2005	$35	$24,865	$3,903	($98)	($652)	$28,053

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2005, 2004 and 2003
(dollars in thousands)

	2005	2004	2003
Cash flows from operating activities:
Net income	$3,320	$3,602	$3,161
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	310	420	591
Depreciation and amortization	433	295	298
Accretion of loan discounts and fees	(349)	(244)	(242)
Gain on sale of investment securities	—	(87)	(70)
Gain on sale of guaranteed portion of SBA loans	(296)	(287)	(122)
Net premium amortization on investment securities	44	90	98
Deferred income tax benefits	(235)	(230)	(78)
(Increase) decrease in other assets	(149)	582	205
Increase (decrease) in other liabilities	447	417	(99)

Net cash provided by operating activities	3,525	4,558	3,742

Cash flows from investing activities:
Proceeds from maturities of investment securities held to maturity	—	4,000	11,000
Proceeds from maturities of investment securities available for sale	2,750	—	19,500
Proceeds from repayment of mortgage-backed securities held to maturity	—	956	1,711
Proceeds from repayment of mortgage-backed securities available for sale	1,586	1,395	2,309
Proceeds from the sale of investment securities available for sale	—	3,708	1,000
Purchase of investment securities held to maturity	—	(7,962)	(37,100)
Purchase of investment securities available for sale	(6,984)	(8,863)	(16,429)
Net increase in loans	(28,550)	(23,975)	(24)
Purchase of premises and equipment, net	(680)	45	(563)
Net cash received in acquisition	11,975	—	—

Net cash used in investing activities	(19,903)	(30,696)	(18,596)

Cash flows from financing activities:
Net increase in transaction and savings deposits	2,207	16,417	22,213
Net increase (decrease) in time deposits	6,839	6,194	(4,225)
Net (decrease) increase in short-term borrowings	5,588	(2,723)	(1,922)
Repayment of long-term debt	(914)	(2,903)	(694)
Proceeds from long-term debt	5,000	—	10,000
Proceeds from issuance of common stock for stock option programs	3	36	57
Payment of distributions from ESOP	—	(39)	—
Cash paid in lieu of fractional shares from 10% stock dividend	(3)	—	—
Cash dividends paid to common stockholders	(1,696)	(1,509)	(1,469)

Net cash provided by financing activities	17,024	15,473	23,960

Net increase (decrease) in cash and cash equivalents	646	(10,665)	9,106
Cash and cash equivalents at beginning of year	$17,903	$28,568	19,462

Cash and cash equivalents at end of year	$18,549	$17,903	$28,568

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2005, 2004 and 2003
(dollars in thousands)

	2005	2004	2003
Supplemental disclosures:
Interest paid on deposits and borrowings	$3,596	$1,930	$1,994
Income taxes paid	$2,351	$2,335	$2,240

Supplemental schedule of noncash investing activity
Assets acquired:
Cash and cash equivalents	$12,423	$—	$—
Investment securities	17,529	—	—
Loans, net	37,586	—	—
Premises and equipment, net	3,357	—	—
Other assets	885	—	—
Core deposit intangibles	237	—	—
Excess of cost over fair value of net assets acquired	401	—	—

	72,418	—	—

Liabilities assumed:
Deposits	67,567	—	—
Other liabilities	2,150	—	—

	69,717	—	—

Net assets acquired	$2,701	$—	$—

Cash paid	$448	$—	$—
Stock issued	2,253	—	—

Total price paid	$2,701	$—	$—

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Note 1 Summary of Significant Accounting Policies
Abigail Adams National Bancorp, Inc. (the “Company”) is a two-bank holding company that provides its customers with banking and non-banking financial services through its principal wholly-owned subsidiaries, The Adams National Bank and Consolidated Bank and Trust (the “Banks”). The Banks offer various loan, deposit, and other financial service products to their customers. The Banks’ customers include individuals, not-for-profit, and commercial enterprises. Their principal market areas encompass the cities of Washington, D.C., Richmond and Hampton, Virginia, and their surrounding metropolitan areas. Segment information is not presented since all of the Company’s revenue is attributed to a single reportable segment of financial services provided by its two banking subsidiaries.
The Company prepares its consolidated financial statements on the accrual basis and in conformity with accounting principles generally accepted in the United States of America. The more significant accounting policies are explained below. As used herein, the term the Company includes the Banks, unless the context otherwise requires.
(a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Banks. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Cash and Cash Equivalents

The Company has defined cash and cash equivalents as those amounts included in “Cash and due from banks”, “Federal funds sold”, and “Interest-earning deposits in other banks”. Federal funds sold generally mature in one day. Cash flows from loans and deposits are reported net. The Company maintains amounts due from banks and Federal Funds sold which, at times, may exceed Federally insured limits. The Company has not experienced any losses from such concentrations.

(c)	Securities

Management determines the appropriate classification of securities at the time of purchase. Securities which the Company has the ability and the intent to hold until maturity are classified as investment securities held to maturity and are reported at amortized cost. Investment securities which are not classified as held to maturity or trading account assets are classified as available for sale and are reported at fair value with unrealized gains and losses reported in accumulated other comprehensive income (loss). Unrealized gains and losses reflect the difference between fair market value and amortized cost of the individual securities as of the reporting date. The market value of securities is generally based on quoted market prices or dealer quotes. The Company does not maintain a trading account. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. Premiums and discounts are amortized using a method which approximates the effective interest method over the term of the security.

(d)	Loans

The Company originates commercial, commercial real estate and consumer loans in the Washington D.C. and Richmond and Hampton, Virginia metropolitan areas. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at the amount of unpaid principal, adjusted for deferred loan fees and origination costs, and reduced by an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

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

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets and no condition both constrains the transferee from taking advantage of that right and provides more than a trivial benefit for the transferor, and (3) the transferor does not maintain effective control over the transferred assets through either (a) an agreement that both entitles and obligates the transferor to repurchase or redeem the assets before maturity or (b) the ability to unilaterally cause the holder to return specific assets, other than through a cleanup call.

(h)	Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and include additions that materially extend the useful lives of existing premises and equipment. All other maintenance and repair expenditures are expensed as incurred. Depreciation of equipment is computed using the estimated useful lives of the respective assets on the straight-line basis. Amortization of leasehold improvements is amortized on a straight-line basis over the estimated useful lives of the respective assets or the terms of the respective leases, whichever is shorter.

(i)	Intangible Assets

The Company’s intangible assets include the value of ongoing customer relationships (core deposits) and the excess of cost over the fair value of net assets or liabilities (goodwill) arising from the purchase of certain assets and the assumption of certain liabilities from unrelated entities. Core deposit intangibles are amortized over a 10-year period and goodwill is evaluated on an annual basis to determine impairment, if any. Any impairment of goodwill would be recorded against income in the period of impairment.

(j)	Impairment of Assets

Long-lived assets, which are held and used by the Company, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expense.

(k)	Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. The FHLB stock is carried at cost which equals the redemption value. No ready market exists for the FHLB stock, and it has no quoted market value.

(l)	Stockholders’ Equity

All historical per share data presented has been retroactively adjusted for the 10% stock dividend declared on December 21, 2004 and issued on January 14, 2005.

(m)	Earnings Per Share

Basic earnings per share computations are based upon the weighted average number of shares outstanding during the periods. Diluted earnings per share computations are determined using the treasury stock method and based upon the weighted average number of shares outstanding during the period plus the dilutive effect of outstanding stock options and stock performance awards. The weighted average shares for 2004 and 2003 were adjusted to reflect the 10% stock dividend paid in 2004. Per share amounts are based on the weighted average number of shares outstanding during each period as follows:

	2005	2004	2003
Weighted average shares	3,382,555	3,318,976	3,310,553
Effect of dilutive stock options	7,818	10,737	15,926

Dilutive potential average common shares	3,390,373	3,329,713	3,326,479

(n)	Stock-Based Compensation Plans

At December 31, 2005, the Company had two stock-based compensation plans, which are described more fully in Note 16. Statement of Financial Accounting Standards FAS No. 123, “Accounting for Stock-Based Compensation,” encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25, no compensation cost is recognized for them. The Company continues to account for grants under its stock option plans based on the recognition and measurement principles of APB Opinion No. 25 and related interpretations. In 2005, 2004 and 2003, there would have been no stock based compensation recorded under FAS 123.

(o)	Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in income. Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities or pension plans, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income.

(p)	Risks and Uncertainties

The Company is subject to competition from other financial institutions, and is also subject to the regulations of certain federal agencies and undergoes periodic examination by those regulatory authorities.

Most of the Company’s activities are with customers located within Washington, DC, Richmond, Virginia and their surrounding metropolitan areas. Note 4 discusses the types of securities in which the Company invests. Note 5 discusses the types of lending in which the Company engages. The Company does not have any significant concentrations to any one industry or customer.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, as of the date of the balance sheet and revenues and expenses for the reporting period. Actual results could differ significantly from these estimates.

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

(q)	Income Taxes

The Company records a provision for income taxes based upon the amounts of current taxes payable (or refundable) and the change in net deferred tax assets or liabilities during the year. Deferred tax assets and liabilities are recognized for the tax effects of differing carrying values of assets and liabilities for tax and financial statement reporting purposes that will reverse in future periods. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

(r)	Segment Reporting

Statement of Financial Accounting Standards No. 131 “Disclosures about Segments of an Enterprise and Related Information” (FAS 131) defines an operating segment, in part, as a component of an enterprise whose operating results are regularly reviewed by the chief operating decision maker to make decisions about allocating resources and assess its performance. Aggregation of operating segments is allowed if the identified segments share a majority of criteria listed in FAS 131. The Company’s two subsidiaries are engaged in providing financial services in their respective market areas. There is discrete financial information available on both and their operating results and performance are regularly reviewed by the Company’s management. ANB and CB&T have similar economic characteristics, and both are similar in each of the following areas:
1.	the nature of their products and services;

2.	the nature of the production processes;

3.	type or class of customer for their products and services;

4.	methods used to distribute their products or provide their services; and

5.	the nature of the banking regulatory environment.

(s)	Recent Accounting Pronouncements

In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (SOP 03-3). SOP 03-3 addressed accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 includes loans acquired in a purchase business combination, but does not apply to loans originated by the entity. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. Application of SOP 03-3 to loans acquired in the CB&T acquisition had no impact on the Company’s consolidated financial statements.

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No.123(R) “Share-Based Payments”. SFAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) is a replacement of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related interpretive guidance. The effect of SFAS 123(R) will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. SFAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement. The Company will be required to apply SFAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be the quarter ending March 31, 2006. The SFAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the non-vested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123: that is, an entity would not remeasure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date. An entity will have the further option to apply SFAS 123(R) to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123. The Company does not believe that the adoption of SFAS 123(R) related to existing share-based payment transactions will have an effect on the Company’s financial statements, as all awards were fully vested and the related service period was completed prior to the effective date.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” which requires retrospective application for reporting a voluntary change in accounting principle, unless it is impracticable to do so. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and also addresses the reporting of a correction of error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company anticipates that the adoption of SFAS No. 153 will not have a material impact on the Company’s financial position or results of operations.

On November 3, 2005, the FASB posted FASB Staff Position FAS 115-1 and FAS 124-1 (FSP), “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. This FSP amends FASB Statements No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations”, and APB Opinion No. 18, “Equity Method of Accounting for Investments in Common Stock”. This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other-than- temporary, and the measurement of an impairment loss. It also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about other unrealized losses that have not been recognized as other-than-temporary impairments. The FSP is effective for reporting periods beginning after December 15, 2005. See Note 4 for the Company’s policy on evaluating securities for other-than-temporary impairment and a schedule of investment securities with unrealized losses.

On December 19, 2005, the FASB posted FSP SOP 94-6-1, “Terms of Loan Products That May Give Rise to a Concentration of Credit Risk”. SOP 94-6-1 defines what circumstances the terms of loan products give rise to a concentration of credit risk and provides disclosure guidance and accounting considerations for entities that originate, hold, guarantee, service, or invest in loan products whose terms may give rise to a concentration of credit risk. Adoption of SOP 94-6-1 had no impact on the Company’s financial position or results of operations. The Company’s loan portfolio does not include concentrations of credit risk in loan products that permit the deferral of principal payments or payments that are smaller than normal interest accruals (negative amortization); loans with high loan-to-values ratios; and loans, such as option adjustable-rate mortgages, that may expose the borrower to future increases in repayments that are in excess of increases that would result solely from increases in market interest rates.

(t)	Reclassifications

Certain reclassifications have been made to amounts previously reported to conform with the 2005 presentation with no effect on net income, earnings per share, or stockholders equity.
Note 2 Restrictions on Cash Balances
Included in cash and due from banks are balances maintained within the Company to satisfy legally required reserves and to compensate for services provided from correspondent banks. Restricted balances maintained totaled $5.1 and $3.5 million at December 31, 2005 and 2004, respectively. There were no other withdrawal, usage restrictions or legally required compensating balances at December 31, 2005 or 2004.
Note 3 Acquisition of Consolidated Bank and Trust Company
On July 29, 2005, the Company completed the acquisition of 100% of the outstanding stock of CB&T. CB&T is headquartered in Richmond, Virginia and operates two additional branch locations, one in the Richmond metropolitan area and one in Hampton, Virginia. The acquisition expanded the Company’s presence into central Virginia.
In the acquisition, shareholders of CB&T received 138,558 shares of the Company’s common stock valued at $2.253 million and cash of $9,000, in payment of fractional shares. In addition, the Company paid $439,000 in direct acquisition costs. The transaction was accounted for under the purchase method of accounting. Accordingly, the results of operations have been included in the Company’s results of operations since the date of acquisition. Under this method of accounting, the purchase price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects. The excess cost over fair value of net assets acquired of approximately $401,000 has been recorded as goodwill which is included with other assets in the Company’s consolidated balance sheet at December 31, 2005. The cash and cash equivalents of $12.423 million, net of cash and expenses paid of $9,000 and $439,000, respectively, have been included in the statement of cash flows.
The following pro forma information, for the periods ended December 31, 2005 and 2004, reflects the Company’s estimated consolidated results of operations as if the acquisition of CB&T occurred at January 1 of the respective periods, unadjusted for any anticipated cost savings resulting from the merger.

Pro Forma Information (unaudited)
(dollars in thousands, except for per share data)	2005	2004
Interest and non-interest income	$22,909	$20,316
Net income	$2,573	$3,065
Earnings per share — basic	$0.74	$0.88
Earnings per share — diluted	$0.74	$0.88
Unaudited pro forma data is not necessarily indicative of the results that would have occurred had the acquisition taken place at the beginning of the period presented or of future results.

Note 4 Securities
The amortized cost and estimated fair value of investment securities held to maturity and investment securities available for sale at December 31, 2005, and 2004 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated Fair
(dollars in thousands)	Cost Basis	Gains	Losses	Value
December 31, 2005:
Investment Securities — available for sale:
U.S. government sponsored agencies and corporations	$38,542	$41	$598	$37,985
U.S. treasuries	990	8	—	998
Mortgage-backed securities	5,292	—	183	5,109
Corporate securities	1,079	—	322	757
Marketable equity securities	7,718	61	—	7,779

Total	$53,621	$110	$1,103	$52,628

Investment Securities — held to maturity:
U.S. government sponsored agencies and corporations	$16,479	$—	$424	$16,055
Mortgage-backed securities	1,009	—	21	988

Total	$17,488	$—	$445	$17,043

December 31, 2004:
Investment Securities — available for sale:
U.S. government sponsored agencies and corporations	$17,996	$10	$144	$17,862
Mortgage-backed securities	6,466	2	87	6,381
Corporate securities	1,087	—	49	1,038
Marketable equity securities	8,479	204	74	8,609

Total	$34,028	$216	$354	$33,890

Investment Securities — held to maturity:
U.S. government sponsored agencies and corporations	$15,465	$5	$126	$15,344
Mortgaged-backed securities	1,480	—	6	1,474

Total	$16,945	$5	$132	$16,818

For the year ended December 31, 2005, the Company had no gains or losses on sales of securities, compared to $90,000 in gross gains and $3,000 in gross losses on sales of securities for the period ended December 31, 2004, and $70,000 in gross gains and no gross losses on the sale of securities for the period ending December 31, 2003.
The fair value of securities with unrealized losses by length of time that the individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004, are as follows:

	Continuous unrealized losses		Continuous unrealized losses
	existing for less than 12 months		existing 12 months or more		Total
		Unrealized		Unrealized		Unrealized
(dollars in thousands)	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

December 31, 2005:
U.S. government sponsored agencies and corporations	$24,561	$328	$20,801	$694	$45,362	$1,022
U.S. treasuries	—	—	—	—	—	—
Mortgage-backed securities	1,258	22	4,805	182	6,063	204
Corporate securities	—	—	757	322	757	322
Marketable equity securities	—	—	—	—	—	—

Total	$25,819	$350	$26,363	$1,198	$52,182	$1,548

December 31, 2004:
U.S. government sponsored agencies and corporations	$19,280	$206	$1,936	$64	$21,217	$270
Mortgage-backed securities	4,839	13	2,746	80	7,584	93
Corporate securities	1,038	49	—	—	1,038	49
Marketable equity securities	1,965	35	1,998	39	3,963	74

Total	$27,122	$303	$6,680	$183	$33,802	$486

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
At December 31, 2005, there were numerous investment securities with unrealized losses. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports.
The Company holds two corporate bonds carried at fair value totaling $757,000 with an aggregate unrealized loss of $322,000 at December 31, 2005. These two bonds have had unrealized losses existing for greater than 12 months and were downgraded in 2005 to below investment grade. Interest payments continue to be received as scheduled and the Company has the intent and ability to hold the bonds until their maturity. Based on an evaluation of the creditworthiness of the issuers, the Company believes the issuers will not default and that it will recoup the entire principal at maturity; therefore, management did not record any other-than-temporary impairment charge at December 31, 2005.
The other unrealized losses that existed as of December 31, 2005 and 2004, are a result of market changes in interest rates since the securities’ purchase. This factor, coupled with the fact the Bank has both the intent and the ability to hold these securities for a period of time sufficient to allow for any anticipated recovery in fair value, substantiates that the unrealized losses in the held to maturity and available-for-sale portfolios are temporary.
Securities with market values of $51.2 million and $30.3 million at December 31, 2005 and 2004, respectively, were pledged to collateralize public deposits and repurchase agreements.
The cost and estimated fair value of investment securities held to maturity and investment securities available for sale at December 31, 2005, by contractual maturity are shown on the following table. Expected maturities may differ from contractual maturities in mortgage-backed securities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties; therefore, these securities are not included in maturity categories in the following table.

	December 31, 2005
	Amortized	Estimated Fair
(dollars in thousands)	Cost	Value
Investment Securities — available for sale:
Due in one year or less	$9,627	$9,676
Due after one year through five years	29,905	29,307
Due after five years through ten years	1,079	757
Mortgage-backed securities	5,292	5,109
Marketable equity securities	7,718	7,779

Total	$53,621	$52,628

Investment Securities — held to maturity:
Due in one year or less	$995	$987
Due after one year through five years	14,485	14,081
Due after five years through ten years	999	987
Mortgage-backed securities	1,009	988

Total	$17,488	$17,043

Note 5 Loans
Loans at December 31, 2005 and 2004 were as follows:

(dollars in thousands)	2005	2004
Commercial and industrial	$39,876	$28,756
Real estate:
Commercial mortgage	124,578	90,477
Residential mortgage	48,489	49,737
Construction and development	33,844	10,676
Installment to individuals	2,057	958

Subtotal	248,844	180,604
Less: net deferred loan fees	(557)	(332)

Total	$248,287	$180,272

At December 31, 2005, 2004 and 2003, $443,000, $1.9 million and $2.9 million, respectively, were considered nonaccrual loans (loans for which the accrual of interest has been discontinued). Interest income on nonaccrual loans that would have been recorded if accruing was $103,000, $204,000 and $279,000 in 2005, 2004 and 2003, respectively. Interest income recognized on a cash basis on nonaccrual loans totaled $95,000, $258,000 and $97,000 for 2005, 2004 and 2003, respectively. At December 31, 2005, 2004 and 2003, the Company had no loans greater than 90 days delinquent which were still accruing interest.
The change in the allowance for loan losses follows:

(dollars in thousands)	2005	2004	2003
Balance at beginning of the year	$2,558	$2,119	$2,297
Allowance of acquired bank	1,430	—	—
Provision for loan losses	310	420	591
Recoveries	446	121	64
Charge-offs	(399)	(102)	(833)

Balance at end of year	$4,345	$2,558	$2,119

The application of SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, which applies in general to purchased impaired loans, was immaterial at the date of acquisition of Consolidated Bank and Trust.
The following is a summary of information pertaining to impaired loans:

(dollars in thousands)	2005	2004
Impaired loans without a valuation allowance	$447	$1,399
Impaired loans with a valuation allowance	0	478

Total impaired loans	$447	$1,877

Valuation allowance related to impaired loans	$0	$13
Average investment in impaired loans	$932	$3,011
Interest income recognized on impaired loans	$95	$258
The Company has engaged in banking transactions in the ordinary course of business with some of its directors, officers, principal shareholders and their associates. Such loans are at normal credit terms, including interest rates and collateral, and do not represent more than the normal risk of collection. At December 31, 2005 and 2004, none of these loans were reported as nonaccrual, restructured or classified. The aggregate amount of loans to related parties for the years ended December 31, 2005 and 2004 were $41,000 and $0, respectively.

Note 6 Bank Premises and Equipment
Bank premises and equipment at December 31, 2005 and 2004 are summarized as follows:

(dollars in thousands)	2005	2004	Useful Life
Land	$854	$—
Building and leasehold improvements	3,908	1,225	3-20 years
Furniture and equipment	2,058	1,768	3-10 years

Subtotal, at cost	6,820	2,993
Accumulated depreciation and amortization	(2,076)	(1,857)

Total, net	$4,744	$1,136

Amounts charged to operating expenses for depreciation and amortization expense aggregated $428,000, $295,000 and $298,000 in 2005, 2004 and 2003, respectively.
Note 7 Goodwill and Core Deposit Intangible
The Company’s purchase of CB&T in 2005 resulted in the recording of goodwill and a core deposit intangible in accordance with the Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. Other intangible assets continue to be amortized over their estimated useful lives.
Goodwill acquired as a result of the CB&T purchase totaled $401,000. The Company had no goodwill recorded in 2004 and 2003. The Company will perform the required annual impairment test of goodwill starting on the annual anniversary date of August 1, 2006.
The core deposit intangible, recorded as a result of the CB&T purchase in 2005, has a gross carrying balance of $237,000 and an estimated life of 10.1 years. The accumulated amortization balance at December 31, 2005 was $5,000. The Company had no core deposit intangibles in 2004 or 2003. The core deposit intangible estimated amortization expense is as follows:

(dollars in thousands)	Amount
For years ending December 31,
2006	$24
2007	24
2008	24
2009	24
2010	24
2011 and thereafter	112

$232

Note 8 Deposits
At December 31, 2005, the scheduled maturities on all time deposits are as follows:

Year	< $100,000	> $100,000	Total
	(dollars in thousands)
2006	$27,981	$37,568	$65,549
2007	4,161	821	4,982
2008	1,976	100	2,076
2009	754	862	1,616
2010	554	4,112	4,666

	$35,426	$43,463	$78,889

Related party deposits totaled approximately $531,000 and $990,000 at December 31, 2005 and 2004, respectively. In management’s opinion, interest rates paid on these deposits, where applicable, are available to others at the same terms.
Note 9 Leasing Arrangements
The Company and banking subsidiaries have entered into various noncancelable operating leases for office and branch locations. These noncancelable operating leases are subject to renewal options under various terms. Some leases provide for periodic rate adjustments based on cost-of-living index changes. Rental expense in 2005, 2004 and 2003 was approximately $795,000, $830,000 and $733,000, respectively. Future minimum payments under noncancelable operating leases that have initial or remaining lease terms in excess of one year are as follows:

Year ending	Amount
December 31,	(dollars in thousands)
2006	$1,108
2007	1,104
2008	913
2009	669
2010	672
2011 and thereafter	1,482

Total	$5,948

Note 10 Income Taxes
Income tax expense for 2005, 2004 and 2003 consists of:

(dollars in thousands)	2005	2004	2003
Current:
Federal	$1,892	$2,032	$1,719
District of Columbia	538	579	457

	2,430	2,611	2,176

Deferred tax benefit:
Federal	(177)	(173)	(62)
District of Columbia	(58)	(57)	(16)

	(235)	(230)	(78)

Total:
Federal	1,715	1,859	1,657
District of Columbia	480	522	441

	$2,195	$2,381	$2,098

Income tax expense differed from the amounts computed by applying the statutory federal income tax rate of 34 % to pretax income, as a result of the following:

	2005		2004		2003
(dollars in thousands)	Amount	%	Amount	%	Amount	%
Tax expense at statutory rate	$1,875	34.0%	$2,034	34.0%	$1,788	34.0%
Increase in taxes resulting from District of Columbia franchise tax, net of Federal tax effect	317	5.7%	345	5.7%	291	5.5%
Other	3	0.1%	2	0.1%	19	0.4%

Total	$2,195	39.8%	$2,381	39.8%	$2,098	39.9%

The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004:

(dollars in thousands)	2005	2004
Deferred tax assets:
Allowance for loan losses	$1,535	$942
Purchase fair market value adjustments on loans	189	—
Fixed assets	—	97
Unrealized loss on investment securities	406	56
Unrealized net actuarial losses- pension plan	34	—
Compensated absences	11	12
Net operating loss carryforward	2,108	—
Other	—	107

Total gross deferred tax assets	$4,283	$1,214
Valuation allowance	(2,108)	—

Total deferred tax assets	$2,175	$1,214

Deferred tax liabilities:
Fixed assets	$551	$—
Purchase fair market value adjustments other than loans and fixed assets	71	—
Other	223	—

Total gross deferred tax liabilities	$845	$—

Net deferred tax assets	$1,330	$1,214

The Company has recorded a valuation allowance which eliminates the net deferred tax asset for the net operating loss carryover related to CB&T. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are calculated to be available to reduce taxable income. Realization of the deferred tax asset related to the net operating loss carryforward of CB&T is further limited under IRC Section 382 to approximately $118 thousand per year. At December 31, 2005, CB&T had a net operating loss carryforward of approximately $6.2 million, which begins to expire in 2021. Net deferred tax liabilities of $503,000 were recorded related to the fair market value adjustments from the acquisition of CB&T.
Note 11 Short-term Borrowings
Short-term borrowings consist of securities sold under repurchase agreements and Federal funds purchased. Federal funds purchased represent funds borrowed overnight. Unused Federal fund lines of credit at December 31, 2005 were $11.0 million. Outstanding Federal fund lines of credit at December 31, 2005 were $6.0 million, compared to $0 at December 31, 2004. Outstanding repurchase agreements at December 31, 2005 were $2.3 million, compared to $2.7 million at December 31, 2004.
Securities sold under repurchase agreements generally involve the receipt of immediately available funds which mature in one business day or roll over under a continuing contract. In accordance with these contracts, the underlying securities sold are segregated from the Company’s other investment securities.
Short-term borrowings for 2005 and 2004 are summarized below:

(dollars in thousands)	2005	2004
Year-end balance	$8,256	$2,667
Average balance	2,286	3,778
Maximum month-end outstanding	8,256	4,324
Average interest rate for the year	1.34%	0.58%
Average interest rate at year-end	3.38%	0.57%

Note 12 Long-term Debt
ANB maintains a line of credit with the Federal Home Loan Bank of Atlanta (FHLB) for advances collateralized with a blanket floating lien on first mortgages and commercial real estate. Additional FHLB advances are available up to 20% of assets and would require the pledging of additional qualifying assets. Unused borrowing capacity is approximately $47.8 million.
On July 27, 2005, the Company obtained a $5.0 million interest bearing loan at prime rate with a maturity of one year that may be extended for an additional seven years at the Company’s option. The rate at December 31, 2005 was 7.25%. The loan is secured by 80,000 shares or 50% of the issued and outstanding capital stock of ANB. The proceeds of the note were used to fund a capital infusion to CB&T as required by its regulators.
Long-term debt at December 31, 2005 and 2004 consisted of the following:

(dollars in thousands)	Rate	2005	2004
FHLB borrowings due on March 21, 2006	2.81%	$4,000	$4,000
Term note due July 27, 2006	Variable- Equal to Prime Rate	5,000	—
FHLB borrowings due on March 21, 2008	2.99%	1,800	2,600
FHLB borrowings due on December 1, 2008	6.95%	413	527

Total		$11,213	$7,127

Annual principal payments for the advances and loan as of December 31, 2005 are as follows:

(dollars in thousands)	Amount
Year ending December 31,
2006	$9,925
2007	937
2008	351

Total	$11,213

Note 13 Commitments and Contingent Liabilities
In the normal course of business, there are various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements, such as commitments to extend credit. These commitments include revolving credit agreements, term loan commitments, and short-term borrowing agreements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. Both loan commitments and standby letters of credit have credit risk essentially the same as that involved in extending loans to customers and are subject to the normal credit approval procedures and policies. Collateral is obtained based on management’s assessment of the customer’s credit. At December 31, 2005, no commitments existed to extend additional credit to customers having nonperforming loans. At December 31, 2005 and 2004, the following financial instruments were outstanding whose contracts represent credit risk:

(dollars in thousands)	2005	2004
Commitment to originate loans	$4,599	$21,532
Unfunded commitments under lines of credit	98,448	55,957
Commercial and standby letters of credit	2,518	2,409
Portion of letters of credit collateralized	89%	68%
Newly issued or modified guarantees, such as standby letters of credit, that are not derivative contracts have been recorded on the Company’s consolidated balance sheet at their fair value at inception. No liability related to guarantees was required to be recorded at December 31, 2005 and 2004.

The Company and the Banks are defendants in litigation and claims arising from the normal course of business. Based upon consultation with legal counsel, management is of the opinion that the outcome of any claims and pending or threatened litigation will not have a material adverse impact on the Company’s financial position, results of operations or liquidity.
Note 14 Restrictions on Dividend Payments and Loans by Affiliated Banks
The primary source of dividends paid by the Company to its shareholders is dividends received from the Banks. Federal regulations restrict the total dividend payments that a banking association may make during any calendar year to the total net income of the banks for the current year plus retained net income for the preceding two years, without prior regulatory approval. At December 31, 2005, approximately $5,184,000 of retained earnings of the Banks was available for dividend declarations. Restrictions are also imposed upon the ability of the Banks to make loans to the Company, purchase stock in the Company or use the Company’s securities as collateral for indebtedness of the Banks. At December 31, 2005, the Company and the Banks were in compliance with regulatory requirements.
Note 15 Regulatory Capital Requirements
The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of the Company’s and the Banks’ assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Banks’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Company and the Banks meet all capital adequacy requirements to which they are subject. The most recent notification from the primary regulators for each of the Company’s affiliated banking institutions categorized them as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier-1 leverage ratios as set forth in the table. There are no conditions or events since then that management believes have changed the Banks’ category. The following table presents the capital position of the Company and the Banks relative to their various minimum statutory and regulatory capital requirements at December 31, 2005 and 2004.

					Minimum To Be Well
					Capitalized Under Prompt
			Minimum Capital		Corrective Action
	Actual		Requirements		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
December 31, 2005:
Total capital to risk weighted assets:
Consolidated	$31,823	11.13%	$22,875	8.00%	(1)
ANB	29,061	12.10%	19,215	8.00%	24,019	10.00%
CBT	7,771	17.10%	3,636	8.00%	4,545	10.00%
Tier 1 capital to risk weighted assets:
Consolidated	28,240	9.88%	11,438	4.00%	(1)
ANB	25,818	10.75%	9,607	4.00%	14,411	6.00%
CBT	7,193	15.83%	1,818	4.00%	2,727	6.00%
Tier I capital to average assets:
Consolidated	28,240	8.18%	13,806	4.00%	(1)
ANB	25,818	9.51%	10,860	4.00%	13,575	5.00%
CBT	7,193	9.76%	2,948	4.00%	3,685	5.00%

(1)	The Company is not subject to this requirement.

					Minimum To Be Well
					Capitalized Under Prompt
			Minimum Capital		Corrective Action
	Actual		Requirements		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
		(Dollars in thousands)
December 31, 2004
Total capital to risk weighted assets:
Consolidated	$27,400	13.15%	$16,665	8.00%	(1)
ANB	27,384	13.15%	16,656	8.00%	20,820	10.00%
Tier 1 capital to risk weighted assets
Consolidated	24,842	11.93%	8,333	4.00%	(1)
ANB	24,576	11.80%	8,328	4.00%	12,492	6.00%
Tier I capital to average assets:
Consolidated	24,842	10.06%	9,874	4.00%	(1)
ANB	24,576	9.96%	9,874	4.00%	12,342	5.00%

(1)	The Company is not subject to this requirement.
Note 16 Benefit Plans
The Company has various stock option plans for directors and certain key employees. At December 31, 2005, there were 180,744 shares of common stock reserved for future issuance under the stock option plans of which there were 10,588 shares under option outstanding. The 1996 Employee Incentive Stock Option Plan, the Original Directors Stock Option Plan, and the 1996 Directors Stock Option Plan were granted and fully exercised in prior years. The terms of the options are determined by the Board of Directors. Options vest over three years, and no options may be exercised beyond ten years from the grant date. The option price for the options range from 85% to 90% of the fair market value at the date of the grant.
The fair value of each option grant is estimated on the date of the grant using a Black-Scholes option pricing model. At December 31, 2005, the options outstanding have a weighted average contractual life of 4.1 years. Compensation expense for stock options is recorded in salary expense over the vesting period. There were no options granted and no compensation expense for stock option plans was recorded for the years 2005, 2004, and 2003.
The following is a summary of activity of the Company’s stock option plans for 2005, 2004 and 2003:

	December 31,
	2005		2004		2003
		Weighted Average		Weighted Average		Weighted Average
	Shares Under Option	Exercise Price	Shares Under Option	Exercise Price	Shares Under Option	Exercise Price
Outstanding at beginning of year	12,100	$5.21	19,328	$5.14	29,960	$5.18
Granted	—	—	—	—	—	—
Exercised	(756)	$5.21	(7,228)	$5.03	(10,632)	$5.26
Forfeited/expired	(756)	$5.21	—	—	—	—

Outstanding at end of year	10,588	$5.21	12,100	$5.21	19,328	$5.14

Exercisable at end of year	10,588	$5.21	12,100	$5.21	19,328	$5.14
Weighted average fair value of options granted	—	—	—	—	—	—
The Company offers an employee stock ownership plan (“ESOP”) with 401(k) provisions. Participants may make pre-tax and after-tax contributions to the 401(k) up to the maximum allowable under federal regulations. The Bank matches the pre-tax employee participant’s contributions at a rate of 100% of the first 3% of the employee’s qualifying salary and 50% up to the next 2% of salary. The Company’s 401(k) expense was $103,000, $86,000 and $55,000 for the years ended December 31, 2005, 2004 and 2003, respectively, which is included in “salaries and benefits” in the accompanying consolidated statements of income. The ESOP is a nonleveraged employee stock ownership plan. The Board of Directors may elect to pay a discretionary contribution on an annual basis, which vests at the end of the third year. The ESOP expense was approximately $20,000, $78,000 and $0 for the years ended December 31, 2005, 2004 and 2003, respectively. Shares held by the ESOP are treated as outstanding in computing earnings per share.
Note 17 Pension Plan
As the result of the acquisition on July 29, 2005, the Company assumed the obligations of CB&T’s pension plan. CB&T maintains a noncontributory defined benefit pension plan. Pension benefits vest after five years of service, and were based on years of service and average final salary. During 1997, CB&T froze the accrual of future service benefits; however, benefits continued to accrue for future compensation adjustments. In 2003, the compensation levels were frozen for benefit calculation purposes. The defined benefit plan maintains a September 30 year end for computing benefit obligations. The Company has no other pension plans.
Obligations and funded status of pension plan at measurement date:

(dollars in thousands)	September 30, 2005
Change in benefit obligation:
Benefit obligation, beginning	$4,588
Interest cost	264
Actuarial loss	247
Benefits paid	(304)

Benefit obligation, ending	$4,795

Change in plan assets:
Fair value of plan assets, beginning	$3,604
Actual return on plan assets	374
Employer contribution	400
Benefits paid	(304)

Fair value of plan assets, ending	$4,074

Funded status	($721)
Unrecognized net actuarial loss	99

Net amount recognized	($622)

The change in the additional minimum pension liability for the period was $99,000 which is recorded in accumulated comprehensive income net of a deferred tax benefit of $34,000. Amounts recognized in the balance sheet at December 31, 2005 consist of:

(dollars in thousands)
Accrued benefit cost	($721)
Accumulated other comprehensive income -net of deferred tax benefit	65

Net amount recognized	($656)

The accumulated benefit obligation for the pension plan was $4.8 million at September 30, 2005. Information for plans with an accumulated benefit in excess of the plan assets is as follows:

(dollars in thousands)
Projected benefit obligation	$4,795
Accumulated benefit obligation	$4,795
Fair value of plan assets	$4,074

The Company expects to contribute $700,000 to the pension plan in 2006.
Components of net periodic costs at December 31, 2005 were as follows:

(dollars in thousands)
Interest cost	$264
Expected return on plan assets	(284)
Recognized net actuarial loss	58

Net periodic benefit cost	$38

A discount rate of 5.75% was used to determine benefit obligations. A discount rate of 6.00% and an expected long-term return on plan assets of 8.00% was used to determine net periodic benefit cost. The plan has selected a long term assumption for the average rate of earnings expected to be earned on the funds invested or to be invested to provide the plan benefits. Consideration has been given to both historical returns and returns expected to be available for reinvestment.
The percentages of fair value of total plan assets held as of September 30, 2005 by asset category were as follows:

Assets	Allocation
Equity securities	58.66%
Debt securities	23.96%
Cash	17.38%

100.00%

The investment policy for weighted average target asset allocations for plan assets are:

Equity securities	At least 66% of plan assets
Debt securities	At least 25% of plan assets
Other assets	Not more than 5% of plan
Real estate	None
Estimated future benefit payments, which reflect expected future service are as follows:

(dollars in thousands	Pension Benefit
9/1/05 – 8/31/06	$281
9/1/06 – 8/31/07	273
9/1/07 – 8/31/08	270
9/1/08 – 8/31/09	264
9/1/09 – 8/31/10	256
9/1/10 – 8/31/15	1,272
Note 18 Other Operating Expense
The following is a summary of the significant components of noninterest expense “other operating expense.”

(dollars in thousands)	2005	2004	2003
Advertising	$235	$95	$30
Bank security	136	122	124
Directors’ and committee fees	233	191	163
Insurance	191	106	93
Stationary & office supplies	170	129	127
Taxes, other	73	117	111
Telephone	106	78	71
Travel	147	113	85
Other	726	582	550

Total other operating expense	$2,017	$1,533	$1,354

Note 19 Fair Value of Financial Instruments
The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Statement of Financial Accounting Standards No. 107 “Disclosures about Fair Value of Financial Instruments” excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.
The following table presents the estimated fair values of the Company’s financial instruments at December 31, 2005 and 2004 and is followed by a general description of the methods and assumptions used to estimate such fair values.

	December 31, 2005		December 31, 2004
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$12,216	$12,216	$5,109	$5,109
Federal funds sold and interest-earning deposits in other banks	6,333	6,333	12,794	12,794
Investment securities available for sale	52,628	52,628	33,890	33,890
Investment securities held to maturity	17,488	17,043	16,945	16,818
Loans, net	243,942	241,862	177,714	177,220
Accrued interest receivable	1,612	1,612	1,035	1,035
Financial Liabilities:
Deposits	292,032	276,862	215,367	215,515
Short-term borrowings	8,256	8,256	2,667	2,667
Long-term debt	11,213	11,115	7,127	7,088
Accrued interest payable	959	959	386	386
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
Accrued interest receivable and accrued interest payable. The carrying value of accrued interest receivable and payable is deemed to approximate fair value.
Unrecognized financial instruments. Loan commitments on which the committed interest rate is less than the current market rate were insignificant at December 31, 2005 and 2004. The estimated fair value of fee income on letters of credit at December 31, 2005 and 2004 was insignificant.
Note 20 Parent Company Only Financial Statements
The following are the condensed financial statements of the parent company:
Condensed Balance Sheets

	December 31
	2005	2004
Assets:
Cash in bank	$9	$150
Investment in subsidiary banks	32,824	24,494
Other assets	294	155

Total assets	$33,127	$24,799

Liabilities and Stockholders’ Equity
Long term debt	$5,000	$—
Other liabilities	74	39
Stockholders’ equity	28,053	24,760

Total liabilities and stockholders’ equity	$33,127	$24,799

Condensed Statements of Income

	Years Ended December 31
	2005	2004	2003
Income
Interest earned on cash in bank	$—	$1	$1
Dividends from subsidiary banks	2,525	1,675	1,605

Total income	2,525	1,676	1,606

Expenses
Professional fees	53	70	36
Interest expense	170	—	—
Other	458	394	349

Total expenses	681	464	385

Income before taxes and equity in undistributed net income of subsidiaries	1,844	1,212	1,221
Income tax benefit	(276)	(188)	(158)

Income before equity in undistributed earnings of subsidiaries	2,120	1,400	1,379
Equity in undistributed net income of subsidiaries	1,200	2,202	1,782

Net Income	$3,320	$3,602	$3,161

Condensed Statement of Cash Flows

	Years Ended December 31
	2005	2004	2003
Operating Activities:
Net income	$3,320	$3,602	$3,161
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(1,200)	(2,202)	(1,782)
Other, net	(103)	129	3

Net cash provided by operating activities	2,017	1,529	1,382

Investing Activities:
Capital infusion in subsidiary	(5,000)	—	—

Net cash used by investing activities	(5,000)	—	—

Financing Activities:

Proceeds from issuance of common stock, net	3	36	57
Cash in lieu of 10% stock dividend on fractional shares	(3)
Cash paid in acquisition	(448)
Stock issuance costs	(14)
Proceeds from long term debt	5,000
Cash dividends paid to stockholders	(1,696)	(1,509)	(1,469)

Net cash provided (used) in financing activities	2,842	(1,473)	(1,412)

Net (decrease) increase in cash and cash equivalents	(141)	56	(30)
Cash and cash equivalents at beginning of year	150	94	124

Cash and cash equivalents at end of year	$9	$150	$94

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
ANNUAL MEETING:
The annual meeting of shareholders of Abigail Adams National Bancorp will be held at 3:00 p.m. on Tuesday, May 16, 2006 at the Corporate Headquarters at the address listed above.
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
STOCK LISTING:
Abigail Adams National Bancorp, Inc. Common Stock is listed on the NASDAQ National Market under the symbol AANB.
INDEPENDENT AUDITORS:
McGladrey & Pullen, LLP
5291 Corporate Drive, Suite 100
Frederick, Md. 21703
SPECIAL COUNSEL:
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue. NW, Suite 400
Washington, D.C. 20015

DIRECTORS OF THE ABIGAIL ADAMS NATIONAL BANCORP and AFFILIATES
Jeanne D. Hubbard (1) (2)
Chairwoman, President and
Chief Executive Officer
Abigail Adams National Bancorp, Inc and
The Adams National Bank
Michelle D. Bernard (2)
Senior Vice President
Independent Women’s Forum
David A. Bradley (2)
Executive Director
The National Community Action Foundation
A. George Cook, III (1) (2) (3)
Principal
George Cook & Company
Sidney H. Credle (3)
Dean
School of Business
Hampton University
Doretha P. Fowlkes (3)
President
Fowlkes & Company
Michele V. Hagans (2) (3)
Principal
Fort Lincoln Realty
Benjamin J. Lambert, III (3)
Optometrist
Lynne M. Miller (2)
President
Environmental Claims Consulting
Douglas Reynolds (1) (2) (3)
Attorney
Reynolds & Brown, PLLC
Marshall T. Reynolds (1) (2)
Chairman & CEO
Champion Industries, Inc.
Patricia G. Shannon (1) (2)
Retired
Todd Shell (2)
Vice President
Guyan International and Caspian Holdings
Marianne Steiner (1) )(2)
Principal
Larkspur Marketing
Joseph L. Williams (1) (2) (3)
Chairman & CEO
Basic Supply Company, Inc.
Bonnie A. Wilson (1)
Principal
Bonnie Wilson & Company

(1)	Director on Abigail Adams National Bancorp board

(2)	Director on The Adams National Bank board

(3)	Director on Consolidated Bank & Trust board
EXECUTIVE OFFICERS

Jeanne D. Hubbard
Chairwoman, President and
Chief Executive Officer
Abigail Adams National Bancorp, Inc. and
The Adams National Bank
Karen E. Troutman
Chief Financial Officer and Senior Vice President of
Abigail Adams National Bancorp and The Adams National Bank
THE ADAMS NATIONAL BANK OFFICE LOCATIONS

Administrative Office
1130 Connecticut Ave., NW
Washington, D.C. 20036-3945
(202) 772-3600
(202) 628-8380 fax
K Street Office
1501 K Street, NW
Washington, D.C. 20006-1782
(202) 772-3600
(202) 628-8380 fax
Union Station
50 Massachusetts Avenue, NE
Washington, D.C. 20002-4214
(202) 772-3600
(202) 371-6590 fax
Dupont Circle East
1604 17th Street, NW
Washington, D.C. 20009-2441
(202) 772-3600
(202) 387-4110 fax
Verizon Center/Chinatown
802 7th Street, NW
Washington, D.C. 20001-3718
(202) 772-3600
(202) 842-0076 fax
Deposit Operations
1627 K Street, NW
Washington, D.C. 20006-1782
(202) 772-3600
(202) 293-4017 fax
Georgetown
1729 Wisconsin Avenue, NW
Washington, D.C. 20007-2379
(202) 772-3600
(202) 338-1889 fax
Silver Spring
8121 Georgia Ave.
Silver Spring, MD 20910-4933
(301) 565-0776
(301) 565-8380 fax

CONSOLIDATED BANK AND TRUST OFFICE LOCATIONS

Main Branch
320 North First Street
Richmond, Virginia 23219
(804) 771-5200
(804) 771-5226 fax
Brookhill-Azalea
5214 Chamberlayne Avenue
Richmond, Virginia 23227
(804) 771-5290
(804) 262-1510 fax
Downtown Hampton
101 North Armistead Avenue
Hampton, Virginia 23669
(757) 722-2575
(757) 722-3486 fax