Form 10-K, Exhibit 13
period 2006-12-31
ABIGAIL ADAMS NATIONAL BANCORP INC
filed 2007-03-30
CIK 356809

EXHIBIT 13
2006 ANNUAL REPORT TO STOCKHOLDERS
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	2006 (1)	2005 (1)
Averages
Assets	$372,327	$289,666
Loans	273,803	203,645
Allowance for loan losses	4,609	3,391
Deposits	313,902	249,863
Stockholders’ equity	28,918	26,575

At Year End
Assets	$405,502	$343,030
Loans	307,957	248,287
Allowance for loan losses	4,432	4,345
Deposits	363,590	292,032
Stockholders’ equity	30,182	28,053
Book value per share	$8.72	$8.10

For The Year
Net income	$3,696	$3,320
Cash dividends	1,731	1,696

Per Common Share
Basic earnings	$1.07	$0.98
Diluted earnings	$1.07	$0.98
Cash dividends	$0.50	$0.50

(1)	2005 includes CB&T results from July 30, 2005

CONTENTS

Letter to Shareholders and Friends	1

Selected Financial Data for Five-Year Period	2

Management’s Discussion and Analysis of Financial Condition and Results of Operations	3

Summary of Operations by Quarter and Summary of Market Data	16

Report of Independent Registered Public Accounting Firm	17

Consolidated Balance Sheets	18

Consolidated Statements of Income	19

Consolidated Statements of Changes in Stockholders’ Equity	20

Consolidated Statements of Cash Flows	21

Notes to Consolidated Financial Statements	23

Stock Performance Graph	46

Stockholder Information	47

     I begin to think, that a calm is not desirable in any situation in life....Man was made for action and for bustle too, I believe.
Abigail Adams, letter to her sister, Mary Smith Cranch, 1784
Dear Shareholders:
Abigail Adams would be quite proud of her namesake company and those who work here! 2006 was another year of action and bustle for us, and I am proud of all of our employees for achieving such outstanding results. The double-digit growth in our total assets, loans and deposits is a tangible result of the hard work of our employees at both affiliate banks.
These results are even more impressive in a banking environment of shrinking interest margins, flat to inverted yield curves, a slow down in commercial real estate and fierce competition for deposit dollars and loan opportunities. Additionally, our credit culture is sound at both affiliates, and the resulting quality of our loan portfolio remains strong.
2006 was also the first full year for the Company to operate as a two-bank holding company. Both banks now follow the corporate mission stressing commitment to achieving excellence as community financial institutions focused on meeting the needs of women, minorities, not-for-profit organizations, and the business and professional community.
By the second quarter of 2007, we will have completed the introduction of additional products and services in our Richmond subsidiary, Consolidated Bank & Trust. These additional products will enable Consolidated to compete effectively in the Richmond and Hampton marketplaces, and provide the services requested by our customers.
We expect new challenges in 2007, and firmly believe that we have the people, the products, and the drive to be all that our current and future customers want now or in the future from their local, community-involved bank.
In Washington DC or Silver Spring, MD, come to Adams National Bank and get “The Abigail Adams banking experience!” and in Richmond or Hampton, VA, come to Consolidated Bank & Trust and get the service of which “Maggie Walker would be proud.”
I encourage you to read our annual report, study our numbers, and feel free to contact me with any questions, comments or suggestions that you might have.
Jeanne Delaney Hubbard
Chairwoman, President & CEO
Abigail Adams National Bancorp, Inc.

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

			December 31,
	2006	2005 (1)	2004 (1)	2003 (1)	2002 (1)
Income Statement Data
Total interest income	$26,259	$18,461	$13,829	$12,556	$12,831
Total interest expense	9,408	4,307	1,986	2,094	2,580
Net interest income	16,851	14,154	11,843	10,461	10,251
Provision (credit) for loan losses	(232)	310	420	591	443
Total noninterest income	2,130	1,911	1,975	2,035	1,954
Total noninterest expense	13,221	10,240	7,415	6,646	6,064
Provision for income taxes	2,296	2,195	2,381	2,098	2,282
Net income	3,696	3,320	3,602	3,161	3,415

Per Common Share Data
Basic net income per share	$1.07	$0.98	$1.09	$0.95	$1.03
Diluted net income per share	$1.07	$0.98	$1.08	$0.95	$1.03
Cash dividends	$0.50	$0.50	$0.45	$0.45	$0.40

Selected Balance Sheet Data
Total assets	$405,502	$343,030	$251,192	$231,906	$204,950
Investment securities	63,069	70,116	50,835	44,418	26,545
Loans	307,957	248,287	180,272	156,034	156,536
Allowance for loan losses	4,432	4,345	2,558	2,119	2,297
Deposits	363,590	292,032	215,367	192,756	174,768
Long-term debt	6,288	11,213	7,127	10,030	724
Stockholders’ equity	30,182	28,053	24,760	22,875	21,192

Selected Ratios
Return on average assets	0.99%	1.15%	1.55%	1.49%	1.80%
Return on average stockholders’ equity	12.78%	12.49%	15.21%	14.32%	16.99%
Average equity to average assets	7.77%	9.17%	10.18%	10.43%	10.57%
Dividend payout ratio	46.89%	51.02%	41.28%	47.37%	38.83%
Net (recoveries) charge-offs to average loans	(0.12%)	(0.02%)	(0.01%)	0.51%	0.04%
Nonperforming assets to total loans	1.16%	0.23%	1.04%	1.84%	0.29%
Allowance for loan losses to loans	1.44%	1.75%	1.42%	1.36%	1.47%

(1)	2005 includes CB&T results from July 30, 2005. Prior historical periods do not reflect CB&T results.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
Abigail Adams National Bancorp, Inc. (the “Company”) is the parent of The Adams National Bank (“ANB”), a national bank with six full-service branches located in the greater metropolitan Washington, D.C. area and, Consolidated Bank and Trust (CB&T), a Virginia chartered commercial bank, with two branches in Richmond and one in Hampton, Virginia. The Company reports its financial results on a consolidated basis with ANB and CB&T.
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
The following analysis of financial condition and results of operations should be read in conjunction with the Company’s Consolidated Financial Statements and Notes thereto. For a discussion of risk factors that could affect the Company’s performance, see pages 14 through 15.
Consolidated Bank and Trust Company Merger
On July 29, 2005, the Company completed its acquisition of Consolidated Bank and Trust Company (CB&T), a Virginia chartered commercial bank. CB&T was founded in 1903 and has been the oldest continuously operated African-American owned bank in the U.S. and one of the first U.S. banks originally headed by a woman, Maggie Lena Walker. This legacy combined with the Company’s focus on serving minorities, small businesses and not-for-profit organizations has resulted in a strategic acquisition for our shareholders by expanding the Company’s market area while maintaining the heritage and expanding the focus of CB&T. See Note 3 of the Notes to the Consolidated Financial Statements for a complete discussion of the shares issued, purchase price, and pro forma information.
Results of Operations
Overview
The Company recorded net income of $3.7 million in 2006, as compared to $3.3 million in 2005 and $3.6 million in 2004. Diluted earnings per share were $1.07 for 2006, compared to $0.98 for 2005 and $1.08 for 2004. The 11.3% increase in net income, compared to 2005, was substantially attributable to a $2.7 million or 19.1% increase in net interest income combined with an 11.5% increase in noninterest income and a reversal of loan loss provision totaling $232,000, offset by a 29.1% increase in noninterest expense. The 7.8% decrease in 2005 net income, compared to 2004 was attributable to a 38.1% increase in noninterest expense. Book value per share was $8.72 at December 31, 2006, an increase of $0.62 from the book value per share of $8.10 at December 31, 2005. Dividends paid per common share in 2006, 2005 and 2004 were $0.50, $0.50 and $0.45 respectively.

Analysis of Net Interest Income
Net interest income, which is the sum of interest and certain fees generated by earning assets minus interest paid on deposits and other funding sources, is the principal source of the Company’s earnings. Net interest income continued to increase in 2006 reflecting the increases in the Prime rate and growth in average earning assets, particularly loans. Net interest income for 2006 increased 19.1% to $16.9 million from $14.2 million in 2005 and 19.5% in 2005 from $11.8 million in 2004. Average earning assets increased to $354.0 million in 2006, as compared to the average of $276.4 million in 2005, and $221.8 million in 2004.
The yield on interest-earning assets increased to 7.42% in 2006 from 6.68% in 2005, and 6.23% in 2004. Loans, the highest yielding component of earning assets, represented 77.3% of average earning assets for 2006, as compared to 73.7% for 2005 and 73.0% for 2004. Average loans increased 34.5% to $273.8 million from $203.6 million in 2005. The acquisition of CB&T contributed $16.3 million to average loans in 2005. Average loans were $161.9 million in 2004. The average yield on loans increased 61 basis points to 8.28% in 2006 from 7.67% in 2005 and 113 basis points from 7.15% in 2004. The increase in the Prime rate, a key index to which a substantial portion of our loans is tied, contributed to the increase in the average yields on loans. The Prime rate increased 100 basis points in 2006.
Average investments, consisting of investment securities, Federal funds and other short-term investments, increased 10.3% in 2006 to $80.2 million from $72.8 million in 2005, after increasing 21.4% from 2004. The acquisition of CB&T contributed average investments of $12.1 million in 2005. The average yield on investments increased 56 basis points in 2006 to 4.46% from 3.90% in 2005, and was 70 basis points above the average yield of 3.76% in 2004, reflecting higher market rates generally.
Funding for earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders’ equity. The percentage of average earning assets funded by average interest-bearing liabilities increased to 74.4% in 2006, compared to 69.6% in 2005 and 66.9% in 2004. Average interest bearing liabilities increased 36.9% to $263.3 million from $192.3 million in 2005, after increasing 29.6% from 2004. Of the $43.9 million increase in 2005 average interest bearing liabilities, $27.4 million is attributable to deposits from the CB&T acquisition. The cost of interest-bearing funds increased 133 basis points to 3.57% in 2006 from 2.24% in 2005 and 223 basis points from a cost of 1.34% in 2004. The increase in the cost of interest-bearing funds in 2006 reflects deposits and short-term borrowings bearing higher interest rates, due to the increase in 2006 of short-term interest rates which are used to price our deposits and borrowings, as well as due to the competitive deposit pricing pressure in the local markets. Market interest costs for deposit products increased 100 basis points in 2006, after increasing 200 basis points in 2005. Average noninterest bearing deposits increased to $76.4 million from $68.6 million in 2005 and $59.2 million in 2004. The CB&T acquisition contributed $7.2 million of the $9.4 million increase in noninterest bearing deposits in 2005.
The net interest margin, which is net interest income as a percentage of average interest-earning assets, decreased to 4.76% for 2006, a decrease of 36 basis points from 5.12% for 2005. The net interest spread, which is the difference between the average interest rate earned on interest-earning assets and interest paid on interest-bearing liabilities, was 3.85% for 2006, reflecting a decrease of 59 basis points from the 4.44% reported in 2005. The continued compression in the net interest margin and spread in 2006 was due to the combination of strong competition for deposits and loans and the effects of the inverted yield curve. That is short-term interest rates, which are used to price our deposits, are higher than longer-term interest rates which are used to price loans.

The following tables present the average balances, net interest income and interest yields/rates for 2006, 2005 and 2004 and an analysis of the dollar changes in interest income and interest expense.
Distribution of Assets, Liabilities and Stockholders’ Equity Yields and Rates
For the Years Ended December 31, 2006, 2005, and 2004 (1)
(Dollars in thousands)

	2006			2005			2004
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balances	Expense	Rates	Balances	Expense	Rates	Balances	Expense	Rates
Assets
Loans (2)	$273,803	$22,672	8.28%	$203,645	$15,625	7.67%	$161,919	$11,574	7.15%
Investment securities	68,431	3,012	4.40%	59,203	2,400	4.05%	46,962	2,075	4.42%
Federal funds sold	9,506	464	4.88%	5,911	195	3.30%	5,310	74	1.39%
Interest-earning bank balances	2,275	111	4.88%	7,640	241	3.15%	7,637	106	1.39%

Total earning assets	354,015	26,259	7.42%	276,399	18,461	6.68%	221,828	13,829	6.23%

Allowance for loan losses	(4,609)			(3,391)			(2,318)
Cash and due from banks	12,424			10,672			8,267
Other assets	10,497			5,986			4,823

Total assets	$372,327			$289,666			$232,600

Liabilities and Stockholders’ Equity
Savings, NOW and money market accounts	$136,251	3,623	2.66%	$111,963	1,857	1.66%	$86,335	792	0.92%
Certificates of deposit	101,236	4,387	4.33%	69,269	2,038	2.94%	49,233	901	1.83%
Short-term borrowings	16,216	765	4.72%	2,286	31	1.36%	3,778	22	0.58%
Long-term debt	9,638	633	6.57%	8,816	381	4.32%	9,039	271	3.00%

Total interest-bearing liabilities	263,341	9,408	3.57%	192,334	4,307	2.24%	148,385	1,986	1.34%

Noninterest-bearing deposits	76,415			68,631			59,204
Other liabilities	3,653			2,126			1,328
Stockholders’ equity	28,918			26,575			23,683

Total liabilities and stockholders’ equity	$372,327			$289,666			$232,600

Net interest income		$16,851			$14,154			$11,843

Net interest spread			3.85%			4.44%			4.89%
Net interest margin			4.76%			5.12%			5.34%

(1)	2005 includes CB&T results from July 30, 2005. The 2004 period does not include any CB&T results.

(2)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued. Net loan fees included in interest income were $1.4 million, $1.1 million, and $838,000 for 2006, 2005 and 2004, respectively.

Interest Rates and Interest Differential
Analysis of Changes in fully Taxable Equivalent Net Interest Income
(In thousands)

	For the years ended December 31,			For the years ended December 31,
	2006 versus 2005(1)			2005 versus 2004(1)
	Net			Net
	Increase	Change per(2)		Increase	Change per(2)
	(Decrease)	Rate	Volume	(Decrease)	Rate	Volume
Interest income from:
Loans	$7,047	$1,666	$5,381	$4,051	$1,068	$2,983
Investment securities	612	238	374	325	(216)	541
Federal funds sold	269	150	119	121	113	8
Interest-earning bank balances	(130)	39	(169)	135	135	—

Total interest income	7,798	2,093	5,705	4,632	1,100	3,532

Interest expense on:
Savings, NOW and money market	(1,766)	(1,498)	(268)	(1,065)	(866)	(199)
Certificates of deposit	(2,349)	(1,452)	(897)	(1,137)	(772)	(365)
Short-term borrowings	(734)	(545)	(189)	(9)	(18)	9
Long-term debt	(252)	(216)	(36)	(110)	(117)	7

Total interest expense	(5,101)	(3,711)	(1,390)	(2,321)	(1,773)	(548)

Net interest income	$2,697	$(1,618)	$4,315	$2,311	$(673)	$2,984

(1)	2005 includes CB&T results from July 30, 2005. The 2004 period does not include CB&T results.

(2)	The change in interest due to both rate and volume has been allocated to change due to rate.
Noninterest Income
Total noninterest income consists primarily of service charges on deposits and other fee-based services, as well as gains on the sales of investment securities and loans. Noninterest income totaled $2.1 million, an increase of $219,000 or 11.5% in 2006, compared to a decrease of $64,000 or 3.2% in 2005. The overall increase in noninterest income during 2006 compared to 2005, was due in part to a full year of income in 2006 from the acquisition of Consolidated Bank & Trust which occurred in July, 2005 and a $90,000 increase in the gain on sale of loans. Service charges on deposit accounts in 2006 totaled $1.4 million, an increase of $23,000 from the prior year, compared to a decrease of $134,000 in 2005 from $1.5 million in 2004. Service charges decreased in 2005 and 2004 predominantly due to lower levels of ATM, overdraft and checking account fees. Other income, which consists of other fee-based services and the gain on the sale of loans, increased $196,000 in 2006, $157,000 in 2005, and $132,000 in 2004. The gain on sale of the guaranteed portion of SBA loans was $386,000 in 2006, $296,000 in 2005, and $287,000 in 2004. There were no sales of investment securities in 2006 or 2005, and in 2004, the gain on the sale of investment securities was $87,000.
Noninterest Expense
Total noninterest expense totaled $13.2 million in 2006, an increase of $3.0 million or 29.1%, compared to the $2.8 million or a 37.8% increase in 2005 from 2004. The overall increase in noninterest expense in 2006, compared to 2005, was due to a full year of expense from the ownership of Consolidated Bank & Trust. CB&T contributed $2.2 million or 74.2 % of the increase in noninterest expense in 2006 and $1.7 million of the $2.8 million increase in 2005. As a result, our efficiency ratio for 2006 increased to 69.7% from 63.7% in 2005 and 53.7% in 2004. An increasing efficiency ratio means we have to spend more money in order to make $1.00 of net income. Salaries and benefits expense increased $1.3 million or 25.0% in 2006 after increasing $1.6 million or 43.2% in 2005 compared to 2004. The increase in salaries and benefits in 2006 was due to a full year of expense from the subsidiary. Of the $1.6 million increase in 2005, $685,000 was due to the addition of CB&T staff, and $200,000 reflects a payment to the former President of ANB under her employment agreement. The $604,000 increase in occupancy expense and the $277,000 increase in data processing expense in 2006 was predominately due to a full year of expense related to the acquisition of CB&T and the expansion of the loan department into new leased office space.

Income Tax Expense
For the years ended December 31, 2006, 2005, and 2004, the Company incurred income tax expense of $2.3 million, $2.2 million, and $2.4 million, respectively. The Company’s effective tax rate was 38.3% in 2006 and 39.8% in 2005 and 2004. The difference between the effective tax rate and the statutory tax rate relates to variances in items that are nontaxable, non-deductible, or the effects of local taxing authorities. For more information, see Note 10 of the consolidated financial statements.
Financial Condition
Overview
Total assets were $405.5 million at December 31, 2006, an increase of $62.5 million or 18.2%, compared to $343.0 million at December 31, 2005. The increase in our assets primarily reflects loan growth. Total liabilities were $375.3 million at December 31, 2006, an increase of $60.3 million or 19.2%, compared to $315.0 million at December 31, 2005, due the growth in deposits. Total stockholders’ equity was $30.2 million at December 31, 2006, an increase of $2.1 million or 7.6%, compared to December 31, 2005. The book value per share of common stock issued and outstanding at December 31, 2006 increased to $8.72 per share from $8.10 per share at December 31, 2005.
Analysis of Loans
Total loans at December 31, 2006 increased $59.7 million or 24.0% to a balance of $308.0 million, compared to $248.3 million at December 31, 2005. Construction loans increased $40.1 million or 118.6%, compared to 2005, primarily due to the demand in the Washington DC market for condominium construction loans. Commercial real estate loans increased $12.0 million or 9.6% from the prior year, due to the demand in the Richmond market area. Commercial loan balances decreased slightly by $553,000 or 1.4%. Residential real estate loans increased $7.4 million or 15.2%, due to an increased demand in the Washington, DC market, and installment loans increased by $657,000 or 31.9%, reflecting the strong demand for such loans in the Richmond market. Average loans increased 34.4% in 2006, compared to 2005. The following table summarizes the loan concentrations at December 31, 2006 and 2005.

	2006	2005
Real estate development/finance	68.5%	64.0%
Service industry	23.9%	23.4%
Wholesale/retail	6.4%	11.2%
Other	1.2%	1.4%

Total	100.0%	100.0%

The following table presents the percentage composition of the loan portfolio.

	December 31,
Composition of loan portfolio:	2006	2005	2004	2003	2002
Real Estate	86.4%	83.2%	83.6%	79.1%	76.2%
Commercial	12.7%	16.0%	15.9%	20.5%	23.1%
Installment	0.9%	0.8%	0.5%	0.4%	0.7%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

The Company’s loan portfolio does not include concentrations of credit risk in loan products that permit the deferral of principal payments or payments that are smaller than normal interest accruals (negative amortization); loans with high loan-to-value ratios; and loans, such as option adjustable-rate mortgages, that may expose the borrower to future increases in repayments that are in excess of increases that would result solely from increases in market interest rates.

The following table summarizes the maturity distribution and interest sensitivity of the Company’s loan portfolio at December 31, 2006. The balances exclude any adjustments for net deferred fees and unearned income. Included in the “Within 1 year” category are overdrafts, demand loans, loans having no stated maturity, and loans with no stated schedule of repayment.
Analysis of Loan Maturity and Interest Sensitivity
At December 31, 2006

(In thousands)	Within 1 Year	1 to 5 Years	After 5 Years	Total
Maturity of Loan
Commercial	$24,952	$6,888	$7,483	$39,323
Real estate — commercial	32,869	59,065	44,606	136,540
Real estate — residential	25,276	26,358	4,226	55,860
Real estate — construction	60,532	12,274	1,180	73,986
Installment	626	851	1,237	2,714

Total loans	$144,255	$105,436	$58,732	$308,423

Interest-Rate Sensitivity of Loans
Predetermined rates	$28,833	$100,371	$57,387	$186,591
Variable rates	115,422	5,065	1,345	121,832

Total loans	$144,255	$105,436	$58,732	$308,423

For additional information about loans, see Note 5 of the consolidated financial statements.
Analysis of Investment Securities
The investment security portfolio was $63.1 million at December 31, 2006, a decrease of $7.0 million or 10.0% compared to the prior year end total of $70.1 million. The weighted average maturity of the portfolio at December 31, 2006 was 5.0 years.
The investment securities classified as available for sale are used to maintain adequate liquidity and to provide a base for executing management’s asset/liability strategy. These securities are carried at estimated fair value and totaled $45.3 million at December 31, 2006, a decrease of $7.3 million or 13.8% from the balance at December 31, 2005. The decrease in the available for sale portfolio was due to maturities, calls, and payments on mortgage-back securities. Investment securities classified as available for sale consisted of U.S. government sponsored agencies, mortgage-backed securities, corporate securities, and marketable equity securities.
Investment securities classified as held to maturity were $17.7 million at December 31, 2006, an increase of $234,000 or 1.3% from $17.5 million at December 31, 2005. Investment securities classified as held to maturity consist of U.S. government sponsored agencies and mortgage-back securities.

The table entitled “Analysis of Investment Securities Portfolio,” sets forth by major categories, the amortized cost basis, approximate market values and the weighted-average yields of investment securities held to maturity and available for sale at December 31, 2006. Expected maturities may differ from contractual maturities in mortgage-backed securities; therefore, these securities are not included in maturity categories in the following table.
Analysis of Investment Securities Portfolio
At December 31, 2006
(Dollars in thousands)

	Held to Maturity			Available for Sale
	Amortized	Market	Average	Amortized	Market	Average
	Cost Basis	Value	Yield	Cost Basis	Value	Yield
U.S. government sponsored agencies:
One year or less	$3,000	$2,986	3.35%	$7,983	$7,957	3.92%
After one, but within five years	12,490	12,200	3.61%	24,988	24,473	4.14%
After ten years	—	—	—%	996	991	5.66%

Total Federal agency securities	15,490	15,186	3.56%	33,967	33,421	4.14%

Mortgage-backed securities	2,232	2,232	5.45%	4,444	4,285	4.29%
Corporate securities:
After five, but within ten years	—	—	—	1,071	949	5.76%
Marketable equity securities	—	—	—	6,706	6,692	6.02%

Total investment securities	$17,722	$17,418	3.80%	$46,188	$45,347	4.46%

For additional information about investment securities, see Note 1 (c) and Note 4 of the Notes to Consolidated Financial Statements.
Short-term investments
Short-term investments, consisting of Federal funds and interest earning deposits in banks, totaled $13.8 million, a increase of 119% from the total of $6.3 million at December 31, 2005. Interest-earning deposits in other banks totaled $5.8 million at December 31, 2006, an increase from the balance of $441,000 at December 31, 2005.
Premises and equipment
Net bank premises and equipment totaled $4.9 million, an increase of $160,000 from $4.7 million at December 31, 2005, primarily due to the expansion of the loan department.
Other Assets and Liabilities
Other assets increased to $6.4 million or 13.4% from $5.7 million at December 31, 2005. Other liabilities decreased to a balance of $3.1 million or 11.9% from $3.5 million at December 31, 2005.
Deposits
Total deposits increased 24.5% to $363.6 million at December 31, 2006, an increase of $71.6 million from the balance of $292.0 million at December 31, 2005. The increase in deposits this year was predominantly due to an advertising campaign at ANB. In addition, the Banks began offering CDARS, the Certificate of Deposit Account Registry Service, which provides depositors registered with the program with FDIC insurance on deposits larger than $100,000. To a lesser degree, the Banks also utilized wholesale funding sources to raise deposits. Deposits are the Company’s primary source of funds, providing funding for 88.7% of average earning assets in 2006 and 90.4% in 2005. Average interest-bearing deposits were $237.5 million in 2006, which was a 31.0% increase over the prior year.

The following table sets forth the dollar amounts in the various types of deposit programs.

	December 31,
	2006		2005		2004 (a)
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Demand deposits	$76,887	21.1%	$78,809	27.0%	$59,676	27.7%
Savings accounts	16,311	4.5%	19,893	6.8%	9,194	4.3%
NOW accounts	64,391	17.7%	44,547	15.3%	26,430	12.2%
Money market accounts	55,031	15.1%	69,895	23.9%	65,450	30.4%

Total non-certificates	212,620	58.4%	213,144	73.0%	160,750	74.6%

Total certificates	150,970	41.6%	78,888	27.0%	54,617	25.4%

Total deposits	$363,590	100.0%	$292,032	100.0%	$215,367	100.0%

(a)	Period ending 2004 does not include CB&T deposits.
The following table indicates the certificates of deposit by time remaining until maturity as of December 31, 2006.

	Maturity
(In thousands)	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total

Certificates of deposit less than $100,000	$23,245	$17,734	$20,400	$19,179	$80,558
Certificates of deposit of $100,000 or more	12,667	22,587	17,708	17,450	70,412

Total certificates of deposit	$35,912	$40,321	$38,108	$36,629	$150,970

Borrowed Funds
Short-term borrowings consisting of repurchase agreements totaled $2.4 million at December 31, 2006, compared to $8.3 million at December 31, 2005. Average short-term borrowings for 2006 were $16.2 million, compared to $2.3 million for 2005. For additional information on short-term borrowings, see Note 11 of the Notes to Consolidated Financial Statements.
Long-term debt was $6.3 million at December 31, 2006, a decrease of $4.9 million, compared to $11.2 million at December 31, 2005. The decrease in long-term debt is due primarily to scheduled payments and the payoff of a matured FHLB advance totaling $4.0 million. For additional information on long-term debt, see Note 12 of the Notes to Consolidated Financial Statements.
Borrowed funds average balances and interest rates are presented in the following schedule:

	Years Ended December 31,
					Average
	Maximum				Interest
	Outstanding at Any	Average	Average	Ending	Rate at
(Dollars in thousands)	Month End	Balance	Interest Rate	Balance	Year End
2006:
Long-term debt	$11,136	$9,638	6.57%	$6,288	7.71%
Short-term borrowings	$30,026	$16,216	4.72%	$2,378	1.32%
2005:
Long-term debt	$11,595	$8,816	4.32%	$11,213	4.97%
Short-term borrowings	$8,256	$2,286	1.34%	$8,256	3.38%
2004:
Long-term debt	$9,955	$9,039	3.00%	$7,127	3.18%
Short-term borrowings	$4,324	$3,778	0.58%	$2,667	0.57%

Contractual Commitments
In the normal course of business, the Company enters into certain contractual obligations. Such obligations include obligations to make future payments on debt and lease arrangements. See Notes 8, 9, 11 and 12 of the Notes to Consolidated Financial Statements. The following table summarizes the Company’s significant contractual obligations at December 31, 2006.

	Payments due by period
		Less than 1			More than 5
(In thousands)	Total	year	1—3 years	3—5 years	years
Time deposit maturities	$150,970	$114,340	$26,685	$9,945	—
Short-term borrowings	2,378	2,378	—	—	—
Long-term debt	6,288	5,937	351	—	—
Operating lease obligation	4,866	1,080	1,589	1,374	823
Purchase obligations	2,368	731	788	703	146

Total	$166,870	$124,466	$29,413	$12,022	$969

See Note 13 of the Notes to the Consolidated Financial Statements for a summary of off balance sheet commitments.
Stockholders’ Equity
Stockholders’ equity at December 31, 2006 was $30.2 million, an increase of $2.1 million or 7.6% from December 31, 2005. Cash dividends of $1.7 million were declared on the common stock in 2006, representing a 2.1% increase over 2005. The annual dividend in 2006 and 2005 was $0.50 per common share and $0.45 per common share in 2004. The dividend payout ratios were 46.7%, 51.0% and 41.3% for 2006, 2005 and 2004, respectively. The ratio of average stockholders’ equity to average assets for 2006 was 7.8%, as compared to 9.2% for 2005. The return on average equity was 12.8% for 2006 and 12.5% for 2005.
Asset Quality
Adequacy of the Allowance for Loan Losses
The Company continuously monitors the quality of its loan portfolio and maintains an allowance for loan and lease losses (“ALLL”) sufficient to absorb probable losses inherent in its total loan portfolio. The ALLL policy is critical to the portrayal and understanding of our financial condition and results of operations. As such, selection and application of this “critical accounting policy” involves judgments, estimates, and uncertainties that are susceptible to change. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood. Although credit policies are designed to minimize risk, management recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio.
The Company’s ALLL framework has three basic components: a formula-based component for pools of homogeneous loans; a specific allowance for loans reviewed for individual impairment; and a pool specific allowance based upon other inherent risk factors and imprecision associated with the modeling and estimation process. The first component, the general allocation to homogenous loans, is determined by applying allowance factors to pools of loans that have similar characteristics in terms of business and product type. The general factors are determined by using an analysis of historical charge-off experience by loan pools. The second component of the ALLL analysis involves the estimation of allowances specific to impaired loans. The third component of the ALLL addresses inherent losses that are not otherwise captured in the other components and is applied to homogenous pools of loans. The qualitative factors are subjective and require a high degree of management judgment. These factors consider changes in nonperforming and past-due loans, concentrations of loans to specific borrowers and industries, and general and regional economic conditions, as well as other factors existing at the determination date.
The allowance for loan losses is established through provisions for loan losses as a charge to earnings based upon management’s ongoing evaluation. Loans deemed uncollectible are charged against the allowance for loan losses and any subsequent recoveries are credited to the allowance. The provision for loan losses decreased in 2006, due to the reversal of a portion of the allowance at CB&T and the recoveries in excess of charge-offs, which produced a Company-wide reduction to provision expense of $(232,000). The reversal of the ALLL provision was the result of improved conditions in the loan portfolio, since the acquisition of CB&T in 2005. The provision expense for 2005 was $310,000 and $420,000 for 2004. The balance of the allowance for loan losses was $4.4 million or 1.44% of loans at December 31, 2006, $4.3 million or 1.75% of loans at December 31, 2005, and $2.6 million or 1.42% of loans at December 31, 2004. Net loan recoveries were $319,000 or 0.12% of average loans, compared to $47,000 or 0.02% of average loans for 2005 and $19,000 or 0.01% of average loans in 2004. The current level of the ALLL is intended to address known and inherent losses that are both probable and estimable at December 31, 2006. For additional information on the analysis of loan losses, see Note 5 of the Notes to Consolidated Financial Statements.
The following table presents the allocation of the allowance for loan losses by categories.

	December 31,
(In thousands)	2006	2005	2004	2003	2002
Allowance amount allocated to:
Commercial	$1,078	$1,799	$720	$740	$817
Real Estate	3,334	2,418	1,826	1,372	1,361
Installment	20	60	12	7	13
Unallocated	—	68	—	—	106

Total	$4,432	$4,345	$2,558	$2,119	$2,297

Nonperforming Assets
Nonperforming assets include nonaccrual loans, restructured loans, past-due loans and other real estate owned (i.e. real estate acquired in foreclosure or in lieu of foreclosure). Past-due loans are loans that are 90 days or more delinquent and still accruing interest. There were $1.9 million past-due loans at December 31, 2006 that were still accruing interest, compared to none at December 31, 2005. Nonperforming loans at December 31, 2006 represented 0.88% of total assets and totaled $3.6 million, with balances of $1.0 million guaranteed by the Small Business Association. In comparison, nonperforming loans at December 31, 2005 were 0.17% of total assets and totaled $580,000 million with balances of $263,000 million guaranteed by the SBA. The largest nonperforming commercial loan had a principal balance of $1.3 million at December 31, 2006. The significant increase in nonperforming loans since last year was due to two large past due loans that are in the processes of collection and renewal and a deterioration in the SBA loan portfolio, which is 67.6% guaranteed by the SBA. See Note 5 of the Notes to Consolidated Financial Statements.
The following table presents nonperforming assets by category for the last five years.

	December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002
Nonaccrual loans:
Commercial	$1,508	$432	$1,353	$2,133	$460
Real Estate	—	11	524	740	—
Installment — individuals	—	—	—	—	—

Total nonaccrual loans	1,508	443	1,877	2,873	460
Past-due loans	1,919	—	—	—	—
Other real estate owned	137	137	—	—	—

Total nonperforming assets	$3,564	$580	$1,877	$2,873	$460

Nonperforming assets exclusive of SBA guarantee	$2,544	$263	$871	$1,208	$166
Ratio of nonperforming assets to gross loans	1.16%	0.23%	1.04%	1.84%	0.29%
Ratio of nonperforming assets to total assets	0.88%	0.17%	0.75%	1.24%	0.22%
Allowance for loan losses to nonperforming assets	124%	759%	136%	74%	500%
Loans totaling $16.4 million and $4.5 million at December 31, 2006 and 2005, respectively, were classified as monitored credits subject to management’s attention and are not reported in the preceding table. 69.5% of the increase in monitored credits, compared to 2005, was due to five construction loans. The classification of monitored credits is reviewed on a quarterly basis. The balances of the monitored credits guaranteed by the SBA totaled $1.0 million and $1.4 million as of December 31, 2006 and 2005, respectively.

The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

(Dollars in thousands)	2006	2005	2004	2003	2002

Balance at beginning of period	$4,345	$2,558	$2,119	$2,297	$1,911
Allowance of acquired bank	—	1,430	—	—	—
Loans charged off:
Commercial	345	338	80	829	55
Real estate — commercial	—	47	—	—	—
Installment — individuals	12	14	22	4	16

Total charge-offs	357	399	102	833	71

Recoveries:
Commercial	594	415	120	23	9
Real estate — commercial	36	15	—	—	—
Real estate — residential	—	—	—	—	—
Construction and development	—	—	—	—	—
Installment — individuals	46	16	1	41	5

Total recoveries	676	446	121	64	14

Net (recoveries) charge-offs	(319)	(47)	(19)	769	57

Provision for loan losses	(232)	310	420	591	443

Balance at end of period	$4,432	$4,345	$2,558	$2,119	$2,297

Ratio of net (recoveries) charge-offs to average loans	(0.12%)	(0.02%)	(0.01%)	0.51%	0.04%
Liquidity and Capital Resources
Liquidity
Liquidity is a product of the Company’s operating, investing, and financing activities and is represented by cash and cash equivalents. Principal sources of funds are from deposits, short and long-term debt, principal and interest payments on outstanding loans, maturity of investment securities, and funds provided from operations. As shown in the Consolidated Statement of Cash Flows, operating activities provided significant levels of funds in 2006, 2005 and 2004 primarily from net income. Cash from investing activities was used to fund loan growth and investment security purchases in 2006, 2005 and 2004. The majority of cash from financing activities in 2006, 2005 and 2004 resulted from deposit growth. Borrowings provided $10.6 million in 2005, of which $5.0 million was used to fund a capital infusion in the acquired subsidiary, CB&T. Cash from financing activities was used to paydown long-term debt and to provide funding for loans during 2006, 2005 and 2004. Cash dividends increased by $35,000 in 2006, compared to 2005, reflecting the increased number of shares issued as a result the acquisition of CB&T on July 29, 2005. Overall, net cash and cash equivalents increased in 2006 by $9.0 million and increased in 2005 by $646,000. Liquid assets increased to 6.8% of total assets at December 31, 2006 from 5.4% at December 31, 2005.
The Company has additional sources of liquidity available through unpledged investment securities with a market value totaling $16.7 million and unsecured lines of credit available from correspondent banks, which can provide up to $31.0 million, as well as a credit facility through its membership in the FHLB. See Note 11 and Note 12 of the Notes to the Consolidated Financial Statements.
The Company uses projections and ratios to monitor liquidity. A commonly-used measure of liquidity is the loan-to-deposit ratio. The 2006 average loan-to-deposit ratio was 87.2%, which was greater than the 2005 level of 81.5%.
Capital Resources
Capital levels are monitored by management on a quarterly basis in relation to financial forecasts for the year and regulatory requirements. The Company and its Banks, continue to maintain a strong capital position. The Company consolidated and each of the Banks are considered “well-capitalized” under regulatory guidelines. For additional information, see Note 15 of the Notes to the Consolidated Financial Statements.

Risk Factors
The Company has established control processes and uses various methods to manage risk throughout its organization. Although various controls, policies, personnel and committees establish limits for and monitor various aspects of the Banks’ risk profile, it remains exposed to risks, many of which are beyond its control and that could adversely impact its performance.
Market Risk
The Company is exposed to various market risks in the normal course of conducting business. Market risk is the potential loss arising from adverse changes in interest rates, prices, and liquidity. The Company has established the Asset/Liability Committee (ALCO) to monitor and manage those risks. ALCO meets periodically and is responsible for approving asset/liability policies, formulating and implementing strategies to improve balance sheet and income statement positioning, and monitoring interest rate sensitivity. The Company manages its interest-rate risk sensitivity through the use of a simulation model that projects the impact of rate shocks, rate cycles, and rate forecast estimates on the net interest income and economic value of equity (the net present value of expected cash flows from assets and liabilities). These simulations provide a test for embedded interest-rate risk and take into consideration factors such as maturities, reinvestment rates, prepayment speeds, repricing limits, decay rates and other factors. The results are compared to risk tolerance limits set by ALCO policy. The rate-shock risk simulation projects the impact of instantaneous parallel shifts in the yield curve. At December 31, 2006, an instantaneous rate increase of 100 basis points indicates a 0.41 % decrease in net interest income and a decrease of 4.67% in the economic value of equity. Likewise, an instantaneous decrease in rates of 100 basis points indicates an increase of 1.91% in net interest income and an increase of 6.70% in the economic value of equity.
The table below sets forth, as of December 31, 2006 and 2005, the estimated changes in the Company’s net interest income and economic value of equity, which would result from the designated instantaneous changes in the yield curve over the next twelve months. These results are not necessarily indicative of future actual results, nor do they take into account certain actions that management may undertake in response to future changes in interest rates.

As of December 31,	2006		2005
Change in interest rates		Economic value of		Economic value of
(basis points)	Net interest income	equity	Net interest income	equity
+100	(0.41)%	(4.67)%	2.35%	(1.43)%
-100	1.91%	6.70%	(1.09)%	2.88%
Interest Rate Fluctuation
The Company’s earnings are affected by the fiscal and monetary policies of the Federal government and its agencies. The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Their policies significantly impact the Banks’ cost of funds for deposits and borrowings and the return earned on loans and investments. Changes in the Federal Reserve Board policies are difficult to predict or anticipate. During 2006, the Federal Reserve board raised interest rates 100 basis points. The historically steep yield curve environment shifted to an inverted yield curve environment by December 31, 2006. Management evaluated rate changes that included the inversion of the yield curve throughout 2006. See discussion of Market Risk above.
Regulations
Extensive regulation by Federal banking authorities and various legislative bodies imposes requirements and restrictions which can impact the Company’s operations, as well as change its competitive environment. Periodic examinations conducted by regulatory authorities could result in various requirements or sanctions.
Economic Downturn
A significant majority of the Banks’ assets, deposits and fee income is generated in the Washington, D.C. metropolitan area and Richmond Virginia. As a result, deterioration of local economic conditions in these areas could expose the Company to losses associated with higher loan default rates and lower asset collateral values, deposit withdrawals and other factors that could adversely impact its financial condition and results of operations.

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
Dividend Payment Limitations
The Company receives substantially all of its revenue from dividends paid by its bank subsidiaries, Adams National Bank and Consolidated Bank and Trust. These dividends are the principal source of funds used to pay dividends on the Company’s common stock. Federal regulations limit the dividend amounts that subsidiary banks can pay to their holding company. See Note 14 of the Notes to Consolidated Financial Statements for further details of this limitation.
Credit Risk
The Company is exposed to credit risk on its loan portfolio. Even though the portfolio is closely monitored and evaluation of this risk is performed, unexpected credit losses may subsequently be identified as a result of additional analysis performed by the Company or comments received from regulatory examiners. Loss exposure could develop if collateral values were to deteriorate after the loan has been made. See asset quality discussion on pages 11 through 13 of this report.
Liquidity Risk
Changes in the stability of the economic environment or deterioration of the public’s confidence in the banking system could cause significant withdrawals by the Banks’ depositors and adversely impact the Company’s liquidity position. In addition, liquidating securities available for sale could result in the recognition of a loss. The Company closely monitors its liquidity position including its sources of funding and commitments to fund assets or deposit withdrawals and believes it has sufficient liquidity to fund its commitments. See the discussion on liquidity on page 13 of this report.
Reputation
The Company could suffer damage to its reputation if employees act unprofessionally or illegally. To mitigate this risk, the Company has instituted an employee code of conduct and implemented various personnel policies and procedures to ensure integrity and adherence to policies and procedures within its operations.

SUMMARY OF QUARTERLY FINANCIAL INFORMATION
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	12/31	9/30	6/30	3/31

Summary of Operations by Quarter:

2006:
Interest income	$7,379	$7,026	$6,187	$5,667
Net interest income	4,487	4,520	3,975	3,869
Provision (credit) for loan losses	(432)	75	75	50
Net income	1,251	1,004	788	653
Per common share:
Basic earnings	$0.36	$0.29	$0.23	$0.19
Diluted earnings	$0.36	$0.29	$0.23	$0.19
Dividends declared	$0.125	$0.125	$0.125	$0.125
Average shares outstanding for:
Basic earnings per share	3,462	3,462	3,462	3,462
Diluted earnings per share	3,466	3,466	3,466	3,469

2005:
Interest income	$5,588	$5,069	$4,057	$3,747
Net interest income	4,001	3,878	3,147	3,128
Provision for loan losses	90	120	35	65
Net income	739	715	944	922
Per common share:
Basic earning	$0.21	$0.21	$0.28	$0.28
Diluted earnings	$0.21	$0.21	$0.28	$0.28
Dividends declared	$0.125	$0.125	$0.125	$0.125
Average shares outstanding for:
Basic earnings per share	3,462	3,420	3,323	3,323
Diluted earnings per share	3,469	3,428	3,331	3,331

Closing price per common share: (a)
2006 High	$13.90	$14.55	$14.45	$14.40
2006 Low	$13.20	$13.50	$12.87	$12.85
2005 High	$15.99	$17.25	$17.41	$19.31
2005 Low	$14.00	$15.30	$15.40	$15.96

(a)	The above market data presents the high and low closing prices for the respective periods as reported by NASDAQ.
At December 31, 2006 the Company had 860 shareholders of record.

McGladrey & Pullen, LLP
Report of Independent Registered Public Accounting Firm
To the Board of Directors
Abigail Adams National Bancorp, Inc.
Washington, D.C.
We have audited the consolidated balance sheets of Abigail Adams National Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abigail Adams National Bancorp, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
McGladrey & Pullen, LLP
Frederick, Maryland
March 29, 2007

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2006 and 2005
(Dollars in thousands)

	2006	2005
Assets
Cash and due from banks	$13,729	$12,216
Federal funds sold	8,011	5,892
Interest-earning deposits in other banks	5,823	441

Total cash and cash equivalents	27,563	18,549

Investment securities available for sale, at fair value	45,347	52,628
Investment securities held to maturity, at amortized cost (market values of $17,418 and $17,043 for 2006 and 2005, respectively)	17,722	17,488
Loans	307,957	248,287
Less: allowance for loan losses	(4,432)	(4,345)

Loans, net	303,525	243,942

Premises and equipment, net	4,904	4,744
Other assets	6,441	5,679

Total assets	$405,502	$343,030

Liabilities and Stockholders’ Equity
Liabilities:
Deposits
Noninterest-bearing deposits	$76,887	$78,809
Interest-bearing deposits	286,703	213,223

Total deposits	363,590	292,032
Short-term borrowings	2,378	8,256
Long-term debt	6,288	11,213
Other liabilities	3,064	3,476

Total liabilities	375,320	314,977

Commitments and contingencies (Notes 9, 11 and 13)
Stockholders’ equity:
Common stock, $0.01 par value, authorized 5,000,000 shares; issued 3,487,678 shares in 2006 and 3,480,213 shares in 2005; outstanding 3,461,799 shares in 2006 and 3,462,129 shares in 2005	35	35
Additional paid-in capital	25,123	24,865
Retained earnings	5,868	3,903
Less: Treasury stock, 25,879 shares in 2006 and 18,084 in 2005, at cost	(210)	(98)
Accumulated other comprehensive loss	(634)	(652)

Total stockholders’ equity	30,182	28,053

Total liabilities and stockholders’ equity	$405,502	$343,030

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Years Ended December 31, 2006, 2005 and 2004
(Dollars in thousands except per share data)

	2006	2005	2004
Interest Income
Interest and fees on loans	$22,672	$15,625	$11,574
Interest and dividends on investment securities — taxable	3,012	2,400	2,075
Other interest income	575	436	180

Total interest income	26,259	18,461	13,829

Interest Expense
Interest on deposits	8,010	3,895	1,693
Interest on short-term borrowings	765	31	22
Interest on long-term debt	633	381	271

Total interest expense	9,408	4,307	1,986

Net interest income	16,851	14,154	11,843
Provision (credit) for loan losses	(232)	310	420

Net interest income after provision (credit) for loan losses	17,083	13,844	11,423

Noninterest income
Service charges on deposit accounts	1,367	1,344	1,478
Gain on sale of investment securities	—	—	87
Other income	763	567	410

Total noninterest income	2,130	1,911	1,975

Noninterest expense
Salaries and employee benefits	6,650	5,319	3,699
Occupancy and equipment expense	2,235	1,631	1,356
Professional fees	555	604	394
Data processing fees	946	669	433
Other operating expense	2,835	2,017	1,533

Total noninterest expense	13,221	10,240	7,415

Income before provision for income taxes	5,992	5,515	5,983
Provision for income taxes	2,296	2,195	2,381

Net Income	$3,696	$3,320	$3,602

Earnings per share:
Basic	$1.07	$0.98	$1.09
Diluted	$1.07	$0.98	$1.08
Average common shares outstanding:
Basic	3,462	3,383	3,319
Diluted	3,466	3,390	3,330
See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended December 31, 2006, 2005 and 2004

					Accumulated
		Additional			Other
	Common	Paid-in	Retained	Treasury	Comprehensive
(Dollars in thousands except per share data)	Stock	Capital	Earnings	Stock	Income (Loss)	Total
Balance at December 31, 2003	$30	$17,242	$5,578	($98)	$124	$22,876
Comprehensive income:
Net income	—	—	3,602	—	—	3,602
Unrealized losses during the period of ($259) on investment securities available for sale, net of tax benefit of ($105) and reclassification adjustment for gains on sales of available for sale securities of $87, net of taxes of $35	—	—	—	—	($206)	($206)

Total comprehensive income						3,396

Dividends declared ($0.45 per share)	—	—	(1,509)	—	—	(1,509)
Issuance of shares under Stock Option Programs	—	36	—	—	—	36
10% stock dividend	3	5,350	(5,353)	—	—	—
ESOP distributions	—	—	(39)	—	—	(39)

Balance at December 31, 2004	$33	$22,628	$2,279	($98)	($82)	$24,760

Comprehensive income:
Net income	—	—	3,320	—	—	3,320
Unrealized losses during the period of ($855) on investment securities available for sale, net of tax benefit of ($350)	—	—	—	—	(505)	(505)
Unrealized net actuarial losses during the period of ($99) on pension plan, net of tax benefit of ($34)	—	—	—	—	(65)	(65)

Total comprehensive income						2,750

Fractional shares 10% stock dividend	—	(3)	—	—	—	(3)
Dividends declared ($0.50 per share)	—	—	(1,696)	—	—	(1,696)
Issuance of shares in CB&T acquisition	2	2,237	—	—	—	2,239
Issuance of shares under Stock Option Programs	—	3	—	—	—	3

Balance at December 31, 2005	$35	$24,865	$3,903	($98)	($652)	$28,053

Comprehensive income:
Net income	—	—	3,696	—	—	3,696
Unrealized gains during the period of $152 on investment securities available for sale, net of tax expense of $69	—	—	—	—	$83	83
Unrealized net actuarial losses during the period of ($99) on pension plan, net of tax benefit of ($34)	—	—	—	—	(65)	(65)

Total comprehensive income						3,714

Acquisition and issuance of shares for ESOP	—	—	—	(112)	—	(112)
Retired shares	—	(12)	—	—	—	(12)
Dividends declared ($0.50 per share)	—	—	(1,731)	—	—	(1,731)
Final purchase price adjustments related to CB&T acquisition	—	270	—	—	—	270

Balance at December 31, 2006	$35	$25,123	$5,868	($210)	($634)	$30,182

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2006, 2005 and 2004
(In thousands)

	2006	2005	2004
Cash flows from operating activities:
Net income	$3,696	$3,320	$3,602
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for loan losses	(232)	310	420
Depreciation and amortization	507	433	295
Accretion of loan discounts and fees	(560)	(349)	(244)
Gain on sale of investment securities	—	—	(87)
Gain on sale of guaranteed portion of SBA loans	(386)	(296)	(287)
Net (discount) premium amortization on investment securities	(185)	44	90
Deferred income tax benefits	(91)	(235)	(230)
(Increase) decrease in other assets	(301)	(110)	842
Increase in other liabilities	190	447	417
Contribution to pension plan	(700)	—	—

Net cash provided by operating activities	1,938	3,564	4,818

Cash flows from investing activities:
Proceeds from maturities of investment securities held to maturity	1,000	—	4,000
Proceeds from maturities of investment securities available for sale	11,780	2,750	—
Proceeds from repayment of mortgage-backed securities held to maturity	227	—	956
Proceeds from repayment of mortgage-backed securities available for sale	822	1,586	1,395
Proceeds from the sale of investment securities available for sale	—	—	3,708
Purchase of investment securities held to maturity	(1,455)	—	(7,962)
Purchase of investment securities available for sale	(4,995)	(6,984)	(8,863)
Net increase in loans	(58,667)	(28,550)	(23,975)
Purchase of premises and equipment, net	(700)	(680)	45
Sale (purchase) of FHLB stock	228	(39)	(260)
Net cash received in acquisition	—	11,975	—

Net cash used in investing activities	(51,760)	(19,942)	(30,956)

Cash flows from financing activities:
Net (decrease) increase in transaction and savings deposits	(524)	2,207	16,417
Net increase in time deposits	72,018	6,839	6,194
Net (decrease) increase in short-term borrowings	(5,878)	5,588	(2,723)
Repayment of long-term debt	(4,925)	(914)	(2,903)
Proceeds from long-term debt	—	5,000	—
Proceeds from issuance of common stock for stock option programs	—	3	36
Retired common stock	(12)	—	—
Purchased treasury stock	(112)	—	—
Payment of distributions from ESOP	—	—	(39)
Cash paid in lieu of fractional shares from 10% stock dividend	—	(3)	—
Cash dividends paid to common stockholders	(1,731)	(1,696)	(1,509)

Net cash provided by financing activities	58,836	17,024	15,473

Net increase (decrease) in cash and cash equivalents	9,014	646	(10,665)
Cash and cash equivalents at beginning of year	$18,549	$17,903	$28,568

Cash and cash equivalents at end of year	$27,563	$18,549	$17,903

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2006, 2005 and 2004
(In thousands)

	2006	2005	2004
Supplemental disclosures:
Interest paid on deposits and borrowings	$8,727	$3,596	$1,930
Income taxes paid	$2,203	$2,351	$2,335

Supplemental schedule of noncash investing activity
Assets acquired:
Cash and cash equivalents	$—	$12,423	$—
Investment securities	—	17,529	—
Loans, net	—	37,586	—
Premises and equipment, net	—	3,357	—
Deferred tax asset	—	37	—
Other assets	—	886	—
Core deposit intangibles	—	237	—
Excess of cost over fair value of net assets acquired	—	78	—

	—	72,133	—

Liabilities assumed:
Deposits	—	67,567	—
Other liabilities	—	1,595	—

	—	69,162	—

Net assets acquired	$—	$2,971	$—

Cash paid	$—	$448	$—
Stock issued	—	2,523	—

Total price paid	$—	$2,971	$—

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Note 1 Summary of Significant Accounting Policies
Abigail Adams National Bancorp, Inc. (the “Company”) is a two-bank holding company that provides its customers with banking and non-banking financial services through its principal wholly-owned subsidiaries, The Adams National Bank (“ANB”) and Consolidated Bank and Trust (“CB&T”) and together the “Banks”. The Banks offer various loan, deposit, and other financial service products to their customers. The Banks’ customers include individuals, not-for-profit, and commercial enterprises. Their principal market areas encompass the cities of Washington, D.C., Richmond and Hampton, Virginia, and their surrounding metropolitan areas.
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

The Company has defined cash and cash equivalents as those amounts included in “Cash and due from banks,” “Federal funds sold,” and “Interest-earning deposits in other banks.” Federal funds sold generally mature in one day. Cash flows from loans and deposits are reported net. The Company maintains amounts due from banks and Federal funds sold which, at times, may exceed Federally insured limits. The Company has not experienced any losses from such concentrations.

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

The allowance for loan losses, a material estimate susceptible to significant change in the near-term, is maintained at a level that management determines is adequate to absorb inherent losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks’ allowance for loan losses and may require the Banks to make changes to the allowance based on their judgments about information available to them at the time of their examinations.

The allowance for loan losses is established through a provision for loan losses charged to operating expense. Loans are charged against the allowance for loan losses, when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

A loan is impaired when it is probable, based upon current information and events, the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are valued based on the fair value of the related collateral, if the loans are collateral dependent. For all other impaired loans, the specific reserves approximate the present values of expected future cash flows discounted at the loan’s effective interest rate. The amount of the impairment, if any, and any subsequent changes are included in the allowance for loan losses

The allowance consists of specific, general and unallocated components. The specific component relates to loans identified for impairment testing and generally meeting the Company’s internal criteria for classification such as doubtful, substandard or special mention. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and those loans classified as not impaired and is based on historical loss experience adjusted for qualitative factors. These factors consider changes in nonperforming and past-due loans, concentrations of loans to specific borrowers and industries, general and regional economic conditions, as well as other factors existing at the determination date. The qualitative factors are subjective and require a high degree of management judgment. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

The Banks, as members of the Federal Home Loan Bank (FHLB) system, are required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. The FHLB stock is included in other assets and is carried at cost which equals the redemption value. No ready market exists for the FHLB stock, and it has no quoted market value.

(l)	Earnings Per Share

Basic earnings per share computations are based upon the weighted average number of shares outstanding during the periods. Diluted earnings per share computations are determined using the treasury stock method and based upon the weighted average number of shares outstanding during the period plus the dilutive effect of outstanding stock options. Per share amounts are based on the weighted average number of shares outstanding during each period as follows:

	2006	2005	2004
Weighted average shares	3,462,126	3,382,555	3,318,976
Effect of dilutive stock options	3,950	7,818	10,737

Dilutive potential average common shares	3,466,076	3,390,373	3,329,713

(m)	Stock-Based Compensation Plans

At December 31, 2006, the Company had two stock-based compensation plans. Through December 31, 2005, the Company accounted for the plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. As of December 31, 2003, all outstanding stock options were fully vested and no stock options were granted in 2006, 2005, or 2004. Accordingly, net income and earnings per share would not have been affected if compensation cost for stock-based compensation plans had been determined based on the grant date fair values of awards (the method described in Statement of Financial Accounting Standards (“SFAS”) No. 123 “Accounting for Stock-Based Compensation”). In December 2004, SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123, was issued. As of January 1, 2006, the Company adopted SFAS No 123(R) and any stock-based employee compensation for future grants will be determined at that time using the Black-Scholes or another appropriate option-pricing model.

(n)	Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in income. Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities or pension plan unfunded liabilities, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income.

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

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and other real estate, management periodically obtains independent appraisals for significant properties owned or serving as collateral for loans.

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

(q)	Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments”, which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” The Statement also subjects beneficial interests in securitized financial assets to the requirements of SFAS 133. For the Company, this Statement is effective for all financial instruments acquired, issued, or subject to remeasurement after the beginning of its fiscal year that begins after September 15, 2006, with earlier adoption permitted. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operation and cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” The Statement amends SFAS No. 140 by (1) requiring the separate accounting for servicing assets and servicing liabilities, which arise from the sale of financial assets; (2) requiring all separately recognized serving assets and servicing liabilities to be initially measured at fair value, if practicable; and (3) permitting an entity to choose between an amortization method or a fair value method for subsequent measurement for each class of separately recognized servicing assets and servicing liabilities. This Statement is effective for fiscal years beginning after September 15, 2006, with earlier adoption permitted. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operation and cash flows.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 clarifies the accounting and reporting for income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes.” This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of FIN 48, will adopt this Interpretation in the first quarter of 2007, and does not expect adoption to have a material impact on its financial position.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements and is effective for fiscal years beginning after November 15, 2007. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize the changes in that funded status in the year in which the changes occur through comprehensive income. The Company adopted the funded status recognition and disclosure provisions in its December 31, 2006 financial statements which did not have a material impact on its financial position, results of operation and cash flows. SFAS No. 158 is also requiring the employer to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position for fiscal years ending after December 15, 2008. The Company is currently using September 30 as the measurement date for its pension plan.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108 to require quantification of financial statement misstatements under both the “rollover approach” and the “iron curtain approach”. The “rollover approach” quantifies a misstatement based on the amount of the error originating in the current year income statement, but ignores the effects of correcting the portion of the current year balance sheet misstatement that originated in prior years. The “iron curtain approach” quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origination. The provisions of SAB No. 108 must be applied to financial statements for fiscal years ending after November 15, 2006. The quantification of financial statement misstatements pursuant to the provisions of SAB No. 108 did not result in any material impact to the Company’s financial statements.

At its September 2006 meeting, the Emerging Issues Task Force (“EITF”) reached a final consensus on Issue 06-04, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” The consensus stipulates that an agreement by an employer to share a portion of the proceeds of a life insurance policy with an employee during the postretirement period is a postretirement benefit arrangement required to be accounted for under SFAS No. 106 or Accounting Principles Board Opinion (“APB”) No. 12, “Omnibus Opinion — 1967.” The consensus concludes that the purchase of a split-dollar life insurance policy does not constitute a settlement under SFAS No. 106 and, therefore, a liability for the postretirement obligation must be recognized under SFAS No. 106 if the benefit is offered under an arrangement that constitutes a plan or under APB No. 12 if it is not part of a plan. Issue 06-04 is effective for annual or interim reporting periods beginning after December 15, 2007. The Company does not have endorsement split-dollar life insurance policies and, therefore, does not anticipate any material impact to the Company’s financial statements

In June 2006, the EITF released Issue 06-5, “Accounting for Purchases of Life Insurance-Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, “Accounting for Purchases of Life Insurance”. On September 7, 2006, the EITF concluded that a policyholder should consider any additional amounts included in the contractual terms of the policy in determining the amount that could be realized under the insurance contract. Amounts that are recoverable by the policyholder at the discretion of the insurance company should be excluded from the amount that could be realized. Amounts that are recoverable by the policyholder in periods beyond one year from the surrender of the policy should be discounted utilizing an appropriate rate of interest. The effective date of EITF 06-5 is for fiscal years beginning after December 15, 2006. The Company does not own any such policies and, therefore, does not anticipate any material impact to the Company’s financial statements.

(r)	Reclassifications

Certain reclassifications have been made to amounts previously reported to conform with the 2006 presentation with no effect on net income, earnings per share, or stockholders equity.
Note 2 Restrictions on Cash Balances
Included in cash and due from banks are balances maintained within the Company to satisfy legally required reserves and to compensate for services provided from correspondent banks. Restricted balances maintained totaled $6.2 million and $5.1 million at December 31, 2006 and 2005, respectively. There were no other withdrawal usage restrictions or legally required compensating balances at December 31, 2006 or 2005.
Note 3 Acquisition of Consolidated Bank and Trust Company
On July 29, 2005, the Company completed the acquisition of 100% of the outstanding stock of CB&T. CB&T is headquartered in Richmond, Virginia and operates two additional branch locations, one in the Richmond metropolitan area and one in Hampton, Virginia. The acquisition expanded the Company’s presence into central Virginia.
In the acquisition, shareholders of CB&T received 138,553 shares of the Company’s common stock valued at $2.5 million and cash of $9,000, in payment of fractional shares. In addition, the Company paid $439,000 in direct acquisition costs. The transaction was accounted for under the purchase method of accounting. Under this method of accounting, the purchase price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects. During the quarter ended September 30, 2006, the Company finalized the purchase price allocation, which resulted in certain adjustments to previously reported amounts. As compared to the amounts reported at December 31, 2005, the net effect of these adjustments was to decrease goodwill $322,000 to a balance of $78,000 (recorded in other assets), decrease deferred income taxes and other liabilities $592,000 and increase additional paid in capital $270,000. The cash and cash equivalents of $12.4 million, net of cash and expenses paid of $9,000 and $439,000, respectively, have been included in the statement of cash flows.
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

Note 4 Securities
The amortized cost and estimated fair value of investment securities held to maturity and investment securities available for sale at December 31, 2006, and 2005 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated Fair
(In thousands)	Cost Basis	Gains	Losses	Value
December 31, 2006:
Investment Securities — available for sale:
U.S. government sponsored agencies and corporations	$33,967	$—	$546	$33,421
Mortgage-backed securities	4,444	—	159	4,285
Corporate securities	1,071	—	122	949
Marketable equity securities	6,706	32	46	6,692

Total	$46,188	$32	$873	$45,347

Investment Securities — held to maturity:
U.S. government sponsored agencies and corporations	$15,490	$—	$304	$15,186
Mortgage-backed securities	2,232	12	12	2,232

Total	$17,722	$12	$316	$17,418

December 31, 2005:
Investment Securities — available for sale:
U.S. government sponsored agencies and corporations	$38,542	$41	$598	$37,985
U.S. treasuries	990	8	—	998
Mortgage-backed securities	5,292	—	183	5,109
Corporate securities	1,079	—	322	757
Marketable equity securities	7,718	61	—	7,779

Total	$53,621	$110	$1,103	$52,628

Investment Securities — held to maturity:
U.S. government sponsored agencies and corporations	$16,479	$—	$424	$16,055
Mortgage-backed securities	1,009	—	21	988

Total	$17,488	$—	$445	$17,043

For years ended December 31, 2006 and 2005, the Company had no gains or losses on sales of securities, compared to $90,000 in gross gains and $3,000 in gross losses on sales of securities for the period ended December 31, 2004.
The fair value of securities with unrealized losses by length of time that the individual securities have been in a continuous unrealized loss position at December 31, 2006 and 2005, are as follows:

	Continuous unrealized losses		Continuous unrealized losses
	existing for less than 12 months		existing 12 months or more		Total

		Unrealized		Unrealized		Unrealized
(In thousands)	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

December 31, 2006:
U.S. government sponsored agencies and corporations	$2,990	$6	$44,617	$844	$47,607	$850
Mortgage-backed securities	—	—	5,050	171	5,050	171
Corporate securities	—	—	949	122	949	122
Marketable equity securities	954	46	—	—	954	46

Total	$3,944	$52	$50,616	$1,137	$54,560	$1,189

December 31, 2005:
U.S. government sponsored agencies and corporations	$24,561	$328	$20,801	$694	$45,362	$1,022
Mortgage-backed securities	1,258	22	4,805	182	6,063	204
Corporate securities	—	—	757	322	757	322
Marketable equity securities	—	—	—	—	—	—

Total	$25,819	$350	$26,363	$1,198	$52,182	$1,548

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Banks to retain their investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At December 31, 2006 there were numerous investment securities with unrealized losses. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the Federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports.
The Company holds two corporate bonds carried at fair value totaling $949,000 with an aggregate unrealized loss of $122,000 at December 31, 2006. These two bonds have had unrealized losses existing for greater than 12 months and were downgraded in 2005 to below investment grade. Interest payments continue to be received as scheduled and the Company has the intent and ability to hold the bonds until their maturity. Based on an evaluation of the creditworthiness of the issuers, the Company believes the issuers will not default and that it will recoup the entire principal at maturity; therefore, management did not record any other-than-temporary impairment charge at December 31, 2006 or 2005.
The other unrealized losses that existed as of December 31, 2006 and 2005, are a result of market changes in interest rates since the securities’ purchase. This factor, coupled with the fact the Company has both the intent and the ability to hold these securities for a period of time sufficient to allow for any anticipated recovery in fair value, substantiates that the unrealized losses in the held to maturity and available for sale portfolios are temporary.
Securities with market values of $46.1 million and $51.2 million at December 31, 2006 and 2005, respectively, were pledged to collateralize public deposits and repurchase agreements.
The cost and estimated fair value of investment securities held to maturity and investment securities available for sale at December 31, 2006, by contractual maturity are shown on the following table. Expected maturities may differ from contractual maturities in mortgage-backed securities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties; therefore, these securities are not included in maturity categories in the following table.

	December 31, 2006
	Amortized	Estimated
(In thousands)	Cost	Fair Value
Investment Securities — available for sale:
Due in one year or less	$7,983	$7,957
Due after one year through five years	24,988	24,473
Due after five years through ten years	1,071	949
Due after tens years	996	991
Mortgage-backed securities	4,444	4,285
Marketable equity securities	6,706	6,692

Total	$46,188	$45,347

Investment Securities — held to maturity:
Due in one year or less	$3,000	$2,986
Due after one year through five years	12,490	12,200
Mortgage-backed securities	2,232	2,232

Total	$17,722	$17,418

Note 5 Loans
Loans at December 31, 2006 and 2005 were as follows:

(In thousands)	2006	2005
Commercial and industrial	$39,323	$39,876
Real estate:
Commercial mortgage	136,540	124,578
Residential mortgage	55,860	48,489
Construction and development	73,986	33,844
Installment to individuals	2,714	2,057

Subtotal	308,423	248,844
Less: net deferred loan fees	(466)	(557)

Total	$307,957	$248,287

At December 31, 2006, 2005 and 2004, $1.5 million, $443,000 and $1.9 million, respectively, were considered nonaccrual loans (loans for which the accrual of interest has been discontinued). Interest income on nonaccrual loans that would have been recorded if accruing was $180,000, $103,000 and $204,000 in 2006, 2005 and 2004, respectively. Interest income recognized on a cash basis on nonaccrual loans totaled $21,000, $95,000 and $258,000 for 2006, 2005 and 2004, respectively. At December 31, 2006, the Company had loans totaling $1.9 million greater than 90 days delinquent which were still accruing interest, due primarily to two construction loans in the process of collection and renewal. There were no loans at December 31, 2005 and 2004 that were 90 days delinquent and accruing interest.
The change in the allowance for loan losses follows:

(In thousands)	2006	2005	2004
Balance at beginning of the year	$4,345	$2,558	$2,119
Allowance of acquired bank	—	1,430	—
Provision (credit) for loan losses	(232)	310	420
Recoveries	676	446	121
Charge-offs	(357)	(399)	(102)

Balance at end of year	$4,432	$4,345	$2,558

The following is a summary of information pertaining to impaired loans:

(In thousands)	2006	2005	2004
Impaired loans without a valuation allowance	$1,508	$447	$1,399
Impaired loans with a valuation allowance	—	—	478

Total impaired loans	$1,508	$447	$1,877

Valuation allowance related to impaired loans	$—	$—	$13
Average investment in impaired loans	$1,109	$932	$3,011
Interest income recognized on impaired loans	$21	$95	$258
The Company has engaged in banking transactions in the ordinary course of business with some of its directors, officers, principal shareholders and their associates. Such loans are at normal credit terms, including interest rates and collateral, and do not represent more than the normal risk of collection. At December 31, 2006 and 2005, none of these loans were reported as nonaccrual, restructured or classified. The aggregate amount of loans to related parties for the years ended December 31, 2006 and 2005 were $33,000 and $41,000, respectively.

Note 6 Bank Premises and Equipment
Bank premises and equipment at December 31, 2006 and 2005 are summarized as follows:

(Dollars in thousands)	2006	2005	Useful Life
Land	$854	$854
Building and leasehold improvements	4,202	3,908	3-20 years
Furniture and equipment	2,332	2,058	3-10 years

Subtotal, at cost	7,388	6,820
Accumulated depreciation and amortization	(2,484)	(2,076)

Total, net	$4,904	$4,744

Amounts charged to operating expenses for depreciation and amortization expense aggregated $541,000, $428,000 and $295,000 in 2006, 2005 and 2004, respectively.
Note 7 Goodwill and Core Deposit Intangible
The Company’s purchase of CB&T in 2005 resulted in the recording of goodwill and a core deposit intangible in accordance with the Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. Other intangible assets continue to be amortized over their estimated useful lives.
Goodwill, acquired as a result of the CB&T purchase in 2005, totaled $78,000 and was assigned to the CB&T reporting unit. The goodwill amount was tested for impairment in December of 2006, and it was determined that the fair value of the reporting unit was not below its carrying amount. As a result, no impairment charge was recorded at December 31, 2006.
The core deposit intangible, recorded as a result of the CB&T purchase in 2005, has a gross carrying balance of $237,000 and an estimated life of 10.1 years. The accumulated amortization balance at December 31, 2006 and 2005 was $33,000 and $5,000, respectively. The core deposit intangible estimated amortization expense is as follows:

Amount
For years ending December 31,	(In thousands)

2007	$24
2008	24
2009	24
2010	24
2011	24
2012 and thereafter	84

$204

Note 8 Deposits
At December 31, 2006, the scheduled maturities on all time deposits are as follows:

Year	< $100,000	> $100,000	Total
	(In thousands)

2007	$61,378	$52,962	$114,340
2008	11,168	10,347	21,515
2009	3,085	2,085	5,170
2010	1,069	4,313	5,382
2011	3,858	705	4,563

	$80,558	$70,412	$150,970

Related party deposits totaled approximately $79,000 and $531,000 at December 31, 2006 and 2005, respectively. In management’s opinion, interest rates paid on these deposits, where applicable, are available to others at the same terms.
Note 9 Leasing Arrangements
The Company and banking subsidiaries have entered into various noncancelable operating leases for office and branch locations. These noncancelable operating leases are subject to renewal options under various terms. Some leases provide for periodic rate adjustments based on cost-of-living index changes. Rental expense in 2006, 2005 and 2004 was approximately $1,080,000, $795,000 and $830,000, respectively. Future minimum payments under noncancelable operating leases that have initial or remaining lease terms in excess of one year are as follows:

Years ending December 31,
(In thousands)	Amount
2007	$1,080
2008	913
2009	676
2010	680
2011	694
2012 and thereafter	823

Total	$4,866

Note 10 Income Taxes
Income tax expense for 2006, 2005 and 2004 consists of:

(In thousands)	2006	2005	2004
Current:
Federal	$1,925	$1,892	$2,032
District of Columbia	462	538	579

	2,387	2,430	2,611

Deferred tax benefit:
Federal	(76)	(177)	(173)
District of Columbia	(15)	(58)	(57)

	(91)	(235)	(230)

Total:
Federal	1,849	1,715	1,859
District of Columbia	447	480	522

	$2,296	$2,195	$2,381

Income tax expense differed from the amounts computed by applying the statutory Federal income tax rate of 34 % to pretax income, as a result of the following:

	2006		2005		2004
(Dollars in thousands)	Amount	%	Amount	%	Amount	%

Tax expense at statutory rate	$2,037	34.0%	$1,875	34.0%	$2,034	34.0%

Increase in taxes resulting from District of Columbia franchise tax, net of Federal tax effect	295	4.9%	317	5.7%	345	5.7%

Other	(36)	-0.6%	3	0.1%	2	0.1%

Total	$2,296	38.3%	$2,195	39.8%	$2,381	39.8%

The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005:

(In thousands)	2006	2005
Deferred tax assets:
Allowance for loan losses	$1,493	$1,535
Purchase fair market value adjustments on loans	147	189
Unrealized loss on investment securities	337	406
Unrealized net actuarial losses — pension plan	68	34
Compensated absences	23	11
Deferred rent	116	124
Net operating loss carryforward	722	722
Other	105	28

Total gross deferred tax assets	$3,011	$3,049
Valuation allowance	(722)	(722)

Total deferred tax assets	$2,289	$2,327

Deferred tax liabilities:
Fixed assets	$834	$551
Purchase fair market value adjustments other than loans and fixed assets	—	71
Core deposit intangible	69	79
Other	—	296

Total gross deferred tax liabilities	$903	$997

Net deferred tax assets	$1,386	$1,330

The Company has recorded a valuation allowance which eliminates the net deferred tax asset for the net operating loss carryover related to CB&T. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are calculated to be available to reduce taxable income. Realization of the deferred tax asset related to the net operating loss carryforward of CB&T is further limited under IRC Section 382 to approximately $109,000 per year. At December 31, 2006 CB&T had a net operating loss carryforward of approximately $6.0 million, which begins to expire in 2021.
Note 11 Short-term Borrowings
Short-term borrowings consist of securities sold under repurchase agreements, Federal funds purchased, and FHLB advances. Federal funds purchased represent funds borrowed overnight, and FHLB advances include overnight borrowings or advances with terms of three months or less. Unused Federal fund lines of credit at December 31, 2006 were $31.0 million. There were no outstanding Federal funds or FHLB advances at December 31, 2006, compared to $6.0 million at December 31, 2005. Outstanding repurchase agreements at December 31, 2006 were $2.4 million, compared to $2.3 million at December 31, 2005. Securities sold under repurchase agreements generally involve the receipt of immediately available funds which mature in one business day or roll over under a continuing contract. In accordance with these contracts, the underlying securities sold are segregated from the Company’s other investment securities.
Short-term borrowings for 2006 and 2005 are summarized below:

(Dollars in thousands)	2006	2005
Year end balance	$2,378	$8,256
Average balance	16,216	2,286
Maximum month-end outstanding	30,026	8,256
Average interest rate for the year	4.72%	1.34%
Average interest rate at year end	1.32%	3.38%

Note 12 Long-term Debt
ANB maintains a line of credit with the Federal Home Loan Bank of Atlanta (FHLB) for advances collateralized with a blanket floating lien on first mortgages and commercial real estate. Additional FHLB advances are available up to 20% of assets and would require the pledging of additional qualifying assets. Unused borrowing capacity at December 31, 2006 is approximately $59.7 million.
On July 27, 2005, the Company obtained a $5.0 million loan at Prime rate with interest only payments due monthly and maturing on July 27, 2006. At maturity, the loan may be converted to a term loan with interest and principal due monthly and a final maturity not more than seven years. The loan is secured by 80,000 shares or 50% of the issued and outstanding capital stock of ANB. Effective July 27, 2006, the Company entered into a note modification and extension agreement which extended the July 27, 2006 maturity date for an additional 12 months to July 27, 2007. The note interest rate at December 31, 2006 and 2005 was 8.25% and 7.25%, respectively. The proceeds of the loan were used to fund a capital infusion to CB&T at acquisition on July 29, 2005 as required by its regulators.
Long-term debt at December 31, 2006 and 2005 consisted of the following:

(Dollars in thousands)	Rate	2006	2005

FHLB borrowings due on March 21, 2006	2.81%	$—	$4,000
Term note due July 27, 2007	Variable- equal to Prime rate	5,000	5,000
FHLB borrowings due on March 21, 2008	2.99%	1,000	1,800
FHLB borrowings due on December 1, 2008	6.95%	288	413

Total		$6,288	$11,213

Annual principal payments for the advances and loan as of December 31, 2006 are as follows:

Amount
Year ending December 31,	(In thousands)
2007	$5,937
2008	351

Total	$6,288

Note 13 Commitments and Contingent Liabilities
The Company is party to credit related financial instruments with off-balance-sheet risk in the ordinary course of business to meet the financing needs of its customers. These commitments include revolving credit agreements, term loan commitments, short-term borrowing agreements, and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The Company’s exposure to credit loss is represented by the contractual amount of these commitments. Both loan commitments and standby letters of credit have credit risk essentially the same as that involved in extending loans to customers and are subject to the normal credit approval procedures and policies.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. Collateral is obtained based on management’s assessment of the customer’s credit. Unfunded commitments under commercial lines of credit revolving credit lines, and overdraft protection agreements are commitments for possible future extension of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specific maturity date and may ultimately be drawn upon to the total extent to which the Company is committed.
Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party and are primarily issued to support public and private borrowing arrangements. The majority of letters of credit issued have expiration dates of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments, and at December 31, 2006 and 2005, such collateral amounted to $5.4 million and $2.3 million, respectively. The fair value of the standby letter of credit guarantees was nominal and no liability was recorded at December 31, 2006 and 2005.

At December 31, 2006 and 2005, the following financial instruments were outstanding whose contracts represent credit risk:

(Dollars in thousands)	2006	2005

Commitment to originate loans	$23,240	$4,599
Unfunded commitments under lines of credit	112,350	98,448
Commercial and standby letters of credit	5,652	2,518
Portion of letters of credit collateralized	95%	89%
The Company and the Banks are defendants in litigation and claims arising from the normal course of business. Based upon consultation with legal counsel, management is of the opinion that the outcome of any claims and pending or threatened litigation will not have a material adverse impact on the Company’s financial position, results of operations or liquidity.
Note 14 Restrictions on Dividend Payments and Loans by Affiliated Banks
The primary source of dividends paid by the Company to its shareholders is dividends received from the Banks. Federal regulations restrict the total dividend payments that a banking association may make during any calendar year to the total net income of the banks for the current year plus retained net income for the preceding two years, without prior regulatory approval. At December 31, 2006, approximately $4.8 million of retained earnings of the Banks was available for dividend declarations. Restrictions are also imposed upon the ability of the Banks to make loans to the Company, purchase stock in the Company or use the Company’s securities as collateral for indebtedness of the Banks. At December 31, 2006, the Company and the Banks were in compliance with regulatory requirements.
Note 15 Regulatory Capital Requirements
The Company (on a consolidated basis) and the Banks are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of the Company’s and the Banks’ assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Banks’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that the Company and the Banks meet all capital adequacy requirements to which they are subject. The most recent notification from the primary regulators for each of the Company’s affiliated banking institutions categorized them as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since then that management believes have changed the Banks’ category. The following table presents the capital position of the Company and the Banks relative to their various minimum statutory and regulatory capital requirements at December 31, 2006 and 2005.

			Minimum Capital		Minimum To Be Well Capitalized Under
	Actual		Requirements		Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2006:

Total capital to risk weighted assets:
Consolidated	$34,965	9.77%	$28,630	8.00%	(1)
ANB	30,609	10.29%	23,796	8.00%	29,744	10.00%
CB&T	8,682	14.52%	4,782	8.00%	5,978	10.00%

Tier 1 capital to risk weighted assets:
Consolidated	30,534	8.53%	14,315	4.00%	(1)
ANB	26,883	9.04%	11,898	4.00%	17,847	6.00%
CB&T	7,932	13.27%	2,391	4.00%	3,587	6.00%

Tier I capital to average assets:
Consolidated	30,534	7.62%	16,020	4.00%	(1)
ANB	26,883	8.49%	12,662	4.00%	15,828	5.00%
CB&T	7,932	9.48%	3,346	4.00%	4,182	5.00%

(1)	The Company is not subject to this requirement.

			Minimum Capital		Minimum To Be Well Capitalized Under
	Actual		Requirements		Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2005
Total capital to risk weighted assets:
Consolidated	$31,823	11.13%	$22,875	8.00%	(1)
ANB	29,061	12.10%	19,215	8.00%	24,019	10.00%
CB&T	7,771	17.10%	3,636	8.00%	4,545	10.00%

Tier 1 capital to risk weighted assets:
Consolidated	28,240	9.88%	11,438	4.00%	(1)
ANB	25,818	10.75%	9,607	4.00%	14,411	6.00%
CB&T	7,193	15.83%	1,818	4.00%	2,727	6.00%

Tier I capital to average assets:
Consolidated	28,240	8.18%	13,806	4.00%	(1)
ANB	25,818	9.51%	10,860	4.00%	13,575	5.00%
CB&T	7,193	9.76%	2,948	4.00%	3,685	5.00%

(1)	The Company is not subject to this requirement.
Note 16 Benefit Plans
The Company has various stock option plans for directors and certain key employees. At December 31, 2006, there were 180,744 shares of common stock reserved for future issuance under the stock option plans of which there were 10,588 shares under option outstanding. The terms of the options are determined by the Board of Directors. Options vest over three years, and no options may be exercised beyond ten years from the grant date. The option price for the 2000 Stock Option Plan was 90% of the fair market value at the date of the grant.
The fair value of each option grant is estimated on the date of the grant using a Black-Scholes option pricing model. At December 31, 2006, the options outstanding have a weighted average contractual life of 3.1 years. Compensation expense for stock options was recorded in salary expense over the vesting period. There were no options granted and no compensation expense for stock option plans was recorded for the years 2006, 2005, and 2004. The aggregate intrinsic value, the amount that the market value of the underlying stock exceeds the exercise price of the option, for the 10,588 options outstanding at December 31, 2006 was $86,000. The aggregate intrinsic value of the options exercised in 2005 and 2004 was $9,000 and $64,000, respectively.

The following is a summary of activity of the Company’s stock option plans for 2006, 2005 and 2004:

	December 31,
	2006		2005		2004
		Weighted Average		Weighted Average		Weighted Average
	Shares Under Option	Exercise Price	Shares Under Option	Exercise Price	Shares Under Option	Exercise Price
Outstanding at beginning of year	10,588	$5.21	12,100	$5.21	19,328	$5.14
Granted	—	—	—	—	—	—
Exercised	—	—	(756)	$5.21	(7,228)	$5.03
Forfeited/expired	—	—	(756)	$5.21	—	—

Outstanding at end of year	10,588	$5.21	10,588	$5.21	12,100	$5.21

Exercisable at end of year	10,588	$5.21	10,588	$5.21	12,100	$5.21
Weighted average fair value of options granted	—	—	—	—	—	—
The Company offers an employee stock ownership plan (“ESOP”) with 401(k) provisions. Participants may make pre-tax and after-tax contributions to the 401(k) up to the maximum allowable under Federal regulations. The Company matches the pre-tax employee participant’s contributions at a rate of 100% of the first 3% of the employee’s qualifying salary and 50% up to the next 2% of salary. The Company’s 401(k) expense was $136,000, $103,000 and $86,000 for the years ended December 31, 2006, 2005 and 2004, respectively, which is included in “Salaries and Benefits” in the accompanying consolidated statements of income. The ESOP is a nonleveraged employee stock ownership plan. The Board of Directors may elect to pay a discretionary contribution on an annual basis, which vests at the end of the third year. At December 31, 2006, the ESOP held 53,760 shares of the Company’s stock. The ESOP expense was approximately $25,000, $20,000 and $78,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Shares held by the ESOP are treated as outstanding in computing earnings per share.
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
On January 10, 2007, the CB&T Board of Directors adopted a resolution to terminate the pension plan effective March 31, 2007. All participants will become 100% vested on that date. The Company expects to contribute $380,000 to the pension plan in 2007 to make the plan sufficient at its termination. This contribution amount is based on actuarial assumptions and may vary depending on the timing of final distributions and the incidence of participants requesting, as permitted under the law, that an annuity be purchased for them.

Obligations and funded status of pension plan at measurement date:

	Years Ended September 30,
(In thousands)	2006	2005
Change in benefit obligation:
Benefit obligation, beginning	$4,795	$4,588
Interest cost	267	264
Actuarial loss	65	247
Benefits paid	(268)	(304)

Benefit obligation, ending	$4,859	$4,795

Change in plan assets:
Fair value of plan assets, beginning	$4,074	$3,604
Actual return on plan assets	249	374
Employer contribution	700	400
Benefits paid	(268)	(304)

Fair value of plan assets, ending	$4,755	$4,074

Funded status	($104)	($721)
An assumed discount rate of 5.75% was used to determine the benefit obligation at September 30, 2006 and 2005.
The amounts recognized in accumulated other comprehensive income was a net loss of $198,000 at September 30, 2006 and a net loss of $99,000 at September 30, 2005. The net losses were recorded net of a deferred tax benefit of $68,000 in 2006 and $34,000 in 2005. Amounts recognized in the balance sheet consist of:

	Years ended December 31,
(In thousands)	2006	2005
Noncurrent liabilities	($104)	($721)
Accumulated other comprehensive loss -net of deferred tax benefit	130	65
The accumulated benefit obligation for the pension plan was $4.9 million as of September 30, 2006 and $4.8 million as of September 30, 2005. Information for plans with an accumulated benefit in excess of the plan assets is as follows:

	Years ended September 30,
(In thousands)	2006	2005
Projected benefit obligation	$4,859	$4,795
Accumulated benefit obligation	$4,859	$4,795
Fair value of plan assets	$4,755	$4,074
Components of net periodic costs were as follows:

	Years ended December 31,
(In thousands)	2006	2005
Interest cost	$267	$264
Expected return on plan assets	(284)	(284)
Recognized net actuarial loss	—	58

Net periodic benefit cost	($17)	$38

Assumptions used to determine net periodic pension cost were as follows:

	Years ended December 31,
Weighted-average assumptions	2006	2005
Discount rate	5.75%	6.00%
Expected long-term return on plan assets	7.00%	8.00%
Basis used to determine overall expected long-term rate of return on assets: Selected as a long term assumption for the average rate of earnings expected to be earned on the funds invested or to be invested to provide for the plan benefits. Consideration has been given to both historical returns and returns expected to be available for reinvestment.
The percentages of fair value of total plan assets held at September 30, 2006 and 2005 by asset category were as follows:

	Years ended September 30,
Asset Allocation	2006	2005
Equity securities	55.19%	58.66%
Debt securities	29.85%	23.96%
Cash	14.96%	17.38%

	100.00%	100.00%

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

(In thousands)	Pension Benefit
9/1/06 — 8/31/07	$296
9/1/07 — 8/31/08	302
9/1/08 — 8/31/09	300
9/1/09 — 8/31/10	298
9/1/10 — 8/31/11	288
9/1/11 — 8/31/16	1,331
Note 18 Other Operating Expense
The following is a summary of the significant components of noninterest expense “other operating expense.”

(In thousands)	2006	2005	2004
Advertising	$642	$235	$95
Bank security	194	136	122
Director and committee fees	228	233	191
Insurance	172	191	106
Loan expense	191	106	55
Stationery and office supplies	183	170	129
Taxes, other	134	73	117
Telephone	149	106	78
Travel	158	147	113
Other	784	620	527

Total other operating expense	$2,835	$2,017	$1,533

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
The following table presents the estimated fair values of the Company’s financial instruments at December 31, 2006 and 2005 and is followed by a general description of the methods and assumptions used to estimate such fair values.

	December 31, 2006		December 31, 2005
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$13,729	$13,729	$12,216	$12,216
Federal funds sold and interest-earning deposits in other banks	13,834	13,834	6,333	6,333
Investment securities available for sale	45,347	45,347	52,628	52,628
Investment securities held to maturity	17,722	17,418	17,488	17,043
Loans, net	303,525	312,591	243,942	241,862
Accrued interest receivable	2,287	2,287	1,612	1,612
Financial Liabilities:
Deposits	363,590	347,436	292,032	276,862
Short-term borrowings	2,378	2,378	8,256	8,256
Long-term debt	6,288	6,272	11,213	11,115
Accrued interest payable	1,640	1,640	959	959
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
Deposits. The fair value of deposits with no stated maturity, such as noninterest-bearing deposits, NOW accounts, savings and money market deposit accounts, is the amount payable on demand as of year end. Fair values for time deposits are estimated using discounted cash flow analyses, based on the current interest rates offered for deposits of similar maturities.

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
Off-balance sheet credit-related instruments. Loan commitments on which the committed interest rate is less than the current market rate were insignificant at December 31, 2006 and 2005. The estimated fair value of fee income on letters of credit at December 31, 2006 and 2005 was insignificant.
Note 20 Parent Company Only Financial Statements
The following are the condensed financial statements of the parent company:
Condensed Balance Sheets
(In thousands)

	December 31,
	2006	2005
Assets:
Cash in bank	$285	$9
Investment in subsidiary banks	34,462	32,824
Other assets	456	254

Total assets	$35,203	$33,087

Liabilities and Stockholders’ Equity
Long-term debt	$5,000	$5,000
Other liabilities	21	34
Stockholders’ equity	30,182	28,053

Total liabilities and stockholders’ equity	$35,203	$33,087

Condensed Statements of Income
(In thousands)

	Years Ended December 31,
	2006	2005	2004
Income
Interest earned on cash in bank	$—	$—	$1
Dividends from subsidiary banks	3,000	2,525	1,675

Total income	3,000	2,525	1,676

Expenses
Professional fees	47	53	70
Interest expense	435	170	—
Other	619	458	394

Total expenses	1,101	681	464

Income before taxes and equity in undistributed net income of subsidiaries	1,899	1,844	1,212
Income tax benefit	(447)	(276)	(188)

Income before equity in undistributed earnings of subsidiaries	2,346	2,120	1,400
Equity in undistributed net income of subsidiaries	1,350	1,200	2,202

Net Income	$3,696	$3,320	$3,602

Condensed Statement of Cash Flows
(In thousands)

	Years Ended December 31,
	2006	2005	2004
Operating Activities:

Net income	$3,696	$3,320	$3,602
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(1,350)	(1,200)	(2,202)
Other, net	(215)	(103)	129

Net cash provided by operating activities	2,131	2,017	1,529

Investing Activities:
Capital infusion in subsidiary	—	(5,000)	—

Net cash used by investing activities	—	(5,000)	—

Financing Activities:

Proceeds from issuance of common stock, net	—	3	36
Cash in lieu of 10% stock dividend on fractional shares	—	(3)	—
Retired shares of common stock	(12)	—	—
Purchased treasury stock	(112)	—	—
Cash paid in acquisition	—	(448)	—
Stock issuance costs	—	(14)	—
Proceeds from long-term debt	—	5,000	—
Cash dividends paid to stockholders	(1,731)	(1,696)	(1,509)

Net cash (used) provided in financing activities	(1,855)	2,842	(1,473)

Net increase (decrease) in cash and cash equivalents	276	(141)	56
Cash and cash equivalents at beginning of year	9	150	94

Cash and cash equivalents at end of year	$285	$9	$150

Note 21 Segment Reporting
Management regularly reviews the performance of the Company’s operations on a reporting basis by legal entity. The Company has two operating segments comprised of its subsidiaries, ANB and CB&T, for which there is discrete financial information available. Both segments are engaged in providing financial services in their respective market areas and are similar in each of the following: the nature of their products, services; and processes; type or class of customer for their products and services; methods used to distribute their products or provide their services; and the nature of the banking regulatory environment. The parent company is deemed to represent an overhead function rather than an operating segment and its financial information is presented as the Other category in the schedule below. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1 of the Notes to the Consolidated Financial Statements. The Company does not have a single external customer from which it derives 10 percent or more of its revenues.

Information about the reportable segments and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, follows:

	Segment Results and Reconciliation for Years Ended December 31,
	Adams National	Consolidated Bank &		Intercompany
(Dollars in thousands)	Bank	Trust (1)	Other (2)	Eliminations	Consolidated Totals
2006:
Interest income	$21,225	$5,034	$—	$—	$26,259
Interest expense	7,935	1,038	435	—	9,408
Net interest income	13,290	3,996	(435)	—	16,851
Provision for loan losses	250	(482)	—	—	(232)
Noninterest income	1,694	536	4,350	(4,450)	2,130
Noninterest expense	8,774	3,881	666	(100)	13,221
Net income	3,565	785	3,696	(4,350)	3,696
Assets	322,828	82,218	35,203	(34,747)	405,502
Return on average assets	1.22%	0.99%	NM(3)	—	0.99%
Return on average equity	13.68%	9.96%	NM(3)	—	12.78%
2005:
Interest income	$16,762	$1,701	$—	($2)	$18,461
Interest expense	3,826	313	170	(2)	4,307
Net interest income	12,936	1,388	(170)	—	14,154
Provision for loan losses	310	—	—	—	310
Noninterest income	1,793	218	3,725	(3,825)	1,911
Noninterest expense	8,160	1,669	511	(100)	10,240
Net income	3,767	(42)	3,320	(3,725)	3,320
Assets	270,117	72,659	33,127	(32,873)	343,030
Return on average assets	1.46%	(0.14%)	NM(3)	—	1.15%
Return on average equity	14.70%	(1.31%)	NM(3)	—	12.49%
2004:
Interest income	$13,831	$—	$—	($2)	$13,829
Interest expense	1,988	—	—	(2)	1,986
Net interest income	11,843	—	—	—	11,843
Provision for loan losses	420	—	—	—	420
Noninterest income	2,074	—	3,878	(3,977)	1,975
Noninterest expense	7,051	—	464	(100)	7,415
Net income	3,877	—	3,602	(3,877)	3,602
Assets	251,229	—	24,799	(24,836)	251,192
Return on average assets	1.67%	—	NM(3)	—	1.55%
Return on average equity	16.35%	—	NM(3)	—	15.21%

(1)	CB&T results are included from date of acquisition, July 29, 2005.

(2)	Amounts represent parent company before intercompany eliminations. See Note 20 of the Notes to Consolidated Financial Statements.

(3)	Not considered a meaningful performance ratio for parent company.

Description of significant amounts included in the intercompany eliminations column in the segment report schedule are as follows:

(In thousands)	2006	2005	2004
Noninterest income—elimination of parent company’s undistributed earnings from subsidiaries	($4,350)	($3,725)	($3,877)

Net income—elimination of parent company’s earnings from subsidiaries	($4,350)	($3,725)	($3,877)

Assets- elimination of parent company’s investment in subsidiaries	($34,462)	($32,824)	($24,494)
Note 22 Comprehensive Income
Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and unrealized gains and losses on pension plan assets and benefit obligations. There were no reclassification adjustments, for gains or losses from components of other comprehensive income, realized in income in either 2006 or 2005.
The components of accumulated other comprehensive income, included in stockholders’equity, are as follows:

(In thousands)	December 31, 2006	December 31 2005
Net unrealized losses on securities available for sale	($841)	($993)
Tax effect	337	406

Net-of-tax amount	(504)	(587)

Net unrealized losses on pension plan assets and benefit obligations	(198)	(99)
Tax effect	68	34

Net-of-tax amount	(130)	(65)
Total accumulated other comprehensive income	($634)	($652)

Note 23 Release from Written Agreement
On September 5, 2000, CB&T entered into a Written Agreement with the Federal Reserve Bank of Richmond and the Bureau of Financial Institutions of the Virginia State Corporation Commission, which imposed certain requirements on CBT to ensure the correction of certain deficiencies found in the supervisory process and to return CB&T to satisfactory condition. In a letter dated July 26, 2006 from the Federal Reserve Bank of Richmond and countersigned by the Commissioner of Financial Institutions for the Commonwealth of Virginia, CB&T was informed that a subsequent examination has determined that CB&T has returned to satisfactory condition and is in compliance with regulatory requirements. As a result, the Written Agreement and its amendments dated July 25, 2003 have been terminated.

Abigail Adams National Bancorp
Stock Performance Graph
     Set forth hereunder is a performance graph comparing (a) the total return on the common stock of the Company for the period beginning on December 31, 2001, through December 31, 2006, (b) the cumulative total return on stocks included in the NASDAQ Composite over such period, and (c) the cumulative total return on stocks included in the SNL NASDAQ Bank Index over such period. The cumulative total return on the Company’s common stock was computed assuming the reinvestment of cash dividends.
     Assuming an initial investment in the common stock of Abigail Adams National Bancorp, Inc. of $100.00 on December 31, 2001 with dividends reinvested, the cumulative total value of the investment on December 31, 2006 would be $139.73. There can be no assurance that the Company’s stock performance will continue in the future with the same or similar trend depicted in the graph. The Company will not make or endorse any predictions as to future stock performance.

	Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06

Abigail Adams National Bancorp, Inc.	100.00	125.76	164.24	188.97	141.37	139.73
NASDAQ Composite	100.00	68.76	103.67	113.16	115.57	127.58
SNL NASDAQ Bank Index	100.00	102.85	132.76	152.16	147.52	165.62

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
ANNUAL MEETING:
The annual meeting of shareholders of Abigail Adams National Bancorp will be held at 3:00 p.m. on Tuesday, May 15, 2007 at the Corporate Headquarters at the address listed above.
SHAREHOLDER ASSISTANCE:
Questions concerning your shareholder account, including change of address forms, records or information about lost certificates or dividend checks, should be directed to our transfer agent at the address listed below or access your shareholder information online at www.amstock.com.
American Stock Transfer & Trust Company
59 Maiden Lane
New York, N.Y. 10038
800-937-5449
INTERNET:
Information on bank products and services, as well as, our Code of Ethics, Nominating Committee Charter, and the Annual Report on Form-10K are available on our Web site at www.adamsbank.com.
STOCK LISTING:
Abigail Adams National Bancorp, Inc. Common Stock is listed on the NASDAQ Global Market under the symbol AANB.
INDEPENDENT AUDITORS:
McGladrey & Pullen, LLP
5291 Corporate Drive, Suite 100
Frederick, Md. 21703
SPECIAL COUNSEL:
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue. NW, Suite 400
Washington, D.C. 20015

DIRECTORS OF THE ABIGAIL ADAMS NATIONAL BANCORP and AFFILIATES

Jeanne D. Hubbard (1) (2)
Chairwoman, President &
Chief Executive Officer
Abigail Adams National Bancorp, Inc &
The Adams National Bank
David A. Bradley (2)
Executive Director
The National Community Action Foundation
A. George Cook, III (1) (2) (3)
Principal
George Cook & Company
Sidney H. Credle (3)
Dean
School of Business
Hampton University
Doretha P. Fowlkes (3)
President
Fowlkes & Company
Michele V. Hagans (2) (3)
Principal
Fort Lincoln Realty
Benjamin J. Lambert, III (3)
Optometrist
Lynne M. Miller (2)
President
Environmental Claims Consulting
Sandra C. Ramsey (1) (2)
Senior Vice President &
Treasurer
Acosta, Inc.
Douglas Reynolds (1) (2) (3)
Attorney
Reynolds & Brown, PLLC
Marshall T. Reynolds (1) (2)
Chairman & Chief Executive Officer
Champion Industries, Inc.
Patricia G. Shannon (1) (2)
Retired
Todd Shell (2) (3)
Vice President
Guyan International & Caspian Holdings
Marianne Steiner (1) (2)
Principal
Larkspur Marketing
Joseph L. Williams (1) (2) (3)
President & Chief Executive Officer
Consolidated Bank & Trust
Chairman & Chief Executive Officer
Basic Supply Company, Inc.
Bonnie A. Wilson (1)
Principal
Bonnie Wilson & Company
EXECUTIVE OFFICERS

Jeanne D. Hubbard
Chairwoman, President &
Chief Executive Officer
Abigail Adams National Bancorp, Inc. &
The Adams National Bank
Karen E. Troutman
Chief Financial Officer & Senior Vice President
Abigail Adams National Bancorp, Inc. &
The Adams National Bank
Joseph L. Williams
Chairman, President &
Chief Executive Officer
Consolidated Bank & Trust Company

(1)	Director on Abigail Adams National Bancorp, Inc. board

(2)	Director on The Adams National Bank board

(3)	Director on Consolidated Bank & Trust board

THE ADAMS NATIONAL BANK OFFICE LOCATIONS

Administrative Office
1130 Connecticut Ave., NW
Washington, D.C. 20036-3945
(202) 772-3600
(202) 659-4980 fax
Deposit Operations
1627 K Street, NW
Washington, D.C. 20006-1782
(202) 772-3600
(202) 293-4017 fax
Dupont Circle East
1604 17th Street, NW
Washington, D.C. 20009-2441
(202) 772-3600
(202) 387-4110 fax
Georgetown
1729 Wisconsin Avenue, NW
Washington, D.C. 20007-2379
(202) 772-3600
(202) 338-1889 fax
K Street Office
1501 K Street, NW
Washington, D.C. 20005-1782
(202) 772-3600
(202) 628-8380 fax
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