Form 10-K, Exhibit 13
period 2007-12-31
ABIGAIL ADAMS NATIONAL BANCORP INC
filed 2008-03-31
CIK 356809

EXHIBIT 13
ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
2007 ANNUAL REPORT TO STOCKHOLDERS
CONTENTS

Financial Highlights	1

Selected Financial Data for Five-Year Period	2

Management’s Discussion and Analysis of Financial Condition and Results of Operations	3

Management’s Report on Internal Control over Financial Reporting	16

Summary of Operations by Quarter and Summary of Market Data	17

Report of Independent Registered Public Accounting Firm	18

Consolidated Balance Sheets	19

Consolidated Statements of Income	20

Consolidated Statements of Changes in Stockholders’ Equity	21

Consolidated Statements of Cash Flows	22

Notes to Consolidated Financial Statements	24

Stock Performance Graph	48

Stockholder Information	49

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	2007	2006
Averages
Assets	$443,581	$372,327
Loans	314,430	273,803
Allowance for loan losses	4,573	4,609
Deposits	388,626	313,902
Stockholders’ equity	30,837	28,918

At Year End
Assets	$445,875	$405,502
Loans	307,483	307,957
Allowance for loan losses	4,202	4,432
Deposits	386,942	363,590
Stockholders’ equity	31,439	30,182
Book value per share	$9.08	$8.72

For The Year
Net income	$3,059	$3,696
Cash dividends	1,731	1,731

Per Common Share
Basic earnings	$0.88	$1.07
Diluted earnings	$0.88	$1.07
Cash dividends	$0.50	$0.50

(1)	2005 includes CB&T results from July 30, 2005

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

	December 31,
	2007	2006	2005(1)	2004(1)	2003(1)
Income Statement Data
Total interest income	$30,251	$26,145	$18,461	$13,829	$12,556
Total interest expense	13,599	9,408	4,307	1,986	2,094
Net interest income	16,652	16,737	14,154	11,843	10,461
Provision (credit) for loan losses	260	(232)	310	420	591
Total noninterest income	1,625	2,130	1,911	1,975	2,035
Total noninterest expense	13,862	13,107	10,240	7,415	6,646
Provision for income taxes	1,096	2,296	2,195	2,381	2,098
Net income	3,059	3,696	3,320	3,602	3,161

Per Common Share Data
Basic net income per share	$0.88	$1.07	$0.98	$1.09	$0.95
Diluted net income per share	$0.88	$1.07	$0.98	$1.08	$0.95
Cash dividends	$0.50	$0.50	$0.50	$0.45	$0.45

Selected Balance Sheet Data
Total assets	$445,875	$405,502	$343,030	$251,192	$231,906
Investment securities	79,701	63,069	70,116	50,835	44,418
Loans	307,483	307,957	248,287	180,272	156,034
Allowance for loan losses	4,202	4,432	4,345	2,558	2,119
Deposits	386,942	363,590	292,032	215,367	192,756
Long-term debt	15,120	6,288	11,213	7,127	10,030
Stockholders’ equity	31,439	30,182	28,053	24,760	22,875

Selected Ratios
Return on average assets	0.69%	0.99%	1.15%	1.55%	1.49%
Return on average stockholders’ equity	9.92%	12.78%	12.49%	15.21%	14.32%
Average equity to average assets	6.95%	7.77%	9.17%	10.18%	10.43%
Dividend payout ratio	56.82%	46.89%	51.02%	41.28%	47.37%
Net charge-offs (recoveries) to average loans	0.16%	(0.12%)	(0.02%)	(0.01%)	0.51%
Nonperforming assets to total loans	3.98%	1.16%	0.23%	1.04%	1.84%
Allowance for loan losses to loans	1.37%	1.44%	1.75%	1.42%	1.36%

(1)	2005 includes CB&T results from July 30, 2005. Prior historical periods do not reflect CB&T results.

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
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
Consolidated Bank and Trust Company Merger
On July 29, 2005, the Company completed its acquisition of Consolidated Bank and Trust Company (CB&T), a Virginia chartered commercial bank. CB&T was founded in 1903 and has been the oldest continuously operated African-American owned bank in the U.S. and one of the first U.S. banks originally headed by a woman, Maggie Lena Walker. This legacy combined with the Company’s focus on serving minorities, small businesses and not-for-profit organizations has resulted in a strategic acquisition for our shareholders by expanding the Company’s market area while maintaining the heritage and expanding the focus of CB&T. See Note 3 of the Notes to the Consolidated Financial Statements for a complete discussion of the shares issued, purchase price, and other information.
Results of Operations
Overview
The Company recorded net income of $3.1 million in 2007, as compared to $3.7 million in 2006 and $3.3 million in 2005. The 17.2% decrease in net income compared to 2006 was significantly attributable to a $492,000 increase in the provision for loan losses and a $505,000 decrease in noninterest income. The 11.3% increase in 2006 net income compared to 2005 was attributable to a $2.6 million or 18.2% increase in net interest income combined with an 11.5% increase in noninterest income and a reversal of loan loss provision totaling $232,000, offset by a 28.0% increase in noninterest expense. Book value per share was $9.08 at December 31, 2007, an increase of $0.36 from the book value per share of $8.72 at December 31, 2006. Diluted earnings per share were $0.88 for 2007, compared to $1.07 for 2006 and $0.98 for 2005. Dividends paid per common share were $0.50 in 2007, 2006 and 2005.

Analysis of Net Interest Income
Net interest income, which is the sum of interest and certain fees generated by earning assets minus interest paid on deposits and other funding sources, is the principal source of the Company’s earnings. Net interest income remained relatively flat at $16.7 million in 2007 and 2006. In 2007, the cost of funds increased to 4.08% from 3.57% in 2006 reflecting the competition for raising deposits and changes in the composition of our deposits while the effective return on average loans declined to 7.96% from 8.24% reflecting the increase in average impaired loans as well as competitive pricing pressures for loans in our market area. Net interest income in 2006 increased $2.6 million compared to 2005 reflecting the increases in the Prime rate and growth in average earning assets, particularly loans. Average earning assets increased $68.6 million or 19.4% in 2007 compared to an increase of $77.6 million or 28.1% in 2006.
The average yield on interest-earning assets was 7.16% in 2007 compared to 7.39% in 2006 and 6.68% in 2005. Loans, the highest yielding component of earning assets, represented 74.4% of average earning assets for 2007, 77.3% in 2006 and 73.7% in 2005. In 2007, average loans increased 14.8% to $314.0 million from $273.8 million in 2006 compared to increasing 34.4% in 2006 from $203.6 million in 2005. The average yield on loans decreased 28 basis points to 7.96% in 2007 from 8.24% in 2006 compared to an increase of 57 basis points in 2006 from 2005. A significant factor contributing to the decrease in the average loan yield was the increase in average impaired loans from $1.1 million in 2006 to $4.4 million in 2007. A less significant contributing factor to the decrease in the average yield on loans was the Prime rate, a key index to which a substantial portion of our loans is tied. The Prime rate peaked at the end of 2006 and remained stable at 8.25% during the first eight months of 2007 and then declined 100 basis points over the remaining four months compared to increasing 100 basis points during 2006 and 200 basis points in 2005.
Average investments, consisting of investment securities, Federal funds and other short-term investments, increased 34.9% in 2007 to $108.2 million from $80.2 million in 2006, compared to increasing 10.3% in 2006 from 2005. The increase in average investments reflects the increase in liquidity. The average yield on investments increased 34 basis points in 2007 to 4.81% from 4.47% in 2006, and was 91 basis points above the average yield of 3.90% in 2005, reflecting higher market rates generally.
Funding for earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders’ equity. The percentage of average earning assets funded by average interest-bearing liabilities increased to 79.0% in 2007, compared to 74.4% in 2006 and 69.6% in 2005. Average interest bearing liabilities increased 26.7% to $333.7 million from $263.3 million in 2006, after increasing 36.9% from 2005. The cost of interest-bearing funds increased 51 basis points to 4.08% in 2007 from 3.57% in 2006, compared to a 133 basis points increase in 2006 from a cost of 2.24% in 2005. The increases in the cost of deposits in 2007 and 2006 reflect the increase in short-term interest rates, which are used to price our deposits, and the competitive pricing pressure for deposits in the local markets. Average non-interest bearing deposits decreased to $74.1 million from $76.4 million in 2006 and increased $7.8 million in 2006 from $68.6 million in 2005.
The net interest margin, which is net interest income as a percentage of average interest-earning assets, declined to 3.94% for 2007, a decrease of 79 basis points from 4.73% for 2006. The net interest spread, which is the difference between the average interest rate earned on interest-earning assets and interest paid on interest-bearing liabilities, was 3.08% for 2007, reflecting a decrease of 74 basis points from the 3.82% reported in 2006. The compression in the net interest margin and spread reflects the higher cost of raising deposits and more competitive pricing of loan products.

The following tables present the average balances, net interest income and interest yields/rates for 2007, 2006 and 2005 and an analysis of the dollar changes in interest income and interest expense.
Distribution of Assets, Liabilities and Stockholders’ Equity Yields and Rates
For the Years Ended December 31, 2007, 2006, and 2005 (1)
(Dollars in thousands)

	2007			2006			2005
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balances	Expense	Rates	Balances	Expense	Rates	Balances	Expense	Rates
Assets
Loans (2)	$314,430	$25,044	7.96%	$273,803	$22,558	8.24%	$203,645	$15,625	7.67%
Investment securities	72,835	3,408	4.68%	68,431	3,012	4.40%	59,203	2,400	4.05%
Federal funds sold	18,260	916	5.02%	9,506	464	4.88%	5,911	195	3.30%
Interest-earning bank balances	17,091	883	5.17%	2,275	111	4.88%	7,640	241	3.15%

Total earning assets	422,616	30,251	7.16%	354,015	26,145	7.39%	276,399	18,461	6.68%

Allowance for loan losses	(4,573)			(4,609)			(3,391)
Cash and due from banks	14,177			12,424			10,672
Other assets	11,361			10,497			5,986

Total assets	$443,581			$372,327			$289,666

Liabilities and Stockholders’ Equity
Savings, NOW and money market accounts	$146,287	4,314	2.95%	$136,251	3,623	2.66%	$111,963	1,857	1.66%
Certificates of deposit	168,252	8,358	4.97%	101,236	4,387	4.33%	69,269	2,038	2.94%
Short-term borrowings	5,175	144	2.78%	16,216	765	4.72%	2,286	31	1.36%
Long-term debt	13,942	783	5.62%	9,638	633	6.57%	8,816	381	4.32%

Total interest-bearing liabilities	333,656	13,599	4.08%	263,341	9,408	3.57%	192,334	4,307	2.24%

Noninterest-bearing deposits	74,087			76,415			68,631
Other liabilities	5,001			3,653			2,126
Stockholders’ equity	30,837			28,918			26,575

Total liabilities and stockholders’ equity	$443,581			$372,327			$289,666

Net interest income		$16,652			$16,737			$14,154

Net interest spread			3.08%			3.82%			4.44%
Net interest margin			3.94%			4.73%			5.12%

(1)	2005 includes CB&T results from July 30, 2005.

(2)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued. Net loan fees included in interest income were $630,000, $1.3 million, and $1.1 million for 2007, 2006 and 2005, respectively.

Interest Rates and Interest Differential
Analysis of Changes in fully Taxable Equivalent Net Interest Income
(In thousands)

	For the years ended December 31,			For the years ended December 31,
	2007 versus 2006			2006 versus 2005(1)
	Net			Net
	Increase	Change per (2)		Increase	Change per (2)
	(Decrease)	Rate	Volume	(Decrease)	Rate	Volume
Interest income from:
Loans	$2,486	$(862)	$3,348	$6,933	$1,552	$5,381
Investment securities	396	202	194	612	238	374
Federal funds sold	452	25	427	269	150	119
Interest-earning bank balances	772	49	723	(130)	39	(169)

Total interest income	4,106	(586)	4,692	7,684	1,979	5,705

Interest expense on:
Savings, NOW and money market	(691)	(488)	(203)	(1,766)	(1,498)	(268)
Certificates of deposit	(3,971)	(1,150)	(2,821)	(2,349)	(1,452)	(897)
Short-term borrowings	621	100	521	(734)	(545)	(189)
Long-term debt	(150)	133	(283)	(252)	(216)	(36)

Total interest expense	(4,191)	(1,405)	(2,786)	(5,101)	(3,711)	(1,390)

Net interest income	$(85)	$(1,991)	$1,906	$2,583	$(1,732)	$4,315

(1)	2005 includes CB&T results from July 30, 2005.

(2)	The change in interest due to both rate and volume has been allocated to change due to rate.
Noninterest Income
Noninterest income decreased $505,000 or 23.7% in 2007 compared to an increase of $219,000 in 2006. Noninterest income consists primarily of service charges on deposits and other fee-based services, as well as gains on the sales of investment securities and loans. In 2007, service charges on deposit accounts were up $20,000 primarily due to increases in overdraft fees while other income decreased $525,000 reflecting fewer loan sales and nonrecurring miscellaneous other income related to the acquisition of Consolidated Bank and Trust. In 2006, other income was up $196,000 due in part to a full year of income from the acquisition of Consolidated Bank and Trust which occurred in July, 2005 and a $90,000 increase in the gain on sale of loans. The gain on sale of the guaranteed portion of SBA loans was $43,000 in 2007, $386,000 in 2006, and $296,000 in 2005. There were no sales of investment securities in 2007, 2006, or 2005.
Noninterest Expense
Noninterest expense totaled $13.9 million in 2007, an increase of $755,000 compared to an increase of $2.9 million in 2006. Professional fees increased $141,000 in 2007 reflecting increases in legal, audit and consulting fees. Other operating expense increased $493,000 primarily due to increases in advertising, employee recruitment, and loan expense. The increase in noninterest expense in combination with the decrease in noninterest income resulted in a higher efficiency ratio in 2007; our efficiency ratio increased to 75.8% from 69.5% in 2006 and 63.7% in 2005. An increasing efficiency ratio means we have to spend more money in order to make $1.00 of net income. The overall increase in noninterest expense in 2006, compared to 2005, was due to a full year of expense from the ownership of Consolidated Bank and Trust. Our operations of Consolidated Bank and Trust contributed $2.1 million or 73.2 % of the increase in noninterest expense in 2006. Salaries and benefits expense increased $1.3 million or 25.0% in 2006, reflecting a full year of expense from the subsidiary. The $604,000 increase in occupancy expense and the $277,000 increase in data processing expense in 2006 was predominately due to a full year of expense related to the acquisition of Consolidated Bank and Trust and the expansion of the loan department into new leased office space.

Income Tax Expense
For the years ended December 31, 2007, 2006, and 2005, the Company incurred income tax expense of $1.1 million, $2.3 million, and $2.2 million, respectively. Income tax expense decreased $1.2 million in 2007, reflecting the $1.8 million decrease in net income before taxes and the $525,000 tax effect of a reversal in a deferred tax asset valuation allowance related to a net operating loss carryforward. In 2007, the Company’s effective tax rate was 26.4% compared to 38.3% in 2006 and 39.8% in 2005. The reduction in the 2007 effective tax rate reflects a reversal of the aforementioned valuation allowance related to the Consolidated Bank and Trust acquisition. The reversal occurred because management determined that it was more likely than not that CB&T will have sustainable future taxable earnings. In accordance with the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, this resulted in a reduction of the remaining goodwill and core deposit intangible from the acquisition, with the excess credit of $525,000 to income tax expense.
Financial Condition
Overview
Total assets were $445.9 million at December 31, 2007, an increase of $40.4 million or 10.0%, compared to $405.5 million at December 31, 2006. The increase in our assets primarily reflects growth in short-term investments and investment securities held for sale. Total liabilities were $414.4 million at December 31, 2007, an increase of $39.1 million or 10.4%, compared to $375.3 million at December 31, 2006, primarily due to growth in deposits of $23.4 million and $14.9 million in borrowings. Total stockholders’ equity was $31.4 million at December 31, 2007, an increase of $1.3 million or 4.2%, compared to December 31, 2006. The book value per share of common stock issued and outstanding at December 31, 2007 increased to $9.08 per share from $8.72 per share at December 31, 2006.
Analysis of Loans
Total loans at December 31, 2007 decreased $474,000 to a balance of $307.5 million, compared to $308.0 million at December 31, 2006. Our residential real estate loans increased $11.5 million or 20.6%, due to an increased demand in the Washington, DC market. Construction loans decreased $3.2 million or 4.3%, compared to 2006, primarily due to completion and sales in excess of new loan originations. Commercial real estate loans decreased $8.2 million or 6.08% from the prior year, as a result of repayments at year-end. Commercial loan balances decreased slightly by $717,000 or 1.8%, and installment loans remained relatively unchanged compared to 2006. Average loans increased 14.8% in 2007, compared to 2006. The following table presents the percentage composition of the loan portfolio.

	December 31,
Composition of loan portfolio:	2007	2006	2005	2004	2003
Commercial	12.5%	12.7%	16.0%	15.9%	20.5%
Real Estate- commercial	41.7%	44.3%	50.1%	50.1%	51.8%
Real Estate- residential	21.9%	18.1%	19.5%	27.6%	21.9%
Real Estate- construction	23.0%	24.0%	13.6%	5.9%	5.4%
Installment	0.9%	0.9%	0.8%	0.5%	0.4%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

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

The following table summarizes the maturity distribution and interest sensitivity of the Company’s loan portfolio at December 31, 2007. The balances exclude any adjustments for net deferred fees and unearned income. Included in the “Within 1 year” category are overdrafts, demand loans, loans having no stated maturity, and loans with no stated schedule of repayment.
Analysis of Loan Maturity and Interest Sensitivity
At December 31, 2007

(In thousands)	Within 1 Year	1 to 5 Years	After 5 Years	Total
Maturity of Loan
Commercial	$22,519	$12,211	$3,876	$38,606
Real estate — commercial	26,572	70,795	30,953	128,320
Real estate — residential	15,306	41,813	10,256	67,375
Real estate — construction	60,806	6,056	3,936	70,798
Installment	934	1,546	236	2,716

Total loans	$126,137	$132,421	$49,257	$307,815

Interest-Rate Sensitivity of Loans
Predetermined rates	$32,070	$127,677	$49,197	$208,944
Variable rates	94,067	4,744	60	98,871

Total loans	$126,137	$132,421	$49,257	$307,815

For additional information about loans, see Note 5 of the consolidated financial statements.
Analysis of Investment Securities
The investment securities portfolio was $79.7 million at December 31, 2007, an increase of $16.6 million or 26.3% compared to the prior year end total of $63.1 million. The weighted average maturity of the portfolio at December 31, 2007 was 4.99 years.
Investment securities classified as available for sale are used to maintain adequate liquidity and to provide a base for executing management’s asset/liability strategy. These securities are carried at estimated fair value and totaled $66.4 million at December 31, 2007, an increase of $21.0 million or 46.4% from the balance at December 31, 2006. The increase in the available for sale portfolio was due to the increase in the Company’s liquidity. Investment securities classified as available for sale consisted of U.S. government sponsored agencies, mortgage-backed securities, corporate securities, and marketable equity securities.
Investment securities classified as held to maturity decreased $4.4 million or 24.9% at December 31, 2007 from $17.7 million at December 31, 2006. The decrease reflects maturities in US government sponsored agencies and repayments of mortgage-backed securities.

The table entitled “Analysis of Investment Securities Portfolio,” sets forth by major categories, the amortized cost basis, approximate market values and the weighted-average yields of investment securities held to maturity and available for sale at December 31, 2007. Expected maturities may differ from contractual maturities in mortgage-backed securities; therefore, these securities are not included in maturity categories in the following table.
Analysis of Investment Securities Portfolio
At December 31, 2007
(Dollars in thousands)

	Held to Maturity			Available for Sale
	Amortized	Market	Average	Amortized	Market	Average
	Cost Basis	Value	Yield	Cost Basis	Value	Yield
U.S. government sponsored agencies:
One year or less	$9,498	$9,458	3.54%	$5,498	$5,487	4.12%
After one, but within five years	2,000	1,983	3.13%	37,214	37,403	4.65%
After five, but within ten years	—	—	—%	8,000	8,082	5.31%
After ten years	—	—	—%	1,997	2,011	5.83%

Total Federal agency securities	11,498	11,441	3.47%	52,709	52,983	4.74%

Mortgage-backed securities	1,811	1,828	5.53%	7,105	7,091	4.87%
Corporate securities:
After five, but within ten years	—	—	—	1,062	851	5.76%
After ten years	—	—	—	5,688	4,749	6.11%
Marketable equity securities	—	—	—	1,005	718	5.45%

Total investment securities	$13,309	$13,269	3.75%	$67,569	$66,392	4.75%

For additional information about investment securities, see Note 1 (c) and Note 4 of the Notes to Consolidated Financial Statements.
Short-term investments
Short-term investments, consisting of Federal funds and interest earning deposits in banks, totaled $33.2 million, an increase of 140.6% from the total of $13.8 million at December 31, 2006. Interest-earning deposits in other banks totaled $20.4 million at December 31, 2007, a $14.6 million increase from the balance of $5.8 million at December 31, 2006. The increase in short-term investments reflects the Company’s increase in liquidity.
Premises and equipment
At December 31, 2007, net premises and equipment increased to $5.0 million from $4.9 million at December 31, 2006. Net equipment purchases totaled $670,000 in 2007 primarily due to upgrades in computer and security systems at CB&T.
Other Assets
Other assets increased $2.7 million to $9.1 million or 42.0% from $6.4 million at December 31, 2006. The increase in other assets primarily reflected a $1.4 million increase in foreclosed assets at ANB, a $1.1 million increase in net deferred tax assets, and a $633,000 increase in FHLB stock. Offsetting decreases in other assets included the sale of foreclosed and other real estate owned at CBT with a book value of $311,000 and a $282,000 reduction in goodwill and core deposit intangible balances due to a valuation reversal in the deferred tax asset related to a net operating loss carryforward.
Deposits
Deposits are the Company’s primary source of funds, providing funding for 92.0% of average earning assets in 2007 and 88.7% in 2006. Average interest-bearing deposits increased 32.4% to $314.5 million in 2007. Total deposits increased $23.3 million or 6.4% to $386.9 million at December 31, 2007 from $363.6 million at December 31, 2006. Certificates led the growth by increasing $18.4 million of which $13.6 million is attributed to CDARS, the Certificate of Deposit Account Registry Service, which provides depositors registered in the program, FDIC insurance on deposits larger than $100,000. NOW accounts increased by $14.4 million reflecting seasonal growth in large institutional accounts. Offsetting the certificate and NOW growth were decreases of $6.2 million in money markets, $1.2 million in savings, and $2.1 million in noninterest bearing demand accounts.

The following table sets forth the dollar amounts in the various types of deposit programs.

	December 31,
	2007		2006		2005
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Demand deposits	$74,833	19.3%	$76,887	21.1%	$78,809	27.0%
Savings accounts	15,090	3.9%	16,311	4.5%	19,893	6.8%
NOW accounts	78,829	20.4%	64,391	17.7%	44,547	15.3%
Money market accounts	48,845	12.6%	55,031	15.1%	69,895	23.9%

Total non-certificates	217,597	56.2%	212,620	58.4%	213,144	73.0%

Total certificates	169,345	43.8%	150,970	41.6%	78,888	27.0%

Total deposits	$386,942	100.0%	$363,590	100.0%	$292,032	100.0%

The following table summarizes certificates of deposit at December 31, 2007 by time remaining until maturity.

	Maturity
	3 Months	Over 3 to 6	Over 6 to	Over 12
(In thousands)	or Less	Months	12 Months	Months	Total

Certificates of deposit less than $100,000	$30,283	$21,108	$27,427	$20,600	$99,418
Certificates of deposit of $100,000 or more	16,771	22,134	15,690	15,332	69,927

Total certificates of deposit	$47,054	$43,242	$43,117	$35,932	$169,345

Borrowed Funds
Short-term borrowings, consisting of repurchase agreements, totaled $8.5 million at December 31, 2007, compared to $2.4 million at December 31, 2006. Average short-term borrowings for 2007 were $5.2 million, compared to $16.2 million for 2006. For additional information on short-term borrowings, see Note 11 of the Notes to Consolidated Financial Statements.
Long-term debt was $15.1 million at December 31, 2007, an increase of $8.8 million from $6.3 million at December 31, 2006. The increase reflects a FLHB convertible advance for $10.0 million obtained in March of 2007, offset by $1.2 million in scheduled payments on other long-term debt. For additional information on long-term debt, see Note 12 of the Notes to Consolidated Financial Statements.
Borrowed funds average balances and interest rates are presented in the following schedule:

	Years Ended December 31,
					Average
	Maximum				Interest
	Outstanding at	Average	Average	Ending	Rate at
(Dollars in thousands)	Any Month End	Balance	Interest Rate	Balance	Year End
2007:
Long-term debt	$16,055	$13,942	5.62%	$15,120	5.07%
Short-term borrowings	$12,578	$5,175	2.78%	$8,494	3.32%
2006:
Long-term debt	$11,136	$9,638	6.57%	$6,288	7.71%
Short-term borrowings	$30,026	$16,216	4.72%	$2,378	1.32%
2005:
Long-term debt	$11,595	$8,816	4.32%	$11,213	4.97%
Short-term borrowings	$8,256	$2,286	1.34%	$8,256	3.38%

Contractual Commitments
In the normal course of business, the Company enters into certain contractual obligations. Such obligations include obligations to make future payments on debt and lease arrangements. See Notes 8, 9, 11 and 12 of the Notes to Consolidated Financial Statements. The following table summarizes the Company’s significant contractual obligations at December 31, 2007.

	Payments due by period
		Less than 1			More than 5
(In thousands)	Total	year	1-3 years	3-5 years	years

Time deposit maturities	$169,345	$133,413	$28,805	$7,127	$—
Short-term borrowings	8,494	8,494	—	—	—
Long-term debt	15,120	971	1,377	11,577	1,195
Operating lease obligation	5,220	1,163	1,942	1,813	302
Purchase obligations (1)	1,661	378	773	510	—

Total	$199,840	$144,419	$32,897	$21,027	$1,497

(1)	Purchase obligations consist primarily of a data processing service center contract in the amount of $1.5 million
See Note 13 of the Notes to the Consolidated Financial Statements for a summary of off balance sheet commitments.
Stockholders’ Equity
Stockholders’ equity at December 31, 2007 was $31.4 million, an increase of $1.3 million or 4.2% from December 31, 2006. Cash dividends of $1.7 million were declared on the common stock in 2007, 2006 and 2005 at an annual rate of $0.50 per common share. The dividend payout ratios were 56.8%, 46.7% and 51.0% for 2007, 2006 and 2005, respectively. The ratio of average stockholders’ equity to average assets for 2007 was 7.0%, as compared to 7.8% for 2006. The return on average equity was 9.9% for 2007 and 12.8% for 2006.
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
The allowance for loan losses is established through provisions for loan losses as a charge to earnings based upon management’s ongoing evaluation. Loans deemed uncollectible are charged against the allowance for loan losses and any subsequent recoveries are credited to the allowance. The provision for loan losses increased in 2007 due to a provision expense totaling $260,000, compared the net reduction in provision expense totaling $232,000 in 2006 as of the result of improved conditions in the loan portfolio in 2006, related to the acquisition of Consolidated Bank and Trust in 2005. The 2005 provision expense was $310,000. The balance of the allowance for loan losses was $4.2 million or 1.37% of loans at December 31, 2007, $4.4 million or 1.44% of loans at December 31, 2006, and $4.3 million or 1.75% of loans at December 31, 2005. Net loan charge-offs were $490,000 or 0.16% of average loans, compared to net recoveries totaling $319,000 or 0.12% of average loans for 2006 and $47,000 or 0.02% of average loans in 2005. The current level of the ALLL is intended to address known and inherent losses that are both probable and estimable at December 31, 2007. For additional information on the analysis of loan losses, see Note 5 of the Notes to Consolidated Financial Statements.
The following table presents the allocation of the allowance for loan losses by categories.

	December 31,
(In thousands)	2007	2006	2005	2004	2003
Allowance amount allocated to:
Commercial	$952	$1,078	$1,799	$720	$740
Real Estate	3,235	3,334	2,418	1,826	1,372
Installment	15	20	60	12	7
Unallocated	—	—	68	—	—

Total	$4,202	$4,432	$4,345	$2,558	$2,119

Nonperforming Assets
Nonperforming assets include nonaccrual loans, restructured loans, past-due loans and other real estate owned (i.e. real estate acquired in foreclosure or in lieu of foreclosure). Past-due loans are loans that are 90 days or more delinquent and still accruing interest. There were $2.1 million past-due loans at December 31, 2007 that were still accruing interest, compared to $1.9 million at December 31, 2006. Nonperforming loans at December 31, 2007 represented 2.76% of total assets and totaled $12.3 million, with balances of $1.2 million guaranteed by the Small Business Association. In comparison, nonperforming loans at December 31, 2006 were 0.88% of total assets and totaled $3.6 million with balances of $1.0 million guaranteed by the SBA. Other real estate owned (“OREO”) increased this year due to one property totaling $1.4 million, compared to $137,000 in 2006. The significant increase in nonperforming loans since last year was due to one large past due loan that is in the processes of collection totaling $2.1 million, two large construction loans totaling $7.3 million and one OREO property totaling $1.4 million. See Note 5 of the Notes to Consolidated Financial Statements.
The following table presents nonperforming assets by category for the last five years.

	December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003
Nonaccrual loans:
Commercial	$1,379	$1,508	$432	$1,353	$2,133
Real Estate	7,384	—	11	524	740
Installment — individuals	—	—	—	—	—

Total nonaccrual loans	8,763	1,508	443	1,877	2,873
Past-due loans	2,123	1,919	—	—	—
Other real estate owned	1,410	137	137	—	—

Total nonperforming assets	$12,296	$3,564	$580	$1,877	$2,873

Nonperforming assets exclusive of SBA guarantee	$11,080	$2,544	$263	$871	$1,208
Ratio of nonperforming assets to gross loans & OREO	3.98%	1.16%	0.23%	1.04%	1.84%
Ratio of nonperforming assets to total assets	2.76%	0.88%	0.17%	0.75%	1.24%
Allowance for loan losses to nonperforming assets	34.17%	124%	759%	136%	74%
Loans totaling $7.2 million and $16.4 million at December 31, 2007 and 2006, respectively, were classified as monitored credits subject to management’s attention and are not reported in the preceding table. The decrease in monitored credits, compared to 2006, was due to several factors including, a move into nonaccrual status, an upgrade in risk ratings, and paid off loan balances. The classification of monitored credits is reviewed on at least a quarterly basis. The balances of the monitored credits guaranteed by the SBA totaled $386,000 and $1.0 million as of December 31, 2007 and 2006, respectively.

The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

(Dollars in thousands)	2007	2006	2005	2004	2003

Balance at beginning of period	$4,432	$4,345	$2,558	$2,119	$2,297
Allowance of acquired bank	—	—	1,430	—	—
Loans charged off:
Commercial	192	345	338	80	829
Real estate — commercial	481	—	47	—	—
Installment — individuals	15	12	14	22	4

Total charge-offs	688	357	399	102	833

Recoveries:
Commercial	133	594	415	120	23
Real estate — commercial	11	36	15	—	—
Installment — individuals	54	46	16	1	41

Total recoveries	198	676	446	121	64

Net charge-offs (recoveries)	490	(319)	(47)	(19)	769

Provision for loan losses	260	(232)	310	420	591

Balance at end of period	$4,202	$4,432	$4,345	$2,558	$2,119

Ratio of net charge-offs (recoveries) to average loans	0.16%	(0.12%)	(0.02%)	(0.01%)	0.51%
Liquidity and Capital Resources
Liquidity
Liquidity is a product of the Company’s operating, investing, and financing activities and is represented by cash and cash equivalents. Principal sources of funds are from deposits, short and long-term debt, principal and interest payments on outstanding loans, maturity of investment securities, and funds provided from operations. As shown in the Consolidated Statement of Cash Flows, operating activities provided significant levels of funds in 2007, 2006 and 2005 primarily from net income. Cash from investing activities was used to purchase investment securities in 2007 and to fund loan growth and investment security purchases in 2006 and 2005. The majority of cash from financing activities in 2007, 2006 and 2005 resulted from deposit growth. Borrowings provided $16.1 million in 2007, which was used to replace higher costing CDARS funding, and $10.6 million in 2005 of which $5.0 million was used to fund a capital infusion in the acquired subsidiary, CB&T. Cash from financing activities was used to paydown long-term debt and to provide funding for loans during 2006 and 2005. Cash dividends increased by $35,000 in 2006, compared to 2005, reflecting the increased number of shares issued as a result of the acquisition of Consolidated Bank and Trust on July 29, 2005. Overall, net cash and cash equivalents increased $21.2 million, $9.0 million, and $646,000 in 2007, 2006, and 2005, respectively. Liquid assets increased to 10.9% of total assets at December 31, 2007 from 6.8% of total assets at December 31, 2006.
The Company has additional sources of liquidity available through unpledged investment securities with a market value totaling $18.0 million and unsecured lines of credit available from correspondent banks, which can provide up to $31.0 million, as well as a credit facility through its membership in the FHLB. See Note 11 and Note 12 of the Notes to the Consolidated Financial Statements.
The Company uses projections and ratios to monitor liquidity. A commonly-used measure of liquidity is the loan-to-deposit ratio. The average loan-to-deposit ratio was 79.5% in 2007 and 84.7% in 2006.

Capital Resources
Capital levels are monitored by management on a quarterly basis in relation to financial forecasts for the year and regulatory requirements. The Company and its Banks, continue to maintain a strong capital position. The Company on a consolidated basis and each of the Banks are considered “well-capitalized” under regulatory guidelines. For additional information, see Note 15 of the Notes to the Consolidated Financial Statements.
Risk Factors
The Company has established control processes and uses various methods to manage risk throughout its organization. Although various controls, policies, personnel and committees establish limits for and monitor various aspects of the Banks’ risk profile, it remains exposed to risks, many of which are beyond its control and that could adversely impact its performance.
Market Risk
The Company is exposed to various market risks in the normal course of conducting business. Market risk is the potential loss arising from adverse changes in interest rates, prices, and liquidity. The Company has established the Asset/Liability Committee (ALCO) to monitor and manage those risks. ALCO meets periodically and is responsible for approving asset/liability policies, formulating and implementing strategies to improve balance sheet and income statement positioning, and monitoring interest rate sensitivity. The Company manages its interest-rate risk sensitivity through the use of a simulation model that projects the impact of rate shocks, rate cycles, and rate forecast estimates on the net interest income and economic value of equity (the net present value of expected cash flows from assets and liabilities). These simulations provide a test for embedded interest-rate risk and take into consideration factors such as maturities, reinvestment rates, prepayment speeds, repricing limits, decay rates and other factors. The results are compared to risk tolerance limits set by ALCO policy. The rate-shock risk simulation projects the impact of instantaneous parallel shifts in the yield curve. At December 31, 2007, an instantaneous rate increase of 100 basis points indicates a 0.92 % increase in net interest income and a decrease of 4.70% in the economic value of equity. Likewise, an instantaneous decrease in rates of 100 basis points indicates a decrease of 1.44% in net interest income and an increase of 3.95% in the economic value of equity.
The table below sets forth, as of December 31, 2007 and 2006, the estimated changes in the Company’s net interest income and economic value of equity, which would result from the designated instantaneous changes in the yield curve over the next twelve months. These results are not necessarily indicative of future actual results, nor do they take into account certain actions that management may undertake in response to future changes in interest rates.

As of December 31,	2007		2006
Change in interest rates	Net interest	Economic value of	Net interest	Economic value of
(basis points)	income	equity	income	equity
+100	0.92%	(4.70)%	(0.41)%	(4.67)%
-100	(1.44)%	3.95%	1.91%	6.70%
Interest Rate Fluctuation
The Company’s earnings are affected by the fiscal and monetary policies of the Federal government and its agencies. The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Their policies significantly impact the Banks’ cost of funds for deposits and borrowings and the return earned on loans and investments. Changes in the Federal Reserve Board policies are difficult to predict or anticipate. During 2007, the Federal Reserve board lowered interest rates 100 basis points. The yield curve environment shifted from a predominately inverted yield curve environment at December 31, 2006 to a flat/inverted yield curve throughout 2007. Management evaluated rate changes that included the inversion of the yield curve throughout 2007. See discussion of Market Risk above.
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

Management’s Report on Internal Control over Financial Reporting
Management of Abigail Adams National Bancorp (“the Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The internal control process over financial reporting was designed by the Company’s principal executive and principal financial officer with the objective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.
The Company’s internal control process over financial reporting includes policies and procedures that: (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that corporate receipts and expenditures are being made only in accordance with authorizations of management and directors; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of corporate assets that could have a material effect on the financial statements. Due to inherent limitations, all internal control systems, no matter how well designed, may not prevent or detect misstatements. There is the risk that controls may become inadequate over time because of changes in conditions and the degree of compliance with the policies or procedures may deteriorate.
Management conducted an evaluation of the effectiveness of the internal control over financial reporting based on the Committee of Sponsoring Organizations (COSO”) framework. The framework is intended to: include widely-accepted criteria designed to facilitate the establishment of internal control; define the role and responsibility of management; and provide for consistent and recognized means to monitor, evaluate and report on the effectiveness of the control structure. Based on the evaluation, management determined that there were no material weaknesses within the internal control structure and concluded that internal control over financial reporting for the Company as of December 31, 2007 was effective.
This annual report does not include an attestation report by the Company’s registered public accounting firm, McGladrey & Pullen, LLP, regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.
Jeanne Delaney Hubbard
Chairwoman, President and CEO
Abigail Adams National Bancorp, Inc.
Karen E. Troutman
Senior Vice President
Chief Financial Officer

SUMMARY OF QUARTERLY FINANCIAL INFORMATION
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	12/31	9/30	6/30	3/31

Summary of Operations by Quarter:

2007:
Interest income	$7,445	$7,840	$7,659	$7,307
Net interest income	4,136	4,094	4,239	4,183
Provision for loan losses	25	75	75	85
Net income	1,013	653	711	682
Per common share:
Basic earnings	$0.29	$0.19	$0.21	$0.20
Diluted earnings	$0.29	$0.19	$0.21	$0.20
Dividends declared	$0.125	$0.125	$0.125	$0.125
Average shares outstanding for:
Basic earnings per share	3,463	3,463	3,462	3,462
Diluted earnings per share	3,467	3,467	3,466	3,466

2006:
Interest income	$7,330	$7,000	$6,166	$5,649
Net interest income	4,438	4,494	3,954	3,851
Provision (credit) for loan losses	(432)	75	75	50
Net income	1,251	1,004	788	653
Per common share:
Basic earning	$0.36	$0.29	$0.23	$0.19
Diluted earnings	$0.36	$0.29	$0.23	$0.19
Dividends declared	$0.125	$0.125	$0.125	$0.125
Average shares outstanding for:
Basic earnings per share	3,462	3,462	3,462	3,462
Diluted earnings per share	3,466	3,466	3,466	3,469

Closing price per common share: (a)
2007 High	$13.91	$14.00	$14.34	$14.39
2007 Low	$10.37	$13.42	$13.50	$13.31
2006 High	$13.90	$14.55	$14.45	$14.40
2006 Low	$13.20	$13.50	$12.87	$12.85

(a)	The above market data presents the high and low closing prices for the respective periods as reported by NASDAQ.
At December 31, 2007 the Company had 845 shareholders of record.

McGladrey & Pullen, LLP
Report of Independent Registered Public Accounting Firm
To the Board of Directors
Abigail Adams National Bancorp, Inc.
We have audited the consolidated balance sheets of Abigail Adams National Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abigail Adams National Bancorp, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
We were not engaged to examine management’s assertion about the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 included in the accompanying Management’s Report on Internal Control over Financial Reporting and, accordingly, we do not express an opinion thereon.
McGladrey & Pullen, LLP
Frederick, Maryland
March 28, 2008

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2007 and 2006
(Dollars in thousands)

	2007	2006
Assets
Cash and due from banks	$15,567	$13,729
Federal funds sold	12,816	8,011
Interest-earning deposits in other banks	20,380	5,823

Total cash and cash equivalents	48,763	27,563

Investment securities available for sale, at fair value	66,392	45,347
Investment securities held to maturity, at amortized cost (market values of $13,269 and $17,418 for 2007 and 2006, respectively)	13,309	17,722

Loans	307,483	307,957
Less: allowance for loan losses	(4,202)	(4,432)

Loans, net	303,281	303,525

Premises and equipment, net	4,985	4,904
Other assets	9,145	6,441

Total assets	$445,875	$405,502

Liabilities and Stockholders’ Equity
Liabilities:
Deposits
Noninterest-bearing deposits	$74,833	$76,887
Interest-bearing deposits	312,109	286,703

Total deposits	386,942	363,590
Short-term borrowings	8,494	2,378
Long-term debt	15,120	6,288
Other liabilities	3,880	3,064

Total liabilities	414,436	375,320

Commitments and contingencies (Notes 9, 11 and 13)
Stockholders’ equity:
Common stock, $0.01 par value, authorized 5,000,000 shares; issued 3,491,633 shares in 2007 and 3,487,678 shares in 2006; outstanding 3,462,569 shares in 2007 and 3,461,799 shares in 2006	35	35
Additional paid-in capital	25,127	25,123
Retained earnings	7,196	5,868
Treasury stock, 29,064 shares in 2007 and 25,879 in 2006, at cost	(255)	(210)
Accumulated other comprehensive loss	(664)	(634)

Total stockholders’ equity	31,439	30,182

Total liabilities and stockholders’ equity	$445,875	$405,502

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Years Ended December 31, 2007, 2006 and 2005
(Dollars in thousands except per share data)

	2007	2006	2005
Interest Income
Interest and fees on loans	$25,044	$22,558	$15,625
Interest and dividends on investment securities — taxable	3,408	3,012	2,400
Other interest income	1,799	575	436

Total interest income	30,251	26,145	18,461

Interest Expense
Interest on deposits	12,672	8,010	3,895
Interest on short-term borrowings	144	765	31
Interest on long-term debt	783	633	381

Total interest expense	13,599	9,408	4,307

Net interest income	16,652	16,737	14,154
Provision (credit) for loan losses	260	(232)	310

Net interest income after provision (credit) for loan losses	16,392	16,969	13,844

Noninterest income
Service charges on deposit accounts	1,387	1,367	1,344
Other income	238	763	567

Total noninterest income	1,625	2,130	1,911

Noninterest expense
Salaries and employee benefits	6,692	6,650	5,319
Occupancy and equipment expense	2,289	2,235	1,631
Professional fees	696	555	604
Data processing fees	971	946	669
Other operating expense	3,214	2,721	2,017

Total noninterest expense	13,862	13,107	10,240

Income before provision for income taxes	4,155	5,992	5,515
Provision for income taxes	1,096	2,296	2,195

Net Income	$3,059	$3,696	$3,320

Earnings per share:
Basic	$0.88	$1.07	$0.98
Diluted	$0.88	$1.07	$0.98
See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended December 31, 2007, 2006 and 2005

					Accumulated
		Additional			Other
	Common	Paid-in	Retained	Treasury	Comprehensive
(Dollars in thousands except per share data)	Stock	Capital	Earnings	Stock	Income (Loss)	Total
Balance at December 31, 2004	$33	$22,628	$2,279	($98)	($82)	$24,760
Comprehensive income:
Net income	—	—	3,320	—	—	3,320
Unrealized losses during the period of ($855) on investment securities available for sale, net of tax benefit of ($350)	—	—	—	—	(505)	(505)
Unrealized net actuarial losses during the period of ($99) on pension plan, net of tax benefit of ($34)	—	—	—	—	(65)	(65)

Total comprehensive income						2,750

Fractional shares 10% stock dividend	—	(3)	—	—	—	(3)
Dividends declared ($0.50 per share)	—	—	(1,696)	—	—	(1,696)
Issuance of shares in Consolidated Bank and Trust acquisition	2	2,237	—	—	—	2,239
Issuance of shares under Stock Option Programs	—	3	—	—	—	3

Balance at December 31, 2005	$35	$24,865	$3,903	($98)	($652)	$28,053

Comprehensive income:
Net income	—	—	3,696	—	—	3,696
Unrealized gains during the period of $152 on investment securities available for sale, net of tax expense of $69	—	—	—	—	83	83
Unrealized net actuarial losses during the period of ($99) on pension plan, net of tax benefit of ($34)	—	—	—	—	(65)	(65)

Total comprehensive income						3,714

Acquisition and issuance of shares for ESOP	—	—	—	(112)	—	(112)
Retired shares	—	(12)	—	—	—	(12)
Dividends declared ($0.50 per share)	—	—	(1,731)	—	—	(1,731)
Final purchase price adjustments related to Consolidated Bank and Trust acquisition	—	270	—	—	—	270

Balance at December 31, 2006	$35	$25,123	$5,868	($210)	($634)	$30,182

Comprehensive income:
Net income	—	—	3,059	—	—	3,059
Unrealized losses during the period of ($336) on investment securities available for sale, net of tax benefit of ($147)	—	—	—	—	(189)	(189)
Unrealized net actuarial gain during the period of $241 on pension plan, net of tax expense of $82.	—	—	—	—	159	159

Total comprehensive income						3,029

Issuance of shares under stock option program	—	4	—	—	—	4
Acquisition and issuance of shares for ESOP	—	—	—	(45)	—	(45)
Dividends declared ($0.50 per share)	—	—	(1,731)	—	—	(1,731)

Balance at December 31, 2007	$35	$25,127	$7,196	($255)	($664)	$31,439

See Notes to Consolidated Financial Statements

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005
Cash flows from operating activities:
Net income	$3,059	$3,696	$3,320
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for loan losses	260	(232)	310
Depreciation	589	541	428
Accretion of deferred loan fees	(21)	(560)	(349)
Net (accretion) amortization of purchase accounting adjustments	(102)	(34)	5
Gain on sale of guaranteed portion of SBA loans	(43)	(386)	(296)
Net premium amortization (discount accretion) on investment securities	2	(185)	44
Loss on the sale of foreclosed and other assets	29	—	—
Deferred income tax benefits	(732)	(91)	(235)
(Increase) decrease in other assets	(144)	(301)	22
Contribution to pension plan	—	(700)	—
Increase in other liabilities	1,056	190	447

Net cash provided by operating activities	3,953	1,938	3,696

Cash flows from investing activities:
Proceeds from maturities of investment securities held to maturity	4,000	1,000	—
Proceeds from maturities of investment securities available for sale	16,500	11,780	2,750
Proceeds from repayment of mortgage-backed securities held to maturity	418	227	—
Proceeds from repayment of mortgage-backed securities available for sale	1,062	822	1,586
Proceeds from the sale of foreclosed and other assets	282	—	—
Purchase of investment securities held to maturity	(3,734)	(1,455)	—
Purchase of investment securities available for sale	(35,218)	(4,995)	(6,984)
Purchase of FHLB and FRB stock	(1,534)	(2,532)	(171)
Redemption of FHLB stock	892	2,760	—
Net increase in loans	(1,279)	(58,667)	(28,550)
Purchase of premises and equipment, net	(670)	(700)	(680)
Net cash received in acquisition	—	—	11,975

Net cash used in investing activities	(19,281)	(51,760)	(20,074)

Cash flows from financing activities:
Net increase (decrease) in transaction and savings deposits	4,977	(524)	2,207
Net increase in time deposits	18,375	72,018	6,839
Net increase (decrease) in short-term borrowings	6,116	(5,878)	5,588
Proceeds from long-term debt	10,000	—	5,000
Repayment of long-term debt	(1,168)	(4,925)	(914)
Proceeds from issuance of common stock for stock option programs	4	—	3
Retired common stock	—	(12)	—
Purchased treasury stock	(45)	(112)	—
Cash paid in lieu of fractional shares from 10% stock dividend	—	—	(3)
Cash dividends paid to common stockholders	(1,731)	(1,731)	(1,696)

Net cash provided by financing activities	36,528	58,836	17,024

Net increase in cash and cash equivalents	21,200	9,014	646
Cash and cash equivalents at beginning of year	27,563	18,549	17,903

Cash and cash equivalents at end of year	$48,763	$27,563	$18,549

ABIGAIL ADAMS NATIONAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005
Supplemental disclosures:
Interest paid on deposits and borrowings	$13,279	$8,727	$3,596
Income taxes paid	1,662	2,203	2,351
Non-cash transfer of loans to foreclosed assets	1,410	—	—

Supplemental schedule of noncash investing activity
Assets acquired:
Cash and cash equivalents	$—	$—	$12,423
Investment securities	—	—	17,529
Loans, net	—	—	37,586
Premises and equipment, net	—	—	3,357
Deferred tax asset	—	—	37
Other assets	—	—	886
Core deposit intangibles	—	—	237
Excess of cost over fair value of net assets acquired	—	—	78

	—	—	72,133

Liabilities assumed:
Deposits	—	—	67,567
Other liabilities	—	—	1,595

	—	—	69,162

Net assets acquired	$—	$—	$2,971

Cash paid	$—	$—	$448
Stock issued	—	—	2,523

Total price paid	$—	$—	$2,971

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

The accrual of interest is discontinued at the time a loan becomes 90 days delinquent, unless the credit is well-secured and in the process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for the return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

(f)	Loan Origination Fees and Costs

Loan origination fees, net of costs directly attributable to loan originations, are deferred and recognized over the estimated lives of the loans using the interest method as an adjustment to the related loan’s yield. Deferred fees and costs are not amortized during periods in which interest income is not being recognized because of concerns about the realization of loan principal or interest.

(g)	Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. Foreclosed assets totaled $1.4 million at December 31, 2007 and $137,000 at December 31, 2006.

(h)	Transfers of Financial Assets

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

(i)	Premises and Equipment

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

(j)	Intangible Assets

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

(k)	Impairment of Assets

Long-lived assets, which are held and used by the Company, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expense.

(l)	Federal Home Loan Bank Stock

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

	2007	2006	2005
Weighted average shares	3,462,274	3,462,126	3,382,555
Effect of dilutive stock options	3,684	3,950	7,818

Dilutive potential average common shares	3,465,958	3,466,076	3,390,373

(n)	Stock-Based Compensation Plans

The Company has two stock-based compensation plans. Through December 31, 2005, the Company accounted for the plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. As of December 31, 2004, all outstanding stock options were fully vested and no stock options were granted in 2007, 2006, or 2005. Accordingly, net income and earnings per share would not have been affected if compensation cost for stock-based compensation plans had been determined based on the grant date fair values of awards (the method described in Statement of Financial Accounting Standards (“SFAS”) No. 123 “Accounting for Stock-Based Compensation”). In December 2004, SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123, was issued. As of January 1, 2006, the Company adopted SFAS No 123(R) and any stock-based employee compensation for future grants will be determined at that time using the Black-Scholes or another appropriate option-pricing model.

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

The Company records a provision for income taxes based upon the amounts of current taxes payable (or refundable) and the change in net deferred tax assets or liabilities during the year. Deferred tax assets and liabilities are recognized for the tax effects of differing carrying values of assets and liabilities for tax and financial statement reporting purposes that will reverse in future periods. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. It is the Company’s policy to recognize interest and penalties related to unrecognized tax liabilities within noninterest expense in the statements of income.

(r)	Recent Accounting Pronouncements

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” The Statement amends SFAS No. 140 by (1) requiring the separate accounting for servicing assets and servicing liabilities, which arise from the sale of financial assets; (2) requiring all separately recognized serving assets and servicing liabilities to be initially measured at fair value, if practicable; and (3) permitting an entity to choose between an amortization method or a fair value method for subsequent measurement for each class of separately recognized servicing assets and servicing liabilities. The adoption of this Statement on January 1, 2007, did not have a material impact on the Company’s financial position, results of operation and cash flows.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). The Company adopted the provisions of FIN 48 on January 1, 2007. Interpretation No. 48 requires the Company to review outstanding tax positions and establish a liability in its balance sheet for those positions that more likely than not, based on technical merits, would not be sustained upon examination by taxing authorities. The Company files U.S. federal income tax returns and state income tax returns in Maryland and the District of Columbia. Based on the statute of limitations, the Company is no longer subject to U.S. federal and state examinations by tax authorities for years before 2004. Based on the review of the tax returns filed for the years 2004 through 2006 and the tax benefits accrued in the 2007 annual financial statements, management determined that 100% of the benefits accrued were expected to be realized and has a high confidence level in the technical merits of the positions. It believes that the deductions taken and benefits accrued are based on widely understood administrative practices and procedures and are based on clear and unambiguous tax law. As a result of this evaluation, management did not record a liability for unrecognized tax benefits.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“SFAS 157”). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements and is effective for fiscal years beginning after November 15, 2007, and interim periods within those periods. In February 2008, the FASB issued FASB Staff Position FAS 157-2 (FSP FAS 157-2) that delays, by one year, the effective date of SFAS 157 for the majority of non-financial assets and non-financial liabilities. The Company is currently evaluating the effects of SFAS 157 and FSP FAS 157-2 on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize the changes in that funded status in the year in which the changes occur through comprehensive income. The Company adopted the funded status recognition and disclosure provisions in its December 31, 2006 financial statements which did not have a material impact on its financial position, results of operation and cash flows. SFAS No. 158 is also requiring the employer to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position for fiscal years ending after December 15, 2008. The Company is currently using September 30 as the measurement date for its pension plan, which is undergoing termination and settlement. Thus, the impact of this requirement will not be consequential.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating the effects of this statement on its financial position, results of operations and cash flows.

In December 2007, FASB issued SFAS No.141 revised 2007, “Business Combinations” (“SFAS 141R”). This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141(R) requires the value of consideration paid including any future contingent consideration to be measured at fair value at the closing date of the transaction. Also, restructuring costs and acquisition costs are to be expensed rather than included in the cost of the acquisition. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In December 2007, FASB issued SFAS No.160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (SFAS 160). SFAS 160 improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way as equity in the consolidated financial statements. This statement eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. SFAS 160 requires expanded disclosures that clearly identify and distinguish between the interests of the parent and the interest of the nononcontolling owners. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company owns 100% of its two subsidiaries and therefore adoption of this statement will have no impact on its consolidated financial statements.

(s)	Reclassifications

Certain reclassifications have been made to amounts previously reported to conform with the 2007 presentation with no effect on net income, earnings per share, or stockholders equity.
Note 2 Restrictions on Cash Balances
Included in cash and due from banks are balances maintained within the Company to satisfy legally required reserves and to compensate for services provided from correspondent banks. Restricted balances maintained totaled $7.6 million and $6.2 million at December 31, 2007 and 2006, respectively. There were no other withdrawal usage restrictions or legally required compensating balances at December 31, 2007 or 2006.
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

Note 4 Securities
The amortized cost and estimated fair value of investment securities held to maturity and investment securities available for sale at December 31, 2007, and 2006 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated Fair
(In thousands)	Cost Basis	Gains	Losses	Value
December 31, 2007:
Investment Securities — available for sale:
US government sponsored agencies and corporations	$52,709	$308	$34	$52,983
Mortgage-backed securities	7,105	50	64	7,091
Corporate debt securities	6,750	29	1,179	5,600
Marketable equity securities	1,005	—	287	718

Total	$67,569	$387	$1,564	$66,392

Investment Securities — held to maturity:
U.S. government sponsored agencies and corporations	$11,498	$—	$57	$11,441
Mortgage-backed securities	1,811	20	3	1,828

Total	$13,309	$20	$60	$13,269

December 31, 2006:
Investment Securities — available for sale:
U.S. government sponsored agencies and corporations	$33,967	$—	$546	$33,421
Mortgage-backed securities	4,444	—	159	4,285
Corporate debt securities	6,770	32	168	6,634
Marketable equity securities	1,007	—	—	1,007

Total	$46,188	$32	$873	$45,347

Investment Securities — held to maturity:
U.S. government sponsored agencies and corporations	$15,490	$—	$304	$15,186
Mortgage-backed securities	2,232	12	12	2,232

Total	$17,722	$12	$316	$17,418

For years ended December 31, 2007, 2006, and 2005, the Company had no gains or losses on sales of securities.
The fair value of securities with unrealized losses by length of time that the individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006, are as follows:

	Continuous unrealized losses		Continuous unrealized losses
	existing for less than 12 months		existing 12 months or more		Total
		Unrealized		Unrealized		Unrealized
(In thousands)	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
December 31, 2007:
U.S. government sponsored agencies and corporations	$999	$1	$19,407	$90	$20,406	$91
Mortgage-backed securities	—	—	4,046	67	4,046	67
Corporate debt securities	2,981	697	1,580	482	4,561	1,179
Marketable equity securities	718	287	—	—	718	287

Total	$4,698	$985	$25,033	$639	$29,731	$1,624

December 31, 2006:
U.S. government sponsored agencies and corporations	$2,990	$6	$44,617	$844	$47,607	$850
Mortgage-backed securities	—	—	5,050	171	5,050	171
Corporate debt securities	954	46	949	122	1,903	168
Marketable equity securities	—	—	—	—	—	—

Total	$3,944	$52	$50,616	$1,137	$54,560	$1,189

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
At December 31, 2007 there were numerous investment securities with unrealized losses. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the Federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports.
The Company holds three bonds, two corporate and one trust preferred, classified as corporate debt securities, at fair value totaling $1.6 million with an aggregate unrealized loss of $482,000 at December 31, 2007, that have unrealized losses existing for greater than 12 months. The two corporate bonds were downgraded in 2005 to below investment grade and the trust preferred security, which was investment grade was further upgraded in 2007. Interest payments continue to be received as scheduled, and the Company has the intent and ability to hold the securities until their maturity or recovery. Based on an evaluation of the creditworthiness of the issuers, the Company believes the issuers will not default and that it will receive all contractual interest payments and the entire principal at maturity; therefore, management did not record any other-than-temporary impairment charge at December 31, 2007 or 2006.
The other unrealized losses that existed as of December 31, 2007 and 2006, are a result of market changes in interest rates since the securities’ purchase. This factor, coupled with the fact the Company has both the intent and the ability to hold these securities for a period of time sufficient to allow for any anticipated recovery in fair value, substantiates that the unrealized losses in the held to maturity and available for sale portfolios are temporary.
Securities with market values of $61.7 million and $46.1 million at December 31, 2007 and 2006, respectively, were pledged to collateralize public deposits and repurchase agreements.
The cost and estimated fair value of investment securities held to maturity and investment securities available for sale at December 31, 2007, by contractual maturity are shown on the following table. Expected maturities may differ from contractual maturities in mortgage-backed securities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties; therefore, these securities are not included in maturity categories in the following table.

	December 31, 2007
	Amortized	Estimated
(In thousands)	Cost	Fair Value
Investment Securities — available for sale:
Due in one year or less	$5,498	$5,487
Due after one year through five years	37,214	37,403
Due after five years through ten years	9,062	8,933
Due after ten years	7,685	6,760
Mortgage-backed securities	7,105	7,091
Marketable equity securities	1,005	718

Total	67,569	66,392

Investment Securities — held to maturity:
Due in one year or less	9,498	9,458
Due after one year through five years	2,000	1,983
Mortgage-backed securities	1,811	1,828

Total	$13,309	$13,269

Note 5 Loans
Loans at December 31, 2007 and 2006 were as follows:

(In thousands)	2007	2006
Commercial and industrial	$38,606	$39,323
Real estate:
Commercial mortgage	128,320	136,540
Residential mortgage	67,375	55,860
Construction and development	70,798	73,986
Installment to individuals	2,716	2,714

Subtotal	307,815	308,423
Less: net deferred loan fees	(332)	(466)

Total	$307,483	$307,957

At December 31, 2007, 2006 and 2005, $8.8 million, $1.5 million and $443,000, respectively, were considered nonaccrual loans (loans for which the accrual of interest has been discontinued). Interest income on nonaccrual loans that would have been recorded if accruing was $649,000, $180,000 and $103,000 in 2007, 2006 and 2005, respectively. Interest income recognized on a cash basis on nonaccrual loans totaled $0, $21,000 and $95,000 for 2007, 2006 and 2005, respectively. At December 31, 2007, the Company had one loan with a contract for sale totaling $2.1 million that was greater than 90 days delinquent and was still accruing interest, compared to two loans totaling $1.9 million at December 31, 2006, and no loans at December 31, 2005 that were 90 days delinquent and accruing interest.
The change in the allowance for loan losses follows:

(In thousands)	2007	2006	2005
Balance at beginning of the year	$4,432	$4,345	$2,558
Allowance of acquired bank	—	—	1,430
Provision (credit) for loan losses	260	(232)	310
Recoveries	198	676	446
Charge-offs	(688)	(357)	(399)

Balance at end of year	$4,202	$4,432	$4,345

The following is a summary of information pertaining to impaired loans:

(In thousands)	2007	2006	2005
Impaired loans without a valuation allowance	$454	$1,508	$447
Impaired loans with a valuation allowance	8,309	—	—

Total impaired loans	$8,763	$1,508	$447

Valuation allowance related to impaired loans	$1,518	$—	$—
Average investment in impaired loans	$4,351	$1,109	$932
Interest income recognized on impaired loans	$0	$21	$95
The Company has engaged in banking transactions in the ordinary course of business with some of its directors, officers, principal shareholders and their associates. Such loans are at normal credit terms, including interest rates and collateral, and do not represent more than the normal risk of collection. At December 31, 2007 and 2006, none of these loans were reported as nonaccrual, restructured or classified. The aggregate amount of loans to related parties for the years ended December 31, 2007 and 2006 were $79,000 and $33,000, respectively.

Note 6 Bank Premises and Equipment
Bank premises and equipment at December 31, 2007 and 2006 are summarized as follows:

(Dollars in thousands)	2007	2006	Useful Life
Land	$854	$854
Building and leasehold improvements	4,237	4,202	3-20 years
Furniture and equipment	2,959	2,332	3-10 years

Subtotal, at cost	8,050	7,388
Accumulated depreciation and amortization	(3,065)	(2,484)

Total, net	$4,985	$4,904

Amounts charged to operating expenses for depreciation expense aggregated $589,000, $541,000 and $428,000 in 2007, 2006 and 2005, respectively.
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
In 2007, the Company reversed a valuation allowance related to a deferred tax asset for a net operating loss carryforward which was recorded as a result of the same Consolidated Bank and Trust acquisition. In accordance with the SFAS No. 109, the reversal resulted in a reduction of the goodwill and core deposit intangible balances to zero at December 31, 2007. See Note 10 to the Consolidated Financial Statements for additional details.
The core deposit intangible, recorded as a result of the CB&T purchase in 2005, had a gross carrying balance of $237,000 and an estimated life of 10.1 years. The accumulated amortization balance prior to the valuation allowance reversal in 2007 was $57,000 and $33,000 at December 31, 2006.
Note 8 Deposits
At December 31, 2007, the scheduled maturities on all time deposits are as follows:

Year	< $100,000	> $100,000	Total
	(In thousands)

2008	$78,818	$54,595	$133,413
2009	11,728	9,112	20,840
2010	3,118	4,847	7,965
2011	3,921	1,106	5,027
2012	1,833	267	2,100

	$99,418	$69,927	$169,345

Related party deposits totaled approximately $1.3 million and $794,000 at December 31, 2007 and 2006, respectively. In management’s opinion, interest rates paid on these deposits, where applicable, are available to others at the same terms.

Note 9 Leasing Arrangements
The Company and banking subsidiaries have entered into various noncancelable operating leases for office and branch locations. These noncancelable operating leases are subject to renewal options under various terms. Some leases provide for periodic rate adjustments based on cost-of-living index changes. Rental expense in 2007, 2006 and 2005 was approximately $1.1 million, $1.1 million and $795,000, respectively. Future minimum payments under noncancelable operating leases that have initial or remaining lease terms in excess of one year are as follows:

Years ending December 31,
(In thousands)	Amount
2008	$1,163
2009	998
2010	944
2011	958
2012	855
2013 and thereafter	302

Total	$5,220

Note 10 Income Taxes
Income tax expense for 2007, 2006 and 2005 consists of:

(In thousands)	2007	2006	2005
Current:
Federal	$1,415	$1,925	$1,892
District of Columbia	413	462	538

	1,828	2,387	2,430

Deferred tax benefit:
Federal	(653)	(76)	(177)
District of Columbia	(79)	(15)	(58)

	(732)	(91)	(235)

Total:
Federal	762	1,849	1,715
District of Columbia	334	447	480

	$1,096	$2,296	$2,195

Income tax expense differed from the amounts computed by applying the statutory Federal income tax rate of 34 % to pretax income, as a result of the following:

	2007		2006		2005
(Dollars in thousands)	Amount	%	Amount	%	Amount	%

Tax expense at statutory rate	$1,413	34.0%	$2,037	34.0%	$1,875	34.0%

State and local taxes based on income, net of Federal tax effect	220	5.3%	295	4.9%	317	5.7%

Reversal of NOL valuation allowance	(525)	-12.6%	—	—	—	—

Other, net	(12)	-0.3%	(36)	-0.6%	3	0.1%

Total	$1,096	26.4%	$2,296	38.3%	$2,195	39.8%

The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006:

(In thousands)	2007	2006
Deferred tax assets:
Allowance for loan losses	$1,548	$1,493
Purchase fair market value adjustments on loans	104	147
Unrealized loss on investment securities	485	337
Unrealized net actuarial (gains) losses — pension plan	(14)	68
Compensated absences	27	23
Deferred rent	156	116
Interest on nonaccrual loans	262	39
Net operating loss carryforward	632	722
Other	49	66

Total gross deferred tax assets	$3,249	$3,011
Valuation allowance	—	(722)

Total deferred tax assets	$3,249	$2,289

Deferred tax liabilities:
Fixed assets	$807	$834
Core deposit intangible	—	69

Total gross deferred tax liabilities	$807	$903

Net deferred tax assets	$2,442	$1,386

In 2006, the Company recorded a valuation allowance which eliminated the net deferred tax asset for the net operating loss (NOL) carryover related to CB&T. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are calculated to be available to reduce taxable income. Realization of the deferred tax asset related to the net operating loss carryforward of CB&T is further limited under IRC Section 382 to approximately $109,000 per year. In 2006, CB&T had a taxable loss of $244,000 and taxable income before the NOL deduction of $349,000 in 2007. In the fourth quarter of 2007, the Company’s management estimated that it was more likely than not CB&T will continue to earn sufficient taxable income in the future and expects to be able to use the balance of the NOL carryforward available under IRC Section 382 limitation. As a result, the company’s management decided that it would be appropriate to reverse the CB&T NOL valuation in the fourth quarter of 2007.
Note 11 Short-term Borrowings
Short-term borrowings consist of securities sold under repurchase agreements, Federal funds purchased, and FHLB advances. Federal funds purchased represent funds borrowed overnight, and FHLB advances include overnight borrowings or advances with terms of three months or less. Unused Federal fund lines of credit at December 31, 2007 were $31.0 million. There were no outstanding Federal funds purchased or daily FHLB advances at December 31, 2007 or December 31, 2006. Outstanding repurchase agreements at December 31, 2007 were $8.5 million, compared to $2.4 million at December 31, 2006. Securities sold under repurchase agreements generally involve the receipt of immediately available funds which mature in one business day or roll over under a continuing contract. In accordance with these contracts, the underlying securities sold are segregated from the Company’s other investment securities.

Short-term borrowings for 2007 and 2006 are summarized below:

(Dollars in thousands)	2007	2006
Year end balance	$8,494	$2,378
Average balance	5,175	16,216
Maximum month-end outstanding	12,578	30,026
Average interest rate for the year	2.78%	4.72%
Average interest rate at year end	3.32%	1.32%
Note 12 Long-term Debt
ANB maintains a line of credit with the Federal Home Loan Bank of Atlanta (FHLB) for advances collateralized with a blanket floating lien on first mortgages and commercial real estate. Additional FHLB advances are available up to 20% of assets and would require the pledging of additional qualifying assets. Unused borrowing capacity at December 31, 2007 is approximately $58.2 million.
In March of 2007, the Company obtained a convertible advance from the FHLB in the amount of $10.0 million at a fixed rate of 4.286% with a maturity date of March 9, 2012. Interest only payments are due quarterly. The FHLB has the option on March 9, 2008 or on any interest payment date thereafter to convert the interest rate on this advance from a fixed rate to a variable rate based on the three month Libor rate.
On July 27, 2007, the Company converted a term note for a $5.0 million loan from interest only payments due monthly at variable Prime rate to a variable Prime rate less 50 basis points with principal and interest payments due monthly and maturing on July 27, 2014. The loan is secured by 80,000 shares or 50% of the issued and outstanding capital stock of ANB. The note interest rate at December 31, 2007 and 2006 was 6.75% and 8.25%, respectively. The proceeds of the loan were used to fund a capital infusion to CB&T at acquisition on July 29, 2005 as required by its regulators.
Long-term debt at December 31, 2007 and 2006 consisted of the following:

(Dollars in thousands)	Rate	2007	2006
FHLB borrowings due on March 21, 2008	2.990%	$200	$1,000
FHLB borrowings due on December 1, 2008	6.950%	151	288
FHLB borrowings due on March 9, 2012	4.286%	10,000	—
Term note due July 27, 2014	Variable- equal to Prime rate less 1/2%	4,769	5,000

Total		$15,120	$6,288

Annual principal payments for the advances and loan as of December 31, 2006 are as follows:

Amount
Year ending December 31,	(In thousands)
2008	$971
2009	665
2010	712
2011	762
2012	10,815
After 2012	1,195

Total	$15,120

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. Collateral is obtained based on management’s assessment of the customer’s credit. Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extension of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specific maturity date and may ultimately be drawn upon to the total extent to which the Company is committed.
Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party and are primarily issued to support public and private borrowing arrangements. The majority of letters of credit issued have expiration dates of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments, and at December 31, 2007 and 2006, such collateral amounted to $3.6 million and $5.4 million, respectively. The fair value of the standby letter of credit guarantees was nominal and the liability recorded at December 31, 2007 was $42,000, compared to $0 in 2006.
At December 31, 2007 and 2006, the following financial instruments were outstanding whose contracts represent credit risk:

(Dollars in thousands)	2007	2006
Commitment to originate loans	$10,187	$23,240
Unfunded commitments under lines of credit	104,134	112,350
Commercial and standby letters of credit	3,754	5,652
Portion of letters of credit collateralized	95%	95%
The Company and the Banks are defendants in litigation and claims arising from the normal course of business. Based upon consultation with legal counsel, management is of the opinion that the outcome of any claims and pending or threatened litigation will not have a material adverse impact on the Company’s financial position, results of operations or liquidity.
Note 14 Restrictions on Dividend Payments and Loans by Affiliated Banks
The primary source of dividends paid by the Company to its shareholders is dividends received from the Banks. Federal regulations restrict the total dividend payments that a banking association may make during any calendar year to the total net income of the banks for the current year plus retained net income for the preceding two years, without prior regulatory approval. At December 31, 2007, approximately $3.8 million of retained earnings of the Banks was available for dividend declarations. Restrictions are also imposed upon the ability of the Banks to make loans to the Company, purchase stock in the Company or use the Company’s securities as collateral for indebtedness of the Banks. At December 31, 2007, the Company and the Banks were in compliance with regulatory requirements.
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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007, that the Company and the Banks meet all capital adequacy requirements to which they are subject. The most recent notification from the primary regulators for each of the Company’s affiliated banking institutions categorized them as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since then that management believes have changed the Banks’ category. The following table presents the capital position of the Company and the Banks relative to their various minimum statutory and regulatory capital requirements at December 31, 2007 and 2006.

					Minimum To Be Well
					Capitalized Under
			Minimum Capital		Prompt Corrective Action
	Actual		Requirements		Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2007:
Total capital to risk weighted assets:
Consolidated	$36,305	10.42%	$27,875	8.00%	(1)
ANB	30,648	10.75%	22,799	8.00%	28,498	10.00%
CB&T	9,724	15.49%	5,023	8.00%	6,279	10.00%

Tier 1 capital to risk weighted assets:
Consolidated	32,103	9.21%	13,937	4.00%	(1)
ANB	27,481	9.64%	11,399	4.00%	17,099	6.00%
CB&T	8,936	14.23%	2,512	4.00%	3,767	6.00%

Tier I capital to average assets:
Consolidated	32,103	7.21%	17,807	4.00%	(1)
ANB	27,481	7.77%	14,150	4.00%	17,688	5.00%
CB&T	8,936	9.81%	3,643	4.00%	4,554	5.00%

(1)	The Company is not subject to this requirement.

					Minimum To Be Well
					Capitalized Under
			Minimum Capital		Prompt Corrective Action
	Actual		Requirements		Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2006
Total capital to risk weighted assets:
Consolidated	$34,965	9.77%	$28,630	8.00%	(1)
ANB	30,609	10.29%	23,796	8.00%	29,744	10.00%
CB&T	8,682	14.52%	4,782	8.00%	5,978	10.00%

Tier 1 capital to risk weighted assets:
Consolidated	30,534	8.53%	14,315	4.00%	(1)
ANB	26,883	9.04%	11,898	4.00%	17,847	6.00%
CB&T	7,932	13.27%	2,391	4.00%	3,587	6.00%

Tier I capital to average assets:
Consolidated	30,534	7.62%	16,020	4.00%	(1)
ANB	26,883	8.49%	12,662	4.00%	15,828	5.00%
CB&T	7,932	9.48%	3,346	4.00%	4,182	5.00%

(1)	The Company is not subject to this requirement.

Note 16 Benefit Plans
The Company has various stock option plans for directors and certain key employees. At December 31, 2007, there were 179,974 shares of common stock reserved for future issuance under the stock option plans of which there were 9,818 shares under option outstanding. The terms of the options are determined by the Board of Directors. Options vest over three years, and no options may be exercised beyond ten years from the grant date. The option price for the 2000 Stock Option Plan was 90% of the fair market value at the date of the grant.
The fair value of each option grant is estimated on the date of the grant using a Black-Scholes option pricing model. At December 31, 2007, the options outstanding have a weighted remaining average contractual life of 2.1 years. Compensation expense for stock options was recorded in salary expense over the vesting period. There were no options granted and no compensation expense for stock option plans was recorded for the years 2007, 2006, and 2005. The aggregate intrinsic value, the amount that the market value of the underlying stock exceeds the exercise price of the option, for the 9,818 options outstanding at December 31, 2007 was $51,000. The aggregate intrinsic value of the options exercised in 2007 and 2005 was $7,000 and $9,000, respectively.
The following is a summary of activity of the Company’s stock option plans for 2007, 2006 and 2005:

	December 31,
	2007		2006		2005
		Weighted		Weighted		Weighted
	Shares	Average	Shares	Average	Shares	Average
	Under	Exercise	Under	Exercise	Under	Exercise
	Option	Price	Option	Price	Option	Price
Outstanding at beginning of year	10,588	$5.21	10,588	$5.21	12,100	$5.21
Granted	—	—	—	—	—	—
Exercised	(770)	$5.21	—	—	(756)	$5.21
Forfeited/expired	—	—	—	—	(756)	$5.21

Outstanding at end of year	9,818	$5.21	10,588	$5.21	10,588	$5.21

Exercisable at end of year	9,818	$5.21	10,588	$5.21	10,588	$5.21
Weighted average fair value of options granted	—	—	—	—	—	—
The Company offers an Employee Stock Ownership Plan (“ESOP”) with 401(k) provisions. Participants may make pre-tax and after-tax contributions to the 401(k) up to the maximum allowable under Federal regulations. The Company matches the pre-tax employee participant’s contributions at a rate of 100% of the first 3% of the employee’s qualifying salary and 50% up to the next 2% of salary. The Company’s 401(k) contribution expense was $156,000, $136,000 and $103,000 for the years ended December 31, 2007, 2006 and 2005, respectively, which is included in “Salaries and Benefits” in the accompanying consolidated statements of income. Employees participate in a nonleveraged ESOP through which common stock of the Company is purchased at its market price for the benefit of the employees. The Board of Directors may elect to pay a discretionary contribution on an annual basis, which vests at the end of the third year. There was no ESOP expense in 2007, and approximately $25,000 and $20,000 for 2006 and 2005, respectively. At December 31, 2007, the ESOP held 53,760 shares of the Company’s common stock. The ESOP is accounted for in accordance with Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” Shares held by the ESOP are treated as outstanding in computing earnings per share.

Note 17 Pension Plan
CB&T maintains a noncontributory defined benefit pension plan. Pension benefits vest after five years of service, and were based on years of service and average final salary. During 1997, CB&T froze the accrual of future service benefits; however, benefits continued to accrue for future compensation adjustments. In 2003, the compensation levels were frozen at current rates for benefit calculation purposes. On January 10, 2007, the CB&T Board of Directors adopted a resolution to terminate the pension plan effective March 31, 2007. All participants became 100% vested on that date. The plan is in the process of distributing all benefit liabilities. The Company recognized a settlement expense of $79,000 in 2007 which was accounted for under SFAS No. 88. The plan maintains a September 30 year-end for computing plan assets and benefit obligations.
Obligations and funded status of pension plan at measurement date:

	Years Ended September 30,
(In thousands)	2007	2006
Change in benefit obligation:
Benefit obligation, beginning	$4,859	$4,795
Interest cost	270	267
Actuarial (gain) loss	(71)	65
Benefits paid	(4,328)	(268)

Benefit obligation, ending	$730	$4,859

Change in plan assets:
Fair value of plan assets, beginning	$4,755	$4,074
Actual return on plan assets	423	249
Employer contribution	0	700
Benefits paid	(4,328)	(268)

Fair value of plan assets, ending	$850	$4,755

Funded status, ending	$120	($104)
Assumed discount rates of 6.25% and 5.75% were used to determine the benefit obligation at September 30, 2007 and 2006, respectively.
The amount recognized in accumulated other comprehensive income were a net gain of $43,000 at September 30, 2007 and a net loss of $198,000 at September 30, 2006. The net gain was recorded net of a deferred tax expense of $14,000 in 2007 and the net loss was recorded net of a deferred tax benefit of $68,000 in 2006. Amounts recognized in the balance sheet consist of:

	Years ended December 31,
(In thousands)	2007	2006

Noncurrent assets	$120	—
Noncurrent liabilities	—	($104)
Accumulated other comprehensive (gain) loss-net of deferred tax (expense) benefit	(29)	130
The accumulated benefit obligation for the pension plan was $730,000 as of September 30, 2007 and $4.9 million as of September 30, 2006. Information for plans with an accumulated benefit in excess of the plan assets is as follows:

	Years ended September 30,
(In thousands)	2007	2006
Projected benefit obligation	N/A	$4,859
Accumulated benefit obligation	N/A	$4,859
Fair value of plan assets	N/A	$4,755

Components of net periodic costs were as follows:

	Years ended December 31,
(In thousands)	2007	2006
Interest cost	$270	$267
Expected return on plan assets	(331)	(284)
Recognized net actuarial loss	—	—

Net periodic benefit cost	($61)	($17)

Assumptions used to determine net periodic pension cost were as follows:

	Years ended December 31,
Weighted-average assumptions	2007	2006
Discount rate	5.75%	5.75%
Expected long-term return on plan assets	7.00%	7.00%
The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. In estimating that rate, consideration was given to both historical returns and returns expected to be available for reinvestment.
The percentages of fair value of total plan assets held at September 30, 2007 and 2006 by asset category were as follows:

	Years ended September 30,
Asset Allocation	2007	2006
Equity securities	0.0%	55.2%
Debt securities	0.0%	29.8%
Cash and equivalents	100.0%	15.0%

	100.0%	100.0%

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

(In thousands)	Pension Benefit
9/1/07 — 8/31/08	$861
9/1/08 — 8/31/09	—
9/1/09 — 8/31/10	—
9/1/10 — 8/31/11	—
9/1/11 — 8/31/12	—
9/1/12 — 8/31/17	—

Note 18 Other Operating Expense
The following is a summary of the significant components of noninterest expense “other operating expense.”

(In thousands)	2007	2006	2005
Advertising	$717	$642	$235
Bank security	186	194	136
Director and committee fees	241	228	233
Insurance	193	172	191
Loan expense	214	76	106
Stationery and office supplies	188	183	170
Taxes, other	123	134	73
Telephone	168	149	106
Travel	190	158	147
Other	994	785	620

Total other operating expense	$3,214	$2,721	$2,017

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
The following table presents the estimated fair values of the Company’s financial instruments at December 31, 2007 and 2006 and is followed by a general description of the methods and assumptions used to estimate such fair values.

	December 31, 2007		December 31, 2006
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$15,567	$15,567	$13,729	$13,729
Federal funds sold and interest-earning deposits in other banks	33,196	33,196	13,834	13,834
Investment securities available for sale	66,392	66,392	45,347	45,347
Investment securities held to maturity	13,309	13,269	17,722	17,418
Loans, net	303,281	318,408	303,525	312,591
Accrued interest receivable	2,231	2,231	2,287	2,287
Financial Liabilities:
Deposits	386,942	378,717	363,590	347,436
Short-term borrowings	8,494	8,494	2,378	2,378
Long-term debt	15,120	16,952	6,288	6,272
Accrued interest payable	1,960	1,960	1,640	1,640

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
Off-balance sheet credit-related instruments. Loan commitments on which the committed interest rate is less than the current market rate were insignificant at December 31, 2007 and 2006. The estimated fair value of fee income on letters of credit at December 31, 2007 and 2006 was insignificant.

Note 20 Parent Company Only Financial Statements
The Parent Company’s condensed balance sheets at December 31, 2007 and 2006, and related condensed statements of income and cash flows for years ended 2007, 2006, and 2005 are as follows:
Condensed Balance Sheets
(In thousands)

	December 31,
	2007	2006
Assets:
Cash in bank	$78	$285
Investment in subsidiary banks	35,753	34,462
Other assets	414	456

Total assets	$36,245	$35,203

Liabilities and Stockholders’ Equity
Long-term debt	$4,769	$5,000
Other liabilities	37	21
Stockholders’ equity	31,439	30,182

Total liabilities and stockholders’ equity	$36,245	$35,203

Condensed Statements of Income
(In thousands)

	Years Ended December 31,
	2007	2006	2005
Income
Dividends from subsidiary banks	$2,325	$3,000	$2,525

Total income	2,325	3,000	2,525

Expenses
Professional fees	79	47	53
Interest expense	394	435	170
Other	512	619	458

Total expenses	985	1,101	681

Income before taxes and equity in undistributed net income of subsidiaries	1,340	1,899	1,844
Income tax benefit	(400)	(447)	(276)

Income before equity in undistributed earnings of subsidiaries	1,740	2,346	2,120
Equity in undistributed net income of subsidiaries	1,319	1,350	1,200

Net Income	$3,059	$3,696	$3,320

Condensed Statement of Cash Flows
(In thousands)

	Years Ended December 31,
	2007	2006	2005
Operating Activities:
Net income	$3,059	$3,696	$3,320
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(1,319)	(1,350)	(1,200)
Other, net	56	(215)	(103)

Net cash provided by operating activities	1,796	2,131	2,017

Investing Activities:
Capital infusion in subsidiary	—	—	(5,000)

Net cash used by investing activities	—	—	(5,000)

Financing Activities:
Proceeds from issuance of common stock, net	4	—	3
Cash in lieu of 10% stock dividend on fractional shares	—	—	(3)
Retired shares of common stock	—	(12)	—
Purchased treasury stock	(45)	(112)	—
Cash paid in acquisition	—	—	(448)
Stock issuance costs	—	—	(14)
Proceeds from long-term debt	—	—	5,000
Repayment of long-term debt	(231)	—	—
Cash dividends paid to stockholders	(1,731)	(1,731)	(1,696)

Net cash (used) provided in financing activities	(2,003)	(1,855)	2,842

Net (decrease) increase in cash and cash equivalents	(207)	276	(141)
Cash and cash equivalents at beginning of year	285	9	150

Cash and cash equivalents at end of year	$78	$285	$9

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
Information about the reportable segments and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, follows:

	Segment Results and Reconciliation for Years Ended December 31,
	The Adams	Consolidated			Intercompany
(Dollars in thousands)	National Bank	Bank & Trust(1)	Other (2)		Eliminations	Consolidated Totals
2007:
Interest income	$24,483	$5,768	$—		$—	$30,251
Interest expense	11,531	1,674	394		—	13,599
Net interest income (expense)	12,952	4,094	(394)		—	16,652
Provision (credit) for loan losses	300	(40)	—		—	260
Noninterest income	1,311	414	3,644		(3,744)	1,625
Noninterest expense	9,254	4,117	591		(100)	13,862
Net income	2,823	821	3,059		(3,644)	3,059
Assets	356,879	88,582	36,245		(35,831)	445,875
Return on average assets (annualized)	0.80%	0.91%	NM	(3)	—	0.69%
Return on average equity (annualized)	10.39%	10.01%	NM	(3)	—	9.92%
2006:
Interest income	$21,225	4,920	$—		—	$26,145
Interest expense	7,935	1,038	435		—	9,408
Net interest income (expense)	13,290	3,882	(435)		—	16,737
Provision (credit)for loan losses	250	(482)	—		—	(232)
Noninterest income	1,694	536	4,350		(4,450)	2,130
Noninterest expense	8,774	3,767	666		(100)	13,107
Net income	3,565	785	3,696		(4,350)	3,696
Assets	322,828	82,218	35,203		(34,747)	405,502
Return on average assets (annualized)	1.22%	0.99%	NM	(3)	—	0.99%
Return on average equity (annualized)	13.68%	9.96%	NM	(3)	—	12.78%
2005:
Interest income	$16,762	$1,701	$—		($2)	$18,461
Interest expense	3,826	313	170		(2)	4,307
Net interest income (expense)	12,936	1,388	(170)		—	14,154
Provision for loan losses	310	—	—		—	310
Noninterest income	1,793	218	3,725		(3,825)	1,911
Noninterest expense	8,160	1,669	511		(100)	10,240
Net income	3,767	(42)	3,320		(3,725)	3,320
Assets	270,117	72,659	33,127		(32,873)	343,030
Return on average assets (annualized)	1.46%	(0.14%)	NM	(3)	—	1.15%
Return on average equity (annualized)	14.70%	(1.31%)	NM	(3)	—	12.49%

(1)	CB&T results are included from date of acquisition, July 29, 2005.

(2)	Amounts represent parent company before intercompany eliminations. See Note 20 of the Notes to Consolidated Financial Statements.

(3)	Not considered a meaningful performance ratio for parent company.

Description of significant amounts included in the intercompany eliminations column in the segment report schedule are as follows:

(In thousands)	2007	2006	2005
Noninterest income- elimination of parent company’s undistributed earnings from subsidiaries	($3,644)	($4,350)	($3,725)

Net income-elimination of parent company’s earnings from subsidiaries	($3,644)	($4,350)	($3,725)

Assets- elimination of parent company’s investment in subsidiaries	($35,831)	($34,462)	($32,824)
Note 22 Comprehensive Income
Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and unrealized gains and losses on pension plan assets and benefit obligations. There were no reclassification adjustments, for gains or losses from components of other comprehensive income, realized in income in either 2007 or 2006.
The components of accumulated other comprehensive income, included in stockholders’equity, are as follows:

	December 31,	December 31
(In thousands)	2007	2006
Net unrealized losses on securities available for sale	($1,177)	($841)
Tax effect	484	337

Net-of-tax amount	(693)	(504)

Net unrealized gains (losses) on pension plan assets and benefit obligations	43	(198)
Tax effect	(14)	68

Net-of-tax amount	29	(130)

Total accumulated other comprehensive income	($664)	($634)

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

Abigail Adams National Bancorp
Stock Performance Graph
     Set forth hereunder is a performance graph comparing (a) the total return on the common stock of the Company for the period beginning on December 31, 2002, through December 31, 2007, (b) the cumulative total return on stocks included in the NASDAQ Composite over such period, and (c) the cumulative total return on stocks included in the SNL NASDAQ Bank Index over such period. The cumulative total return on the Company’s common stock was computed assuming the reinvestment of cash dividends.
     Assuming an initial investment in the common stock of Abigail Adams National Bancorp, Inc. of $100.00 on December 31, 2002 with dividends reinvested, the cumulative total value of the investment on December 31, 2007 would be $89.95. There can be no assurance that the Company’s stock performance will continue in the future with the same or similar trend depicted in the graph. The Company will not make or endorse any predictions as to future stock performance.

	Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07

Abigail Adams National Bancorp, Inc.	100.00	130.59	150.26	112.41	111.11	89.95
NASDAQ Composite	100.00	150.01	162.89	165.13	180.85	198.60
SNL NASDAQ Bank Index	100.00	129.08	147.94	143.43	161.02	126.42

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
ANNUAL MEETING:
The annual meeting of shareholders of Abigail Adams National Bancorp will be held at 3:00 p.m. on Tuesday, May 20, 2008 at the Corporate Headquarters at the address listed above.
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